As filed with the Securities and Exchange Commission on July 27, 2009

Registration No. 333-152977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CNC Development Ltd.	InterAmerican Acquisition Group Inc.
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

British Virgin Islands	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

6770	6770
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	20-2828369
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William C. Morro, Chief Executive Officer
2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Auguste
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Fax: (212) 715-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Stock Purchase Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act., check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security (l)	Proposed Maximum Aggregate Offering Price (l)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.0001 par value, and one Warrant	5,750,000 Units	$9.60	$55,200,000	$2,169.36
Shares of Common Stock included as part of the Units	1,064,172 Shares			(2)
Shares of Series A Preferred Stock included as part of the Units	5,093,324 Preferred Shares			(2)
Warrants included as part of the Units	5,750,000 Warrants			(2)
Shares of Common Stock underlying the Warrants included in the Units (3)	1,064,172 Shares	$5.00	$5,320,860	$296.90
Shares of Series A Preferred Stock underlying the Warrants included in the Units (3)	5,093,324 Preferred Shares	$5.00	$25,466,620	$1,421.04
Shares of Common Stock underlying an aggregate of 55,850 Insider Warrants (3)	10,336 Shares	$5.00	$51,680	$2.88
Shares of Series A Preferred Stock underlying an aggregate of 55,850 Insider Warrants (3)	49,471 Preferred Shares	$5.00	$247,355	$13.80
Shares of Common Stock held by Insiders	231,342 Shares	$7.65 (4)	$1,769,766	$98.75
Shares of Series A Preferred Stock held by Insiders	1,107,205 Preferred Shares	$7.65 (4)	$8,470,118	$472.63
Shares of Common Stock offered in exchange for shares of Sing Kung, Limited Common Stock	1,076,070 Shares	N/A	$139,889(5)	$7.81
Shares of Series A Preferred Stock offered in exchange for shares of Sing Kung, Limited Preferred Stock	5,371,548 Preferred Shares	N/A	$16,114,644(6)	$899.20
Total Fee Due				$5,382.37(7)

(1)	Based on the market price of the Units or exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(l) and Rule 457(g)(l).

(2)	No fee pursuant to Rule 457(g).

(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

(4)	Based on the market price of a share of common stock on August 8, 2008.

(5)	Computed on the basis of the book value of Sing Kung, Limited common stock pursuant to Rule 457(f)(2).

(6)	Computed on the basis of the book value of Sing Kung, Limited preferred stock pursuant to Rule 457(f)(2).

(7)	An aggregate of $4,003.24 was previously paid. Accordingly, a fee of $1,379.13 has been paid in connection with this filing for a total registration fee of $5,382.37.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, California 92103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [___________], 2009

TO ALL THE STOCKHOLDERS OF INTERAMERICAN ACQUISITION GROUP INC.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of InterAmerican Acquisition Group Inc. (“IAG”), a Delaware corporation, will be held [____] a.m. New York City time, on [___________], 2009, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, for the following purposes:

●
To consider and vote upon a proposal to adopt the transactions contemplated by the amended and restated stock purchase agreement, dated as of May 15, 2008, as amended on November 28, 2008 and July 17, 2009, among IAG, Cho Kwan, certain other holders of common stock of Sing Kung Limited, a British Virgin Islands company (“Sing Kung”), and Sing Kung. The adoption of the transactions contemplated by the stock purchase agreement is in connection with IAG’s acquisition of Sing Kung and its business operations in China;

●
To consider and vote upon the merger of IAG with and into its wholly owned subsidiary, CNC Development Ltd. (“CNC”), formed under the laws of the British Virgin Islands, for the purposes of redomestication of IAG to the British Virgin Islands;

●	To consider and vote upon a proposal to adopt the Sing Kung 2008 Equity Plan;

●
To consider and vote upon a proposal to approve the dissolution of IAG and the proposed plan of liquidation for implementation in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine;

●
To consider and vote upon a proposal to authorize IAG’s board of directors or its chairman, in their discretion, to take such actions as may be required to reduce the number of authorized shares of preferred stock to zero and to reduce the number of authorized shares of common stock to 7,000,000 in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine; and

●
To consider and vote upon a proposal to authorize IAG’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposals.

Sing Kung owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd. (“Century City”). Century City is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC” and, together with Century City, the “Subsidiaries”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. The business IAG will operate after the acquisition of Sing Kung will be that of the Subsidiaries.

The board of directors has fixed the close of business on [__________], 2009 as the record date for which IAG stockholders are entitled to receive notice of, and to vote at, the IAG special meeting and any adjournments thereof. Only the holders of record of IAG common stock on that date are entitled to have their votes counted at the IAG special meeting and any adjournments or postponements of that meeting.

IAG will not transact any other business at the special meeting, except for business properly brought before the special meeting (or any adjournment or postponement of the meeting) by IAG’s board of directors.

Your vote is important. Please indicate your votes on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of IAG common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the stock purchase agreement and the redomestication merger.

The board of directors of IAG unanimously recommends that you vote “FOR” the approval of each of the proposals noted above.

By Order of the Board of Directors,

William C. Morro, Chairman of the Board

[___________], 2009

[Alternate cover page for exchange offer to holders of Sing Kung Limited common stock who are not parties to the stock purchase agreement with IAG and holders of Sing Kung Limited preferred stock]

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. CNC MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND CNC IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange
Each 2.36854 Outstanding Shares of Common Stock
of
SING KUNG LIMITED
for One Share of Common Stock of
CNC DEVELOPMENT LTD.

and

Offer to Exchange
Each 0.54267 Outstanding  Shares of Preferred Stock
of
SING KUNG LIMITED
for One Share of Class A Preferred Stock of
CNC DEVELOPMENT LTD.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 4, 2010, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

CNC Development Ltd., which is referred to in this prospectus and offer to exchange as CNC, is a wholly-owned subsidiary of InterAmerican Acquisition Group Inc., which is referred to in this prospectus and offer to exchange as IAG. CNC is offering to exchange (A) one share of its common stock for each 2.36854 issued and outstanding shares of common stock of Sing Kung Limited, which is referred to in this prospectus and offer to exchange as Sing Kung, and (B) one share of its Class A cumulative convertible preferred stock (the "Class A Preferred Stock") for each 0.54267 issued and outstanding shares of preferred stock of Sing Kung. If holders of all shares of common stock of Sing Kung who are not parties to the stock purchase agreement with IAG accept this offer to exchange, then CNC would issue 1,076,070 shares of its common stock. If holders of all shares of preferred stock of Sing Kung accept this offer to exchange, then CNC would issue 5,371,548 shares of its Class A Preferred Stock.  This offer to exchange is on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

The purpose of the offer is for CNC to acquire control of additional equity interests of Sing Kung. This exchange offer is the final step in CNC’s plan to acquire outstanding shares of Sing Kung. CNC has already agreed to acquire substantially all of the common stock of Sing Kung pursuant to the stock purchase agreement, which constitutes 84.1% of the outstanding equity interests of Sing Kung (on a fully diluted basis).

CNC’s obligation to exchange shares of CNC common stock for Sing Kung common stock and CNC Class A Preferred Stock for Sing Kung preferred stock is subject to certain conditions that are more fully described in the section captioned “The Exchange Offer—Conditions of the Offer.”

CNC intends to apply for listing on the Nasdaq Stock Market effective on the consummation of its acquisition of the common stock of Sing Kung pursuant to the stock purchase agreement and the concurrent redomestication merger by which IAG will be merged with and into CNC.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 50.

CNC has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CNC.

CNC IS NOT ASKING HOLDERS OF SING KUNG COMMON STOCK OR HOLDERS OF SING KUNG PREFERRED STOCK  FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CNC A PROXY FOR ANY ANNUAL OR SPECIAL MEETING OF IAG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus and offer to exchange is [_____________], 2009.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
INTERAMERICAN ACQUISITION GROUP INC.

PROSPECTUS FOR UP TO 5,750,000 UNITS, 3,446,092 SHARES OF COMMON STOCK, 16,714,872 SHARES OF
CLASS A PREFERRED STOCK AND 5,750,000 WARRANTS OF CNC

The board of directors of InterAmerican Acquisition Group Inc. (“IAG”) and its wholly-owned subsidiary, CNC Development Ltd. (“CNC”), have unanimously approved:

●
the acquisition of 94.9% of the common stock of Sing Kung Limited (“Sing Kung”) pursuant to a stock purchase agreement (the “stock purchase agreement”) whereby IAG will purchase substantially all of the outstanding shares of common stock of Sing Kung from the sellers named therein (the “Sing Kung Stockholders”);

●
an exchange offer to acquire (A) all of the outstanding shares of common stock of Sing Kung from the holders of common stock who are not parties to the stock purchase agreement with IAG and (B) all of the outstanding shares of preferred stock of Sing Kung from the holders of such preferred stock;

●	the simultaneous redomestication of IAG from the State of Delaware to the British Virgin Islands, through a merger of IAG with and into CNC;

●
the proposed plan of liquidation in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine;

●
the reduction in the number of authorized shares of preferred stock to zero and the number of authorized shares of common stock to 7,000,000 in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine; and

●
the adjournment or postponement of the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposals.

Sing Kung is a holding company that owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd. (“Century City”). Century City is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC” and, together with Century City, the “Subsidiaries”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. The business IAG will operate after the acquisition of Sing Kung will be that of the Subsidiaries. The Sing Kung Stockholders will own approximately 77.0% of the outstanding shares of IAG immediately after the acquisition assuming a 100% participation in the exchange offer by the holders of Sing Kung common stock who are not parties to the stock purchase agreement and the holders of Sing Kung preferred stock.

All of the shares covered by this registration statement will be issued either to existing security holders of IAG in the redomestication merger or to Sing Kung common stockholders that are not parties to the stock purchase agreement and the holders of Sing Kung preferred stock in the exchange offer. In the redomestication merger, CNC will issue its securities in exchange for the outstanding securities of IAG. Holders of IAG units will receive one CNC unit for every IAG unit. Holders of IAG common stock will receive 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A cumulative convertible preferred stock (the "Class A Preferred Stock") for every share of IAG common stock. Holders of IAG warrants will receive one CNC warrant for every IAG warrant, which CNC warrant will be exercisable for 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A Preferred Stock, in lieu of one share of IAG common stock. All of the registered securities will be issued by CNC and IAG is a co-registrant of this registration statement solely for the purpose of seeking security holder approval of the proposals being submitted at the special meeting. This registration statement covers an aggregate of 5,750,000 units, 3,446,092 shares of common stock (consisting of 1,064,172 shares of common stock underlying the units, 1,064,172 shares issuable upon exercise of the IAG warrants included in the units, 10,336 shares issuable upon exercise of the warrants held by IAG’s management and special advisors issued to them in various private placements, 231,342 shares held by IAG’s management and special advisors, and 1,076,070 shares in connection with the exchange offer), 16,714,872 shares of Class A Preferred Stock (consisting of 5,093,324 shares of Class A Preferred Stock underlying the units, 5,093,324 shares of Class A Preferred Stock issuable upon exercise of the IAG warrants included in the units, 49,471 shares of Class A Preferred Stock issuable upon exercise of the warrants held by IAG’s management and special advisors issued to them in various private placements, 1,107,205 shares of Class A Preferred Stock held by IAG’s management and special advisors, and 5,371,548 shares of Class A Preferred Stock in connection with the exchange offer), and 5,750,000 warrants (consisting of 5,750,000 warrants issued in IAG’s initial public offering).

IAG’s common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols IAQG, IAQGW and IAQGU, respectively. CNC intends to apply to have its securities listed on the Nasdaq Stock Market. If the CNC securities are not listed on Nasdaq, they will trade on the OTCBB.

After careful consideration of the terms and conditions of the proposed stock purchase agreement, the redomestication merger, the stock option plan, the conditional dissolution and plan of liquidation, the conditional share reduction and the adjournment, the board of directors of IAG has determined that each of the proposals and the transactions contemplated thereby are fair to and in the best interests of IAG and its stockholders. The board of directors of IAG unanimously recommends that you vote or give instruction to vote “FOR” the approval of the stock purchase agreement, the redomestication merger, the stock option plan, the conditional dissolution and plan of liquidation, the conditional share reduction and the adjournment.

This proxy statement/prospectus provides you with detailed information about the acquisition of Sing Kung, the redomestication merger, the stock option plan, the conditional dissolution and plan of liquidation, the conditional share reduction and the adjournment, and the special meeting of stockholders. It also provides information about the exchange offer being made to the holders of common stock of Sing Kung who are not parties to the stock purchase agreement with IAG and the holders of Sing Kung preferred stock. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS, WHICH BEGIN ON PAGE 50.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [__________], 2009, AND IS FIRST BEING MAILED TO IAG STOCKHOLDERS ON OR ABOUT [__________], 2009.

ANNEXES

A—Form of Stock Purchase Agreement, as amended
B—Form of CNC Amended and Restated Memorandum and Articles of Association
C—Sing Kung 2008 Equity Plan
D—Form of CNC Audit Committee Charter
E—Form of CNC Nominating Committee Charter
F—Form of CNC Code of Ethics
G—Section 262 of the Delaware General Corporation Law
H—Plan of Liquidation of InterAmerican Acquisition Group Inc.

This proxy statement/prospectus incorporates important business and financial information about IAG and Sing Kung that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

William C. Morro
c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209
San Diego, California 92103
(619) 298-9883

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is [__________], 2009.

The financial statements of Sing Kung are prepared using Renminbi, the currency of the Peoples Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of the proxy statement/prospectus into United States dollars at the current exchange rate. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.11 Renminbi to one United States dollar. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the United States dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the United States dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate vs. the dollar. The current exchange rate is 6.82 Renminbi to one United States Dollar. Since the company’s business is presently primarily domestic within PRC, this change will have no effect on the company’s business, but may result in a concomitant increase in its after-tax earnings when stated in dollar terms if appreciation of the Renminbi relative to the United States Dollar continues, with the opposite effect if the dollar appreciates relative to the Renminbi. In the future, the company’s earnings stated in United States dollars will fluctuate in accordance with the change in exchange rate.

Under the law of the British Virgin Islands, CNC is authorized to issue “ordinary shares” rather than “common stock” and the stockholders of CNC are referred to as “members” rather than stockholders. In this document, references that would otherwise be to ordinary shares and members are made instead to common stock and stockholders, which are terms more familiar to United States persons, whom IAG believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is IAG proposing the stock purchase?	A.
IAG was organized to effect a business combination with an operating business. IAG is proposing to acquire 94.9% of the common stock of Sing Kung pursuant to the stock purchase agreement. The adoption of the transactions contemplated by the stock purchase agreement is in connection with IAG’s acquisition of Sing Kung and its business operations in China. Sing Kung is a holding company that owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd. (“Century City”). Century City is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China, that, together with its affiliate, Shanghai New Century City Development, Ltd. (“SNC” and, together with Century City, the “Subsidiaries”), controls and operates a business engaged in the planning, development, redevelopment and operation of urban infrastructure projects. Through a series of agreements, Century City exercises control over and holds a 100% economic interest in the profits of SNC. The business IAG will operate after the acquisition of Sing Kung will be that of the Subsidiaries. Sing Kung, through its Subsidiaries, delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments or redevelop underutilized urban resources. Sing Kung’s projects encompass industrial, commercial and residential development. The range of services provided is tailored for the specific needs of its clients: newly-formed municipalities, small and mid-sized cities with limited resources or established larger urban areas that must react quickly but strategically to keep up with urbanization pressures. In addition to supporting its clients with municipal development strategy, detailed planning and project implementation, Sing Kung also offers municipal government leaders support in obtaining project financing and later phase commercialization and project marketing. Sing Kung and its predecessor company SNC have demonstrated significant growth since SNC commenced operations in 2005 and this growth has continued following Sing Kung’s acquisition of SNC in 2007. IAG believes that Sing Kung is in a position to continue to expand its business through organic growth. As a result, IAG believes that a business combination with Sing Kung will provide IAG stockholders with an opportunity to participate in a combined company with significant growth potential.

Q.	Why is IAG proposing the redomestication merger?	A.
In order to facilitate the purchase of Sing Kung, IAG is proposing the redomestication by way of merger of itself into a company formed under the laws of the British Virgin Islands. In addition, as all of the business operations of CNC will be conducted outside the United States, the redomestication will minimize operating expenses. The redomestication merger is intended to permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of Sing Kung expands.

Q.	Why is IAG proposing to adopt the Sing Kung stock option plan?	A.	IAG is proposing to adopt the Sing Kung stock option plan to enable the combined company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q.	Why is IAG proposing the conditional dissolution and plan of liquidation proposal?	A.	If the proposed transaction with Sing Kung does not receive the requisite stockholder approval, or if it does receive approval but the business combination with Sing Kung is not consummated by September 10, 2009, IAG’s certificate of incorporation requires its officers to take all actions that are necessary to dissolve and liquidate IAG as soon as reasonably practicable. Under Delaware corporate law, holders of a majority of IAG’s outstanding stock must approve its dissolution. Accordingly, IAG is seeking contingent stockholder approval of dissolution and the plan of liquidation presented in Annex H at the same time that it is seeking approval to proceed with the Sing Kung business combination.

Q.	Why is IAG proposing the conditional share reduction proposal?	A.	The conditional share reduction proposal allows IAG’s board of directors or its chairman, in their discretion, to act as necessary to reduce the number of authorized shares to equal the number of shares issued and outstanding. If the share reduction proposal is not approved, IAG will be required to continue to calculate its Delaware franchise taxes on the basis of its authorized shares being 1,000,000 shares of preferred stock and 90,000,000 shares of common stock. This requirement will result in a higher franchise tax expense over the liquidation period than if the authorized shares are reduced. As a result, funds available for distribution from the trust account will be reduced.

Q.	Why is IAG proposing the adjournment proposal?	A.	The adjournment proposal allows IAG’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the dissolution and plan of liquidation proposal.

Q.	What is being voted on?	A.
There are six proposals that you are being asked to vote on. The first proposal is to adopt the amended and restated stock purchase agreement, dated as of May 15, 2008, as amended on November 28, 2008 and July 17, 2009, and the transactions contemplated thereby (including the exchange offer). We refer to this proposal as the stock purchase proposal.

The second proposal is to approve the merger of IAG with and into CNC for purposes of redomestication to the British Virgin Islands. We refer to this proposal as the redomestication merger proposal.

The third proposal is to adopt Sing Kung’s 2008 Equity Plan. We sometimes refer to this proposal as the stock option plan proposal.

The fourth proposal is to approve the dissolution and plan of liquidation in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine. We sometimes refer to this proposal as the conditional dissolution and plan of liquidation proposal.

The fifth proposal is to approve the reduction in the number of authorized shares in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine.  We sometimes refer to this proposal as the conditional share reduction proposal.

The sixth proposal is to approve the adjournment or postponement of the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposals.  We sometimes refer to this proposal as the adjournment proposal.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase will require the affirmative vote of a majority of the outstanding shares of IAG’s common stock. However, even if a majority of IAG’s outstanding shares of common stock are voted in favor of the purchase proposal, if the holders of 1,149,425 (20%) or more shares of common stock issued in IAG’s initial public offering vote against the stock purchase and demand that IAG convert their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. No vote of the holders of IAG’s warrants is necessary to adopt the stock purchase proposal or other proposals, and IAG is not asking the warrant holders to vote on the stock purchase proposal or the other proposals. IAG will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal and each of the other proposals is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?	A.
The affirmative vote of the holders of a majority of the outstanding shares of IAG common stock is required to approve the redomestication merger proposal, and the stock purchase proposal must be adopted.

Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	What vote is required in order to adopt the conditional dissolution and plan of liquidation proposal?	A.	The affirmative vote of the holders of a majority of the outstanding shares of IAG common stock is required to approve the conditional dissolution and plan of liquidation proposal.

Q.	What vote is required in order to adopt the conditional share reduction proposal?	A.
The approval of the conditional share reduction proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock. The approval of the conditional share reduction proposal is not a condition to the approval of any of the other proposals.

Q.	What vote is required in order to adopt the adjournment proposal?	A.
The approval of the adjournment proposal will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the adjournment proposal is not a condition to the approval of any of the other proposals.

Q.	How do the IAG insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors of IAG) have agreed to vote the shares held by them on the stock purchase and redomestication merger proposals in accordance with the vote of the majority of the shares of common stock issued in IAG’s initial public offering. They have indicated that they also will vote in favor of the stock option plan proposal, the conditional dissolution and plan of liquidation proposal, the conditional share reduction proposal and the adjournment proposal. The insiders own approximately 17.9% of the common stock entitled to vote at the meeting.

Q.	What will I receive in the redomestication merger?	A.
IAG security holders will receive 0.1850734 shares of common stock of CNC and 0.8857955 shares of Class A Preferred Stock of CNC in exchange for each share of IAG common stock, and CNC will assume the outstanding IAG warrants, the terms and conditions of which will not change, except that on exercise, they will receive 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A Preferred Stock for each share of IAG common stock such holder would have received. However, as a result of the issuance of CNC shares in the stock purchase, the ownership interests of IAG stockholders will be diluted so that they will only own approximately 22.2% of CNC assuming a 100% participation in the exchange offer by the holders of Sing Kung preferred stock and the holders of Sing Kung common stock who are not parties to the stock purchase agreement, and excluding the exercise of any outstanding IAG warrants and assuming conversion of all CNC Class A Preferred Stock to CNC common stock. If the outstanding warrants are exercised, the current IAG stockholders will experience further dilution in their ownership of the company. We have also agreed to issue up to 10,300,000 additional shares to the Sing Kung Stockholders if Sing Kung’s earnings for fiscal years 2009 through 2013 reach certain targets. If some or all of these incentive shares are issued, or if some or all of the warrants are exercised, then the percentage of CNC that IAG’s current stockholders will own will be less than 22.2%.

Q.	How will the redomestication merger be accomplished?	A.
IAG will merge with and into CNC, IAG’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the redomestication merger, each currently issued outstanding share of common stock of IAG will automatically convert into 0.1850734 shares of common stock of CNC and 0.8857955 shares of Class A Preferred Stock of CNC. This procedure will result in your becoming a stockholder in CNC instead of IAG.

Q.	Will the IAG stockholders be taxed as a result of the redomestication merger?	A.
As described below under the heading “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger,” Kramer Levin Naftalis & Frankel LLP has opined that, for United States federal income tax purposes, stockholders who are United States persons should not recognize any gain and will not recognize any loss upon their receipt of CNC common stock and Class A Preferred Stock in exchange for IAG common stock in the redomestication merger. We urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will IAG be taxed on the redomestication merger?	A.
As described below under the heading “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger,” Kramer Levin Naftalis & Frankel LLP has opined that IAG will recognize gain for United States federal income tax purposes as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger. However, since virtually all of IAG’s assets are in the form of cash or cash equivalents, IAG does not expect to incur a material United States federal income tax liability as a result of the redomestication merger. IAG will not recognize any loss as a result of the redomestication merger.

Q.	How much of the surviving company will existing IAG stockholders own?	A.
The Sing Kung Stockholders initially will receive 19,843,417 shares of common stock of CNC, which will be approximately 77.0% of the outstanding shares immediately after the acquisition assuming a 100% participation in the exchange offer by the holders of Sing Kung preferred stock and the holders of Sing Kung common stock who are not parties to the stock purchase agreement. The holders of shares of Sing Kung common stock who are not parties to the stock purchase agreement with IAG will have the right to exchange their shares for an aggregate of 1,076,070 shares of common stock of CNC, which in total would represent approximately 3.2% of the outstanding shares of CNC. The holders of shares of Sing Kung preferred stock will have the right to exchange their shares for an aggregate of 5,371,548 shares of Class A Preferred Stock of CNC, which in total would represent approximately 15.9% of the outstanding shares of CNC (on an as converted basis). After the stock purchase, if no IAG stockholders demand that their IAG shares be converted into a pro rata portion of the trust account and no IAG stockholder exercises its appraisal rights, then IAG’s stockholders who own shares immediately prior to the stock purchase will own approximately 22.2% of the outstanding common stock of CNC. Existing IAG stockholders could own less than approximately 22.2% if one or more IAG stockholders vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account or if they exercise appraisal rights. Similarly, existing IAG stockholders will own less than 22.2% of CNC if CNC issues (as additional purchase consideration) the additional shares to the Sing Kung Stockholders by reason of CNC’s achieving the after-tax profit targets specified in the stock purchase agreement for one or more of the five fiscal years beginning with fiscal 2009. If CNC issues all of the additional shares as additional consideration to the Sing Kung Stockholders, then the current stockholders of Sing Kung will own approximately 83.0% the issued and outstanding common stock of CNC, and existing IAG stockholders will own approximately 17.0% of the issued outstanding common stock of CNC. The foregoing discussion assumes full participation in the exchange offer by all Sing Kung stockholders who are not parties to the stock purchase agreement, conversion of all Class A Preferred Stock into common stock and that none of the outstanding warrants to acquire common stock of IAG will be exercised.  If some or all of the warrants are exercised, then the current IAG stockholders will be diluted further.

Q.	How much dilution will I experience?	A.
Currently there are 7,000,000 shares of common stock of IAG outstanding. At least 19,843,417 additional shares will be issued for the acquisition of Sing Kung. Assuming a 100% participation in the exchange offer by the holders of Sing Kung preferred stock and the holders of Sing Kung common stock who are not parties to the stock purchase agreement with IAG, CNC will issue an additional 1,076,070 shares of common stock and 5,371,548 shares of Class A Preferred Stock. Therefore, current stockholders will own approximately 22.2% of the company on an as converted basis for Class A Preferred Stock, which is a dilution of absolute ownership of 77.8%. To the extent shares representing additional consideration are issued to the Sing Kung Stockholders upon achieving one or more of the after-tax profit targets or outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company.

Q.	What will happen if all of the Sing Kung common stock or preferred stock is not exchanged in the exchange offer?	A.
IAG will acquire control over Sing Kung upon closing of the stock purchase transaction. Any holders of common stock of Sing Kung who do not accept the exchange offer will remain as holders of Sing Kung common stock. In that case, CNC would have to account for the minority interests held by the holders of common stock in its financial statements. Holders of Sing Kung common stock would have no right to vote on any matters requiring the approval of CNC stockholders.

Any holders of preferred stock of Sing Kung who do not accept the exchange offer will remain as holders of Sing Kung preferred stock with limited rights to dividends and distributions upon liquidation specified in the Sing Kung Memorandum and Articles of Association. Also, in that case, CNC would not own all of Sing Kung’s equity interests and would have to account for the minority interests held by the holders of preferred stock in its financial statements.  Holders of Sing Kung preferred stock would have no right to vote on any matters requiring the approval of CNC stockholders.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be “CNC Development Ltd.”

Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in IAG’s initial public offering, then you have the right to vote against the stock purchase proposal and demand that IAG convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of IAG’s initial public offering are held. We sometimes refer to these rights to vote against the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Holders of warrants issued by IAG do not have any conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote against the stock purchase proposal and at the same time demand that IAG convert your shares into cash. If you do so and, notwithstanding your vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to convert each share of common stock that you hold into a pro rata portion of the trust account (including after-tax interest earned since the IPO and up to $950,000 of interest income that IAG is permitted to withdraw from the trust account for working capital purposes), which was approximately $45.2 million (as of March 31, 2009). If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase and then tender your stock certificate. If you do not make a demand to exercise your conversion rights at the time you vote against the stock purchase proposal (or if you do not vote against the stock purchase proposal), you will lose your conversion rights, and that loss cannot be remedied. If the stock purchase is not completed, then your shares cannot be converted to cash until either you vote against a subsequently proposed combination and exercise your conversion rights or unless IAG fails to achieve a business combination in a timely manner, at which time your shares will be automatically converted to cash upon IAG’s liquidation.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.	Upon consummation of the stock purchase: • the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; and

• all of the remaining funds in the trust account will be retained by CNC to meet its existing obligations and for use as operating capital subsequent to the closing of the business combination.

Q.	Under the stock purchase agreement, what obligations will be owed to the Sing Kung Stockholders following the consummation of the stock purchase?	A.	CNC will be obligated to pay the Sing Kung Stockholders additional stock consideration based on the after-tax profits of CNC.

Q.	Who will manage the surviving company?	A.
The surviving company will be managed primarily by the current management of Sing Kung. Mr. Qiping Gao, who is currently the non-executive chairman of Sing Kung’s board of directors will become the chairman of CNC. Mr. William C. Morro, who is the chairman and chief executive officer of IAG will become executive vice chairman and chief corporate development officer of CNC. Mr. Zhaosheng Wu, who is currently the chief executive officer of Sing Kung and a member of its board, will become the chief executive officer of CNC and will continue as a director. Two additional directors will be appointed by Sing Kung, three additional directors will be selected by a majority of the holders of Class A Preferred Stock.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the IAG stockholders have appraisal rights under Delaware corporate law.

Q.	How do I secure my dissenter or appraisal rights?	A.
To secure your dissenter or appraisal rights, you must vote against the redomestication merger and file a demand for appraisal rights with IAG before the vote on the redomestication merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section “IAG Redomestication Merger - Appraisal Rights.”

Q.	What happens if the stock purchase is not consummated?	A.
If the stock purchase is not consummated, IAG will liquidate (see the “Conditional Dissolution and Plan of Liquidation” proposal). Under the current terms of IAG’s certificate of incorporation, it will be liquidated if it does not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009). In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable and interest earned on the trust account up to a maximum of $950,000 for working capital), together with any remaining net assets outside of the trust, will be distributed pro rata to IAG’s common stockholders, excluding the IAG initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	Pending receipt of the required stockholder approvals, it is currently anticipated that the stock purchase will be completed promptly following the IAG special meeting on [____________], 2009.

Q.	If I am not going to attend the IAG special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the IAG special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of entitling you to convert your shares into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Either send a later-dated, signed proxy card to IAG’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to IAG’s secretary at the address of IAG’s corporate headquarters.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Do I need to turn in my old certificates?	A.
No. If you hold your securities in IAG in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by CNC. Your current certificates will represent your rights in CNC. You may exchange them if you wish by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to IAG.

Q.	Who can help answer my questions?	A.	If you have questions about the stock purchase, you may write or call InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103. The phone number is (619) 298-9883.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some of the questions that a holder of preferred stock of Sing Kung and a holder of common stock of Sing Kung who is not a party to the stock purchase agreement with IAG may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to the decision whether to tender shares of Sing Kung common stock or Sing Kung preferred stock for exchange, and CNC urges you to carefully read the remainder of this prospectus and offer to exchange and the letter of transmittal.

Q.	What is CNC’s proposed transaction?	A.
Pursuant to an exchange offer, CNC is offering to acquire all 2,548,718 outstanding shares of common stock of Sing Kung (assuming the transactions contemplated by the stock purchase agreement are consummated) in exchange for 1,076,070 shares of CNC common stock. In addition, CNC is offering to acquire all 2,915,000 outstanding shares of Sing Kung preferred stock in exchange for 5,371,548 shares of CNC Class A Preferred Stock.  Pursuant to a stock purchase agreement, subject to receipt of approval by the IAG stockholders and other conditions, CNC will acquire 94.9% of the outstanding common stock of Sing Kung (representing 84.1% of the outstanding equity interests of Sing Kung on a fully diluted basis). The exchange offer is the final step in CNC’s plan to acquire the outstanding shares of Sing Kung.

Q.	What will I receive in exchange for my Sing Kung common stock and my Sing Kung preferred stock?	A.	In exchange for each share of Sing Kung common stock, if you validly tender and do not properly withdraw your tender before the expiration date, you will receive 0.42220 shares of CNC common stock.

In exchange for each share of Sing Kung preferred stock, if you validly tender and do not properly withdraw your tender before the expiration date, you will receive 1.84173 shares of CNC Class A Preferred Stock.

Q.	Can CNC increase the consideration being offered in the offer for the Sing Kung common stock or Sing Kung preferred stock?	A.
CNC, in its sole discretion, may choose to amend the offer to change (i) the number of shares of CNC common stock to be exchanged by CNC for each share of Sing Kung common stock or (ii) the number of shares of CNC Class A Preferred Stock to be exchanged by CNC for each share of Sing Kung preferred stock. However, CNC is under no obligation to increase the amount of consideration it is offering for shares of Sing Kung common stock or Sing Kung preferred stock and has no intention of doing so. In the event that CNC were to choose to increase the consideration, CNC would extend the offer, if and as required by applicable U.S. securities laws.

Q.	What are the conditions of the offer?	A.
CNC’s obligation to exchange shares of CNC common stock for shares of Sing Kung common stock or Sing Kung preferred stock pursuant to the exchange offer is subject to several conditions referred to below under the section captioned “The Exchange Offer—Conditions of the Offer”, including the following:

•      The “stock purchase condition”—CNC must have issued 19,843,417 shares of common stock of CNC pursuant to the stock purchase agreement.

•     The “stockholder approval condition”—The IAG stockholders must have approved the stock purchase and the redomestication merger.

•      The “registration statement condition”—the registration statement of which this prospectus is a part, shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CNC shall have received all necessary state securities law or “blue sky” authorizations.

The satisfaction of any of the conditions to the exchange offer, including those set forth above, will be determined by CNC in its good faith discretion. In its sole discretion, CNC may waive any and all conditions to the exchange offer, including those set forth above, to the extent legally permissible.

Q.	Will I be taxed on the CNC common stock or Class A Preferred Stock I receive?	A.
As described below under the heading “The Exchange Offer—Material United States Federal Income Tax Consequences of the Exchange Offer,” Kramer Levin Naftalis & Frankel LLP has opined that, in general, for United States federal income tax purposes, a United States person who exchanges Sing Kung common stock or Sing Kung preferred stock for CNC common stock or Class A Preferred Stock pursuant to the exchange offer should not recognize any gain or loss. We urge you to consult your own tax advisors with regard to your particular tax consequences of the Exchange Offer.

Q.	What percentage of CNC’s common stock will be owned after the exchange offer by the former holders of Sing Kung common stock who are not parties to the stock purchase agreement?	A.
CNC estimates that if all shares of Sing Kung common stock owned by Sing Kung stockholders who are not parties to the stock purchase agreement are exchanged pursuant to the exchange offer, those stockholders would own, in the aggregate, approximately 3.5% of the total outstanding shares of CNC common stock (prior to any issuances of shares of CNC based on after-tax profit goals or upon exercise of any warrants or options) and assuming that all Sing Kung preferred stockholders exchanged their shares of preferred stock of Sing Kung into shares of Class A Preferred Stock of CNC pursuant to the exchange offer and subsequently converted such shares into CNC common stock.

Q.	What percentage of CNC’s common stock (on an as converted basis) will the former holders of Sing Kung preferred stock own after the exchange offer?	A.
CNC estimates that if all shares of Sing Kung preferred stock are exchanged pursuant to the exchange offer, the former holders of Sing Kung preferred stock would own, in the aggregate, approximately 8.8% of the total outstanding shares of CNC common stock (on an as converted basis and prior to any issuances of shares of CNC based on after-tax profit goals or upon exercise of any warrants) and assuming that all Sing Kung common stockholders who are not parties to the stock purchase agreement participate in the exchange offer.

Q.	How long do I have to decide whether to tender my shares in the exchange offer?	A.
Unless CNC extends the period of time during which the exchange offer is open, you have until 11:59, New York City time, on January 4, 2010, to decide whether to tender your shares of Sing Kung common stock or Sing Kung preferred stock in the exchange offer. When CNC makes reference to the “expiration date” or the “expiration of the exchange offer” anywhere in this prospectus and offer to exchange, this is the time to which CNC is referring, including, when applicable, any extension period that may apply.

Q.	Can the exchange offer be extended and under what circumstances?	A.
CNC may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in the section captioned “The Exchange Offer—Conditions of the Offer” is not satisfied prior to the scheduled expiration date of the exchange offer.

Q.	How will I be notified if the exchange offer is extended?	A.
If CNC decides to extend the exchange offer, it will inform the holders of Sing Kung preferred stock and the holders of Sing Kung common stock who are not parties to the stock purchase agreement of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was otherwise scheduled to expire.

Q.	How do I tender my shares of Sing Kung common stock if I am not a party to the stock purchase agreement?	A.
To tender shares of Sing Kung common stock, you must deliver the certificates representing your shares of Sing Kung common stock, together with a completed letter of transmittal and any other required documents, to CNC not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of Sing Kung common stock, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	How do I tender my shares of Sing Kung preferred stock?	A.
To tender shares of Sing Kung preferred stock, you must deliver the certificates representing your shares of Sing Kung preferred stock, together with a completed letter of transmittal and any other required documents, to CNC not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of Sing Kung preferred stock, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	Until what time can I withdraw tendered shares of Sing Kung preferred stock or shares of Sing Kung common stock?	A.
You can withdraw tendered shares of Sing Kung preferred stock or shares of Sing Kung common stock at any time until the expiration of the exchange offer and, if CNC, has not agreed to accept your shares of Sing Kung preferred stock or shares of Sing Kung common stock for exchange pursuant to the exchange offer, you can withdraw them at any time after [________________], 2009. Once CNC accepts shares of Sing Kung preferred stock or shares of Sing Kung common stock for exchange pursuant to the exchange offer, all tenders not previously withdrawn become irrevocable. For a complete discussion on the procedures for withdrawing your shares of Sing Kung preferred stock or Sing Kung common stock, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	How do I withdraw tendered shares of Sing Kung preferred stock or Sing Kung common stock?	A.
To withdraw shares of Sing Kung preferred stock or Sing Kung common stock, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to CNC, during the period of time that you have the right to withdraw the shares of Sing Kung preferred stock or Sing Kung common stock. For a complete discussion on the procedures for withdrawing your shares of Sing Kung preferred stock or Sing Kung common stock, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	When and how will I receive shares of CNC in exchange for my tendered shares of Sing Kung preferred stock or Sing Kung common stock?	A.
CNC will exchange all validly tendered and not properly withdrawn shares of Sing Kung preferred stock or Sing Kung common stock promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section captioned “The Exchange Offer—Conditions of the Offer.” CNC will pay for your validly tendered and not properly withdrawn shares of Sing Kung preferred stock or Sing Kung common stock by promptly issuing shares of CNC after the expiration date. In all cases, issuance of shares of CNC in exchange for tendered shares of Sing Kung preferred stock or Sing Kung common stock will be made only after timely receipt by CNC of certificates for such shares of Sing Kung preferred stock or Sing Kung common stock and a properly completed and duly executed letter of transmittal and any other required documents.

Q.	If I tender my shares of Sing Kung common stock for exchange, will I be giving up any rights?	A.	No.

Q.	If I tender my shares of Sing Kung preferred stock for exchange, will I be giving up any rights?	A.
Holders of Sing Kung preferred stock have limited rights to dividends and distributions upon liquidation granted under the Sing Kung Articles of Association. Shares of CNC common stock issued in exchange for the shares of Sing Kung preferred stock do not have any similar liquidation rights.

Q.	If I decide not to tender, how will the offer affect my shares of Sing Kung preferred stock or Sing Kung common stock?	A.
All holders of Sing Kung preferred stock or Sing Kung common stock subsequent to the closing of the stock purchase agreement and that are not parties to the stock purchase agreement will remain holders of such stock unless they accept the exchange offer. If the stock purchase is consummated, Sing Kung will become a subsidiary of CNC and you would hold minority interests in that subsidiary, with no assurance of any future liquidity.

Q.	Are dissenters’ rights available in the exchange offer?	A.
Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, as determined by a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See the section captioned “The Exchange Offer—Purpose of the Offer; Dissenters’ Rights.”

Q.	Where can I find more information on CNC and IAG?	A.	You can find more information about CNC and IAG from various sources described in the section captioned “Where You Can Find More Information.”

Q.	Who can I talk to if I have questions about the offer?	A.	If you are a holder of Sing Kung preferred stock or Sing Kung common stock who is not a party to the stock purchase agreement with IAG, you may call William C. Morro at (619) 298-9883.

IMPORTANT

Any preferred stockholder or common stockholder who is not a party to the stock purchase agreement with IAG desiring to tender all or any portion of such stockholder’s Sing Kung preferred stock or Sing Kung common stock should complete and sign the accompanying letter of transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the letter of transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Sing Kung preferred stock or Sing Kung common stock, and any other required documents, to CNC.

Questions or requests for assistance may be directed to CNC at its address and telephone numbers as set forth below and on the back cover of this prospectus and offer to exchange. Requests for additional copies of this prospectus and offer to exchange, and the accompanying letter of transmittal may be directed to CNC, and copies will be furnished promptly at the expense of CNC.

THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

QUESTIONS AND ANSWERS ABOUT THE
THE PLAN OF LIQUIDATION

These questions and answers assume that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine. These questions and answers are only summaries of the matters they discuss. Please read this entire proxy statement/prospectus.

Q.	Why is IAG proposing that stockholders approve dissolution and liquidation?	A.
IAG was incorporated in Delaware on May 10, 2005 to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business and it is pursuing a business combination with Sing Kung. If the proposed transaction with Sing Kung does not receive the requisite stockholder approval, or if it does receive approval but the business combination with Sing Kung is not consummated by September 10, 2009, IAG’s certificate of incorporation requires its officers to take all actions that are necessary to dissolve and liquidate IAG as soon as reasonably practicable. Under Delaware corporate law, holders of a majority of IAG’s outstanding stock must approve its dissolution. Accordingly, IAG is seeking contingent stockholder approval of dissolution and the plan of liquidation presented in Annex H at the same time that it is seeking approval to proceed with the Sing Kung business combination. Stockholder approval of the dissolution and liquidation plan would to enable IAG’s board of directors to proceed with dissolution and implementation of the liquidation plan only if the Sing Kung business combination cannot be consummated. Because the approval to proceed with the Sing Kung business combination is being sought within 90 days of the latest date on which we are permitted to conclude a business combination and we are unable to pursue a business combination other than with Sing Kung, we are obligated to include a contingent dissolution and liquidation plan proposal on our stockholder ballot. Approval of the dissolution and liquidation plan proposal is required to ensure distribution of funds held in the trust account to the holders of shares purchased in IAG’s initial public offering (subject to any provision for unpaid claims against IAG which it is advised must or should be withheld) in the event that the business combination with Sing Kung is not consummated.

Q.	How will the liquidation of IAG be accomplished?	A.
The liquidation of IAG will be effected pursuant to the terms of the plan of liquidation. The plan of liquidation provides for the discharge of IAG’s liabilities and the winding up of its affairs, including distribution to its public stockholders of the principal and accumulated interest held in the trust account (including the amount representing the deferred portion of the underwriters’ fee held in the trust account following the consummation of the initial public offering), net of any income tax or other tax obligations on the income from the assets in the trust account. In addition to the assets currently in the trust account, such public stockholders will also be entitled to share in any assets outside of the trust account after the payment of IAG’s liabilities. IAG’s assets currently outside of the trust account, even if IAG obtains a tax refund that it intends to apply for, are not expected to exceed IAG’s liabilities, including potential liabilities to creditors who waived any claims against the trust account but who may assert claims as to any amounts outside the trust account, and other contingent or unknown liabilities that may arise.  IAG may use any assets outside of the trust account, including any tax refunds it may receive, to repay advances made by IAG’s initial stockholders and pay costs incurred while IAG was pursuing business combinations, including fees payable to service providers such as accountants, lawyers and other advisors and amounts payable to vendors.  Accordingly, stockholders should not have any expectation of receiving any amounts greater than the amounts currently in the trust account, and they may receive less. (See “Risk Factors”).

IAG’s initial stockholders, who purchased an aggregate of 1,250,000 shares of IAG common stock prior to IAG’s initial public offering and who we sometimes refer to as the “initial stockholders”, have waived their interests in any such liquidation distribution and will receive none of it. Stockholder approval of IAG’s dissolution is required by Delaware law, under which IAG is organized.

The affirmative vote of a majority of IAG’s common stock outstanding will be required to approve the dissolution and plan of liquidation. Subject to the business combination with Sing Kung receiving insufficient votes to be approved or the failure of IAG to consummate the business combination with Sing Kung or another operating business prior to September 10, 2009, our board of directors has approved IAG’s dissolution, deems it advisable and recommends that you approve the dissolution and plan of liquidation. The board of directors intends to approve the plan of liquidation, as required by Delaware law, immediately following stockholder approval of the dissolution and plan of liquidation.

Q.	How do IAG’s initial stockholders intend to vote their shares with respect to the dissolution proposal, Liquidation Plan and adjournment proposal at the special meeting?	A.
IAG’s initial stockholders have advised IAG that they support the dissolution and plan of liquidation and pursuant to agreements entered into in connection with our initial public offering, they have agreed to vote for their approval, together with approval of the adjournment proposal.

Q.	What vote is required to adopt the conditional dissolution and plan of liquidation proposal?	A.	Approval of IAG’s dissolution and plan of liquidation will require the affirmative vote of holders of a majority of IAG’s common stock outstanding.

Q.	Why should I vote for the conditional dissolution and plan of liquidation proposal?	A.
Stockholder approval of IAG’s dissolution and plan of liquidation is required by Delaware law. If the dissolution and plan of liquidation are not approved, IAG will not be authorized to dissolve and liquidate, and will not be authorized to distribute the funds held in the trust account to the public stockholders.

Q.	Who is entitled to receive the liquidating distributions?	A.
The record date for the holders of IAG common stock entitled to receive liquidating distributions will be the close of business on the date of the filing of the certificate of dissolution of IAG. You must continue to hold shares through such date to be entitled to receive a pro rata portion of the trust account.

Q.	How much will I be entitled to receive if the dissolution and plan of liquidation are approved?	A.
If the dissolution and plan of liquidation is approved, IAG estimates that each public stockholder who is a holder of record at such time on or about the date that the certificate of dissolution is filed, will receive no more than $7.85 per share and may receive less after payment of applicable taxes and reserves established by the board of directors.  As of June 30, 2009, IAG had approximately $45.2 million ($7.85 per share) held in the trust account (including the deferred underwriting fee).  The amount of principal and interest in the trust account (net of applicable taxes) available for distribution to the holders of public shares will be finally determined at the time of such distribution(s) and based on the board of directors determination of the appropriate amount of cash to be held in reserve for potential claims or liabilities. See “Risk Factors.”

Q.	What happens if the dissolution and plan of liquidation are not approved?	A.
If the dissolution and plan of liquidation are not approved, IAG will not be authorized to dissolve and liquidate, and will not be authorized to distribute the funds held in the trust account to the public stockholders. If sufficient votes to approve the dissolution and plan of liquidation are not available at the special meeting, or if a quorum is not present in person or by proxy, our board of directors or our chairman may seek to adjourn or postpone the meeting to continue to seek such approval.

Q.	If the dissolution and plan of liquidation are approved, what happens next?	A.	We will: • file a certificate of dissolution with the Delaware Secretary of State; • adopt the plan of liquidation by board action in compliance with Delaware law;
• conclude our negotiations with creditors and pay or adequately provide for the payment of IAG’s liabilities;
• distribute the proceeds of the trust account to the public stockholders, less any income or other tax obligations; and
• otherwise effectuate the plan of liquidation.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?	A.
Yes. In fact, whether or not you intend to attend the special meeting, after carefully reading and considering the information in this proxy statement/prospectus, please complete and sign your proxy card. Then return it in the enclosed envelope as soon as possible, so that your shares may be represented at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote on the dissolution and plan of liquidation proposal at the special meeting?	A.
If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the dissolution and plan of liquidation proposal but will have no effect on the adjournment proposal, assuming that a quorum for the special meeting is present. If you “abstain” from voting, it will have the same effect as voting against each of the dissolution and plan of liquidation proposal and the adjournment proposal.

Q.	Can I still sell my shares?	A.
Yes, you may sell your shares at this time. If you sell shares before the record date, or purchase shares after the record date, you will not be entitled to vote those shares at the special meeting. In addition, you will only be entitled to receive a pro rata portion of the trust account with respect to those shares held by you as of the record date for the distribution, which will be the date of the filing of the certification of dissolution of IAG. Delaware law restricts transfers of our common stock once a certificate of dissolution has been filed with the Delaware Secretary of State, which we expect will occur promptly after approval of IAG’s dissolution by stockholders at the special meeting if the business combination with Sing Kung is not approved and promptly after September 10, 2009 if the business combination with Sing Kung is approved but the transaction has not been consummated by such date. Thereafter and until trading is halted through termination of registration or delisting, we believe that any trades of IAG’s shares will be tracked and marked with a due bill by The Depository Trust Company.

Q.	What will happen to my warrants in connection with the dissolution and liquidation of IAG?	A.	IAG’s warrants will expire and become worthless upon dissolution of IAG. No distributions will be made to warrant holders pursuant to the plan of liquidation.

Q.	Who can help answer my questions about the dissolution and Liquidation Plan?	A.	If you have questions, you may write or call InterAmerican Acquisition Group Inc., 2918 Fifth Ave. San Diego, CA 92103 (619) 298-9883, Attention: William C. Morro, President.

Enforceability of Civil Liabilities against Foreign Persons

Sing Kung is incorporated under the laws of the British Virgin Islands, and its operating companies are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Sing Kung’s Chinese operating companies will be located in the PRC, and the majority of its officers and directors and the experts named in this joint proxy/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against CNC or its Chinese operating companies or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this joint proxy/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

The difficulty of enforcing a judgment of a United States court in the PRC where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the law of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

We have been advised that there is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of CNC, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and as to whether PRC courts would enforce, in original actions, judgments against CNC, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against CNC or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

The Companies

IAG

IAG is a blank check company organized as a corporation under the laws of the State of Delaware on May 10, 2005. IAG was formed to effect a business combination with an unidentified operating business. IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement (including $2,070,000 of deferred payments to the underwriters of the initial public offering) were placed in a trust account immediately following the initial public offering and will be released to IAG upon consummation of the stock purchase, subject to the exercise of conversion rights by holders of less than 20% of the IAG common stock issued in the initial public offering. Through March 31, 2009, the balance of the net proceeds from the initial public offering and all after-tax interest earned in the trust account was used by IAG to pay the expenses from the initial public offering that were not paid at the closing and expenses incurred to meet its statutory reporting obligations and in its pursuit of a business combination. In accordance with the terms of its initial public offering prospectus, IAG is permitted to draw up to $950,000 of after-tax interest income from its trust account to use for working capital purposes. Subsequent to the initial public offering and through March 31, 2009, IAG had drawn all $950,000 of the permitted working capital amount from the trust account and it had incurred a total of approximately $1,449,000 in expenses that it paid utilizing the allowed working capital drawdown or were incurred on contingency and are payable upon closing of the business combination with Sing Kung if it receives approval of IAG’s  shareholders. The most significant expenses incurred subsequent to the initial public offering and through March 31, 2009 include costs associated with maintaining our public filings, corporate standing and stockholder administrative matters including legal and accounting fees of approximately $295,000, expenses associated with pursuing a business combination, including travel expenses, of approximately $900,000, administrative expenses paid to InterAmerican Advisors, LLC of $120,000, premiums for general and officer and director insurance of approximately $104,000, and other costs of approximately $30,000.  In addition, subsequent to the initial public offering and through March 31, 2009, IAG incurred warrant issuance expense of $783,860, franchise taxes of approximately $339,000 (excluding penalties and interest), and an recorded provisions for income taxes  of approximately $219,000 to which the working capital allowance did not apply.  Moreover, In connection with its approval of Amendment No. 2 and its conclusion that continued pursuit of the Transaction would be in the best interest of shareholders, the independent members of the Company’s board of directors approved the use of up to $200,000 of corporate funds in addition to the $950,000 previously authorized to be spent in pursuit of a business combination and for working capital purposes.  Expenditure of the additional funds is authorized for the sole purpose of meeting incremental, non-contingent costs incurred after July 20, 2009 to pursue the Transaction and would not be subject to the indemnity of the Company’s officers to repay claims of vendor creditors that diminish the funds held in the trust account.  Other than its initial public offering and the pursuit of a business combination, IAG has not engaged in any business to date.  IAG’s original certificate of incorporation provided that if it did not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009), then, its officers would take all actions necessary to dissolve and liquidate IAG as soon as reasonably practicable.

The prices of IAG’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols IAQG for the common stock, IAQGW for the warrants and IAQGU for the units. The mailing address of IAG’s principal executive office is InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, and its telephone number is (619) 298-9883.

Sing Kung

Corporate Structure/Ownership

Sing Kung, Limited, sometimes referred to herein as Sing Kung, was formed by Cho Kwon in the British Virgin Islands on January 18, 2007 for the purpose of acquiring Shanghai New Century City Development, Ltd. (“SNC”), a company incorporated in Shanghai, People’s Republic of China (“PRC”) on July 11, 2005. On December 26, 2007 Sing Kung incorporated Century City Infrastructure Co., Ltd. (“Century City”) in Changchun, PRC as a limited liability company and on December 27, 2007, Century City obtained 100% control and economic interest in SNC through a series of control agreements; when necessary approvals and conditions are met, the final acquisition of SNC by Century City will be concluded. As a result of investments and the formation and acquisition of Century City and SNC, Cho Kwon’s ownership in Sing Kung has been diluted to 27.8% of Sing Kung’s common stock. Further information about the share ownership of Sing Kung is presented under the heading “Information about Sing Kung and the Subsidiaries”.

Business Operations

Through SNC and Century City, Sing Kung generally in partnership with various specialist firms, provides strategic and urban planning, development and redevelopment of urban infrastructure projects to municipal governments in China. Century City and SNC are referred to collectively herein as the “Subsidiaries.” Sing Kung, through its Subsidiaries, delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments or redevelop underutilized urban resources. Sing Kung’s planning and infrastructure projects encompass sites targeted by municipalities for industrial, commercial and residential development. The range of services provided is tailored for the specific needs of its clients: newly-formed municipalities, small and mid-sized cities with limited resources or established larger urban areas that must react quickly but strategically to keep up with urbanization pressures. In addition to supporting its clients with municipal development strategy, detailed planning and project implementation, Sing Kung also offers municipal government leaders support in obtaining project financing and later phase commercialization and project marketing.

For the years ended December 31, 2006, 2007 and 2008, The SK Group (as defined in the section titled “Selected Historical Financial Data”) generated approximately $1.9 million, $0 and approximately $4.9 million in revenue, respectively, principally from services related to planning and development of infrastructure for municipalities in China. In the three months ending March 31, 2009, Sing Kung did not generate any revenue from its infrastructure development projects in-progress because no project completions and acceptances occurred during the quarter.

The current management of Sing Kung is led by Mr. Zhaosheng Wu, who will become the chief executive officer of CNC and will continue to operate the Subsidiaries and he will join the seven-person board of directors of CNC. Mr. Qiping Gao, the current chairman of Sing Kung, will continue as Chairman of the Board (non - executive) CNC. William C. Morro, a current director and officer of IAG, will also serve on the board of CNC as Executive Vice Chairman and Chief Corporate Development Officer.

The mailing address of Sing Kung’s principal executive offices is Suite 909, Building 9, 970 Dalian Road, Shanghai City, CHINA PC200092, and its telephone number is (86) 21-61670636. Additional information about Sing Kung is provided below under the heading “About Sing Kung”.

Effect of the Proposals

If the six proposals are approved:

•	we will acquire an operating business in China;

•	we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

•	we will change our corporate name to “CNC Development Ltd.” as a result of the redomestication merger;

•	the majority of our board of directors and officers following the closing of the stock purchase will initially be persons who were designated by the Sing Kung Stockholders;

•	the CNC Memorandum and Articles of Association will become the equivalent of our certificate of incorporation and by-laws, respectively;

•	each share of common stock of IAG will automatically convert into 0.1850734 shares of common stock of CNC and 0.8857955 shares of Class A Preferred Stock of CNC;

•	each outstanding warrant of IAG will be assumed by CNC with the same terms, but exercisable for 0.1850734 shares of common stock of CNC and 0.8857955 shares of Class A Preferred Stock of CNC; and

•	we will adopt and assume the obligations under the Sing Kung 2008 Equity Plan.

•
we will proceed with the proposed plan of liquidation in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine;

•
we will reduce the number of authorized shares of preferred stock to zero and the number of authorized shares of common stock to 7,000,000 in the event that the transactions contemplated by the amended and restated stock purchase agreement with Sing Kung are not approved or are not consummated by September 10, 2009, or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine; and

•
we will have the ability to adjourn or postpone the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the proposals.

The Business Combination

The stock purchase agreement provides for IAG to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “CNC Development Ltd.” (“CNC”). At the time of closing of the stock purchase agreement, IAG will merge with and into CNC for the purpose of changing its domicile from the United States in order to secure future tax benefits and greater corporate flexibility to structure the business of Sing Kung. Simultaneously with the redomestication merger, CNC will acquire 94.9% of the issued and outstanding common stock of Sing Kung, gaining control of Sing Kung and the Subsidiaries. Pursuant to the redomestication merger, all of the IAG common stock held by IAG’s stockholders will be converted into 0.1850734 shares of common stock in CNC and 0.8857955 shares of Class A Preferred Stock of CNC and the outstanding warrants issued by IAG will be assumed by CNC, except such warrants shall be exercisable for 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A Preferred Stock for each share of IAG common stock such holder would have received upon exercise.

Under the stock purchase agreement, the Sing Kung Stockholders will receive 19,843,417 shares of CNC common stock as payment for 84.1% of the outstanding common stock (calculated on a fully diluted basis) of Sing Kung, which shares will not be registered. The value of the shares received by the Sing Kung Stockholders, assuming that the value per share is $3.00 per share (the value per share of cash held in trust by IAG), is $59.5 million. The holders of shares of Sing Kung common stock who are not parties to the stock purchase agreement with IAG will have the right to exchange their shares for an aggregate of 1,076,070 shares of common stock of CNC, which stock will be registered. The holders of shares of Sing Kung preferred stock will have the right to exchange their shares for an aggregate of 5,371,548 shares of Class A Preferred Stock of CNC, which stock will be registered. If all such stockholders who are eligible participate in the exchange offer do so, the value of the CNC stock they will receive on an as converted basis, assuming that the value per share is $3.00 per share (the value per share of cash held in trust by IAG) after giving effect to the dividend of $4.85 that will be paid at closing will be $3.2 million and $16.1 million for the Sing Kung common and preferred stockholders, respectively. The total consideration for 100% of the outstanding shares of common stock of Sing Kung would be $78.9 million given the above assumptions. Further discussion about the valuation of Sing Kung is provided in the section titled “Consideration of the Stock Purchase Transaction” under the heading “Acquisition Value and Satisfaction of the 80% Test.”

As additional consideration, the Sing Kung Stockholders will be issued up to an aggregate of 10,300,000 shares of CNC common stock (2,000,000 for 2009 and 2010 and 2,100,000 for 2011 through 2013, on an all-or-none basis each year) for the five years beginning with fiscal 2009 if, on a consolidated basis, CNC generates after-tax profits (excluding after tax operating profits from any subsequent acquisition of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit

2009	$15,000,000
2010	$19,500,000
2011	$25,350,000
2012	$32,955,000
2013	$42,841,500

IAG and the Sing Kung Stockholders plan to complete the stock purchase promptly after the IAG special meeting, provided that:

•	IAG’s stockholders have approved the stock purchase agreement and the redomestication merger proposals;

•	holders of fewer than 20% of the shares of common stock issued in IAG’s initial public offering both vote against the stock purchase proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the stock purchase agreement have been satisfied or waived.

The Stock Purchase Agreement

The stock purchase agreement, as amended, is included as an annex to this proxy statement/prospectus. It is discussed in more detail under the heading “The Stock Purchase Agreement.” We encourage you to read the stock purchase agreement and its amendments. It is the legal document that governs the stock purchase and the other transactions contemplated by the stock purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus .

Actions That May be Taken to Secure Approval of IAG’s stockholders.

In order to ensure that that the Sing Kung acquisition is approved, IAG, Sing Kung and their respective affiliates may enter into transactions to purchase shares of common stock of IAG from stockholders who have indicated their intention to vote against the acquisition and seek conversion of their shares.  In addition, IAG, Sing Kung and their respective affiliates may also purchase units or warrants from warrantholders.  Transactions of such nature would only be entered into and effected at a time when the purchasers of such securities or any of their affiliates are not aware of any material nonpublic information regarding IAG, Sing Kung or the acquisition.  Such purchases could result in all or substantially all of IAG’s trust fund being expended to pay for such purchases post transaction, which would result in IAG not receiving any working capital from the trust account.  No transactions have been entered into, but may include:

•	Purchases by IAG, Sing Kung or their respective affiliates of shares of common stock or warrants of IAG;

•
Agreements with third parties to purchase shares of common stock or warrants that may then be resold to the combined company subsequent to the acquisition using funds that were previously in the trust account;

•
Agreements with third parties pursuant to which IAG, Sing Kung or their respective affiliates would borrow funds to make purchases of shares of common stock or warrants of IAG. The combined company would repay such borrowings using funds that were previously in the trust account; and

•	The granting of securities to third party purchasers of shares of common stock or warrants of IAG as an inducement for such third parties to purchase such securities.

In the event that it appeared that the acquisition would not be consummated at the special meeting of IAG’s stockholders, such meeting could be postponed (assuming that the postponement proposal was approved by the stockholders and such postponement was not past the date on which IAG’s corporate existence terminates unless it consummates a business combination) to enter into arrangements similar to the foregoing.

In the event that any purchases of IAG’s shares of common stock or warrants are made by IAG, Sing Kung or affiliates of either of them after the mailing of this proxy statement/prospectus to stockholders but prior to the special meeting, IAG will file a Current Report on Form 8-K relating to such purchases within four business days of such purchases or otherwise prior to the special meeting.  In the event that members of the management team of IAG purchase IAG shares of common stock or warrants, such purchasers will also be required to make beneficial ownership filings with the Securities and Exchange Commission. Members of IAG management have an obligation to disclose changes in their beneficial ownership of IAG securities within two business days of any such changes.

IAG will file a Current Report on Form 8-K with respect to any arrangements entered into by IAG, Sing Kung or their respective affiliates which is intended to increase the likelihood that the arrangement and related proposals are approved by IAG’s stockholders.  Any IAG shares purchased by IAG will not be considered outstanding for purposes of the special meeting and will therefore not be permitted to vote at the meeting.  In the event that public shares are purchased by IAG, such shares would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented at the special meeting.  Therefore, this would reduce (i) the number of public shares outstanding and entitled to vote on each matter, and (ii) the number of shares required to be voted in favor of each proposal.  Conversely, if IAG’s directors and officers purchased such shares, those shares would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares required to be voted in favor of such proposals by a number of shares equal to those purchased. Neither IAG nor its officers or directors purchasing shares would affect the number of shares that could be converted by IAG with the acquisition still being permitted to be consummated.

IAG’s initial stockholders have agreed to vote the 1,250,000 shares of common stock of IAG owned by them prior to IAG’s initial public offering in accordance with the majority of the votes cast by holders of shares sold in IAG’s initial public offering.  The initial stockholders are not under any obligation to IAG with respect to voting any shares acquired by them in IAG’s initial public offering or in the aftermarket, and accordingly may vote any such shares in favor of the proposed acquisition (as they have indicated they intend to do).  This would have the effect of reducing the number of other public stockholders of IAG that would have to vote in favor of the proposed acquisition.  The initial stockholders have agreed not to demand redemption rights with respect to any of their initial shares (nor will they seek appraisal rights with respect to such shares if appraisal rights would be available to them).

The Sing Kung Stock Option Plan

The stock option plan reserves 5,500,000 shares of Sing Kung common stock for issuance in accordance with the plan’s terms. Sing Kung’s board of directors and stockholders approved the adoption of the plan on August 11, 2008 and approved certain amendments to the plan on September 25, 2008. Sing Kung has not granted any options under the plan as of the date of this proxy statement/prospectus. The plan will be available for use by the Board of Directors of CNC following the redomestication merger. The purpose of the stock option plan is to enable Sing Kung and IAG (or CNC following the redomestication merger) to offer its employees, officers, directors and consultants whose past, present and/or potential contributions have been, are or will be important to the success of the company, an opportunity to acquire a proprietary interest in IAG (or CNC). The various types of awards that may be provided under the stock option plan will enable IAG to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon consummation of the redomestication merger, CNC will assume the plan and it will be administered by the board of directors of CNC using the common stock of CNC instead of Sing Kung common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. We encourage you to read the stock option plan in its entirety.

The Plan of Liquidation

At the special meeting, you will be asked to approve the dissolution and plan of liquidation of IAG, for implementation by IAG in the event that the transactions with Sing Kung contemplated by the stock purchase agreement are not approved or are not consummated by September 10, 2009 or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine.

The following describes briefly the material terms of IAG’s proposed dissolution and plan of liquidation. This information is provided to assist stockholders in considering the proposed dissolution and plan of liquidation, but does not include all of the information contained herein and may not contain all of the information that is important to you. To understand fully the dissolution and plan of liquidation being submitted for stockholder approval, you should carefully read this proxy statement/prospectus, including the accompanying copy of the plan of liquidation attached as Annex H, in its entirety.

If the dissolution is approved and the business combination with Sing Kung is not approved or consummated prior to September 10, 2009, we will:

•	file a certificate of dissolution with the Delaware Secretary of State;

•	adopt a plan of liquidation in, or substantially in, the form of Annex H to this proxy statement/prospectus by board action in compliance with Delaware law;

•	establish a contingency reserve for the satisfaction of any known or potential liabilities; and

•
pay or adequately provide for the payment of our liabilities, including (i) any existing liabilities for taxes and to creditors, including providers of professional and other services, (ii) expenses of the dissolution and liquidation, and (iii) the distribution of proceeds of the trust account to IAG’s public stockholders in accordance with IAG’s Certificate of Incorporation.

If the transactions with Sing Kung contemplated by the stock purchase agreement are not approved or, if approved, are not consummated by September 10, 2009, we expect to make an initial liquidating distribution to IAG’s public stockholders from the trust account (or a liquidating trust account if one is established) as soon as practicable following the adoption of the plan of liquidation by our board of directors, which in turn will follow the filing of our certificate of dissolution with the Delaware Secretary of State and stockholder approval of IAG’s dissolution and plan of liquidation.   In addition to the assets currently in the trust account, such public stockholders will also be entitled to share in any assets outside of the trust account (or a liquidating trust account if one is established) after the payment of IAG’s liabilities.  IAG’s assets currently outside of the trust account, even if IAG obtains a tax refund that it intends to apply for, are not expected to exceed IAG’s liabilities, including potential liabilities to creditors who waived any claims against the trust account but who may assert claims as to any amounts outside the trust account, and other contingent or unknown liabilities that may arise.  IAG may use any assets outside of the trust account, including any tax refunds it may receive, to repay advances made by IAG’s initial stockholders and pay costs incurred while IAG was pursuing business combinations, including fees payable to service providers such as accountants, lawyers and other advisors and amounts payable to vendors.  Accordingly, stockholders should not have any expectation of receiving any amounts in excess of the amounts currently in the trust account and they may receive less.

If it is determined that the business combination with Sing Kung will not be consummated, we will promptly begin negotiating with IAG’s then-current creditors regarding the satisfaction of IAG’s liabilities. We expect that such negotiations would be substantially concluded concurrently with an initial liquidating distribution of our assets.   Other than the State of Delaware which was owed approximately $222,000 (excluding penalties and interest) as of June 30, 2009 for franchise taxes, IAG does not anticipate that creditors will assert material claims with respect to amounts held in the trust account, but there can be no assurance that such claims will not be made. The Delaware franchise tax claim and other creditor claims outstanding at the time of the filing of our certificate of dissolution may be satisfied in part, if not completely, with proceeds from a refund of income taxes for which we expect to apply, limited indemnifications from our officers, claims that we may have against third parties and from additional interest earned on amounts held in the trust account. Our board of directors will determine the appropriate amount of cash to be held in reserve for potential claims or liabilities that are not satisfied from such sources.

As a result of IAG’s liquidation, for United States federal income tax purposes, stockholders who are “Unites States persons” (as defined below) generally will recognize a gain or loss equal to the difference between (i) the amount of cash and fair market value of other property distributed to them (including their share of distributions to any liquidating trust), less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) their tax basis in shares of IAG’s common stock. You should consult your tax advisor as to the tax effects of the plan of liquidation and IAG’s dissolution in your particular circumstances. Stockholders who are not U.S. persons are urged to consult their own advisors regarding their particular tax consequences.

Under Delaware law, stockholders will not have dissenters’ rights in connection with the dissolution and plan of liquidation.

Under Delaware law, if we distribute to public stockholders the proceeds currently held in the trust account, but fail to pay or make adequate provision for our liabilities, each of IAG’s public stockholders could be held liable for amounts due to IAG’s creditors to the extent of the stockholder’s pro rata share of the liabilities not so discharged, but not in excess of the total amount received by such stockholder.

As of June 30, 2008, IAG had accrued and unpaid liabilities of approximately $696,733 (excluding $2,070,000 of deferred underwriting discounts and commissions payable that would be payable upon the consummation of a business combination), and cash outside the trust account of approximately $539 (excluding any amounts received in respect of a tax refund that it intends to apply for), both of which IAG expects to reduce to zero in connection with the winding down of its business.  The $696,733 of liabilities does not include tax liabilities  IAG had accrued and unpaid franchise tax liabilities (excluding estimated interest and penalties) to the State of Delaware of approximately $222,000 (excluding penalties and interest) as of June 30, 2009 that must be satisfied to effect the plan of liquidation. IAG is not aware of other tax obligations relating to the income from the assets in the trust account that would exceed the amount of taxes previously paid and that it believes are subject to a refund (for which it intends to apply).

IAG’s two executive officers, William Morro and Dr. Richard Sinkin, have severally (but not jointly) agreed that they will be personally liable for 60% and 40% respectively to pay claims of third parties that are owed money for services rendered to IAG or products sold to IAG (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the trust account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the trust account and only to the extent necessary to ensure that such claims do not reduce the amount in the trust account. The indemnification provided by Messrs. Morro and Sinkin does not cover taxes or tort claims brought against IAG for some unforeseen event or claims against IAG brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target or taxes. Since our executive officers’ obligations are not collateralized or guaranteed, IAG cannot assure you that our executive officers perform their obligations, or that the public stockholders would be able to enforce these obligations.

In connection with its approval of Amendment No. 2 to the stock purchase agreement and its conclusion that continued pursuit of the Sing Kung acquisition would be in the best interest of IAGs stockholders, the independent members of IAG’s board of directors approved the use of up to $200,000 of corporate funds, in addition to the $950,000 previously authorized to be used in pursuit of a business combination and for working capital purposes. Expenditure of the additional funds is authorized for the sole purpose of meeting incremental, non-contingent costs incurred after July 20, 2009 to pursue the Sing Kung acquisition and would not be subject to indemnification by IAG’s officers to repay claims of vendor creditors that diminish the funds held in the trust account. If some or all of the additionally authorized funding is used, it may reduce the proceeds to our stockholders if the transaction is not consummated and we liquidate.

If Messrs. Morro and Sinkin fail to meet their indemnification obligations or such obligations do not cover the outstanding liabilities and there is no other cash available to IAG at such time, under Delaware law IAG’s public stockholders could be required to return a portion of the distributions they receive pursuant to the plan of liquidation up to their pro rata share of the liabilities not so discharged, but not in excess of the total amounts received by them from IAG.

If our stockholders do not vote to approve our dissolution and plan of liquidation, our board of directors will explore what, if any, alternatives are available for the future of IAG. The board believes, however, that there are no viable alternatives to IAG’s dissolution and liquidation because IAG’s Certificate of Incorporation and initial public offering prospectus contemplates that IAG has no choice but to liquidate in these circumstances.

After careful consideration of all relevant factors, IAG’s board of directors has determined that the dissolution and plan of liquidation of IAG are advisable, and are fair to and in the best interests of IAG and its stockholders. The board has approved such dissolution and plan of liquidation and recommends that you approve them.

The Conditional Share Reduction

The conditional share reduction proposal allows IAG’s board of directors or its chairman, in their discretion, to act as necessary to reduce the number of authorized shares to equal the number of shares issued and outstanding.

Consequences to Warrant Holders. Since no distributions will be made to warrant holders pursuant to the plan of liquidation, cancellation of the authorized shares underlying the warrants will not affect the value of the warrants or proceeds received by the warrant holders. If the conditional share reduction proposal is implemented, IAG will have failed to consummate a business combination and as a result, IAG warrants will not become exercisable and will expire worthless.

Consequences if the Conditional Share Reduction Proposal is Not Approved.  If the share reduction proposal is not approved, IAG will be required to continue to calculate its Delaware franchise taxes on the basis of its authorized shares being 1,000,000 preferred shares and 90,000,000 common shares. This requirement will result in a higher franchise tax expense over the liquidation period than if the authorized shares are reduced. As a result, funds available for distribution from the trust account will be reduced.

Required Vote.  Approval of the conditional share reduction proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock.

The Adjournment

The adjournment proposal allows IAG’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the dissolution and plan of liquidation proposal.

Consequences if the Adjournment Proposal is Not Approved.  If an adjournment proposal is presented at the meeting and is not approved by the stockholders, IAG’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the dissolution and plan of liquidation. In such event, IAG will not be able to dissolve and liquidate.

Required Vote.  Approval of the adjournment proposal will require the affirmative vote of holders of a majority of IAG’s common stock present or represented by proxy at the special meeting and entitled to vote on the proposal.

Management

After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be comprised of four persons designated by the holders of the Class A Preferred Stock and three persons designated by Sing Kung.

Special Meeting of IAG’s Stockholders

The special meeting of the stockholders of IAG will be held at [___] a.m., New York City time, on [__________], 2009, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, to approve the stock purchase, the redomestication merger, the stock option plan, the conditional dissolution and plan of liquidation, the conditional share reduction and the adjournment proposals.

Approval of the Sing Kung Stockholders

The Sing Kung Stockholders have approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the stock purchase agreement.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of IAG common stock at the close of business on [_________], 2009, which is the record date for the special meeting. You will have one vote for each share of IAG common stock you owned at the close of business on the record date. IAG warrants do not have voting rights. On the record date, there were 7,000,000 outstanding shares of IAG common stock.

Vote Required to Approve the Proposals

The approval of the stock purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date. The approval of the stock purchase agreement is subject to an additional condition, that fewer than 20% of the shares issued in IAG’s initial public offering (the “Public Shares”) are both voted against the approval of the stock purchase agreement and are converted into their pro rata share of the trust fund, as described under “Conversion Rights” below.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date and the holders of a majority of the shares of IAG common stock issued in its initial public offering in September 2007.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

The approval of the conditional dissolution and plan of liquidation proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date and the holders of a majority of the shares of IAG common stock issued in its initial public offering in September 2007.

The approval of the conditional share reduction proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock on the record date and the holders of a majority of the shares of IAG common stock issued in its initial public offering in September 2007.

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the redomestication merger is also approved. Similarly, the redomestication merger will not take place if the stock purchase agreement is not approved. The approval of the stock option plan and each of the other proposals is not a condition to consummation of the stock purchase agreement.

Conversion Rights

Pursuant to IAG’s certificate of incorporation, a holder of IAG’s Public Shares (either separate from or as part of the units that IAG issued in its initial public offering) may vote against the stock purchase and may, but need not, demand that IAG convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, IAG will convert each share of common stock into a pro rata portion of the trust account (into which a substantial portion of the net proceeds of IAG’s initial public offering was deposited) as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. If the stock purchase is not completed, then these shares will not be converted into cash until IAG liquidates.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in IAG’s initial public offering (1,149,425 shares or more) properly exercise their conversion rights. IAG’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 17.9% of the outstanding shares of IAG common stock, have agreed to vote all of their shares on the stock purchase agreement and redomestication merger proposals in the same manner as the majority of the Public Shares are voted. IAG’s initial stockholders do not have the right to convert their stock.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of IAG in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described more fully under the heading “IAG Redomestication Merger - Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy at or before the special meeting. The cost of soliciting proxies will be borne by IAG. IAG will solicit stockholders by mail through its regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of IAG registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. IAG may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Stock Ownership

On the record date, directors and executive officers of IAG and their affiliates beneficially owned and were entitled to vote 1,250,000 shares of IAG’s common stock, representing approximately 17.9% of the currently issued and outstanding shares of IAG common stock. In connection with its initial public offering, IAG and Chardan Capital Markets, LLC entered into agreements with each of the management stockholders, pursuant to which each management stockholder agreed to vote his shares of IAG common stock (other than shares purchased in the open market) on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering. All 1,250,000 shares of IAG common stock held by the management stockholders are subject to a Stock Escrow Agreement restricting the stockholder’s ability to transfer those shares until September 4, 2009. These shares will be automatically converted into shares of CNC upon consummation of the redomestication merger. The CNC shares issuable to the management stockholders as a result of the redomestication merger will be subject to the terms of the Stock Escrow Agreement to the same extent as the shares of IAG common stock are subject to the escrow immediately prior to the redomestication merger. The management stockholders and one of IAG’s special advisors also hold warrants to acquire 185,000 shares of IAG common stock, an amount that will be reduced to 55,850 to comply with Amendment No.1 to the stock purchase agreement. If exercised, the remaining 55,850 shares of IAG common stock issued to the management stockholders and special advisor as a result will be subject to the same escrow and restrictions as the 1,250,000 shares of common stock currently held by the management stockholders and any shares issued as a result of such option exercise will be automatically converted into CNC shares.

Immediately after consummation of the stock purchase agreement, if no holder of Public Shares demands that IAG convert that holder’s shares into a pro rata portion of the trust account (and assuming that all holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement exchange their shares for shares of CNC and that all Class A Preferred Stock of CNC are converted to common stock), IAG stockholders will own approximately 22.2% of CNC’s issued and outstanding shares of common stock. If one or more holders of the Public Shares vote against the stock purchase proposal and demand that IAG convert their shares into a pro rata portion of the trust account, then IAG’s stockholders will own less than approximately 22.2% of CNC’s issued and outstanding shares of common stock. Under the same assumptions, if CNC achieves its after-tax profit targets for each of the fiscal years ending December 31, 2009 through 2013, an additional 10,300,000 shares will be issued to the Sing Kung Stockholders which assuming there are no other issuances of stock or exercise of outstanding warrants, would reduce the percentage of CNC held by IAG’s current stockholders to approximately 17.0%.

IAG’s Board of Directors’ Recommendation

After careful consideration, IAG’s board of directors has determined unanimously that the stock purchase proposal, the redomestication merger proposal, the stock option proposal, the conditional dissolution and plan of liquidation proposal, the conditional share reduction proposal and the adjournment proposal are fair to, and in the best interests of, IAG and its stockholders. IAG’s board has unanimously approved and declared advisable the stock purchase proposal, the redomestication merger proposal, the stock option plan proposal, the conditional dissolution and plan of liquidation proposal, the conditional share reduction proposal and the adjournment proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the adoption of the stock purchase proposal, the redomestication merger proposal, the stock option plan proposal, the conditional dissolution and plan of liquidation proposal, the conditional share reduction proposal and the adjournment proposal. The board of directors did not obtain a fairness opinion.

Interests of IAG Directors and Officers in the Stock Purchase

When you consider the recommendation of IAG’s board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of IAG’s executives and members of IAG’s board have interests in the stock purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

▪
if the stock purchase is not approved and IAG fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, IAG will be required to liquidate. In such event, the shares of common stock held by IAG’s officers and directors will be worthless because IAG’s officers, directors and initial stockholders are not entitled to receive any liquidation proceeds. Additionally, any warrants held by such persons will expire worthless in the event of liquidation; and

▪
after the completion of the stock purchase, William C. Morro will serve as a member of the board of directors of CNC and up to one other member of IAG’s board may be designated to serve as a member of the CNC board.

Conditions to the Completion of the Stock Purchase

The obligation of IAG and the Sing Kung Stockholders to effect the stock purchase is subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to both IAG’s and the Sing Kung Stockholders’ obligations

▪	Approval by IAG’s stockholders of the stock purchase and redomestication merger proposals;

▪	the absence of any order or injunction preventing consummation of the stock purchase;

▪	the absence of any suit or proceeding by any governmental entity or any other person challenging the stock purchase or seeking to obtain from the Sing Kung Stockholders or IAG any damages; and

▪	at IAG’s stockholders’ meeting, demand is made for conversion of fewer than 1,149,425 of the Public Shares voted against the stock purchase proposal into a pro rata portion of the trust account.

Conditions to IAG’s obligations

▪
the Sing Kung Stockholders’ representations and warranties that are qualified as to materiality must be true and correct in all respects, and those not qualified as to materiality must be true and correct in all material respects, as of the date of completion of the stock purchase, except representations and warranties that address matters as of another date, which must be true and correct as of that other date, and IAG must have received a certificate from the Sing Kung Stockholders to that effect;

▪	the Sing Kung Stockholders must have performed in all material respects all obligations required to be performed by them;

▪
the Sing Kung Stockholders must have received all required and unconditional approvals or consents of governmental authorities, and IAG must have received written confirmation that such approvals and consents have been received;

▪
IAG must have received a written opinion, dated as of the closing date, from Kang Da Law Firm, counsel to the Sing Kung Stockholders, relating to, among other things, the validity and enforceability of the transactions contemplated by the stock purchase proposal;

▪	there must not have occurred since the date of the stock purchase agreement any Sing Kung Material Adverse Effect, as defined in the stock purchase agreement; and

▪
the Proxy Statement/Prospectus Information, as defined in the stock purchase agreement, accurately describes Sing Kung and the Subsidiaries and the businesses in which they are engaged, and the Proxy Statement/Prospectus Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement/Prospectus Information not misleading.

Conditions to the Sing Kung Stockholders’ obligations

▪
IAG’s representation and warranty regarding the compliance of the stock purchase agreement and the agreements contemplated by the stock purchase agreement with the applicable provisions in IAG’s Certificate of Incorporation must be true and correct in all respects, as of the date of completion of the stock purchase;

▪	IAG must have performed in all material respects all obligations required to be performed by them under the stock purchase agreement; and

▪	there must not have occurred since the date of the stock purchase agreement any IAG Material Adverse Effect, as defined in the stock purchase agreement.

No Solicitation

The stock purchase agreement contains detailed provisions prohibiting each of IAG and Sing Kung from seeking an alternative transaction. These covenants generally prohibit IAG and Sing Kung, as well as their officers, directors, subsidiaries, employees, agents and representatives from taking any action to solicit an alternative acquisition proposal. The stock purchase agreement does not, however, prohibit IAG from considering an unsolicited bona fide written superior proposal from a third party. The approval of the stock purchase agreement by the Sing Kung Stockholders has already been given, and no proposal from a third party will be effective to revoke or withdraw that approval.

Termination, Amendment and Waiver

The stock purchase agreement may be terminated at any time prior to the consummation of the stock purchase, whether before or after receipt of the IAG stockholder approval, as follows:

▪	by mutual written consent of IAG and the Sing Kung Stockholders;

▪	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

▪
by either party if the closing has not occurred by September 1, 2008 (unless such terminating party is in breach of any of its material covenants, representations or warranties), subject to extension if this proxy statement/prospectus is still under review by the SEC;

▪
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within ten business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

▪
by the Sing Kung Stockholders, if the board of directors of IAG (or any committee thereof) shall have failed to recommend or withdraw or modify in a manner adverse to Sing Kung its approval or recommendation of the stock purchase agreement and any of the transactions contemplated thereby;

▪
by IAG if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

▪
by either party if, at the IAG stockholder meeting, the stock purchase agreement and the redomestication merger shall fail to be approved and adopted by the affirmative vote of the holders of IAG�s common stock, or 20% or more of the shares sold in IAG’s initial public offering request conversion of their shares into the pro rata portion of the trust account in accordance with the IAG Certificate of Incorporation.

The Sing Kung Stockholders have no right to damages from IAG or CNC and they have no right to any amount held in the trust account. The Sing Kung Stockholders have agreed not to make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust account.

Quotation or Listing

IAG’s outstanding common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board. CNC intends to apply to have the CNC common stock, CNC Class A Preferred Stock, warrants and units quoted on the Nasdaq Stock Market at the consummation of the stock purchase. Seeking the Nasdaq listing is an obligation of IAG under the stock purchase agreement. If Nasdaq listing is not achieved, management anticipates that the common stock, CNC Class A Preferred Stock, warrants and units will continue to trade on the OTCBB. CNC will be a foreign private issuer after the redomestication merger, which will exempt CNC from certain requirements of the Securities and Exchange Commission, with the result that CNC stockholders will not be afforded all of the protections or information generally available to investors holding shares in public companies organized in the United States.

Indemnification by Sing Kung Stockholders

The Sing Kung Stockholders have agreed to indemnify IAG for breaches of their representations, warranties and covenants, subject to a $250,000 threshold.

Comparison of Stockholders Rights

In connection with the consummation of the stock purchase agreement, IAG will form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of CNC Development Ltd. (“CNC”). IAG will, if the stock purchase proposal and redomestication merger proposal are approved, merge into CNC, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. IAG’s common stock will be converted into common stock of CNC. The rights of IAG stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included elsewhere in this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Redomestication Merger and Stock Purchase

Kramer Levin Naftalis & Frankel LLP has opined that the redomestication merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, no gain or loss will be recognized by IAG stockholders for United States federal income tax purposes as a result of their exchange of IAG common stock for the common stock of CNC. Nevertheless, as a result of the redomestication merger, IAG will recognize gain as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger. IAG will not recognize any loss as a result of the redomestication merger. IAG will not recognize any gain or loss for United States federal income tax purposes as a result of the purchase of Sing Kung stock pursuant to the stock purchase agreement.

Accounting Treatment

The stock purchase transaction will be accounted for as a recapitalization of Sing Kung rather than as an acquisition. The financial statements of CNC will combine the historical statements of Sing Kung with the balance sheet of IAG from the effective date of the stock purchase transaction.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in the United States or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands. Other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 governing merger and acquisition transactions between Chinese companies and foreign entities apply to the acquisition of Sing Kung by CNC; counsel for Sing Kung will deliver a legal opinion to that effect as a condition to the closing of the transactions contemplated by the stock purchase agreement.

Board Solicitation

Your proxy is being solicited by the board of directors of IAG on each of the six proposals being presented to the stockholders at the special meeting.

The Exchange Offer

CNC is offering to exchange 0.4222004 shares of CNC common stock for each outstanding share of Sing Kung common stock which is validly tendered and not properly withdrawn prior to the expiration date and 1.842727 shares of CNC Class A Preferred Stock for each outstanding share of Sing Kung preferred stock which is validly tendered and not properly withdrawn prior to the expiration date.

Reasons for the Exchange Offer

CNC is making the exchange offer to acquire control of the remaining equity interests of Sing Kung. Through the stock purchase agreement, CNC has already agreed to acquire 94.9% of the common stock of Sing Kung, which constitutes 84.1% of the outstanding equity interests of Sing Kung (on a fully diluted basis).

Conditions of the Offer

CNC’s obligation to exchange shares of CNC common stock for Sing Kung common stock and CNC Class A Preferred Stock for Sing King preferred stock pursuant to the exchange offer is subject to several conditions, including approval by the stockholders of IAG and the consummation of the purchase of the common stock of Sing Kung. The offer is subject to certain additional conditions referred to below under the section captioned “The Exchange Offer—Conditions of The Offer.”

Extension, Termination and Amendment

To the extent legally permissible, CNC reserves the right, in its sole discretion, at any time or from time to time:

▪	to extend, for any reason, the period of time during which the exchange offer is open;

▪
to delay acceptance for exchange of, or exchange of, any Sing Kung preferred stock or Sing Kung common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Sing Kung preferred stock or Sing Kung common stock not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

▪	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, CNC may terminate the exchange offer and not exchange shares of Sing Kung preferred stock or Sing Kung common stock that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Exchange of Sing Kung Preferred Stock and Sing Kung Common Stock; Delivery of Shares of CNC Common Stock and Class A Preferred Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CNC will accept for exchange, and will exchange shares of Sing Kung common stock for CNC common stock and shares of Sing Kung preferred stock for CNC Class A Preferred Stock so long as such shares are validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If CNC elects to provide a subsequent offering period following the expiration of the offer, shares of Sing Kung preferred stock and Sing Kung common stock tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Withdrawal Rights

Holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement can withdraw tendered shares at any time until the expiration date and, if CNC has not agreed to accept such shares for exchange by [___________], 2009, you can withdraw them at any time after such date until CNC accepts such shares for exchange. If CNC decides to provide a subsequent offering period, CNC will accept shares of Sing Kung preferred stock and Sing Kung common stock tendered during that period immediately, and thus you will not be able to withdraw shares of Sing Kung preferred stock and Sing Kung common stock tendered during any subsequent offering period.

Procedure for Tendering Sing Kung Preferred Stock and Sing Kung Common Stock

The procedure for tendering shares of Sing Kung preferred stock and Sing Kung common stock that are not being acquired pursuant to the stock purchase agreement requires execution of a letter of transmittal and delivery of that document and your shares of Sing Kung preferred stock and Sing Kung common stock to CNC. We urge you to read the section captioned “The Exchange Offer—Procedure for Tendering” as well as the transmittal materials for more information.

Risk Factors

Upon the consummation of the exchange offer, the combined company will be subject to several risks. In deciding whether to tender your Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

Ownership of CNC after the Offer

CNC estimates that holders of shares of Sing Kung preferred stock and Sing Kung common stock not acquired pursuant to the stock purchase agreement, will own, in the aggregate, approximately 19.1% of the outstanding shares of CNC common stock (on an as converted basis), prior to any issuances upon exercise of warrants or achievement of the after-tax profit goals. See the section captioned “The Exchange Offer—Ownership of CNC after the Offer.”

Extension, Termination and Amendment

To the extent legally permissible, CNC reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Sing Kung preferred stock or Sing Kung common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Sing Kung preferred stock or Sing Kung common stock not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, CNC may terminate the exchange offer and not exchange shares of Sing Kung preferred stock or Sing Kung common stock that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Exchange of Sing Kung Preferred Stock and Sing Kung Common Stock; Delivery of Shares of CNC Common Stock and Class A Preferred Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CNC will accept for exchange, and will exchange shares of Sing Kung common stock for CNC common stock and shares of Sing Kung preferred stock for CNC Class A Preferred Stock so long as such shares are validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If CNC elects to provide a subsequent offering period following the expiration of the offer, shares of Sing Kung preferred stock and Sing Kung common stock tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Withdrawal Rights

Holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement can withdraw tendered shares at any time until the expiration date and, if CNC has not agreed to accept such shares for exchange by [___________], 2009, you can withdraw them at any time after such date until CNC accepts such shares for exchange. If CNC decides to provide a subsequent offering period, CNC will accept shares of Sing Kung preferred stock and Sing Kung common stock tendered during that period immediately, and thus you will not be able to withdraw shares of Sing Kung preferred stock and Sing Kung common stock tendered during any subsequent offering period.

Procedure for Tendering Sing Kung Preferred Stock and Sing Kung Common Stock

The procedure for tendering shares of Sing Kung preferred stock and Sing Kung common stock that are not being acquired pursuant to the stock purchase agreement requires execution of a letter of transmittal and delivery of that document and your shares of Sing Kung preferred stock and  Sing Kung common stock to CNC. We urge you to read the section captioned “The Exchange Offer—Procedure for Tendering” as well as the transmittal materials for more information.

Risk Factors

Upon the consummation of the exchange offer, the combined company will be subject to several risks. In deciding whether to tender your Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

Ownership of CNC after the Offer

CNC estimates that holders of shares of Sing Kung preferred stock and Sing Kung common stock not acquired pursuant to the stock purchase agreement, will own, in the aggregate, approximately 12.3% of the outstanding shares of CNC common stock, prior to any issuances upon exercise of warrants or achievement of the after-tax profit goals. See the section captioned “The Exchange Offer—Ownership of CNC after the Offer.”

SELECTED HISTORICAL FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial aspects of the stock purchase. We derived historical information presented below for Sing Kung and its predecessor from the audited consolidated financial statements of SNC as of and for the period from inception (July 11, 2005) through December 31, 2005 and for each of the years ended December 31, 2006 and 2007 (refer to section FIII) and from the audited consolidated financial statements for Sing Kung as of and for the for the period from inception (January 18, 2007) through December 31, 2007 and as of and for the year ended December 31, 2008 and unaudited statements of Sing Kung for the three months ending and as of March 31, 2008 and 2009 (refer to section FII). When we refer herein to the SK Group we are referring to Sing Kung’s predecessor company, SNC, if the applicable reference date is prior to Sing Kung’s formation, and for periods following the inception of Sing Kung, the combined results of SNC and Sing Kung (without duplication) until consummation of the acquisition of SNC by Sing Kung on December 9, 2008. The income statement information shown below for periods ending December 31, 2007 and 2008 and the balance sheet information as of December 31, 2007 and prior are for the SK Group. The information at December 31, 2008 and as of and for the three months ending March 31, 2009 is from the consolidated financial statements of Sing Kung Limited. The financial statements attached hereto for SNC and for Sing Kung Limited are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We derived the IAG historical information as of and for the year ended December 31, 2005, IAG’s year of inception, 2006, 2007 and 2008 from its audited financial statements (refer to section FI). The selected historical financial data for IAG for the three month periods ended March 31, 2009 and 2008 are derived from unaudited historical financial statements. The selected financial data information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent the financial condition and operations of the companies that will be combined to form CNC, whose shares are being offered in this registration statement. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Sing Kung, IAG or the combined company resulting from the business combination.

SING KUNG and SK GROUP HISTORICAL FINANCIAL INFORMATION (unaudited)

	For the Period From July 11, 2005 (inception) through December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2007	For the Year Ended December 31, 2008	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2009

Revenue	$-	$1,880,571	$-	$4,892,204	$-	$-

Operating income/(loss)	$(28,868)	$1,641,228	$(417,217)	$3,244,637	$(52,236)	$(462,628)

Net income/(loss) (1)	$(26,134)	$1,625,517	$369,811	$3,448,351	$(71,413)	$(223,648)

Net income (loss) per share (1)(2) - basic and diluted	$(0.00)	$0.03	$0.01	$0.07	$(0.00)	$(0.00)

Dividends paid per share	-	-	-	-	-	-

Notes:
1.
Sing Kung ha no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

2.
Net income per share and cash dividends declared per share by Sing Kung has been presented using 49,548,718 shares for 2005 through 2007 and for the three months ended March 31, 2009. 49,548,718 is the number of common shares outstanding as a result of a redesignation of shares by Sing Kung in April 2008. The calculation does not take into account the possible conversion of 2,915,000 preferred shares issued by Sing Kung during 2008 in a private equity placement.

SING KUNG and SK GROUP HISTORICAL FINANCIAL INFORMATION (unaudited)

	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008	March 31, 2008 (unaudited)	March 31, 2009 (unaudited)
Total assets	$2,296,486	$35,892,482	$7,985,517	$53,487,751	$22,791,480	$52,076,940

Preferred stock subject to redemption	$-	$-	$-	$14,575,000	$-	$14,575,000

Stockholders' equity/(deficiency)	$1,212,601	$5,472,606	$6,234,040	$4,039,270	$6,421,391	$3,792,837

IAG HISTORICAL FINANCIAL INFORMATION

	For the Period From May 10, 2005 (Inception) to December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2007	For the Year Ended December 31, 2008	For the Three Months Ended March 31, 2008 (unaudited)	For the Three Months Ended March 31, 2009 (unaudited)	For the Period From Inception to March 31, 2009 (unaudited)
Revenue	$-	$-	$-	$-	$-	$-	$-

Interest income on trust account	$-	$-	$565,230	$761,373	$271,949	$67,511	$1,394,114

Net income (loss) (1)	$(11,148)	$(14,844)	$150,493	$(1,362,727)	$24,265	$(164,776)	$(1,403,002)

Net income (loss) per share (1) - basic and diluted	$(0.01)	$(0.01)	$0.05	$(0.19)	$0.00	$(0.02)	$(0.40)

Dividends paid per share	$-	$-	$-	$-	$-	$-	$-

Note:
IAG has no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008	March 31, 2008 (unaudited)	March 31, 2009 (unaudited)
Total assets (including cash deposited in trust account in 2007)	$431,971	$741,973	$45,678,597	$45,439,930	$45,570,532	$45,414,083

Common stock subject to possible conversion	$-	$-	$8,609,194	$8,609,194	$8,609,194	$8,609,194

Stockholders' equity/(deficiency)	$3,852	$(10,992)	$34,448,340	$33,869,473	$34,472,604	$33,704,697

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The stock purchase transaction will result in stockholders in Sing Kung obtaining a majority of the voting interests in CNC Development Ltd. (“CNC”). Under generally accepted accounting principles, the company whose stockholders retain the majority voting interest in a combined business, control the Board of Directors of the combined business and whose senior management dominates the management of the combined business should be treated as the acquirer for accounting purposes. Since IAG does not have any assets with operating substance except cash, the transaction has been accounted for as reorganization and recapitalization of Sing Kung. The stock purchase transaction utilizes the capital structure of IAG and the assets and liabilities of Sing Kung are recorded at historical cost. Although Sing Kung will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of CNC as the surviving corporation will not change.

We have presented below selected unaudited pro forma combined financial information that reflects the result of the stock purchase transaction and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase.

The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The column headed “Assuming Maximum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that no IAG stockholders exercise their conversion rights to receive a pro rata share of the trust fund assets in exchange for their stock. The column headed “Assuming Minimum Approval,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that 19.99% of IAG’s Public Shares are converted into a pro rata share of the trust fund assets.

	Year ended		Three months ended
	December 31, 2008		March 31, 2009
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
Revenue	$4,892,204	$4,892,204	$-	$-

Net income	$2,633,220	$2,633,220	$(388,347)	$(388,347)

Net income per share - assuming no participation in the exchange offer - diluted	$0.12	$0.13	$(0.02)	$(0.02)

Net income per share - assuming 1,076,070 common shares participate in the exchange offer - diluted	$0.12	$0.13	$(0.02)	$(0.02)

Cash dividends declared per share - assuming no participation in the exchange offer	-	-	-	-

Cash dividends declared per share- assuming 1,076,070 common shares participate in the exchange offer	-	-	-	-

	March 31, 2009
	Maximum	Minimum
Total assets	$67,533,523	$64,499,040
Current liabilities	$24,033,715	$24,033,715
Stockholders' equity	$(382,359)	$(362,395)

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Sing Kung and IAG and unaudited pro forma combined per share ownership information of Sing Kung and IAG after giving effect to the stock purchase proposal of Sing Kung, which includes control of the Subsidiaries, and the merger between IAG and CNC, assuming a maximum level and a minimum level of approval of the stock purchase by IAG stockholders who exercise their conversion and/or appraisal rights. The stock purchase transaction will be accounted for as a recapitalization of Sing Kung.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sing Kung and IAG and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Sing Kung and IAG pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information of Sing Kung was derived from the audited financial statements of Sing Kung as of and for the year ended December 31, 2008 and the unaudited pro forma information presenting the results of Sing Kung for the year ended December 31, 2008 consolidated with SNC through the consummation of its acquisition by Sing Kung on December 9, 2008 and from the unaudited financial statements of Sing Kung as of and for the three months ending March 31, 2009.  SNC is deemed to be a predecessor company and unaudited interim financial statements as of and for the nine months ended September 30, 2008 are also included in section FIII of this proxy statement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Sing Kung and IAG would have been had the companies been combined or to project the Sing Kung and IAG results of operations that may be achieved after the stock purchase.

The footnotes below are applicable to the following table:

1.	Historical per share amounts for Sing Kung were determined after giving effect to the redesignation of shares by Sing Kung in April 2008.

2.	Historical per share amounts for IAG were determined based upon the shares outstanding as of the periods presented.

3.
The combined pro forma per share amounts for IAG and Sing Kung were determined based upon the number of shares to be issued under the two different levels of approval and, as indicated, if 100% of the Sing Kung common stockholders who are not parties to the stock purchase agreement elect to participate in the exchange offer and if none of them do so.

Number of shares of common stock assumed to be issued in stock purchase:	Sing Kung Limited (1)	InterAmerican Acqusition Group Inc. (2)	Combined Company (3)
Assuming maximum approval	19,843,417	1,295,514	21,138,931
	93.9%	6.1%	100%
Assuming minimum approval	19,843,417	1,082,786	20,926,203
	94.8%	5.2%	100%
Net income (loss) per share - historical
Year ended December 31, 2008:	$0.07	$(0.19)
Three months ended March 31, 2009	$(0.00)	(0.02)
Net income per share - pro forma - diluted
Year ended December 31, 2008:
Maximum approval assumption
Assuming no shares participate in exchange offer			$0.12
Assuming full participation in the exchange offer			$0.12

Minimum approval assumption
Assuming no shares participate in exchange offer			$0.12
Assuming full participation in the exchange offer			$0.12

Three months ended March 31, 2009
Maximum approval assumption - diluted
Assuming no shares participate in exchange offer			$(0.02)
Assuming full participation in the exchange offer			$(0.02)

Minimum approval assumption - diluted
Assuming no shares participate in exchange offer			$(0.02)
Assuming full participation in the exchange offer			$(0.02)

Book value per common share December 31, 2008
Historical	$0.08	$6.07

Pro forma - maximum approval assumption
Assuming no shares participate in exchange offer			$0.00
Assuming full participation in the exchange offer			$0.00
Pro forma - minimum approval assumption
Assuming no shares participate in exchange offer			$0.00
Assuming full participation in the exchange offer			$0.00

Book value per common share March 31, 2009
Historical	$0.08	$6.04

Pro forma - maximum approval assumption
Assuming no shares participate in exchange offer			$(0.02)
Assuming full participation in the exchange offer			$(0.02)

Pro forma - minimum approval assumption
Assuming no shares participate in exchange offer			$(0.02)
Assuming full participation in the exchange offer			$(0.02)

MARKET PRICE INFORMATION

IAG’s common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols IAQG, IAQGW, and IAQGU, respectively. IAG’s units commenced public trading on September 5, 2007 and its common stock and warrants commenced public trading on September 20, 2007. The closing price for each share of common stock, warrant and unit of IAG on May 16, 2008, the last trading day before announcement of the execution of the stock purchase agreement was $7.38, $1.90 and $9.20, respectively.

 In connection with the stock purchase, CNC intends to apply for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Stock Market. Management anticipates that if Nasdaq approves this listing, it will be concurrent with the consummation of the redomestication merger. If the listing on Nasdaq is not approved, management expects that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of CNC, and there can be no assurance that a trading market will develop.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the IAG common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	IAG Common Stock		IAG Warrants		IAG Units
	High	Low	High	Low	High	Low

2007 Third Quarter	$7.20	$7.18	$1.10	$1.00	$8.20	$8.00
2007 Fourth Quarter	$7.28	$7.17	$1.35	$1.07	$8.60	$8.20
2008 First Quarter	$7.55	$7.24	$2.28	$1.11	$9.80	$8.28
2008 Second Quarter	$7.85	$7.33	$2.05	$1.40	$9.26	$8.70
2008 Third Quarter	$7.80	$7.35	$2.25	$1.15	$9.85	$8.50
2008 Fourth Quarter	$7.35	$6.80	$1.10	$0.13	$8.10	$7.00
2009 First Quarter	$7.65	$7.25	$0.34	$0.18	$7.80	$6.80
2009 Second Quarter	$7.56	$7.45	$0.30	$0.10	$8.00	$7.26

Holders

As of March 31, 2009, there was one holder of record of the units, nine holders of record of the common stock and three holders of record of the warrants. IAG believes that there are more than 30 beneficial holders of the units, 300 beneficial holders of the common stock and 150 beneficial holders of the warrants as of March 31, 2009.

It is anticipated that the number of holders of CNC units, common stock and warrants after the redomestication merger will be approximately the same as the number of holders of IAG units, common stock and warrants. The number of CNC preferred stockholders will be equal to the number of IAG unit holders plus the number of IAG common holders (not including those who receive preferred stock in the exchange offer). Immediately thereafter, the number of holders of common stock will be increased by up to 19 persons by the issuance of shares in the acquisition of Sing Kung through the stock purchase and the exchange offer.

Dividends
IAG has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

Upon consummation of the business combination with Sing Kung, IAG expects to pay a dividend of $4.85 per share to stockholders who do not exercise their conversion rights with respect to IAG’s common stock (the “closing dividend”).  The founding stockholders who own 1,250,000 shares collectively have agreed to waive such dividend.

The payment of dividends on its common stock by CNC in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Sing Kung subsequent to completion of a business combination. The payment of any dividends on CNC’s common stock subsequent to a business combination will be within the discretion of the then board of directors and subject to the rights and designations of the Class A Preferred shares and the directors elected by them.

Other than the closing dividend and the mandatory dividend that is subject to the terms of the Class A Preferred stock, it is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends on CNC’s commons stock in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal and other proposals.

If we complete the acquisition of Sing Kung and the Subsidiaries, CNC will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the stock purchase proposal. Following the closing of the stock purchase, the market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company domiciled in the British Virgin Islands with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below. References to “Sing Kung” in the following risk factors refer to Sing Kung and the Subsidiaries except where reasonably apparent.

If U.S. stockholders sought to sue Sing Kung officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the British Virgin Islands or the PRC.

Because most of our officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by stockholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the British Virgin Islands or the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the British Virgin Islands or the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, we have been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger we will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, we will be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Because Chinese law will govern a majority of Sing Kung’s material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern a majority of the material agreements of Sing Kung. Our PRC subsidiaries may not be able to enforce their material agreements, and remedies may not be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the U.S. The Chinese judiciary relies on judicial interpretation on a case-by-case basis and therefore the enforcement of corporate and commercial law may lead to a higher degree of uncertainty as to the outcome of any litigation than would be expected for matters litigated in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

In the redomestication transaction, we will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the redomestication merger, our corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are governed by the Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less prescriptive body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, the courts of the British Virgin Islands will recognize a foreign judgment as the basis for a claim at common law in the British Virgin Islands provided such judgment:

•
the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Under the laws of the British Virgin Islands, there are some statutory provisions for the protection of minority shareholders under the Act. The principal protection under the Act is that shareholders may bring an action to enforce the Memorandum and Articles of Association of CNC. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles of Association. Pursuant to CNC's constitutional documents, the company is obliged to hold an annual general meeting and provide for the election of directors. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the United States.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company with all of its subsidiaries operating exclusively in the PRC, Sing Kung has not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. We may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in restrictions on services Sing Kung and the Subsidiaries produce or sell.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets, policy priorities or quotas.

However, in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises and acceptance of private- and foreign-company participation in previously restricted sectors. Sing Kung’s business has benefited greatly from that new outlook. Although we believe that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities and they often receive preferential opportunities to undertake work in the sectors in which Sing Kung operates. Additionally, governments continue to play a significant role in regulating industrial development, setting priorities for urban development and dictating pricing for goods and services supplied to government entities. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in restrictions on activities in which foreign-owned companies can participate and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods and services from other countries, currency exchange requirements and other measures designed to ease the current imbalances in trade matters that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While the majority of Sing Kung’s business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business. It could also reduce or eliminate any benefits that Sing Kung hopes to achieve by expanding the scope of our business in China or extending our business internationally.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in Sing Kung.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to Sing Kung’s detriment from time to time without prior notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or sources of supply could materially and adversely affect Sing Kung’s business and operating results. Current PRC statutes provide that there be compensation paid to owners in the event of nationalization or other expropriation of private enterprises by the Chinese government, or the reintroduction of restrictions on private or foreign involvement with infrastructure development or private or foreign financing of municipal government entities, however, it is impossible to determine when such compensation would be paid or whether it would be sufficient to offset the partial or total loss of our investment in China. Therefore, investors cannot be assured of any recovery under such circumstances.

A lack of adequate engineering and construction resources could harm the profitability of Sing Kung’s business and damage its business prospects.

The plentiful supply of affordable, qualified engineering and construction talent in China is a key element of Sing Kung’s overall business strategy. However, if the available supply of civil engineers and construction companies were to be absorbed by competing demands resulting from China’s continuing economic expansion, the cost of retaining these firms as BT consortium partners would likely increase. This could result in a reduction in Sing Kung’s profitability and business prospects, or could even force a change in its business strategy, for example, the need to directly hire and pay such personnel to ensure their availability, with attendant increases in fixed costs.

Sing Kung may not be able to retain, recruit and train adequate management and engineering personnel, and increased competition for qualified personnel in China could result in an increase in wages or a shortage of project-managers that would limit the number of projects on which Sing Kung could work or reduce its ability to profitably compete.

Sing Kung’s success is dependent, to a large extent, on its ability to retain the services of its executive management personnel, who have contributed to its growth and expansion. The executive team members play an important role in the operations of Sing Kung and the development of its new products. Accordingly, the loss of their services, in particular those of Mr. Zhaosheng Wu and Professor Zhu, without suitable replacement (which may be difficult to find), could have an adverse affect on its operations and future business prospects.

In addition, Sing Kung’s continued operations and growth are dependent upon its ability to identify and recruit adequate engineering and project-management personnel in China. It requires trained university graduates of varying levels and experience. With the current rate of economic growth in China, competition for qualified personnel will be substantial. The favorable employment climate may not continue and the wage rates Sing Kung must offer to attract qualified personnel may not enable it to remain competitive in China or internationally. If the shortage were acute, Sing Kung would not be able to meet its growth potential because it would be limited in the number of projects it could take on without undue risk.

We will be subject to significant worldwide political, economic, legal and other uncertainties.

Upon consummation of the proposed transaction, we will be incorporated in the BVI and will have our principal operations in China. Because Sing Kung develops all of its products in China, substantially all of the net book value of our total consolidated assets will be located there. Sing Kung is subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product and engineering specifications. It is subject to laws and regulations governing its relationship with its employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. Sing Kung is subject to significant government regulation with regard to property ownership and use in connection with its BT Contracts in China, currency restrictions, licensing restrictions and other areas of regulation, all of which impact its profits and operating results.

Because Sing Kung’s operations exclusively utilize the Renminbi, Sing Kung may experience a decrease in U.S. dollar earnings because of the fluctuation of the Renminbi against the dollar or other currencies.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, and such rates are subject to adjustment on a daily basis. While the official exchange rate had remained stable over the past several years, the PRC recently adopted a floating rate with respect to the Renminbi, with permitted ranges of fluctuation. It is possible that Sing Kung may use currencies or keep financial assets in currencies other than the Renminbi, and consequently any fluctuation in the value of the Renminbi could have various adverse effects on its business.

Foreign exchange regulations in the PRC may affect Sing Kung’s ability to borrow on or sell its financial assets or pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to borrow on or sell financial assets in international markets or make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as Century City) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede Sing Kung’s business activities.

As a result of merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that certain acquisitions will take longer and be subject to the scrutiny and approval of the PRC government authorities such that we may not be able to complete business combinations or acquisitions planned for our future growth.

The formation of Century City by Sing Kung received the requisite approval under China’s Foreign Invested Enterprise Law and the acquisition of SNC by Century City still requires final approval pursuant to Rules for Investment in China by Enterprises with Foreign Investment. The initial application for the SNC acquisition has been filed, and Sing Kung believes that it will be approved, however there can be no assurance as to when or whether this will occur. Nevertheless, the existing control and other agreements provide Century City with total operating control and a 100% economic interest in SNC, so there is not expected to be any adverse impact from a delay in the final approval. Other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 apply to the acquisition of Sing Kung by CNC and counsel for Sing Kung will deliver a legal opinion to that effect as a condition to the closing of the transactions contemplated by the stock purchase agreement. Nonetheless, the M&A Regulations contain a number of ambiguities and uncertainties that will be resolved only with the passage of time and their application to concrete situations. It is possible that the interpretations given to the M&A Regulations in the future will vary from those currently believed to be correct, and it may turn out to be the case that some aspect of the above-referenced Century City transactions or the proposed transaction will be found to be subject to the regulations. It is not possible to know the effect of such a determination, but it could conceivably include invalidating the transaction in its entirety. If that were to occur, it is possible that CNC would lose its ownership of the Subsidiaries, perhaps without any compensation to be paid, and that could make the CNC common stock worth little or nothing.

In addition, CNC intends to grow its operations through acquisitions and business combinations with other companies, including companies in China, and such acquisitions and business combinations may be subject to the M&A Regulations and governmental approvals described above. To the extent that the M&A Regulations apply, IAG expects that transactions subject to compliance with the M&A Regulations will be more time consuming to complete than in the past, will be more costly for the Chinese parties (making them less attractive), and will permit the government much more extensive opportunities for evaluation and control over the terms of the transaction. Therefore, it may not be possible to complete certain desirable acquisitions in China because the terms of the transaction may not satisfy the criteria used in the approval process or, even if approved, if they are not consummated within the time permitted by the approvals granted.

Sing Kung will be subject to various tax regimes, so any change in tax laws and regulations in any one of the relevant jurisdictions may result in reduced profitability and an increase in tax liabilities.

Upon consummation of the stock purchase transaction, we will have operations in the British Virgin Islands and the PRC, and to the extent Sing Kung expands to other emerging markets we would have operations in other jurisdictions as well. We will be subject to the tax regimes of the countries where we have operations or subsidiaries. Any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect our profitability and tax liabilities.

The “Enterprise Income Tax Law” of the PRC may have a material adverse effect on our financial condition and results of operations.

In March 2007, China National People’s Congress adopted the Enterprise Income Tax Law (the “New Tax Law”), which became effective on January 1, 2008. According to the New Tax Law, for dividends made in the year 2008 or after, foreign investors will be subject to a withholding tax on the dividends derived from a source within China. The New Tax Law prescribes a statutory withholding tax rate of 20%; however, China’s taxation authority may subsequently reduce or exempt such tax or adjust it in accordance with applicable bilateral tax treaties that may be negotiated in the future. In addition, a lower withholding tax rate may be applied if the foreign investor is domiciled in a country or place that has an Agreement for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income with China. Since the New Tax Law has only been adopted recently and detailed regulations on the New Tax Law have not been published there is uncertainty as to how the New Tax Law should be interpreted or implemented. Any discontinuation of preferential tax treatment and any increase of the enterprise income tax rate applicable to Sing Kung, or the loss of the exemption on dividend tax, could have a material adverse effect on Sing Kung’s financial condition and results of operations.

There is a risk that CNC could be treated as a United States domestic corporation for United States federal income tax purposes after the redomestication merger and the stock purchase.

Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that if, pursuant to a plan (or a series of related transactions), a foreign corporation acquires substantially all of the assets of a United States corporation, and after the acquisition 80% or more of the stock (by vote or value) of the foreign corporation (excluding stock issued in a public offering related to the acquisition) is owned by former shareholders of the United States corporation by reason of their ownership of the United States corporation, the foreign corporation will be considered a United States corporation for United States federal income tax purposes. If Section 7874 were to apply to the redomestication merger, then CNC, as the surviving entity, would be subject to United States federal income tax on its worldwide taxable income following the redomestication merger and stock purchase as if CNC were a United States corporation.

Kramer Levin Naftalis & Frankel LLP has opined that the CNC common stock simultaneously issued to Sing Kung stockholders pursuant to the stock purchase agreement should be taken into account for purposes of Section 7874 and, accordingly, CNC should not be treated as a United States corporation for United States federal income tax purposes. However, because there is no direct authority on how the rules of Section 7874 will apply to the transactions contemplated by the redomestication merger and stock purchase, this result is not entirely free from doubt. As a result, stockholders are urged to consult their own tax advisors on this issue. See “IAG Redomestication Merger—Material United States Federal Income Tax Consequences of the Redomestication Merger” for a more detailed discussion.

A return to profit repatriation controls may limit Sing Kung’s ability to pay dividends, expand business, and may reduce the attractiveness of investing in Chinese business opportunities.

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends, and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced. In addition, current investors may not be able to obtain the benefits of the profits of the business generated in China for other reasons. Relevant Chinese laws and regulations permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. It is possible that China tax authorities may require changes in determining income of the company that would limit its ability to pay dividends and make other distributions. Chinese law requires companies to set aside a portion of after-tax income to fund certain reserves, which amounts are not distributable as dividends. These rules and possible changes could restrict us from repatriating funds and ultimately make distributions to its stockholders as dividends.

PRC government policy permits private investment companies, contractors and consortiums to carry out projects for local governments (except in certain restricted sectors) and permits consortium leaders (such as Sing Kung’s subsidiaries) to fund such projects and to therefore bear the risk that the municipality would default or delay payment, which could have an adverse impact on our revenues, cash flow and operations.

Currently in the PRC, there are over 100 cities with populations over 1,000,000 and 20 new cities with initial populations of 500,000 being planned annually. The government policy permitting investment companies, contractors and consortiums to carry out projects utilizing their own capital (such as Build-Transfer (“BT”) Projects organized by Sing Kung) encourages this growth. This policy privatizes the financing of the development projects with the notion that investors, contractors or consortium participants will recoup their investment by collecting payments from the customer over a period of time. This system effectively bypasses the capital constraint problem facing many Chinese municipalities and opens the door to further development. Nevertheless, the system encourages investment companies, contractors and consortiums to fund projects entirely upfront, risking the default or delay in payment by the municipality after completion, which could have an adverse impact on our revenues and operations.

The BT business model requires us to invest large amounts of working capital in order to complete each project. We attempt to accelerate payment upon completion in order to provide adequate working capital for new projects. A lack of liquidity of working capital may prevent initiation or completion of new contracts, thereby limiting growth. Early or accelerated payback is allowed, but such early payment is not assured by the contracts. We have been successful obtaining early payback in the past. As a form of limited recourse project financing, the BT business model involves large up front capital costs and holds only the agreement of the government sponsor to pay and the constructed project collateral as recourse to recover costs. In the event of contract dispute, the local legal system may delay, prevent, or inhibit contract enforcement, which would correspondingly delay or prevent payment for work completed. Additionally, due to the nature of the infrastructure construction business, completed construction projects are valuable only to limited parties. If the municipalities do not honor the contracts, finding another buyer of the municipal receivable or user for the land that has been improved may not be possible.

We are subject to a number of additional risks as a company in the infrastructure development industry, which include:

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Lack of reliable and up-to-date information about property market conditions in the districts where new town developments are located. Inaccurate information may adversely affect the business decisions and results of operations and financial operations.

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The relocation of incumbent residents and businesses on the sites where projects are built may result in delay. There is no guarantee that the relocation of incumbent residents will proceed smoothly and any delay may have an adverse effect on the financial position of the business.

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The Chinese national government has traditionally encouraged local decision-making and incentivized local bureaucrats to pursue growth opportunities. As a result, each city and new urban area creates the challenges of varying development policies.

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The national government ultimately determines the local level of autonomy. Growth might be slowed in certain urban areas if the national government restricts favorable development policies or imposes restrictions on development.

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China might choose to pursue a concentrated urbanization model and create multiple “supercities” of over 20 million inhabitants. If this policy is pursued, tighter land policies might be implemented and the growth of less developed urban areas would be slowed.

•	Future growth and development will be slowed if the Chinese government fails to invest in transportation and other necessary infrastructure.

•	Public funding shortages for infrastructure are predicted to increase and might have an adverse effect on business revenues.

•	Continued urbanization will require an increasing amount of resources thereby driving up the cost of continued growth and potentially reducing Sing Kung’s profit margins.

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China’s municipalities have enjoyed considerable historical success in obtaining approval form the land resources authorities to grant land use rights that result in revenue to the municipalities. This revenue source has allowed the cities to build needed infrastructure and thereby encourage more development. The development environment would be adversely impacted if cities’ access to new land resources were to change.

Failure to align Sing Kung’s business model with PRC’s development model could have a material adverse effect on our financial condition and results of operations.

Current development appears to follow a “distributed growth” and “townization” pattern of growth; however, it is unclear just how the Chinese government will choose to develop in the future. One development scenario involves the creation of a small number of “supercities” with populations over 20 million. A second scenario follows a hub and spoke model with medium and small size cities located around a larger metropolis. A third scenario deemed “distributed growth” would create a large number of cities with populations between one and five million people spread throughout the country. The fourth scenario follows a “townization” approach with the development of many small cities with populations between 500,000 and 1.5 million. Current city designs limit the growth potential of certain areas. The need to fix the old infrastructure might be necessary before new development is possible. In regards to new development, the developmental path chosen by the Chinese government will have great influence on future infrastructure decisions. Failure to align Sing Kung’s business model with the country’s development model could have an adverse affect on business revenues. In addition, China’s size, geographic diversity and location on the Pacific Rim makes the country susceptible to earthquakes, flooding, and other natural disasters. Lack of infrastructure in certain parts of the country might hinder disaster relief and slow business operations.

Loss of certain key persons inside our company or other top management in government or strategic institutional partners would have an immediate adverse impact on our business generation capability.

Any significant change in the urban development policy environment such as change of leadership at the key state-run universities where the company’s planning projects originate, or at local or municipal level of government who initiate and approve the BT contracts, or in the China Development Bank and other municipal funding sources may impact the priorities of these institutions and the ability of Sing Kung to obtain new contracts or accelerated payments on its municipal obligations. Loss of key persons or other top management at institutions with whom Sing Kung has strategic relationships would thus have an immediate adverse impact on business generation capability.

Our current management team is limited and our inability to retain new management with the necessary relationships would impair future growth and business viability.

As a BT developer, future growth of the business depends on the ability to hire managerial talent for critical operational positions. Sing Kung’s current management team is limited and must expand to adequately operate all of the expected projects. If the cost of recruiting new management is high or qualified personnel are unavailable, Sing Kung may not operate efficiently or have the capacity to expand rapidly. The supply of experienced engineers, project managers, field supervisors, and other skilled workers may not be sufficient to meet current or expected demand. The commencement of new, large-scale infrastructure projects, or increased demand for workers available to us, could affect our business, even if we are not awarded such projects. If we are unable to hire employees with the requisite skills, we may also be forced to incur significant training expenses. The occurrence of any of the foregoing could have an adverse effect on our business, operating results, financial condition, and value of our stock.

The location of Sing Kung’s physical office may adversely affect our ability to effectively monitor the business, retain management and close new development contracts.

Currently, the company’s corporate offices are located in Shanghai, convenient to certain key business relationships, but not to the company’s current projects The geographically disperse nature of current and future projects introduces additional management challenges and makes it difficult to monitor the business effectively. Geographic distances limit the ability of management to interact continuously with key partner and client personnel during the construction phase. The necessity of travel puts additional burden on our management personnel that may cause them to terminate their employment or be less effective and efficient in the performance of their duties. Soliciting new business is also hampered by the lack of proximity to customers. However, Sing Kung maintains management staff on site to mitigate this risk.

Because our projects are large and few in number, the risks of variability in month-to-month business performance, or performance from plan, is substantial.

Because the number of projects in progress by Sing Kung is small and each project is large relative to the size of Sing Kung’s business, the risks of revenue volatility is high as activity on any single project ebbs and flows. In addition, delays or problems encountered on any single project can have a large impact on overall business performance and can lead to significant deviations in month-to-month revenue and earnings and results as compared with plans. Project delays could stem from a wide variety of sources that are outside of Sing Kung’s ability to control and could even be due to a municipality or BT consortium partner’s inability or unwillingness to honor a contract. Variability in the company’s financial performance, particularly if it is unanticipated, would have a negative impact on Sing Kung’s stock value.

We face many contract risks based on the various terms and provisions of the contracts we enter into, which may result in increased costs and expenses that we may not recoup.

Specifics of each contract we enter into include payback period, performance requirements, renegotiating clauses, cost overrun clauses, quality requirements, and exchange rate clauses. We negotiate each contract to limit these risks, but final terms are influenced by competitive dynamics and are not fully within our control. Long payback periods may expose us to interest rate risk and increased counter party risk if the repayment obligation cannot be sold without recourse to a third party. Delays in project delivery may cause us to incur penalties. Cost overruns may or may not be allowed in the contract, although the risks related thereto are generally shared with or borne entirely by consortium partners.

We currently generate, and expect to continue to generate, a portion of our revenue and profits through contracts that include revenue for the project costs that are fixed to at least some extent may be linked to a regional or national standard. The actual cost of labor and materials, however, may vary from the costs we originally estimated and we may not be successful in recouping additional costs from our customers. These variations may cause profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects due to changes in a variety of factors such as:

•	Failure to properly estimate costs of engineering, materials, equipment or labor;

•	Unanticipated technical problems with the structures, materials, or services being supplied by us, which may require that we spend our own money to remedy the problem;

•	Project modifications creating unanticipated costs;

•	Changes in the costs of equipment, materials, labor, not specific to the sub-contractors;

•	Our suppliers’ or subcontractors’ failure to perform;

•	Difficulties by our customers to obtain required governmental permits or approvals;

•	Changes in local laws and regulations;

•	Delays caused by local weather conditions; and

•	Exacerbation of any one or more of these factors as projects grow in size and complexity.

The ultimate contract price involves a negotiation on project costs, consultation fees, and investment returns. Because investment returns fluctuate with the market, this element of total price is subject to negotiation, which may not lead to favorable outcomes for us. It is difficult to forecast changes in market rates of return or the outcome of future negotiations. Contract prices include project costs that are often priced according to a benchmark or are fixed. If project costs exceed the initial negotiated price or deviate from the benchmark specified in the individual contract, profitability could be impacted. Our BT contracts generally include a warranty for one or more years. If a completed project is below expected quality, we may lose a percentage of the contract price and incur costs in meeting expectations and earning acceptance from our client. Delayed acceptance will also delay repayment of warranty holdbacks by our clients that are typically provided for in our BT contracts. Any of these factors that individually or cumulatively reduce project margins or delay project completion or repayment would have an adverse impact on our overall financial performance and that would in turn have a negative impact on our share price.

Applicable accounting rules may result in positive reported earnings when our actual cash flow is negative and we lack the funds to adequately operate the business or to grow.

U.S. and International GAAP accounting separates cash flow from earnings due to conventions called percentage of completion, which require us to recognize revenue when construction and other project progress is completed, rather than when payment is received. As a result, although our accounting earnings may be positive, our cash flow may be negative and we may not have sufficient working capital to meet our ongoing requirements or fund new business growth. Our management has not established reliable credit facilities or other mechanisms such as selling receivables that allow us to convert receivables on incomplete projects or long-term assets into cash to overcome this problem. Consequently, our reported earnings and financial statement net worth may not be indicative of our ability to meet our contractual obligations or to sustain ourselves as a going concern. There can be no assurance that we will have access to working capital from credit or equity markets that is sufficient to meet our needs as we grow.

We may not be able to raise additional capital which would result in our business and operations being materially and adversely affected.

Access to additional capital-raising depends on new equity or debt financing conditions in China or the ability to raise capital on international debt or equity markets. Increased borrowing costs may make projects unfeasible or less profitable. Borrowing from Chinese banks remains difficult and is generally only available at low levels of leverage and with long lead times. Government policy changes may also affect the availability of bank loans because the Chinese authorities actively use policy to manage the economy. Terms of payment vary from contract to contract. In most contracts, our only collateral is improvements we have made to land parcels pursuant to the BT contracts with municipal entities. The assets and counterparty risk are specific to each contract, there is no liquid market available for pledging or selling the municipal payment stream to which we are entitled and there is no established municipal bond or debt market for Chinese municipalities. In addition, access to the international equity markets is unpredictable. If we cannot raise equity or monetize our assets, working capital may be constrained and this could adversely impact the value of our shares.

We are engaged in highly competitive businesses in which customer contracts are awarded through a public bidding processes based on price and other terms and the acceptance of certain risks, and accordingly we may lose contract awards to our competitors.

We are engaged in highly competitive businesses in which customer contracts are awarded through a public bidding processes based on price and other terms and the acceptance of certain risks. We compete with other general and specialty contractors, including large foreign-invested companies with international capabilities and small local contractors. Because of this, we could be prevented from obtaining contracts for which we have bid due to price, greater perceived financial strength and resources of our competitors and/or perceived technology advantages. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some contracts on which we are bidding are subject to relocation of people using the land and other contingencies that may delay or result in termination of projects. The winding down or completion of work on significant projects that were active in previous periods will reduce our revenue and earning if such significant projects have not been replaced in the current period. If we fail to integrate future acquisitions successfully, we may experience operational challenges and risk, which may have an adverse effect on our business and results of operations. Predicating future contracts or the geographic location of work is difficult because we bid on work throughout China, a large and diverse geographic area.

Sing Kung may face problems adversely affecting the business if for any reason the current relationship between Century City’s key managers and the key personnel at each of Tsinghua and Tongji Universities change.

Sing Kung has established strategic partnerships with key personnel affiliated with each of China’s top research and urban planning institutions in the field of new city planning and design. These institutions include Tsinghua University in Beijing, Tongji University in Shanghai, and University of China Technology & Science in Anhui. Staff from each of these institutions has a long history of consulting for the Chinese government at the central, provincial, and municipal level on new city planning and economic development. Sing Kung staff members collaborate on planning projects with university staff members during our senior managers build trust and strong relationships with the municipal leaders. Once the municipality has accepted the plan, a Sing Kung subsidiary may elect to bid on the next phase of the project, the completion of the basic infrastructure for the development (land preparation, grading, underground utility installation, road construction, and surface lighting) through the BT development model. We are currently able to target bidding on projects that result in high net revenue margins. This is due in part to the access we have to multiple BT project opportunities and our ability to be selective, based on being fully informed about the economic prospects for the projects on which we bid. It is also due in part the relationships that are formed between our senior managers that help greatly in tailoring our bids to precisely meet client needs, selecting qualified consortium partners that are trusted by prospective clients to perform the contracts, and accessing capital resources to finance and manage these projects. A loss of any of these relationships, key personnel and/or access to capital will make future project awards more difficult to win and less profitable. Additionally, our high level of profit realization may attract competitors with the same result.

If any funds held in IAG’s trust account are used to purchase units, shares of common stock or warrants of IAG from holders who would have otherwise voted against the transaction, IAG’s stockholders who purchased shares in IAG’s initial public offering may be entitled to rescission rights.

IAG’s initial public offering prospectus did not disclose that funds in the trust account might be used to purchase shares of common stock from holders thereof who have indicated their intention to vote against the acquisition and convert their shares into cash.  Consequently, such use of the funds in the trust account might be grounds for a holder of IAG’s public stock who purchased such shares in IAG’s initial public offering, to seek rescission of the purchase of the units the holder acquired in the IPO.  A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of the shares caused by the alleged violation, together with interest, while retaining the shares.

Following the share purchase, stockholders could obtain control of the majority of our common stock and may take or prevent certain types of corporate actions, to the detriment of other stockholders.

Although there is currently no majority stockholder in either IAG or Sing Kung, immediately after the consummation of the share purchase transaction and the exchange offer, there is a possibility that a conglomerate of stockholders forms a majority stake and attempts to control CNC decision-making power. Accordingly, these stockholders may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration of ownership could increase if the incentive shares are issued. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

There may not be an active, liquid trading market for our common stock, and the liquidity and trading price for our common stock may be adversely affected.

Our common stock is currently traded on the Over the Counter Bulletin Board. Although we intend to apply for listing on the Nasdaq Stock Market, our listing application may not be accepted. If we do not succeed in securing a listing on the Nasdaq Stock Market, it could limit the ability to trade our common stock and result in a reduction of liquidity and the price that can be obtained for our shares. The volatility of our stock price could also be affected.

Compliance with all of the applicable provisions of the Sarbanes-Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the Nasdaq Stock Market we will always meet the Nasdaq Stock Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the Nasdaq Stock Market listing requirements could result in the delisting of our common stock from the Nasdaq Stock Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

IAG’s Board approved the transaction without obtaining a fairness opinion.

Based upon the directors’ experience in performing due diligence of acquisition targets and in valuing companies, IAG did not obtain a fairness opinion with respect to the stock purchase transaction. If the IAG Board erred in concluding that the stock purchase agreement is in the best interest of the IAG stockholders, then the IAG stockholders could suffer adverse consequences as a result of the consummation of the transaction. In the event of litigation over the Board’s exercise of its fiduciary duties, IAG may be required to indemnify its directors. At a minimum, any litigation would divert management’s time and attention from completing the transactions described herein, and would likely also involve the expenditure of substantial amounts for legal fees.

We may not pay cash dividends, so the liquidity of a stockholder’s investment depends on his or her ability to sell the stock at an acceptable price, and the market price of the stock may fluctuate greatly.

We have never paid any cash dividends on our common stock, and we may not pay cash dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit stockholders’ ability to realize any value from their investment, including recovering the initial purchase price.

Provisions of CNC’s Memorandum and Articles of Association may have the effect of preventing an acquisition or tender offer that might be viewed by stockholders to be in their best interests.

Certain provisions of CNC’s Memorandum and Articles of Association may have the effect of discouraging a tender offer or other attempt to gain control of CNC in a transaction that is not approved by the board of directors. However, to the extent these provisions successfully discourage the acquisition of control of CNC or tender offers for all or part of CNC’s capital stock, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CNC’s stock and may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Provisions that discourage such purchases may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. Thus, these provisions may decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors.

Risk factors relating to the dissolution and plan of liquidation proposal and the adjournment proposal:

We may not meet the anticipated timing for the dissolution and plan of liquidation and distributions to stockholders could be delayed.

Promptly following the special meeting, if our stockholders do not approve the business combination with Sing Kung but do approve IAG’s dissolution and plan of liquidation, we intend to file a certificate of dissolution with the Delaware Secretary of State and wind up our business promptly thereafter. If our stockholders do approve the business combination with Sing Kung, and also approve the dissolution and plan of liquidation, we will not file a certificate of dissolution with the Delaware Secretary of State or wind up our business until the earlier of the date on which our board of directors has determined that the business combination with Sing Kung cannot be consummated or September 10, 2009. We expect that to make an initial distribution of funds in the trust account to our public stockholders within approximately 30 days following the filing of our certificate of dissolution with the Delaware Secretary of State, however, the timing of such an initial distribution may be delayed by circumstances that we cannot currently foresee and that may be outside of our control.  The timing of subsequent distributions, if any, is uncertain. There are a number of factors that could delay our anticipated timetable for an initial distribution and subsequent distributions (if any), including:

•	delays in the payment, or arrangement for payment or compromise, of our remaining liabilities or obligations;

•	lawsuits or other claims brought by or asserted against us; and

•	unanticipated legal, regulatory or administrative requirements.

Our board of directors may delay implementation of the plan of liquidation, even if dissolution is approved by our stockholders.

Even if IAG’s dissolution is approved by our stockholders, our board of directors has reserved the right, in its discretion, to delay implementation of the plan of liquidation if it determines that doing so is in the best interests of IAG and its stockholders. The board is currently unaware of any circumstances under which it would do so.

We may not be able to settle all of our obligations to creditors and meet the costs of administering the liquidation plan with funds currently available or likely to become available outside of  the trust account; as a result, stockholders are likely to receive less than $7.85 per share (the amount in the trust account as of March 31, 2009).

We have obligations to creditors. The plan of liquidation takes into account all of our known obligations and the amounts required to satisfy them and to implement the plan of liquidation.  In the aggregate, these amounts exceed the funds currently available outside of the trust account or that are likely to be received from tax refunds, limited indemnifications of our officers or other claims that we may make against third parties.  The amount by which our obligations exceed the funds available or likely to be received outside of the trust will be increased to the extent that the additionally authorized and unindemnified expenditures authorized by the IAG board of directors (up to $200,000 or $0.035 per share) are utilized in the continued pursuit of the Sing Kung acquisition and if the transaction is not approved by our stockholders.  As part of the winding up process, we are in the process of negotiating settlements of these obligations with our creditors. We cannot assure you that we will be able to settle all of these obligations or that they can be settled and met for the amounts available or likely to become available outside of the trust account.   If we are unable to reach agreement with a creditor relating to an obligation, that creditor may seek to collect it, including through litigation and failing that, may seek to recover such claims from IAG’s stockholders within three years of IAG’s dissolution.  To avoid such a contingency and as a condition of dissolution, the plan of liquidation authorizes IAG to withhold distribution to stockholders of amounts held in the trust account or liquidating trusts (if any) sufficient to satisfy all unsettled and contingent liabilities as of the date of our dissolution.  We are unable to determine at this time if and to what extent distributions ultimately received by stockholders will be less than $7.85 per share (the amount in the trust account as of March 31, 2009).  Nevertheless, if the dissolution and liquidation plan proposals are approved, stockholders should expect to receive less than $7.85 per share.

If our reserves for payments to creditors are inadequate, each stockholder may be liable to our creditors for a pro rata portion of their claims up to the amount distributed to such stockholder by us.

Pursuant to Delaware law, we will continue to exist for three years after the dissolution becomes effective in order to complete the winding up of our affairs. If we fail to provide adequately for all our liabilities, each of our stockholders could be liable for payment to our creditors of the stockholder’s pro rata portion of such creditors’ claims up to the amount distributed to such stockholder in the liquidation.

We cannot assure you that claims will not be made against the trust account, the result of which could impair or delay its distribution to the public stockholders.

IAG currently has no available funds outside the trust account, and must make arrangements with vendors and service providers with respect to any outstanding liabilities and the costs of liquidation. IAG’s creditors may seek to satisfy their claims from funds in the trust account if our officers do not perform all required indemnification obligations or if such claims are not indemnified by them. This could further reduce a stockholder’s distribution from the trust account, or delay stockholder distributions
.
Recordation of transfers of our common stock on our stock transfer books will be restricted as of the date fixed by the Board of Directors  for filing the certificate of dissolution, and thereafter it generally will not be possible for stockholders to change record ownership of our stock.

After dissolution, Delaware law will prohibit transfers of record of our common stock except by will, intestate succession or operation of law. We believe, however, that after dissolution any trades of shares of our common stock held in “street name” will be tracked and marked with a due bill by The Depository Trust Company.

If our stockholders do not approve the dissolution and plan of liquidation, no assurances can be given as to how or when, if ever, amounts in the trust account will be distributed to our stockholders.

IAG’s Certificate of Incorporation provides that the trust account proceeds will be distributed to the public stockholders upon the liquidation and dissolution of IAG and Delaware law requires that the stockholders approve such liquidation and dissolution. If IAG’s stockholders do not approve the dissolution and plan of liquidation, IAG will not have the requisite legal authority to distribute the trust account proceeds to stockholders. In such case, no assurance can be given as to how or when, if ever, such amounts will be distributed.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the IAG stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by IAG or Sing Kung in its forward-looking statements, including among other things:

•	the number and percentage of IAG stockholders voting against the stock purchase proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Sing Kung is engaged;

•	fluctuations in customer demand;

•	management of rapid growth;

•	timing of approval and market acceptance of new products;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of IAG, Sing Kung or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, IAG and Sing Kung undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the stock purchase proposal you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on IAG, Sing Kung or the combined company. The discussion in the “Risk Factors” section contains forward-looking statements.

THE IAG SPECIAL MEETING

IAG Special Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the IAG board of directors for use at the special meeting in connection with the proposed stock purchase, redomestication merger, stock option plan, plan of liquidation, reduction in number of authorized shares and adjournment. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at [____] a.m., New York City time, on [_________], 2009 at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, to vote on the proposals to approve the stock purchase agreement, the redomestication merger, stock option plan, plan of liquidation, reduction in number of authorized shares and adjournment.

Purpose of the Special Meeting

At the special meeting, we are asking holders of IAG common stock to:

•	approve the stock purchase proposal;

•	approve the redomestication merger proposal;

•	approve the stock option proposal;

•	approve the conditional dissolution and plan of liquidation proposal;

•	approve the conditional share reduction proposal; and

•	approve the adjournment proposal.

The IAG board of directors:

•	has unanimously determined that these proposals are fair to and in the best interests of IAG and its stockholders;

•	has unanimously approved these proposals; and

•	unanimously recommends that IAG common stockholders vote “FOR” each of these proposals.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is [_________], 2009. Record holders of IAG common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 7,000,000 outstanding shares of IAG common stock.

Each share of IAG common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with IAG, any shares of IAG common stock held by stockholders who purchased their shares of common stock prior to the initial public offering (except for shares those holders may have purchased in the public market) will be voted in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals.

IAG’s outstanding warrants do not have any voting rights, and record holders of IAG warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of IAG common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of IAG common stock that you own.

There are three ways to vote your shares of IAG common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the IAG board, ”FOR “ the adoption of each of the six proposals .

•
You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•
You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of IAG common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the stock purchase proposal and the redomestication merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of IAG’s initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your IAG common stock, you may call William C. Morro, a Director and Chief Executive Officer of IAG, at (619) 298-9883.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the IAG common stock if they have instructions to do so. Abstentions and broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the stock purchase proposal, the redomestication merger proposal, the stock option proposal, the conditional dissolution and plan of liquidation proposal, the conditional share reduction proposal and the adjournment proposal. Under IAG’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify William C. Morro, IAG’s Director and Chief Executive Officer, in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to IAG but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (“broker non-votes”). If you do not give the broker voting instructions, under the rules of FINRA, your broker may not vote your shares on the proposals to approve the stock purchase, the redomestication merger, the stock option plan, the plan of liquidation, the reduction in shares and the adjournment.

The approval of the proposals regarding stock purchase, redomestication merger, plan of liquidation and reduction in shares will require the affirmative vote of the holders of a majority of the IAG common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. Under IAG’s Certificate of Incorporation, approval of the stock purchase also requires approval of a majority of the shares issued in IAG’s initial public offering in September 2007. Since stockholders of IAG prior to the initial public offering have agreed to vote their shares in accordance with the vote of a majority of the shares issued in the initial public offering, the required approval of a majority of shares outstanding will be achieved if, and only if, a majority of the shares issued in the initial public offering vote in favor of the proposals.

For consummation of the stock purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the stock option plan and adjournment will require the affirmative vote of a majority of the IAG common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposals, therefore, they have the same effect as a vote against the proposals. However, broker non-votes are not deemed entitled to vote on the proposals, so, they will have no effect on the vote on the proposals.

Conversion Rights

Any stockholder of IAG holding shares of common stock issued in IAG’s initial public offering who votes against the stock purchase proposal may, at the same time, demand that IAG convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the stock purchase is consummated, IAG will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised conversion rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that IAG convert his or her shares. After the special meeting, an IAG stockholder may not exercise conversion rights or correct invalidly exercised rights.

To exercise conversion rights an IAG stockholder must:

•	vote against the stock purchase proposal; and

•
contemporaneous with that vote against the stock purchase proposal, send a written demand to IAG (Attn: Corporate Secretary) at 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103, which demand must state:

a)	the name and address of the stockholder;

b)	that the stockholder has voted against the stock purchase transaction;

c)	that the stockholder demands conversion of the stockholder’s shares into cash; and

d)	the address for delivery of the check for the aggregate conversion payment to be received by the stockholder if the shares are converted to cash.

If the stock purchase is approved by the IAG stockholders and is consummated, IAG will promptly pay to any holder who both voted against the stock purchase proposal and properly and timely demanded conversion, the stockholder’s pro rata portion of funds in the trust account. You will lose your conversion rights if you submit an incomplete or untimely demand for conversion.

The closing price of IAG’s common stock on [_________], 2009 (the record date) was $[____] and the per-share, pro-rata cash held in the trust account on that date was approximately $[____]. Prior to exercising conversion rights, IAG stockholders should verify the market price of IAG’s common stock, as they might be able to obtain a better price by selling their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,149,425 or more shares of common stock issued in IAG’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, IAG will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. Exercise of conversion rights will not affect any warrants held by that stockholder.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of IAG with CNC causes the stockholders of IAG to have appraisal rights. This right is separate from the conversion rights of the holders of shares of IAG common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the conversion rights both require a tender of a holder’s shares to IAG, only one right may be elected in respect of the shares. If the redomestication merger is consummated, IAG stockholders who choose not to vote in favor of the redomestication merger will have the right to elect an appraisal of the fair market value of their shares of IAG common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the redomestication merger and the merger agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike conversion rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The IAG Redomestication Merger - Appraisal Rights” for more information about appraisal rights.

Solicitation Costs

IAG is soliciting proxies on behalf of the IAG board of directors. This solicitation is being made by mail but also may be made by telephone or in person. IAG and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the representatives and officers of Sing Kung are soliciting proxies and may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for these solicitation activities.

IAG has not hired a firm to assist in the proxy solicitation process, but may do so if it deems this assistance necessary. IAG will pay all fees and expenses related to the retention of any proxy solicitation firm.

IAG will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. IAG will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, William C. Morro, Dr. Richard N. Sinkin, Richard M. Wolfson, James Bazet, Dr. Herminio A. Blanco Mendoza, Richard Propper, Steven Oliveira and InterAmerican Capital Partners II LLC, a holding company owned 60% by Mr. Morro and 40% by Dr. Sinkin, beneficially owned and were, collectively, entitled to vote 1,250,000 shares of IAG common stock, or approximately 17.9% of the then outstanding shares of IAG common stock, which includes all of the shares held by the directors and executive officers of IAG and their affiliates. Those persons, who were stockholders of IAG prior to its initial public offering of securities, have agreed to vote their shares (except for any shares they may have acquired in the public market) on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in IAG’s initial public offering.

Fairness Opinion

IAG did not obtain a fairness opinion in respect of the acquisition of Sing Kung or the redomestication merger.

CONSIDERATION OF THE STOCK PURCHASE TRANSACTION

The following discussion of the principal terms of the amended and restated stock purchase agreement (the “stock purchase agreement”) dated as of May 15, 2008, as amended on November 28, 2008 and July 17, 2009, among IAG, Sing Kung, Cho Kwan, and certain other Sing Kung Stockholders is subject to, and is qualified in its entirety by reference to, the stock purchase agreement. A copy of the stock purchase agreement and all amendments are attached as annexes to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General Description of the Stock Purchase

Pursuant to the stock purchase agreement, IAG will establish a wholly owned subsidiary, CNC Development Ltd. ("CNC"), under the laws of the British Virgin Islands, and IAG will merge with and into CNC concurrently with the closing of the stock purchase. CNC will be the surviving entity, and the separate corporate existence of IAG will cease at the effective time of the merger. Simultaneously with the merger, CNC will purchase 94.9% of the issued and outstanding common stock of Sing Kung, which in turn directly owns 100% of Century City Infrastructure Co., Ltd. (“Century City”), which is a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”). Through a series of agreements, Century City exercises control over and holds a 100% economic interest in the profits of Shanghai New Century City Development, Ltd. (“SNC”). Century City and SNC are referred to collectively herein as the “Subsidiaries.” We refer to CNC Development Ltd. after giving effect to completion of the stock purchase as “CNC” or “the combined company.” It is IAG’s objective to eventually acquire all of the capital stock of Sing Kung and it intends, contemporaneous with or following the closing, to offer the holders of Sing Kung capital stock who are not parties to the stock purchase agreement, the opportunity to exchange their shares of Sing Kung capital stock for ordinary shares of CNC (the “Exchange Offer”). As a result of the stock purchase and the Exchange Offer, the former owners of Sing Kung will own approximately 77.8% of the outstanding shares of the combined company’s common stock, assuming full participation in the exchange offer and no exercise of appraisal or conversion rights by IAG’s stockholders and before any issuance of shares pursuant to the earn out provisions of the stock purchase agreement or exercise of any of IAG’s outstanding warrants, and further assuming that all Class A Preferred Stock is converted. If CNC issues the additional earnout shares as additional consideration to the Sing Kung Stockholders, then the Sing Kung Stockholders will own approximately 83.0% of the issued and outstanding common stock of CNC, and existing IAG stockholders will own approximately 17.0%. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have or the vesting of options issued under Sing Kung’s Equity Plan.

Background of the Stock Purchase

The terms of the stock purchase agreement are the result of arm’s-length negotiations between representatives of IAG, Sing Kung and the Sing Kung Stockholders. The following is a brief discussion of the background of IAG’s efforts to identify potential candidates for a business combination, the selection of Sing Kung, and the negotiation of the stock purchase agreement and related transactions.

The Candidate Identification Process

IAG was formed on May 10, 2005 to serve as a vehicle to accomplish a business combination with an unidentified operating business. In accordance with IAG’s prospectus for its public offering, the focus of the search for a business combination was in Latin America; however, the IPO prospectus specifically stated that IAG might make an acquisition in another emerging-market country. IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement were placed in a trust account immediately following the initial public offering and, in accordance with IAG’s governing documents, will be released either upon the consummation of a business combination or upon the liquidation of IAG. IAG is required to liquidate if it does not consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent, agreement in principle or a definitive agreement to complete a business combination is executed prior to March 10, 2009). The stock purchase agreement was effective on May 15, 2008 and if a business combination has not been completed by March 9, 2009 and the stock purchase agreement has not been terminated, the required liquidation will be extended to September 10, 2009.

In mid-September 2007, promptly after completing IAG’s public offering, the officers of IAG traveled to Mexico to begin the process of identifying a company with which to effect a business combination. While there on the initial and subsequent trips, they met with various business leaders and intermediaries that IAG’s management believed could help identify suitable Latin American acquisition candidates. Many of these meetings were arranged by Dr. Herminio Blanco, a member of IAG’s board of directors. In addition, IAG’s management met with and sent solicitations to various intermediaries and potential co-investors in the United States and Canada that it believed could help source acquisition opportunities with companies operating in Mexico or other Latin American countries. Over the next six months the management of IAG traveled extensively to Mexico, Peru and Ecuador, as well as to financial centers in the United States and Canada to review and screen potential targets.

Prior to the end of January 2008, IAG identified three companies that it determined to be sufficiently attractive to proceed with the negotiation and drafting of preliminary, non-binding agreements or transaction term sheets that would serve as the basis for initiating in-depth diligence and review. One or more of these situations received the priority of IAG’s time and attention during the period between the closing of its initial public offering and the end of February 2008. During the period between the closing of its initial public offering and the middle of May 2008, IAG’s management continued to actively review other opportunities to which it was introduced. The companies identified as priority acquisition targets operated in the following sectors and geographies: oilfield-services and infrastructure in Mexico, telecom infrastructure and services in the Caribbean basin with plans to expand to South America, and consumer finance and retail in the Andean region. For various reasons, these businesses were disqualified as suitable candidates. In the case of the oilfield services business, the continuing operating and financial performance failed to meet expectations and IAG withdrew its interest in this target. The telecom company required interim capital which was provided by another financing source that was not willing, at the time, to consent to the target’s pursuit of a transaction that would open it to public disclosure. The Andean business also needed interim capital to complete a strategic acquisition that was a precondition to IAG’s proposed transaction structure. After expending effort to assist in sourcing that interim capital, IAG finally reached the conclusion that in the then-existing capital-markets environment, sufficient funds could not be raised quickly enough to best serve the interests of its stockholders given the alternative of moving forward with the Sing Kung acquisition, as further discussed below.

Other companies that IAG seriously evaluated as possible acquisition targets following its public offering and prior to effectiveness of a definitive agreement with Sing Kung included, among others, three that manufactured aerospace products, two IT services businesses, two infrastructure developers, a specialty chemicals manufacturer, several foundry businesses with proprietary products or process capabilities, a branded agricultural products company, a furniture manufacturer, a communications services provider and a textile manufacturer. However, none of them was judged to be an appropriate candidate for a business combination with IAG. In most cases, they did not have a sufficient scale, growth potential or the need for access to the capital markets to offset the costs of operating as a public company. In certain cases the candidates were engaged in market sectors that were subject to substantial competition, which created concerns regarding their ability to maintain their margins and valuations. In several cases, the purchase valuations of the candidate companies were higher than IAG hoped to achieve for its investors.

In each instance when a candidate acquisition was rejected, the determination that it was unsuitable was made at the management level, in some cases after informal consultations with IAG’s Board members. Accordingly, IAG’s management team was in charge of identifying, examining and evaluating candidates. Prior to the end of February 2008, IAG’s management determined that no acquisition candidate under review was suitable to present to its board for a determination of whether or not to proceed with a definitive agreement for a business combination.

IAG initially met with representatives of Sing Kung on January 30, 2008. Those discussions came about as a result of an introduction to Ms. Gong Li by Dr. Richard Propper, CEO of Chardan China Investments, LLC and a Special Advisor to IAG. Ms. Gong’s firm, Beijing Sinokosen Investment Company, Ltd., was then employed by Sing Kung to advise them on raising growth capital for the business and she had solicited a proposal from Chardan Capital Investments for an equity private placement. Dr. Propper was interested in such an investment for his fund, but only if there was a good prospect for a liquidity event with a public company such as IAG. Because of his familiarity with IAG and the prior experience of its management team in China and with companies operating in the infrastructure sector, Dr. Propper made the introduction to Ms. Gong. IAG management met with her, Sing Kung management and representatives of Chardan China Investments, LLC in a series of meetings in Beijing and Changchun (PRC) over a period of several days ending on February 6, 2008.

The focus of IAG’s initial meetings with Sing Kung and its representatives was the introduction of the parties to each other and communication to IAG about the capabilities and business potential of Sing Kung. Based on the success of the first meetings, IAG also met with certain of Sing Kung’s customers and project partners and began preliminary negotiations regarding the framework for a two-step transaction involving an initial investment by Chardan China Investments, LLC followed by a business combination with IAG. IAG management was impressed with the performance of Sing Kung since the founding of SNC in 2005, and with the professionalism and experience of its management, most notably with the dynamics of its business model. Following IAG management’s return, it prepared a briefing on the possible Sing Kung transaction for its board. On February 27, 2008, the IAG board approved a resolution authorizing pursuit of a transaction with Sing Kung and negotiation of a definitive agreement consistent with the general terms previously discussed with Sing Kung, subject to validation of numerous assumptions and the judgment of IAG’s management as to whether or not to proceed. At the same time, the board concurred with the recommendation of IAG management that it continue to actively explore alternative opportunities in Latin America until a satisfactory level of due diligence on Sing Kung and its business and management could be completed and a definitive agreement that limited such actions was finalized. IAG management continued to actively explore acquisition alternatives until the effective date of the definitive agreement with Sing Kung on May 15, 2008. After that date, exclusivity provisions of the agreement have restricted further pursuit of alternative transactions by IAG.

History of Discussions between IAG and Sing Kung

As discussed above, IAG management first met with Sing Kung’s then Chief Executive Officer, Mr. Jianjun Shi on January 30, 2008. The parties met again daily through February 6, 2008. In the last two meetings, IAG’s management expressed a strong interest in a business combination with Sing Kung and during these meetings there were preliminary discussions regarding the economic terms of a business combination between Sing Kung and IAG that involved some interim private financing from Chardan China Investments, LLC or other investors. These negotiations were reflected in a memorandum of understanding that the parties agreed to promptly review with their boards and investment authorities. This memorandum of understanding addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for Sing Kung (the final version of which is reflected in the stock purchase agreement);

•	the terms of the additional consideration to be paid over time based on performance milestones;

•	a maximum allowance for a stock option plan;

•	the composition of management and the board of directors of the combined company; and

•
the requirements of IAG that interim capital to be raised to fund Sing Kung’s 2008 business plan and that such interim funding be closed as a condition to any binding agreement for IAG to purchase Sing Kung.

In the preliminary negotiation of the consideration to be paid to Sing Kung Stockholders as part of the transaction, IAG management relied primarily on the projections provided by Sing Kung and price-to-earnings ratios of several publicly traded companies presented by Sing Kung’s advisor (Beijing Sinokosen Investment Company, Ltd.) as reference points for valuation because they were purported to be engaged in businesses in the same sectors as Sing Kung. These companies were Chicago Bridge and Iron Company, N.V (CBI), Empresas ICA, S.A.B. de C.V.(ICA), Matrix Service Co.(MTRX) and Granite Construction, Inc. (GVA); they exhibited an average forward price-to-earnings (“PE”) multiple around 15 times their then-recent trading ranges. A subsequent valuation assessment was conducted independently by IAG’s management using a different group of comparable companies, referred to below as the SK Peer Group, that it deemed to be more appropriate in terms of sectors served, scope of the services provided to their clients and levels of financial performance. This subsequent analysis was also used by IAG management as a reference point in later rounds of negotiation and by IAG’s board in its consideration of the transaction. Specifics of the subsequent analysis are described below under the heading “Acquisition Valuation and Satisfaction of the 80% Test.” The forward PE multiple of the SK Peer Group averaged 17, a higher value than the comparables initially identified by Sing Kung’s financial advisor. The terms regarding the potential additional consideration to be paid were designed to take into account the uncertainty of any valuation that relies on expectations of future performance. The basic transaction structure was established on the principle that if Sing Kung meets the earnings expectations of its management and owners for the next several fiscal years, the value of the business would be expected to increase, notwithstanding the issuance of additional purchase consideration to Sing Kung’s Stockholders. Furthermore, if the financial performance target is missed in any one or more years, the additional stock for those years would not be earned or paid. IAG management believes this variable component of the consideration helps protect of the interests of its stockholders by:

•	reducing the prospects that it would have overpaid for the business;

•	establishing a lower initial consideration for the acquisition; and

•
setting the net profit targets at such levels (and paying that number of additional shares for achieving the targets) that the overall valuation of the business should still provide the prospect of attractive investment returns for all stockholders of the company over time.

IAG complied with its commitment to Sing Kung and Chardan China Investments, LLC to review the memorandum of understanding and other aspects of the prospective transaction with its board of directors and did so in a written memorandum followed by a telephonic board meeting in which the transaction was discussed but no actions were taken because not all IAG board members were available for the entire discussion. Follow-up calls were held with board members as requested and the board acted by unanimous written resolution on February 27, 2008 to give management the authority to move forward with negotiating a transaction with Sing Kung, subject to confirmation by management of various assumptions, satisfactory results of management’s due diligence investigations and a further review of the transaction and definitive stock purchase agreement as the details were finalized.

Thereafter, the parties remained in regular contact, primarily through frequent phone calls and email communications, both directly and, in the case of Sing Kung, through Sinokosen Investment Company, Ltd., a Chinese investment banker/advisor, acting as Sing Kung’s representative. These telephonic and e-mail communications continued the exchange of information between the parties, and refined the general structure and terms of an acquisition of Sing Kung by IAG and the terms of an interim financing. In addition, the parties exchanged information on and discussed due diligence and projected capital required to fund Sing Kung’s business during 2008 and 2009.

A second series of face-to-face meetings among IAG, Sing Kung, and Chardan China Investments, LLC management and their representatives was held in the PRC between March 7, 2008 and March 16, 2008. IAG retained DLA Piper US LLP, an international law firm with a representative office in Beijing, to serve as special counsel and represent it in connection with the negotiation and documentation of the Sing Kung acquisition. The retention of DLA Piper US LLP was made because of the firm’s reputation, depth of specialist capabilities, its prior experience in representing affiliates of Dr. Richard Propper in similar prior transactions involving the acquisition of Chinese companies and because of their up-to-date knowledge about applicable regulations in China affecting the structure of the transaction. During the March trip to China, IAG also began conducting first-hand due diligence on Sing Kung and it advanced the negotiation of specific transaction terms including those related to the amount and pricing of a private placement to be led by Chardan China Investments, LLC. These discussions ultimately led to revisions in the memorandum of understanding previously prepared and provided a framework for the drafting of a definitive agreement between the parties.

In addition to the subjects discussed above, over the course of several meetings, including one at the Beijing offices DLA Piper US LLP which were led by a partner of that firm, IAG’s management and representatives reviewed with the Sing Kung senior management and representatives the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws, restrictions on insider trading, accounting procedures and Sarbanes-Oxley requirements, public disclosure requirements and timing, stockholder communications, website disclosure, financial public relations, NASDAQ compliance and transfer agent requirements. The purpose of this review was to ensure that Sing Kung understood and was committed to meeting the requirements to function effectively as a U.S. public reporting company and complying with the related covenants that were expected to be contained a definitive stock purchase agreement. IAG management was satisfied with the demonstrated level of commitment it obtained in these sessions and it was a factor in the decision of IAG management to continue to pursue the Sing Kung transaction.

Promptly after the second series of meetings with Sing Kung, Chardan China Investments, LLC prepared a draft of definitive agreements for a private equity investment in Sing Kung and circulated it to the working group. Additional background on the private equity offering is provided below in this section under the heading “Sing Kung Private Equity Issuance”. Chardan China Investments, LLC also shared with IAG its investment memoranda and diligence materials it collected in connection with the interim investment. Upon receipt of these draft agreements and other materials and confirmation from Chardan China Investments, LLC that it had commitments of capital sufficient to meet IAG’s minimum requirements for an interim investment, DLA Piper US LLP prepared a draft of the stock purchase agreement on behalf of IAG. This draft of the stock purchase agreement was sent to counsel for Sing Kung, the Kangda Law Firm, and others in the working group, including Chardan China Investments, LLC and its counsel.

While the definitive stock purchase agreement was being drafted, IAG management continued its due diligence with Sing Kung and third parties and compiled its own detailed memorandum on the Sing Kung transaction for consideration by its board of directors. On March 26, 2008, the IAG board of directors met telephonically to review the transaction and the descriptive materials prepared by management. The IAG directors also had available to them the form of stock purchase agreement that IAG intended to submit to Sing Kung. At that meeting the directors reached a consensus to authorize management to enter into a stock purchase agreement with Sing Kung subject to receipt of certain other summary information on the transaction and an opportunity to reflect on the matter. On March 27, 2008, after its directors’ requests had been fulfilled, the IAG Board of directors acted unanimously by written resolution to authorize management to finalize negotiations, subject to legal review, on the proposed acquisition of Sing Kung generally in accordance with the terms presented, including the redomestication merger and related transactions and the provision for the Sing Kung equity plan. In making its decision, the IAG board of directors reviewed, among other things, the latest form of stock purchase agreement and a written summary thereof, and reconsidered the updated valuation information (discussed in more detail below under the heading “Acquisition Valuation and Satisfaction of Meeting the 80% Test”) and the summary memorandum reflecting management’s due diligence through the date of the meeting. A further discussion of the factors considered by the IAG board of directors in approving the Sing Kung acquisition is presented below under the heading “Board Consideration and Approval of Transaction”.

Following the delivery of an initial draft of the stock purchase agreement, the parties continued negotiation of the stock purchase agreement through approximately April 22, 2008 when agreement was reached between Sing Kung and IAG, subject to receipt of requisite disclosure schedules by both parties and various other matters that were necessary to make the stock purchase agreement effective. On the basis of the preliminary agreement on the draft stock purchase agreement, Chardan China Investments, LLC closed its interim financing of $14.6 million for Sing Kung and William C. Morro, IAG’s Chief Executive Officer, made a third trip to China from April 20, 2008 through April 27, 2008 to review all of Sing Kung’s schedules and disclosures required by the stock purchase agreement and to continue due diligence on Sing Kung. In the course of that trip, Mr. Morro met daily with Sing Kung’s management, representatives and counsel. As a consequence of the disclosures made, continuing due diligence by IAG and other determinations, selected provisions of the stock purchase agreement were modified and additional disclosure was required before the stock purchase agreement could become effective. These modifications pertained to the inclusion of the purchase price adjustment provisions, changes in deadlines for meeting various covenants, refinement of the list of key managers with whom contracts needed to be signed prior to closing, correction of various defined terms and an agreement to consolidate cumulative changes in the stock purchase agreement in a single amended and restated agreement for ease of review and disclosure. The additional disclosures required related to delivery of tax returns for the Subsidiaries together with translated copies of all material contracts for the Subsidiaries and Sing Kung. It was agreed that that the remaining open items could be exchanged via e-mail and Mr. Morro departed from China.

The parties continued to exchange information and revisions to the stock purchase agreement following Mr. Morro’s return from China. Having previously received the requisite approval from its board as a result of the process described below, IAG management finalized the stock purchase agreement on May 15, 2008 and accepted the disclosures made by Sing Kung which resulted in the stock purchase agreement becoming effective. IAG filed a Form 8-K on May 20, 2008 that described the terms of the stock purchase and included a copy of a press release announcing the agreement with Sing Kung.

IAG management has continued to maintain close communication with Sing Kung’s management and representatives since effectiveness of the stock purchase agreement and IAG management returned to China from June 8 through June 16, July 24 through August 8 and September 19 through September 30 to receive updated disclosures and other deliverables required under the stock purchase agreement and to discuss company plans with its management. Between the effective date of the stock purchase agreement and a closing of the proposed transaction (if approved by the required number of IAG stockholders), Sing Kung is required to update its disclosure schedules and provide certain reporting to IAG. IAG has the right to withdraw from the transaction if there is a material adverse change in the business or prospects of Sing Kung or if there is a breach of the stock purchase agreement.

On October 29, 2008, IAG management called a telephonic meeting of its board of directors to review the status of the Sing Kung acquisition and to discuss concerns about the transaction terms in light of unfolding changes in the global capital markets.  The IAG board concurred that IAG management should carry out further analysis of the magnitude of changes needed to bring the transaction in line with emerging market norms and initiate discussions with Sing Kung management about changes in the transaction terms.

IAG management consulted with Chardan Capital Markets LLC (“CCM”), an investment banker engaged on September 5, 2008, to advise on transaction structuring matters and assist with management of public stockholder communications leading up to the stockholder vote on the transaction.  CCM gathered updated data on the SK Peer Group valuations (defined below in this section under the heading “Acquisition Valuation and Satisfaction of 80% Test”) and on other U.S. listed China-based companies whose valuations it deemed relevant to the valuation of Sing Kung and that information was conveyed to IAG’s board.  With the CCM analysis in hand, IAG management traveled to China on November 1 to get an update on Sing Kung’s business and open discussions about revising the deal terms.  In a series of meetings lasting through November 9 involving Sing Kung management and common and preferred stockholder representatives and CCM, IAG management negotiated revised terms for the acquisition that were more favorable to IAG stockholders and that reflected current market conditions.

On November 15, 2008, IAG’s board of directors met to review the updated information about Sing Kung’s operations, market valuation of comparables and proposed revised transaction terms (discussed in this section below under the heading “Acquisition Valuation and Satisfaction of 80% Test”).  At this meeting, IAG’s board unanimously approved the proposed revisions to the acquisition terms and authorized management to finalize an amendment to the stock purchase agreement that embodied the changes discussed.  That amendment was executed on November 28, 2008.

Following the November 28, 2008 amendment to the stock purchase agreement, IAG management continued to maintain close communication with Sing Kung’s management and representatives.  IAG management returned to China from December 8, 2008 to December 21, 2008 and again from February 25, 2009 to March 22, 2009.  In between visits, telephonic and e-mail communications were maintained with Sing Kung management.  In June 2009 it became apparent, after a review of key terms of the existing BT Project contracts by IAG management and the U.S. Securities and Exchange Commission, that if Sing Kung was to issue financial statements in accordance with U.S. GAAP it could not account for revenue using the percentage-of-completion method generally applicable to construction-type contracts.  The review also determined that the financial statements of SNC could not be consolidated under U.S. GAAP with those of Sing Kung until consummation of the acquisition of SNC by Sing Kung in December 2008.  As a result, Sing Kung management determined that it needed to restate its historical financial statements and revise its projections of revenue and profit under U.S. GAAP.  When completed in early July 2009, the restatements resulted in recognition of revenue and net income for SNC during different fiscal years than previously reported and substantially lowered revenue and net income for the year ending December 31, 2008.  Without modification of the contract terms for BT Projects in-progress, Sing Kung’s projections of revenue and net income for 2009 were substantially reduced as well.  In addition, delays in expected accelerated collection of BT project payments from customers and cash from consummation of the business combination with IAG constrained liquidity beginning in 2009, delaying completion of projects in progress and the start of new projects.

IAG management concluded that the financial statement restatements and project delays did not change the long-term outlook for Sing Kung’s growth and profitability, but they did create uncertainties that reduced the current value of Sing Kung’s business and made precise determination of a current value for Sing Kung more difficult.  As a result, beginning on June 23, 2009, IAG initiated telephonic discussions and electronic communications with Sing Kung management and its common and preferred stockholder representatives about revising the terms of the stock purchase agreement.  In the course of the negotiations relating to revising transaction terms, IAG management convened a telephonic board meeting on July 9, 2009 to update IAG’s board on the status of the Sing Kung business and developments related to the transaction.  The IAG Board concurred that IAG management should continue to pursue the business combination with Sing Kung because of the opportunity it represented for the IAG stockholders and that management’s efforts should continue to modify the transaction terms to ensure that they would be appropriate in light of the results reported in the restated Sing Kung financial statements and evolving financial market conditions.

On July 17, 2009, IAG management reached an agreement with Sing Kung’s board and stockholder representatives to amend certain key provisions of the stock purchase agreement, subject to approval of the IAG Board and approval by a requisite majority of its stockholders. The IAG Board met on telephonically on July 20, 2009 to formally consider the revisions to the key terms of the agreement.  At that meeting, the IAG board unanimously approved the amended terms and a recommendation to stockholders to vote in favor of the transaction and authorized IAG management to finalize transaction documentation embodying the amended terms of the stock purchase agreement, and to recommend approval of the transaction by the IAG stockholders.

Copies of the stock purchase agreement and Amendment No.1 and Amendment No. 2 thereto are contained in Annex A.

Sing Kung Private Equity Issuance

From the time that IAG held initial discussions with Sing Kung in January 2008, it was clear that Sing Kung required additional capital to take advantage of the contract opportunities available to it and to meet its financial projections for 2008 and beyond. Initial estimates suggested that about $20 million of supplementary capital would be required, and Chardan China Investments, LLC, together with certain co-investors, was interested in providing such capital if suitable terms could be negotiated, including a possible path to liquidity for itself and its co-investors. Without access to the supplementary capital and the resulting ability to demonstrate growth and profitability, IAG would not have been interested in acquiring Sing Kung. At the same time, IAG wanted Sing Kung to limit the amount of private equity capital raised to avoid unnecessary dilution for the combined company following the acquisition.

After analyzing Sing Kung’s cash needs to meet its 2008 earnings targets, IAG required a minimum private equity investment as a condition to effectiveness of the stock purchase agreement. This condition was satisfied through the issuance by Sing Kung of convertible preferred stock to Chardan China Investments, LLC and five co-investors. Under the terms of the issuance, the investors purchased 2,915,000 shares of Series A Convertible Preferred Stock of Sing Kung for an aggregate purchase price of $14,575,000. Such shares of Series A Convertible Preferred Stock have a conversion price per share equal to $5.00 and are convertible into an aggregate of 2,915,000 shares of Sing Kung common stock. Net proceeds received by Sing Kung from the offering were $14,345,000, after deducting expenses of the offering totaling about $200,000.

Chardan China Investments, LLC and the other investors are not parties to the stock purchase agreement with IAG. However, they did make their investment in Sing Kung subject to the understanding that, if permissible, IAG’s subsidiary (CNC) would make an exchange offer for all shares of Sing Kung preferred stock and common stock from holders who are not parties to the stock purchase agreement on the same terms as provided in the stock purchase agreement. Under the terms of Sing Kung’s Articles of Association, Sing Kung’s shares of Series A Convertible Preferred Stock (the “Sing Kung Preferred”) are automatically converted into shares of common stock if Sing Kung enters into a merger or business combination with a publicly traded company whose securities are listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ market at the time of the merger. The closing of the IAG transaction will not trigger such an automatic conversion. The investors were also provided with registration rights in the event that the business combination between IAG and Sing Kung does not take place. The investors can request that a registration statement be filed with the SEC to register the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock after the earlier of the ten-month anniversary of the investment or the termination or abandonment of the business combination with IAG. A condition to closing by IAG requires that the registration and time-related redemption rights of the Sing Kung Preferred be extinguished.

The imputed value of Sing Kung at the time of closing of the private placement was $262.3 million. This value is calculated on the basis that if converted, the private equity investors would own 2,915,000 of a total of 52,463,718 shares of Sing Kung common stock, or 5.6% for their $14.6 million investment (prior to consideration of the effect of the acquisition by IAG). As discussed below under the heading “Acquisition Valuation and Satisfaction of 80% Test”, following the July 17, 2009 amendment to the stock purchase agreement, this is a higher valuation than is being paid by IAG even though the private equity investment was made without the benefit of:

•	purchase price adjustments that are incorporated in the stock purchase agreement with IAG;

•	assurance that Sing Kung’s financial plan would be met; and

•	certainty that the IAG acquisition would be consummated and the liquidity that would result.

Dr. Richard Propper, one of our special advisors, has an affiliation with Chardan China Investments, LLC. Chardan China Investments, LLC purchased 1,835,000 preferred shares in the Sing Kung private equity placement for a total investment of $9,175,000.

IAG Management Analysis

IAG management performed several financial analyses similar to those traditionally performed by third-party financial advisors. While those analyses and their results are discussed elsewhere in this proxy statement/prospectus where it has been deemed applicable, this section lists analyses performed by IAG management and summarizes the results. We elected to perform the referenced analysis internally because IAG management was qualified to do so based on the experience and credentials of its officers. Also, we felt it would best prepare members of our management to monitor and coordinate with Sing Kung during the pendency of the business combination and to support CNC following the acquisition, either as continuing board members or in such other roles as CNC management may request. Finally, by conducting these activities ourselves, we were able to expedite their completion and avoid unnecessary expense. Specifically, Mr. Morro’s relevant experience includes his work over the last 13 years as the Managing Director of three equity investment businesses, Heller Investments, Inc., BMO Nesbitt Burns Equity Partners (US), Inc. and investment affiliates of InterAmerican Advisors, LLC, and his other business activities before and since that have included principal investments in the equity of and memberships on more than 20 corporate boards that were themselves active in making acquisitions. Many of these were acquisitions in foreign countries, including China. As a principal of InterAmerican Advisors, LLC, Mr. Morro also advises clients on acquisition and valuation matters. Dr. Sinkin has extensive experience making and advising on acquisitions and business combinations in emerging markets. As the founder of InterAmerican Advisors, LLC and affiliates and as a result of his past board memberships for corporations, Dr. Sinkin is routinely involved in assessing corporate valuations as a principal and advising the firm’s clients on such matters.

Sector Analysis and Business Due Diligence

The IAG management team collected extensive information on Sing Kung’s industry sector from interviews, published (publicly available) materials prepared by third parties and by reviewing proprietary materials compiled by Sing Kung for its own use and by Chardan China Investments LLC for its private placement investors. We devoted considerable time to reconciling inconsistencies, confirming key information about the market size and growth dynamics from multiple sources and analyzing trends affecting the industry. A summary of this information was provided in the March Report (described below) that was presented to the IAG board of directors as a basis for its consideration of whether or not to proceed with the proposed transaction and to recommend it to the IAG stockholders. Key conclusions from this analysis are included below in this section under the headings “Due Diligence Process and Report” and “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board” as well as  in the section titled “Information About Sing Kung and the Subsidiaries”.

Sensitivity Analysis and Reasonableness-Testing of Sing Kung Financial Projections

IAG management analyzed the Sing Kung financial projections and updates thereof that were provided throughout the transaction negotiation process. This analysis included such steps as verifying and, as necessary, correcting the profit and cash flow calculations, confirming that costs and margins were consistent with past performance or were reasonable in light of operative contract terms and other factors, evaluating the adequacy of the project pipeline to support the projected contract volume and preparing alternative projections under scenarios that included different assumptions than Sing Kung presented with respect to capital requirements, capital availability, collection rates, project margins and the like. The scenario we deemed to be most likely if Sing Kung had access to the cash of IAG following a business combination is referred to below in this section as Scenario II under the heading “Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition”. Specifically, this analysis showed that the earnings, and therefore the value of the combined business, was likely to increase substantially if CNC had access to the IAG cash held in trust prior to the end of 2008.

Identification of Comparables and Related Valuation Analysis

IAG management analyzed reference valuations for companies in a similar line of business to that of Sing Kung for the purpose of assessing Sing Kung’s fair market value. Initially this activity involved a very limited review of price-to-earnings ratios of companies identified as comparable by Sing Kung’s financial advisor, Beijing Sinokosen Investment Company, Ltd. and discussed above in this section under the heading “History of Discussions between IAG and Sing Kung”. The results of this preliminary analysis were only used to establish initial interest by IAG in a transaction and to provide a reference point in preliminary discussions about transaction value.

Prior to the February 27, 2008 review with its board, IAG management refined and revised the list of companies it believed were comparable to Sing Kung and appropriate to use as a valuation benchmark. The final list, selection of the price-to-earnings ratio as the most relevant valuation reference point and the conclusions of IAG management about the fair market value of Sing Kung are presented in this section under the heading “Acquisition Valuation and Satisfaction of 80% Test”. Updated information considered by the IAG board at its November 15, 2008 meeting and July 9 and 20, 2009 meetings is also presented under the same heading.

Acquisition Structuring and Valuation

As described above, IAG management analyzed and negotiated the transaction structure with the other parties - Sing Kung and Chardan China Investments LLC and their respective representatives. IAG management’s analysis of the value of Sing Kung was central to the incorporation in the stock purchase agreement of various provisions including, among others, the purchase price adjustment provisions and covenants to limit actions that could result in dilutive changes in the conversion ratio of Sing Kung preferred stock held by Chardan China Investments, LLC and its co-investors. A key goal of IAG management was to structure a business combination so that the value it was paying for Sing Kung, when combined with IAG’s own market value, would be less than the fair market value of the combined company at the time IAG stockholders vote on the acquisition, i.e., the transaction would be accretive to the IAG stockholders. Our conclusions about the favorable acquisition valuation of Sing Kung initially, and as a result of the adoption of Amendment No.1 to the stock purchase agreement, are discussed below in this section under the titles “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board” and “Acquisition Valuation and Satisfaction of 80% Test”.

Performance of the 80% Test

We are precluded from making an acquisition that does not have a fair market value equal to at least 80% of IAG’s net assets at the time of acquisition. In the course of assessing the fair market value of Sing Kung, we also determined that this requirement was met. The conclusions of IAG management in this regard are presented below in this section under the heading “Acquisition Valuation and Satisfaction of 80% Test”.

Board Consideration and Approval of Transaction

Due Diligence Process and March 2008 Report

After the February 27, 2008 board review of the Sing Kung opportunity, IAG management began an in-depth financial review and analysis of Sing Kung and initiated other due diligence steps. This activity included assessment of the available information about the target and the market in which it operates and involved accountants and legal counsel in Hong Kong and China.

Preliminary due diligence findings were shared informally with IAG board members after February 27, 2008 and questions and suggestions of the board members were incorporated into the ongoing due diligence process as it proceeded. On March 25, 2008, IAG management delivered its report (the “March Report”) to the IAG board to enable it to formally consider the Sing Kung transaction. The March Report included general information about Sing Kung and its subsidiaries (including their corporate and management structure, the nature of their business, the markets in which they operated and basic historical financial information as well as project forecasts). A summary and discussion of key findings from the March Report is provided below.

That due diligence report covered the following topics relating to Sing Kung and its business:

•	Corporate History and Development and Management Backgrounds

•	Sector and Market Analysis

•	Business Model and Legal Framework for Serving PRC Municipalities

•	Operations and Outsourcing

•	Strategic Relationships

•	Historical Financial Performance

•	Project Pipeline and Projected Performance

•	Significant Contracts and Commitments

•	Risk Factors and Mitigates

The report of IAG’s management confirmed and elaborated on the information previously provided by Sing Kung’s management to Chardan China Investments, LLC and to IAG. The report included confirmation that Sing Kung (through its subsidiaries) was actively engaged in planning and developing infrastructure projects encompassing site preparation and construction of surface roads and utility (water, power and waste) networks for various municipalities in the PRC and that its contracts with municipalities were BT (build-transfer) contracts pursuant to which the municipalities pay for the developer’s contracted services over time. It presented the qualifications of the Sing Kung management team and their depth of experience with planning and development projects of this nature. The report also noted points of distinction between Sing Kung and other companies identified as competitors or potential competitors for one or more elements of service that are typically provided by Sing Kung to its municipal customers. It also noted that direct competition is limited, since construction companies undertaking development under BT contracts do not generally also provide urban planning and post-completion financing support for their municipal customers. The broad scope of Sing Kung’s services to its municipal clients and its depth of capabilities to provide turnkey infrastructure development support were identified in the March Report and acknowledged by the IAG board as providing meaningful competitive advantages to Sing Kung.

The March Report confirmed that Sing Kung had developed, or was actively negotiating proposals to complete infrastructure developments, ranging from RMB150 million to RMB3 billion (approximately $23 million to $441 million) with completion time frames ranging from three months to three years. One of the projects in negotiation at the time of the report was subsequently signed, bringing the total project backlog to a level of RMB1 billion, sufficient to meet one of the IAG conditions for effectiveness of the stock purchase agreement and giving IAG management additional confidence in Sing Kung’s ability to build its project backlog in line with projections. Although the projects contracted by Sing Kung are substantial individually and in the aggregate, they represent only a very small fraction of the total funds spent on infrastructure development in China each year, an amount that is also projected to grow rapidly. China’s 11th 5-Year Plan (2006-2011) calls for an increase in annual fiscal expenditures on city infrastructure construction to rise from RMB759 billion in 2006 to approximately RMB1.4 trillion by 2011. The March Report noted that the infrastructure spending was compelled by a dynamic of urban migration that the McKinsey Global Institute projects will swell urban populations in China by more than 350 million between 2005 and 2025. Consequently, the March Report concluded that demographic trends coupled with government commitment to respond creates an attractive growth opportunity for Sing Kung, notwithstanding competitive activity that exists or may develop.

Sing Kung’s business model was described in the March Report and the way in which Sing Kung has tailored its execution of the BT development process to the legal and political framework within the PRC was described. An important finding of the report was that the changes in regulations in 2004 provided a clear basis for private financing of municipal projects under the BT framework, notwithstanding conflicting limitations on municipal financing. The report also identified the importance to the success of Sing Kung’s business plan of its strategies for selecting projects and municipal sponsors and for the acceleration of municipal repayment obligations. The selective outsourcing of certain project execution activities including various engineering and construction functions was also identified in the report as being important to meeting management’s targets for revenue growth and the significance of key strategic relationships was highlighted.

The March Report also discussed the historical audited and internally reported financial performance of Sing Kung. That financial information showed a dramatic year-over-year increase in revenue and profits for Sing Kung during the first months of 2008. To help confirm the reliability of the financial information, the report examined revenue recognition policies, the quality of the company’s accounts receivable balances and factors that might affect the collectability of receivables from the Sing Kung’s municipal customers. Subsequent delivery of the audited financial statements for the quarter ended March 31, 2008 seemed to indicate that Sing Kung’s internal results and near-term projections provided an accurate description of Sing Kung’s performance for ongoing projects and of its balance sheet. These audited results increased IAG management’s confidence in the financial controls and accounting systems and in the ability of Sing Kung management to forecast and execute project steps. As discussed above, the financial statement restatements by Sing Kung in July 2009 call into question some of the conclusions of the March report and led IAG management to seek revisions in the transaction terms.

An important item in the March Report was the magnitude of contracts executed and in the negotiation process. The value of contracts is distinct from revenue, in that some or all of Sing Kung’s projects span two or more fiscal years. As a result, revenue from a contract entered into in one year may not be fully recognized in that year or even the next. Also, only a fraction of project value (ranging from about 20% to 40%) has historically been allocated to Sing Kung as revenue. However, growth in the dollar value of project contracts in negotiation or obtained is an indicator that the business is expanding and has the potential to continue doing so; it also was deemed to provide information useful for projecting future revenues and profits, particularly in light of the fact that the contracts performed in 2008 resulted in the recognition by Sing Kung in its income statement of all project revenues. The dollar value of contracts obtained in 2008 through the date of the March Report and subsequently (through the date of this proxy statement/prospectus) compared with contracts obtained by Sing Kung, Century City and SNC combined for the entire fiscal year of 2007 increased more than 3.3 times, indicating that Sing Kung was on track to experience continued growth in average revenues over the next few quarters.

One of the more important aspects of the March Report was the financial projections that Sing Kung provided to facilitate IAG’s assessment of Sing Kung’s future growth; this forecast, together with a sensitivity/scenario analysis performed by IAG, was the primary basis for the valuation IAG’s management completed for Sing Kung (this analysis is further described above in this section under the heading “Sensitivity Analysis and Reasonableness-Testing of Sing Kung Financial Projections” and key conclusions from the analysis are summarized below in this section under the heading “Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board - Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition”).  The exercise of forecasting, and therefore the evaluation of forecasting practices, is inherently uncertain, and the ability of a company to do it with precision reflects a management with an understanding of its business and markets and an ability to adopt and execute a realistic business plan effectively. IAG management determined, as reflected in the financial projections that were included in the March Report, that Sing Kung was forecasting annual growth in both consolidated revenues and profits of more than 40% per year through fiscal 2012 as shown in the table below:

Sing Kung Summary Forecast (March Report)

Fiscal Year	2007	2008	2009	2010	2011	2012
Revenue (RMB millions)	11	450	690	966	1,353	1,939
Net Earnings (RMB millions)	13	282	432	605	847	1,214

Notes:
For comparative purposes, 2007 figures are shown for both revenue and net income that were earned by SNC prior to its de facto acquisition by Century City. 2007 net income includes gains that were not reflected in revenue. Consequently, these figures differ from consolidated 2007 revenue and net income for Sing Kung as reported in its audited financial statements.

Revenue and income amounts assume revenue recognition applying the of percentage-of-completion method applicable to construction-type contracts. Under US GAAP this revenue recognition methodology is not appropriate for projects completed by Sing Kung prior to or in progress as of June 2009.  Under the revenue recognition policy applied by Sing Kung as of March 31, 2009 and in earlier fiscal periods (consistent with SFAS 13 for sales-type leases), both revenue and net earnings would be substantially lower in all years.

The March Report examined closely the reasonableness of Sing Kung’s projections, with particular emphasis on the change in scale of revenue from 2007 to 2008 and the implied adjustments to operational capability. IAG management also explored the anticipated growth in demand for fully-financed urban infrastructure development within Sing Kung’s prospect universe and the capabilities of Sing Kung to supply such demand on competitive terms and with its available resources. IAG management’s view, reflected in the March Report and in discussions with the IAG board, is that Sing Kung’s forecasting had a reasonable basis and did not fully take into account the potential for additional growth that could be funded by capital available from completion of the business combination with IAG. The March Report concluded that having access to IAG’s funds could further enhance revenue and earnings.

The IAG board of directors recognized that projections are only estimates of future operating results, rather than guarantees of future performance. Because of the inherent uncertainties associated with these projections, the IAG board of directors did not request the projections provided by Sing Kung to be subject to any representations or warranties in the stock purchase agreement. The IAG board recognized that the future operating results of Sing Kung will be affected by numerous factors, including those discussed in the "Risk Factors" section of this Proxy Statement/Prospectus, most of which are outside of the control of IAG, Sing Kung, CNC and their respective boards and executive officers. As such, the IAG board viewed the projections as a means to validate its conclusion about the prospects for continued growth of Sing Kung's business; the IAG board urges IAG stockholders not to assume that future operating results will conform to these projections. In spite of the best efforts of the combined company’s management, CNC and Sing Kung, actual operating results will differ from these projections.

In addition to examining projections for the volume of Sing Kung’s business, IAG management looked at the projected pricing and margins Sing Kung achieved on its products and services. Because of constraints on capital available for infrastructure development worldwide and in China in particular, IAG management concluded that it was reasonable to expect that Sing Kung could preserve its projected net margins through the forecast period. Other factors contributing to this conclusion by IAG management are the limited competition that Sing Kung confronts because of both the level of demand in China for urban infrastructure development and the unusual scope of its service offerings and the high resulting value provided to its municipal clients. In addition, Sing Kung now possesses a valuable set of solutions to many of the most critical problems associated with urban infrastructure development, giving it a competitive edge and improving its efficiency.

On the basis of the information contained in the March Report, IAG’s management concluded that the information it had received previously from Sing Kung’s management about the operations of SNC and Century City was correct: that its capabilities were substantial, its prospects for growth significant and its ability to compete on price and quality terms was considerable. While these projections and assessments may not ultimately prove to be accurate, IAG’s management believed that they, together with the variable portion of the consideration based on actual future financial performance, constitute a reasonable basis for the pricing of the transaction to acquire control of Sing Kung. IAG’s board concurred and thus approved and recommended the proposed transaction.

Diligence and Analysis Process Subsequent to Amendment of Stock Purchase Agreement

IAG management maintained close contact with Sing Kung management and the progress of the target business throughout the period following the initial effective date of the stock purchase agreement.  This included a 4-week trip to China in March 2009 to analyze all Sing Kung BT Project contracts to enable determination of the correct revenue recognition policy under U.S. GAAP.  Throughout the period from mid-2008 through mid-2009, IAG management observed that Sing Kung had the capability to identify and win contracts at a rate equal to or greater than that originally projected, and that if it had access to capital it could execute the contracts as planned.  This information obtained about Sing Kung and its business activities was shared with the IAG board informally and at all IAG board meetings.

When Sing Kung decided that it was necessary to modify its historical and current revenue recognition policy and restate its financial statements, IAG management concluded that there was not enough of a change in the fundamentals of the Sing Kung business to justify a reforecast revaluation of the business based on the reforecast.  In part this conclusion was reached based on the conclusion that Sing Kung was likely to be able to revise its ongoing BT Project contracts and negotiate future BT Project contracts so as to qualify for revenue recognition using percentage-of-completion method applicable to construction-type contracts.  While there is no assurance that Sing Kung will be able to utilize percentage-of-completion accounting in the future, it was the conclusion of IAG management that if it is able to do so, Sing Kung’s reported revenues and earnings could be at levels originally forecast in 2010 or 2011.  This conclusion was discussed with the IAG board and it was agreed that a structural approach to dealing with this uncertainty would be more effective than trying to reach consensus with the Sing Kung Stockholders solely based on revising the implied value at which Sing Kung common shares should be exchanged for CNC common shares in the business combination.  It was also the conclusion of IAG management that the fundamentals of the Sing Kung business model were sufficiently strong that it should not abandon pursuit of the business combination because of restatement of the Sing Kung financial statements.

Interest of IAG Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of IAG to vote for the proposals to approve the stock purchase agreement, the redomestication merger and the equity plan, you should be aware that certain members of the IAG board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of IAG stockholders generally. In particular:

•
if the stock purchase is not approved and IAG fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, IAG would be required to liquidate. In such event, the shares of common stock held by IAG’s directors and officers and their affiliates and special advisors would be worthless because the aforementioned persons are not entitled to receive any of the liquidation proceeds, and the warrants they hold to acquire 1,000,000 shares of IAG’s common stock at an exercise price of $5.00 per share will expire worthless. These warrants have a market value of $2.07 per warrant, based on the closing price on August 8, 2008.

•
IAG’s executives and directors and certain of their affiliates and special advisors own a total 1,250,000 shares of IAG’s common stock and have warrants to purchase another 185,000 shares for nominal consideration, an amount that will be reduced to 55,850 shares to comply with Amendment No.1 to the stock purchase agreement. In the aggregate these securities have a market value of $9,402,120 based on IAG’s share price of 7.20 as of December 16, 2008. However, as IAG’s directors, executives and special advisors and their affiliates are contractually prohibited from selling the referenced shares prior to September 5, 2009 (during which time the value of the shares may increase or decrease) and they have agreed to waive the closing dividend (as described below under the heading “The Stock Purchase Agreement”), it is impossible to determine what the financial impact of the stock purchase will be on IAG’s directors and executives; and

•
the transactions contemplated by the stock purchase agreement provide that IAG stockholders, together with Sing Kung preferred stockholders who participate in the exchange offer, have the right to elect four members of the board of directors of CNC and up to four members of the current board and management could be elected to those positions and thereby be eligible for future compensation.

Reasons for the Stock Purchase by IAG and Recommendation of the Purchase by the IAG Board

As noted above under the heading “IAG Management Analysis”, IAG management conducted a due diligence review of Sing Kung that included an industry analysis, a description of Sing Kung’s existing business model and business operations and financial projections in order to enable IAG’s board of directors to ascertain the reasonableness of the proposed consideration. Throughout the negotiation process, IAG management continued to assemble and review relevant due diligence materials and, on March 25, 2008, delivered to its board the March Report, a due diligence package that included a summary of the information regarding Sing Kung that it had compiled through that date. The content of the March Report is further described above under the heading “Due Diligence Process and Report”. During its negotiations with Sing Kung and representatives of its stockholders, IAG did not receive services from any independent financial advisor, although it relied upon published, publicly available work from multiple independent professional, academic and government sources.

The IAG board of directors relied on the March Report, informal updates to the information contained therein and their own knowledge and experience to conclude that the stock purchase agreement with Sing Kung and certain of its stockholders is in the best interests of IAG’s stockholders. The IAG board of directors did not obtain a fairness opinion in making this determination.

Each member of IAG’s management and board of directors has substantial previous experience in performing and evaluating due diligence of acquisition targets and in valuing companies, including those operating in emerging markets such as China. Mr. Morro’s experience includes his work over the last 13 years as the Managing Director of three equity investment businesses, Heller Investments, Inc., BMO Nesbitt Burns Equity Partners (US), Inc. and investment affiliates of InterAmerican Advisors, LLC, and his other business activities before and since that have included principal investments in the equity of and memberships on more than 20 corporate boards that were themselves active in making acquisitions. Many of these were acquisitions in foreign countries, including China. As a principal of InterAmerican Advisors, LLC, Mr. Morro also advises clients on acquisition and valuation matters. Dr. Sinkin has extensive experience making and advising on acquisitions and business combinations in emerging markets. As the founder of InterAmerican Advisors, LLC and affiliates and as a result of his past board memberships for corporations, Dr. Sinkin is routinely involved in assessing corporate valuations as a principal and advising the firm’s clients on such matters. A member of IAG’s board of directors, Mr. Bazet, is currently CEO of Cobra Electronics, a public company in the United States that has been active making acquisitions and growing its operations in emerging markets including those in Asia. For more than 20 years prior to becoming CEO of Cobra, Mr. Bazet led acquisition and divestiture efforts for other companies he served in the capacity of President, CEO or Chief Restructuring Officer. Another director, Dr. Herminio Blanco Mendoza, sits on multiple corporate boards, including those of public companies and financial institutions such as BANORTE. He holds a PhD in Economics and is CEO of an international strategic consulting firm in Mexico that routinely advises clients on acquisition and valuation matters. He is an expert in acquisition matters, particularly in emerging markets. Mr. Wolfson, IAG’s third independent director, was a partner at Baker & McKenzie, a leading international law firm, prior to becoming General Counsel of CLARCOR, a U.S. public company. His professional practice for well over a decade has been heavily concentrated in advising both private and public corporations and assisting them to complete merger and acquisition transactions A high percentage of his work has involved transactions with companies in international and emerging markets. Collectively, the experience of these individuals in performing and evaluating due diligence of acquisition targets and valuing companies, including those operating in emerging markets such as China, enabled them to review the Sing Kung acquisition opportunity critically and thoroughly.

The IAG board of directors considered a wide variety of factors in connection with its evaluation of the Sing Kung stock purchase. While no single factor controlled the decision of the IAG board to enter into the stock purchase agreement or the final agreed upon consideration in the stock purchase, IAG’s board of directors reviewed information about Sing Kung’s industry, its competitors and its historical and prospective financial performance, together with the valuation analysis of IAG management that were provided in the March Report in order to assess whether the stock purchase is fair to IAG and in the best interests of IAG’s stockholders. Many of those factors, such as the urban planning experience and longstanding involvement with government institutions and policy-making committees were not quantifiable. Those that could be quantified, such as the value of the company if certain net income levels were achieved based on assumed price/earnings ratios, were quantified, and some of the factors considered, such as potential growth rates for Sing Kung and the sector in which it operates, were inherently quantitative in nature. The IAG board of directors did not consider it useful to assign relative weights to the specific factors it considered in reaching its decision. Rather, once it concluded that the pricing of the transaction would provide value to IAG’s stockholders in excess of the redemption value of their stock if projections of future net income and earnings multiples were approached or met, it focused instead on the relative collective weight of the other positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision.

In considering and deciding to enter into the stock purchase and to amend it rather than abandoning the transaction, the IAG board of directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed below under the heading “Potential Disadvantages of the Business Combination with Sing Kung.”

Sing Kung represents an opportunity to invest in a growing, dynamic industry based in a strong economy.

A criterion important to IAG’s board of directors in approving an acquisition target was that the company be in an emerging or expanding industry in a strong and stable emerging market economy to maximize the potential for growth. While the urban planning and infrastructure development industry has been in existence for many decades, it is far from having reached maturity in China. China’s investment in modern urban infrastructure really only began after the country opened up international access roughly 30 years ago. Urban infrastructure has been developing rapidly for only two decades and it is still accelerating rapidly throughout the country because of urban growth pressures and the fact that it takes time to implement improvements widely in a country the size of China. The enormous capital requirements and scale of the projected infrastructure development requirements in China is fostering the implementation of innovative new mechanisms for efficiently implementing and financing infrastructure development projects. This dynamic situation was viewed as ideal for investment by the IAG board because of the opportunities created for a capable and nimble young company like Sing Kung that is trying to establish itself as a leader in integrated urban planning and development. For more information on the Chinese urban infrastructure market, see “About Sing Kung and Affiliates - Market Overview.”

In addition to operating in an attractive sector, Sing Kung is focused on building its business in China. The PRC is generally recognized as having one of the world’s strongest economies, with real annual growth above 7% for more than a decade and recent GDP growth rates in excess of 10% per annum. In addition, the PRC government has substantial financial reserves to allocate to infrastructure development, either through direct funding of municipalities or through government-controlled development banks, and the Central Committee has made city development and redevelopment a priority in its 5-year plan. The IAG board concluded that these economic fundamentals would be very positive for companies serving China’s municipal sector and this conclusion enhanced the IAG board’s favorable assessment of Sing Kung.

Sing Kung demonstrates high potential for future growth in net income.

From the outset of its search for a target, IAG’s management sought a company that had established business operations, that was generating current revenues and profits and that had the potential to experience rapid growth in net income in the future if capital and other constraints were lowered. All of these are important factors in driving stockholder value. Based on its evaluation of Sing Kung, the IAG board considered the potential for growth in net income to be one of the strongest factors favoring a business combination between IAG and Sing Kung.

IAG’s board of directors determined that Sing Kung has developed a business model that is unusually scalable; it has the management infrastructure to execute effectively as it grows; and the company and its management have credibility and a favorable reputation within the relatively small community of government leaders who guide and approve municipal development. These factors, coupled with the rapidly growing demand for its services and turnkey development expertise, support the company’s potential for growth. The effectiveness of Sing Kung’s positioning is borne out in the results through June 2009. The project backlog was bolstered by the award of additional projects with a total estimated value of more than $200 million in the next 2 years and substantial performance on projects awarded that have the potential to generate net income in excess of $15 million in fiscal 2009 under new revenue recognition policies, that are in accordance with U.S. GAAP. For additional specific reasons such as those set for below, IAG’s board of directors concluded that Sing Kung has the ability, and following the business combination with IAG will have the capital, to continue the rapid growth and high margins that it has recently demonstrated:

•
Since its formation roughly three years ago, Sing Kung has demonstrated its ability to deliver turnkey infrastructure projects and it has become an accepted planning and development partner for municipal governments; it and its management are also recognized as being an effective solutions provider for municipal leaders struggling with meeting the demands of urbanization.

•
The use of carefully-selected outsource partners for performing staff-intensive functions such as civil engineering and capital-intensive functions such as civil construction allows Sing Kung to respond rapidly to new contract opportunities without geographic limitations and without the necessity of high fixed costs. This strategy also helps Sing Kung maintain net margins during periods of fluctuating income such as the winter months when construction activity is limited by weather.

•
Sing Kung’s senior managers, urban planning professionals and economists are involved in more than 30 urban planning projects at various stages of completion that provide a pipeline of future opportunities to propose on BT infrastructure developments. Many of these are multi-phase, multi-year projects with individual project values in excess of RMB1 billion. Without further expanding its relationships, Sing Kung appears well positioned to continue to grow at or above the rates projected by its management.

•
Sing Kung’s careful focus on planning and sponsoring municipal developments that have a sound economic basis helps it achieve accelerated repayment of municipal receivables that permits its capital to be reinvested in new projects to feed continuing growth. Sing Kung’s attention to project economic viability also benefits its municipal clients who can more quickly and effectively access development bank financing or realize revenues from land use and thereby generate funding for future needs. Success for its municipal clients adds to Sing Kung’s reputation and limits the necessity for it to win bids solely because it offers the lowest price.

•
For statutory and political reasons, China’s municipalities do not have completely open access to the international financial markets for funding municipal development. The PRC government’s authorization of BT developments was a first step in broadening municipal access to private financing, but currency control policies and government efforts to manage inflation suggest that continued opening of such access will come over a period of years. The number of companies currently positioned to credibly execute BT infrastructure developments for municipalities is relatively small compared with the potential demand and projects are seldom won based primarily on bid price. Indeed, most awards are made at scheduled prices set by the government and awards are usually made based on other bid elements including the developer’s execution capability, commitments to use local resources and proposed terms of repayment. This dynamic is expected to help preserve margins for Sing Kung, especially if it continues to be successful in achieving accelerated repayments from municipalities, and thus reduces its need and cost for capital.

In view of the opportunities for Sing Kung to sustainably increase revenues, combined with the reasonable prospect that it will preserve its margins, Sing Kung is poised for a high rate of growth in profits over the next several years. Future profitability is a key consideration in determining the value of a business. The IAG board of directors concluded that, should the stockholders approve the business combination between Sing Kung and IAG, sustained increases in the share price of IAG common stock could be achieved, providing substantial benefit to the IAG stockholders.

The experience of its management favors Sing Kung’s continued success.

Another criterion important to IAG’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. IAG’s board of directors concluded that Sing Kung’s management meets those requirements. They have assembled specialist capability in critical urban and economic planning, consortium organization, project management and commercialization and financing that can deliver comprehensive infrastructure development solutions for growing and resource-constrained municipalities within the PRC today. The success and experience of Sing Kung’s executive team and its ability to draw on and integrate specialized knowledge and relationships was also judged to be a major factor favoring the company’s future expansion and making it difficult for competitors to replicate. The accomplishments and high levels of profitability achieved by the enterprise in only three years is clear demonstration of the capabilities of its management team.

Sing Kung’s acceptance as a planning resource and trusted counterparty for urban development by institutional authorities and municipalities in China is expected to help sustain its growth and profit opportunities and lower risks to stockholders of the combined company.

The PRC government bureaucracy is highly focused on the achievement of planning and policy objectives. Companies and individuals that are perceived to be instrumental in realization of those objectives tend to enjoy additional opportunities and a high level of support from authorities operating within the country’s political system. Sing Kung has succeeded in establishing itself as a recognized and reliable resource for municipal governments, the NDRC, and various development banks dealing with urban infrastructure expansion. Without this, Sing Kung’s growth plan would not be credible. Having passed this hurdle, if Sing Kung continues to perform as expected for its municipal clients, it will have the benefit of strong referrals from within its universe of target customers and constituents. The IAG board concluded, based on its members’ previous experience in dealing with companies operating in the PRC, that Sing Kung:

•	will have standing and access to centers of political influence that will meaningfully broaden the set of growth opportunities open to it over time;

•	will be able to resolve operating problems on a time frame and using resources not generally available to all competitors operating in its sector; and

•	will preserve access to information that gives it a competitive advantage or lowers its investment and execution risks.

These advantages of being accepted by and having access to the country’s political authorities could significantly help Sing Kung build and sustain share value over time.

A business combination with IAG would add substantially to Sing Kung’s momentum.

Sing Kung has achieved recognition as a qualified urban infrastructure solutions provider and developer in China as a private company. As a result, Sing Kung has opportunities to undertake more attractive and larger-scale projects than its capital resources currently permit, i.e. capital limitations are its greatest current constraint. However, as a result of the proposed business combination between IAG and Sing Kung, the combined company’s capital resources would be augmented by IAG’s cash and possibly by proceeds from the exercise of its warrants. Sing Kung would also acquire the positive attributes of a public company, including the credibility of being supported by public market investors and transparency about its financial condition that would reinforce its strengths apparent to government leaders and to other capital providers for projects the company wishes to sponsor in the future. Those attributes were deemed likely by the IAG board to be helpful in building the momentum of Sing Kung for further growth in a number of ways. For example, being public could facilitate access to even more capital for the combined company at a comparatively low cost (from borrowing, a supplementary public offering, or use of its own stock as consideration) in the event it decides to push for additional organic growth or to augment organic growth through acquisitions. The attributes of being a public company might also further enhance the combined company’s access to attractive projects. IAG’s board concluded it would help the combined company attract and retain top management talent needed to sustain growth and forecast financial performance.

Sing Kung will be able to execute its business plan if the transaction is approved, even if the maximum possible number of IAG’s public stockholders vote against the stock purchase and exercise their conversion rights and IAG enters into share repurchases, put/call agreements or other arrangements that reduce the funds ultimately available from the IPO trust account.

IAG’s board of directors considered the risk that just under 20% of the current public stockholders of IAG could vote against the stock purchase and demand to convert their shares for cash. That would not prevent the transaction from closing, but it would reduce the amount of cash available to the combined companies following the stock purchase from approximately $43 million to roughly $13.8 million after giving effect to the closing dividend. In the course of its deliberations, IAG’s board of directors deemed that having a lesser amount of capital, or even no capital, available from IAG at the closing of the business combination would still permit Sing Kung to achieve its near-term objectives given its expectations for receiving accelerated payments related to projects in progress. Moreover, having a lesser amount of capital would not place any limitations on the combined company to access the capital markets at a future time in order to meet its growth needs.

Due diligence information materials supported the recommendation of IAG management that the IAG board should approve the acquisition.

In performing the analysis described above, IAG’s board of directors had the benefit of being able to review the March Report prepared by IAG management and had access to informal updates from IAG management and other due diligence materials as requested. The contents and findings of the March Report have been further described above under the heading “Due Diligence Process and Report”. The March Report provided a basis on which the IAG board could evaluate the Sing Kung acquisition. At the time of the IAG board approval, some diligence materials customary for a transaction of this nature that confirmed the company’s historical performance or financial condition had not been gathered or were not available. In such cases, the March Report delineated assumptions to be confirmed before the transaction was finalized. The board’s approval of the transaction was conditioned on receipt of confirmatory diligence materials in form satisfactory to IAG management and consistent with assumptions set forth in the March Report. Subsequent to the board action of March 27, 2008 and prior to effectiveness of the stock purchase agreement, IAG management received and reviewed diligence materials and disclosures in connection with Sing Kung’s representations and warranties that were satisfactory and met the board’s conditions. Until receiving notification from Sing Kung in June 2009 that it would need to restate its financial statements, subsequent updates based on Sing Kung’s disclosures have been affirmed in compliance with the board’s minimum conditions.  Subsequently, based on the revised terms incorporated in the July 17, 2009 amendment to the stock purchase agreement, the information provided by and obtained about Sing Kung supported the continued recommendation of IAG management that the IAG board approve the acquisition.

Valuation information considered by the IAG board supported the recommendation of IAG management that the IAG board should approve the acquisition initially and at each point when modifications to the transaction terms were proposed.

IAG management conducted sensitivity analyses to evaluate, in part, the impact that additional capital availability could have on Sing Kung’s future earnings. The results were used in an analysis of the Sing Kung transaction value that was included in the March Report prepared for the board. Utilizing the SK Peer Group and the valuation methodology described below under the heading “Acquisition Valuation and Satisfaction of 80% Test”, IAG management assessed Sing Kung’s value based on expected current-year and forward earnings.

In an effort to assess the impact of the business combination (and additional capital availability) on the value of the combined business, two scenarios were evaluated, each incorporating consistent revenue recognition and margins assumptions. Scenario I, which assumes no access to capital from IAG was management’s forecast (slightly above the incentive target levels of $38 million for 2008 and $56 million for 2009). Scenario II included additional project activity that could be undertaken by Sing Kung if it had access to all of IAG’s cash in trust assuming that the transaction was consummated after the third quarter of 2008. The scenarios differ only in that the second assumes full utilization of capital resources available from IAG to drive increased revenue. Both scenarios assume that revenue is accounted for using the percentage-of-completion method applicable to construction-type contracts and under the Net Method (as described in the Section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Key Accounting Policies and Estimates – Revenue Recognition”) and that collection of municipal receivables would be accelerated and would be collected within two years as projected by Sing Kung management. Even though Sing Kung is not currently able to report revenues and net income under U.S. GAAP using the percentage of completion method and the capital expected to be provided by IAG will be lower because of the closing dividend, the scenario analysis was still deemed useful for evaluating the impact of supplementary capital availability on Sing Kung’s earnings potential.  Forecast revenues and net earnings for each scenario evaluated in March and November 2008 and in July 2009 are shown in the table below:

Fiscal Year Ending	12/31/07	12/31/08	12/31/09	12/31/10

	Scenario I - Management Forecast
Sales ($ millions)	1.6	64	99	138
Net Earnings ($ millions)	1.9	40	62	86

	Scenario II - Forecast with IAG Cash Available

Sales ($ millions)	1.6	73	154	231
Net Earnings ($ millions)	1.6	46	98	147

In its valuation analysis in March 2008 and November 2008 giving effect to the increased availability of financial resources that could potentially result from the acquisition, IAG management compared values for the combined business under Scenario I and Scenario II based on the average forward PE ratio for the SK Peer Group, discounted by 30%, and utilizing the 2009 net income numbers from the table above. As summarized in the table below, the impact on valuation of additional capital equal to the full amount of funds in the IAG trust account is an increase of more than 50% under the parameters applied in March 2008 and updated to November 2008:

Forward Value - Combined Business ($ millions)

	March 2008	November 2008	July 2009

Scenario I (no additional capital)	734	402	98 - 208
Scenario II (with all IAG capital)	1,169	619	not evaluated

The board did not consider an updated scenario analysis in its determination of whether to approve the revised transaction terms in July 2009.  The prior analysis clearly demonstrated that the availability of additional capital from IAG would have a positive influence on value.  However, updating the analysis was deemed to have limited relevance to the board’s decision to approve the revised transaction terms because the amount capital that would be available to the combined company from IAG would be reduced by 62% as a result of the closing dividend and there is uncertainty about how much of the remaining capital would actually be available if IAG enters into any share repurchase or similar contracts prior to the closing.

In the March Report, the summary valuation analysis was based on estimated 2008 net earnings using the incentive net income target amount ($38 million) as the base line for valuation.  It yielded a fair market value for Sing Kung of $722 million, well above the $411 million of consideration proposed to be paid to the Sing Kung Stockholders if the IAG common stock were to be valued at a price per share based upon the funds held in trust. After updating the analysis for Peer Group valuations in November 2008, the fair market value for Sing Kung was estimated to be $247 million, still well above the $185 million of consideration calculated as being paid to the Sing Kung Stockholders under the revised transaction terms as of November 28, 2008.

In July 2009 (as discussed further below under the heading “Acquisition Valuation and Satisfaction of 80% Test”), the fair market value of Sing Kung was reassessed in light of financial statement restatements and reductions in the forecast revenue and earnings.  The reassessed value was determined to fall into a very broad range ($97.5 million to $207.5 million) because of uncertainties about the earnings of the business.  Because of the concerns about the reliability of valuation estimates under the circumstances, a revised transaction structure was negotiated to ensure that IAG stockholders could receive priority for their equity investment in the combined company in the form of convertible preferred stock and a closing dividend of $4.85 to lower the overall level of their investment and risk in the combined company.  Based on the revised transaction structure the value of the consideration and securities received by the IAG stockholders (other than IAG’s founding stockholders) was calculated to be approximately $48.5 million ($8.43 per share), an amount significantly in excess of the $45.1 million in the trust account as of March 31, 2009 (approximately $7.85 per share).

Potential Disadvantages of the Business Combination with Sing Kung

The IAG board of directors also evaluated potential disadvantages of a business combination with Sing Kung. They were not able to identify any meaningful factors associated specifically with the infrastructure development sector in China, which appears to be one of the strongest in the country.

The IAG board noted Sing Kung’s lack of operating history and the very large increase in the scale and scope of its operations between 2007 and 2008. The depth of experience of its management team and its execution partners in planning, financing and executing large scale urban infrastructure and construction projects for other enterprises mitigated this concern.

A significant potential drawback of the transaction with Sing Kung is the possibility of unevenness in its revenues due to the fact that the projects on which Sing Kung is bidding are large and few relative to its projected revenue for 2008 and 2009. The variability of reputed revenue and earnings is increased by the company’s revised revenue recognition policy for current BT projects that results in recognition of revenue and net income only upon project acceptance. This project concentration creates the potential for variability arising from both the project award process and the potential for material delays that might occur in any single project due to force majeure events. A material delay in any single contracts could cause substantial shifts in revenues and earnings for a given fiscal year, which could lead to volatility in the company’s share price. The Board concluded that this aspect of Sing Kung’s business was offset the positive aspects of the transaction, especially since the company is growing rapidly and as it does so, the tendency will be for its work flows and revenues to even out.

In addition, the IAG board believed that the substantial array of project opportunities on which Sing Kung can potentially bid provides a relatively quick and easy means of compensating for a potential unevenness in revenues. Specifically, the relatively short-term duration and immediacy of potential projects gives Sing Kung the ability to substitute replacement projects for some of its planned projects if they do not come to fruition or are delayed. As a result of the ability to compensate fairly readily for this factor when assessing the performance of Sing Kung, the IAG Board believed that its likely effects were within parameters it and public markets investors would find acceptable.

The IAG board of directors also identified other factors that it considered to be potential negative aspects of this transaction. The heavy reliance of Sing Kung on infrastructure projects leaves it vulnerable to a general downturn of activity in those areas in China. However, all candidates considered for a business combination presented a similar vulnerability to industry-wide trends.

Another consideration was the uncertain ability of the Sing Kung management team, which will become the management of CNC, to attract, train and integrate personnel and internal controls and infrastructure needed to handle its anticipated growth. The board of IAG recognized this to be a realistic concern. However, it concluded that the benefits of growth opportunities outweighed the disadvantages of management challenges and risks that such growth would create. Moreover, the awareness of this issue and the stated commitment of Sing Kung management to build management bench strength, particularly at the project management level, provided the IAG board with some comfort that the Sing Kung management would meet the challenges of rapid growth.

A failure of Sing Kung to achieve acceleration of municipal repayments from their contractual schedules would result in higher requirements for capital than forecast, would increase costs, and could constrain the company’s growth rate. The IAG board concluded that the strength of the PRC economy, the apparent stability and creditworthiness of the government, and the relative attractiveness of government debt as compared with private debt made it likely that Sing Kung would be able to monetize its government receivables through sale or by pledging them as collateral for loans if expectations for accelerated repayments were not achieved. Consequently, the board concluded that the risks associated with holding PRC municipal debt were acceptable in light of the overall transaction dynamics.

Similarly, the need for the management of Sing Kung subsequent to the business combination to alter its perspective from that of managing a private company to that required for a company whose stock will be publicly traded in the U.S. is a legitimate concern that was considered by the IAG board. However, that same concern would apply to any private company with which IAG sought to combine. The management of IAG has attempted to ensure that the management of Sing Kung appreciates those obligations and will be committed to fulfilling them. In addition, the board of directors considered the long experience of Sing Kung’s Chairman, Mr. Gao, and Sing Kung’s Chief Architectural and Urban Planning Officer, Professor Zhu, in having held senior positions with major Chinese institutions to be a factor that favored Sing Kung as an acquisition target relative to other prospects in this regard.

Acquisition Valuation and Satisfaction of 80% Test

It is a requirement that any business acquired by IAG have a fair market value equal to at least 80% of IAG’s net assets at the time of acquisition, which assets shall include the amount in the trust account (approximately $36.13 million).  Based on the financial analysis of IAG management, the IAG board of directors determined that this requirement was met and exceeded.

To determine the value of Sing Kung, IAG management compiled for the IAG board a list of 8 public companies (the “SK Peer Group”) that are involved in infrastructure construction and development with significant emerging markets exposure. For various reasons, none of these companies is believed to be a precise analog of Sing Kung, and IAG was unable to identify any public company that it felt was directly comparable. In order to make a comparison, IAG management recast the forecast revenue of Sing Kung at the level that would have triggered the distribution of stock incentives to Sing Kung Stockholders assuming the percentage-of-completion method applicable to construction-type contracts had been used for revenue recognition.  This was a level that IAG management believed (at each time the analysis was performed) to be conservative and that was lower than Sing Kung’s management forecasts for the company using similar assumptions about accounting methodology.  The recast revenue and net income used by the IAG board for valuation analysis has been determined (subsequent to the March and November analyses) not to be in accordance with U.S. GAAP and differs from that recorded by Sing Kung in its financial statements.  Specifically, the recast revenue included BT project costs that are separately allocated to other BT consortium members and are not recognized in Sing Kung’s financial statements and it took into account progress on projects in progress of Sing Kung. Notwithstanding the difference from U.S. GAAP, in the judgment of IAG management, utilizing recast numbers that apply the percentage-of-completion method allows a comparison with the financial results of engineering/construction companies that generally utilize the percentage-of-completion method and operate primarily with subcontractors rather than in BT consortiums that more specifically allocate revenue and cost accountability among consortium members. This comparison may not be completely reliable because of the assumptions used to recast the numbers and was understood by the IAG board to be an indicative value reference rather than a precise metric.  Using the recast forecasts, it was evident that Sing Kung had characteristics similar to a cohort of high-ROE (return-on-equity) engineering construction companies that IAG management feels constitute an appropriate peer group for valuation purposes. The referenced projected financial metrics for Sing Kung are shown in the table below, together with financial ratios for the peer group companies as evaluated in March 2008 and updated for November 2008 and July 2009.

	Peer Group Analysis

							Market Cap
	Current Year P/E			Forward Year P/E			Jul-09			Net Income
	(March '08)	(Nov. '08)	(July '09)	(March '08)	(Nov. '08)	(July '09)	($ billions)	ROE (%)		Margin (%)

Chicago Bridge & Iron Co. NV (CBI)	25.3	n.a.	n.a.	14.6	4.3	6.9	0.96	26		4
Fluor Corporation (FLR)	39.1	9.9	12.8	25.0	11.9	14.0	8.53	27		3
Perini Corp. (TPC)	11.6	5.3	3.8	10.6	5.6	5.5	0.69	32		2
China Architectural Engineering Inc. (CAEI)	39.6	4.9	n.a.	18.0	3.2	n.a.	0.08	33		14
Balfour Beatty PLC (LN: BBV)	11.0	n.a.	n.a.	10.5	n.a.	n.a.	2.98	35		2
China Railway Construciton Corp. (HK: 1186)	39.0	21.5	35.0	21.9	23.3	20.6	17.30	60		1
McDermott International, Inc. (MDR)	24.3	5.9	8.1	17.0	6.4	9.0	3.86	76		11
Foster Wheeler Ltd. (FWLT)	26.4	8.0	5.1	18.5	8.4	8.3	2.44	124		8
Average	27.1	9.3	13.0	17.0	9.0	10.7	4.61	51		6

Sing Kung (Based on recast numbers not in accordance with US GAAP)								60	(1)	16	(2)

(1)	Calculated as net income (recast to reflect project progress and not in accordance with US GAAP)/capital required to generate it
(2)	After including all project revenue and costs as if sub-contracted and reflecting project progress, which is not in accordance with US GAAP.

In March and November 2008, the IAG board made several assumptions in deriving statistics about Sing Kung that were used solely for the purpose of management’s determining a value of Sing Kung in March and November 2008.  It assumed recast net income for 2008 of $38.0 million, an amount equal to the incentive target and consistent with run-rate margins and administrative expense levels assuming that revenue and net income were based on the use of the percentage-of-completion accounting method.  It has been subsequently determined that the use of that revenue recognition method by Sing Kung for its historical and existing contracts is not in accordance with U.S. GAAP. Given the assumptions made at the time, the projected net income for 2008 was considered to be conservative in light of the company's existing project backlog and pending project proposals and the terms of the contracts applicable to each.  The board also took into account the provisions in the stock purchase agreement that were intended to deal with the effects of any potential shortfall in revenue during 2008. These provisions were believed to be sufficient to ensure minimum earnings per share level in 2008 that underpinned the board’s assessment of value.

In March 2008, the board used 52,463,718 as the number of Sing Kung shares outstanding before the transaction and 30,661,111 as the number of shares outstanding immediately after the transaction assuming acquisition of 100% of the Sing Kung common stock and exercise of warrants held by IAG management and IAG special advisors to buy 55,850 shares of stock for nominal consideration. In November 2008, the board used 23,605,261 as the number of Sing Kung shares outstanding before the transaction and 30,661,111 as the number of shares outstanding immediately after the transaction assuming acquisition of 100% of the Sing Kung common stock and exercise of warrants held by IAG management and IAG special advisors to buy 55,850 shares of common stock for nominal consideration.

In March 2008, under the comparable company analysis the average price earnings ratio for the SK Peer Group of 27.1 times the current-year earnings and a 17.0 multiple of expected 2009 earnings was used in order to determine the value of the business. The price earnings ratios were discounted by 30% because Sing Kung is a private company with a smaller market capitalization than the peer group and with a shorter operating history. This yielded a PE of 19.0 current and 11.9 forward. Although this discount is large and it could be argued that Sing Kung’s growth rate and the productivity of its capital might justify a premium to many peer group members, the board felt that private company valuations, especially in emerging markets, were typically and justifiably lower than those of public companies. Although the value of Sing Kung would only be relevant to IAG's stockholders if the acquisition is completed and this could be argued to justify using a public company value for the transaction, the board believed it was prudent to be conservative in its valuation. The discount of 30% was based on the collective experience of the board members and was considered to be an appropriate reflection for the expected change in value that emerging market investors would expect following the completion of an IPO for a private company with limited operating history. Another way of looking at this factor is the amount of discount an investor providing capital to a private company would expect to enjoy relative to the price that investor would be willing to pay for an investment in a comparable publicly traded company's stock. Based on an assumed recast net income of $38 million for 2008 and a current year discounted price/earnings ratio of 19.0, the calculated fair market value of Sing Kung on a stand-alone basis would be $722 million at year end ($668 million using the incentive target for 2009 and the discounted forward P/E of 11.9), the estimated point at which the acquisition was expected to be voted on by IAG stockholders.

In November 2008, the comparable company analysis showed the average price earnings ratio for the SK Peer Group to have declined to a 9.3 multiple of current year earnings and a 9.0 multiple of expected 2009 earnings. Discounted by 30% this yields a PE ratio of 6.5 current and 6.3 forward. Based on expected recast net income of $38 million for 2008 and the discounted price/earnings ratio, the calculated fair market value of Sing Kung on a stand-alone basis was calculated to be $247 million at year end, the approximate time IAG management then expected to set a record date for a stockholder vote ($353 million using the incentive earnings target for 2009 and the discounted forward P/E of 6.3).

In July 2009, the comparable company analysis showed the average price earnings ratios for the SK Peer Group to have increased to a 13.0 multiple of current year earnings and a 9.3 multiple of expected forward earnings. Discounted by 30% this yields a PE ratio of 9.1current and 6.5 forward.  Based on the recast net income of $15 million for 2008 and forecast of $25 million for 2009, the calculated fair market value of Sing Kung on a stand-alone basis was calculated to be $136.5 million and $162.5 million using current and forward multiples.  Utilizing actual and forecast net income of $3.8 million and $15 million for 2008 and 2009 respectively determined in accordance with U.S. GAAP, the calculated current and forward values would be $34.6 million and $97.5 million, respectively.

A second analysis reviewed by the IAG board during its deliberations was to assess current and forward P/E ratios of U.S. listed China-based companies with market capitalizations between $100 and $600 million and with financial characteristics such as earnings, growth rates and capital intensity similar to that of Sing Kung. A list of these firms is shown below:

		July '09
		Market Cap	Current PE						Forward PE
Company Name	Ticker	($ millions)	Apr. '98		Nov. '08		Jul. '09		Nov. '08		Jul. '09
The9 Limited	NCTY	335	18.0	x	7.2	x	3.8	x	5.6	x	n.a.
WuXi PharmaTech	WX	441	43.5	x	12.7	x	14.6	x	9.5	x	10.0	x
Simcere Pharmaceutical Group	SCR	309	18.5	x	6.0	x	9.7	x	5.4	x	8.4	x
Harbin Electric, Inc.	HRBN	169	17.6	x	7.2	x	12.7	x	2.7	x	7.8	x
American Oriental Bioengineering Inc.	AOB	380	15.9	x	7.4	x	6.3	x	5.3	x	5.4	x
Shengdatech, Inc.	SDTH	254	15.5	x	7.7	x	7.4	x	5.1	x	9.9	x
China Fire and Security Group, Inc.	CFSG	215	14.0	x	11.1	x	13.6	x	7.0	x	10.1	x
China Medical Technologies Inc.	CMED	554	23.1	x	10.7	x	8.0	x	5.6	x	6.4	x
	Mean	332	20.8	x	8.8	x	9.5	x	5.8	x	8.3	x

The change in average LTM PE between April and November 2008 was about 58%, similar to the valuation discount negotiated with the Sing Kung Stockholders at the time of the first amendment to the stock purchase agreement.  The P/E ratio has subsequently increased and is slightly higher than the P/E ratios calculated for construction companies.  This additional benchmark provided further confirmation to the IAG board that the market multiples it was applying were reasonable for purposes of determining market value.  At the July 2009 multiples for the U.S. listed Chinese companies above, the valuation of Sing Kung based on the application of current and forecast forward earnings utilizing recast numbers would be $142.5 million and $207.5 million, respectively.  If calculated using net income numbers determined in accordance with U.S. GAAP, the valuations would range from $36.1 million to $124.5 million, respectively.

From the standpoint of the satisfaction of the 80% test, the IAG board concluded that because Sing Kung is a service company with few tangible assets, the fair market value of Sing Kung’s securities rather than the fair market value of its assets was the correct basis on which to calculate the 80% test.  It also concluded that if fair value were to be based on net income determined in accordance with U.S. GAAP that the forward calculation would be the most appropriate indicator of value given the substantial progress made by Sing Kung on BT Projects in progress during 2008 and the reasonableness of the expectation that those projects would be completed and accepted in 2009 and the forecast net income would be achieved.  In light of the July 2009 market multiples, the fair market value of Sing Kung’s equity securities based on the forward multiples of net income determined in accordance with U.S. GAAP would be in the range of $97.5 to $124.5 million, 2.7 to 3.4 times the minimum necessary to meet the 80% test.  If valuation were determined using recast numbers, the margin by which Sing Kung’s value exceeds the minimum to meet the 80% test would be higher.

The IAG board of directors believes, because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the acquisition of the Sing Kung common stock met the 80% requirement without recourse to an independent source. By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the IAG stockholders), the IAG board may have assumed additional potential liability in the event of a challenge to the board's actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person's professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and IAG could be required to provide indemnification to the directors) if the decision to acquire Sing Kung was determined to be in violation of the board's fiduciary duties and not covered by the limitations on director liability contained in IAG's certificate of incorporation.

In its July evaluation of the transaction, the IAG board considered the assessment of IAG management regarding the prospective value of the cash and post-transaction securities that will be received by IAG stockholders in an effort to ensure that the transaction would be fair to them and in their best interests. IAG management’s analysis takes into account the structural features of the transaction that provide the IAG stockholders (and those Sing Kung preferred stockholders who accept the exchange offer) with a priority interest in the equity of the combined company as well as a common stock interest in the combined company.  In addition, IAG stockholders who do not elect to exercise their conversion rights with respect to IAG stock will receive a payment of a cash dividend at closing.

The IAG common stockholders (and the Sing Kung Preferred stockholders that accept the exchange offer) will hold preferred stock in the combined company (CNC) following the transaction that has dividend, redemption and conversion rights.  IAG management’s analysis concluded that a fair way to assess the value of this security would be to value the security’s redeemable equity claim and conversion right separately.  Key assumptions in the analysis were that all of the incentive shares issuable to Sing Kung management for 2009 would be issued, that no IAG stockholders elect their conversion rights with respect to the IAG stock and that all Sing Kung preferred stockholders accept the exchange offer.  If any of the IAG shareholders exercise their conversion rights with respect to the IAG stock, the value per share to the remaining IAG shareholders would increase.  In addition to receiving CNC preferred stock, the IAG stockholders would receive CNC common stock.  IAG management’s assessment of the value per share of the components of consideration for IAG stockholders (other than for IAG founding stockholders who have agreed to waive the closing dividend) is as follows:

Estimated Value
Per IAG Share

Closing Dividend ($4.85 cash)	$4.85

Redeemable equity claim	2.66

Value of the preferred conversion right	0.92

Value of common equity	0.41

Total Value	$8.84

•	The value of the Closing Dividend would equal the cash dividend amount.

•
The redeemable equity claim could be expected to have a market value approximately equal to the liquidation preference value of $3.00 per share based on a priority claim on the net asset value of the business as of March 31, 2009 of approximately $2.99 per preferred share and a dividend rate equal to 7% of the liquidation preference value (subject to adjustments for changes in the RMB/U.S dollar exchange rate that IAG management judged as being likely to be favorable to the preferred stockholders).

•
The estimate of value for the preferred conversion right was based on the assumption that its value would be similar to that of a 4-year call option with an exercise price of $3.00.  In making this estimate of value it was assumed that the value of the post-consummation price per share of the CNC common stock would be approximately $2.22 per share based an expectation that the incentive earnings target for 2009 would be met. The estimate of CNC common stock value per share used a numerator that was determined based on the lower range of the enterprise value estimate from above ($97.5 million) and from which was subtracted the aggregate value of the preferred equity interests calculated using the above assumptions.  This approach resulted in the following calculation of post-closing CNC common equity value:

CNC Post-Closing Enterprise Value	$97,500,000

Value conveyed to IAG preferred shareholders	(24,500,000)

Value conveyed to Sing Kung Preferred shareholders	(19,216,012)

Value to Sing Kung common shareholders at closing
if no CNC preferred shares are converted
Total	53,783,988

The denominator utilized was 24,735,277 shares, the maximum number of common shares expected to be outstanding in the combined company following the reporting of fiscal 2009 financial results and assuming full participation in the exchange offer by those Sing Kung common shareholders who are not party to the stock purchase agreement.  This amount included all Sing Kung management incentive shares issuable for 2009 pursuant to the agreement.

Using this estimate of CNC common stock value per share, a Black-Scholes analysis of option value was applied by IAG management in the belief that it would be the best available methodology for estimating the value of the conversion right.  The exercise price was assumed to be $3.00, the time to maturity was assumed to be equal to the earliest foreseeable time to redemption of the preferred stock (4 years), the risk-free rate was assumed to be 2.2% and the volatility was assumed to be 63.5%.  The resulting calculated value for the conversion right was $0.92 per IAG common share based on each IAG common share being convertible into 0.886 CNC preferred shares.

•
In accordance with the stock purchase agreement, each IAG share would also receive 0.185 CNC common shares.  At a value of $2.22 per CNC share, as calculated above, IAG management estimated value of CNC common equity interests derived from each IAG share to be $0.41, as shown in the component value table above.

If the post-closing common share price were to be higher or lower than the amount calculated, the value of the conversion right component and the common stock component received for each IAG share would be increased or diminished accordingly.  For example, if CNC’s enterprise value was estimated to be only $60 million immediately following the consummation of the business combination, its common stock would have a value of only $15.8 million after deducting for preferred stock interests.  The resulting value of $1.00 per CNC common share would reduce the estimated value of the conversion right and common stock interest to about $0.23 and $0.18 respectively for each IAG share. Notwithstanding the possibility that the enterprise value of the combined company could be below $97.5 million, the board concurred with IAG management’s assessment that the preferred conversion right and the common equity interest would be likely to have a combined positive value above $0.19 and that approval of the transaction would be likely to result in the IAG stockholders receiving more value than their pro rata interests in the trust account (estimated to be less than $7.85 per share) if IAG were to liquidate.   Consequently, the IAG board determined the transaction to be favorable to the IAG stockholders. Stockholders should note that these evaluation computations are not predictions of the actual market price of IAG (or CNC) upon consummation of the transaction or at any time after that.

Anticipated Accounting Treatment

The stock purchase transaction will result in the current stockholders of Sing Kung obtaining a majority of the voting interests in CNC. Under generally accepted accounting principles, the company whose stockholders retain the majority voting interest in a combined business is generally treated as the acquirer for accounting purposes. Since IAG does not have any assets with operating substance except cash and short-term investments, the transaction has been accounted for as reorganization and recapitalization of Sing Kung. The stock purchase transaction utilizes the capital structure of IAG and the assets and liabilities of Sing Kung are recorded at historical cost. Although Sing Kung will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of CNC as the surviving corporation will not change.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to the HSR Act or any federal or state regulatory requirement or approval in the United States, Hong Kong or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands. Counsel for Sing Kung will provide IAG with an opinion at closing that (1) the formation of Century City by Sing Kung received the requisite approval under China’s Foreign Invested Enterprise Law , (ii) the acquisition of SNC by Century City still requires final approval pursuant to Rules for Investment in China by Enterprises with Foreign Investment, but no adverse ruling or other notice has been received following the filing of the initial application for such approval, and (iii) other than a requirement to provide notice after-the-fact, we do not believe that the M&A Regulations that took effect on September 8, 2006 apply to the acquisition of Sing Kung by CNC.

Conclusion of the Board of Directors

After careful consideration, IAG’s board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal, and allocation of shares to the equity plan is fair to and in the best interests of IAG and its stockholders. IAG’s board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal, and the equity plan and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal and the equity plan proposal.

The foregoing discussion of the information and factors considered by the IAG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the IAG board of directors.

Certain Material United States Federal Income Tax Consequences of the Stock Purchase

Subject to the qualifications set forth in Exhibit 8.1 to this proxy statement/prospectus, it is the opinion of Kramer Levin Naftalis & Frankel LLP that IAG will not recognize any gain or loss for United States federal income tax purposes as a result of the purchase of Sing Kung stock pursuant to the stock purchase agreement.

THE STOCK PURCHASE AGREEMENT

The following summary of the material provisions of the stock purchase agreement incorporating the provisions of Amendment No. 1 and Amendment No. 2 is qualified by reference to the complete text of the stock purchase agreement and Amendment No. 1 and Amendment No. 2, copies of which are attached as an annex to this proxy statement/prospectus and are incorporated by reference. All stockholders are encouraged to read the stock purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the stock purchase agreement, IAG will be merged with and into CNC, and CNC will continue as the surviving company. Each share of the stock of IAG will be converted into the right to receive 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A Preferred stock.  No fractional shares will be issued and stockholders who have the right to receive a fractional share of common stock or Class A Preferred Stock will instead receive cash for such fractional share.  The cash settlement will be $3.00 multiplied by the fractional share interest for each fractional share of Class A Preferred Stock and $2.22 multiplied by the fractional share interest for each fractional share of common stock.  CNC will purchase 94.9% of the issued and outstanding common stock of Sing Kung (assuming no shares of Sing Kung preferred stock have been converted to common stock as of the closing) for 19,843,417 shares of CNC common stock.   Through its acquisition of Sing Kung, CNC will obtain a controlling interest in the Subsidiaries.

Closing and Effective Time of the Stock Purchase

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “Conditions to the Completion of the Acquisition,” unless IAG and the Sing Kung stockholders agree in writing to another time.

Name; Headquarters; Exchange Listing

After completion of the stock purchase:

•	the name of the combined company will be CNC Development Ltd.;

•
the corporate headquarters and principal executive officers will be located at Suite 909, Building 9, 970 Dalian Road, Shanghai City, CHINA PC200092, which is currently the Sing Kung corporate headquarters; and

•	CNC intends to apply for the quotation of the combined company’s common stock and warrants on the Nasdaq Stock Market.

Purchase Price

The Sing Kung Stockholders will receive an aggregate of 19,843,417 shares of CNC common stock for 94.9% of the outstanding common stock of Sing Kung (assuming no shares of  Sing Kung preferred stock have been converted to common stock as of the closing),

As additional consideration, the Sing Kung Stockholders will be issued an aggregate of up to 10,300,000 shares of CNC common stock as a result of the net operating after-tax profits of CNC for the fiscal years 2009 through 2013 if CNC generates net operating profits (excluding any profit from an acquisition by CNC that involves the issuance of securities that has a dilutive effect on the holders of common stock of CNC). The target net operating profits for CNC and schedule of additional shares issuable to Sing Kung Stockholders upon achieving the net operating profit for such fiscal year are as follows:

Year ending December 31,	Net Operating Profit (after taxes)	Additional shares issuable

2009	$15,000,000	2,000,000
2010	$19,500,000	2,000,000
2011	$25,350,000	2,100,000
2012	$32,955,000	2,100,000
2013	$42,841,500	2,100,000

Representations and Warranties

The stock purchase agreement contains a number of generally reciprocal representations and warranties that the Sing Kung Stockholders and IAG have made to each other. These representations and warranties relate, as applicable, to:

•	organization, standing, power;

•	capital structure;

•	authorization, execution, delivery, enforceability of the stock purchase agreement;

•
absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•	absence of certain changes or events since December 31, 2007;

•	litigation;

•	compliance with applicable laws;

•	absence of brokers;

•	absence of undisclosed liabilities;

•	completeness and truthfulness of the information and provisions in the stock purchase agreement; and

•	survival of representations and warranties.

Sing Kung and the Sing Kung Stockholders also make representations to IAG and CNC relating to Sing Kung and the Subsidiaries regarding:

•	ownership of the subsidiary stock;

•	labor relations and employee plans;

•	taxes, tax returns and audits;

•	title to and condition of assets;

•	licenses and permits;

•	the absence of illegal or improper transactions;

•	financial condition;

•	the collectability of accounts receivable;

•	the nature and condition of inventory;

•	the contracts to which they are parties and any other obligations and commitments;

•	intellectual property rights;

•	real property;

•	certain personal property;

•	non-real estate leases;

•	insurance;

•	the accuracy and completeness of books and records; and

•	related party transactions.

The Sing Kung Stockholders also make representations to IAG regarding:

•	the acquisition of CNC common stock being solely for Sing Kung Stockholders’ own account;

•	Sing Kung Stockholders’ status as accredited investors;

•	the adequacy of the information Sing Kung Stockholders received regarding IAG;

•	the restricted nature of the securities that they will receive under the stock purchase agreement; and

•	the placement of legends on the certificates representing the securities issued to them under the stock purchase agreement.

IAG also makes representations to the Sing Kung Stockholders regarding:

•	filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities;

•	Valid issuance of CNC common stock;

•	accuracy of information contained in the financial statements;

•	filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities; and

•	the amount of funds contained in the trust account maintained for IAG.

Materiality and Material Adverse Effect

Many of the representations and warranties made by the Sing Kung Stockholders are qualified by materiality or the use of the term “material adverse effect.” For the purposes of the stock purchase agreement, a “material adverse effect “means a material adverse effect on the business, assets, operations, financial condition, liquidity or prospects of either Sing Kung or the Subsidiaries, separately and as a whole.”

Several of the representations and warranties made by IAG are qualified by materiality. However, only IAG’s representation and warranty related to the absence of certain changes and the absence of litigation is qualified by the use of the term “material adverse effect.”

Interim Operations of IAG and Sing Kung

Interim Covenants relating to the Subsidiaries and Sing Kung. Under the stock purchase agreement, the Sing Kung Stockholders have agreed to use their commercially reasonable efforts to cause Sing Kung and the Subsidiaries to conduct business in the usual, regular and ordinary course, in substantially the same manner as previously conducted. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, the Sing Kung Stockholders have agreed that, except as otherwise expressly permitted or required by the stock purchase agreement, they will use their commercially reasonable efforts to cause Sing Kung and the Subsidiaries to:

•	not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock;

•	not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to any others in the Sing Kung and the Subsidiaries stock;

•
not pledge, sell, transfer, lease dispose of or otherwise encumber any property or assets of Sing Kung or the Subsidiaries other than in accordance with past practice or in the normal course of business;

•
not issue, deliver, sell or grant any shares of capital stock of Sing Kung or the Subsidiaries, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock;

•
not make or agree to a general wage or salary increase or enter into any employment contract, increase the compensation payable or to become payable to any officer or employee of Sing Kung or any Subsidiary or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable laws;

•	not amend the organization documents of Sing Kung and the Subsidiaries;

•	not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any other business operations;

•	not make any payments outside the ordinary course of business;

•	not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice;

•	not take any action to cause an adjustment in the conversion rate of the stock issued in connection with the bridge transaction;

•	provide IAG with access to information regarding the business of Sing Kung and the Subsidiaries;

•	maintain in effect insurance of the types and in the amounts customarily acquired to protect the assets and business of Sing Kung and the Subsidiaries;

•	protect the confidential information of Sing Kung and the Subsidiaries that IAG has received in the course of the negotiations;

•	refrain from competing with Sing Kung and the Subsidiaries;

•	refrain from any discussions or negotiations with any other party regarding the issuance of any capital stock or the sale or transfer of any portion of the business of any Subsidiary;

•	refrain from engaging in any transaction involving the securities of IAG;

•	disclose certain material information that arises or comes to be known between the date of the stock purchase agreement and the date of the closing;

•
use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the stock purchase agreement;

•	not acquire any rights to or use any of the intellectual property of Sing Kung or the Subsidiaries;

•	pay any taxes that become due as a result of the issuance to them of CNC common stock;

•	provide to IAG such information as is necessary regarding Sing Kung and the Subsidiaries as is required under the rules of the SEC for the proxy statements;

•	provide to IAG interim internal financial and management reports regarding the conduct of the business of Sing Kung and the Subsidiaries;

•
establish a planning center, identify prospective board members, appoint key personnel, deliver new and revised audited financial statements, establish a company website and employ certain professionals;

•	comply with the Sarbanes-Oxley Act by the earlier of October 31, 2008 and the closing;

•	not take or agree to take any action that would cause a breach in the representations and warranties contained in the stock purchase agreement; and

•	not take or agree to take any action that would prevent the Sing Kung Stockholders or Sing Kung from performing the covenants contained in the stock purchase agreement.

Interim Covenants relating to IAG. Except as otherwise expressly permitted or required by the stock purchase agreement and the transactions contemplated thereby, the stock purchase agreement, among other things, requires IAG to:

•
conduct its business in the ordinary course, not sell or issue any capital securities of IAG, encumber any of the assets of IAG or incur any debt out of the ordinary course, not declare or pay any dividend, or make any general wage increase, provided that that IAG may (i) make share repurchases at or promptly following the Closing and enter into other agreements and commitments having a similar economic purpose (“Permitted Repurchases”) and (ii) IAG may pay a dividend of up to $4.85 per share payable upon or shortly following closing (the “closing dividend”) to the stockholders of IAG who (x) do not exercise their conversion rights, or (y) do not receive their pro rata portion of the trust account (approximately $7.85 per share) as a result of a Permitted Repurchase and subject to the provision that the IAG founding stockholders holding 1,250,000 shares of IAG common stock and warrants to purchase an additional 55,850 shares of IAG common stock shall have waived their rights to such closing dividend;

•	not change its Certificate of Incorporation, by-laws, articles or other organizational documents except in connection with the redomestication;

•	call the stockholders meeting to which this proxy relates;

•	incorporate CNC;

•
cause the board of CNC, after the closing, to initially consist of seven persons, of which four members will be designated by the holders of the Class A Preferred Stock, three members will be designated by the Sing Kung Stockholders and four members will satisfy the independence requirements of NASDAQ; and

•	apply to have the shares of CNC listed on the Nasdaq Global Market following the closing.

No Solicitation by the Sing Kung Stockholders

The Sing Kung Stockholders have agreed that they will not:

•	solicit, initiate or encourage discussions regarding or the submission of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

The Sing Kung Stockholders will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

IAG Stockholders’ Meeting

IAG has agreed to call and hold a meeting of its stockholders as soon as practicable after the date of this filing for the following purposes:

•	approve the merger of IAG with and into CNC for the purpose of corporate redomestication in the British Virgin Islands;

•	approve the stock purchase agreement and the related transactions; and

•	adopt the Sing Kung 2008 Equity Plan.

IAG has also agreed that it will file all required proxy materials with the SEC and, through its board of directors, recommend to its stockholders that they approve and adopt the stock purchase proposal.

Access to Information; Confidentiality

IAG and Sing Kung will afford to the other party and its representatives prior to completion of the stock purchase access during normal business hours to all of their respective books and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

IAG and the Sing Kung Stockholders have agreed that they will use all commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the stock purchase and the transactions contemplated by the stock purchase agreement in the most expeditious manner practicable. This includes:

•
obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•
defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the stock purchase agreement or any other agreement contemplated by the stock purchase agreement or the consummation of the stock purchase or other transactions contemplated by the stock purchase agreement including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•
executing and delivering any additional instruments necessary to consummate the stock purchase or other transactions contemplated by the stock purchase agreement and to fully carry out the purposes of the stock purchase agreement and the transaction agreements contemplated by the stock purchase agreement.

The Sing Kung Stockholders will give prompt notice to IAG, and IAG will give prompt notice to the Sing Kung Stockholders, of:

•	any representation or warranty made by it contained in the stock purchase agreement becoming inaccurate or misleading; or

•	the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the stock purchase agreement.

However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the stock purchase agreement or the agreements contemplated thereby as originally made. Accordingly, such notification may permit a termination of the stock purchase agreement.

Indemnification

The Sing Kung Stockholders shall indemnify and hold harmless IAG (or CNC after the closing) for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of the representations and warranties and agreements and covenants of the Sing Kung Stockholders. IAG shall indemnify and hold harmless each Sing Kung Stockholder for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of representations and warranties and agreements and covenants of IAG, which will be assumed by CNC upon the redomestication merger. Claims may be asserted once the damages exceed $250,000. Any indemnification payments shall be deemed to be an adjustment to the purchase price. Any party entitled to indemnification has the right to adjust any amount that it would otherwise pay (under the stock purchase agreement or any other agreement) to a party obligated to provide indemnification. As discussed under the heading “Enforceability of Civil Liabilities Against Foreign Persons,“ CNC may have difficulty enforcing a judgment for indemnification against the Sing Kung Stockholders. However, CNC would be able to reduce the amount of any future payments to the Sing Kung Stockholders (including the deferred cash payment or any additional consideration based on after tax profits of CNC) in the event of indemnification claims.

The determination to assert a claim for indemnification against the Sing Kung Stockholders for the benefit of IAG (or CNC after the closing) will be determined by an independent committee of the board of directors of IAG. The independent committee of the board of directors will consist of at least two persons, as selected by the board of directors, none of whom is an officer or employee of IAG (or CNC after the closing) and its subsidiaries or is the direct or beneficial owner of 5% or more of the voting capital stock of IAG (or CNC after the closing).

Neither Sing Kung nor the Sing Kung Stockholders have any right to any amount held in the trust account, and they have agreed not to make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust account.

Expenses

Except as provided in the stock purchase agreement, all fees and expenses incurred in connection with the stock purchase and the other transactions contemplated by the stock purchase agreement will be paid by the party incurring such expenses, whether or not the stock purchase is consummated. The Sing Kung Stockholders have agreed they have no right to claim or be paid any amount from the IAG trust account, except on consummation of the stock purchase agreement.

Public Announcements

IAG, on the one hand, and the Sing Kung Stockholders, on the other hand, have agreed:

•
to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the stock purchase and the other transactions contemplated by the stock purchase agreement; and

•	not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws or court process.

Conditions to the Completion of the Acquisition

Consummation of the stock purchase is conditioned on the stockholders of IAG, at a meeting called for these purposes, (i) approving the stock purchase agreement and related transactions, and (ii) approving the merger of IAG into CNC for the purpose of corporate redomestication in the British Virgin Islands, which will include retention of the CNC name. The stockholders will also be asked to adopt a stock plan, but the stock purchase and redomestication transactions are not dependent on the approval of the plan.

In addition, the stock purchase agreement is conditioned upon (i) no order, stay, judgment or decree issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated in the stock purchase agreement, (ii) execution and delivery to each party of each of the various transaction documents, (iii) delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the stock purchase agreement have been materially complied with by each party, and (iv) receipt of necessary consents and approvals by third parties and completing necessary proceedings.

The obligations of each Sing Kung Stockholder to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•
CNC will have delivered the CNC common stock and the Sing Kung Stockholders will have received such other documents, certificates and instruments as may be reasonably requested by the Sing Kung Stockholders;

•	the Sing Kung Stockholders must have received a legal opinion, dated as of the closing, from counsel to IAG;

•	CNC will be an existing company under the laws of the British Virgin Islands;

•
Sing Kung shall have entered into employment agreements with its Executive Officers that are satisfactory to IAG and contain protective provisions at least as favorable as those set forth in the form which is an exhibit to the stock purchase agreement and compensation and benefits arrangements (including participation in any stock option plan or equivalent) commensurate with market norms and satisfactory to IAG in its sole discretion;

•
The Sing Kung Stockholders shall have entered into a Lock-Up Agreement restricting the sale of the CNC common stock issued pursuant to the stock purchase agreement until the earlier of September 30, 2009 or the first anniversary of the closing date of the transactions contemplated by the stock purchase agreement.

•	IAG must have performed all its obligations and all of IAG’s representations and warranties must be true and correct;

•	IAG will reduce the number of shares of its common stock (including the warrants to purchase 185,000 shares of common stock at an exercise price of $0.01 per share) by 129,150 shares to a total of 7,055,850 shares (including the warrants).

•	IAG will reduce the number of its outstanding warrants to purchase shares of its common stock at an exercise price of $5.00 to 5,750,000.

•
at the closing, there will have been no material adverse change in the assets, liabilities or financial condition of IAG and CNC from that shown in the IAG balance sheet and related statements of income, and between the date of the stock purchase agreement and the closing date, there will have not occurred an event which, in the reasonable opinion of the Sing Kung Stockholders, would have had a material adverse effect on the operations, financial condition or prospects of IAG and CNC;

•
effective as of the closing, the directors of IAG who are not continuing as directors and officers of IAG (or CNC, as the case may be) will have resigned and agreed that they have no claim for employment compensation in any form from IAG; and

•	disbursement of funds held in the trust account maintained for IAG.

The obligation of IAG to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•	the Sing Kung Stockholders will have delivered the Sing Kung stock;

•
The Memorandum and Articles of Incorporation of Sing Kung and that certain Investor Rights Agreement dated as of April 16, 2008 shall have been amended to provide that (i) the business combination with IAG as reflected by the stock purchase agreement as amended is a Qualifying Transaction as therein defined and (ii) the automatic conversion features of the Sing Kung preferred stock and the right of the holders thereof to redemption as a result of the passage of time or consummation of the business combination with IAG are extinguished.

•
at the closing, there will have been no material adverse change in the assets, liabilities, financial condition or prospects of Sing Kung, the Subsidiaries or their business from that shown or reflected in the financial statements of December 31, 2007 and as to be described in the IAG proxy statement, and between the date of the stock purchase agreement and the closing date, there shall not have occurred an event which, in the reasonable opinion of IAG would have a material adverse effect on Sing Kung or the Subsidiaries;

•
the information about Sing Kung and their Subsidiaries and management provided for inclusion in the IAG proxy statement at the time of its distribution and at the closing, will accurately reflect the business, Sing Kung, the Subsidiaries and the Sing Kung Stockholders, and not contain any untrue statement of a material fact or omission;

•	IAG must have received a legal opinion, dated as of the closing, from Kang Da Law Firm, counsel to the Sing Kung Stockholders and Sing Kung; and

•	Sing Kung and the Sing Kung Stockholders must have performed all their obligations and all of their representations and warranties must be true and correct.

Termination

The stock purchase agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of IAG and the Sing Kung Stockholders;

•	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•
by either party if the closing has not occurred by September 1, 2008 or such later date as is provided for completing the transaction by amendment to the IAG Certificate of Incorporation (unless such terminating party is in breach of any of its material covenants, representations or warranties), subject to extension if this proxy statement/prospectus is still under review by the SEC;

•
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 10 business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by IAG if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•
by either party if, at the IAG stockholder meeting, the stock purchase agreement and redomestication merger and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock, or 20% or more of the shares sold in the initial public offering are presented for conversion into the pro rata portion of the trust account in accordance with the IAG certificate of incorporation.

Effect of Termination

In the event of proper termination by either IAG or the Sing Kung Stockholders, the stock purchase agreement will become void and have no effect, without any liability or obligation on the part of IAG or the Sing Kung Stockholders, except in connection with the confidentiality obligations set forth in the stock purchase agreement.

Amendment

The stock purchase agreement may be amended at any time before or after receipt of the approval from IAG’s stockholders. However, after receipt of the approval from IAG’s stockholders, the parties may not, without further stockholders’ approval, amend the stock purchase agreement, in a manner that by law requires further approval by the stockholders of IAG. In addition, no amendment will be binding on any of the parties unless such amendment is made in writing by all of them.

Extension; Waiver

At any time prior to the consummation of the stock purchase, IAG and the Sing Kung Stockholders may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions.

Officers of the Combined Company

After the consummation of the stock purchase, the board of directors of CNC will appoint Mr. Zhaosheng Wu to be the chief executive officer of CNC.

Compliance with terms of IPO Prospectus

The terms of the stock purchase agreement and related agreements comply with the terms disclosed in IAG’s registration statement on Form S-1 (File No. 333-125558) initially filed on June 6, 2005 in connection with IAG’s initial public offering.

IAG REDOMESTICATION MERGER

General

IAG is redomesticating to in the British Virgin Islands and in that process changing its name and corporate documents and establishing a new board of directors. The redomestication merger is an obligation under the stock purchase agreement with the Sing Kung Stockholders.

We believe that the redomestication in the British Virgin Islands (BVI) will give the continuing company more flexibility and simplicity in various corporate transactions. We also believe that being reincorporated in the BVI will facilitate and reduce the costs of any further reorganization of Sing Kung and permit the creation and acquisition of additional companies in China as the business of Sing Kung expands. We believe that the redomestication will reduce taxes and other costs of doing business by CNC in the future because its operations will be in China after the acquisition. The BVI has adopted a BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI business companies are wholly exempt from BVI tax on their income. As part of the redomestication, IAG’s corporate name will be that of the surviving company, “CNC Development Ltd.”

Redomestication in the BVI will entail some risks for IAG stockholders. Upon completion of the stock purchase transaction, holders of IAG common stock will represent a minority of the outstanding shares of CNC and, in all likelihood, the outstanding shares of Class A Preferred Stock of CNC.  Assuming full participation in the exchange offer by the Sing Kung preferred stockholders, if none of the IAG stockholders exercise their conversion rights with respect to IAG common stock and IAG does not consummate any share repurchase agreements or similar arrangements, the IAG stockholders will hold approximately 53.6% of the shares of CNC Class A Preferred Stock.  The percentage of the CNC Class A Preferred Stock held by IAG stockholders would be reduced to 48% if the maximum number of IAG stockholders exercise their conversion rights and it would be further reduced if IAG consummates any repurchase agreements or similar arrangements that would reduce the number of its shares outstanding following consummation of the Sing Kung acquisition.  Although there is statutory protection of minority shareholders under the laws of the British Virgin Islands, and similarly, the fiduciary obligations of the CNC directors under British Virgin Islands law have been codified in statute, they are not as clearly established as they would be under the statutes or judicial precedent in some jurisdictions in the United States, and British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. These risks are discussed in greater detail in the “Risk Factors” section under the heading “Risks Related to the Ownership of Our Stock.”

The full texts of the Articles of Merger, the Plan of Merger and the Memorandum and Articles of Association of CNC are set forth in annexes to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication Merger

The board of directors has approved the redomestication merger and recommends that the stockholders of IAG approve it.

The affirmative vote of the holders of a majority of the shares outstanding of IAG is required for approval of the redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication merger plan will not be implemented if the stock purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if IAG does not reincorporate in the BVI.

The board of directors unanimously recommends a vote “FOR” the approval of the redomestication merger.

Redomestication Merger

The redomestication will be achieved by the merger of IAG, a Delaware company, with and into CNC, a BVI corporation, which is wholly owned by IAG at this time, with CNC being the surviving entity. The Memorandum and Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of CNC, written in compliance with BVI law. The effectiveness of the redomestication and the merger is conditioned upon the filing by both IAG and CNC of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, IAG will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, 0.1850734 new share of CNC common stock and 0.8857955 new share of CNC Class A Preferred stock will be issued for each outstanding share of common stock of IAG held by our stockholders on the effective date for the redomestication.  No fractional shares will be issued and stockholders who have the right to receive a fractional share of common stock or Class A Preferred Stock will instead receive cash for such fractional share.  The cash settlement will be $3.00 multiplied by the fractional share interest for each fractional share of Class A Preferred Stock and $2.22 multiplied by the fractional share interest for each fractional share of common stock.  Each share of CNC common stock that is owned by IAG will be canceled and resume the status of authorized and unissued CNC common stock. The IAG shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of CNC common stock and Class A Preferred Stock will be eligible to trade in their place beginning on or about the effective date of the redomestication under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of Nasdaq if that is where the shares will trade upon consummation of the stock purchase.

Other than as a result of the cash settlement for fractional shares (which we estimate will involve no more than 400 shares of common stock and 400 shares of Class A Preferred Stock based on the estimated number of IAG stockholders, your percentage ownership of IAG will not be affected by the redomestication. As part of the stock purchase transaction, however, there will be the issuance of additional shares of CNC common stock and CNC Class A Preferred Stock as partial consideration for Sing Kung. As part of the redomestication, CNC will assume the outstanding warrants of IAG on the same terms as currently issued, except that such warrants will be exercisable for 0.1850734 shares of CNC common stock and 0.8857955 shares of CNC Class A Preferred Stock in lieu of one share of IAG common stock. In addition, CNC will assume all other outstanding obligations of IAG and succeed to those benefits enjoyed by IAG. The business of IAG, upon the redomestication and the acquisition of Sing Kung will become that of Sing Kung.

You do not need to replace the current stock certificate of IAG after the redomestication merger. Do not destroy your current stock certificates issued by IAG. The issued and outstanding stock certificates of IAG will represent the rights that our stockholders will have in CNC. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of CNC

The directors of CNC will be seven persons, of which up to four members will be designated by the holders of the Class A Preferred Stock and at least three members will be designated by the Sing Kung Stockholders. Two of these directors are Qiping Gao and Mr. Zhaosheng Wu, each of which will be appointed by the Sing Kung Stockholders at the consummation of the stock purchase. One additional director will by William C. Morro, who will be appointed by the holders of the Class A Preferred Stock.  The remaining directors will be named shortly. Mr. Zhaosheng Wu will be the chief executive officer. See “Directors and Management of the Combined Company following the Stock Purchase.”

Conversion Rights

Any stockholder of IAG holding shares of common stock issued in IAG’s initial public offering who votes against the redomestication merger may, at the same time, demand that IAG convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the redomestication merger is consummated, IAG will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. Alternatively, IAG stockholders who vote against the redomestication merger may elect to exercise their appraisal rights under Delaware law as discussed in the section below. Because the exercise of the conversion rights and the appraisal rights both require a tender of the holder’s shares to IAG, only one right may be elected in respect of the shares.

The closing price of IAG’s common stock on [________], 2009 (the record date) was $[___] and the per-share, pro-rata cash held in the trust account on that date was approximately $7.85. Prior to exercising conversion rights, IAG stockholders should verify the market price of IAG’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,149,425 or more shares of common stock issued in IAG’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, IAG will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of IAG common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

Under Delaware corporate law, holders of IAG common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraised value of their shares in connection with the redomestication merger. (Appraisal rights are different than the conversion rights, which are discussed under the heading “The IAG Special Meeting - Conversion Rights.”)

Delaware law entitles the holders of record of shares of IAG common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” (as determined by the court) of such shares as of the effective time of the redomestication merger, instead of the consideration that the holder would otherwise receive in the redomestication merger. In order to exercise appraisal rights, a stockholder must demand and perfect those rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law. A copy of Section 262 of the Delaware corporate law is attached hereto as Annex H. IAG stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

If a holder of IAG common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

•
file with IAG at its main office in San Diego, California, a written demand for appraisal of the shares of IAG common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the redomestication merger at the special meeting; and

•	continuously hold such shares through the effective time of the redomestication merger.

All written demands for appraisal should:

•	be addressed to William C. Morro, Chief Executive Officer, InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103;

•	be sent to ensure receipt before the vote is taken on the redomestication merger at the special meeting, be executed by, or on behalf of, the holder of record; and

•	reasonably inform IAG of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares.

Within 10 days after the effective time of the redomestication merger, CNC (the surviving company of the redomestication merger) will give written notice of the effective time to each holder of IAG common stock who has satisfied the requirements of Section 262 of the Delaware corporate law by timely filing a proper demand for appraisal. Within 120 days after the effective time, either CNC or any stockholder demanding appraisal rights may file a petition with the court demanding a determination of the fair value of the shares of IAG common stock of all dissenting stockholders. Any stockholder demanding appraisal rights who desires the court to make the determination of fair value should file the petition on a timely basis, unless the stockholder receives notice that such a petition has been filed by CNC or another stockholder.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of IAG common stock held by those stockholders. The court’s valuation will exclude any element of value arising from the accomplishment or expectation of the redomestication merger (and the concurrent acquisition of Sing Kung), but may include a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that a stockholder would otherwise be entitled to receive either in the redomestication merger or pursuant to the conversion rights (which entitle the holder to a pro rata portion of the funds in the IAG trust account). If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The court will determine the costs of the appraisal proceeding and the court will assess those costs against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) to be charged pro rata against the value of all shares entitled to appraisal. Because the reimbursement of these costs is discretionary and because the appraised value of the shares may be low (given that the court is entitled to exclude any elements of value arising from the accomplishment or expectation of the redomestication merger and the concurrent acquisition of Sing Kung), stockholders demanding appraisal rights may not receive amounts for their shares that would be sufficient to cover their costs of the appraisal process.

After the effective time of the redomestication merger, no stockholder who has exercised appraisal rights shall have any rights of a IAG stockholder with respect to such holder’s shares for any purpose, except to receive payment to which IAG stockholders of record as of a date prior to the effective time are entitled, if any. If a stockholder entitled to appraisal rights delivers to CNC a written withdrawal of the demand for an appraisal within 60 days after the effective time of the redomestication merger (or thereafter with the written approval of CNC) or if no petition for appraisal is filed within 120 days after the effective time, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the shares of common stock of CNC as provided in the redomestication merger.

Differences in Stockholder Rights

Upon the completion of the redomestication, the memorandum and articles of association of CNC will become the governing documents of the surviving corporation. The corporate statutes of Delaware and the British Virgin Islands are similar, and flexibility available under British Virgin Islands law has enabled us to adopt an amended and restated Memorandum of Association and Articles of Association that will provide common stockholders with rights that do not vary in any material respect from those they enjoyed under IAG’s certificate. IAG’s certificate did not include rights and designations for any class of preferred stock. CNC’s certificate does include such provisions pertaining to its Class A Preferred Stock. Some of the differences between Delaware and British Virgin Islands corporation law include the following:

•
Amendment to the Certificate of Incorporation/Memorandum and Articles of Association. Under Delaware law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under British Virgin Islands law, the board of directors can have broad authority to amend the Memorandum and Articles of Association (the equivalent of the certificate of incorporation and bylaws). The CNC Memorandum prohibits the board of directors from amending it without stockholder approval (except where amendment is required to provide for the rights conferred by preferred shares issued by CNC), giving stockholders protection that is equivalent to that which they enjoy under Delaware law.

•
Submission of Matters to the Annual Meeting. Delaware allows a considerable amount of latitude in establishing notice requirements for stockholder inclusion of matters on the agenda of an annual meeting. British Virgin Islands law is more restrictive, to the benefit of stockholders. For example, IAG’s notice requirements for inclusion of a matter on the agenda of an annual meeting provide that such notice be submitted not less than 60 days prior to the meeting, while the CNC Articles of Association require submission not less than 30 days prior to the meeting.

•
Alternate Directors. British Virgin Islands law allows a director to appoint an alternate who has the authority to vote in place of the appointed director. This delegation of a director’s responsibilities is not permitted under Delaware law. The CNC Articles of Association do not include this concept of alternate directors.

•
Written Consent of Directors. Under Delaware law, directors may act by written consent only on the basis of a unanimous vote. In the British Virgin Islands, directors’ consents need only a majority of directors signing to take effect, unless the Articles of Association provide otherwise. The CNC Articles of Association provides only for unanimous written consents of directors.

•
Sale of Assets. Under Delaware law, a stockholder vote is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, stockholder approval is required when more than 50% (by value) of the company’s assets are being sold.

•
Removal of Directors. Under British Virgin Islands law, the other directors may remove a sitting board member unless the Articles of Association provide otherwise, but only stockholders may remove a director under Delaware law.

To the extent that there are any other differences, the CNC provisions are either more protective of stockholder rights or they are matters of form only. Among the provisions of British Virgin Islands law or the CNC Memorandum and Articles of Association that are more protective of stockholders than those of Delaware are the following:

•
Sale of Assets. CNC stockholder approval is required for the sale of more than 50% (by value) of the company’s assets, while IAG is required to obtain stockholder approval for the sale of all or substantially all of its assets.

•
Inclusion of Matters for Consideration at the Annual Meeting. IAG’s bylaws specified that stockholders submit matters for action at the annual meeting not less than 60 days prior to the annual meeting, but CNC’s documents require submission only 30 days prior to the meeting.

•
Removal of Directors. A sitting board member may be removed by the stockholders under IAG’s bylaws only for cause, whereas CNC’s Articles of Association permit the stockholders to remove a director without cause upon the affirmative vote of a majority of the shares entitled to vote.

Indemnification of Officers and Directors

A director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of CNC do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Business Companies Act of the British Virgin Islands permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The stock purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. CNC is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, CNC and IAG have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of CNC’s Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified by reference to the full texts of CNC’s Memorandum and Articles of Association.

In general, the anti-takeover provisions of CNC’s Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by CNC’s board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of CNC or a tender offer for all of CNC’s issued shares. The provisions are designed to discourage any tender offer or other attempt to gain control of CNC in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of CNC in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of CNC or tender offers for all or part of CNC’s issued shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of CNC’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of CNC’s stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings. British Virgin Islands law provides that stockholder meetings shall be convened by the board of directors at any time or upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. CNC’s Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors. British Virgin Islands law requires that the board of directors of a company consist of one or more directors and that the number of directors shall be set by the Company’s Articles of Association, with a minimum of one director. CNC’s Articles of Association provide that the number of directors shall be not less than three, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors and the shareholders. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the stockholders and, if permitted by the Articles of Association, the directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing a majority of the shares entitled to vote.

Election of Directors. Under British Virgin Islands law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock of any class voted at a stockholders meeting may, if they so choose, elect all directors of CNC who are up for election that are permitted to be elected by such class, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.  However, the right of the Class A Preferred Stock to elect a specified number of directors, which could constitute a majority of directors, does potentially permit a small group of shareholders to make director appointments if such small group obtains the right to vote a majority of the shares of Class A Preferred Stock outstanding.  In such case, a small group could effectively block a tender offer.  Therefore the Class A Preferred Stock rights to elect board members may function as an anti-takeover provision.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent. The CNC Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of CNC at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. General Meetings may be called by CNC’s board of directors or by stockholders comprising 30% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is statutory protection of minority shareholders under the Act. The principal protection under the Act is that shareholders may bring an action to enforce the memorandum and articles of association of the company. The Act sets forth the procedure to bring such an action. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the company's memorandum and articles of association. The company is obliged to hold an annual general meeting under its Memorandum and Articles of Association and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company, but are not entitled to do so under the Act.

The Act has introduced a series of remedies available to members. Where a company incorporated under the new legislation conducts some activity which breaches the Act or the company's memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members' remedies have also been incorporated into the Act – where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Any member of a company may apply to court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so. The Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 percent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company's memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of CNC. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Material United States Federal Income Tax Consequences of the Redomestication Merger

The following discussion summarizes the material United States federal income tax consequences of the redomestication merger to IAG and its stockholders who are “United States persons,” as defined, and who hold their IAG common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, and subject to the qualifications set forth in Exhibit 8.1 to this proxy statement/prospectus, constitutes the opinion of Kramer Levin Naftalis & Frankel LLP as to the material United States federal income tax consequences of the redomestication merger to IAG and its stockholders who are United States persons. As used in this section, the term “United States person” means:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•
a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income tax, regardless of its source; or

•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of IAG common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of IAG common stock that is a partnership for United States federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of the redomestication merger to them.

This section does not discuss all of the United States federal income tax considerations that may be relevant to IAG stockholders in light of their individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax;

•	tax-exempt organizations;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired IAG common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold IAG common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the redomestication merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the redomestication merger under state, local and foreign laws or under United States federal tax law other than income tax law.

Provided that the redomestication merger will be completed as described in the merger agreement and this proxy statement/prospectus, the redomestication merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with the following United States federal income tax consequences:

•
IAG will recognize gain as a result of the redomestication merger equal to the excess, if any, of the fair market value of each IAG asset over such asset’s adjusted tax basis at the effective time of the redomestication merger; and

•	IAG will not recognize a loss as a result of the redomestication merger.

Under the Code, certain stock that is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, and that has certain redemption or other features, is treated as “nonqualified preferred stock.”  If a shareholder of a corporation receives nonqualified preferred stock in addition to stock other than nonqualified preferred stock in a reorganization, the shareholder will recognize any gain realized in the reorganization to the extent of the fair market value of the nonqualified preferred stock received.  Although the determination of whether stock is nonqualified preferred stock is based on facts and circumstances, and there is no direct authority, the Class A Preferred Stock should not be treated as nonqualified preferred stock for United States federal income tax purposes.  Therefore:

•	IAG stockholders should not recognize any gain and will not recognize any loss upon the receipt of CNC common stock and Class A Preferred Stock in the redomestication merger;

•
the aggregate tax basis of the CNC common stock and Class A Preferred Stock received by an IAG stockholder in the redomestication merger should be the same as the aggregate tax basis of the IAG common stock surrendered in exchange for CNC common stock and Class A Preferred Stock, allocated between the CNC common stock and the Class A Preferred Stock in proportion to their respective fair market values; and

•
the holding period of the CNC common stock and Class A Preferred Stock received by an IAG stockholder in the redomestication merger should include the holding period of the IAG common stock surrendered in exchange for CNC common stock and Class A Preferred Stock;

Section 7874 of the Code provides that if, pursuant to a plan (or a series of related transactions), a foreign corporation acquires substantially all of the assets of a United States corporation, and after the acquisition 80% or more of the stock (by vote or value) of the foreign corporation (excluding stock issued in a public offering related to the acquisition) is owned by former shareholders of the United States corporation by reason of their ownership of the United States corporation, the foreign corporation will be considered a United States corporation for United States federal income tax purposes. If the former shareholders of the United States corporation own 60% or more (but less than 80%) of the stock of the foreign corporation by reason of their ownership of the United States corporation, the expatriated entity is subject to United States federal income tax on its “inversion gain” (as defined) during the 10-year period following the transfer of assets. In the redomestication merger, CNC will acquire all of the assets of IAG. After the redomestication merger, taking into account shares of CNC common stock simultaneously issued to Sing Kung Stockholders pursuant to the stock purchase agreement, the former shareholders of IAG will not hold 60% or more of the stock of CNC by reason of their ownership of IAG. Although there is no direct authority, the CNC common stock simultaneously issued to Sing Kung stockholders should be taken into account for purposes of Section 7874. Accordingly, CNC should not be treated as a United States corporation for United States federal income tax purposes, or be subject to tax on any inversion gain. This discussion assumes that CNC will not be treated as a United States corporation for United States federal income tax purposes.

Following the redomestication merger, the former IAG stockholders will hold CNC common stock and Class A Preferred Stock. Distributions, if any, made by CNC with respect to CNC common stock and Class A Preferred Stock will, subject to the discussion below relating to passive foreign investment company (PFIC) rules, generally constitute foreign source dividend income for United States federal income tax purposes to the extent that the distributions are paid out of CNC’s current or accumulated earnings and profits as determined under United States federal income tax principles. For taxable years beginning before January 1, 2011, dividends paid to individual United States persons will generally be taxed at a maximum United States federal tax rate of 15% provided that (i) CNC is not a PFIC for either the taxable year in which the dividend was paid or the preceding taxable year, (ii) the stock with respect to which the dividend was paid was readily tradable on an established securities market in the United States, and (iii) certain minimum holding period requirements are met. To the extent, if any, that the amount of any such distribution exceeds CNC’s current and accumulated earnings and profits, it will first reduce the United States person’s tax basis in its shares of CNC common stock or Class A Preferred Stock with respect to which the distribution was made and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of such stock. United States persons generally will not be entitled to claim a dividends received deduction allowed to corporations with respect to distributions by CNC.

Subject to the rules for sales or dispositions of PFIC stock discussed below (if applicable), a United States person will recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of any shares of CNC common stock or Class A Preferred Stock in an amount equal to the difference between the amount realized on such sale or other disposition and the United States person’s basis in the shares disposed of. Gain or loss, if any, will generally be United States source gain or loss and will generally constitute “passive income” for foreign tax credit limitation purposes. Capital gains of individuals derived from the disposition of shares held for more than one (1) year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

In general, CNC will be a PFIC for United States federal income tax purposes if 75% or more of its gross income in a taxable year is passive income. Alternatively, CNC will be considered to be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, are held for the production of, or produce, passive income. CNC will be treated for purposes of the PFIC tests described in the previous two sentences as owning its proportionate share of the assets and income of any corporation in which it owns, directly or indirectly, at least 25% of the shares by value.

CNC does not believe that it will be a PFIC as defined above and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. If CNC were classified as a PFIC, a United States person would be subject to a penalty tax at the time of the sale of shares of CNC common stock or Class A Preferred Stock at a gain (including gain deemed recognized if the shares are used as security for a loan), or upon receipt of an “excess distribution”' with respect to its shares, unless such shareholder made a “qualified electing fund” or “mark-to-market” election. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the gain or excess distribution received in a year must be allocated ratably to each day that the United States person held the shares of CNC common stock or Class A Preferred Stock. A United States person must include amounts allocated to the year of receipt, as well as amounts allocated to taxable years prior to the first year in which CNC was a PFIC, in its gross income as ordinary income for that year. All amounts allocated to prior years of the United States person during which CNC was a PFIC would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The United States person also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, stockholders are urged to consult a tax advisor with respect to the tax consequences, in their specific circumstances, of the transactions contemplated by the redomestication merger, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Transfer of CNC Securities Upon Death of Holder

Because CNC is a BVI company, the transfer of the securities of CNC, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of CNC seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. CNC has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure.

There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

THE EXCHANGE OFFER

Overview

For those shares of Sing Kung common stock not covered by the stock purchase agreement and those shares of Sing Kung preferred stock, CNC is offering to exchange (A) 0.4222004 shares of CNC common stock for each outstanding share of Sing Kung common stock and (B) 1.842727 shares of CNC Class A Preferred Stock for each outstanding share of Sing Kung preferred stock, subject to the procedures described in this prospectus and offer to exchange and the related letter of transmittal.

The term “expiration date” means 12:00 midnight, New York City time, on January 4, 2010, unless CNC extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

If you are a registered stockholder and tender your shares of Sing Kung preferred stock and/or Sing Kung common stock directly to CNC, you will not be obligated to pay any charges or expenses of CNC or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, any transfer taxes on the exchange of shares of Sing Kung preferred stock and/or Sing Kung common stock pursuant to the offer will be paid by CNC.

CNC is making the exchange offer in order to acquire control of additional equity interests of Sing Kung.  Pursuant to the stock purchase agreement with the holders of approximately 94.9% of the issued and outstanding shares of common stock of Sing Kung, if the stockholders of IAG (the parent of CNC) approve the transaction, then CNC will acquire substantially all such shares of common stock for consideration consisting of approximately 89.3% of CNC common stock before giving effect to 5,805,850 warrants or the right of the holders of CNC Class A Preferred Stock to convert their Class A Preferred Stock to common stock.  The exchange offer is the final step in this transaction by which CNC is acquiring shares of Sing Kung.

CNC’s obligation to exchange shares of its common stock and Class A Preferred Stock for shares of Sing Kung common stock and Sing Kung preferred stock, respectively, pursuant to the exchange offer, is subject to several conditions referred to below under “The Exchange Offer—Conditions of the Offer,” including the stockholder approval condition and the stock purchase condition, as well as the other conditions that are discussed below.

Timing of the Exchange Offer

The exchange offer is scheduled to expire at 12:00 midnight, New York City time on January 4, 2010. For more information, you should read the discussion below under the section captioned “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

CNC expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and CNC can do so by giving written notice of such extension to the holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement. If CNC decides to extend the exchange offer, CNC will make a public announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. You should not assume that CNC will exercise its right to extend the offer, although it currently intends to do so, until all conditions have been satisfied or waived. During any such extension, all shares of Sing Kung preferred stock and Sing Kung common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Sing Kung preferred stock and Sing Kung common stock. You should read the discussion under the section captioned “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, CNC also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Sing Kung preferred stock and Sing Kung common stock not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

CNC does not expect to delay acceptance of shares of Sing Kung preferred stock and Sing Kung common stock except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In addition, CNC may terminate the exchange offer and not exchange shares of Sing Kung preferred stock and Sing Kung common stock that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

CNC will effect any extension, termination, amendment or delay by giving written notice to the holders of shares of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which CNC may choose to make any public announcement, CNC does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If CNC makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, CNC will extend the exchange offer to the extent required under applicable laws. If, prior to the expiration date, CNC changes the percentage of shares of Sing Kung preferred stock or Sing Kung common stock being sought or the consideration offered, that change will apply to all holders whose shares of Sing Kung preferred stock or Sing Kung common stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, CNC will extend the exchange offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Exchange of Shares of Sing Kung Preferred Stock and Sing Kung Common Stock; Delivery of CNC Common Stock and CNC Class A Preferred Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), CNC will exchange shares of Sing Kung preferred stock and Sing Kung common stock held by stockholders who are not parties to the stock purchase agreement validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, CNC expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Sing Kung preferred stock and Sing Kung common stock in order to comply with any applicable law. CNC does not expect to delay acceptance of shares of Sing Kung preferred stock and Sing Kung common stock except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In all cases, exchange of shares of Sing Kung preferred stock and Sing Kung common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by CNC of certificates for those shares of Sing Kung preferred stock and Sing Kung common stock , a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the exchange offer, CNC will be deemed to have accepted for exchange shares of Sing Kung preferred stock and Sing Kung common stock validly tendered and not withdrawn as, if and when it notifies holders of Sing Kung preferred stock and Sing Kung common stock of its acceptance of the tenders of those shares of Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer. CNC will deliver CNC common stock in exchange for shares of Sing Kung common stock and CNC Class A Preferred Stock in exchange for shares of Sing Kung preferred stock pursuant to the exchange offer promptly after such notification.

If CNC does not accept any tendered shares of Sing Kung preferred stock and Sing Kung common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of Sing Kung preferred stock and Sing Kung common stock than are tendered, CNC will return certificates for such unexchanged shares of Sing Kung preferred stock and Sing Kung common stock without expense to the tendering holder.

Withdrawal Rights

You can withdraw tendered shares of Sing Kung preferred stock and Sing Kung common stock at any time until the exchange offer has expired. For your withdrawal to be effective, CNC must receive from you a written notice of withdrawal at its address set forth on the back cover of this prospectus, or by facsimile at (619) 298-3537 (you may confirm receipt of your facsimile by phoning (619) 298-9883). Your notice must include your name, address, the certificate number(s) and the number of shares of Sing Kung preferred stock and Sing Kung common stock to be withdrawn.

A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “eligible institution.”

CNC will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. Holders of Sing Kung preferred stock and Sing Kung common stock who are not parties to the stock purchase agreement may challenge CNC’s determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions. None of CNC or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will they incur any liability for failure to give any such notification. Any shares of Sing Kung preferred stock and Sing Kung common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of Sing Kung preferred stock and Sing Kung common stock by following the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer, you must submit a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, to CNC at its address set forth on the letter of transmittal, and certificates for tendered shares of Sing Kung preferred stock and Sing Kung common stock.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which certificates for shares of Sing Kung preferred stock or Sing Kung common stock are tendered by the registered holder of such shares who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal.

If the certificates for shares of Sing Kung preferred stock or Sing Kung common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Sing Kung preferred stock or Sing Kung common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner CNC has described above.

The method of delivery of Sing Kung common stock and preferred certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by CNC. If delivery is by mail, CNC recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

To prevent backup federal income tax withholding you must provide CNC with your correct Taxpayer Identification Number and certify whether you are subject to backup withholding of United States federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status.

In all cases, CNC will exchange shares of Sing Kung preferred stock and Sing Kung common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by CNC of certificates for shares of Sing Kung preferred stock and Sing Kung common stock, properly completed and duly executed letter(s) of transmittal and any other required documents.

The tender of shares of Sing Kung preferred stock and Sing Kung common stock pursuant to any of the procedures described above will constitute a binding agreement between CNC and the holder of Sing Kung preferred stock and Sing Kung common stock upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity and Eligibility

CNC will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Sing Kung preferred stock and Sing Kung common stock, in its sole discretion. CNC reserves the absolute right to reject any and all tenders of shares of Sing Kung preferred stock and Sing Kung common stock that CNC determines is not in proper form. CNC also reserves the rights to reject any and all tenders of shares of Sing Kung preferred stock and Sing Kung common stock where the acceptance of, or exchange for, those shares may, in the opinion of its counsel, be unlawful. CNC also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Sing Kung preferred stock and Sing Kung common stock. No tender of shares of Sing Kung preferred stock and Sing Kung common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Sing Kung preferred stock and Sing Kung common stock have been cured or waived. None of CNC nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Sing Kung preferred stock and Sing Kung common stock nor will they incur any liability for failure to give any such notification. Holders of Sing Kung preferred stock and Sing Kung common stock may challenge CNC’s determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF SING KUNG PREFERRED STOCK AND/OR SING KUNG COMMON STOCK, PLEASE CONTACT CNC AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH BELOW:

CNC Development Ltd., c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Telephone: (619) 298-9883

Announcement of Results of the Exchange Offer

CNC will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether CNC will accept the tendered shares of Sing Kung preferred stock and Sing Kung common stock for exchange, no later than four business days after the expiration date. The announcement will be made by a press release in accordance with applicable requirements.

Ownership of CNC after the Exchange Offer

Assuming that:

•
no warrants or options to purchase shares of CNC common stock, of which there were 5,805,850 outstanding as of the date of this proxy statement/prospectus, are exercised prior to the expiration of the offer;

•	no holders of IAG common stock elect to convert such shares or exercise dissenter’s rights in connection with the approval of the stock purchase agreement and the redomestication merger;

•	CNC acquires all of the shares of Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer; and

•	No holders of CNC Class A Preferred Stock excercise Their right to convert such stock to common stock,

holders of Sing Kung common stock who are not parties to the stock purchase agreement would own, in the aggregate, approximately 4.8%, and the former holders of Sing Kung preferred stock would own, in the aggregate, approximately 46.2%, of the outstanding shares of CNC Class A Preferred stock after consummation of the exchange offer, redomestication merger and the stock purchase. Upon consummation of the acquisition, and assuming no exercise of the 5,805,850 warrants that will be outstanding, if all of the shares of CNC Class A Preferred Stock were converted to common stock, the common-stock percentage ownership of CNC by the Sing Kung common stockholders who are not parties to the stock purchase agreement would be reduced to approximately 3.2% and the percentage ownership of the former holders of Sing Kung preferred stock would be approximately 15.9%.

Material United States Federal Income Tax Consequences of the Exchange Offer

The following discussion summarizes the material United States federal income tax consequences of the exchange offer to holders of Sing Kung preferred stock and Sing Kung common stock who are “United States persons,” as defined, and who hold their Sing Kung preferred stock or Sing Kung common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, and subject to the qualifications set forth in Exhibit 8.1 to this proxy statement/prospectus, constitutes the opinion of Kramer Levin Naftalis & Frankel LLP as to the material United States federal income tax consequences of the exchange offer to holders of Sing Kung preferred stock and Sing Kung common stock who are United States persons. As used in this section, the term “United States person” means:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•
a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income tax, regardless of its source; or

•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of Sing Kung preferred stock or Sing Kung common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of Sing Kung preferred stock or Sing Kung common stock that is a partnership for United States federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of the exchange offer to them.

This section does not discuss all of the United States federal income tax consequences that may be relevant to Sing Kung stockholders in light of their individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax;

•	tax-exempt organizations;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired Sing Kung preferred stock or Sing Kung common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•
stockholders who hold Sing Kung preferred stock or Sing Kung common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the exchange offer, and the following discussion is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the exchange offer under state, local and foreign laws or under United States federal tax law other than income tax law.

A United States person who exchanges Sing Kung preferred stock or Sing Kung common stock for CNC common stock or Class A Preferred Stock pursuant to the exchange offer should not recognize any gain or loss. The aggregate adjusted tax basis of the CNC common stock or Class A Preferred Stock received in the exchange should be equal to the aggregate adjusted tax basis of the Sing Kung preferred stock or Sing Kung common stock exchanged therefor. The holding period of the CNC common stock or Class A Preferred Stock should include the holding period of the Sing Kung preferred stock or Sing Kung common stock surrendered in the exchange. If the holder of Sing Kung preferred stock or Sing Kung common stock owns (or is deemed to own under applicable attribution rules) 5% or more of the total voting power or value of CNC stock after the exchange, such holder would be required to enter into a “gain recognition agreement” as provided in Treasury Regulation section 1.367(a)-8T in order to be eligible for non-recognition treatment. Certain United States persons may be subject to information reporting with respect to the consideration received in exchange for shares of Sing Kung preferred stock or Sing Kung common stock.

Tax matters regarding the exchange offer are very complicated, and the tax consequences of the exchange offer to holders of Sing Kung preferred stock and Sing Kung common stock will depend on their particular situation. Holders of Sing Kung preferred stock and Sing Kung common stock should consult their own tax advisors regarding the specific tax consequences to them of the exchange offer, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. The foregoing discussion is not intended to be a complete analysis or description of all potential tax consequences of the exchange offer.

Dissenters’ Rights

Dissenters’ rights are not available in the exchange offer.

Conditions to the Exchange Offer

CNC’s obligation to exchange shares of CNC common stock for shares of Sing Kung common stock and shares of CNC Class A Preferred Stock for shares of Sing Kung preferred stock pursuant to the exchange offer is subject to the following conditions:

•	the “stockholder approval” condition - the holders of IAG common stock must have approved the stock purchase and the redomestication merger;

•	the “stock purchase” condition - CNC must have acquired the outstanding shares of Sing Kung common stock; and

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CNC shall have received all necessary state securities law or “blue sky” authorizations.

Notwithstanding any other provision of the offer, CNC shall not be required to accept for exchange or exchange any shares of Sing Kung preferred stock and Sing Kung common stock, may postpone the acceptance for exchange of, or exchange of, tendered shares of Sing Kung preferred stock and Sing Kung common stock, and may, in its sole discretion, terminate or amend the exchange offer as to any shares of Sing Kung preferred stock and Sing Kung common stock not then exchanged if at the expiration date, any of the conditions discussed above have not been satisfied.

The satisfaction or existence of any of the conditions to the exchange offer will be determined by CNC in its good faith discretion. Satisfaction of the stockholder approval condition will be based on the results of the special meeting of IAG stockholders. Satisfaction of the stock purchase condition will be based on the closing of the stock purchase transaction. Satisfaction of the registration statement condition will be based on the advice of legal counsel. These conditions are for the sole benefit of CNC and may be asserted by CNC regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by CNC in whole or in part at any time and from time to time in its sole discretion. If CNC decides to waive a material condition, it would extend the exchange offer for a period of at least 10 business days. The failure by CNC at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the exchange offer other than those involving the receipt of governmental approvals, must be satisfied or waived before the expiration of the exchange offer. Although we do not intend to waive any material condition to the exchange offer, we will resolicit proxies pursuant to this proxy statement/prospectus in the event we do waive a material condition to the exchange offer.

Dividends and Distributions

If on or after the date of this prospectus, Sing Kung:

(a) splits, combines or otherwise changes its shares of preferred stock or its capitalization,

(b) acquires shares of its preferred stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its preferred stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d) discloses that it has taken such action,

then, without prejudice to the rights of CNC under the section captioned “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer”, CNC may, in its sole discretion, make such adjustments in the purchase price and other terms of the exchange offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

CNC is not aware of any governmental license or regulatory permit that appears to be material to Sing Kung’s business that might be adversely affected by CNC’s acquisition of shares of Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency that would be required for CNC’s acquisition or ownership of shares of Sing Kung preferred stock and Sing Kung common stock pursuant to the exchange offer. Should any of these approvals or other actions be required, CNC currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to business or certain parts of CNC’s or Sing Kung’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause CNC to elect to terminate the exchange offer without the purchase of shares of Sing Kung preferred stock and Sing Kung common stock under the exchange offer.

Relationships with Sing Kung

As of the date of the exchange offer, CNC (through IAG) is the beneficiary of the stock purchase agreement to acquire approximately 94.9% outstanding shares of Sing Kung common stock. With the exception of the foregoing, CNC has not effected any transaction in securities of Sing Kung in the past 60 days.

Fees and Expenses

CNC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. CNC will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

CNC intends to apply to list the shares of CNC common stock and CNC Class A Preferred Stock on the Nasdaq Stock Market.

SING KUNG 2008 EQUITY PLAN

Background

The Sing Kung 2008 Equity Plan, sometimes referred to as the “2008 Stock Plan” reserves 5,500,000 shares of Sing Kung common stock for issuance in accordance with the plan’s terms. Sing Kung’s stockholders approved the adoption of the 2008 Stock Plan on August 11, 2008 and approved certain amendments to the plan on September 25, 2008. Sing Kung has not granted any options under the 2008 Stock Plan as of the date of this proxy statement/prospectus. The IAG board of directors has also approved the 2008 Stock Plan, subject to stockholder approval. The purpose of the stock option plan is to enable IAG to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to IAG have been, are or will be important to the success of IAG, an opportunity to acquire a proprietary interest in IAG. The various types of incentive awards that may be provided under the stock option plan will enable IAG to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The stock option plan will be assumed by CNC as part of the redomestication merger. It will be used by CNC to provide equity incentives.

Under the plan of merger between IAG and CNC, the 2008 Stock Plan will survive the redomestication merger and be administered by CNC.

There are approximately 20 persons who will be eligible to be granted awards, including directors, officers, employees and consultants of CNC and the Subsidiaries. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below. In addition, the full text of the plan is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock plan reserves 5,500,000 shares of common stock for awards. If IAG’s stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock plan will be subject to the adjustments described below.

Administration

The stock plan will be administered by our compensation committee. Under the stock plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance units and shares;

•	deferred compensation awards; and

•	other stock-based awards.

Subject to the provisions of the stock plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 5,500,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options. Under the plan, our compensation committee may award to participants stock options that:

• are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; or

• are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may first become exercisable by a participant in any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. The committee may also approve the use of any other legal consideration to exercise a stock option. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

Stock appreciation rights. Under the plan, our compensation committee may grant stock appreciation rights to participants in tandem with or separate from stock options. A tandem stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a tandem stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a tandem stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A tandem stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a tandem stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted Stock Awards. The committee may grant restricted stock awards under the stock plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The committee may grant restricted stock units under the stock plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the committee. The committee, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stock holder return, free cash flow, or other measures as determined by the committee. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the committee. In its discretion, the committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the stock plan provides that, unless otherwise determined by the committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards. The stock plan authorizes the committee to establish a deferred compensation award program. If and when implemented, participants designated by the committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other stock-based awards. Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock or dividends on our common stock. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2008 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

•	expressly provided in the plan,

•	expressly provided in the grant of an award, or

•
discussed above with respect to the transferability of stock options in certain limited exceptions, all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetency, the participant’s guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a nonstatutory stock option:

•	by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant’s immediate family; or

•	to an entity in which the participant or members of the participant’s immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant’s consent.

Federal income tax consequences

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards. A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions. Code Section 162(m) denies us a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation a covered employee receives from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii)the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv)the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the plan provides for an annual per employee limitation as required under Section 162(m). Accordingly, options or stock appreciation rights granted by the compensation committee should be able to qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the material federal income tax aspects of awards granted under the stock plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the stock plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

British Virgin Islands Income Tax Consequences

There are no income tax consequences associated with the 2008 Stock Plan under British Virgin Islands law.

THE CONDITIONAL DISSOLUTION AND PLAN OF LIQUIDATION

Our board of directors is proposing IAG’s dissolution and plan of liquidation for approval by our stockholders at the special meeting subject to the implementation of such plan if the business combination with Sing Kung  is not approved or, if the business combination with Sing Kung is approved, the business combination is not consummated by  September 10, 2009 or such earlier date as IAG’s board of directors or its chairman, in their discretion, shall determine. The board has approved IAG’s dissolution in the event that the business combination with Sing Kung cannot be consummated and has  declared it advisable and directed that it be submitted for stockholder approval at the special meeting. The board has also approved the plan of liquidation and directed that it be submitted for stockholder approval, and, as required by Delaware law, intends to re-approve it immediately following stockholder approval of the dissolution and plan of liquidation and the filing of a certificate of dissolution with the Delaware Secretary of State. A copy of the plan of liquidation is attached as Annex H to this proxy statement/prospectus.

After approval of IAG’s dissolution, if the business combination with Sing Kung has not been approved (or if the business combination with Sing Kung has been approved but not consummated by September 10, 2009), we anticipate that our activities will be limited to actions we deem necessary or appropriate to accomplish, among other things, the following:

•	filing a certificate of dissolution with the Delaware Secretary of State and, thereafter, remaining in existence as a non-operating entity for three years;

•	adopting a plan of liquidation in, or substantially in, the form of Annex H to this proxy statement/prospectus by board action in compliance with Delaware law;

•	establishing a contingency reserve for the satisfaction of known or potential liabilities;

•
giving the trustee of the trust account notice to commence liquidating the investments held in the trust account and turning over the proceeds to IAG’s transfer agent or the trustee of any liquidating trust for distribution according to the plan of liquidation;

•
as provided in the plan of liquidation, paying, or providing for the payment of, our known liabilities in accordance with Delaware law, which liabilities include (i) any existing liabilities for taxes and to creditors, including providers of professional and other services, (ii) expenses of the dissolution and liquidation, and (iii) our obligations to the public stockholders in accordance with IAG’s Certificate of Incorporation;

•
if there are insufficient assets to satisfy our known and unknown liabilities, paying all such liabilities according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefore;

•	winding up our remaining business activities;

•	complying with SEC filing requirements, for so long as we are required to do so; and

•	making tax and other regulatory filings.

Following dissolution, although it does not currently expect to do so, our board of directors may, at any time, engage third parties to complete the liquidation pursuant to the plan of liquidation. In addition, the board will be authorized to establish a liquidating trust to receive distributions from the trust account and funds from other permitted sources in order to facilitate IAG’s liquidation and limit costs.  IAG intends to pursue any applicable federal or state tax refunds arising from business activities from inception through dissolution. IAG may use any assets outside of the trust account, including any tax refunds it may receive, to repay advances made by IAG’s initial stockholders and pay costs incurred while IAG was pursuing business combinations, including fees payable to service providers such as accountants, lawyers and other advisors and amounts payable to vendors. Accordingly, stockholders should not have any expectation of receiving any amounts other than the amounts currently in the trust account, less amounts that are necessary to establish a contingency reserve as required under  Delaware law.

As of June 30, 2009, IAG had accrued and unpaid liabilities of approximately $700,000 (excluding $2,070,000 of deferred underwriting discounts and commissions payable that would be payable upon the consummation of a business combination), and cash outside the trust account of $539 (excluding any amounts received in respect of a tax refund that it intends to apply for), both of which IAG expects to reduce to zero in connection with the winding down of its business.  The approximately $700,000 of liabilities does not include unpaid Delaware franchise tax obligations of approximately $222,000 (excluding penalties and interest) at June 30, 2009 and unpaid income tax obligations relating to the income from the assets in the trust account.  As of June 30, 2009 IAG was not aware of accrued and unpaid income tax obligations relating to the income from the assets in the trust account that exceed amounts previously paid and for which it expects to apply for and receive a refund.

Dissolution  under Delaware Law.  Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon a majority vote of the board of directors of the corporation followed by a favorable vote of holders of a majority of the outstanding stock entitled to vote. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Delaware Secretary of State. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	prosecution and defense of any lawsuits;

•	settling and closing of any business;

•	disposition and conveyance of any property;

•	discharge of any liabilities; and

•	distribution of any remaining assets to the stockholders of the corporation.

Principal Provisions of the Plan.  Liquidation is expected to commence as soon as practicable after approval of IAG’s dissolution by stockholders at the special meeting if the business combination with Sing Kung is not approved.  If the business combination with Sing Kung is approved, then the liquidation is expected to commence as soon as practicable after September 10, 2009, if and only if IAG does not complete the business combination with Sing Kung. We do not anticipate that we will solicit any further votes of our stockholders with respect to the plan of liquidation. Subject to the payment, or the provision for payment, of our liabilities, we expect to distribute to our public stockholders the amounts to which they are entitled under IAG’s Certificate of Incorporation, consisting of the amount of the trust account at the record date for the holders of IAG’s common stock entitled to receive liquidating distributions, less any income tax obligations relating to the income from assets in the trust account or other tax obligations and amounts that the board of directors determines that it should retain as a contingency reserve.  It is our expectation that we will include in the contingency reserve an amount sufficient to satisfy the Delaware franchise taxes.  After the first liquidating distribution, if IAG determines that it has any material assets beyond the amount distributed, we will make one or more additional liquidating distributions.

Record Date For Liquidating Distributions.  The record date for the holders of IAG’s common stock entitled to receive any liquidating distribution will be the close of business on the date of the filing of the certificate of dissolution of IAG.

Contingency Reserve.  We generally are required, in connection with our dissolution, to provide for payment of our liabilities, including the costs of liquidating and maintaining our corporate existence during the three years following the filing of a certificate of dissolution. We intend to pay or provide for payment of all our known liabilities promptly after approval of the plan of liquidation, and to set aside a contingency reserve, after taking into account the limited indemnification obligations of our officers, proceeds expected from tax refunds for which we intend to apply and claims (net of costs to pursue such claims) that we have against third parties (if any).  Once we have established a contingency reserve, we would distribute to stockholders all amounts held in trust in excess of the amount of the contingency reserve.  As and to the extent that our board deems a material amount of the contingency reserve is no longer required, subsequent distributions will be made although there can be no assurance that any such subsequent distributions will be possible.

As of June 30, 2009, IAG had accrued and unpaid liabilities of approximately $696,733 (excluding $2,070,000 of deferred underwriting discounts and commissions payable that would be payable upon the consummation of a business combination), and cash outside the trust account of approximately $539 (excluding any amounts received in respect of a tax refund that it intends to apply for), both of which IAG expects to reduce to zero in connection with the winding down of its business.  The $696,733 of liabilities does not include approximately $222,000 of Delaware franchise tax liabilities (excluding penalties and interest) as of June 30, 2009.  IAG currently has no accrued and unpaid income or other tax obligations relating to the income from the assets in the trust account that exceed amounts previously paid and for which it expects to apply for and receive a refund.

IAG’s two executive officers, William Morro and Dr. Richard Sinkin, have severally (but not jointly) agreed that they will be personally liable for 60% and 40% respectively  to pay claims of third parties that are owed money for services rendered to IAG or products sold to IAG (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the trust account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the trust account and only to the extent necessary to ensure that such claims do not reduce the amount in the trust account.  The indemnification provided by Messrs. Morro and Sinkin does not cover taxes or tort claims brought against IAG for some unforeseen event or claims against IAG brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target or taxes.  Since our executive officers’ obligations are not collateralized or guaranteed, IAG cannot assure you that our executive officers perform their obligations, or that the public stockholders would be able to enforce these obligations.  IAG currently has no accrued and unpaid income or other tax obligations relating to the income from the assets in the trust account.

In connection with its approval of Amendment No. 2 to the stock purchase agreement and its conclusion that continued pursuit of the Sing Kung acquisition would be in the best interest of IAGs stockholders, the independent members of IAG’s board of directors approved the use of up to $200,000 of corporate funds, in addition to the $950,000 previously authorized to be used in pursuit of a business combination and for working capital purposes.  Expenditure of the additional funds is authorized for the sole purpose of meeting incremental, non-contingent costs incurred after July 20, 2009 to pursue the Sing Kung acquisition and would not be subject to indemnification by the Company’s officers to repay claims of vendor creditors that diminish the funds held in the trust account.  If some or all of the additionally authorized funding is used, it may reduce the proceeds to our stockholders if the transaction is not consummated and we liquidate.

As of June 30, 2009, IAG had approximately $45,186,760 held in the trust account (including the deferred underwriting fee). If a liquidation were to have occurred on such date, IAG estimates that not less than $44,900,000, or approximately $7.81 per share, held in the trust account would have been distributed to the public stockholders. However, we cannot assure you that the amount actually available for distribution will not be reduced, whether as a result of the claims of additional creditors, the failure of the initial stockholders to satisfy any required indemnification obligations, the expenditure of up to $200,000 in additional funds for pursuit of the Sing Kung acquisition that is not covered by the indemnification of our officers, or otherwise.

We will discontinue recording transfers of shares of our common stock on the date of our dissolution. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books, except by will, intestate succession or operation of law. After that date, we will not issue any new stock certificates, except in connection with such transfers or as replacement certificates.

Our Conduct Following Approval of the Dissolution and Adoption of the Plan of Liquidation.  Our directors and officers will not receive any compensation, other than reimbursement for out-of-pocket expenses, for the duties that each performs in connection with our dissolution or under the plan of liquidation. Following approval of our dissolution by our stockholders at the special meeting, our activities will be limited to adopting the plan of liquidation, winding up our affairs, taking such actions as we believe may be necessary, appropriate or desirable to preserve the value of our assets, and distributing our assets in accordance with the plan of liquidation.

We will indemnify our officers, directors and agents in accordance with our Certificate of Incorporation and bylaws for actions taken in connection with winding up our affairs. Our obligation to indemnify such persons may be satisfied out of our remaining assets, including amounts held in the trust account.  The board and the trustees of any liquidating trust may obtain and maintain such insurance as they believe may be appropriate to cover our indemnification obligations under the plan of liquidation. We may obtain or maintain insurance for the benefit of our officers and directors and the trustees of any liquidating trust, the cost of which may be paid by the funds in such trust account.

Potential Liability of Stockholders.  Under the Delaware General Corporation Law, in the event we fail to create adequate reserves for liabilities, or should such reserves be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each stockholder could be held liable for amounts due to creditors to the extent of the amounts that such stockholder received from us and from any liquidating trust under the plan of liquidation. Each stockholder’s exposure to liability is limited to his, her or its pro rata portion of the amounts due to creditors and is capped, in any event, at the amount of the distribution actually received by such stockholder. In addition, a creditor could seek an injunction to prevent us from making distributions under the plan of liquidation, which could delay and/or diminish distributions to stockholders.

Stock Certificates.  Stockholders should not forward their stock certificates before receiving instructions to do so. After such instructions are sent, stockholders of record must surrender their stock certificates to receive distributions, pending which their pro rata share of the trust account or any liquidating trust accounts may be held without interest and subject to escheat laws. If a stock certificate has been lost, stolen or destroyed, the holder may be required to furnish satisfactory evidence of the loss, theft or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Exchange Act Registration.  Our common stock, warrants and units currently trade on the OTC Bulletin Board under the trading symbols “IAQG,” “IAQGW” and “IAQGU,” respectively. After dissolution, because we will discontinue recording transfers of our common stock and in view of the significant costs involved in compliance with reporting requirements and other laws and regulations applicable to public companies, the board intends to apply to terminate IAG’s registration and reporting requirements under the Securities Exchange Act of 1934. After dissolution, trading in the common stock would terminate.

Liquidating Trusts.  The board may decide that IAG should transfer any or all of its remaining assets, including funds held in the trust account, to one or more liquidating trusts, the purpose of which would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. Any liquidating trust would be evidenced by a trust agreement between IAG and the person(s) the board chooses as trustee(s).

Sales of Assets.  The plan of liquidation gives the board the authority to sell all of our remaining assets, although IAG’s assets outside the trust account are immaterial. Any such sale proceeds may be reduced by transaction expenses, and may be less for a particular asset than if we were not in liquidation. We do not expect any material asset sales to occur.

Absence of Appraisal Rights.  Stockholders are not entitled to appraisal rights in connection with IAG’s dissolution and plan of liquidation.

Regulatory Approvals.  We do not believe that any material United States federal or state regulatory requirements must be met or approvals obtained in connection with our dissolution or the plan of liquidation.

Treatment of Warrants.  There will be no distribution from the trust account with respect to IAG’s warrants.

Payment of Expenses.  In the discretion of our board of directors, we may pay brokerage, agency, professional and other fees and expenses to any person in connection with the implementation of the plan of liquidation.

Votes Required and Board Recommendation.  Approval of IAG’s dissolution and plan of liquidation requires the affirmative vote of a majority of the total number of votes entitled to be cast by all shares outstanding on the record date. The holders of common stock will vote on the matter of the approval of IAG’s dissolution and plan of liquidation, with each holder entitled to one vote per share on the matter.

The board of directors believes that IAG’s dissolution and plan of liquidation are in the best interests of our stockholders. The board has approved the dissolution and recommends that our stockholders vote “FOR” the conditional dissolution and plan of liquidation proposal. Our initial stockholders, including all of our directors and officers, who hold, as of the record date, an aggregate of 1,250,000 shares of IAG’s common stock outstanding, have entered into agreements in connection with our initial public offering pursuant to which they agreed to vote “FOR” the conditional dissolution and plan of liquidation proposal.  See “Beneficial Ownership of Securities.”

Shares represented by proxy cards received in time for the special meeting that are properly signed, dated and returned without specifying choices will be voted “FOR” this proposal and “FOR” the conditional share reduction proposal and “FOR” adjournment proposal.

Certain Material U.S. Federal Income Tax Consequences.  The following is a discussion of certain material United States federal income tax consequences of the plan of liquidation to IAG and to current holders of IAG common stock and warrants issued in our initial public offering. This discussion assumes that stockholders and warrant holders are “U.S. persons” (as defined below), and hold their IAG common stock and warrants as capital assets, within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder or warrant holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (a) United States gift or estate tax laws, (b) state, local or non-U.S. tax consequences, (c) the special tax rules that may apply to certain stockholders or warrant holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or United States expatriates or former long-term residents of the United States, (d) the special tax rules that may apply to a stockholder or warrant holders that acquires, holds, or disposes of IAG common stock or warrants as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment, or (e) the special tax rules that may apply with respect to a stockholder or warrant holder that has acquired IAG common stock or warrants as compensation or in exchange for the provisions of services. Additionally, the discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold IAG common stock or warrants through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed United States Treasury Regulations, judicial opinions, and published positions of the Internal Revenue Service (“IRS”), all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. IAG has not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is a beneficial owner of IAG common stock or warrants and that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A stockholder or warrant holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of our common stock and warrants.

STOCKHOLDERS AND WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH OUR DISSOLUTION AND PLAN OF LIQUIDATION, INCLUDING TAX REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS. NON U.S. PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THEIR PARTICULAR TAX CONSEQUENCES.

Consequences to IAG

IAG will recognize gain or loss on the sale or other taxable disposition including the distribution to stockholders of any of its assets pursuant to its liquidation to the extent of the difference between the amount realized on such sale (or the fair market value of the asset) and its tax basis in such asset.

Consequences to Stockholders

Gain or Loss on Liquidation

Amounts received by stockholders pursuant to the liquidation will be treated as full payment in exchange for their shares of our common stock. As a result of our liquidation, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of other property distributed to such stockholder (including such stockholder’s share of distributions to any liquidating trust), less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder’s tax basis in the shares of our common stock.

A stockholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates or for different prices. Each liquidation distribution will be allocated proportionately to each share of stock owned by a stockholder, and will be applied first to recover a stockholder’s tax basis with respect to such share of stock. Gain will be recognized in connection with a liquidation distribution allocated to a share of stock only to the extent that the aggregate value of all liquidation distributions received by a stockholder with respect to that share exceeds such stockholder’s tax basis for that share. Any loss generally will be recognized only when a stockholder receives our final distribution to stockholders, and then only if the aggregate value of the liquidation distributions with respect to a share of stock is less than the stockholder’s tax basis for that share. Any payments by a stockholder in satisfaction of any IAG contingent liability not covered by our contingency reserve generally would produce a loss in the year paid. Generally, gain or loss recognized by a stockholder in connection with our liquidation will be capital gain or loss, and will be long-term capital gain or loss if the share has been held for more than one year, and short-term capital gain or loss if the share has not been held for more than one year. Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain. The deductibility of capital losses is subject to various limitations.

Liquidating Grantor Trusts

If we transfer assets to a liquidating trust for the benefit of the stockholders, we may elect to structure any such liquidating trust as a grantor trust of the stockholders, so that stockholders will be treated for U.S. federal income tax purposes as first having constructively received their pro rata share of the property transferred to the grantor trust and then having contributed such property to the trust. In the event that one or more liquidating grantor trusts are formed, the stockholders generally will receive notice of the transfer(s). The amount of the deemed distribution to the stockholders generally will be reduced by the amount of any known liabilities assumed by the liquidating grantor trust or to which the transferred property is subject. A liquidating grantor trust is itself not subject to U.S. federal income tax. Our former stockholders, as owners of the liquidating grantor trust, would be required to take into account for U.S. federal income tax purposes their respective allocable portions of any future income, gain or loss recognized by such liquidating grantor trust, whether or not they have received any actual distributions from the liquidating grantor trust with which to pay any resulting tax liability. As a result, stockholders will not be taxable when distributions are actually made from a liquidating grantor trust and if in fact stockholders never receive an amount previously treated as income as a distribution from a liquidating grantor trust, the stockholders will recognize a loss. Stockholders would receive annual statements from a liquidating grantor trust reporting their respective allocable shares of the various tax items of the trust.

Back-Up Withholding

The gross amount of any distribution paid pursuant to the liquidation to a stockholder that fails to provide the appropriate certification in accordance with applicable United States Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%). Back-up withholding generally will not apply to payments made to some exempt recipients such as corporations or financial institutions or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information.

Backup withholding is not an additional tax. Amounts that are withheld under the backup withholding rules may be refunded or credited against the stockholder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

Consequences to Warrant Holders

Since no distributions will be made to warrant holders pursuant to the plan of liquidation, a holder of our warrants should recognize a capital loss equal to such warrant holder’s tax basis in the warrant in the tax year in which such warrant becomes worthless (or expires). If the plan of liquidation is implemented, IAG failed to consummate a business combination and as a result IAG warrants did not become exercisable and will expire worthless.

THE CONDITIONAL SHARE REDUCTION

The conditional share reduction proposal allows IAG’s board of directors or its chairman, in their discretion, to act as necessary to reduce the number of authorized shares to equal the number of shares issued and outstanding.

Consequences to Warrant Holders.  Since no distributions will be made to warrant holders pursuant to the plan of liquidation, cancellation of the authorized shares underlying the warrants will not affect the value of the warrants or proceeds received by the warrant holders.  If the conditional share reduction proposal is implemented, IAG will have failed to consummate a business combination and as a result, IAG warrants will not become exercisable and will expire worthless.

Consequences if  the Conditional Share Reduction Proposal is Not Approved.  If the share reduction proposal is not approved, IAG will be required to continue to calculate its Delaware franchise taxes on the basis of its authorized shares being 1,000,000 preferred shares and 90,000,000 common shares.  This requirement will result in a higher franchise tax expense over the liquidation period than if the authorized shares are reduced.  As a result, funds available for distribution from the trust account will be reduced.

Required Vote.  Approval of the conditional share reduction proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IAG common stock.

THE ADJOURNMENT

The adjournment proposal allows IAG’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the special meeting to approve the dissolution and plan of liquidation proposal.

Consequences if the Adjournment Proposal is Not Approved.  If an adjournment proposal is presented at the meeting and is not approved by the stockholders, IAG’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the dissolution and plan of liquidation. In such event, IAG will not be able to dissolve and liquidate.

Required Vote.  Approval of the adjournment proposal will require the affirmative vote of holders of a majority of IAG’s common stock present or represented by proxy at the special meeting and entitled to vote on the proposal.

INFORMATION ABOUT SING KUNG AND THE SUBSIDIARIES

BACKGROUND

Formation of Sing Kung and the Subsidiaries and their history

Sing Kung, Limited, through its Chinese operating companies, Century City Infrastructure Co., Ltd. (“Century City”) and Shanghai New Century City Development, Ltd. (“SNC”) provides comprehensive strategic planning services and further partners with various specialist firms to deliver detailed urban plans, infrastructure development, urban land improvement, and older-city redevelopment to municipal governments in China. Sing Kung Limited is referred to herein, and sometimes together with its subsidiaries, as “Sing Kung”. In this way, Sing Kung delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments, or redevelop underutilized urban resources and thereby stimulate supplemental direct investment. Sing Kung’s planning and infrastructure projects encompass sites targeted by municipalities for industrial, commercial, and residential developments. The range of services provided is tailored for the specific needs of its clients, selected from a universe of roughly 5,300 local government entities with limited economic strength but development resources offering strong economic potential. These could include: newly-formed municipalities, mid-sized cities and counties, or established larger urban areas and special development zones that must react quickly but strategically to keep up with urbanization pressures. Generally, Sing Kung first provides its clients with an economic development and land resource management strategy, followed by detailed development plans and fully-financed infrastructure implementation. Sing Kung also offers municipal government leaders support in obtaining long-term replacement financing and later-phase commercialization and project marketing.

On January 18, 2007, Sing Kung Limited was incorporated in the British Virgin Islands. On December 26, 2007, it formed a subsidiary, Century City, as a wholly foreign-owned enterprise (“WOFE”) in China and on December 27, 2007, Century City acquired control of and an option to purchase 100% of the equity of SNC. Century City consummated the acquisition of SNC on December 9, 2008.  Further details on this transaction are provided below under the heading “Corporate Structure.” SNC was formed in 2005 after the Chinese government issued regulations permitting private investment companies, contractors and consortiums to carry out and fund projects for local governments and to receive payment (including investment return on upfront capital investment) over time. Such projects include “Build-and-Transfer” (“BT”) mode projects as discussed in detail below in the section “Sing Kung’s BT Model of Urban Development”. Century City functions as a China-based holding company for Sing Kung Limited and is the contracting party of record for the BT contracts performed in 2008 and thereafter. Sing Kung’s Chinese personnel are employed by SNC, and they provide services to Century City as required to fulfill the BT contracts. With the exception of a small facility located in the PRC city of Changchun and leased directly to Century City, SNC is also the lessee of Sing Kung’s offices.

Official PRC government statistics indicate that more than 200 million people transitioned into urban environments between 1995 and 2005. Other studies suggest the number may have exceeded 300 million people if annexation of small towns into larger municipalities is included in the analysis. This dynamic has resulted in a rate of urban fixed investment that exceeded RMB6.4 trillion (approximately $842 million at the average 2007 exchange rate of RMB7.6 per dollar) annually in 2007 and represents more than 75% of the country’s total annual fixed investment. Government statistics indicate that more than 10% of the total fixed investment – roughly RMB760 billion (roughly $100 billion) annually for 2007 - is directed to the build-up of infrastructure in urban areas and this amount is increasing rapidly.

In response to this dramatic increase in requirements for urban infrastructure in China, SNC developed an integrated, turnkey solution that permits capital-constrained governments to meet urban development needs in middle-sized cities and facilitates more rapid and effective urban redevelopment in larger cities. This solution consists of three inter-related activities: (1) strategic and economic planning for municipalities coupled with an urban and infrastructure development plan, usually prepared in conjunction with the most important Chinese university urban planning departments, (2) bidding on a highly selective basis for infrastructure construction management projects through a BT contract, and (3) assisting the municipality in project commercialization, maximizing cash flows from project resources and refinancing or otherwise accelerating repayment of the BT payment obligation to Sing Kung and its construction partners.

The Planning Phase. A municipal development project in China typically starts with the municipality developing a concept plan for an expansion project to house migrants from the countryside, an industrial zone for industry that can provide jobs for city residents, or a redevelopment project for a less effectively utilized district in an established urban area. These concepts are developed and approved by the National Development and Reform Commission or lower-level government entities to which authority has been delegated (“NDRC”). Once the NDRC approves of the general concept, the municipality then contracts for the detailed urban planning and design work, most often with a state-run university or university-affiliated design institute that has the capability. In this initial stage of each project, Sing Kung, through one of its subsidiaries, collaborates with the NDRC, municipal officials, and sometimes Chinese university urban planning teams to develop a comprehensive strategic plan for the city that addresses land resource management, the feasibility for industrial or commercial development, infrastructure requirements and critical environmental and quality of life issues that are essential to attracting residents, businesses and future direct investment. On most projects, Sing Kung personnel have professional interaction with government officials at multiple levels to help demonstrate the potential of and obtain acceptance for the strategic plan. At that point, Sing Kung almost always partners with a team from one of the most important university urban planning institutions to create a detailed design and engineering plan for a specific project. If Sing Kung was not involved with the project at inception, its contribution almost always includes economic and feasibility analysis for the commercial elements of the project and a determination of whether it is fully consistent with government 5-year plan priorities and other applicable policies. Sing Kung has developed close relations with recognized staff members of the urban planning departments of Tongji University in Shanghai, Tsinghua University in Beijing, and University of China Technology & Science in Anhui Province, among others. Sing Kung provides its urban planning and economic experts, many of them graduates of these institutions and sometimes adjunct professors, to participate with the university planning teams in the development of a detailed urban plan and design.

The Development Phase. The second phase of the process takes place once the municipality has accepted a comprehensive urban development plan and design, and it has received the requisite approvals from other government bodies that would allow it to be implemented. At that point, the municipality may elect to seek bids from construction management companies for a BT contract to construct the basic infrastructure in the planned area: roads, electrical utilities, water mains, wastewater and sewage lines. If the municipality utilizes the BT model, it would require the construction contractor to finance the entire project. Sing Kung subsidiaries have been successful in winning BT project awards for several reasons. First, because of the involvement of staff members in the initial stages of the urban planning process, Sing Kung has great visibility over the public finances of the municipality and the local government’s ability to pay the construction consortium following transfer of the BT contract. Second, because the planning process has allowed Sing Kung executives to develop effective working relationships and trust of the municipal leaders and urban planners, Sing Kung has a clear advantage over a competitor with no prior relationship. Third, since Sing Kung operates through a consortium that it manages, and it typically utilizes leading local contractors, it is able to put together a job-creating, project-specific consortium of local construction companies and large state-run national companies with a local participation in which the local governments can have confidence.

The composition of the consortium is extremely important, since the construction-company members usually provide at least 70% of the BT project financing through accepting deferred payments, with the period of deferral varying in length from project to project. The remainder of the construction cost is financed by Sing Kung. In some cases, historically, consortium members other than Sing King have provided virtually all the project financing for a negotiated percentage allocation of the project revenues. Nevertheless, because Sing Kung was the project originator through its planning activities or other relationships and serves as the organizer and agent for the BT construction consortium, it received an allocation of a percentage of the project contract value even though it may have few, if any, responsibilities for the project execution. This structure explains the high profit margins Sing Kung has historically achieved in its BT business. The structure of these BT contracts is discussed below in the section “BT Contracts.”

The Post-Completion Phase. The third phase of Sing Kung’s business activity is assisting the municipality to obtain long-term financing for the project and/or to monetize it through sale of use rights or leases to second-stage developers. These steps are intended to trigger payment of the BT contract on an accelerated basis once the project is completed and accepted by the municipality. Although its BT contracts usually contained 6 to 8 year payment terms with interest, Sing Kung management has been consistently successful in accelerating these payments to approximately two years or less after the projects have been completed and transferred to the municipality. The BT contract terms generally result in Sing Kung and its consortium partners having first call on financing or revenue the municipality receives related to the project. There are several mechanisms Sing Kung uses to speed up the payment process. Often, Sing Kung works with the municipality in the early planning stages to interest end-users and later-stage developers in the project even before construction starts. For example, in a recent industrial park development in Changchun, the corn growing region of China, Sing Kung helped the municipality develop interest among large multi-national soft drink companies for the production of corn syrup utilizing the locally grown corn during the project planning phase and continued this effort during construction. Another method Sing Kung has used to accelerate payment includes utilizing its credibility with national or regional Chinese development banks to help municipal clients to obtain a long-term, low interest-rate loan once the project is completed and has been accepted by the municipal government.

Corporate structure

Sing Kung Limited is a British Virgin Islands-based company that was formed in 2007 for the sole purpose of establishing a wholly foreign-owned enterprise in China. Century City was formed in the PRC by Sing Kung Limited in 2007 and registered as a wholly foreign-owned enterprise. At the end of 2007, through a series of agreements executed with SNC shareholders (the “VIE Agreements”), Century City acquired control of and right to acquire a 100% ownership interest in SNC. The VIE Agreements were amended in August 2008 and the consummation of the acquisition of SNC by Century City occurred on December 9, 2008. Although BT contracts currently being performed by Sing Kung are in its name or that of Century City, substantially all operations in China are presently conducted by SNC, which provides services to Century City or Sing Kung as required to fulfill the BT contracts. Both Century City and Sing Kung corporate personnel operate in China from SNC’s headquarters in Shanghai. Century City also maintains an office in Changchun.

Management team/Board of directors

Sing Kung’s management team is highly experienced in the entire process of municipal economic management, urban planning and development, BT project execution, and project finance. Its top managers have served some of China’s most important financing, urban planning, infrastructure construction and academic institutions in key leadership roles.

Mr. Qiping Gao, Chairman of the Board – Age 65

Mr. Gao is currently the Chairman (non-executive) of the board of directors of Sing Kung. Mr. Gao is recognized as a distinguished senior manager within the PRC and an expert on infrastructure development and financing. Mr. Gao retired in 2005 from the China Development Bank (CDB) as the Assistant Governor, where he worked from 1994 to 2005. Mr. Gao was a member of the senior leadership team with six other people. Prior to his appointment as Assistant Governor, he had served CDB as head of the following departments: Comprehensive Planning, Investment Banking, Administration, Finance and Accounting and the Management Information Center. The China Development Bank is the largest of three central government banks in China with primary responsibility for financing urban development initiatives of local governments. After retiring, Mr. Gao has continued to serve the China Development Bank as an advisor. During his career of more than 40 years, he applied his professional engineering training on major infrastructure development within China and participated in the preparation of three 5-year plans related to infrastructure development matters and provided input to national economic policy. He maintains a close relationship with senior policy makers in the central government. Other than consulting and advisory assignments for the China Development Bank, Mr. Gao has not assumed any other corporate board or government positions since retiring.

Mr. Zhaosheng Wu, CEO and Director – Age 68

 Mr. Wu is the CEO and a Director of Sing Kung and its subsidiaries.  He assumed the position of CEO in February 2009, succeeding Dr. Jianjun Shi.  His entire career has been spent in the urban infrastructure development sector in China.  He also serves as a Director of China Investment Consultation Ltd. (“CICL”), an advisory firm he founded in 2005 and whose primary shareholder is the China Investment Association (a government entity). In addition to his role with CICL, Mr. Wu also currently serves as an independent director of Beijing Zhongxing Huayuan Ltd., a subsidiary of the state-owned China Investment Association, a government agency that conducts research and provides investment information, policy advice, comprehensive planning and feasibility analysis to all levels of government about large scale investment and infrastructure projects. Before becoming CEO of Sing Kung, Mr. Wu retired from the China Development Bank as a Bureau Chief in 1998 and continued to serve the institution as Assistant Chairman and Executive Director of the Senior Advisory Board. Previously he served for 33 years as member of the National Development Reform Committee (“NDRC”), retiring from as Deputy Bureau Head. The NDRC is an important central government agency responsible for formulating, among other matters, urban and infrastructure development plans and policies at the national level and approving plans and priorities of local  governments. Mr. Wu recently retired as chairman of the board of Shangxi Jingjin Environment Protection Investment and Development Ltd., a construction products equipment manufacturer.

Mr. Yong Xu, Vice President and Chief Financial Officer – Age 35

Mr. Yong Xu has recently been appointed Vice President and Chief Financial Officer of Sing Kung. He brings extensive U.S. public company experience to Sing Kung. He is a U.S. CPA and has passed all the requirements for a Certified Financial Analyst. Prior to his most recent position with a California-based hedge fund, GWA Capital Partners, he was a Senior Auditor in the Los Angeles office of Deloitte & Touche LLP, where he was the lead auditor in a number of public company client engagements that included Sarbanes-Oxley compliance, management controls, and SEC financial reporting. Prior to his years with Deloitte, Mr. Xu performed accounting and audit-related functions as a Accounting Supervisor for Metro-Goldwyn-Mayer, Inc. in Los Angeles. Prior to that, he worked in Shanghai as a sales representative for Shanghai Minerals & Metals Import & Export Corporation He is fluent in Mandarin and English. Mr. Xu holds a B.A. in economics from Shanghai International Studies University in Shanghai and an M.B.A from Pepperdine University in Malibu, California.

Mr. Yong Huang, Planning Center Director – Age 31

Dr. Huang is a senior planner and planning project manager and heads Sing Kung’s Urban Planning Institute. Although not a corporate officer, Dr. Huang is performing an important role in building the business development engine for Sing Kung and consolidating its technology platform so that it can be efficiently deployed to assist clients. Mr. Huang has had a distinguished academic and work career, holding positions for the Anhui Architecture, Design and Research Institute and as an Engineer with the Pudong Urban Planning, Design and Research Institute. He also has deep practical project experience on numerous urban planning and infrastructure development projects across China, having served the municipalities of Ningbo, Guangzhou, Shanghai and Suzhou, among others. He holds a M.E. from Shanghai Tongji University’s renowned College of Architecture & Urban Planning and he is currently a candidate for a PhD from the university.

Mr. Daniel Beharry, Member of the Board of Directors - Age 57

Mr. Beharry joined Sing Kung’s board of directors in 2008.  He is a member and managing director of Chardan Capital, LLC, a position he has held since Chardan’s  inception in 2003.  Chardan Capital, LLC focuses on identifying and finding capital for successful and profitable private Chinese companies.  Affiliates of Chardan Capital, LLC have organized four “specified purpose acquisition companies,” or SPACs, for the purpose of raising capital in the public markets so that these blank check companies could acquire companies with their principal operations in China.  These Chardan-affiliated SPACs – Chardan China Acquisition Corp. (which acquired Origin Agritech Ltd. (Nasdaq: SEED), Chardan North China Acquisition Corp., which acquired HLS Systems International Ltd. (Nasdaq: HOLI), Chardan South China Acquisition Corp., which acquired A-Power Energy Generation Systems, Ltd. (Nasdaq:  A-Power Energy Generation Systems, Ltd.) and Chardan 2008 China Acquisition Corp., which continues to seek a target for a business combination.  , He is also secretary of Chardan China Management, LLC, the manager of Chardan China Investments, LLC, which has invested approximately $60 million in private Chinese companies in the past two years, including Sing Kung. Mr. Beharry has announced his intention to resign as a member of the board of directors upon consummation of the acquisition by CNC.  His successor has not yet been identified.

Mr. Li Zhang, Member of the Board of Directors – Age 57

Li Zhang joined Sing Kung’s board of directors in 2008.  Mr. Zhang has also served as a member and manager director of  Chardan Capital, LLC since its inception in 2003.   Mr. Zhang has more than two decades of experience in establishing commercial and financial relationships between Chinese companies, government agencies and Western investors.  Mr. Zhang also served as a director and Chief Financial Officer of Chardan China Acquisition Corp. from its inception in 2003 until its acquisition of Origin Agritech , 2004, as a director and Chief Executive Officer of Chardan North China Acquisition Corp. from its inception in 2005 until it effected a business combination and became HLS Systems in September 2006, and as a director and Executive Vice President of Chardan South China Acquisition Corp. from its inception in 2005 until it effected a business combination and became A-Power Energy Generation Systems, Ltd. in January 2008.  He currently serves as Chairman of the Board of Chardan 2008 China Acquisition Corp., which conducted a successful IPO last year and is in the process of identifying and evaluating targets for a business combination.   Mr. Zhang has announced his intention to resign as a member of the board of directors upon consummation of the acquisition by CNC.  His successor has not yet been identified.

Executive Employment Arrangements

Mr. Wu does not currently have an employment agreement with the Company but will be required to enter into an employment agreement in form suitable to IAG prior to the closing as specified in the stock purchase agreement. Mr. Wu’s current annual salary for 2009 is approximately $89,000.

The stock purchase agreement provides that Sing Kung protective provisions incorporated in the employment agreement of Mr. Shi will provide precedent for similar provisions to be incorporated in employment agreements with Sing Kung’s other senior officers and key employees prior to closing.

Mr. Yong Xu, Sing Kung’s Vice President and Chief Financial Officer, has entered into a 2-year employment agreement with a one-year extension option that will be assumed by CNC that provides for an annual salary of U.S.$120,000. The agreement also provides for benefits consistent with company policies including insurance and vacation. The employment agreement is terminable by Sing Kung (CNC after the closing) for death, disability and cause. Severance obligations of Sing Kung in the event of termination without cause are limited to a maximum of two months of compensation. The employment agreement contains provisions for Sing Kung’s protection of confidential information for a non-competition period extending to five years following termination. It also incorporates protections for Sing Kung against misuse of corporate opportunities and against conflicts of interest.

Sing Kung employees

Sing Kung has a total of 29 full-time employees working in three primary categories: administration, urban planning, and urban infrastructure construction management. Some of these employees are located in the company’s project offices in Jiaohe and Changchun. The remainder are based in Shanghai.

Properties and facilities

Sing Kung has two-year leases on its headquarters office in Shanghai that contains administrative offices and on a design studio adjacent to Tongji University, where it’s urban planning personnel are located and can work in close collaboration with project-team members from the university. It has approximately two years remaining on a 5-year lease for a small office in Shanghai that serves as its registered office. For its office needs in Changchun and at project sites, it rents space on a short-term basis (one year or less) as needed. Sing Kung does not have ownership interests in any other properties other than transitory space at project sites that is granted to it as a developer pursuant to its BT Contracts.

Legal Proceedings

Sing Kung and its affiliates are not involved in any legal proceedings that are expected to have a significant effect on its business, financial position, results of operations or liquidity, nor is IAG aware of an proceedings that are pending or threatened that may have a significant effect of Sing Kung’s business, financial position and result of operations or liquidity.

Tax Matters

The maximum statutory Chinese income tax rate for Century City in 2008 is 25% but opportunities to implement tax planning strategies could reduce the effective tax rate this year and in the future. There are no applicable income taxes in the BVI for Sing Kung.

MARKET OVERVIEW

China’s urbanization process

Unprecedented socio-economic forces are powering dynamic growth and important changes in Sing Kung’s market – municipal infrastructure development in the PRC. Diverse sources and Sing Kung’s own analysis indicate that the next 20 years will see acceleration of China’s urbanization trends, and further concentration of its fixed investment in urban areas. During that time, urban populations in China are expected to swell by an incremental 350 million, more than the total current population of the United States. By 2030, the China demographic map is expected to have the following characteristics:

•	1 billion people will live in urban areas.

•	221 cities will have more than one million inhabitants (Europe has 35 today) of which 23 cities will have more than 5 million inhabitants.

•	5 billion square meters of roads will be constructed.

•	5 million urban buildings will be constructed with 40 billion square meters of floor space.

Consequently, the McKinsey Global Institute estimates that the level of fixed investment in urban areas will grow four-fold over that period in constant RMB. Because of the stresses of increased density, constraints on resources such as water and power, poor planning, and low-quality construction in prior decades, Sing Kung expects the fraction of total fixed investment that must be allocated to infrastructure to increase and growth rates in its target market segment to be even higher than growth for urban fixed investment as a whole.

The nature of urban growth in China in the coming decades will be substantially different from that seen since 1995. This wave of urban population increase is expected to be dominated by the migration of more than 240 million people into existing urban centers in the next 20-year period, almost double the migration rate of the last two decades. Opportunities to create new cities to accommodate them will slow for a variety of reasons and the opportunity to expand many existing cities into land occupied by adjacent towns has been greatly diminished in recent years. The McKinsey Global Institute estimates that the development rate for new urban zones will decline from a two-decade rate of about 196 per year to only 81 per year in the next 20 years. This means that China’s 661 city governments, roughly 2,800 county level government units and approximately 1,875 provincial industrial parks and special development zones will have to plan more carefully for greater density, implement more robust infrastructure, and learn about new methods of financing their growth. Consequently, local governments in China are entering a new era in land resource and fiscal management. They will not be able to fund municipal expansion to the same degree through land sales to private developers because “new” land is not available. Consequently the cost and complexity of urban development is rapidly rising for city and provincial governments, stretching already limited municipal resources. This situation is particularly acute for smaller and mid-sized government entities, many of which are simultaneously struggling to finance the increased level of services required by growing migrant populations and lack the depth of technical and management resources to handle the range of city development issues facing them.

Growth of China’s Urban Population 2005-

Municipal development strategies

Historically, Chinese municipalities gave use rights to raw land at very low cost to developers, who then carried out relatively uncontrolled development projects. In response to the powerful demographic and financial forces at work in China during the past decade and to constraints on land and financial resources, the State Council has encouraged cities to utilize new development models; this includes various financing solutions such as the Build-Transfer (BT) model employed by Sing Kung. Under a BT contract, a developer or development consortium provides the financing for the project and receives in turn a medium- to long-term  municipal payment obligation (typically 6 to 8 years in the case of Sing Kung’s projects). As is the case for Sing Kung’s contracts, the repayment terms may include provisions for payment acceleration. Because the BT developer or consortium has taken substantially all the project execution and financial risk, the municipality is willing to pay a significant premium over the direct cost of the project to the consortium members. Bidding competition often revolves around the project implementation schedule, the repayment terms and the qualifications of and other value-added services provided by the BT developer rather than price. This model is a true “win-win” proposition. The BT developer receives an attractive rate of return for its deployed capital, enhanced rates of return if it can take advantage of payment accelerators (which generally means that the project was quickly successful for the municipality as well) and enhanced opportunities for follow-on projects that may be subject to less competitive bidding dynamics. For the municipality the BT model has numerous benefits; specifically it:

•	solves the problem of capital constraints for new urban development projects.

•	improves efficiency of land use and facilitates land resource management with enhanced economic benefits for the community.

•	accelerates project completions.

•	limits unplanned growth.

•	allows realization of a large price premium from second-stage developers who can quickly make full use of property with in-place infrastructure.

•	reduces strain on municipal management resources.

•	creates jobs in the city related to the project and follow-on uses for it.

•	increases the local tax revenue base much more quickly.

Sing Kung is positioned to help municipalities understand and utilize new strategic and financing paradigms and to implement value-added solutions for them.

Government urban development policies

The political framework governing provincial and municipal development projects in the PRC is highly complementary to Sing Kung’s business model. Advancement of government officials at the local and provincial level within China is closely tied to implementation of state policy objectives and achievement of tangible economic growth that leads to enhanced regional productivity, job creation, increased local tax revenue, and generation of other municipal fees. This includes generation of VAT taxes which tend to rise proportionally with increases in the size of the local or regional economy.

Counterbalancing the obvious motivation for officials to approve any project that creates the potential for future growth, it is becoming widely recognized, (particularly at the national level) that poorly planned development projects that pump up short-term construction revenues but do not ultimately lead to increased long-term employment or improved long-term viability of the city are not a good use of government funds. Banks that have financed these projects are also demonstrating an understanding of this issue by adjusting their loan approval parameters. The proliferation of unsound projects and bad real estate loans concentrated in state-owned financial institutions has led to restrictions of various kinds on funding for certain types of projects, and in some cases outright policy bans, e.g. high-tech industrial park developments in smaller cities with limited access to technically-proficient people, few local educational institutions to train qualified future employees, and (regardless of the quality of fixed assets furnished by the developer) little hope of attracting investment interest from suitable corporations willing to gamble their technical future. Enforcement of restrictive state policy initiatives has been inconsistent, but career municipal bureaucrats are increasingly reluctant to be associated with projects that are not based on sound fundamentals, increasing demand for high-level, comprehensive strategic planning and development solutions such as those offered by Sing Kung.

Sing Kung’s strategic approach to urban development is in harmony with policy priorities and is welcomed by city officials working with limited resources who are looking for fresh ideas to quickly promote economic growth and community viability and land resource management. In some cases, the use of the BT structure can cut a year or more off of the time frame for a city’s project implementation because the city does not have to obtain firm project financing commitments through bureaucratic government or state-lending channels before project commencement. Municipal leaders have also found that their decisions to champion the successful projects sponsored by Sing Kung have been positive factors in their own career development because of the rapid impact the projects have had on achievement of city economic goals. These outcomes lead to favorable references for Sing Kung within the close-knit Chinese bureaucracy and create a virtuous circle of growth opportunities for Sing Kung.

SING KUNG BUSINESS

Sing Kung is responding to the massive urban growth in China by providing an integrated, turnkey solution, primarily to second and third tier cities under severe pressures to accommodate their rapidly rising populations. The business model has three key components: (1) urban planning, (2) basic infrastructure construction through management of a consortium pursuant to a BT contact, and (3) assisting the municipal client with commercialization or long-term financing of the completed and approved project. Each of these aspects of Sing Kung business is described in detail below.

MUNICIPAL STRATEGIC PLANNING/URBAN PLANNING

For historical and policy reasons, urban planning in China is performed primarily through the state-funded university system, either directly with faculty-led teams or teams led by staff of university-affiliates such as the Tongji Project Management & Consulting Co. Ltd. In general, both municipal leaders and the university-based planners have been narrowly focused on the engineering aspects of urban planning. Sing Kung endeavors to use its experience, technology and high-level personnel resources to bring a strategic and economic perspective to this important function. Sing Kung’s integrated and comprehensive approach is designed to elevate the economic and social impact of municipal development initiatives, lower project risk and shorten the cash generation cycle of its local government clients. It provides a solid foundation for the development of detailed urban development plans.

To facilitate implementation of projects and identify new project opportunities, Sing Kung has established close working relationships with selected faculty and staff at China’s top research institutions in the field of city planning and design, including Tsinghua University in Beijing, Tongji University in Shanghai, and University of China Technology & Science in Anhui. Each of the institutions where Sing Kung has relationships has a long history of consulting for the Chinese government at the central, provincial, and municipal level on city planning and of winning approvals from the NDRC. Sing Kung’s collaborations with the NDRC and university project teams allow it to participate actively in the all-important preparation of specific project plans from the earliest stages that gives the organization visibility of a large universe of potential development projects that will be implemented over the coming 3 to 5 years. This perspective positions Sing Kung to propose selectively on the most attractive projects that come to bid in the BT mode with municipalities that it deems to be well managed, advantaged by geography, policy priority or other factors and fiscally sound.

Sing Kung’s Chief Planning Officer, Professor Zhu, is recently retired as Director-General of the renowned College of Architecture and Urban Planning at Tongji University and is widely recognized as a prominent figure in urban planning in China. He provides professional and technical leadership to Sing Kung’s internal planning staff and is instrumental in fostering new relationships between them and the country’s best emerging urban planners who are expected to be sought after to direct planning efforts for municipalities in the future. Dr. Zhu is also preparing Sing Kung to be a leader in directly offering planning services to municipalities as that activity begins to migrate to the private sector, the typical arrangement in most other countries.

Opportunity generation

Although Sing Kung identifies BT project opportunities from referrals and various other sources, it relies extensively on its urban planning activities as the engine for driving the creation of attractive project opportunities. The first stage economic and strategic analysis performed by Sing Kung, coupled with the detailed city planning work builds a relationship of trust and credibility with municipal officials. Sing Kung’s senior management and advisors have actively marketed to a large network of municipal and provincial leaders, including those with whom they have worked on projects in the past. Regular contacts are maintained with officials in more than 50 municipalities with near-term development needs. In addition, they have an active business development calling program with municipal governments that are known through Sing Kung’s urban planning and construction consortia partners to be actively involved in projects that will soon reach the execution phase. To enhance referrals and identify future opportunities for supplementary service relationships, Sing Kung staffs its project offices with at least one senior employee, often with masters- or PhD–level credentials in urban planning, to interface with the municipal government officials during the early stages of the project. This individual provides assistance and counsel on matters affecting the project including project financing, marketing, and later-stage development activities. These senior Sing Kung staff members are positioned to become trusted advisors to client municipal officials, a particularly welcome role in cities removed from the largest urban centers and operating with limited personnel, relevant expertise and financial resources.

Project Risk Assessment

Beyond information available on a handful of major municipalities, China lacks a reliable public source of information on the financial health of its municipalities and provinces. Also, there is no recognized private rating agency comprehensively covering this universe of potential counterparties that would be the equivalent of those operating in developed countries whose ratings are widely accepted by the international finance community. Consequently, the development of proprietary information and access to fragmented and difficult - to - compile government information is critical to being able to make an objective assessment of municipal financial risk. Therefore, Sing Kung conducts its own analysis of municipal government financial condition before moving forward with any BT project involving long-term payments. In this area, it relies upon guidance from its Chairman and a network of special economic advisors with deep experience in fiscal assessment of and financing for local governments and development projects. Sing Kung’s network of relationships extends to both state and commercial banks that have an informed and often first-hand perspective on market dynamics and municipal fiscal and management strength. As discussed above, Sing Kung’s Chairman, Mr. Qiping Gao is recently retired as Chief Economist for the China Development Bank and remains an advisor to this state-owned institution that is the leading source of development lending in the PRC.

Role of universities

PRC urban planning often takes place through the urban planning and architecture departments in China’s state-run university system. Because of historical policies promoting specialization among China’s universities, there are only a few internationally recognized urban planning and architectural departments that execute most of the detailed designs for important new urban areas, infrastructure and other high-priority projects. Sing Kung, through its CEO and urban planning staff, has long-standing relationships with senior staff members in the principal urban planning departments, notably at Tongji University in Shanghai, Tsinghua University in Beijing, and University of China Technology & Science in Anhui Province. Most of the major universities also have affiliated planning institutes or centers that manage planning projects. Through their participation with project teams at these institutions, Sing Kung personnel are involved in a much larger number of urban planning projects than the number of BT projects it actually undertakes. To bolster visibility of such projects and ensure access to trained and experienced staff resources, Sing Kung has entered into a formal strategic relationship with Tongji University affiliate Shanghai Tongji Urban Planning Design & Research Institute. Because of Sing Kung’s close collaboration with the university planning project teams as well as the municipal officials, Sing Kung is able to select for bidding only those projects that are financially viable and provide the opportunity for accelerated payment strategies.

Competition in planning and design

Sing Kung’s primary competitors in the urban planning segment of its business are personnel from leading university and university-affiliated design centers. In addition, Sing Kung believes that at least 300 planning consultant organizations and specialized engineering and construction firms in China have capabilities in this arena, although they tend to be narrowly focused on routine projects or specific engineering designs for structures or infrastructure components. To Sing Kung’s knowledge, none of these competitors integrates municipal strategic planning with turnkey project construction and financing in the same manner as Sing Kung.

Licensing

In China, wholly-foreign-owned enterprises are presently prohibited from undertaking municipal infrastructure planning projects unilaterally. Consequently, Sing Kung’s relationships with university and institutional license-holders are critical to its establishment and maintenance of municipal client relationships for comprehensive urban planning projects. To mitigate risk of not having access to requisite licenses, Sing Kung has entered into an agreement with Pan China Construction Company, Ltd. (as further described below under the heading “Infrastructure Construction Management – Licensing”) under which Sing Kung, for a pre-agreed participation interest, can include Pan China as a consortium member in a role that will satisfy the licensing requirements. In addition to construction licenses, Pan China also holds planning and design licenses of the sort that are often required on Sing Kung projects. Although there can be no assurance that this area of activity will be opened to wholly-foreign-owned enterprises or when that might occur, Sing Kung believes that the PRC government will do so soon. At that time, Sing Kung plans to take such actions as are needed to procure an urban planning license.

Internal planning capabilities/Development of the Urban Planning Institute

To support its growth, provide for professional development and to position Sing Kung for the migration of urban planning activities in China from the public to the private sector, Sing Kung has established a business unit designated as the “Urban Planning Institute”. This unit is headed by Mr. Huang and currently staffed by 4 full-time senior employees devoted to continued development and application of Sing Kung’s comprehensive urban planning process. The Urban Planning Institute personnel are graduates of the major universities and a few continue to serve as adjunct faculty at major universities, which allows them to involve their most promising graduate students in the planning projects and to lay groundwork for future recruiting. Their efforts are currently supplemented by approximately 30 independent contractors however, that number fluctuates with project workload requirements. The Urban Planning Institute is negotiating strategic relationships with top urban planning, design and management schools of major Chinese and international universities and seeks to position itself as a recognized leader in integrating urban and infrastructure planning, municipal economic development, resource management and financing disciplines that are required by China’s rapidly evolving local governments.

INFRASTRUCTURE CONSTRUCTION MANAGEMENT

Sing Kung’s BT model for urban development

Sing Kung has implemented an innovative public-private partnership (“PPP”) business model tailored to the specific opportunities and risks of municipal infrastructure development in China.

Sing Kung utilizes a BT (Build-Transfer) model for its development projects. As noted above, BT refers to a form of project execution wherein a private entity such as Sing Kung receives a contract from a municipality or public sector entity to do engineering design, fully finance, and construct, on a turnkey basis, a specified project. During construction or upon completion, the private developer then transfers control over the improvements specified in the project agreement to the public-sector customer in exchange for fixed payments over a specified (usually 6 to 8 years) period of time. In addition to transferring the burden of project planning and execution to a private-sector counterparty, the BT model places primary responsibility for organizing financing with the developer. This is particularly useful for government project sponsors in situations such as those prevailing in China, where there is no organized municipal financing market and the process for arranging direct government funding or budget approval is often long and fraught with political challenges. However, such situations create substantive challenges and risks for private-sector BT counterparties.

Members of Sing Kung’s management began experimenting with the BT model on ad hoc projects before this form of PPP was officially accepted in the PRC. As discussed above, formal endorsement of private investment in municipal projects in 2004 set the stage for the formation of SNC in 2005 because it provided a basis for enforcement of the contract rights of BT developers in PRC regulations. With very limited capital resources, however, SNC was forced to initiate BT projects in partnership with independent private capital sources or well capitalized construction company consortium partners who received the substantial majority of revenues under the consortium agreements. Despite receiving only a small allocation of revenue, however, Sing Kung’s management and staff were able to:

•	work actively and closely with top-level university planning teams on economic and strategic aspects of an increasing number of municipal planning projects

•	aggressively augment their network of forward-thinking municipal leaders

•	build relationships with established engineering and construction contractors who could participate in future BT consortia and to set the stage for Sing Kung’s expansion

•
establish precedent agreements pursuant to which investors and contractor-partners contributed much of the capital for the BT project and SNC received a premium as the project originator and consortium manager.

Between 2005 and the end of 2007, several projects were undertaken by SNC or individually by its executive team and their affiliates that utilized and allowed refinement of the BT model. Examples are provided in the table below:

Province	Location	Contract Value	Scope of Project	Project Start	Project Completion	Collection Status

			A - SNC Projects
Ji'lin	Changchun Wukeshu Modern Agricultural Industry Development Zone	18.7	infrastructure for agricultural industry development area	2006	2007	partialy paid
Ji'lin	Changchun	18.1	infrastructure for industrial and technological development zone	2007	2007	partially paid

			B- Other Projects

He'nan	Xinxiang	$30.1	infrastructure development for new university campus	2004	2005	fully paid
He'nan	Zhengzhou New Development Zone	$14.5	infrastructure for industrial development zone	2004	2006	fully paid
Ji'lin	Fusong	$41.1	Infrastructure for resort development	2006	2007	fully paid
Ji'lin	Ji'an	$44.1	Infrastructure for resort development	2007	2008 (in progress)	pending project acceptance
Ji'lin	Jingyu	44.1	Infrastructure for resort development	2007	2008 (in progress)	pending project acceptance

Whether the above historical projects were performed by SNC or separate consortiums, most of the revenues and returns were specifically allocated to the individual providers of project capital.  For the historical projects performed by SNC, the company functioned as an agent for the other consortium members and total project revenues and returns for the projects are not reported in its historical financial results under the Net Method of Revenue Recognition. (Refer to the section below titled “Management’s Discussion And Analysis Of Financial Condition And Results of Operations” under the heading “Key Accounting Policies – Revenue Recognition”)  Nevertheless, the Sing Kung management team has been able to build on SNC’s early experience. With a modest infusion of private capital and the expectation of being able to raise foreign capital to execute its business plan, Century City was formed in late 2007. Century City was established as a wholly foreign-owned enterprise (“WFOE”), a government-approved corporation authorized to bring into China a fixed allocation of foreign capital, in this case $30 million of registered (permanent) capital. Century City has entered into contracts with SNC’s owners at year-end 2007 to give it total operational control over and the right to acquire SNC and Century City consummated the acquisition of  100% of SNC’s equity in December 2008. Beginning in 2008, Century City and SNC began coordinating their operations to selectively permit Sing Kung/Century City to enter into new BT contracts that had been incubated in SNC’s robust project pipeline.

The majority of BT contracts committed or currently planned by Sing Kung are for modest-sized (often multi-phase) infrastructure projects with second tier cities that management believes can benefit the most from its proprietary blend of services and support. The infrastructure projects tend to be comprised of multiple elements including roads, sewers and drainage systems, small bridges, and water and power distribution lines – relatively simple to execute project elements that can be completed within a short time frame, have predictable costs, and can be implemented by numerous local sub-contractors. Taken together, however, these infrastructure elements are foundational and their completion and connection to a city’s infrastructure grid is often essential to attracting commercial, residential or industrial developers, or end-users to a project and to winning financing approval from lenders to the city or to the project. In Sing Kung’s vernacular, these projects “plant the first seed” by putting in place the essential first stage infrastructure needed to support future development.

An essential step in Sing Kung’s project origination process is its top management’s assessment of whether or not a project will enjoy a favorable market reception and economic success when completed. If Sing Kung is involved in the creation of project development strategy for the city, it fosters a deep understanding of this topic. Comfort with each project’s economic prospects is important both to Sing Kung’s assessment of the project’s financial risk and to its potential to enhance investment returns and liquidity through accelerated BT contract payments. Sing Kung’s BT contracts always incorporate provisions designed to accelerate payment of the BT obligation. These are tailored to each project and municipal client, but could permit Sing Kung to obtain repayment of the BT obligation from cash sources such as commercial or development bank loans to the municipality or project, lease payments, use fees or incremental tax revenues earned by the city or the municipality’s sale of land parcels from the project or other sources. In addition, project economic success often leads to repeat opportunities with existing client municipalities or others within the provincial structure that have an opportunity to gain exposure to Sing Kung’s model for development and the results achieved. Such referrals have the added benefit of limiting competitive pressures for those future opportunities.

For projects in jurisdictions other than the well known mega-cities, Sing Kung’s strategy is to pursue them only if it deems the fiscal condition of the city to be sound.   This is so because the ultimate source of repayment is the long-term contract with the municipality. Since almost all of China’s small and mid-sized cities operate with at least modest deficits before giving effect to provincial and central government distributions, it is essential to have first-hand knowledge of the city’s management strength, likely priority for the distribution of loan or grant funds given government policy guidelines, the political factors that could influence payment priorities, the profile of the city’s future level of commitments and finally its historical track record of meeting obligations. Sing Kung has developed reliable sources of information and the internal capability to assess municipal counterparty risk and to objectively and critically evaluate the financial risks of each BT investment opportunity.

The PRC regulatory framework has only recently evolved to support public-private partnerships (“PPP”). Being mindful of the urbanization trends and the overwhelming demands that they will create on government resources at the state, provincial, and municipal level, the PRC State Council has accepted that private capital sources will have to play a major role in financing and otherwise supporting the development of urban infrastructure and many services. After several years of “looking the other way” while individual cities experimented with public-private development partnerships, in July 2004 the State Council on Reforming the Investment System formally endorsed the use of private investment for municipal projects, a declaration consistent with the application of PPP concepts that are widely used elsewhere in developing economies, such as BT and BOT (Build-Operate-Transfer) models.

The BT model, described above, is currently utilized by Sing Kung. The BOT model refers to a form of project that includes all of the elements of the BT model but also involves operation and maintenance of the project for a period of time by the contractor. It is frequently utilized for infrastructure projects that produce predictable revenue streams, such as toll roads, transportation facilities, hospitals and clinics, water treatment plants, and energy generation and delivery systems. Payment to the contractor is often in the form of a share (or sometimes all) of the revenues derived from the operation of the project as well as, or sometimes in lieu of, fixed payments from the government counterparty. The transfer of control BOT projects back to the municipality typically takes place after some specified (usually long) period of operation by the developer/BOT contractor. With access to additional capital resources from IAG and access to the public capital markets, Sing Kung expects to identify significant opportunities to undertake projects utilizing the BOT structure in the near future (subject to applicable regulatory approvals).

Under the BT and BOT models, capital intensity for developers is high. Based on the limited information available for these projects in China, Sing Kung believes that the long-term risk-adjusted returns are at the upper end of the international norms for this type of project due to capital-market inefficiencies in China and intense pressures to quickly implement urban infrastructure projects. Consequently, margins may decline over time, but Sing Kung’s assessment is that project returns will remain attractive for the foreseeable future. As in most countries utilizing PPP models, if the BT developer can effectively finance a meaningful fraction of the investment at low cost and accelerate the ultimate payout or efficiently monetize the municipal counterparty obligations, its returns can be robust. Sing Kung believes that except for its own projects, the bulk of BT contracts executed in China to date have been located in the larger municipalities whose creditworthiness is accepted to some degree in international financing markets and developers’ access to capital is simplified.

Contract bidding process

BT contracts are not subject to public bid as a matter of PRC law or regulation (although local and provincial requirements can differ). However, the initial BT contracts awarded to the consortiums led by Sing Kung’s subsidiaries are sometimes subject to a public bid process and in such cases, the contracts and terms of the award are a matter of public record, to the extent permitted by PRC and local regulations. In general, the bid process, if it occurs, is short, 30-days or less, and bidders must meet the requirements of the municipal project specification. Following the award, there is usually a process of public notification wherein the winner of the award and its general terms are announced in accordance with local regulations. Bid specifications often include, in addition to job requirements, qualifications that bidders must meet. These qualifications may include relevant past work experience, references, financial capability and usually a substantial bid deposit. In some cases, the bid specification, uninformed perceptions about project prospects and other requirements have had the effect of substantially limiting the number of competitors bidding on awards won by Sing Kung. In other cases Sing Kung has won bids against multiple competitors. Change orders and follow-on work may be awarded by municipalities without new competitive bidding, depending on local regulations and the terms of the original bid, and subject to the provision that the project parameters and overall cost remain within those approved by the NDRC. Sing Kung endeavors to identify situations where it will have an advantage in the bidding process and where its ability to offer more complete or effective service allows it to avoid bidding solely on price.

Formation of consortia

Based on its first-hand project experience, the management of Sing Kung has cultivated close working relationships with leading engineering and construction companies in China over many years. These relationships provide perspective on evolving cost norms for completing projects throughout the PRC and on best practices in use in China’s enormous and highly fragmented construction industry. They also represent reliable go-to resources for formation of competitive bidding consortia that can perform work anywhere in the country. Execution partners are screened by Sing Kung management and are known to have financial strength and access to both direct financing and bonding that ensures their ability to finish projects they undertake and to participate in providing a substantial fraction of project working capital. Sing Kung’s BT project consortiums often include one or more of these strategic partners who hold the Class 1 licenses that permit them to design and execute state-funded infrastructure projects. Many are at least partially state-owned and are cooperative and experienced in utilizing local resources that will allow municipal project sponsors to “recirculate” project revenues into their local communities in the form of wages and sub-contract revenues. Execution partners involved in current and recently completed SNC projects include such prominent national companies as Shanghai Simeikehui Construction Engineering Consultation Co. Ltd., Shanghai Linli Design Co. Ltd., Shanghai Architectural Design Institution Co. Ltd., Pan China Engineering Ltd., China Urban Construction Works Bureau, and the China Railway Group.

Structure of BT contracts

Under the regulations that permit PPP arrangements such as BT contracts, the BT developer takes dominion over the property being developed during the development process. As such, the developer has the rights of an owner to control access to and perform work on the project site (but not the right to transfer or realize economic benefit from the property) during the development.  The fees charged for the infrastructure construction are generally set with reference to regulatory guidelines. Additional fees can be levied (as part of the contract price) for the use of the developer’s capital and for other services that the developer is providing to the municipality. Collectively, these are all bundled in the overall project fee. Each BT contract between Sing Kung and its municipal clients is different and is tailored to the circumstances and the project. Notwithstanding this, there are a few elements common to all of Sing Kung’s current contracts:

•	Sing Kung is the development consortium leader and has power to negotiate with the municipality on all contract matters.

•	The project must be approved/accepted by the municipality and there are strict timelines and dispute resolution mechanisms for this process.

•	Capital contributions by Sing King and/or its project partners to fund project expenses are delineated in the contract with the municipality or ancillary contracts with the consortium partners.

•
Project execution responsibilities are clearly divided among consortium partners and delineated in the contracts, and distinctions between joint and several performance accountabilities to the municipal client are documented; in keeping with this principle, the allocation of project revenue among the consortium partners is delineated in the set of contracts for each project.

•
As a result of collateralization provisions, Sing Kung maintains clear rights to underlying or ancillary asset value or sources or cash for repayment, in addition to having the contractual right to receive payments from the municipal government.

Flow of liability

One of the unique aspects of the BT contracts being performed prior to the end of April 2008 is that they did not create direct liability for the company for all elements of a project. Unlike typical Western-style construction management contracts, SNC’s historical BT contracts apportioned project accountability, and therefore liability, directly to the contracting partners in the construction consortium. The result of this structure was that SNC had limited liability under these BT contracts and accounted for them under the Net Method of revenue recognition. It also is the reason that the contractor-partner expenses and revenues did not run through SNC’s income statements. The opportunity to continue this limited liability structure on future contracts depends on market competitive dynamics and the priorities of municipal counterparties. Moreover, in recent contracts pertaining to projects that commenced in  (or directly contracted by Sing Kung during) 2008, and with its growing financial strength and access to capital, Sing Kung has determined that it is generally to its economic advantage to act as the principal and ultimate financial backer for the projects. Therefore Sing Kung’s current projects in progress have a more conventional general contractor structure wherein the company is responsible to the consortium partners for payment and receives and recognizes all project revenues in accordance with the Gross Method of revenue recognition. (Refer to the section below titled “Management’s Discussion And Analysis Of Financial Condition And Results of Operations” under the heading “Key Accounting Policies – Revenue Recognition”.)  If available contract terms continue to justify the additional risk involved and it has adequate access to capital resources such as are expected to be available following the closing of the proposed transaction with CNC, Sing Kung intends to undertake more BT contracts on the basis that it functions as the contract principal. In all likelihood, Sing Kung’s project portfolio will include multiple forms of BT contracts.

Competition in construction

Sing Kung’s primary competitors in the construction and BT development segment of its business are licensed China-based construction companies. Sing Kung management estimates that there are thousands of these in China, including international enterprises. The largest and most capable Chinese construction contractors tend to be at least partially owned by government units and many have attained a scale and level of capability that ranks with the largest competitors from developed countries. Some of these competitors are also occasional Sing Kung consortium partners. Because of its ability to originate high value/high profit projects Sing Kung has a competitive advantage over competitors that function solely as construction contractors. To Sing Kung’s knowledge, none of these competitors integrates municipal strategic planning with turnkey project construction and financing in the same manner as Sing Kung.

Licensing

Aspects of infrastructure design and construction that are often included in Sing Kung’s BT contracts require the contractor to hold an applicable license to perform such work. This requirement is fulfilled for the consortium if a consortium member is licensed to perform each element of work requiring a license. Because Century City is not licensed for infrastructure construction, it has formed a strategic relationship with Pan China Construction Company, Ltd. Under this agreement, Sing Kung may, at its discretion and for specified fees, include Pan China as a consortium partner if it cannot find another consortium partner or partners that hold requisite licenses. In 2007, the PRC Construction Ministry lifted its prohibition on wholly-foreign-owned enterprises obtaining a license to undertake infrastructure construction and Century City intends to obtain its own license for this important function as soon as practicable.

Accounting method

Sing Kung recognizes revenue on BT Projects when they are completed in accordance with SFAS 13.  (Refer to the section below titled “Management’s Discussion And Analysis Of Financial Condition And Results of Operations” under the heading “Key Accounting Policies – Revenue Recognition”)

On-the-ground management teams

Sing Kung has a team of on-the-ground project managers who guide each project through completion. These project managers are well-educated, often with either master’s degrees or Ph.D.s. They have responsibility to oversee the work of the consortium members, monitor the progress of each phase of the project, and manage Sing Kung’s relationships with municipal leaders. Sing Kung will need to increase its project management capacity in order to increase the number of BT projects it can successfully bid on and execute. It is actively training future project management candidates on its existing projects.

PROJECT PIPELINE AND BACKLOG

Sing Kung has a robust project pipeline and its multi-year project backlog provides visibility of future revenues and earnings.  As reflected in the table below, during 2008, Sing Kung transferred its interest in one project (with Jingyu County Government) in exchange for a more favorable economic arrangement with its consortium partners on another project.  It has also won a large multi-year contract with a new municipality (Zheng Ding County Government).  In late 2008 the Company was awarded another new contract with the municipality of Weng Yuan, but the project activity scope was not fully agreed and therefore it is included in backlog until 2009 when the contract terms were clarified.  Based on subsequent amendments to the Weng Yuan contract and negotiations with consortium partners about funding and starting dates, the company anticipates project activity as shown in the June 30, 2009 update below.  However, due to a lack of cash to fund project activity, construction had not started at Weng Yuan as of the date of the prospectus and progress has been delayed on the Jiaohe and Zhengding projects.  Collectively, these projects bring the total backlog to approximately $867 million on a gross basis.  If Sing Kung has sufficient funding to proceed with booked projects on the schedule shown, the backlog is sufficient to allow Sing Kung to meet net income targets included in Amendment No. 2 to the stock purchase agreement that trigger management stock incentives for 2009 and 2010.  Execution of new contracts has been deferred until reliable funding is secured.

		Project Activity Schedule & Backlog
	Total Project Size	Work Performed	2008 (remaining)	2009 and Forward	Project Revenue Backlog

	As of June 30, 2008

Jiaohe	44.0	34.0	10.0	-	10.0
Jiaohe (suppl.)	0.2	-	-	0.2	0.2
Jingyu	42.9	-	42.9	-	42.9
Total	87.1	34.0	52.9	0.2	53.1

	As of December 31, 2008

Jiaohe	44.0	43.5	-	0.5	-
Jiaohe (suppl.)	0.2	-	-	0.2	0.2
Jingyu	(42.9)	-	(42.9)	-	(42.9)
Zheng Ding	438.6	10.0	68.4	85.0	428.7
Total	395.7	10.0	25.5	85.2	386.0

	As of June 30, 2009

Jiaohe	44.0	43.5	n.a.	0.5	0.5
Jiaohe (suppl.)	0.2	-	n.a.	-	58.5
Zheng Ding	438.6	10.0	n.a.	48.6	428.6
Weng Yuan	438.6	-	n.a.	38.0	438.0
Total	877.2	10.0	n.a.	86.6	866.6

Notes:	(1)
The estimated project activity schedule is indicative of anticipated project progress including work performed by other subcontractors and consortium members if applicable.  It does not match expected revenue recognition by Sing Kung.

(2)	Revenue recognition by Sing Kung will be delayed until each project, or phase thereof, is accepted by the customer.
(3)
Sing Kung will not record all completed project progress as revenue if the Net Method is applicable.  Refer to the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the "Key Accounting Policies and Estimates"

(4)
The actual start and completion of projects will vary from the above schedule due to funding availability, weather, government priorities and other factors.  Such adjustments are reflected in overall project backlog as they become known.

(5)	Contracts denominated in RMB. All amounts calculated using June 30, 2009 exchange rate for comparability; consequently, amounts shown herein may not match contract totals previously reported.

Sing Kung is functioning in the capacity of general contractor as well as consortium leader for the Jiaohe and Zhengding projects.  However, due to differences in the scope of its responsibilities, and subject to project completion and acceptance, it reports revenue for those projects in accordance with the Net and Gross Methods, respectively, for those two projects.  For phases of the Weng Yuan project being performed in 2009, Sing Kung will function solely as an agent due to a lack of capital to participate as a project principal. Therefore, it expects to report future revenue for the Weng Yuan project in accordance with the Net Method as that project is performed.  As a result, reductions in project backlog as work is performed in 2009 and future periods will not match revenues reported by Sing Kung.

Selected current and potential future project sites

Sing Kung is involved with urban planning and development projects located throughout China. Although not comprehensive, the map shown below illustrates the geographic distribution of Sing Kung projects.

PROJECT FINANCING/REFINANCING STRATEGIES

One of the key ingredients of Sing Kung’s success in executing the BT development model has been its ability to arrange financing for its municipal clients that triggers accelerated payments under the contract terms. Sing Kung employs of number of project financing strategies to cause rapid repayment of the municipal obligation. As a result of these financing strategies, Sing Kung’s senior management has been able to accelerate municipal payments to under three years in all of the BT projects with which it has been involved since the formation of SNC and that have been completed. In the case of the Changchun projects, for example, the acceleration of payments representing approximately 81% of the project value was triggered by revenues received from the municipality from development bank refinancing.

Arranging loans from key Chinese financial institutions

Sing Kung’s management team and some members of its board of directors have had long involvement with the principal Chinese financial institutions that finance municipal development projects. The Chairman of the Board, Mr. Qiping Gao recently retired as Chief Economist from the China Development Bank, the largest funding agency of urban development in China, and he continues to serve as an economic advisor to the China Development Bank. He provides valuable perspective on market requirements for successfully concluding municipal funding. Sing Kung’s CEO, Mr. Wu, with his experience  in the China Development Bank, had opportunity to gain an intimate understanding of infrastructure development processes and financing at the regional and local level within the PRC. As a result, he also has long-standing relations with the China Development Bank as well a number of regional development banks. In some cases, Sing Kung begins the process of arranging financing even before the BT contract comes up for bid. In other cases, Sing Kung works with the municipality to arrange project financing during the BT construction process or shortly after completion of the construction phase and acceptance by the city government.

Pre-selling parts of the project

Each BT project has a second-stage development aspect to it in the form of housing, commercial centers, academic institutions, or industrial facilities or a combination thereof. Through its deep involvement with the planning process and in collaboration with municipal leaders, Sing Kung actively participates, whenever possible, in soliciting interest in sections of the projects to secondary developers, end users, or government agencies before its BT projects commence. Municipalities are particularly attracted to this BT support because in the past the cities made raw land available to developers at a very low cost. With BT financing and second-stage sales support, cities obtain construction-ready sites for no up-front cash, are able to sell land for a substantial premium over raw land values, and reap significant and often accelerated tax benefits that enhance the reputation and careers of local political leaders.  Pre-sales and post-construction sales for second-stage development provide funds that can be applied to accelerate payments directly or to support debt service on development bank loans that serve the same purpose.

Loans to Sing Kung collateralized by project or municipal payment obligations

Another option that Sing Kung may utilize in the future to more quickly recycle its cash from completed projects and into new projects is to obtain a loan directly from a development or commercial bank utilizing as collateral the municipal payment obligation and the project assets conveyed with the BT contract. At the size of the current projects, this is a fairly cumbersome and inefficient method to accelerate project cash flow. At times, Sing Kung has utilized the cash resources of some of its consortium members and sacrificed some of the project revenue allocation (profit) in order to enhance Sing Kung’s cash flow.

Possible sale of receivables from municipalities

Sing Kung is actively exploring the possibility of “monetizing” its municipal receivable stream in the debt markets. Recent disruptions in the capital markets have delayed pursuit of this possibility, but Sing Kung has resumed discussions with banks and government officials about the process of and approvals required to transfer these repayment obligations or in the alternative, creating a derivative security that could be marketed on favorable terms.

COMPETITION

Sing Kung’s business model gives it a sustainable competitive advantage and scalability. Sing Kung has not been able to identify any single competitor that is employing a comprehensive service and financing model similar to Sing Kung’s that targets municipalities in China. Sing Kung has built unique organizational capabilities to complement its business model. Sing Kung’s business model is built on its deep connections to China’s top urban planning institutions, cutting edge thinking about how to enhance municipal economic performance and resource management, discipline in analyzing the financial position of client municipalities using non-public information, a focus on strategic partnerships with those municipal clients it chooses to serve, senior management relationships that facilitate the assembly and oversight of construction consortiums to efficiently handle primary infrastructure construction simultaneously in multiple regions and skilled senior resources able to pre-market projects to decision-makers at commercial or development banks and to end-users or second-stage developers. By design, this capability is difficult for competitors to replicate and Sing Kung management believes it affords Sing Kung a competitive edge as it builds the scale and market presence of its business.

The scale of urban development in China is enormous and growing rapidly. Consequently, there is both great opportunity and intense competition in all sectors individually, ranging from planning to construction and including many speculative real estate developers. These factors have led to China being recognized as one of the world leaders in urban planning, development, and construction and many able enterprises involved in this sector are based and operate there. The immense size of the infrastructure development arena in China dictates that Sing Kung will never capture a large percentage share of this market. Due to Sing Kung’s knowledge and range of relationships, however, we are not aware that any other single competitor within China has successfully bundled a package of services and capabilities that fully meets the current needs of China’s rapidly growing municipalities.

By focusing closely on serving a targeted segment of the total universe of government customers that includes those favored by central government policy priorities, Sing Kung believes it has secured a differentiated position in the market and a defensible competitive advantage that will let it capture the best opportunities and grow rapidly. Sing Kung’s market positioning allows Sing Kung to earn high rates of return on its invested capital – above the norms for BT projects that are simply commodity construction financing mechanisms for limited-scope projects. By contributing substantially to the conceptualization and initial implementation of each of its projects, Sing Kung’s projects enable municipalities to capture a share of what is customarily developer profit. Delivery of these economic benefits allows Sing Kung to earn attractive returns while limiting its own risk.

Because of its strategic partnerships with top planning, design, and construction resources having central government affiliations, Sing Kung has the ability to tap large pools of the country’s best talent and get priority for its projects. These arrangements allow Sing Kung to grow rapidly and to deal cost-effectively with project workload spikes without pushing up its own fixed costs. Moreover, Sing Kung’s project management and risk assessment technologies can be extended to its growing project portfolio with relative ease and little up-front cost.

LONG-TERM CORPORATE STRATEGY

Organic growth of business

The basic long-term strategy of Sing Kung is to ride the wave of the PRC’s massive urbanization process over the next 20 - 30 years and maintain its status as one of the leading companies in China that provides turnkey urban planning and basic infrastructure construction project management to larger- and middle-tier cities and redevelopment zones of older urban areas. As a result, it stands to benefit greatly from China’s ongoing urbanization process. The intense demand for new urban infrastructure is already significant and growing rapidly. Sing Kung plans to expand its business aggressively to take full advantage of the anticipated growth in demand for urban infrastructure. Sing Kung’s combination of proprietary planning, industry-specific know-how, and comprehensive understanding of the urban development process positions it well to capitalize on these growth opportunities. It plans on carrying out this organic growth strategy in several ways.

First, it intends to strengthen its already-established position within the Chinese urban planning community as well as its already well-established ties to China’s key academic institutions involved with urban planning. It will grow its own internal urban planning capabilities in order to manage a larger number of projects and provide a higher level of service to it municipal clients.

In addition, Sing Kung anticipates it will utilize the capital-raising potential from its position as a U.S. publicly-listed company to further enhance its credibility with government clients and participate in a much larger number of BT projects and in BT projects of greater scale and scope. Sing Kung has been limited in the number of highly profitable projects that it could participate in due to the constraints on its capital resources. With the infusion of capital from CNC as well as the expected ability to raise capital on the international markets as a U.S. public company, Sing Kung intends to expand its capacity to provide urban planning and BT construction management to a much larger number of municipal clients with larger project requirements.

Ancillary services and product growth opportunities

Sing Kung also has numerous strategic growth opportunities in ancillary services and products. As its business expands and evolves, Sing Kung is well positioned to provide additional services to its municipal client base for supplementary fees or participation interests, extend its development investments into high-return BOT projects, participate selectively in later phase development activity in the most promising situations, and export China’s leading urban planning technology to other emerging markets. Although none of these initiatives is likely to be implemented before the end of 2009, some of the opportunities are further described below:

Project marketing/brokerage: In the course of its strategic analysis for most projects, Sing Kung identifies target participants for second and later-stage development participation and often prepares presentation materials for them and makes initial introductions on behalf of its municipal clients. These efforts are currently focused on accelerating collection of the BT contact payments to Sing Kung, but their success has been appreciated by municipal leaders who welcome the assistance in attracting investors and stimulating growth. Typically Sing Kung’s efforts add significant strategic perspective and new ideas that boost impact of traditional local marketing initiatives. Commercializing this activity to generate agency revenues for Sing Kung is a natural extension of its current BT contract payment acceleration process.

Project financial services: Sing Kung’s management has long and close working relationships with various financial institutions responsible for providing the bulk of municipal project funding in China. These include, among others, the Development Bank of China, the Agricultural Development Bank of China, and the Shanghai Pudong Development Bank. Sing Kung also has developed relationships with various regional commercial banks, many of which still have significant state ownership participation. This network has been fostered to ascertain municipal fiscal strength, support loans to Sing Kung’s engineering and construction partners to finance project receivables and working capital needs, and in some cases assist municipalities to quickly complete loan applications to cover costs of completed projects and subsequent project phases (which also typically accelerate payment of BT contract payments). As a result of these banking activities, Sing Kung has an understanding of the market and credit criteria for development loans, a demonstrated capability to facilitate the credit review and approval process, and credibility with key financial institutions in providing information about project economic viability. Extension of financing support activities into another line of business generating fee income is a logical progression for Sing Kung.

Follow-on Development. Sponsorship or management of second- and subsequent phase development represents an additional investment and growth opportunity for Sing Kung where its situational knowledge gives it an edge in gauging the potential for economic success. Sing Kung will have a choice of pursuing such opportunities independently or in partnership with industrial, commercial and authorized residential developers. Through one of these strategies, management believes that some level of direct development activity is appropriate for Sing Kung in the future and this may also become a source of fee income.

BOT Projects. Many of the projects with which Sing Kung is involved require the construction and operation of related services such as waste and wastewater disposal, water purification and delivery, power generation, transportation services, health services, landscaping and similar services. Most of these services have traditionally been provided by municipalities or state-owned organizations, but increasingly these are being privatized and often established as privately operated monopoly concessions. Because of its involvement in project planning, Sing Kung has an informed point of view about the prospects of each of its projects that is not confidential to the municipality. This places it in a position to bid selectively on BOT projects when it believes competitors do not fully appreciate the opportunity. It may also develop strategic alliances with specialized providers of concession services to enable them to bid more successfully on selected projects.

Technology Export. China’s infrastructure planning capability is among the best in the world. As a U.S. publicly listed company, Sing Kung expects to have credibility and access to municipal development opportunities outside of China that could benefit from access to China’s planning institutions whom are Sing Kung’s strategic partners. Sing Kung intends to respond opportunistically to those situations in order to maintain a perspective on municipal development and financing trends globally that could have application to its China business and to intermediate business development opportunities for its Chinese strategic partners in a way that enhances its competitive position and reputation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Sing Kung Limited is a holding company incorporated in the British Virgin Islands in 2007. Sing Kung owns a 100% interest in Century City Infrastructure Co., Ltd. (“Century City”), a wholly-foreign-owned enterprise that it formed in the PRC in 2007. On December 27, 2007, Century City entered into a series of agreements (the “VIE Agreements”) to acquire Shanghai New Century City Development, Ltd (“SNC”).  The VIE Agreements provided Century City with total operating control over and a 100% economic interest in the net income and activities of SNC while the acquisition was pending. The acquisition was consummated on December 9, 2008. We sometimes use the term “Sing Kung” herein to refer to the combined business of Sing Kung, Ltd, Century City and SNC and we sometimes refer to Century City and SNC as “subsidiaries”.

SNC was formed in the PRC in 2005 to plan and implement infrastructure projects for local governments, a business also carried out directly by Century City. The subsidiaries partner with, or employ as sub-contractors, various specialist firms in consortiums to provide city planning, infrastructure development, urban land improvement, and older-city redevelopment in China. In this way, Sing Kung delivers turnkey solutions to municipalities seeking to implement new development zones, expand existing developments, or redevelop underutilized urban resources. As discussed in detail in the section “Sing Kung’s BT Model of Urban Development”, Sing Kung (sometimes together with its consortium partners) fully finance these development projects (“BT projects”) for their municipal clients and receive payment over a period that could range up to 8 years for existing contracts. In addition to supporting its clients with municipal development strategy, detailed planning and fully-financed project implementation, Sing Kung also offers municipal government leaders support in obtaining long-term replacement financing and later-phase commercialization and project marketing.

Sing Kung outsources almost all construction and project implementation activities other than overall project supervision. One of the unique aspects of the BT contracts in effect and being performed (by SNC) prior to April 23, 2008 is that they did not create direct liability for Sing Kung for all elements of the projects. Unlike a typical construction management contract involving a general contractor and sub-contractors, SNC’s historical BT contracts apportioned project revenue and performance accountability (and associated liability) directly to the members of the construction consortium. The result of this structure was that SNC had limited liability under its initial the BT contracts. It also is the one of the reasons that the contractor-partner expenses and revenues are not included in the SNC income statements. Consequently, when this model applies, SNC’s operating margins are substantially higher than normally observed for construction firms because they reflect only the high value-added role performed directly by the SK Group, i.e. developing project strategy, forming the development consortium and arranging project financing. This treatment is consistent with US GAAP under EITF 99-19 as further described below in this section under the heading “Key accounting policies”.

The opportunity to continue the limited liability structure on future contracts depends on market competitive dynamics and the willingness of municipal counterparties to accept the allocation of risk associated with non-performance by one or more members of the BT consortium. The contracts for which work has been performed subsequent to January 1, 2008 with the PRC municipal governments of Jiaohe and Zhengding do not enjoy the limited liability structure described above because the applicable government counterparties would not agree to those limitations.  For these contracts, full responsibility for contract cost and performance rests with Sing Kung.   All project costs for the projects performed during 2008 have been recognized in Sing Kung’s Project payables account at December 31, 2008 and March 31, 2009 in accordance with Sing Kung’s accounting policies.  Because of limitations on Sing Kung’s responsibilities for construction management, the BT project work completed during 2008 was accounted for using the Net Method and subcontractor costs are not recognized in reported revenue and cost of revenue for the year ended December 31, 2008.  Because no project acceptances occurred during the three months ended March 31, 2009, no revenue or cost of revenue was reported for that period.  This treatment is consistent with the requirements of US GAAP under EITF 99-19 as further described below in this section under the heading “Key accounting policies”. Subcontractor arrangements are not yet finalized with respect to the Weng Yuan Project that was contracted in the 4th quarter of 2008, so it is not yet determined whether that contract will be accounted for under the Net or Gross Method.

From its formation through March 31, 2009, more than 99% of Sing Kung’s revenue (and that of SNC from its inception through 2007) was generated from allocated interests in BT contracts. The remainder was from consulting fees related to urban planning projects. The company recognizes revenue on its BT contracts in accordance with SFAS 13 under the provisions applicable to sales-type leases.  Application of this accounting policy results in recognition of revenue when a project has been completed and accepted by the municipal customer. The procedures for customer inspection and acceptance are typically contained in the contracts. The initial inspection and acceptance is monthly or quarterly as specified in the contract and encompasses verification of physical progress or milestone achievement adherence to project specifications and work quality. A final acceptance is received upon completion of the project, subject to schedule requirements generally set forth in the contracts.

Notwithstanding the two-phase (initial and final) acceptance process described in the preceding paragraph, Sing Kung’s BT contracts are subject to warranty provisions, typically of one-year duration (plus an additional period applicable to rectification work) beginning on the date of final project acceptance. A specified fraction of the project payable is held back by the client through the term of the warranty period and is subject to forfeiture if rectification is not completed in accordance with the warranty provisions of the contracts. Addressing all issues that arise during the warranty period represents fulfillment of all of Sing Kung’s obligations under the contract. Because of the nature of Sing Kung’s BT Contracts, the customers do not have the right to return the project or the improvements that Sing Kung has made to the property during the course of performing the contract. On the single past contract completed by SNC (the Changchun Project), a warranty claims has been made by the municipal customers and rectification and resolution is pending.  The company expects the warranty claim to be resolved for amounts less than or equal to the funds withheld by the municipality to handle warranty matters after taking into account subcontractor and supplier indemnities.  The Changchun warranty claim is further described below in this section under the heading “Net Investment in BT Projects & Construction in-Progress—-Changchun Project”.  Sing Kung expects this pattern of satisfying warranty claims to continue on future contracts, in large part because of the integrity of the two-phase acceptance process. Furthermore, Sing Kung’s financial exposure to costs of rectifying warranty claims is mitigated by the indemnification it receives from its subcontractors. Therefore as further discussed below under the heading “Key accounting policies” it does not include any provision to reduce revenue recognition for prospective claims of its municipal clients during the warranty period nor does it currently reflect any reserves in its financial statements for future warranty-related costs. If a warranty claim is made in the future by a municipal client and that cost is not fully covered by subcontractor indemnity, Sing Kung will recognize the associated expense of rectification in the period during which it occurs.

Because contracts begun in one fiscal year are often completed in the following fiscal year or later, the revenue recognized in a particular year is not, by itself, the best indicator of whether Sing Kung’s business is expanding. The size of project backlog should also be considered. Project backlog represents the amount of unrealized revenue to be earned by Sing Kung and its consortium partners from the contracts they have been awarded. By considering the revenue realized during a fiscal year (or other reporting period) and the project backlog in existence as of the end of that period, the rate of growth in Sing Kung’s business can be better understood, since backlog represents contractual amounts that will be converted to realized revenue and allocated among Sing Kung and other consortium members (without duplication) once the contract is fully performed.

As discussed in the section titled “About Sing Kung” presented above, members of Sing Kung’s management were involved with various BT projects prior to Sing Kung’s formation that were not performed by SNC. However, the following table sets forth information regarding the BT contracts (without duplication) that Sing Kung and its predecessor SNC entered into from SNC’s inception in 2005 through March 31, 2009, along with the project backlog as of the end of the stated period:

	Project Revenue Backlog
	($ millions)
	Period Ended December 31,				Three months ended March 31,
	2005 (from inception)	2006 (full year)	2007 (full year)	2008 (full year)	2009	2008

Number of contracts awarded during period	1	1	1	2	1	-
Total size of contracts awarded during period	21.6	20.9	43.9	439.5	438.00	-
Contract progress by project origination year (estimate):
2005	-	42.5	-	-	-	-
2006	-	-	-	-	-	-
2007	-	-	-	42.5	-	$24.3
2008	-	-	-	-	-	-
2009	-	-	-	-	-	-

Total estimated contract progress during the period	-	42.5	-	42.5	-	24.3
Total amount of project backlog as of the end of the period	21.6	-	43.9	440.9	878.9	19.6

Notes:	Excludes Jingyu contract won in March 2008 and which was transferred before commencement.

Contracts are denominated in RMB. All conversions are made at the exchange rate of March 31, 2009. to simplify presentation of historical project awards and completions and analysis of backlog trend. Amounts may not match backlogs reported in U.S. dollars in other periods.

Project progress is an estimate of work completed under the contract and differs from revenue recorded by the Sing Kung Group during the periods shown.

The steady increase in the aggregate value of contracts awarded has increased BT Project revenue to the SK Group and other consortium members over the past three years. However, because of the nature of the Company’s contracts, the accounting policies required under U.S. GAAP result in inconsistent and lumpy revenues.  When these are evaluated together with the backlog and changes thereto at the end of the period, a clearer understanding of Sing Kung’s rate of growth is presented. In addition, Sing Kung’s revenue allocation from projects has also increased as it has gained access to new capital and begun to invest it in its BT projects beginning in 2008. As a result of this still limited investment capability, Sing Kung expects to realize revenue between 20% and 40% of project value beginning with projects awarded in 2008 when it can provide funding for the projects.  This compares with about 5% in prior years when it lacked the capital to earn any investment returns from its BT projects.

Historically, Sing Kung has performed its BT contracts within about one year of construction commencement, with the result that backlog that existed at the end of any given fiscal year was generally converted into revenue within a 18 months. As an example, the SK Group’s entire backlog of $42.5 million as of the end 2005 was converted during 2006 and lead to recognition of the company’s first revenue and earnings.  As a result no remaining backlog existed at year-end 2006 and the selling cycle had to commence from a zero base.  In 2007 and subsequently, the SK Group has developed new contract opportunities prior to completion of projects in backlog.

Beginning in 2008, Sing Kung began to focus on increasing the amount of its project revenue backlog that gets carried forward beyond the fiscal year in which the contract is received.  Based on the execution of several large, multi-phase contracts awarded during 2008 that will require two or more years to complete, this pattern will be the norm rather than the exception. If the trend toward larger contracts continues, as management expects, an increasing percentage of the backlog resulting from contracts entered into in any one year may not be completed and converted into revenue in the year the contract is received nor completed in the year following entry into the contract and instead, may be completed in the second or later year following the awarding of the contract.

Although the time required to complete a larger project may be extended, the completion dates of Sing Kung’s projects are expected to remain generally predictable, subject to having adequate cash availability to execute the large contracts, because the contracts generally specify start dates and sometimes completion dates for each project phase. In addition to delays that are tied to project funding, actual completion dates and project progress can vary, however, due to the potentially harsh weather conditions at the project location and adjustments in the project completion schedule that are initiated by the customers. Along with other factors such as changes in government policies that can create unexpected delays, it is difficult to estimate with precision what percentage of a project will be filled in any future quarter or year. Therefore the notations in the tables above about project completion dates may change and the company handles planning on a yearly basis.

RESULTS OF OPERATIONS

The unaudited consolidated financial statements for Sing Kung for the three months ended March 31, 2009, presented in section FII reflect a 100% economic ownership interest in the subsidiaries throughout the period. The referenced financial statements and certain pro forma information related to the years ending December 31, 2007 and 2008 and the interim period ending March 31, 2008 contained in Section FII form the basis for the comparisons presented below of the results of operations for the years ended December 31, 2007 and 2008 and the three months ended March 31, 2009 and 2008. The audited balance sheet for Sing Kung, Ltd. as of December 31, 2008 consolidates the assets, liabilities and equity of SNC as a result of the acquisition of SNC on December 9, 2008.  The comparison of operations during the years ended December 31, 2008 and 2007 include the results of operations for SNC for calendar years 2007 and 2008 as reflected in the pro forma information contained on page FII-32. The comparison of balance sheets and operations during the three months ended March 31, 2008 and 2009 include the results of operations for SNC for calendar year 2008 as reflected in the pro forma information contained on page FII-62.  .For the year ending December 31, 2007, the audited consolidated statement of operations for Sing Kung presented in section F-II beginning on page FII-2 reflects only organization and corporate administration costs for Sing Kung, Ltd. and Century City because Century City was not engaged in any direct business activity before the start of 2008. The pro forma information presented on pages FII-33 consolidates the assets, liabilities and equity of SNC and Sing Kung for purposes of comparison presented below for the year ending December 31, 2007. We deem SNC to be a predecessor company and its audited financial statements for the period from inception (July 11, 2005) through December 31, 2005 and for the years ended December 31, 2006 and 2007, ware also attached hereto in section FIII.  In addition, the unaudited financial statements of SNC for the nine months ended September 30, 2008 are included in section FIII beginning on page FIII-22.  Information from the SNC financial statements is incorporated in the pro forma disclosures and the following discussion in the section titled “Results of Operations” for the portion of the fiscal year ending December 31, 2008 and for the fiscal years ending December 31, 2007, 2006 and 2005, when it was not a subsidiary of Sing Kung Ltd. In the discussion below regarding results of operations for Sing Kung, when we include SNC financial results on a pro forma basis, we refer to the “SK Group”.

Key Accounting Policies and Estimates

A company’s accounting policies form the basis for preparation of its financial statements. Those financial statements in turn are an essential factor in understanding a company’s operations. The accounting policies of Sing Kung Limited and its predecessor SNC are fully described in the notes to the unaudited financial statements of Sing Kung Limited as of and for the three months ending March 31, 2009, the audited financial statements of Sing Kung Limited as of and for the period from inception to December 31, 2007 and for the year ending December 31, 2008; these financial statements are included in Section FII.  The audited financial statements of SNC as of December 31, 2005, 2006 and 2007 and for the period from inception through December 31, 2005 and for the years ending December 31, 2006 and 2007 respectively and for the nine months ending September 30, 2008 are included in Section FIII hereof.  Indexes to the financial statements are presented on the on the first page of sections FII (for Sing Kung) and FIII (for SNC). For convenience of reference, a summary of the key accounting policies of Sing Kung Limited are also set forth below.  The accounting policies of SNC are similar and the application of key accounting policies to SNC operations is also noted below where applicable.

Principles of consolidation

The consolidated financial statements include the Company and its subsidiary, Century City and, beginning on December 9, 2008, SNC, following consummation of its acquisition by Century City.   All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue recognition

The Company’s long term BT contracts do not dispositively transfer risk of loss to the customer prior to contract completion and acceptance. Specifically, the customer does not make progress payments typical in most construction-type contracts and there is ambiguity in the contracts about the customer’s contractual liability for damage or loss prior to project acceptance and completion.  Furthermore, the legal framework of state land ownership creates uncertainty about the Company’s ability to enforce collateral or lien rights that might otherwise secure its right to payment prior to acceptance.  As a result, the BT contracts have the substantive characteristics of sales-type leases.  Specifically the contracts give rise to a profit by the company for execution of the project; ownership of the project is transferred to the customer prior to receipt of the final payment; the present value of the payment under the contract exceeds 90% of the project’s fair value; collectability is reasonably predictable; and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company following acceptance of the project.  Therefore, in accordance with SFAS 13, revenue is recognized upon final project acceptance by the customer.  Final acceptance of the project by the customer occurs following completion and inspection, including a determination that all project requirements have been met.  Following acceptance, a settlement of the final project price is determined by the contract parties based on the pricing parameters of the contract.  The determination of the final project price typically involves an audit by the customer of preliminary acceptances generated as the project progresses and aggregation of the amounts reflected therein together with adjustments, if any.  Preliminary acceptances are based on periodic multi-party review and documented approval of completed work among the Company key sub-contractor(s) and the customer.   The differences in the cumulative value of preliminary acceptances and the final project price, if any, are reflected by the Company in revenue recognized during the period in which the final acceptance occurs.

In accordance with EITF 99-19 the Company records revenue upon project acceptance based on:

•	the aggregate contract value (the “Gross Method”) when it:
-	is responsible for project fulfillment including the acceptability of the project to the customer
-	has reasonable latitude to establish the project price with the customer
-	has discretion in subcontractor selection
-	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

•	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, e.g.:
-	the Company does not have direct responsibility for all key aspects of project fulfillment
-	the contract specifies that the Company is entitled to receive only an allocated fraction of the contract value
-	the Company is required to pay subcontractors only if and when it receives payment from the customer.

The Company considers the relevant facts and circumstances in its evaluation to determine if revenue is to be recorded under the Gross or Net Method, including the relative strength of each indicator.  None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Company for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and collection of such revenue is determinable and reasonably assured.

Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.

The initial phase of the Jiaohe contract (performed beginning January 1, 2008) that was completed and accepted during 2008 was consistent with the requirements of and was recorded under the Net Method. The Gross Method is applicable to later phases of the Jiaohe contract. The Gross method is applicable to the Zhengding Project, but no revenue has been recognized in connection with that project because no project phase has yet been completed and accepted. Subcontractor arrangements applicable to the Weng Yuan Project are not finalized and consequently, the accounting method applicable to that BT contract is not yet determinable. The Changchun Wukeshu contract (completed by SNC prior to the start of fiscal year 2007) was consistent with the requirements of and was recorded under the Net Method.

The Group considers the relevant facts and circumstances in its evaluation, especially the relative strength of each indicator. None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Group for recognition of revenue earned pursuant to BT contracts are that written contracts exist among the parties and that collection of such revenue is reasonably predictable, as required by SFAS 13.

Revenue from the provision of short-term consulting, advisory or other services engagements, if any, is recognized in the period in which it is invoiced to customers. There was no such revenue recognized for the period from January 1, 2008 to March 31, 2009.

Interest/valuation adjustments to accounts receivable and payable

The nature of the Sing Kung’s  business is that it accepts payments from its customers over many years (eight years in the case of the Jiaohe Project) and maintains both current and long-term payables with its subcontractors in connection with the performance of BT projects. In accordance with the requirements of SFAS 13 and APB Opinion No. 21, the Company makes adjustments in the value of its Net investment in BT projects and in other long-term accounts receivable and payable obligations with fixed durations exceeding one year in those cases where the obligations do not bear interest at what it deems to be a market rate.

Net Investments in BT projects recorded in the financial statements, as well as payables to consortium partners that are linked to the collection of such receivables bear interest, as applicable, at the variable long- or medium-term (five years & over five years) loan rate set by state-owned banks.  The accrual of such interest is reflected in the company’s financial statements, net of reserves that it deems appropriate under the circumstances.  Municipal receivables of this sort are not traded in an open market in the PRC. The Company believes that the interest rates payable by our BT project customers is on par with the rate at which the municipality can obtain financing from other sources after taking into consideration its credit standing, the payment terms and other relevant factors. No discount or premium is applied to the face amount of BT project receivables or related payables that bear market interest rates; the face amounts of such receivables and payables are deemed to reasonably represent their present value; there is no unearned income component.

Should such municipal receivables and payables accrue interest at rates that differ materially from the applicable municipal borrowing rates, it is the Company’s policy to discount or apply premiums to their face value based on the scheduled or expected payment periods and the then-applicable short- medium- or long-term rates set by state-owned banks, adjusted as deemed appropriate for the credit standing of such municipalities if circumstances warrant.  No such adjustments were deemed to be warranted by management for the Net investment in BT projects related to the Changchun Wukeshu or Jiaohe Projects.

Contract costs/Construction in-progress

Sing Kung’s contracts with consortium members/subcontractors for the performance of BT contracts generally stipulate that they accrue compensation for services on the same percentage-of-completion basis as the Company uses to accrue revenue, with the difference being that subcontractors and consortium members are compensated at a rate that is a stipulated fraction of the project value completed.  This structure benefits the company by insulating it from the impact of project cost overruns by its subcontractor(s) since they are fully responsible for the costs of construction, but their share of revenue is fixed.  This structure was used on the Changchun Project (where the SNC was entitled to a specified percentage of the revenue earned by the consortium) and on each version of the Jiaohe Project contract to which SNC, Sing Kung and CCI respectively were parties.  The arrangement with the subcontractor performing the first phase of the road network construction for the Zhengding Project incorporates a similar risk mitigation principle, but it differs in that the subcontractor is receiving a fixed price per meter of road rather than a percentage of the total construction value.  Thus, ancillary factors such as the amount of grading or fill required could affect the company’s net margin, even though the price with the customer varies with changes in unit quantities of such items required.

For the original BT Contracts arranged by SNC (i.e. the Changchun Wukeshu and the original Jiaohe Contract) the company further mitigated its risks (but garnered smaller profits) by establishing itself as an agent rather than a project principal.  Those early project contracts specifically recognized the consortium composition, designated SNC as the consortium agent and, in the contracts with other consortium members, tied their payment to the receipt of payments from the municipality.  Pursuant to the policies described under the heading “Revenue Recognition,” revenue from those contracts was recorded using the Net Method.  Subsequent project contracts (including the second phase of the Jiaohe Project) placed the principal risk and construction management responsibility with with Sing Kung and will apply the Gross Method; amounts payable to subcontractors under contracts where the gross method is applicable will record all expenses related to subcontractor costs during the same period as revenue is recognized.  Under both the Gross and Net Methods, the unpaid liability to contractors and consortium partners respectively is recorded on the balance sheet as a Project payable, in the later case reflecting the Company’s obligation as payment agent and the requirement that it pay consortium members following receipt of the contract payment(s) from the municipal customer. Advances made by members of the Sing Kung Group to the consortium for prepaying vendors or to meet other costs on behalf of the customer are reimbursable at cost under the BT contracts.  Such advances are not recognized as expenses or revenue, but are reflected on the balance sheet as part of Construction in-progress or, if the project has received final acceptance, in the Net investment in BT projects.

Operating cycle

BT contract execution typically spans 6 to 12 months from the start of contract performance, but the acceptance date (and the start of interest accrual on the investment in BT projects) for each contract (or contract phase) cannot be determined with precision prior to completion and acceptance.  Prior to project acceptance, all assets and liabilities related to contracts in progress are carried at cost until a schedule for payment and interest accrual can be reasonably determined.  Subject to early payment requirements or elections, if any, the Company’s policy is to allocate amounts for advances, prepayments and project work in- progress between current and long-term as dictated by the contract payment terms and estimated date of project completion. The classification of the related project liabilities between current and long term follows the same classification of the assets if the payment amounts are required to be made ratably and contemporaneously with collection of receivables, as is the case for the Changchun Project assets and liabilities that are consolidated as a result of the acquisition of SNC.  Otherwise the classification of project liabilities is made in accordance with the timing of payments set forth in contracts with consortium members.

Warranty costs and reserves

In light of the expectation that there will be some rectification work required during contract warranty periods, the Group’s policy is to accrue additional project expense to the extent that associated costs are reasonably determinable. As a result of its short operating history, the SK Group has completed only one project that has also passed the end of the warranty period (the Changchun Project).  Final settlement of warranty claims related to the Changchun Project is still pending as further described below in this section under the heading “Net Investment in BT Projects & Construction in-Progress—-Changchun Project”.  Sing Kung is not aware of, nor has it received any notices regarding the need for rectification on work on projects in progress.  The limited amount of historical data does not provide a sound and objective basis for extrapolating future warranty costs.  Therefore the Sing Kung does not accrue for the rectification expense on defects or warranty claims based on actual claims history. Reference to the experience of other enterprises in the same business does not provide a reliable reference point for the type of work that the Group performs because the work is unique for each project and contract.  Moreover, the company’s financial risk is mitigated by indemnity arrangements with its subcontractors that call for them to rectify defects in their work during the warranty period. These indemnifications from subcontractors are further supported by deferred payment arrangements extending through the full term of the warranty period that equal or exceed the company’s maximum warranty exposure.  In accordance with FASB 5, until circumstances change and the Group can reasonably estimate warranty cost, the actual warranty cost incurred that is in excess of amounts indemnified by subcontractors will be recorded as an expense during the period when it is incurred.

Under the current contract terms, the maximum loss exposure as a result of warranty claims is limited to the holdback amount (5% of the contract price). Sing Kung does not defer revenue recognition for the warranty holdback amount because the Preliminary Acceptance (as discussed above under the heading “Revenue Recognition”) is confirmation (unless hidden defects become apparent during the warranty period) that the work completed meets applicable specifications. Therefore, Sing Kung expects to receive payment in full for completed work, assuming that it meets its obligations for the specified time (one year from Final Acceptance) to rectify hidden defects. Sing Kung considers the holdback amount, which is typical for government contracts in the PRC, to be a financial inducement for it to meet rectification obligations and not an indication of contingent loss.  SNC did not recognize revenue in connection with the holdback amount withheld by the Changchun municipality because, under its contracts relating to the project, it has no financial interest in the holdback amount or any recovery thereof.

Business and income taxes

Sing Kung is incorporated in the British Virgin Islands, the laws of which do not require the company to pay any income taxes or other taxes based on revenue, business activity or assets.

The consolidated subsidiaries, SNC and CCI, are subject to taxes in the PRC, and include a statutory business tax on applicable revenue at a rate of 5.25% (which is included in cost of sales) and statutory income tax at a rate of 25% of operating income as determined under applicable national codes, as modified by applicable local regulations and negotiated concessions. The Group estimates the effective tax rate for the current year after taking into account any applicable local regulations and concessions.  Such concessions typically apply on a project basis.  After applying the local tax concessions applicable to the Jiaohe project work during 2008, the effective tax rate on net income earned on the Jiaohe project was determined to be 2.7% on net operating income earned on that project based on the tax rate schedules published for calendar year 2008. Sing Kung expects the applicable income tax rate to be similar for 2009, but the applicable tax schedules have not yet been published by the local government and the tax rate for 2009 is therefore not determinable with certainty. Net income earned on the Zhengding Project is subject to the statutory 25% applicable tax rate unless the company receives a variance. The tax rate applicable to the Guangdong Project has not yet been determined.  For Sing Kung’s projects, related tax payments are generally triggered by cash collections and thus do not accrue prior to recognition of the revenue, notwithstanding interim work that is performed on its projects in-progress.  Refer to footnotes to the financial statements presented in Section FII for additional discussion regarding the calculation of tax provisions for specific historical periods.

Foreign currency translation

All of the revenues and costs of SNC and CCI are denominated in the Chinese Renminbi, as are substantially all of the Group’s cash holdings together with BT contract receivables and payables related to those contracts. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

The consolidated financial statements of the Company are presented in United States Dollars ("US$"). Transactions in foreign currencies during the period are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

Consequently the exchange rates applicable to the Balance Sheet and Statement of Income can be materially different in periods of rapidly changing exchange rates. As result, the value of working capital assets (such as unbilled costs and estimated revenue) recognized at the end of an accounting period can differ materially from the revenue recorded during the period that gave rise to the receivables. This differential is amplified if the collection period for working capital assets is long, as in the case of amounts accrued in connection with the Company’s BT Contracts.

RMB is not a fully convertible currency to US$. All foreign exchange transactions involving RMB must take place either through the Peoples Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined by supply and demand and policy priorities of the PRC central government.

The PRC has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Use of estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of contract revenues and costs, the amount of construction in-progress and project payables, and the cost of rectification during the project warranty period (“warranty costs”) in accordance with policies described above. Other key estimates for the SK Group are the recoverability of the carrying amount and valuation allowances for receivables (discussed below) and the fair value of the assets and contingent liabilities of SNC as of December 9, 2008 and subsequent adjustments thereto.  Actual results could differ from estimates.

Collectability of accounts

Net investment in BT projects and Construction in progress

The balance of Net investment in BT projects represents the balance of payments due for projects or project phases that have received final acceptance by the customer and for which income has been recognized.  As of March 31, 2009, Net investment in BT projects totaled $23.5 million and was comprised of obligations of two municipalities, Changchun and Jiaohe:

•         $7.9 million was recorded as Net investment in BT project completed for Changchun Modern Agricultural Industry Construction Co. Ltd., a corporation owned by the plenipotentiary of Changchun Economic and Technological Development Zone. The amounts due to Sing Kung (as reflected on pages FII-48 Note 6 and FIII-15 Note 5) include advances of approximately $4.3 million made to the consortium by SNC for project costs. These advances are reimbursable by the customer. Approximately 81% of the total project value has been paid by the customer on an accelerated basis, there are no amounts in dispute or past due and the customer has obtained a refinancing commitment sufficient to pay the balance of the amount due under the contract, although there is no obligation for it to draw on that commitment and no assurance that it will do so.  Although the contracts with the Changchun Plenipotentiary and SNC’s consortium partners allowed the Company to receive a pro rata allocation of payments from the Changchun Plenipotentiary, management elected to allow its consortium partners to receive all of the payments made by the Plenipotentiary to date in order to induce them to provide new financing commitments to the company’s Jiaohe project.  The payment schedule and other matters relevant to the collectability of the Changchun BT project receivables are discussed in more detail below in this section under the heading “Economic Dependence/Description of Current BT Contracts — BT Project Receivables”.

•         $15.6 million was recorded as Net investment in BT project completed for the municipality of Jiaohe. The amount due to Sing Kung (as reflected on pages FII-48 Note 6 and FII-19 Note 6) is for one sub-phase of the Jiaohe project that has been finally accepted. The payment schedule and other matters relevant to the collectability of the Jiaohe BT Project receivables are discussed in more detail below in this section under the heading “Economic Dependence/Description of Current BT Contracts – BT Project Receivables”.

Construction in-progress represents costs related to work certified for projects in-progress and advances. The amounts recorded in Construction in-progress have not been billed to the customers and do not bear interest prior to project acceptance by customer.  Amounts recorded in Construction in-progress as of March 31, 2009 are expected to billable to the municipalities of Jiaohe and Zhengding upon project completion and acceptance.  In all cases, the payment schedules are set forth in the project contracts.

Collectability of amounts due pursuant to the Changchun, Jiaohe and Zhengding Contracts is deemed to be reasonably predictable by Sing Kung. Each municipality is a taxing authority and therefore has a reliable source of revenue for payment of their obligations to Sing Kung and others. The municipalities also receive revenues from the central government that supplement their own tax revenues and, in the case of Jiaohe and Zhengding, they have guaranteed to include annual contract payment amounts and interest in their budgets approved by the Standing Committee of the National People’s Congress. These approvals have been sought and received and are properly documented.  All three municipalities also have access to financing from Chinese development banks that could constitute another source of payment. Moreover, all have an established record of timely payment of their obligations to others and Sing Kung expects that they will meet their obligations under the Jiaohe and Zhengding Contracts. In addition, to having a reasonable expectation that the municipalities have the intent and will have the cash flow to timely meet its payment obligations, both project contracts are enforceable against the respective municipalities under Chinese law.  The Jiaohe and Zhengding contracts also contain provisions that permit Sing Kung to seek security interests in the project and other property and thereby collateralize the project receivables.  Sing Kung has not taken the steps necessary to perfect its security and collateral interests but it intends to do so as a matter of prudence.

Additional details on these contracts and associated payment schedules and collectability are provided below in this section under the heading “Economic Dependence/Description of Current BT Contracts —Net Investment in BT Projects & Construction in-Progress”.

Comparison of Three Months Ended March 31, 2009 and 2008 for the SK Group

Operating revenues

For the three months ended March 31, 2009, total revenues were $0 for Sing Kung, the same as the amount for the three months ended March 31, 2008 for the SK Group. No revenue was recorded because no project received final acceptance during either period.  Notwithstanding the absence of revenue, during the three months ending March 31, 2008, work was active on the early phases of the Jiaohe Project. Not BT Project work was in-progress during the initial calendar quarter of 2009 due to a combination of severe weather conditions at the northern-most project site (Jiaohe) and uncertainty about the availability of financial resources to maintain activity on the Zhengding Project during the quarter.

Project revenue backlog

As discussed in the Overview, measuring the rate of growth of Sing Kung’s business requires looking at the size of the project backlog for the Sing Kung-led consortium(s), which represents the total amount of unrecognized revenue associated with the existing BT contracts, in addition to its revenue growth. The BT project backlog as of March 31, 2009 amounted to approximately $ 879 million for Sing Kung, representing an increase of 45 times compared to the project revenue backlog of approximately $19.6 million as of March 31, 2008 for the SK Group. The increase in backlog was the result of three new contracts awarded during the 12 months following March 31, 2008 having a total project value of approximately $877 million.

Cost of revenues

For the three months ended March 31, 2009 and 2008, Sing Kung and the SK Group respectively recorded no cost of revenue because no revenue was recognized on projects in-progress during either period.  All costs associated with overseeing projects in progress and amounts due to subcontractors was accumulated to Construction in-progress.  Costs of administrative personnel not specifically allocated by Sing Kung or the SK Group to project-related activities are charged to general and administrative expense as discussed below. No anticipated losses were identified or recognized during the periods ended March 31, 2009 and 2008 for the projects in-progress.

Gross margin

In the absence of revenue or costs associated therewith, Sing Kung and the SK Group recorded no gross margin during the three months ended March 31, 2009 and 2008.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and employee welfare benefits, traveling and other expenses of administrative departments, such as planning and financial, information systems and human resources. Costs of administrative personnel were not allocated by Sing Kung or the SK Group between project-related activities and general and administrative functions and all such costs are reflected in its general and administrative costs discussed in this section. General and administrative expenses amounted to approximately $462,628 for the three months ended March 31, 2009 for Sing Kung, an increase of approximately $410,392, or 786% compared to approximately $52,236 in three months ended March 31, 2008 for the SK Group. The increase in operating expense reflects increased payroll and rent expense, as well as audit and other professional expenses applicable to operating a business of increased scale and complexity.

Income/loss from operations

The loss from operations increased by approximately $435,392, from $52,236 for the three months ended March 31, 2008 for the SK Group to $487,628 for three months ended March 31, 2009for Sing Kung. This was the net result of increases of $ $435,392in general and administrative expenses because no gross profit was recorded during the first quarter of either 2009 or 2008 that would mitigate the operating loss.  The increase in general and administrative expense was primarily due to increased payroll and rent expense, as well as audit and other professional expenses applicable to operating a business of increased scale and complexity during 2009.

Interest income

Sing Kung recorded $264,413 interest income for the three months ended March 31, 2009 compared to interest income of $1,081 for the three months ended March 31, 2008 for the SK Group.  This increase is mainly due to the interest income recognized from Sing King’s net investment in BT project (Jiaohe) in 2009.  As an incentive to accelerate payment related to the Changchun Project, the Company and other consortium members have offered to waive interest on the remaining Changchun contract payments (or any fraction thereof) paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  To reflect the contingency associated with the interest waiver offer, the Company adjusted the fair value of the Net investment in the Changchun BT project at the time of the acquisition (page FII-49 Note 6 and page FII-59 Note 20) and it has established a 100% valuation allowance for the interest accrued after acquisition.  As a result, no interest income was recognized in connection with the Net investment in BT Projects (Changchun) during 2008 after the acquisition of SNC.  If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment amount remaining unpaid after December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance that remains due under the contract.  21.9 % of that interest will be payable to other consortium members based on the percentage of total payments due to them.

Finance and other costs

For the three months ended March 31, 2009, finance and other costs totaled $25,433 for Sing Kung, compared to $3,796 for the three months ended March 31, 2008 for the SK Group. The increase of $21,637 resulted primarily from the amortization of expenses incurred connection with the preferred stock issuance in April, 2008

Trading gain/(loss)

Sing Kung recorded no trading gain or loss for the three months ended March 31, 2009 compared to a $16,463 trading loss for the three months ended March 31, 2008 for the SK Group.  The 2008 loss incurred by the SK Group was attributable to the decision to liquidate the securities held for trading and to discontinue the trading activities of SNC.  Withdrawal from trading activities was complete by March 31, 2008.  Sing Kung never operated a trading activity.

Income tax provision

There is no income tax provision by Sing Kung or for the SK Group for the three months ended March 31, 2009 and 2008 respectively due to the absence of revenue and the operating losses recognized by all of the SK Group companies.  The favorable revenue-based tax regime adopted by Century City and SNC does not give rise to tax credits or offsets during periods when operating losses are incurred. Therefore, the tax provision is $0 and no deferred tax assets are created.

Net loss

For the three months ended March 31, 2009, Sing Kung’s net loss amounted to $223,648, an increase of $152,235 compared to $71,413 for the three months ended March 31, 2008 for the SK Group. This increase in net loss was attributable to the significant growth in payroll and professional expense and partially reduced by its interest income from net investment in BT project in 2009 as compared with that of the SK Group in 2008.

Comparison of Years Ended December 31, 2008 and 2007 for the SK Group

Operating revenues

For the year ended December 31, 2008, total revenues amounted to $4.9 million, an increase of $4.9 over the year ending December 31, 2007.  The increase was due solely to the revenue recognized from the Renewal phase of the Jiaohe project, which was completed and accepted in 2008.  The Net Method was applicable to all revenue recognized on the Jiaohe project during 2008 because of joint liability with consortium members for completion of the project and limitations on the Company’s direct responsibility for key aspects of project fulfillment and management.  During 2007, the SK Group recognized no revenue because Sing Kung had not yet commenced operations and SNC had no active projects in progress due to lack of financial resources.

Project revenue backlog

An important measure of the stability and growth of Sing Kung’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts won. Any deferral of revenue recognition and the amount of newly won contracts are reflected in backlog as of the period end. With the availability of additional capital and other resources in 2008, the SK Group began to commit to multiple multi-year projects that allowed it to achieve dramatic growth in project backlog as compared with 2007. This is seen in the 10-fold  increase from approximately $43.9 million as of December 31, 2007 to about $441 million at December 31, 2008. As with the increase in revenue, this increase in project backlog was a direct result of the developing capability and reputation of the SK Group to successfully bid on and execute larger projects.

Cost of revenues

Sing Kung’s cost of revenue includes all costs associated with overseeing projects in progress and business tax calculated on revenue. Because the Net Method was applicable to revenue recognized during 2008 the costs of subcontractors is not reflected in cost of revenue.  The total cost of revenues for the year ended December 31, 2008 amounted to $304,386, an increase of $304,386 compared to $0 in the prior year when no revenue, and therefore no cost of revenue was recognized by the SK Group. The SK Group had no projects in progress during 2007 on which losses could be recognized and no losses were recognized from warranty or other claims on projects previously completed.

Gross profit and margin

As a percentage of total revenues, the overall gross profit of $4.6 million resulted in a gross margin of 93.8% for the year ended December 31, 2008.  This high margin is due to the application of the Net Method of revenue recognition and is not indicative of total margin earned by the consortium on the project phase completed.  Because there was no revenue recognized by the SK Group for the year ended December 31, 2007, the calculation of gross margin was not applicable.

Operating expenses

General and administrative expenses

General and administrative expenses for the SK Group amounted to approximately $1.28 million for the year ended December 31, 2008, an increase of approximately $0.86 million compared to approximately $417,217 in the prior year. This increase of 206%was the result of the need to add personnel and make other expenditures to handle the SK Group’s increased level of business activity. For the year ended December 31, 2008, the general and administrative expenses as a percentage of revenue were 26.1%.  The percentage was higher than would normally be expected if the Group were reporting revenue under the Gross Method. As there was no revenue in 2007, such a ratio was not applicable for the year ended December 31, 2007.

Income/loss from operations

Income from operations increased significantly by approximately $3.6 million, from a loss of $0.42 million for the year ended December 31, 2007 to $3.2 million for the year ended December 31, 2008.  This was the result of increases of $4.9 million in total revenues, $304,386 in cost of revenues and an increase of $925,964 in general and administrative expenses. As a percentage of total revenue, the operating income for the year ended December 31, 2008 was 66.3%.  Because revenue was recognized using the Net Method, the operating margin was higher than would normally be expected if the Group were reporting under the Gross Method.  There was no revenue in 2007, operation margin was not applicable for the year ended December 31, 2007.

Interest income

Interest income was $335,561 for the year ended December 31, 2008 compared to interest income of $30,662 for the year ended December 31, 2007. The increase of $304,899 in interest income in 2008 was due to the interest accrued on Net investment in BT (Jiaohe) project. As an incentive to accelerate payment related to the Changchun Project, the Company and other consortium members have offered to waive interest on the remaining Changchun contract payments (or any fraction thereof) paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  To reflect the contingency associated with the interest waiver offer, the Company adjusted the fair value of the Net investment in the Changchun BT project at the time of the acquisition (page FII-19 Note 6 and page FII-28 Note 22) and it has established a 100% valuation allowance for the interest accrued after acquisition.  As a result, no interest income was recognized in connection with the Net investment in BT Projects (Changchun) during 2008 after the acquisition of SNC.  If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment amount remaining unpaid after December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance that remains due under the contract.  21.9 % of that interest will be payable to other consortium members based on the percentage of total payments due to them.

Securities trading profit/loss

For the year ended December 31, 2008, the SK Group recognized a trading loss of $16,855, a decrease of $799,122 from a $782,267 profit for the prior year.  The Group discontinued its trading activity in the first fiscal quarter of 2008 and incurred the loss on liquidation of securities held for trading.  During the year ended December 31, 2007, actively utilized available cash to buy and sell new IPO shares in the Chinese stock market.  The Company typically held a trading position for no more than two weeks.  As the Chinese stock market reached an all-time high in 2007, this strategy generated commensurate profits.  Because of the frequency of trading, cumulative purchases and sales of securities during 2007 greatly exceeded the Company’s average cash balances.  Securities purchased and sold during 2007 were approximately $0.86 million and $1.55 million respectively.

Finance and other costs

The SK Group had no finance costs in the year ended December 31, 2007 as compared with $68,333 for the year ended December 31, 2008.  The finance costs incurred during 2008 are related to amortization of costs of the preferred stock issuance in April, 2008. Other costs related to maintenance of its accounts were $297 for the year ended December 31, 2008 and $382 for the ended December 31, 2007 respectively.

Income tax provision

No income taxes are applicable to Sing Kung in the British Virgin Islands. All income taxes for the SK Group during the years ended December 31, 2008 and 2007 were related to taxes imposed by the applicable taxation authorities within the PRC. The provision for income tax for the year ended December 31, 2008 was $114,695, an effective tax rate of 3.2%, less than the statutory national tax rate of 25%, reflecting the special tax status enjoyed by the Group for income earned in connection with the Jiaohe Project.  The effective tax rate for 2008 was lower than the 6.5% effective rate for the year ended December 31, 2007, during which the applicable income tax provision was $25,519. The lower effective overall tax rate for 2008 resulted mainly from the more favorable PRC tax code put into effect in 2008.   There can be no assurance that the favorable tax rates applicable to the SK Group during 2007 and 2008 will continue and it should be presumed that the national statutory rates then in effect will apply to Sing Kung during future periods.

Net income

For the year ended December 31, 2008, the net income of the SK Group amounted to $3.45 million, an increase of $3.08 million compared to $0.37 million for the prior year, or about 832%. This increase was attributable primarily to the completion of one phase of the Jiaohe project in 2008 and recognition of income and gross profit in connection with that project.  The increase in net income of from 2007 was less than the increase in operating income because the year-over-year change in net income was mitigated by a $0.80 decrease in trading profit as compared with the year ended December 31, 2007.

Comparison of Years Ended December 31, 2007 and 2006 for the SK Group

Operating revenues

For the year ended December 31, 2007, total revenues from operations were $0, a decrease of $1.9 million from $1.9 million in revenue recorded for the year ended December 31, 2006.  The decrease occurred because no BT projects were in-progress or completed and accepted during 2007.  All of the revenue recorded in 2006 was related to the Changchun Project and was recognized in accordance with the Net Method because responsibilities for project performance were shared with consortium members and SNC did not bear the risks of a principal in the project.

Project revenue backlog

An important measure of the stability and growth of Sing Kung’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts won. Any deferral of revenue recognition and the amount of newly won contracts are reflected in backlog as of the period end. From the formation of SNC through fiscal year-end 2007, the company lacked the financial resources to undertake more than one contract at a time. Consequently, in the years immediately following SNC’s formation, the backlog measure was susceptible to significant volatility as the single contract in-progress was finished and before a new contract was signed. Nevertheless, the SK Group managed to maintain a pattern of steady project backlog if measured over a multi-year period. Although the Group ended 2006 with no backlog, having just completed the $43 million Changchun Project, the backlog was restored in early 2007 with the award of a project for the municipality of Jiaohe.  The Jiaohe Project was approximately $44 million, roughly the same size as the Changchun project awarded in 2005.  The award of the Jiaohe Project and restoration of the backlog early in 2007 was a direct result of the developing capability and reputation of the SK Group to bid on and execute larger projects.

Cost of revenues

Because the Changchun Project recognized revenue in accordance with the Net Method, Sing Kung’s cost of revenues is comprised of costs associated with overseeing the project in-progress and business taxes calculated on revenue. Costs incurred by other consortium members related to the project are not included in cost of revenue for the Group.  $0 cost of revenue were recognized for the year ended December 31, 2007 because there was no revenue or projects in-progress during that year and no losses were anticipated in connection with projects completed in prior years.  The cost of revenue for 2007 represented a decrease of $120,919 compared to the $120,919 cost of revenue recognized in the year ended December 31, 2006 related to the Changchun Project.

Gross margin

Because there was no revenue, the calculation of gross profit and gross margin was not applicable for the year ended December 31, 2007.  As a percentage of total revenues, the overall gross profit and gross margin were $1.76 million and 93.6% for the year ended December 31, 2006.  This high margin is the result of the application of the Net Method of revenue recognition and is not indicative of total margin earned by the consortium on the Changchun Project.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial, information systems and human resources.

General and administrative expenses amounted to approximately $0.41 million for the year ended December 31, 2007, an increase of approximately $0.29 million compared to approximately $0.12 million in the prior year. This increase was the result of the need to add personnel and increased professional service fees to be able to pursue large complex projects such as the Jiaohe project.  The expenditures for general and administrative expense increased by 243.9% for the year ended December 31, 2007 as compared with the prior year.  For the year ended December 31, 2006, the general and administrative expenses as a percentage of revenue were 6.3%. Because the no revenue was recognized in 2007, this ratio could not be calculated for that year.

Income from operations

Income from operations decreased significantly, by approximately $2.05 million, from a $1.64 million operating profit recognized for the year ended December 31, 2006 to a $0.41 million operating loss for the year ended December 31, 2007.  This was the result of a year-over-year decrease of $1.88 million in revenue, a $0.12 million  decrease in cost of revenue and an increase of $0.29 million in general and administrative expenses. As a percentage of total revenue, the operating income for the year ended December 31, 2006 was 87.3%. The calculation of operating margin was not applicable for the year ended December 31, 2007 because the Group recognized no revenue during that year.

Finance and other costs

The SK Group had no finance costs in the year ended December 31, 2006 or 2007. Other costs related to maintenance of its accounts were $382 for the year ended December 31, 2007 and $222 for the ended December 31, 2006. The increase of $160, or 72%, was attributable to the higher level of banking activity and related charges.

Interest income

Interest income was $30,662 for the year ended December 31, 2007 compared to interest income of $24,222 for the six months ended June 30, 2006, an increase of $6,440 or 27%. The interest income for both periods was generated from cash balances accumulated in the SK Group’s bank and investment accounts during the course of 2006 and 2007.

Securities trading profits

During the years ended December 31, 2007 and 2006 the Group actively utilized available cash to buy and sell new IPO shares in the Chinese stock market.  The Company typically held a trading position for no more than two weeks.  As the Chinese stock market reached an all-time high in 2007, this strategy generated commensurate profits.  Because of the frequency of trading, cumulative purchases and sales of securities greatly exceeded the Company’s average cash balances.  Securities purchased and sold during 2006 totaled approximately $31.7 million and during 2007 securities purchased and sold were approximately $0.86 million $1.55 million respectively. For the year ended December 31, 2007, trading profit increased by $759,919 to $782,267, or 3,400%, from $22,348 for the prior year. The increase was mainly due to purchases of securities investments that increased substantially in value during the period. This investment return is not expected to be repeated in future periods.

Income tax provision

No income taxes are applicable to Sing Kung in the British Virgin Islands. All income taxes for the SK Group are a result of taxes imposed by the applicable taxation authorities within the PRC. The provision for income tax for the year ended December 31, 2007 was $25,519, an effective tax rate of 6.3%, less than the statutory national tax rate of 25%, reflecting the favorable tax status enjoyed by the SK Group. The effective tax rate for 2007 was higher than the 3.7% effective rate for the year ended December 31, 2006, during which the applicable income tax provision was $62,059. The higher effective overall tax rate for 2007 resulted from the applicable tax jurisdiction for the income earned and the, higher level of investment income earned in 2007 and other provisions of the PRC tax code. There can be no assurance that the favorable tax rates applicable to the SK Group during 2006 and 2007 will continue and it should be presumed that the national statutory rates then in effect will apply to Sing Kung during future periods.

Net income

For the year ended December 31, 2007, the net income of the SK Group amounted to $0.38 million, a decrease of $1.25 million compared to $1.63 million for the prior year, or 76.6%. This decrease was attributable primarily to the absence of project-related revenue in 2007 of $1.9 million, partially offset by the increase in trading profit of $0.8 million.

Comparison of Years Ended December 31, 2006 and 2005 (inception) for the SK Group

Operating revenue

For the year ended December 31, 2006, total revenues amounted to $1.89 million as compared with no revenue during the year ended December 31, 2005. The absence of revenue in fiscal-year 2005 was primarily due to it being the year of SNC’s formation (SNC was formed on July 11, 2005 as Shanghai New Century Urban Infrastructure Construction Co., Ltd. ) when it was pursuing new contract awards. Its first contract was awarded in March 2006. All revenue recognized in 2006 related to the Changchun Project, which was started and completed during the year.  The project size was approximately $36 million at exchange rates prevailing during 2006.  SNC recognized only a fraction of the project revenue in accordance with the Net Method because its responsibilities for project performance were shared with consortium members and SNC did not bear the risks of a principal in the project.

Project revenue backlog

An important measure of the stability and growth of the business is the size of its project backlog, which represents the total amount of unrecognized revenue associated with the existing contracts it has won. In 2005, the year of SNC’s formation, the SK Group was awarded its first BT contract from the municipality of Changchun with a total project value of approximately $ 18.7 million at exchange rates prevailing during 2006 of which about $6.2 million was intended to be performed during 2005. Circumstances did not permit this, however, and the entire contract amount remained in backlog and was performed in 2006. The supplement to the initial project was awarded to SNC in 2006 for approximately $18.1 million and all work in connection with this supplement was also performed in 2006.  Although management was striving to win a new project at year-end 2006, it was not successful until the following year and SNC ended 2006 with no backlog.

Cost of revenues

Cost of revenues is comprised of costs associated with overseeing projects in progress and business tax calculated on revenue. The total cost of revenues for the year ended December 31, 2006 was $120,919 and was zero for the prior fiscal year because the company recognized no revenue during the fiscal year ending December 31, 2005.  Project costs recognized during 2006 do not include costs incurred by other consortium members because the Changchun Project is accounted for using the Net Method.

Gross margin

As a percentage of total revenues, the overall gross profit was $1.76 million for the year ended December 31, 2006 resulting in a gross margin of 93.6%. This high margin is the result of the application of the Net Method of revenue recognition and is not indicative of total margin earned by the consortium on the Changchun Project. There was no revenue or gross margin in 2005, the year of SNC’s formation. The increase in gross margin was primarily due to the realization of revenue in connection with the completion and acceptance of the SK Group’s first contract in 2006.

Operating expenses

General and administrative expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial department, information systems department and human resources department.

General and administrative expenses amounted to approximately $118,424 for the year ended December 31, 2006, an increase of approximately $89,556 compared to approximately $28,868 in the prior year. This increase in general and administrative expenses was primarily the result of staff increases implemented in conjunction with and necessary to perform under the first BT project award while simultaneously continuing business development efforts.

Finance and other costs

The SK Group had no finance costs in the fiscal years ended December 31, 2005 or 2006. Other costs related to maintenance of its accounts were $222 for the year ended December 31, 2006 and $224 for the ended December 31, 2005. The increase of $2, or 1%, was attributable to differing levels of banking activity and related charges from year to year

Income from operations

Income from operations increased by approximately $1.67 million from a loss of $28,868 for the year ended December 31, 2005 to $1.64 million for the year ended December 31, 2006, primarily as a result of the start of revenue-generating activities on BT contracts booked in 2005. As a percentage of total revenue, the operating income for the year ended December 31, 2006 was 87.3% compared with a loss on no revenue in the prior year.

Other income

Commencing in 2006 the Group actively utilized available cash to buy and sell new IPO shares in the Chinese stock market.  The Company typically held a trading position for no more than two weeks.  Because of the frequency of trading, cumulative purchases and sales of securities greatly exceeded the Company’s average cash balances.  Securities purchased and sold during 2006 totaled approximately $31.7 million.  For the year ended December 31, 2006, trading profit was $22,348. There were no trading activities for the period from inception through December 31, 2005.

Income tax provision

For 2005 and 2006, the SK Group, tax matters were under the sole jurisdiction of the PRC. The provision for income tax for the year ended December 31, 2006 was at an effective rate of 3.7%, 20.6%, less than the statutory national tax rate of 25%, reflecting the favorable tax status of the SNC in applicable tax jurisdiction for the Changchun Project.  No income taxes were payable during 2005 because the SK Group incurred a loss before provision for taxes.     The favorable revenue-based tax regime adopted by SNC does not give rise to tax credits or offsets during periods when operating losses are incurred. Therefore, the tax provision for the period from inception through December 31, 2005 is $0 and no deferred tax assets are created.

Net income

For the year ended December 31, 2006, the SK Group’s net income amounted to $1.63 million, an increase by $1.65 million compared to a loss of 26,134 for the period from inception through December 31, 2005.  This increase was attributable primarily to the initial realization of project revenue in 2006 that resulted in positive operating income and from $46,570 of interest and trading profit earned during the year ended December 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

Sing Kung and its predecessor, SNC, financed operations primarily through equity financing and increases in accounts payable to consortium partners. From the inception of SNC in 2005 through the year ended December 31, 2008, the combination of these two capital funding sources has combined to provide Sing Kung with adequate liquidity and working capital to grow the scope and scale of operations.  With the turmoil in capital markets that was manifested 2008, Sing Kung has recently found its ability to raise new funding to be more limited than in the past.  At the same time, its needs for capital have increased from historical levels because of commitments made to fund portions of multiple projects simultaneously.  As a result, the Sing Kung is facing a liquidity shortfall that jeopardizes its ability to complete projects in-progress and to commence new project activity.

As of March 31, 2009, Sing Kung had total assets of $52.1 million, comprised principally of cash of $5.7 million, construction in progress of $20.5 million (including both current and non-current) and a net investment in BT projects of $21.2 million. While equity amounted to $3.8 million, it had a working capital deficit of $14.2 million and a current ratio of approximately 0.38. To meet its ongoing BT contract commitments and payments to contractors for work previously performed, Sing Kung will requires additional access to cash before the end of the September, 2009.

Sing Kung’s management is working actively to address its working capital deficit and liquidity shortfall and believes it can meet its needs through one or a combination of the following: (i) an infusion of equity capital (including through the closing of the business combination with IAG, (ii) the establishment of a credit or borrowing facility, (iii) sales or factoring of receivables assets, (iv) the acceleration of payment on receivables or project investments that are presently classified as long-term or (v) renegotiation of deferral arrangements with consortium partners/subcontractors.  Sing Kung’s management is exploring all such options, but its only commitment in this regard is to conclude the business combination with IAG (which is subject to requisite shareholder approval) and may not provide the combined company with sufficient capital to meet its needs.  If the capital available from the business combination with IAG (which is unlikely to exceed $15 million after taking into account the dividend that is planned to be paid upon consummation of the acquisition) is insufficient to resolve Sing Kung’s liquidity deficit, the company is at risk of losing its rights to perform one or more of the projects in progress and in backlog and it will be unable to take on new revenue-producing projects until it generates capital from other sources.

Working Capital

Comparison of Three Months Ended March 31, 2009 and 2008

Working capital decreased from $0.29 million as of March 31, 2008 for the SK Group to a deficit of $14.2million as of March 31, 2009 for Sing Kung.

Total current assets at March 31, 2009 amounted to $8.8 million for Sing Kung, an increase of approximately $8.4 million compared to $0.43 million at March 31, 2008 for the SK Group. The increase from the three months ending March 31, 2008 for the SK Group was attributable directly to the issuance of preferred stock in April 2008 for total net proceeds of approximately $14.4 million, as well as an installment collection of approximately $2.4 million scheduled in January 2010 from Net investments in BT projects related to the Jiaohe Project.

Current liabilities amounted to $23.0 million at March 31, 2009 for Sing Kung, in comparison to $0.14 million at March 31, 2008 for the SK Group. This increase is primarily attributable to accounts payable to contractors for work on BT projects performed during the 12 months ended March 31, 2009.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, decreased from 3.0 at March 31, 2008 for the SK Group to 0.38 at March 31, 2009 for Sing Kung. The change in the Company’s current ratio was primarily due to growth in long-term assets, particularly Net investments in BT projects at March 31, 2009 coupled with simultaneous growth in current liabilities related to BT projects.  The decrease in current ratio accurately reflects the deterioration in the operating liquidity of the SK Group and prevented Sing Kung from moving forward as previously planned with BT project activity during December 2008, the three months ended March 31, 2009 and subsequently.  Some of the deferred payment arrangements with subcontractors that were initiated since March 31, 2008 are for less than one year and the requirement to satisfy these project payable obligations as they come due will continue to be a drain on Sing Kung’s cash resources for the remainder of 2009 and the first half of 2010.  Subsequent to March 31, 2009 Sing Kung utilized approximately $4.5 million of its cash on-hand to meet project payable obligations maturing in the second quarter of 2009.  Based on its most recent estimates that the still-active phase of the Jiaohe project in-progress can be completed before the end of September 2009, Sing Kung estimates that its remaining project payables classified as current will mature approximately as follows if they are not renegotiated:

	Approximate Amounts in $ millions
Q-2 2009 (actual)	Q-3 2009	Q-4 2009	Q-1 2010	Total

4.5	10.8	4.7	0.1	20.1

Comparison of year ended December 31, 2008 and 2007 for Sing Kung and the SK Group

Despite raising approximately $14.4 million in net proceeds from the sale of preferred stock in April 2008, Sing Kung’s working capital decreased to a deficit of $16.3 million as of December 31, 2008 from a surplus of $0.45 million as of December 31, 2007 for the SK Group.

Total current assets of Sing Kung at December 31, 2008 amounted to $7.9 million, an increase of approximately $7.3 million compared to $0.62 million at December 31, 2007. The increase in current assets was attributable solely to issuance of preferred stock in April 2008 for net proceeds of approximately $14.4 million, offset by payments for the purchase of SNC of approximately $3.8 million, long-term prepayments of approximately $0.9 million and cash used in operations.

Current liabilities amounted to $24.1 million at December 31, 2008, in comparison to $0.17 million at December 31, 2007. This increase is attributable to an increase in accrued liabilities and BT project payables of $20.8 million, the expectation that a contingent payment obligation of $2.8 million to the former SNC shareholders will mature within 12 months and an increase in other current accounts payable and accrued liabilities of $0.3 million.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, decreased from 3.59 at December 31, 2007 to 0.33 at December 31, 2008. The decline in the Company’s current ratio was primarily due to growth in long-term assets, particularly Net investments in BT projects at December 31, 2009 coupled with simultaneous growth in current liabilities related to BT projects.  The decrease in current ratio accurately reflects the deterioration in the operating liquidity of the SK Group and prevented Sing Kung from moving forward as previously planned with BT project activity during December 2008 and subsequently.

Comparison of year ended December 31, 2007 and 2006 for the SK Group

The SK Group’s working capital increased from a deficit of $0.14 million as of December 31, 2006 to a surplus of $0.45million as of December 31, 2007.

Total current assets at December 31, 2007 amounted to $0.62 million, an increase of approximately $0.17 million compared to $0.45 million at December 31, 2006.  The increase was attributable mainly to an increase in cash generated from trading profits and collection of a receivable from a shareholder during the year ended December 31, 2007, offset by operating losses.  The accelerated collection of a Net investment in BT projects was applied fully to reduce long-term payables and did not affect working capital during the year-ended December 31, 2007.

Current liabilities amounted to $0.17 million at December 31, 2007, in comparison to $0.59 million at December 31, 2006. This decrease is attributable primarily to a reduction in amount due to a shareholder of $531,553 during the year ended December 31, 2007.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, increased from 0.76 at December 31, 2006 to 3.59 at December 31, 2007. The change in the Company’s current ratio was primarily due to the growth of current assets coupled with the reduction in current liabilities. This increase in current ratio indicated that the company was in a good position to handle its daily operational funding needs but it lacked adequate capital to effectively pursue BT project development, including commencement of the Jiaohe Project that was awarded to SNC during 2007.  Chronic undercapitalization was one of the factors that led the SNC shareholders to pursue a sale of SNC to Sing Kung and to enter into the VIE agreements on December 27, 2007.

Comparison of year ended December 31, 2006 and 2005 (Inception)for the SK Group

Notwithstanding the issuance of shares by SNC for approximately $2.48 million during 2006 and the receipt of an advance from a shareholder for an additional $0.53 million, the SK Group’s working capital decreased from $2.0 million as of December 31, 2005 to a deficit of $0.14 million as of December 31, 2006.

Total current assets at December 31, 2006 amounted to $0.45 million, a decrease by approximately $1.55 million compared to $2.0 million at December 31, 2005. The decrease was attributable mainly to the use of cash to fund operations, including payments and advances made in connection with the BT project in progress during 2006.

Current liabilities amounted to $0.59 million at December 31, 2006, in comparison to $0 at December 31, 2005. This increase has been attributed primarily to an increase in amount due to a shareholder of $531,533 who advanced funds on SNC’s behalf during 2006.  In addition, taxes payable increased by $63,278 due to the increase in operating profit driven by the commencement of the first BT contract performed by the SK Group.

The current ratio, often viewed as an important measure of the adequacy of a company’s working capital and liquidity, decreased to 0.76 at December 31, 2006. The Company has only current asset and no current liabilities as of December 31, 2005.  The change in the Company’s current ratio was primarily due to the decrease of current assets combined with an increase of current liabilities. Because of its ability to raise equity capital and obtain advances from shareholders, This decrease in current ratio did not have a material impact on the operating liquidity of the SK Group because the company had access to financing for to meet the cash flow needs of operations, including the payment of costs and advances related to the BT project in progress during 2006.

Cash Flow

Cash flow from operations has been provided primarily by BT contract consortium partners who performed their obligations under the contracts on the basis that they would receive payment on a deferred basis. For work on the Changchun Project, the consortium partners agreed to accept payment as and when Sing Kung, as consortium leader, received payment from the municipal clients. For contracts in-progress subsequent to January 1, 2008, the Jiaohe and Zhengding Projects, the consortium partners agreed to extended, but not contingent, payment terms.  Satisfying these payment requirements as they mature will lead to negative cash flow from operations during 2009 and beyond and payment commitments can only be met through one or a combination of the following:  (i) an additional infusion of equity capital (including through the closing of the business combination with IAG, (ii) the establishment of a credit or borrowing facility, (iii) sales or factoring of receivables assets, (iv) the acceleration of payment on receivables or project investments that are presently classified as long-term or (v) renegotiation of deferral arrangements with consortium partners/subcontractors.

Comparison of Three Months Ended March 31, 2009 and 2008

Net cash used in operating activities totaled $1.41 million for the three months ended March 31, 2009 as compared to $0.36 million net cash used in operating activities for the three months ended March 31, 2008. This increase in negative cash flow of $1.04 million resulted from an increased net loss of $0.15 million, combined with the following changes in the operating assets and liabilities:

•	$14.7 million decrease in construction in progress
•	$0.13 million decrease in deposits, prepayments and other accounts receivable
•	$0.12 million decrease in net investments in BT projects
•	$0.49 decrease in accrued liabilities and other payables
•	$15.3 million decrease in BT project payable
•	$3,368 decrease in taxes payable

The absence of activity on the projects in progress during the three months ended March 31 2009 reduced the net cash applied to construction in-progress by $14.7 million during the 1st quarter of 2009 as compared with 2008, a period when project activity levels were high and the Jiaohe project was ramping up.  None of the net investment in BT projects carried over from 2008 was collected as of March 31, 2009 and the changes in the net investment in BT projects accounts were insignificant during both periods.  Net investment in BT projects represented a $0.19 million use of funds during the first three months of 2009 because interest was accrued but not paid, as compared with $0.31 million that was used during the three months ending March 31, 2008 for the Sing Kung Group mainly due to currency exchange gain. Because of the high level of project activity on the Jiaohe project during the 1st quarter of 2008, all of which was funded by subcontractors, $14.6 million of funding was generated from increases in BT project payables during the three months ending March 31, 2008.  This compares with a $0.7 million cash outflow to reduce BT project payables during the first three months of 2009 resulting in a $15.3 million period-to-period fluctuation.  The year-over-year change in accrued liabilities and other payables reflects the use of cash to pay accrued salary and bonuses during the 1st quarter of 2009, reducing the balance of accrued liabilities by $468,242.  Similar accruals did not exist following year-end 2007 when the company was smaller and less complex; the accrued liabilities actually rose by $23,231 during the 1st quarter of 2008, accounting for the year-over-year change

 Net cash used in investing activities was $1,696 for the three months ended March 31, 2009, compared to net cash generated from investing activities of $109,079 for the three months ended March 31, 2008. The cash used in investing activities for the three months ended March 31, 2009 was for purchase of equipment.  The cash generated from investing activities for the three months ended March 31, 2008 consisted of $79,622 from sales of trading securities offset by $6,980 used for the purchase of trading securities and $36,437 used for the purchase of equipment.

Net cash used in financing activities amounted to $26,883 from the issuance of 499 additional shares with $1.00 par and payoff of $27,382 borrowed from a related company during the three months ended March 31, 2008.  For the three months ended March 31, 2009, there were no financing activities. As a result of these changes, the cash flow provided by financing activities for the three months ended March 31, 2009 decreased by $499 compared to the financing activities for the three months ended March 31, 2008.

Comparison of year ended December 31, 2008 and 2007 for the SK Group

For the SK Group, net cash used by operating activities totaled $4.1 million for the year ended December 31, 2008, an increase in negative cash flow by $3.6 million compared to $0.51 million of net cash used in the prior year. This increase was the result of following changes in the operating assets and liabilities, offset by the $3.1 million increase in net income to $3.5 million for the year ended December 31, 2008 from $0.4 million for the year ended December 31, 2007:

•	$20.5 million increase in construction in progress
•	$1.46 million increase in deposits, prepayments and other accounts receivable
•	$44 million increase in net investments in BT projects
•	$316,245 increase in accrued liabilities and other payables
•	$57.8 million increase in BT project payable
•	$425,453 increase in taxes payable

The increase in construction in progress reflects accumulation of costs for projects-in-progress as of the end of 2008.  During 2007, no projects were construction and as a result there was no accumulation of project costs for the year ended December 31, 2007.

The major fluctuation in net investments in BT projects from 2007 to 2008 occurred because acceptance of the initial phase of the Jiaohe project increased net investments in BT projects by $15.5 million during 2008.  In contrast, no projects were completed during 2007 and so no increases in the net investment in BT projects balance occurred.  The year over year difference was amplified by the prepayment by the Changchun municipal government of net investment in BT projects during 2007 in the amount of $28.1 million in 2007.  No collections related to net investments in BT project occurred during 2008.

The $57.8 million year-over year difference in the change to the project payables arises because of the same events. BT project payables were reduced by $28.2 million during 2007 at the time of the prepayment by Changchun and no additions to the project payables account were made during that year because no projects were in-progress.  In 2008, there was a net increase in the project payables balance of $29.6 million as net operating cash flow was provided to the company by subcontractors who were actively engaged on the Jiaohe and Zhengding projects and were not being paid currently for their work.

Net cash used in investing activities was $3.8 million for the year ended December 31, 2008, compared with net cash provided by investing activities of $1.1 million for the year ended December 31, 2007. Net cash used in investing activities during the year ended December 31, 2008 was for payments made to consummate the SNC acquisition plus $58,859 of fixed asset purchase offset by net proceeds of $72,642 from the sale of the securities trading portfolio.  Net cash provided by investing activities during the year ended December 31, 2007 was from collection of a shareholder advance ($383,615) and sales of trading securities ($1.6 million) offset by purchases of trading securities ($0.86 million).

Cash flow provided by financing activities was $14.4 million for the year ended December 31, 2008 compared to $0.5 million used financing activities for the year ended December 31, 2007. For the year ended December 31, 2008, the Company obtained net proceeds of $14.4 million from its issuance of preferred shares and $499 from its issuance of common shares.  For the year ended December 31, 2007, the company used $0.53 million to pay back its shareholder.

Comparison of year ended December 31, 2007 and 2006 for the SK Group

For the SK Group, net cash used in operating activities totaled $0.5 million for the year ended December 31, 2007, a reduction in negative cash flow of $3.2 million when compared to the $4.7 million used in operations during the prior year. This improvement occurred despite the $1.25 million year-over-year decrease in net income from 2006 to 2007, which was further reduced by adjustment for trading profits of $ 0.76 million.  The following changes from 2006 to 2007 in balance sheet accounts related to operations combined with the income to produce the favorable year-over year swing in cash flows from operations:

•	$63.5 million increase in net investment in BT projects
•	$299,115 decrease in prepayments and other accounts receivable
•	$118,064 increase in accrued liabilities and other payables
•	$57 million decrease of BT project payable
•	$100,000 decrease in taxes payable

The change related to the net investment in BT projects reflects a large use of cash ($35.4 million) in 2006 when the Changchun project was accepted and the year-over-year difference was amplified by the $28 million that was collected on the project in 2007 when there were no additions to the net investment in BT projects.

Similarly, the year-over-year difference in the cash flow related to project payables reflected a large increase in the payables balance of $28.7 million during 2006 and a decrease in 2007 when funds collected were used to pay consortium partners $28.2 million.

Net cash provided by investing activities (including trading net trading profits of $0.7 million) was $1.01 million and $0.52 million for the years ended December 31, 2007 and 2006, respectively. Trading profits were only $22,348 in 2006.  The year-over-year difference of $0.49 million also includes the effect of changes in advances due from shareholders.

Cash flow used in financing activities was $0.5 million for the year ended December 31, 2007 compared to $3.0 million in cash flow provided by financing activities for the year ended December 31, 2006. For the year ended December 31, 2006, the SNC obtained net proceeds of $2.5 million from the issuance of shares and it borrowed $0.5 million from its shareholders in 2006.  The $0.5 million borrowed from a shareholder in 2006 was repaid in-full during the year ended December 31, 2007.

Comparison of year ended December 31, 2006 and 2005 (Inception) for the SK Group

Net cash used in operating activities totaled $4.7 million for the year ended December 31, 2006, a swing of $5.5 million in cash flow compared with the $0.7 million provided by operating activities in the period from inception through December 31, 2005.  This decrease resulted primarily from an increase in net income of 1.7 million for the year ended December 31, 2006 offset by the following changes in the operating assets and liabilities:

•	$0.6 million increase in advances, prepayments and other accounts receivable
•	$35.4 million reduction in cash in net investments in BT projects
•	$27.7 million increase in BT project payable
•	$63,278 increase in tax payable

The year-over year fluctuation in the prepayments and other receivables between 2005 and 2006 was caused by the requirement to make a $0.3 million advance in 2005 related to the start of the Changchun Project  that was repaid in full in 2006.  The $35.4 million use of cash and $27.7 million increase in cash provided by project subcontractors was the primary driver of the year-over-year change in cash flow.  The amounts reflect the initiation of construction on the Changchun project during 2006, most but not all of which, was funded by the project consortium members other than SNC.  The completion and acceptance of the project during 2006 resulted in recognition of revenue and the recording of net investment in BT projects.  The year-over-year changes in these accounts during 2006 was calculated with reference to no activity in the project-related accounts having occurred during 2005. The Company made an advance of $0.3 million in connection with the start of the Changchun project during 2005 that was recovered in full in 2006, resulting in a year-over-year fluctuation of $0.6 million.  The increase in tax payable resulted from the recognition of revenue in 2006 and this equals the year-over-year change because there was no revenue or tax accrued during 2005.

SNC used $0.89 million to make a loan to a shareholder during the period from inception through December 31, 2005.  In comparison, it collected 0.5 million from the shareholder in 2006.  SNC had no trading activities in 2005, but it did initiate securities trading during 2006 from which it generated net cash of $22,348 from its net sales of trading securities.

Cash flows from financing activities amounted to $3.0 million and $1.2 million for the year ended December 31, 2006 and the period from inception through December 31, 2005, respectively. Cash flows generated by financing activities consisted of proceeds of $2.5 million $1.2 million from issuances of stock during 2006 and 2005 respectively.  In addition, the Company borrowed from $0.5 million from a shareholder during the year ended December 31, 2006.

The effect of foreign exchange rate changes produced an increase in cash balances reported in U.S. dollars of $149,865 and $30,495 for year ended December 31, 2006 and the period from inception through December 31, 2005, respectively.

Equity Issuances/Acquisitions

Since the formation of SNC in 2005, the SK Group and Sing Kung have been consistently able to raise equity in a series of private placement transactions. Given recent turmoil in the capital markets and Sing Kung’s restatement of its historical financial statements and failure to achieve its original net income targets for 2008, there is no assurance that the combined company will achieve the same level of success in raising equity or other capital in the future.  Pursuant to the stock purchase agreement, if approved, CNC will have access to cash held in trust by IAG (net of reductions from the exercise of conversion and appraisal rights, a dividend of $4.85 per share paid to the IAG public stockholders who do not exercise their conversion rights, share repurchases, if any, and transaction expenses) that may permit Sing Kung to fund its current liabilities and additional growth. The history of share issuances is detailed in the following paragraphs:

Sing Kung was incorporated in the British Virgin Islands on January 18, 2007 as a limited liability company with an initial capitalization of one share of $1 par value stock by Cho Kwan, its sole stockholder. It issued an additional 499 shares of stock on February 15, 2008 to Cho Kwan, receiving net proceeds of $499 and increasing her registered shares to 500. Cho Kwan’s existing stock was redesignated as 49,548,718 shares of common stock in March 2008. In April 2008, before the closing of the preferred stock issuance described in the following paragraph, Cho Kwan transferred all but 13,796,700 shares to other parties, including the transfer of 2,548,718 to Chardan Capital, LLC as remuneration for financial advisory services and other consideration. Chardan Capital, LLC is an affiliate of Dr. Richard Propper, one of IAG’s special advisors.

Most recently, on April 24, 2008, Sing Kung raised gross proceeds of $14.6 million in a private placement of convertible preferred equity from 6 investors, from which it received net proceeds of $14.3 million after expenses of the offering totaling approximately $0.2 million which were deducted from paid-in-capital at the time of the closing. It issued 2,195,000 convertible preferred shares in this transaction and the conversion price was $5.00/share. One of the preferred equity investors was Chardan China Investments, LLC, a company with which Dr. Richard Propper, one of our special advisors, has an affiliation. Chardan China Investments, LLC purchased 1,835,000 preferred shares for a total investment of $9,175,000.

Sing Kung established Century City on December 26, 2007 as a wholly-owned subsidiary and nominal capitalization. From the proceeds of the preferred equity issuance described above, Sing Kung funded $12.0 million dollars on May 6, 2008 to Century City in partial satisfaction of Century City’s registered capital obligations. The remaining obligations to fully meet the registered capital commitments for Century Once require investment of $3.0 million by December 26, 2008 and an additional $17.8 million by December 26th 2009. Once converted to Chinese currency and paid into Century City, registered capital becomes available to Century City and its affiliates for general working capital purposes.

On December 27, 2007, Century City entered into agreements whereby it obtained 100% control of SNC, the rights to acquire the stock of SNC subject to payment of consideration and other conditions, and the economic interests of SNC in the Jiaohe Project contract through a Business Consulting and Support Services Agreement. On December 9, 2008 Century City consummated the acquisition of SNC. The FASB has issued Interpretation No. (FIN-46(R)) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46(R) clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. According to the requirements of FIN-46(R), Century City has evaluated its economic relationships with SNC and has determined that it had no variable interests in SNC as a result of the December 27, 2007 agreements and therefore did not consolidate the financial statements of SNC prior to the consummation of the SNC acquisition on December 9, 2008.  The purchase price for SNC was RMB 45,737,632 (approximately $6.7 million at the exchange rate on the closing date), plus a contingent tax indemnification of up to RMB 5,000,000 (approximately $0.7 million on the closing date), of which RMB 30 million (approximately $4.4 million on the closing date) was paid upon consummation.  The remainder of the purchase price is due upon collection of the Changchun Project receivable, and the tax indemnity payment is due when and if paid by the sellers following collection of the receivable (the earliest time that it could be triggered).  The sellers indemnified CCI for any shortfall in the collection of the Changchun Project receivable.

SNC was incorporated in Shanghai, PRC on July 11, 2005 as a limited liability company. SNC raised $1,208,240 at inception and an additional $2,484,623 during 2006 from the issuance of common shares. These were the only share transactions entered into by SNC prior to the effective date of above-described transaction with Century City on December 27, 2007. There have been no share transactions involving SNC subsequent to December 27, 2007.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Other than the stock purchase agreement, employment agreements with key personnel (discussed in the section titled “Information about Sing Kung and the Subsidiaries”) and Sing Kung’s BT Contract commitments (which discussed above in detail in the section headed “Overview”), Sing Kung’s only contractual obligations as of March 31, 2009 were the following leases on its office and studio facilities:

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a two-year operating lease on its offices in Shanghai that was entered into on January 1, 2008. Annual rent for the lease is approximately $17,543 and the total obligation remaining under the lease as of March 31, 2009 was approximately $14,191.

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a two-year operating lease on its offices in Shanghai that was entered into on May 20, 2008. Annual rent for the lease is approximately $55,637 and the total obligation remaining under the lease as of March 31, 2009 was approximately $63,520.

CONTINGENT OBLIGATIONS AND COMMITMENTS

Of the $20.1million in BT project payables owed by the SK Group, $1.7 million is contingently payable (together with interest at the applicable contract rate) if and when the Changchun Wukeshu project receivable and interest, if any, is collected.  The company deems collection of this BT project receivable to be reasonably assured, however, and the contingent payable amount is fully reflected on the balance sheet. However, the Company has recognized a 100% valuation allowance on interest receivable and payable on the Changchun BT project receivable and the related contingent contract payable to reflect an offer made to the municipality to waive the interest due if payment of the remaining principal balance is made during 2009.  Sing Kung management considers it likely that the Changchun municipality will take advantage of this incentive, and the municipality has arranged development bank financing that would enable it to do so, however there is no assurance that the Changchun municipality will exercise the development bank financing commitment and accelerate payment.

As described above under the heading “Equity issuances/acquisitions”, Sing Kung consummated the acquisition of SNC on December 9, 2008.  In connection with the purchase, Sing Kung has several contingent obligations.  To the extent determinable, the fair value of these contingencies is recognized in the consolidated financial statements included in Section F-II for the year ending December 31, 2008 and the three months ending March 31, 2009.  Contingent liabilities related to the acquisition are described below:

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The contingent liability arising from collections pursuant to the Changchun BT Project contract requires Century City to pay the former owners of SNC up to RMB 15,737,632 (approximately $2,308,711 at the date of the acquisition) on a last-out basis if, as and when collections from the contract are received.  To the extent that there is a shortfall in the collection of the Changchun Project payment, any such shortfall reduces the contingent amount due to the former SNC shareholders dollar for dollar. Moreover, in accordance with the purchase agreement the Sing Kung stockholders have the right (but no obligation) to transfer uncollected receivables from the Changchun Project to the former SNC shareholders to reduce or extinguish the contingent payment obligation to the former SNC shareholders.  SNC has no current expectation of making such a transfer because it deems it desirable to maintain unilateral control over the collection process and such a transfer could trigger payment obligations under the contingent tax indemnity before they would otherwise become payable.

In light of the expectation that the fair value of the remaining Changchun BT Project assets is equal to the gross value (net of a valuation allowance for accrued interest of $1,146,139) at the time of the acquisition, the Company expects to pay the full contingent purchase amount to the former SNC shareholders without adjustment.  The Company recognizes the liability to the former SNC shareholders at gross value without discount.  As of December 31, 2008 and March 31, 2009 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

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Because the Net Investment in the Changchun BT Project is recognized at gross value, a liability of $1,599,050 has been recognized for the BT Project payable that reflects the full undiscounted amount of all future payments that the Company could be required to make in connection with this liability, net of accrued interest that has been reserved because of the probability of accelerated payment.  The cumulative interest reserved in connection with the Changchun Project payable was $232,142 at the time of the acquisition.  If no further payments related to the Changchun Project are received there would be no liability associated with the BT Project payables or interest accrued thereon.  As of December 31, 2008 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

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A liability of $461,742 has been recognized for the contingent tax indemnity.  The potential undiscounted amount of all future payments that the Company could be required to make is capped at 5.0 million RMB (or $733,504) according to purchase agreements.  Furthermore, the maximum tax payable by the former SNC shareholders upon receipt of the full contingent amount related to the Changchun Project is calculated to be $461,742, according to Chinese statutory tax rate.  However, due to their application of certain tax mitigation strategies, there is a reasonable expectation that any tax paid by the former SNC shareholders will be less than $461,742 and that payment of any indemnity in connection therewith will be deferred for an extended period, resulting in a further reduction of fair value.

ECONOMIC DEPENDENCE/DESCRIPTION OF CURRENT BT CONTRACTS

Revenues

During each of the fiscal years ended 2005, 2006 and 2007, one municipal customer the Changchun Wukeshu, comprised all of the revenue of SNC, Sing Kung’s predecessor company. For 2008 a single, different customer, the municipal government of Jiaohe was responsible for all of Sing Kung’s revenue.  No revenue was recognized during the three months ending March 31, 2009, although the company had projects under contract with three municipalities as of March 31, 2009 and construction activity had commenced on two of the projects (those sponsored by the municipal governments of Jiaohe and Zhengding). The Changchun, Jiaohe and Zhengding BT Contracts are further described below under the heading “Net Investment in BT Projects & Construction in-Progress”.

Consortium partners

At March 31, 2009, one sub-contractor served as consortium partner on each of BT contracts in-progress. For the years ending 2005, 2006 and 2007 respectively, the SK Group had four consortium partners in each contract performed.

Suppliers

Sing Kung has no material suppliers other than its BT consortium partners.

Net Investment in BT Projects & Construction in-Progress

At each of December 31, 2005, 2006, 2007, one customer (Changchun Wukeshu) represented 100% of Sing Kung’s Net Investment in BT Projects contract accounts receivable.  This number increased to two at December 31, 2008 and March 31, 2009  and included the municipality of Jiaohe as well as Changchun.  Construction in-progress at December 31, 2008 and March 31, 2009 was primarily for work performed on the Jiaohe project that had not been completed or accepted but it also included work performed for the municipality of Zhengding.  These contracts and the company’s assessment of the collectability of amounts due under each contract are described below under the headings for each.

Changchun BT Contract

The Changchun Project was commenced and completed during 2006 by SNC.  As described below, the municipality prepaid approximately 81% of the amount due to the consortium under the contract and the Company expects that the municipality will accelerate payment of the balance even though contract terms call for a protracted payment schedule through 2015.  As an incentive to accelerate payment, the Company and other consortium members have offered to waive interest on the remaining Changchun contract payments (or any fraction thereof) paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  The Changchun municipality has applied for and obtained a development bank loan commitment sufficient to repay all of the remaining principal amount due under the Changchun Project contract and has indicated that it is likely to draw down the commitment and pay the full remaining balance due under the contract to SNC prior to the expiration of the loan commitment at the end of 2009.  Based on the existence of the commitment and communications with the municipality, the Company deems it probable that interest waiver offer will lead to an accelerated payment of the full BT project receivable amount, although there is no assurance that this will occur. The date of any remaining accelerated payment is uncertain and the municipality has an economic incentive to delay payment until immediately prior to expiration of the consortium’s interest waiver offer.

Notwithstanding its incentive to induce accelerated payment, the Sing Kung has determined that collectability of the Net Investment in the Changchun BT Project is reasonably predictable based on the following.

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Other than ongoing negotiations with the municipality regarding settlement of a warranty claims, there are no disputes related to the project and the municipality has acknowledged its payment obligation for the principal balance of the contract.  As of July 15, 2008, the warranty negotiations related to the Changchun project had not been finally settled and the municipality was still in possession of approximately $2 million held back from project prepayments in 2007 (the maximum to which the city is entitled under the contract).  The holdback amount retained by the municipality is not included on the accompanying balance sheet in the Net investment in BT projects.  If the holdback amount or any portion thereof is released by the city, such amount would be payable to the subcontractors when received and would not reduce the Project payables balance.  The Company does not expect to recognize any revenue from a release of the warranty holdback, nor would it incur a loss if none of the holdback amount is released by the municipality.  Final settlement related to the warranty holdback has been delayed because final acceptance of warranty rectifications has not been received and because of a dispute regarding the ultimate allocation of financial responsibility for allegedly non-conforming street light poles supplied by a third-party vendor.  It is not currently possible to determine the amount of the final claim the municipality will make against the warranty holdback (which represents the maximum warranty exposure of the consortium under the contract) but the company expects claims asserted by the municipality in excess of indemnities from the vendor and other consortium members to be settled at or below the warranty holdback amount.  Final settlement is not expected to result in any expense or loss to the Company or a reduction of its cash flow.  Although deemed improbable, exposure to additional claims by the municipality is mitigated by the terms of the contract that limit such claims to a fixed percentage of the contract value, which amount is fully covered by the warranty holdback amount. Moreover, the conditional terms of the Company's payment obligations to other consortium members in connection with the project, and to the former SNC owners (if there is a shortfall in receivables from the project) provide additional protections against collection deficiencies related to amounts shown in the accompanying financial statements in Section F-II.

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Changchun Wukeshu is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues.

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The municipality also has access to financing from Chinese development banks. The contract requires that any payments received by the municipality from third-party financing sources be immediately applied to the contract balance beginning with the most current payment (an “accelerated payment”).  As shown in the table below comparing scheduled and actual payments, development bank financing has already enabled the municipality to pay, on an accelerated basis, approximately 81% of the total contract amounts due. Although not contractually required to do so, Company management directed all accelerated payments received in 2007 to its consortium partners rather than retaining its pro rata share. This accommodation was made to induce the consortium partners to make sufficient new commitments to another project (the Jiaohe Project) to permit SNC to pursue that project.  However, the level of financial support received from this initiative was insufficient for SNC to independently commence the project, a situation that ultimately led to the sale of SNC to CCI/Sing Kung.  The project payments made and remaining are summarized below:

	Amount in RMB millions
	2007	2008	2009	2010	2011	2012	2013	2014	2015

Original payment schedule (January of year shown)	-	34.4	34.4	34.4	34.4	34.4	34.4	34.4	34.4

Amount paid (August 2007)	222.4	-	-

Resulting payment schedule to:
Consortium	-	-	-	-	-	-	-	3.8	7.0
SNC	-	-	-	-	-	-	-	14.9	27.4

The Changchun municipality has obtained a supplemental development bank financing commitment that, when and if funded, will result in accelerated payment of the remainder of the obligation. The development bank financing commitment expires on December 31, 2009.   The municipality has indicated that it intends to draw on the commitment to realize the benefit of the interest waiver offer described above, however, there can be no assurance that the municipality will actually do so it is not obligated to do so.  To reflect the fact that the municipality is not obligated to draw on the commitment and accelerate payment, Sing Kung has classified the entire remaining Net Investment in [the Changchun] BT Project as non-current in accordance with the contractual repayment terms.  If the municipality chooses to take advantage of the interest waiver and pay on an accelerated basis prior to year-end of 2009, interest accruing on the contingent contract payables owed by SNC to consortium members would be extinguished and those payables (currently classified by the company as long-term) would become immediately due.

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The facts establish that Changchun Wukeshu municipality has a record of timely payment of its obligations and Sing Kung expects that it will meet its remaining contract payment obligations. This is illustrated in the table above that compares payments scheduled under the contract and the date and approximate amount of accelerated payments made.

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In addition to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the contract with Changchun Wukeshu (including the payment obligation) is enforceable against the municipality under Chinese law. Moreover, in the event of a payment default the BT contract with Changchun Wukeshu grants Sing Kung certain limited rights to exert control over access to the developed property to enforce payment, although the exercise of such control provisions may be difficult or impractical.  Additionally, to the extent that there is risk in the collectability of the Changchun Wukeshu receivable, as of March 31, 2009, Sing Kung’s collection exposure is mitigated, at least in part, by the indemnity of the parties from whom SNC was purchased and by the contingent nature of the remaining BT project payables associated with the Changchun Wukeshu Project.  Other than withholding unpaid amounts, there is no assurance that the Company could cost-effectively recover losses from the indemnitors and the indemnity obligations are not collateralized.

Jiaohe BT Contract

Jiaohe City is a municipality in the PRC province of Jilin. The BT Contract with Jiaohe City was originally entered into by SNC in March 2007. It has undergone several amendments (the latest of which was effective August 28, 2008) to expand the scope of work, incorporate Sing Kung Limited and Century City as contract counterparties and project principles and to clarify aspects of the agreement not fully detailed in the original contract. As a result of fundamental changes in the responsibilities of the SK Group member participating in later phases of the Jiaohe Contract, the accounting for the project work performed during the 2008 fiscal year will require the application of both the Gross and Net Methods.  The Net Method applied under the original contract with SNC and to the first phase of work that was accepted during 2008.  The Gross Method applies to subsequent phases of the contract commenced during 2008 for which Sing Kung or CCI became the direct contract counterparty and had unilateral accountability for construction management.  However, the change in applicable accounting method for later phases of the Jiaohe project does not affect the consolidated income statements or balance sheets for Sing Kung presented in section F-II for the year ended December 31, 2008 and quarter ended March 31, 2009.  All revenue recognized through year-end 2008 and March 31, 2009 is recorded using the Net Method.  A translation of the final version of the contract (the “Jiaohe Contract”) is included as an Exhibit hereto; it encompasses two phases of work (together the “Jiaohe Project”):

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The first phase was substantially complete as of August 2008 and entails construction of roads, sewer and water pipelines and electricity and other utility connections in two sub-phases for the Tiangang Stone Material Industrial Park (“Jiaohe Phase I”). The estimated price of Jiaohe Phase I is about RMB 319 million ($48.3 million), but the actual price could vary as described below.  For purposes of administrative convenience, final acceptance and settlement of the contract amount for Jiaohe Phase I has been divided into sub-phases, the Renewal Project and the New District Project.  Final acceptance of the Renewal Project was completed on October 4, 2008 and the final settlement value of approximately RMB 128 million, or $18.7 million was determined in April, 2009.  The settlement amount of the Renewal Project is recorded as of December 31, 2008 and March 31, 2009 as a Net investment in BT Projects.   Final acceptance and settlement of the second sub-phase (the New District Project) is not expected until the third quarter of 2009 due to the onset of severe weather conditions in the far north of China and delays in the final inspection process and funding rectification requests.  The value of the work completed to date on the New District Project is reflected as Construction in-progress on the Sing Kung balance sheet as of March 31, 2009 and no revenue has yet been recognized in relation to this.

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The second phase, scheduled to commence late in 2009 and to be completed by the end of 2010, entails additional new roads, drainage and pipeline construction for the industrial park and reconstruction for contiguous established areas of Jiaohe City (“Jiaohe Phase II”). The estimated contract value of Phase II is approximately $58.5 million.

The Jiaohe Contract provides that payment from the customer for specified work elements will be in accordance with a schedule of works and calculated using a unit rate specified in such schedule. This means that the actual contract amount could vary depending on the requirements to fulfill the contract; for example, if additional gravel fill is required above the amount initially estimated to complete a section of road, Sing Kung would be paid for the quantity of fill actually used at the rate specified in the contract. The actual quantity of work performed is determined by periodic third-party engineering assessments conducted monthly during the contract term. The municipal customer, Sing Kung and its subcontractors all verify the actual work elements completed and, following resolution of any disputes, accept the completed work and document that acceptance in writing. The work acceptance forms constitute the basis for the Sing Kung’s determination of project progress for purposes of making adjustments in its estimates of the final contract price and for determining percentage of completion and recognizing revenue and costs. The cumulative results of the interim acceptance amounts are used to determine the final contract price, subject to final audit adjustments.

The contract terms specify that if circumstances are not met that would accelerate payment, payment from the customer of the contract amount will be in 8 equal installments together with accrued interest, with the initial payment to be made on the first January 10th following the one-year anniversary of the acceptance date of each phase (or sub-phase if applicable).  Payment of subsequent installments, together with accrued interest thereon, is due on January 10th of succeeding years.  Given the actual acceptance date for the first sub-phase of Phase I (the Renewal Project) and the anticipated acceptance date for the second sub-phase(the New District Project), the resulting principal payment schedule is as follows:

	Principal repayment amounts from customer in RMB millions
	Payment dates are Januray 10th of year shown

	2010	2011	2012	2013	2014	2015	2016	2017	2018

Renewal Project (*)	15.9	15.9	15.9	15.9	15.9	15.9	15.9	15.9

New District Project (+)	-	23.9	23.9	23.9	23.9	23.9	23.9	23.9	23.9

Total	15.9	39.8	39.8	39.8	39.8	39.8	39.8	39.8	23.9

Based on actual acceptances/settlements (*) and estimated acceptance date/preliminary acceptance quantities (+) Payment dates are January 10th of year shown

The payment schedule is subject to acceleration if the Jiaohe Municipality refinances the project or transfers or pledges the project assets in connection with use agreements or a long-term refinancing.  Interest, set at a floating rate based on the Bank of China medium-term note rate, is applicable to the outstanding contract payment balance and begins to accrue as of the final acceptance date for each phase of the project (or sub-part if applicable).  Because the interest rate is variable, the amount of interest receivable on each payment date is not currently determinable but it will remain a market rate. Acceptance procedures and a timetable are specified in the contract.

The Jiaohe Contract includes a limited warranty for one year from the acceptance date of each phase. The warranty provisions permit the municipality to withhold payment of 5% of the contract price through the warranty period. This amount is subject to proportional forfeiture if Sing Kung fails to correct defects in elements of the project work after identification of such defects by the municipality. Given the limited warranty claims in the past and the absence of any claims notifications to date, Sing Kung has not established any reserves or provisions in its financial statements for warranty costs related to the Jiaohe project. If it is required to do additional work to satisfy a warranty claim, its accounting policy is to recognize such expense in the period when incurred.

Collectability of amounts due pursuant to the Jiaohe contract is reasonably assured. Jiaohe is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues, and it has guaranteed to include annual contract payment amounts and interest in its annual budget approved by the Standing Committee of the National People’s Congress. The municipality also has access to financing from Chinese development banks that could constitute another source of payment and has applied for (but not yet received approval of) a development-bank loan that would trigger accelerated payment of project revenues. Moreover, the Jiaohe municipality has an established record of timely payment of its obligations to others, and Sing Kung expects that it will meet its obligations under the Jiaohe Contract. In addition to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the Jiaohe Contract is enforceable against the Jiaohe municipality under Chinese law.  Moreover, the Jiaohe Contract grants Sing Kung enforceable collateral interests.  These include an assignable right to receive funds from the government fiscal authority that are budgeted to meet the contractual payment obligations of the municipality and the right to a security interest in the project (or substitute collateral) for as long as the contract price remains unpaid. The company’s right to receive budgeted funds from the fiscal authority has received the anticipated approval of the Standing Committee of the National People’s Congress and this has been properly documented. In conjunction with its collateral security interest in the project (or substitute collateral) Sing Kung also has rights under the Jiaohe Contract to control access to the Jiaohe Project or dispose of Jiaohe Project assets to ensure payment in the event of a payment default,.  Counsel for Sing Kung has opined that such contractual lien rights are enforceable under PRC law, however, as a practical matter they are expected to have limited economic benefit and the grant of a security interest in the project property is not as yet perfected.  As a matter of prudence, the company is pursuing perfection of its security interest because without it, there is little likelihood of the company being able to exercise control over the property in the event of a payment default.  Notwithstanding this intent, the company’s classification of the collectability of Jiaohe Contract payments as reasonably collectible depends primarily on the municipality’s sound financial standing and the absence of any default to date, secondarily on the rights to enforce the contract under PRC law against a creditworthy counterparty, thirdly on its recorded rights to receive budgeted funds from the local government fiscal authority,  and only incidentally and as a last recourse to the exercise of collateral rights, if and when perfected.

Zhengding BT Contract

Zhengding is a municipality in the PRC province of Hebei. The BT Contract with Zhengding City was originally entered into by SK in August 2008 and encompasses multiple phases of work that will span approximately 5 years (together the “Zhengding Project”):

The contract for the Zhengding Project (the “Zhengding Contract”), like that for the Jiaohe Project described above, provides that payment for specified work elements will be in accordance with a schedule of works and calculated using a unit rate specified in such schedule. Therefore the actual contract amount could vary depending on the requirements to fulfill the contract.   The project progress is calculated using the method described above for the Jiaohe project.

The Zhengding contract terms specify that if circumstances are not met that would accelerate payment, payment of the contract amount will be in seven equal installments together with accrued interest, with the first such payment to be on the 10th of February immediately following the final acceptance date of each project phase (and sub-part if applicable). Subsequent installments are payable on February 10th of succeeding years. For the one Zhengding Project phase in progress as of March 31, 2009, the estimated completion and acceptance date is late in the fourth quarter of 2009, provided that adequate funding is available to finish the project. If this projection is met, the initial payment installment for this phase of work would be February 10, 2010. Based on this we have classified as non-current the Construction in-progress related to the Zhengding Project. The payment schedule is subject to acceleration if the Zhengding municipality refinances the project or transfers or pledges the project assets in connection with use agreements or a long-term refinancing.

Interest, set at a floating rate based on the Bank of China medium-term note rate, is applicable to the outstanding contract payment balance, with the accrual of interest beginning on the date of final acceptance of each project phase (or sub-part thereof if applicable).  Because the interest rate is variable, the amount of interest receivable on each payment date is not currently determinable but it will remain at a market rate.  Acceptance procedures and a timetable are specified in the contract.

The Zhengding Contract includes a limited warranty for one year from the acceptance date of each phase. The warranty provisions permit the municipality to withhold payment of 5% of the contract price through the warranty period. This amount is subject to proportional forfeiture if Sing Kung fails to correct defects in elements of the project work after identification of such defects by the municipality. Given the limited instance of warranty claims in the past and the mitigation of warranty exposure by sub-contractor indemnifications and hold-backs, Sing Kung has not established any reserves or provisions in its financial statements for warranty costs. If it is required to do additional work to satisfy a warranty claim, its accounting policy is to recognize such expense in the period when incurred.

Sing Kung has determined that collectability of amounts due pursuant to the Zhengding Contract is reasonably predictable. Zhengding is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to Sing Kung and others. It also receives revenues from the central government that supplement its own tax revenues and it has guaranteed to include annual contract payment amounts and interest in its annual budget approved by the Standing Committee of the National People’s Congress. The commitment of such budgeted funds sufficient to satisfy the obligations of the project work in progress has been approved and documented.  The municipality also has access to financing from Chinese development banks that could constitute another source of payment, and it has applied for, but not yet received approval for, such a loan related to the project.  The Zhengding municipality has an established record of timely payment of its obligations to others, and Sing Kung expects that it will meet its obligations under the Zhengding Contract. In addition to having a reasonable expectation that the municipality has the intent and will have the cash flow to timely meet its payment obligations, the Zhengding Contract is enforceable against the Zhengding municipality under Chinese law.   Sing Kung also has rights under the Zhengding Contract to obtain a security interest in the project property or substitute collateral and to control access to the Zhengding Project or dispose of the Zhengding Project assets to enforce payment in the event of a default.   Such grants of security are enforceable under PRC law if properly recorded, however, as a practical matter they are expected to have limited economic benefit and the grant of a security interest in the project property is not as yet perfected.  As a matter of prudence, the company intends to pursue perfection, since without such perfection there is little likelihood of the company’s being able to exercise control over the property in the event of a payment default.  However, the company’s classification of the collectability of Zhengding Contract payments as being reasonably predictable depends primarily on the municipality’s sound financial standing and the absence of any default to date, secondarily on its rights to enforce the contract under PRC law against a creditworthy counterparty, thirdly on the documented and assignable right to receive budgeted funds from the local government fiscal authority,   and only incidentally and as a last recourse on the exercise of collateral rights, if and when perfected.

OFF-BALANCE SHEET ARRANGEMENTS

Sing Kung has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of March 31, 2009. It has not entered into any foreign currency forward contracts. It does not have any other off-balance sheet arrangements except for the contractual obligations and commitments mentioned above as of March 31, 2009. Sing Kung believes that there are no off-balance sheet arrangements that have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EMPLOYEES AND THEIR BENEFITS

At March 31, 2009, Sing Kung had a total of approximately 40 employees. The remuneration package of the employees includes salary, bonuses and allowances. Employees also receive welfare benefits including workers’ insurance, medical care, housing subsidies, child care and education, and other miscellaneous items. At that time, approximately 15 specialist contractors were engaged by Sing Kung in connection with planning and BT projects in-progress or on which it was bidding. None of these contractors receives any benefits from Sing Kung and they are paid only for time engaged on specified activities or on the basis of work performed.

Up to about 200 personnel can be engaged by Sing Kung’s consortium partners, but the number is subject to substantial variation on a day-to-day basis depending on scheduled work activity on the project. Due to severe winter weather and lack of funding, there was no construction activity ongoing as of March 31, 2009 for the BT projects under contract by Sing Kung. When consortium personnel are working on projects, Sing Kung has no direct responsibility for their salary and benefits because they are employees of or were engaged on the project by Sing Kung’s consortium partners.

As further described in the section titled “Information about Sing Kung and the subsidiaries”, Sing Kung project activity and staffing levels are increasing the employment figures as of March 31, 2009 may not accurately reflect the employment commitments of the Sing Kung in the future. The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel and specialist contractors is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2"), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies". FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. We are currently evaluating the potential impact of FSP EITF 00-19-2 on our financial statements. Sing Kung does not expect the impact to be material to its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (SFAS 157), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies, and in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASSB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, not does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provided additional information that will help investors and other users of financial statements to more easily understand the effect of Sing Kung’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which Sing Kung has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In June 2006, the FASB issued Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109” (“FIN48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

Sing Kung files income tax returns in PRC jurisdictions.  Sing Kung’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of general and administrative expense. As of the date of adoption of FIN 48, Sing Kung did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter. Sing Kung’s effective tax rate differs from the national-level statutory rate primarily due to non-deductible expenses, temporary differences, and preferential tax treatment. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Credit Risk

Other than risks associated with project management and execution, one of the most substantial risks to BT project counterparties is credit risk.  Sing Kung Group members limit this by ensuring that the payment obligations for its contracts are general obligations of the municipal governments and that payments are not tied solely to the financial success of the project.  The status of the municipalities as taxing authorities with the ability to generate cash independent of the BT project itself helps to ensure funds will be available for timely payment.  In addition, each municipality’s right to receive and assign budgeted funds from higher-level government units also improves the likelihood that the municipality will have the cash necessary to meet its payment obligations when due.  Credit exposure for later contracts has been further reduced by structuring contracts to grant additional security interests in the project or other collateral that could serve as an additional source of repayment in the event of default.

Notwithstanding the general obligation of each municipal customer to pay, it can only be expected to do so if it possesses the necessary fiscal resources.  Sing Kung (and before it SNC) objectively evaluates each municipal client to determine if its fiscal capability merits the BT project investment.  A summary of the Company’s assessment of key fiscal-health factors for each municipality with whom it has an active project or from which it holds a receivable is provided below:

Changchun.  This is a large urban area with strong and growing industries (especially corn and other agricultural production and automotive industries) and a robust and growing tax base.  The city management has demonstrated success in attracting businesses to locate there and has helped them prosper.  The plan for the Changchun project development was approved by the applicable higher-level government authorities and qualified for development bank funding.  The city government leadership is well regarded, has a reputation for honest dealings and meeting its payment obligations to SNC and to others.  The project itself is well located in the path of planned development for the community and is consistent with the national-level goals to enhance industrial development in Northern areas.

Jiaohe.  The Jiaohe Project is being undertaken by a municipality with a strong and progressive team.  They have seized the initiative in responding to national policy priorities to develop the northern region, and they are sponsoring a plan that has been well received and approved by the national-level planning bureaucracy.  The municipality has a budget that is in keeping with the scale of the project and required payments and it has made adjustments in project scope based on early financial success for the project.  The city has a good track record of payment to other vendors and strong support from the provincial government.  These factors combine to make Company management comfortable with the fiscal health of the city.

Zhengding.  The leadership of the Zhengding municipality is very progressive and well regarded by higher-levels of local government.  It is small in relation to the size of the project, but it is rich in land holdings suitable for development, which will augment the tax base.  The municipality has also built close alliances with the larger adjacent city of Shijiazhuang and taken steps to ensure that is development initiatives are complementary and in keeping with political priorities.  This has allowed Zhengding to obtain supplementary financial resources to fund portions of the project plan.  Moreover, the project has been carefully staged to ensure that the payment obligations will not outstrip the payment capability, and the city is not undertaking competing development projects that will dilute its ability to pay for the project.  Discussions with development bank personnel prior to project commencement show that the project will meet financing criteria once initial stages are completed (although this does not provide certainty that a loan commitment can be obtained).  Based on the above factors, the Company believes the project, and particularly its initial phases, are on a solid financial footing.

Weng Yuan.  Like the leadership of Zhengding, the officials running Weng Yuan are very progressive and highly regarded.  They also have a track record of meeting their commitments to vendors and others.  The project is in keeping with political priorities for the Southern provinces and has been well received and accepted by the national planning authorities.   However, the municipality is small, it has a correspondingly small tax base and paying for the project would have been a stretch without enhancing its fiscal capacity.  To address the financial risks of undertaking the project for Weng Yuan, Company management is working closely with the city on a land-acquisition and resale/financing program that would provide a sound financial underpinning for the project.  Without these measures, the Company would not have been willing to participate in the Weng Yuan project at the planned scale.

Notwithstanding the steps taken to limit credit risk by avoiding total dependence on project success for repayment, the strategy to receive accelerated payments does depend, at least to some degree, on project prospects.  The primary mechanism for receiving accelerated payments is refinancing from the development bank or another source.  Such loans are generally only available once the project has been completed and if the lender’s assessment is that the project performance will support long-term repayment of its loan.  A summary of the assessment of Sing Kung management of the project prospects for each active project is provided below.

Jiaohe.  This municipality is located in the center of one of the best stone quarry areas in China.  Its stone and stone products are in high demand.  The project is targeted at facilitating continued growth and development of the established local stone industry while improving environmental conditions in the urban center and fostering commercial and residential growth there.  The government is taking steps to ensure the initial success for the project by mandating relocation of established stone industry businesses into the development zone and focusing the renewal project on reclaiming former industrial property for residential and commercial use while simultaneously improving the infrastructure.   The company determined that the prospects for the project’s economic success were favorable based on the complementary government initiatives and the strong existing fundamentals of the local stone industry.   This has been borne out by the robust initial absorption of property within the development zone, the city’s repeated decisions to expand the scope of the project and acceptance by the local development bank of the municipality’s loan application.  The application is under review.

Zhengding.  This municipality is contiguous to the county seat of Shijiazhuang, about 150 miles southwest of Beijing.   It is near major transportation corridors (rail and highway) and the region is slated for transfers of industry from the core of the capital region.  The economy in the province is growing rapidly, and continuation of its rapid development is in keeping with the national development plan.  The municipality itself intends to utilize part of the development for municipal employee housing, anchoring the development project and providing incentives to actively steer private development to the project area that will increase the tax base.  This agenda is also actively supported by the Shijiazhuang leadership, whose own development initiatives are complementary.  In the company’s view, the economic prospects for this project are very favorable, and positive preliminary indications of interest in providing long-term financing have been received from the local development bank.

Weng Yuan.  This municipality in Guangdong Province is benefiting from the migration of industry from major cities such as Guangzhou into less expensive rural areas that can still serve the southern tier industrial base because of the availability of sound transportation infrastructure.  Weng Yuan is still a small city, however, and its ability to absorb a development project of the planned size quickly is somewhat uncertain.  For that reason, the project is programmed to unfold over a multi-year period so that the pace of development can be matched to absorption of project property.  Also, the project finances are underpinned by a land-acquisition and resale program developed by the Company to enhance the municipal fiscal resource base and fund accelerated payments of project costs.  The Company expects the land program to fully mitigate the uncertainties in the rate of project absorption by end-users.

Currency Risk

Sing Kung is exposed to currency risk as the Company’s business is carried out in RMB and the Company maintains RMB denominated bank accounts but uses United States dollars as its reporting currency. Unfavorable changes in the exchange rate between RMB and United States dollars may result in a material effect on the cumulative translation adjustment recorded as a charge in shareholder’s equity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk. In addition, the RMB is not a freely convertible currency. The Company’s subsidiaries are allowed to pay outstanding current account obligations in foreign currency but must present the proper documentation to a designated foreign exchange bank. There is no certainty that all future local currency can be repatriated.

Urban infrastructure development policies

The Company is highly sensitive to national-level policy decisions regarding the pace of urban and industrial development and the allocations of government funding to such activity. China’s development policies have established clear targets for urban infrastructure development in the short and long run, but these policies are subject to change. Continuation of current policies, or implementation of revised policies favoring urban infrastructure development, and the application of private financing to such development are crucial to the Sing Kung’s business prospects. At present, state policies are favorable to Sing Kung’s development. If the government ceases or limits its active support of urban infrastructure development, however, it would bring about a negative impact on operating results in the next few years.

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

The Company’s goal is to develop its market position as one of China’s leading providers of urban and infrastructure planning and turnkey infrastructure development for local governments and to extend its capabilities to other emerging market economies. It plans serve other evolving needs of its local government clients in terms of resource management, municipal financing and industrial and commercial development. The Company’s principal business strategies are:

To maintain a leadership position in China’s urban and infrastructure planning market in partnership with key national-level academic institutions;

To develop and finance infrastructure projects throughout China and selectively in other emerging markets;

To commercialize new financing, resource management and development mechanisms at the local government level in China;

To leverage the experience acquired to offer total solutions that are better, less costly and quicker to implement for its municipal clients than alternative development arrangements available to them; and

To focus on high-value tailored services.

INFORMATION ABOUT IAG

Business of IAG

General

IAG was formed on May 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. Prior to executing the stock purchase agreement with the Sing Kung Stockholders, IAG’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

IAG completed its initial public offering on September 10, 2007 and September 11, 2007, in which it raised net proceeds of approximately $41.4 million after deducting offering expenses of $1,021,967 (some of which were not paid at closing) and underwriting discounts of $3,560,000. Contemporaneous with its initial public offering, IAG closed a private placement of warrants from which it received $1.5 million. $45,160,000 of the proceeds from the initial public offering and the private placement (including $2,070,000 of deferred payments to the underwriters of the initial public offering) were placed in a trust account immediately following the initial public offering and will be released to IAG upon consummation of the stock purchase with Sing Kung, less amounts paid to stockholders of IAG who do not approve the stock purchase and elect to convert their shares of common stock into their pro-rata share of the trust account or exercise their dissenter’s rights under Delaware law. The remaining proceeds have been or are being used by IAG in its pursuit of a business combination. IAG has also expended all of the interest earned on the trust account balance to pay taxes and for permitted working capital drawdowns. The trust account contained approximately $45.2 million as of March 31, 2009 and June 30, 2009. If the stock purchase with the Sing Kung Stockholders is consummated, the funds in the trust account will be released to IAG.

Fair Market Value of Target Business

Pursuant to IAG’s certificate of incorporation, the initial target business that IAG acquires must have a fair market value equal to at least 80% of IAG’s net assets at the time of such acquisition. IAG’s board of directors determined that this test was clearly met in connection with its acquisition of Sing Kung. Further discussion regarding this determination can be found in the section titled “Consideration of the Stock Purchase Transaction” under the heading “Valuation and Satisfaction of the 80% Test”.

Stockholder Approval of Business Combination

IAG will proceed with the acquisition of Sing Kung only if a majority of all of the outstanding shares of IAG is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority of shares issued in the initial public offering. If the holders of 20% or more of IAG’s common stock vote against the stock purchase proposal and demand that IAG convert their shares into their pro rata share of the trust account, then IAG will not consummate the stock purchase, even if a majority of shares votes to do so.

Liquidation if no business combination

If IAG does not complete the business combination with Sing Kung by September 10, 2009, its certificate of incorporation requires its officers to take all actions that are necessary to dissolve and liquidate IAG as soon as reasonably practicable. In the event of that dissolution and liquidation, IAG will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. IAG’s stockholders who purchased shares prior to the initial public offering have no rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to IAG’s warrants.

Other than the proceeds deposited in the trust account following the initial public offering, IAG has expended all of the net proceeds of the initial public offering and all interest earned on the trust account balance to pay taxes and for permitted working capital drawdowns. Therefore, the per-share liquidation price as of March 31, 2009 would be about $7.85, or $0.15 less than the per-unit offering price of $8.00 in IAG’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of IAG’s creditors, and there is no assurance that the actual per-share liquidation price will not be less than $7.85 due to those claims. Refer to the section titled “The Conditional Dissolution and Plan of Liquidation” under the heading “Contingency Reserve”.

The stockholders holding shares of IAG common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of IAG’s liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Delaware corporate law, holders of a majority of IAG’s outstanding stock must approve its dissolution. If IAG were required to dissolve, following the approval by IAG’s stockholders of a plan of dissolution and distribution, IAG would liquidate the trust account to the holders of shares purchased in IAG’s initial public offering (subject to any provision for unpaid claims against IAG which it is advised must or should be withheld).

Under Delaware corporate law, IAG stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by those stockholders in a dissolution. Delaware corporate law provides for limitations on the potential liability of stockholders if IAG were to wind up its affairs in compliance with either Section 280 or Section 281(b) of the Delaware corporate law. If IAG complies with either procedure, Delaware corporate law (i) limits the potential liability of each stockholder for claims against IAG to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against IAG to the amount distributed to the stockholder in dissolution. If IAG were to comply with Section 280 instead of Section 281(b), Delaware corporate law also would operate to extinguish the potential liability of its stockholders for any claims against IAG unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of Delaware corporate law would provide additional protections to both IAG’s directors and stockholders from potential liability for third party claims against IAG, it is IAG’s current intention that it would make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors would elect to comply with the more complex procedures in Section 280. Because IAG would most likely not be complying with Section 280, it would seek stockholder approval to comply with Section 281(b) of Delaware corporate law, requiring it to adopt a plan of dissolution that will provide for payment, based on facts known to IAG at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against IAG within the subsequent 10 years. As such, IAG’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of IAG’s stockholders would likely extend beyond the third anniversary of such dissolution. However, because IAG is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers and consultants) or Sing Kung, as a potential target business. IAG would attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any interest or claim of any kind in or to any monies held in the trust account. As a result of this, IAG believes that the claims that could be made against IAG would be significantly limited. However, IAG cannot guarantee that its creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the trust account.

IAG anticipates that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be less than $100,000, will be funded by any funds not held in the trust account. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event IAG would have to seek funding or other accommodation to complete the dissolution and liquidation or reduce the amount of distributions from the trust account.

IAG currently believes that any plan of dissolution and distribution would proceed in the following manner:

•
its board of directors would, consistent with its obligations to liquidate and dissolve (as contained in its charter), adopt (and recommend to its stockholders) a specific plan of dissolution and distribution and the board would also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and distribution and the board’s recommendation of such plan;

•	IAG would file the preliminary proxy statement with the SEC; and

•
following any SEC review of the preliminary proxy statement and resolution of any staff comments, IAG would mail the proxy statement to its stockholders, and approximately 30 days later would convene a meeting of its stockholders for them to either approve or reject the plan of dissolution and distribution.

In the event IAG seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Following Board adoption of a plan of dissolution and distribution, IAG’s powers will be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon IAG’s dissolution (subject to third party claims as discussed above) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of IAG’s outstanding stock would have to approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditors’ claims). Refer to the section titled "The Conditional Dissolution and Plan of Liquidation".

Facilities

IAG maintains executive offices at 2918 Fifth Avenue South, Suite 209, San Diego, California 92103. The cost for this space is included in a $10,000 per-month fee for up to 12 months that InterAmerican Advisors, LLC, an affiliate of Dr. Richard Sinkin and William C. Morro, IAG’s executive officers, charges IAG for general and administrative services. IAG believes, based on rents and fees for similar services in the San Diego area, that the fees charged by InterAmerican Advisors, LLC are at least as favorable as IAG could have obtained from an unaffiliated person. IAG considers its current office space adequate for current operations.

Employees

IAG has five directors, two of whom also serve as officers. These individuals are not obligated to contribute any specific number of hours to IAG’s business per week, and they intend to devote only as much time as they deem necessary to IAG’s affairs. IAG has no paid employees.

Periodic Reporting and Audited Financial Statements

IAG has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, IAG’s annual reports contain financial statements audited and reported on by IAG’s independent accountants. IAG has filed with the Securities and Exchange Commission a Form 10-Q covering the fiscal quarter ended March 31, 2009.

Legal Proceedings

There are no legal proceedings pending against IAG.

Plan of Operations

The following discussion should be read in conjunction with IAG’s Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

IAG was formed on May 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified business. IAG closed its initial public offering on September 10, 2007. All activity from May 10, 2005 through September 10, 2007 related to its formation and initial public offering.

IAG had a net loss for the twelve months ended December 31, 2008 of ($1,362,727) which consisted of $761,373 in interest income, offset by $2,124,100 in expenses consisting of a provision for income taxes ($106,844); costs associated with maintaining our public filings, corporate standing and stockholder administrative matters, including: legal and accounting fees ($191,194); administrative expense related to the trust ($10,910); D&O insurance ($66,454); franchise taxes ($148,250); the InterAmerican Advisors LLC administrative fee ($83,667); costs associated with pursuing a business combination ($708,740, of which $637,881 pertains to the proposed Sing Kung transaction); interest expense ($3,411); investor relations and communications expense ($7,918); other miscellaneous expenses ($12,852); and $783,860 incurred during the second quarter as a result of the issuance of options to our management, directors and a special advisor.

IAG’s net income for the twelve months ended December 31, 2007 was $150,493 which consisted of: $565,230 in interest income, partially offset by a provision for income taxes ($100,078); costs associated with maintaining our public filings, corporate standing and stockholder administrative matters, including legal and accounting fees ($53,426); administrative expense related to the trust ($11,152); D&O insurance ($21,244); franchise taxes ($149,350); the InterAmerican Advisors LLC administrative fee ($36,333); costs associated with pursuing a business combination ($35,722, none of which pertained to the proposed Sing Kung transaction); interest expense ($5,898); investor relations and communications expense ($548); and other miscellaneous expenses ($986).

Approximately $45,160,000 million of the net proceeds of the initial public offering and warrant purchase were placed in trust (including $2,070,000 of deferred underwriters’ fees), with the remaining net proceeds available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. IAG has used, or incurred expenses that would use, all of the net proceeds of its initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. IAG has the right to draw from the trust interest earned to pay taxes and up to $950,000 for working capital purposes including the costs of pursuing a business combination. As of March 31, 2009 it had drawn from the trust all of the $950,000 draw amount permitted.  It intends to utilize any remaining interest earned on the trust balance to pay taxes and to utilize the funds held in the trust fund and capital stock to effect a business combination with Sing Kung. Under the stock purchase agreement with Sing Kung, the proceeds held in the trust fund will be used to: satisfy the existing obligations of the companies; finance the operations of the target business following the closing;  fund a dividend of $4.85 per share upon closing to the IAG shareholders who do not elect to exercise their conversion rights with respect to IAG’s common stock; and to fund transactions to purchase or facilitate the purchase of shares of IAG from shareholders to ensure that the business combination with Sing Kung is approved by the IAG shareholders. To the extent that IAG has any funds remaining to apply to financing the operations of Sing Kung following the closing, uses of such funds may include, among other things, supporting internal expansion of CNC’s operations, including the financing of new BT contracts, increased hiring related thereto and other expenditures necessary to increase the scale and scope of CNC’s urban planning and infrastructure development activity throughout China.

IAG became obligated, commencing September 4, 2007 to pay to InterAmerican Advisors, LLC, an affiliate of Dr. Richard Sinkin and William C. Morro, IAG’s executive officers, a monthly fee of $10,000 for general and administrative services for a period of up to 12 months, which amounts have been paid in full.

Off-Balance Sheet Arrangements

Warrant Issuance

Warrants issued in conjunction with our initial public offering and subsequent to our initial public offering (warrants to purchase 185,000 of our common stock to certain members of management and one of our special advisors in May 2008) are equity-linked derivatives and accordingly represent off-balance sheet arrangements. These warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. For a more complete discussion of the treatment of the warrants issued in conjunction with our initial public offering, see Note 1 to the financial statements.

CCM Agreement

On September 4, 2008, InterAmerican Acquisition Group Inc. (the “Company”) entered into a definitive agreement to engage Chardan Capital Markets LLC (“CCM”) to advise the Company and provide various support services in connection with the acquisition of Sing Kung has been previously disclosed in a Form 8-K filed on September 5, 2008. The support services to be provided by CCM include advising on valuation and planning matters that may arise related to the acquisition of Sing Kung after the effective date of the agreement with CCM, assisting with the structuring of the terms of future amendments to the Transaction (if any), arranging meetings with investors that CCM determines are likely to be interested in owning or acquiring the securities of the Company or the combined companies following the Transaction, facilitating introductions to research organizations to increase awareness about the Company and the Transaction, leveraging CCM’s relationships with other financial institutions to provided needed finance strategy and support and such other matters in related to the Transaction that the Company and CCM agree.

Subject to certain early termination rights of the Company and CCM, the engagement period extends through the final date in which the Company may complete a business combination, September 5, 2009. If the Transaction is consummated, the engagement period extends for two years and the scope of the engagement is revised to focus on the provision of advice by CCM regarding future funding and securities matters of the combined companies.

Compensation of CCM is contingent on consummation of the Transaction and has been set as 0.5% of the market capitalization of the combined companies for the 10 trading days prior to and following the closing of the Transaction plus an additional amount equal to 0.15% of the market capitalization of the combined companies if the share price of the combined companies exceeds $10 per share during the 10 trading days following the closing of the Transaction. In addition, CCM is entitled to reimbursement of certain reasonable expenses incurred in the performance of the engagement. The compensation for services following consummation of the Transaction shall be as mutually agreed by CCM and the combined company.

The agreement described above was approved by the board of directors of the Company in a meeting held on August 26, 2008, subject to negotiation of final terms by CCM and the Company’s management.

Other

Other than contractual obligations incurred in the normal course of business, we do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity. The securities held in the Trust Account are in the name of InterAmerican Acquisition Group, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Stock Purchase Agreement dated May 15, 2008, as amended on November 28, 2008  and July 17, 2009 (the “Transaction”), based on the assumptions and adjustments set forth in the  accompanying notes, which management believes is reasonable.

The following unaudited pro forma financial statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of InterAmerican Acquisition Group Inc. (“IAG”) and Sing Kung, Limited (“Sing Kung”) at December 31, 2008 and for the year then ended, and the unaudited historical financial statements and related notes of IAG and Sing Kung at March 31, 2009 and for the three-month period then ended, all of which are included in this document in section FI (for IAG) and section FII for Sing Kung.  Sing Kung acquired Shanghai New Century City Development, Ltd. (“SNC”) on December 9, 2008 and SNC is deemed to be a predecessor company. The statement of income for the year-ended December 31, 2008 incorporates information from the unaudited financial statements of SNC for the year ended December 31, 2008 until it was acquired by Sing Kung. When we include SNC financial results on a pro forma basis, we refer to the “SK Group”. Specific pro forma information on the SK Group for the year ended December 31, 2008 can be found in the appendix (unaudited) to the Sing Kung Limited 2008 audited financial statements beginning on page FII-32. Audited financial statements for SNC from its inception (July 5, 2005) through December 31, 2007 are also included in section FII together with unaudited interim financial statements for SNC at March 31, 2009 and for the nine months then ended.

IAG adopted Statement of Financial Accounting Standard No. 141(R) “Business Combinations” effective January 1, 2009 (“FAS 141(R)”).  The Transaction will result in the stockholders of Sing Kung obtaining a majority of the voting interest in the combined business. Under FAS 141(R), the entity with a controlling financial interest in the combined business is generally the acquirer. The Company considered a number of additional factors to determine the acquirer for accounting purposes including which company’s stockholders, control the Board of Directors of the combined business and whose senior management dominates the management of the combined business.   It has been determined that Sing Kung would be deemed the accounting acquirer.  However, because IAG does not have any assets with operating substance except cash, the Transaction has been accounted for as a reorganization and recapitalization of Sing Kung rather than as a business combination.

In order to ensure that the business combination with Sing Kung is approved by the IAG stockholders, IAG, Sing Kung and their respective affiliates may enter into transactions to purchase or facilitate the purchase of shares of IAG from stockholders who have indicated their intention to vote against the Transaction and seek redemption of their shares for cash. Such transactions may be entered into prior to the meeting of stockholders to approve the business combination, but would not be completed until the Transaction was consummated. Such purchases could result in all or substantially all of IAG’s trust fund being expended to pay for such stock repurchases post-transaction, which could result in IAG not receiving any working capital from the trust account to fund its post-transaction business operations. Such purchases could also result in the issuance of additional shares or warrants of IAG as an inducement for third parties to purchase such shares. The lack of trust funds to fund CNC’s business operations could have a material adverse effect on its operations and business prospects. No such transactions have occurred or been entered into as of the date of this proxy statement. If any of the funds held in IAG’s trust account are used to purchase shares of IAG from holders who would have otherwise voted against the Transaction, holders of IAG’s public stock who purchased such shares in IAG’s initial public offering may have grounds to seek rescission of the purchase of the units the holder acquired in the initial public offering. In such event, IAG would be required to reclassify those shares subject to rescission rights outside of stockholders’ equity. Due to the uncertainty associated with the potential transactions described above, the financial information presented below does not give effect to such matters.

The pro forma balance sheet assumes the Transaction took place on March 31, 2009. The pro forma statements of operations assume the Transaction took place on the first day of each of the periods presented. The following unaudited pro forma combined financial statements have been prepared using two different levels of approval of the Transaction by the IAG stockholders, as follows:

 Assuming Maximum Approval:

This presentation assumes that 100% of IAG stockholders approve the Transaction; and

Assuming Minimal Approval:

This presentation assumes that holders of 1,149,425 (19.99%) of IAG Public Shares both vote against the Transaction and exercise their conversion rights, leaving only 80.01% of IAG’s currently issued common stock outstanding. 1,149,425 (19.99%) is the maximum number of “Public” shares that can be converted for the Transaction to be approved, leaving 80.01% as the minimum number of shares that can be outstanding after approval. The pro forma statements of operations do not reflect an adjustment in interest earned because all interest earned on the trust account has been used in operations and any IAG stockholder exercising their conversion rights would not receive any allocation of interest earned on their pro rata portion of funds held in the trust account.  Further discussion about the amount of funds held in the trust account and the uses of interest earned on such funds is presented in the section titled “Information About IAG” under the heading “Offering Proceeds Held in Trust”.
We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information is not necessarily indicative of the operation results that would have actually achieved if the Transaction had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS PRO FORMA ADJUSTMENTS

The following adjustments used to derive the pro forma weighted average number of shares and pro forma financial statements presented below and they are reflected in the footnotes thereto as applicable:

(a)	to record release of funds held in trust by IAG;
(b)
to record the issuance of 19,843,417 shares of common stock of IAG’s merger subsidiary, CNC Development Ltd. (“CNC”) with a par value of $.0001 per share for 94.9% of the shares of common stock of Sing Kung;

(c)
assuming maximum approval, to reclassify proceeds from issuance of common stock that are held in trust and recorded as subject to redemption to permanent equity, and to record payment of deferred underwriting fees to underwriter;

(d)
assuming minimum approval, to record refund of funds to dissenting stockholders of IAG and to reclassify proceeds held in trust from issuance of common stock to permanent equity and payment of deferred underwriting fees to underwriter; no interest earned would be included in any refund to dissenting stockholders;

(e)	to eliminate retained earnings of IAG as Sing Kung will be the continuing entity for accounting purposes;
(f)
to record payment of dividend of $4.85 per IAG share prior to closing to those IAG stockholders (other than certain founding stockholders who collectively own 1,250,000 shares)  who do not exercise their right to convert their shares for a refund of a pro rata share of the trust account.

(g)
to record the issuance of 1,076,070 shares of CNC common stock with a par value of $.0001 per share in exchange for common stock of Sing Kung exchanged at 2.36854 shares per share of CNC common stock and assuming full participation in the exchange offer;

(h)	to record reduction of IAG management warrants from 185,000 to 55,850 upon closing;
(i)	to record cancellation of common shares of IAG stock and issuance of 1,295,514 shares of CNC common stock and 6,200,529 shares of CNC Class A Preferred stock;
(j)	to record cancellation of common shares of IAG stock and issuance of 1,082,786 shares of CNC common stock and 5,182,380 shares of CNC Class A Preferred Stock;
(k)	pro forma combined net income per share was calculated by dividing pro forma combined net income by the pro forma weighted average number of shares outstanding as follows:

	Three months ended		Year ended
	March 31, 2009		December 31, 2008
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
	(100%)	(80.01%)	(100%)	(80.01%)
Shares issued in the Transaction	19,843,417	19,843,417	19,843,417	19,843,417
IAG weighted average shares outstanding (+)	1,295,514	1,082,786	1,295,514	1,082,786
Basic shares	21,138,931	20,926,203	21,138,931	20,926,203
IAG incremental shares relating to warrants	347,671	347,671	348,653	348,653

Diluted Shares	21,486,602	21,273,874	21,487,583	21,274,855

(+)
IAG weighted average shares outstanding are calculated giving effect to the issuance to the IAG stockholders upon closing of 1,295,514  CNC common  shares and 6,200,549 CNC Class A Preferred shares in exchange for their IAG common shares (1,082,786 CNC common shares and 5,182,380 CNC Class A Preferred shares in the case of minimal approval), the reduction of IAG management warrants to 55,850 and the cancellation of the 1,000,000 warrants issued prior to our IPO to certain of IAG’s founding stockholders and one of its special advisors.

If the holders of 2,548,718 Sing Kung common shares who are not parties to the stock purchase agreement exchange their shares for 1,076,070 shares of CNC common stock, the weighted average shares will be as follows:

	Three months ended		Year ended
	March 31, 2009		December 31, 2008
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
	(100%)	(80.01%)	(100%)	(80.01%)
Basic shares	22,215,001	22,002,273	22,215,001	22,002,273
Diluted Shares	22,562,672	22,349,944	22,563,653	22,350,925

The pro forma financial statements should be read giving consideration to the following facts and assumptions:

•
As additional consideration, the Sing Kung Stockholders will be issued an aggregate of up to 10,300,000 shares of common stock of CNC (none of which is reflected in the pro forma financial statements) as a result of the net operating after-tax profits of CNC for the fiscal years 2009 through 2013 if CNC generates net operating profits (excluding any profit from an acquisition by CNC that involves the issuance of securities that has a dilutive effect on the holders of common stock of CNC). The target net operating profits for CNC and schedule of additional shares issuable to Sing Kung Stockholders upon achieving the net operating profit for such fiscal year are as follows:

Year Ending December 31,	Net Operating Profit (after taxes)	Additional Shares Issuable

2009	$15,000,000	2,000,000
2010	$19,500,000	2,000,000
2011	$25,350,000	2,100,000
2012	$32,955,000	2,100,000
2013	$42,841,500	2,100,000

•
The pro forma statement of income from operations for Sing Kung for the year ending December 31, 2008 are for the SK Group (as defined in this above in the introduction to this section under the heading “Unaudited Pro Forma Combined Financial Statements”)), and thus they include, without duplication, the results of the statement of operations of SNC for the fiscal year ending 2008. Refer to the unaudited appendix to the Sing Kung 2008 financial statements in section FII for the source of the figures contained in the pro forma statements of income from operations for Sing Kung for the year ending December 31, 2008.

•
The income per share amounts in the pro forma statement of income from operations for the year ending December 31, 2008 and for the three months ending March 31, 2009 assume that none of the Class A Preferred shares issued or issuable by CNC are converted to CNC common shares.

InterAmerican Acquisition Group Inc.
Pro Forma Combined Balance Sheet (Maximum Approval Assumption)
March 31, 2009
Unaudited

	Sing Kung Limited	InterAmerican Acquisition Group Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$5,728,204	$5,321	$45,178,115	(a)	$48,841,640
	-	-	(2,070,000	)(c)	-
			(27,887,500	)(f)	(27,887,500)
Investments held in trust	-	45,178,115	(45,178,115	)(a)	-
Prepaid expenses, deposits and other receivables	707,700	35,647	-		743,347
Net Investment in BT projects	2,363,242	-	-		2,363,242
Total current assets	8,799,146	45,219,083	(29,957,500)		24,060,729
Non-current Assets
Construction in progress	20,498,828	-	-		20,498,828
Net Investment in BT projects	21,159,476	-	-		21,159,476
Property and equipment, net	53,630	-	-		53,630
Other assets	758,519	-	-		758,519
Deferred tax asset	-	195,000	-		195,000
Goodwill	807,341	-	-		807,341
Total assets	$52,076,940	$45,414,083	$(29,957,500)		$67,533,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	87,908	685,589	-		773,497
Note payable	-	11,144	-		11,144
Other payable	2,766,676	-	-		2,766,676
BT project payables	20,109,887	-	-		20,109,887
Taxes payable	39,052	333,459	-		372,511
Deferred underwriting fees	-	2,070,000	(2,070,000	)(c)	-
Total Current Liabilities	23,003,523	3,100,192	(2,070,000)		24,033,715
Non-current Liabilities
BT project payables	10,330,664	-	-		10,330,664
Taxes payable	374,916	-	-		374,916

Preferred stock subject to redemption	14,575,000	-	18,601,587	(i)	33,176,587
Common stock subject to redemption	-	8,609,194	(8,609,194	)(c)	-
Stockholders' equity:
Common stock	500	700	(500	)(b)	2,114
			(570	)(i)
	-	-	1,984	(b)	-
Additional paid-in capital, net of dividends	-	35,106,999	500	(b)	(4,176,810)
	-	-	(1,403,002	)(e)	-
	-	-	(27,887,500	)(f)	-
	-	-	8,609,194	(c)	-
	-	-	(1,984	)(b)	-
			570	(i)	-
	-	-	(18,601,587	)(i)
Accumulated and other comprehensive income	255,807	-	-		255,807
Retained earnings	3,536,530	(1,403,002)	1,403,002	(e)	3,536,530
Total shareholders' equity	3,792,837	33,704,697	(37,879,893)		(382,359)
Total liabilities and shareholders' equity	$52,076,940	$45,414,083	$(29,957,500)		$67,533,523

InterAmerican Acquisition Group Inc.
Pro Forma Combined Balance Sheet (Minimum Approval Assumption)
March 31, 2009
Unaudited

	Sing Kung Limited	InterAmerican Acquisition Group Inc.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current Assets:
Cash and cash equivalents	$5,728,204	$5,321	$45,178,115	(a)	$17,919,657
	-	-	(10,679,194	)(d)	-
	-	-	(22,312,789	)(f)	-
Investments held in trust	-	45,178,115	(45,178,115	)(a)	-
Prepaid expenses, deposits and other receivables	707,700	35,647	-		743,347
Net Investment in BT projects	2,363,242	-	-		2,363,242
Total current assets	8,799,146	45,219,083	(32,991,983)		21,026,246
Non-current Assets:
Construction in progress	20,498,828	-	-		20,498,828
Net Investment in BT projects	21,159,476	-	-		21,159,476
Property and equipment, net	53,630	-	-		53,630
Other assets	758,519	-	-		758,519
Deferred tax asset	-	195,000	-		195,000
Goodwill	807,341	-	-		807,341
Total assets	$52,076,940	$45,414,083	$(32,991,983)		$64,499,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	87,908	685,589	-		773,497
Note payable	-	11,144	-		11,144
Other payable	2,766,676	-	-		2,766,676
BT project payables	20,109,887	-	-		20,109,887
Taxes payable	39,052	333,459	-		372,511
Deferred underwriting fees	-	2,070,000	(2,070,000	)(d)	-
Total Current Liabilities	23,003,523	3,100,192	(2,070,000)		24,033,715
Non-current Liabilities
BT project payables	10,330,664	-	-		10,330,664
Taxes payable	374,916	-	-		374,916
Preferred stock subject to redemption	14,575,000	-	15,547,140	(j)	30,122,140
Common stock subject to redemption	-	8,609,194	(8,609,194	)(d)	-
Stockholders' equity:
Common stock	500	700	(500	)(b)	2,114
			(570	)(j)
	-	-	1,984	(b)	-
Additional paid-in capital, net of dividends	-	35,106,999	500	(b)	(4,156,846)
	-	-	(1,403,002	)(e)	-
	-	-	(1,984	)(b)	-
	-	-	(22,312,789	)(f)	-
			570	(j)	-
	-	-	(15,547,140	)(j)	-
Accumulated and other comprehensive income	255,807	-	-		255,807
Retained earnings/(deficit)	3,536,530	(1,403,002)	1,403,002	(e)	3,536,530
Total shareholders' equity	3,792,837	33,704,697	(37,859,929)		(362,395)
Total liabilities and shareholders' equity	$52,076,940	$45,414,083	$(32,991,983)		$64,499,040

     InterAmerican Acquisition Group Inc.
Pro Forma Combined Statement of Income (Maximum Approval Assumption)
Three Months Ended March 31, 2009
Unaudited

	Sing Kung, Ltd.	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined

Contract revenue	$-	$-	$-		$-

Cost of revenue	-	-	-		-

Gross Profit	-	-	-		-

Operating expenses
General and administrative expenses	462,628	220,006			682,634

Total operating expenses	462,628	220,006	-		682,634

Income (loss) from operations	(462,628)	(220,006)	-		(682,634)

Interest income (net)	264,413	67,511	-		331,924

Finance and other costs	(25,433)	-	-		(25,433)

Income (loss) before income taxes	(223,648)	(152,495)	-		(376,143)

Income taxes	-	12,204	-		12,204

Net income/(loss)	(223,648)	(164,699)	-		(388,347)

Assuming no shares participate in the exchange offer:
Net income (loss) per share - basic	$(0.00)	$(0.02)			$(0.02)
Net income (loss) per share - diluted	$(0.00)	$(0.02)			$(0.02)

Assuming full participation in the exchange offer:
Net income (loss) per share - basic				(g)	$(0.02)
Net income (loss) per share - diluted				(g)	$(0.02)

InterAmerican Acquisition Group Inc.
Pro Forma Combined Statement of Income (Minimum Approval Assumption)
Three Months Ended March 31, 2009
Unaudited

	Sing Kung, Ltd.	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined

Contract revenue	$-	$-	$-		$-

Cost revenue	-	-	-		-

Gross Profit	-	-	-		-

Operating expenses
General and administrative expenses	462,628	220,006	-		682,634
			-
Total operating expenses	462,628	220,006	-		682,634

Income (loss) from operations	(462,628)	(220,006)	-		(682,634)

Interest income (net)	264,413	67,511	-		331,924

Finance and other costs	(25,433)	-	-		(25,433)

Income (loss) before income taxes	(223,648)	(152,495)	-		(376,143)

Income taxes	-	12,204	-		12,204

Net income/(loss)	(223,648)	(164,699)	-		(388,347)

Assuming no shares participate in the exchange offer:
Net income (loss) per share - basic	$(0.00)	$(0.03)			$(0.02)
Net income (loss) per share - diluted	$(0.00)	$(0.03)			$(0.02)

Assuming full participation in the exchange offer:
Net income (loss) per share - basic				(g)	$(0.02)
Net income (loss) per share - diluted				(g)	$(0.02)

   InterAmerican Acquisition Group Inc.
Pro Forma Combined Statement of Income (Maximum Approval Assumption)
Year Ended December 31, 2008
Unaudited

	SK Group	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined

Total revenue	$4,892,204	$-	$-		$4,892,204

Costs of revenue	304,386	-	-		304,386

Gross Profit	4,587,818	-	-		4,587,818

Operating expenses
General and administrative expenses	1,274,848	2,017,256	(547,596	)(h)	2,744,508

Total operating expenses	1,274,848	2,017,256	(547,596)		2,744,508

Income (loss) from operations	3,312,970	(2,017,256)	547,596		1,843,310

Interest income	335,561	761,373	-		1,096,934
Securities trading loss	(16,855)	-	-		(16,855)
Finance and other costs	(68,630)	-	-		(68,630)

Income (loss) before income taxes	3,563,046	(1,255,883)	547,596		2,854,759

Income taxes	114,695	106,844	-		221,539

Net income (loss)	3,448,351	(1,362,727)	547,596		2,633,220

Assuming no shares participate in the exchange offer
Net income (loss) per share - basic	$0.07	$(0.19)			$0.12
Net income (loss) per share - diluted	$0.07	$(0.19)			$0.12

Assuming full participation in the exchange offer
Net income (loss) per share - basic				(g)	$0.12
Net income (loss) per share - diluted				(g)	$0.12

InterAmerican Acquisition Group Inc.
Pro Forma Combined Statement of Income (Minimum Approval Assumption)
Year Ended December 31, 2008
Unaudited

	SK Group	InterAmerican Acqusition Group Inc.	Pro Forma Adjustment		Pro Forma Combined

Total revenue	$4,892,204	$-	$-		$4,892,204

Cost of revenue	304,386	-	-		304,386

Gross Profit	4,587,818	-	-		4,587,818

Operating expenses
General and administrative expenses	1,274,848	2,017,256	(547,596	)(h)	2,744,508

Total operating expenses	1,274,848	2,017,256	(547,596)		2,744,508

Income (loss) from operations	3,312,970	(2,017,256)	547,596		1,843,310

Interest income	335,561	761,373	-		1,096,934
Securities trading loss	(16,855)	-	-		(16,855)
Finance and other costs	(68,630)	-	-		(68,630)

Income (loss) before income taxes and minority interest	3,563,046	(1,255,883)	547,596		2,854,759

Income taxes	114,695	106,844	-		221,539

Net income (loss)	3,448,351	(1,362,727)	547,596		2,633,220

Assuming no shares participate in the exchange offer
Net income (loss) per share - basic	$0.07	$(0.23)			$0.13
Net income (loss) per share - diluted	$0.07	$(0.23)			$0.12

Assuming all common and preferred shares participate in the exchange offer
Net income (loss) per share - basic				(g)	$0.12
Net income (loss) per share - diluted				(g)	$0.12

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors of CNC will consist of seven persons. The board of directors, executive officers and key employees of CNC will be as follows:

Name	Age	Position

Qiping Gao	65	Chairman of the Board
William C. Morro	54	Executive Vice Chairman and Chief Corporate Development Officer
Zhaosheng Wu	72	Chief Executive Officer and Director
Yong Xu	35	Vice President, Chief Financial Officer and Secretary
Moulong Zhu	73	Chief Urban Planning and Architecture Officer
To be named		Director
To be named		Director
To be named		Director
To be named		Director

Other than the Chief Executive Officer and the Chief Urban Planning and Architecture Officer, there are no other executive officers.

The directors will serve for a term of one year. All of these persons except for William C. Morro (who is a resident of the United States) are residents of the PRC.

Qiping Gao, Chairman of the Board. Mr. Gao is currently the Chairman (non-executive) of the board of directors of Sing Kung. Mr. Gao is recognized as a distinguished senior manager within the PRC and an expert on infrastructure development and financing. Mr. Gao retired in 2005 from the China Development Bank (CDB) as the Assistant Governor, where he worked from 1994 to 2005. Mr. Gao was a member of the senior leadership team with other six people. Prior to his appointment as Assistant Governor, he had served CDB as head of the following departments: Comprehensive Planning, Investment Banking, Administration, Finance and Accounting and the Management Information Center. The China Development Bank is one of three central government banks in China with primary responsibility for financing urban development initiatives of local governments. After retiring, Mr. Gao has continued to serve the China Development Bank as an advisor. During his career of more than 40 years, he applied his professional engineering training on major infrastructure development within China and participated in the preparation of three 5-year plans related to infrastructure development matters and provided input to national economic policy. He maintains a close relationship with senior policy makers in the central government. Other than consulting and advisory assignments for the China Development Bank, Mr. Gao has not assumed any other corporate board or government positions since retiring.

William C. Morro.  Mr. Morro founded InterAmerican Acquisition Group Inc. in 2005 and serves as chairman of the board and chief executive and chief financial officer. Since November 2001, Mr. Morro has been a partner with the InterAmerican Group, an advisory and investment firm focusing on cross-border transactions. In October 1996, Mr. Morro founded the U.S. Merchant Bank for the Bank of Montreal Group of Companies – BMO Nesbitt Burns Equity Group (US), Inc. and was its president until October 2001. From 1991 to 1996, Mr. Morro was employed by Heller Financial, Inc., and from June 1994 to October 1996 served as president of its SBIC, Heller Investments, Inc. (HII).  Since 1991, Mr. Morro has accumulated experience with the acquisition and management of middle-market companies, having participated as an investment principal in 55 acquisition or divestiture transactions including several businesses operating in the PRC. Prior to joining HII, Mr. Morro was a principal and shareholder of the general management consulting firm, Cresap, McCormick and Paget (now owned by Towers, Perrin). Before joining Cresap, Mr. Morro worked for two years as a Development Engineer for Union Carbide Corporation and he earned a Masters degree from the Kellogg Graduate School of Management at Northwestern University. His undergraduate degree is from Dartmouth College, where he studied chemistry and engineering.

Zhaosheng Wu, Chief Executive Officer and Director. Mr. Wu is the CEO of Sing Kung and its subsidiaries.  Prior to that time, he served as Executive Director of China Investment Consultation Ltd. (“CICL”), a financial advisory firm he founded in 2005 and whose primary shareholder is the China Investment Association. He remains a member the CICL board of directors and he also currently serves as an independent director of Beijing Zhongxing Huayuan Ltd., a subsidiary of the state-owned China Investment Association, a government agency that conducts research and provides investment information, policy advice, comprehensive planning and feasibility analysis to all levels of government about large scale investment and infrastructure projects.  Mr. Wu retired from the China Development Bank as a Bureau Chief in 1998 and continued to serve the institution as Assistant Chairman and Executive Director of the Senior Advisory Board.  Previously he served for 33 years as member of the National Development Reform Committee (“NDRC”), retiring from as Deputy Bureau Head.  The NDRC is an important central government agency responsible for formulating, among other matters, urban and infrastructure development plans and policies at the national level and approving plans and priorities of local governments.  Mr. Wu recently retired as chairman of the board of Shangxi Jingjin Environment Protection Investment and Development Ltd., a construction products equipment manufacturer.

Yong Xu, Vice President, Chief Financial Officer and Secretary.  Mr. Yong Xu is Vice President, Chief Financial Officer and Corporate Secretary of Sing Kung. He is a U.S. CPA. He served in his most recent position with a California-based hedge fund, GWA Capital Partners LLC from 2006 until joining Sing Kung in 2007. Prior to that he was employed in the capacity of Senior Auditor in the Los Angeles office of Deloitte & Touche LLP between 2005 and 2007, At Deloitte & Touche he was the lead auditor in a number of public company client engagements that included Sarbanes-Oxley compliance, management controls, and SEC financial reporting. Prior to his employment for by Deloitte, Mr. Xu performed accounting and audit-related functions as Accounting Supervisor for Metro-Goldwyn-Mayer, Inc. in Los Angeles beginning in 1999. Prior to that he worked in Shanghai as a sales representative for Shanghai Minerals & Metals Import & Export Corporation He is fluent in Mandarin and English. Mr. Xu holds a B.A. in economics from Shanghai International Studies University in Shanghai and an M.B.A from Pepperdine University in Malibu, California.

Moulong Zhu, Chief Urban Planning and Architecture Officer.  Dr. Moulong Zhu recently retired as the dean of the Urban Planning and Architecture Department of Tongji University in Shanghai, where he taught for 49 years. For the past 5 years he has remained a member of the Tongji faculty, teaching and participating on urban planning and architecture projects on a part-time basis. During his tenure at Tongji, Dr. Zhu became one of China’s leading city planners and architects and was directly involved in many major urban planning and architecture design projects in diverse areas. For example, Dr. Zhu was the lead designer for the landscape design projects of Hohhot Ring Road in Inner Mongolia and the urban design project of “Four Roads One Garden” Bozhou, Anhui Province. In urban planning, he was the lead planner for the Andon New District in Anyang City, the Binjiang New District in Baishan City, Daishan County in Zhejiang, and the Beijing Shijingshan District. Dr. Zhu has also served as the principal architect on several building projects including the Xinxiang City architectural design training centre, Henan Normal University Teaching Building, and the Zhoukou Electric Power Bureau building. He has also lead design teams in the planning of major tourist complexes such as Zhejiang Xiushan Island and basic infrastructure projects in numerous municipalities including Qiaobei New District in Nanyang, Zhoukou, Luoyang, Xinxiang City and Yuhuayuan residential community in Haozhou.

Meetings and Committees of the Board of Directors of IAG

During the fiscal year ended December 31, 2007, IAG’s board of directors met on September 18, 2007. At that meeting they reviewed the financial condition of the company following the recently completed initial public offering and reviewed management’s plans for identifying and pursuing a business combination as well as other routine matters. The board also unanimously resolved to form both the Audit Committee and Compensation Committee be comprised of Messrs. Wolfson and Bazet, with Mr. Wolfson serving as chairman of the Compensation Committee and Mr. Bazet serving as chairman of the Audit Committee.

The IAG board met informally at various times during 2008 and those members of the board who were present in person or telephonically received updates of progress on the search for a business combination and, following May 21, 2008 progress toward closing the Sing Kung acquisition. No actions were taken at these meetings and minutes were not taken. Members of the board were also briefed individually during this period on IAG’s progress in pursuing a business combination and other administrative matters.

On February 27, 2008, the IAG board telephonically to review the Sing Kung acquisition for the first time and to hear management’s recommendations. The IAG Board unanimously adopted a written resolution authorizing pursuit of a transaction with Sing Kung and negotiation of a definitive agreement consistent with the general terms previously discussed with Sing Kung, subject to validation of numerous assumptions and the judgment of IAG’s management as to whether or not to proceed. At the February 27, 2008 board meeting, management also recommended adopting a code of ethics for the IAG and presented a draft for the Board’s consideration. In a written resolution, the IAG board unanimously adopted the Code of Ethics. At this meeting, the IAG board was briefed on and discussed the issuance of warrants to management, the board and one of IAG’s special advisors that would bring management’s stake in IAG’s issued and outstanding shares to the level of 20% as originally contemplated in the underwriting letter of intent negotiated prior to the consummation of IAG’s initial public offering. The board directed management to proceed to document the warrant issuance, obtain the requisite underwriters’ consent and draft a written resolution for final consideration following the earlier of the effectiveness of a definitive agreement with Sing Kung or the abandonment of the transaction.

On March 26, 2008, the IAG board of directors met telephonically to review the transaction and the descriptive materials prepared by management. The IAG directors also had available to them the form of stock purchase agreement that IAG intended to submit to Sing Kung. At that meeting the directors reached a consensus to authorize management to enter into a stock purchase agreement with Sing Kung subject to receipt of certain other summary information on the transaction and an opportunity to reflect on the matter. On March 27, 2008, after its directors’ requests have been fulfilled, the IAG Board of directors acted unanimously by written resolution to authorize management to finalize negotiations, subject to legal review, on the proposed acquisition of Sing Kung generally in accordance with the terms presented, including the redomestication merger and related transactions and the provision for the Sing Kung equity plan.

On May 21, 2008, the IAG board acted by unanimous written resolution to issue warrants to management, other members of the board and one of IAG’s special advisors in accordance with the discussion about the topic during the February 27, 2008 board meeting.

On August 11, 2008, the IAG board acted by unanimous written resolution to form CNC in the British Virgin Islands as a wholly-owned subsidiary of IAG in accordance with the terms of the stock purchase agreement.

On August 26, 2008, the IAG board acted by unanimous written resolution to enter into a definitive agreement to engage Chardan Capital Markets LLC to advise IAG and provide various financial advisory services in connection with IAG’s proposed acquisition of Sing Kung.

On October 29, 2008, the IAG board met via teleconference to review the status of the Sing Kung acquisition and to discuss management’s concerns about the transaction terms in light of unfolding changes in the global capital markets.  The IAG board concurred that IAG management should carry out further analysis of the magnitude of changes needed to bring the transaction in line with emerging market norms and initiate discussions with Sing Kung management about changes in the transaction terms.

On November 15, 2008, the IAG board met via teleconference to review updated information about Sing Kung’s operations, market valuation of comparables and proposed revised transaction terms (discussed in the section titled “Consideration of the Stock Purchase Transaction”).  At this meeting, IAG’s board unanimously approved the proposed revisions to the acquisition terms and authorized management to finalize an amendment to the stock purchase agreement that embodied the changes discussed.  That amendment was duly negotiated and executed on November 28, 2008.

On January 15, 2009, the IAG board acted by unanimous written consent to form a Nominating and Governance Committee comprised of the independent directors of the IAG, Messrs. Bazet, Blanco and Wolfson. The Nominating and Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on IAG’s board of directors.

On July 9, 2009, the IAG board met via teleconference to discuss the restatement of Sing Kung financial statements and proposed changes to the stock purchase agreement with Sing Kung.  At that time the IAG board also discussed IAG’s lack of liquidity and possible solutions that would allow the company to continue to pursue the transaction if an amended agreement could be reached to reflect changes in the Sing Kung business value arising from the restatement of Sing Kung’s financial statements.

On July 20, 2009, the IAG board met via teleconference to review and unanimously approve an amendment to the Sing Kung stock purchase agreement (Amendment No. 2) and a recommendation to the IAG stockholders that they vote in favor of the acquisition of Sing Kung on the amended terms.  At the meeting, the IAG board also unanimously approved a plan of liquidation for the company to be implemented in the event that the Sing Kung acquisition does not receive the requisite stockholder approval.  The IAG board also discussed and unanimously approved three additional stockholder resolutions to be included in this amended proxy statement/prospectus and their recommendation to stockholders that they vote in favor of such proposals.  These related to the previously approved contingent plan of liquidation, authority to adjourn the stockholders meeting and a reduction of authorized shares.

On July 20, 2009, the independent members of the IAG board discussed and adopted a written resolution to authorize limited additional corporate expenditures for the purpose of pursuing consummation of the Sing Kung transaction and limiting the indemnity of the IAG officers in connection with such expenditures.

Although IAG does not have any formal policy regarding director attendance at annual stockholder meetings, IAG attempts to schedule its annual meetings so that all of its directors can attend. In addition, IAG expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq Stock Market, CNC will elect to follow the rules of Nasdaq in determining whether a director is independent. The board of directors of CNC also will consult with the company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, and subject to the vote of the Class A Preferred stockholders, the board of directors of CNC will include at least four independent directors, one of which will be the Chairman, Qiping Gao. Mr. Zhaosheng Wu is not independent.

IAG currently has three independent members of its board of directors, James Bazet, Richard Wolfson and Dr. Herminio Blanco Mendoza, although IAG is not required to have any independent directors.

Audit Committee

In anticipation of being listed on the Nasdaq Stock Market, CNC will establish an audit committee to be effective at the consummation of the stock purchase. As required by Nasdaq listing standards, the audit committee will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each audit committee member will have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors will identify a director of CNC who will qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current IAG Board of Directors

IAG has an audit committee comprised of two independent directors, Messrs. Bazet and Wolfson. Mr. Bazet serves as chairman of the Audit Committee. If the audit committee cannot reach unanimous agreement on any matters falling within its delegated authority, those matters are referred to the entire board. No such situation has occurred.

Independent Auditors

As disclosed in our January 2008 8-K filing, a majority of the partners of Goldstein Golub Kessler LLP ("GGK") became partners of McGladrey & Pullen, LLP ("M&P"). As a result, GGK resigned as auditors of the company effective January 28, 2008 and M&P was appointed as our independent registered public accounting firm in connection with our annual financial statements for the fiscal year ended December 31, 2007.

Audit Fees

The aggregate fees for professional services rendered by M&P in 2008 and for our 2008 year end audit were approximately $120,200, which includes fees relating to our quarterly reports on Form 10-Q of $35,500 and fees relating to the review of our initial Registration Statement on Form S-4 related to the Sing Kung transaction and subsequent amendments thereto of approximately $54,500 and approximately $30,200 in connection with our December 31, 2008 year-end audit.  In addition, M&P billed us approximately $33,000 in connection with our December 31, 2007 year-end audit. The aggregate fees paid to GGK in 2007, which includes fees relating to the initial public offering and for the review of financial statements included in our quarterly reports on Form 10-Q were approximately $44,500.

Audit-Related Fees

Audit related fees are for assurance and related services including, among others, consultation concerning financial accounting and reporting standards. There were no aggregate fees billed for audit-related services rendered by GGK or M&P.

Tax Fees

The fees paid to RSM McGladrey Inc., an affiliate of M&P, in 2008 for tax compliance totaled $5,000.

All Other Fees

During 2007, 2006, and 2005 there were no fees billed for products and services provided by the principal accountants to IAG other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee. The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The independent auditor may not perform services, whether associated with audit or non-audit functions, unless the services have been approved prior to their performance by the Company’s Audit Committee. Each fiscal year, the Audit Committee negotiates and pre-approves the fee for the annual audit of the Company’s Consolidated Financial Statements. Each fiscal year, the Audit Committee may also specifically pre-approve certain audit services, audit-related services, tax services and other services. At the present time, the Audit Committee has not delegated any authority for approval of any services. All audit and permissible non-audit services provided by the independent auditor have been approved by the Audit Committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of CNC will adopt a Code of Ethics that applies to CNC’s directors, officers and employees as well as those of its subsidiaries. A copy of the form of CNC’s Code of Ethics has been filed as an annex to this proxy statement. Requests for copies of CNC’s code of ethics should be sent in writing to InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Attention: Secretary.

Recognizing that as a public company it would be appropriate to adopt a code of ethics, the IAG board of directors unanimously approved a Code of Ethics that applies to its directors and officers. Requests for copies of IAG’s code of ethics should be sent in writing to InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103, Attention: Secretary.

Stock Option Committee Information

Upon consummation of the stock purchase, the board of directors of CNC will establish a compensation committee. The purpose of the compensation committee will be to administer the company’s equity plans, including authority to make and modify awards under such plans. Initially, the plan will be the Sing Kung 2008 Equity Plan, as assumed by CNC. Since the plan has not yet been approved, the compensation committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

In anticipation of being listed on the Nasdaq Stock Market, CNC will form a nominating committee in connection with the consummation of the stock purchase. The members each will be an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on CNC’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

IAG does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. The IAG board of directors authorized a nominating committee on January 15, 2009.  The Nominating and Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on IAG’s board of directors.  Each of the members is an independent director and the Committee Charter meets all other requirements under NASDAQ listing standards. Requests for copies of IAG’s Nominating and Governance Committee charter should be sent in writing to InterAmerican Acquisition Group Inc., 2918 Fifth Ave., Suite 209, San Diego, CA 92103.

Director Compensation

CNC intends to pay its non-employee directors for each board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years or to issue restricted stock, vesting immediately. The options or restricted stock will be issued under the stock option plan approved by the board of directors and stockholders pursuant to this proxy statement and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

IAG’s directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

Sing Kung’s Executive Officers

The following sets forth summary information concerning the compensation paid by Sing Kung (and its predecessor, SNC) to each of its executive officers during the last three fiscal years, including SNC’s year of inception of 2005.

Annual Compensation

Name	Year	Salary ($)	Bonus ($)

Qiping Gao (Chairman)	2008	4,412	none
	2007	none	none
	2006	none	none

Jianjun Shi (CEO, resigned in 2009) (1)	2008	382,353	88,235
	2007	none	197,899
	2006	none	150,565

Jhaosheng Wu (Director) (2)	2008	none	none
	2007	none	none
	2006	none	none

Moulong Zhu (Chief Planning Officer)	2008	none	none
	2007	none	none
	2006	none	none

Yong Xu (Chief Financial Officer)	2008	50,000	none
	2007	none	none
	2006	none	none

Notes:
(1)	Mr. Shi received salary payments of $151,432 in 2009 prior to his resignation.
(2)	Mr. Wu assumed the position of CEO in January 2009 following the resignation of Dr. Shi. Mr. Wu's salary for 2009, payable in RMB, is at an annual rate of approximately $88,000.

All of the above amounts were paid in RMB during each year for 2006, 2007 and 2008 and the compensation amounts in the table above reflect the average exchange rate between the RMB and United States dollar for each year, using an average exchange rate for one United States dollar that was RMB 7.97, 7.58 and 6.94 for 2006, 2007 and 2008, respectively .

Chief Executive Officer (Jianjun Shi) Compensation for 2008 and subsequent years:

Effective April 24, 2008, Sing Kung entered into a five-year employment agreement with its Chief Executive Officer pursuant to which he is paid:

•	an annual base salary of RMB 2.6 million ($382,353), which amount increases by 5% for each calendar year beginning January 1, 2009.

•	a minimum cash bonus of RMB 1,200,000 ($176,471) if specified performance targets are met.

Dr. Shi resigned in 2009 and his successor is not party to an employment agreement.

Chief Financial Officer (Yong Xu) Compensation for 2008 and subsequent years:

Effective August 1, 2008, Sing Kung entered into a three-year employment agreement with its Chief Financial Officer pursuant to which he is paid a base annual salary of $120,000.

Since its formation, neither Sing Kung nor any of its operating companies has granted any stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation, notwithstanding the adoption of the 2008 Sing Kung Equity Plan by the Sing Kung stockholders on August 11, 2008.

IAG Executive Officers

No executive officer of IAG has received any cash or non-cash compensation for services rendered to IAG. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Executive Compensation Determination

It is the intention of CNC to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, CNC does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements, all of which agreements were negotiated by the IAG board of directors in arms-length negotiations. Mr. Morro's compensation will be established by vote of a majority of the independent directors following consummation of the business combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IAG

In May 2005, we issued 1,250,000 shares of our common stock for $15,000 in cash, at a purchase price of $0.012 per share (giving retroactive effect to a 2-for-5 reverse stock split we effected in December 2005, a reallocation of shares among our officers and directors, a 1.25-for-1 stock split we effected in April 2006, a 1.44-for-1 stock split we effected in May 2006, a 1-for-2.16 reverse stock split effected in June 2007, a transfer of 325,000 shares from our existing stockholders to our special advisors in June 2007 and a transfer of an aggregate of 189,000 shares from our special advisor, Richard Propper, to our two executive officers in August 2007). The shares are now owned by the following stockholders:

Name	Number of Shares	Relationship to Us
William C. Morro	508,838	Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Richard N. Sinkin	339,225	Chief Operating Officer, Secretary and Director
Richard M. Wolfson	46,250	Director
InterAmerican Capital Partners II LLC	173,438	Stockholder
James Bazet	23,125	Director
Herminio A. Blanco Mendoza	23,125	Director
Richard Propper	61,000	Special Advisor
Steven Oliveira	75,000	Special Advisor

These shares will be held in escrow until September 4, 2009.

The holders of the majority of these shares will be entitled to make up to two demands that IAG register these shares pursuant to a registration rights agreement. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing on the date IAG files a Form 8-K disclosing the entering into of a definitive agreement for a business combination. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. IAG will bear the expenses incurred in connection with the filing of any such registration statements.

InterAmerican Capital Partners II LLC, together with one of IAG’s special advisors, Richard Propper, purchased $1,500,000 of warrants from IAG at a purchase price of $1.50 per warrant, each to purchase one share of our common stock, pursuant to a fourth amended and restated warrant purchase agreement dated as of June 27, 2007. InterAmerican Capital Partners II LLC and Richard Propper have further agreed that the warrants purchased by them pursuant to such agreement will not be sold or transferred until after IAG has have completed a business combination. Funding of the warrant purchase commitment occurred prior to the consummation of IAG’s initial public offering. The proceeds from the sale of the warrants were deposited into the trust account and will become part of the amount payable to IAG’s public stockholders in the event of the liquidation of the trust account as part of IAG’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to InterAmerican Capital Partners II LLC and Mr. Propper with respect to the warrants they purchased and the shares of IAG’s common stock issuable upon exercise of the warrants. InterAmerican Advisors, LLC, an affiliate of Messrs. Morro and Sinkin, has agreed that, commencing on the effective date of its initial public offering through the acquisition of a target business, it will make available to IAG a small amount of office space and certain office and secretarial services in its office located in San Diego, as it may require from time to time. IAG agreed to pay InterAmerican Advisors, LLC $10,000 per month for up to 12 months for these services. Messrs. Morro and an affiliate of Dr. Sinkin own 3% and 97% of InterAmerican Advisors, LLC, respectively. The name of the affiliate of Dr. Sinkin is Sintrim Capital Corp., a Delaware corporation that is wholly controlled by Dr. Sinkin. Sintrim Capital Corp. is a holding company used by Dr. Sinkin to hold certain business assets. Accordingly, each will benefit from the transaction to the extent of his respective interest in InterAmerican Advisors, LLC. However, this arrangement is solely for IAG’s benefit and is not intended to provide Messrs. Morro and Sinkin compensation in lieu of a salary. IAG believes, based on rents and fees for similar services in the metropolitan area of San Diego, the fee charged by InterAmerican Advisors, LLC is at least as favorable as IAG could have obtained from an unaffiliated person. However, as IAG’s directors may not be deemed “independent,” IAG did not have the benefit of disinterested directors approving this transaction.

InterAmerican Advisors, LLC advanced $140,500 to IAG to cover expenses related to its initial public offering. These loans (of which $75,000 was funded on May 28, 2005, $15,000 was funded on July 6, 2006, $15,000 was funded on November 6, 2006, $6,500 was funded on March 1, 2007 and $29,000 was funded on June 25, 2007) accrued interest at a rate per annum of 6% and were repaid on September 11, 2007 following the consummation of IAG’s initial public offering.

IAG reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on IAG’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by IAG, which will be reviewed only by IAG’s board or a court of competent jurisdiction if such reimbursement is challenged. Subsequent to the initial public offering and through June 30, 2008, the total amount of business expenses incurred by IAG’s officers and directors was approximately $109,459, and the amount of reimbursement requests outstanding was approximately $60,061.

Other than the $10,000 per-month for up to 12 months administrative fee and reimbursable out-of-pocket expenses payable to IAG’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of IAG’s existing stockholders, officers or directors who owned IAG’s common stock prior to its initial public offering, or to any of their respective affiliates, for services rendered to IAG prior to or with respect to the business combination.

Dr. Richard Propper is the father of Mr. Kerry Propper, the Chief Executive Officer of Chardan Capital Markets, LLC, IAG’s lead underwriter in its initial public offering. Dr. Richard Propper holds 61,000 shares of IAG’s common stock and warrants to purchase an additional 200,000 shares of IAG’s common stock.

All ongoing and future transactions between IAG and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will require prior approval in each instance by a majority of IAG’s uninterested “independent” directors (to the extent it has any) or the members of its board who do not have an interest in the transaction. These directors, if they determine it to be necessary or appropriate, will have access, at IAG’s expense, to IAG’s attorneys or independent legal counsel. IAG will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to IAG than those that would be available to it with respect to such a transaction, from unaffiliated third parties.

Pursuant to an escrow agreement between IAG, the management stockholders and Continental Stock Transfer & Trust Company, all of the management stockholder shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•	September 4, 2009;

•	IAG’s liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of IAG’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to IAG consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the management stockholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If IAG is unable to effect a business combination and liquidate, none of IAG’s management stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to IAG’s initial public offering.

IAG also entered into a registration rights agreement with the management stockholders pursuant to which the holders of the majority of the management stockholders shares will be entitled to make up to two demands that IAG register these shares and shares issued in connection with the exercise of the Founders' Warrants (as defined below). The holders of the majority of these shares may elect to exercise these registration rights at any time commencing on the date IAG files a Form 8-K disclosing the entering into of a definitive agreement for a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. IAG will bear the expenses incurred in connection with the filing of any such registration statements.

Each of IAG’s management stockholders also entered into a letter agreement with IAG and Chardan Capital Markets, LLC pursuant to which, among other things:

•	each agreed to vote all management stockholder shares owned by him in accordance with the majority of the IPO Shares if IAG solicits approval of IAG’s stockholders for a business combination;
•
if IAG fails to consummate a business combination by March 10, 2009 (or September 10, 2009 if a letter of intent or definitive agreement has been executed before March 10, 2009 and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated by March 10, 2009), each agreed to take all reasonable actions within his power to cause IAG to liquidate as soon as reasonably practicable;

•	each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his management stockholder shares;
•
each agreed to present for IAG’s consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of IAG’s consummation of a business combination, IAG’s liquidation or until such time as he ceases to be an officer or director of ours, subject to any pre-existing fiduciary obligations he might have;

•	each agreed that IAG could not consummate any business combination which involves a company which is affiliated with any of the management stockholders;
•	each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to IAG prior to the consummation of IAG’s business combination; and
•	each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

On May 21, 2008, IAG issued to certain of its founding stockholders and one of its special advisors warrants to purchase an aggregate of 185,000 shares of its common stock, pursuant to agreements dated as of May 21, 2008, an amount that will be reduced to 55,850 shares to comply with Amendment No.1 to the stock purchase agreement. A copy of the form of agreement with such founding stockholders was filed on a Form 8-K on May 23, 2008.  As a result of the issuance of the warrants, if such warrants are exercised the founding stockholders would have an 18.5% beneficial ownership interest in IAG after giving effect to the warrant reduction required by the stock purchase agreement, as amended, and before giving effect to the exercise of the private placement warrants purchased at the time of our initial public offering.  Under the terms of the May 21, 2008 warrant agreements, the warrants are immediately exercisable at an exercise price of $.01 and expire on the earlier of (x) January 31, 2009 if a business combination is consummated in 2008 or 90 days after the consummation of a business combination if such business combination occurs in 2009 or (y) September 4, 2009.  The Holders are restricted from selling or transferring the warrants, or any common stock underlying such warrants, to any transferee until September 4, 2009 (the “Restricted Period”).  During the Restricted Period, no sale or transfer or other disposition of the warrants, or any common stock underlying such warrants, can be made except for certain limited exceptions as set forth in the warrant agreements.  The issuance of the warrants on May 21, 2008 was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  The warrants and underlying common stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As a public company, CNC, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, IAG and CNC have adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of More Than 5% of IAG Common Stock

Based upon filings made with the Securities and Exchange Commission under Section 13(d) or Section 16(a) of the Exchange Act on or before July 24, 2009, IAG is aware of the following beneficial owners of more than 5% of any class of its voting securities who are listed in the table below.

Name and Address of Beneficial Owner (1)	Shares of IAG Common Stock		Approximate Percentage of Outstanding Common Stock (2)

Jeffrey Keswin, Lyrical Corp. I, LLC and Lyrical Partners, L.P. (3)	871,500		12.5%
William C. Morro	715,178	(4)	10.2%
Loeb Arbitrage Fund, Loeb Arbitrage Management, LLC, Loeb Marathon Fund LP,
Loeb Marathon Offshore Fund, Ltd. and Loeb Offshore Fund, Ltd. (5)	660,015		9.4%
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. (6)	641,500		9.2%
Bulldog Investors, Phillip Goldstein and Andrew Dakos (7)	615,019		8.8%
Craig Samuels (8)	606,000		8.7%
Richard N. Sinkin, Ph D.	537,855	(9)	7.7%
HBK Investments L.P., HBK Management LLC, HBK Master Fund L.P., HBK New York LLC,
HBK Partners II L.P., HBK Services LLC and HBK Special Opportunity Fund I L.P. (10)	526,571		7.5%
Mitchell Metzman and Marnie Metzman (11)	465,000		6.6%
S. Muoio & Co. LLC and Salvatore Muoio (12)	408,858		5.8%
Atlas Global Investments, Ltd., Atlas Global, LLC, Atlas Institutional Fund, Ltd.,
Atlas Master Fund, Ltd, Balyasny Asset Management L.P. and Dmitry Balyasny (13)	400,000		5.7%
__________________________

(1)	Unless otherwise indicated below in notes 3-12, the business address of each of the individuals and entities is 2918 Fifth Avenue South, Suite 209, San Diego, California 92103.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of July 24, 2009 but include common stock issuable upon the exercise of warrants issued to IAG management in May 2008 (after reduction of such warrants as required by Amendment No. 1 to the stock purchase agreement), which warrants are immediately exercisable.

(3)
Includes 211,000 shares of common stock issuable upon the exercise of warrants. The business address of Jeffrey Keswin, Lyrical Corp. I, LLC and Lyrical Partners, L.P. is 405 Park Avenue, 6th Floor, New York, NY 10022. The foregoing information is derived from a Schedule 13G filed with the SEC on February 11, 2009.

(4)
Includes 32,903 shares of common stock issuable upon the exercise of warrants issued in May 2008 (after reduction of such warrants as required by Amendment No. 1 to the stock purchase agreement), which warrants are immediately exercisable.

(5)
The business address of Loeb Arbitrage Fund, Loeb Arbitrage Management, LLC, Loeb Marathon Fund LP, Loeb Marathon Offshore Fund, Ltd. and Loeb Offshore Fund, Ltd. is 61 Broadway, New York, NY 10006. The foregoing information is derived from a Schedule 13D filed with the SEC on January 26, 2009.

(6)
The business address of Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 85 Broad Street, New York, NY 10004. The foregoing information is derived from a Schedule 13G filed with the SEC on February 6, 2009.

(7)
The business address of Bulldog Investors, Phillip Goldstein and Andrew Dakos is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. The foregoing information is derived from a Schedule 13G filed with the SEC on May 11, 2009.

(8)
Includes 606,000 shares of common stock issuable upon the exercise of warrants. The business address of Craig Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. The foregoing information is derived from a Schedule 13G/A filed with the SEC on February 13, 2009.

(9)
Includes 25,222 shares of common stock issuable upon the exercise of warrants issued in May 2008 (after reduction of such warrants as required by Amendment No. 1 to the stock purchase agreement), which warrants are immediately exercisable.

(10)
The business address of HBK Investments L.P., HBK Management LLC, HBK Partners II L.P. and HBK Services LLC is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. The business address of HBK Master Fund L.P. and HBK Special Opportunity Fund I L.P. is c/o HBK Services LLC, 2101 Cedar Springs Road, Suite 700, Dallas, TX 75201. The business address of HBK New York LLC is 350 Park Avenue, 20th Floor, New York, NY 10022. The foregoing information is derived from a Schedule 13G/A filed with the SEC on January 29, 2009.

(11)
Includes 465,000 shares of common stock issuable upon the exercise of warrants. The business address of Mitchell Metzman and Marnie Metzman is 4808 Moorland Lane, Suite 109, Bethesda, MD. The foregoing information is derived from a Schedule 13G/A filed with the SEC on February 17, 2009.

(12)
The business address of S. Muoio & Co. LLC and Salvatore Muoio is 509 Madison Avenue, Suite 406, New York, New York 10022. The foregoing information is derived from a Schedule 13G filed with the SEC on November 5, 2008.

(13)
The business address of Atlas Global Investments, Ltd., Atlas Global, LLC, Atlas Institutional Fund, Ltd., Atlas Master Fund, Ltd and Balyasny Asset Management L.P. is c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. The business address of Dmitry Balyasny is 181 West Madison, Suite 3600, Chicago, Illinois 60602. The foregoing information is derived from a Schedule 13G filed with the SEC on September 13, 2007.

Security Ownership of Officers, Directors and Special Advisors of IAG

The following table sets forth information with respect to the beneficial ownership of IAG common stock, as of July 24, 2009 by:

•	each director, executive officer and special advisor; and
•	all directors, officers and special advisors as a group.

Name (1)	Shares of IAG Common Stock		Approximate Percentage of Outstanding Common Stock(2)

William C. Morro	715,178	(3)	10.1%

Richard N. Sinkin	537,855	(3)	7.6%

Richard M. Wolfson	48,345		*

James Bazet 6500 West Courtland St. Chicago, IL 60707	24,173		*

Herminio Blanco Mendoza Soluciones Estratégicas Acordada 47 Col. San José Insurgentes Del. Benito Juárez 03900 México, D.F. Mexico	24,173		*

Richard Propper	61,000		*

Steven Oliveira	78,396		1.1%

Directors, executive officers and special advisors as a group (7 individuals)	1,305,850	(4)	18.5	% (5)
__________________________
* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 2918 Fifth Avenue South, Suite 209, San Diego, California 92103.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. These amounts exclude shares issuable upon exercise of warrants that are not exercisable and are not expected to be exercisable within 60 days of December 19, 2008, but include an aggregate of 55,850 shares of common stock issuable upon the exercise of warrants issued in May 2008 (after reduction of such warrants as required by Amendment No. 1 to the stock purchase agreement), which warrants are immediately exercisable.

(3)
Includes 173,438 shares of common stock held by InterAmerican Capital Partners II LLC, a holding company owned by William C. Morro and Dr. Richard N. Sinkin. Mr. Morro holds 60% of the membership interests of InterAmerican Capital Partners II LLC and Dr. Sinkin holds 40% of the membership interests of InterAmerican Capital Partners II LLC. However, Messrs. Morro and Sinkin equally share ultimate dispositive and voting control over the shares of common stock held by InterAmerican Capital Partners II LLC and for that reason the impact of full beneficial ownership of InterAmerican Capital Partners II LLC is reflected in the table for each of Mr. Morro and Dr. Sinkin. If the percentage ownership for Mr. Morro and Dr. Sinkin were to be calculated based on their actual percentage holdings of InterAmerican Capital Partners II LLC membership interests, 104,063 shares would be allocated to Mr. Morro and 69,375 shares would be allocated to Dr. Sinkin. Also includes an aggregate of 9,861 shares of common stock issuable upon the exercise of warrants held by InterAmerican Capital Partners II LLC issued in May 2008 (after reduction of such warrants as required by Amendment No. 1 to the stock purchase agreement), which warrants are immediately exercisable.

(4)
Includes an aggregate of 55,850 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable, after giving effect to the reduction of 129,150 such warrants as required by Amendment No. 1 to the stock purchase agreement. Since the 173,438 shares of common stock owned by InterAmerican Capital Partners II LLC are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of this total. Since the 9,861 shares of common stock issuable upon the exercise of warrants owned by InterAmerican Capital Partners II LLC (after the required reduction) are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of this total.

(5)
Includes an aggregate of 55,850 shares of common stock issuable upon the exercise of warrants issued in May 2008, which warrants are immediately exercisable, after giving effect to the reduction of 129,150 such warrants as required by Amendment No. 1 to the stock purchase agreement. Since the 173,438 shares of common stock owned by InterAmerican Capital Partners II LLC are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of calculating the percentage of beneficial ownership of all officers, directors and special advisors as a group. Since the 9,861 shares of common stock issuable upon the exercise of warrants owned by InterAmerican Capital Partners II LLC (after the required reduction) are included in the beneficial ownership calculations of both Mr. Morro and Dr. Sinkin, such shares are only counted once for purposes of this total.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

All of the shares of our outstanding common stock owned by the management stockholders prior to our initial public offering have been placed in escrow with Continental Stock Transfer Trust Company, as escrow agent, pursuant to the escrow agreements described above.

Dr. Richard Sinkin and William C. Morro may be deemed to be our “parents” and “promoters,” as these terms are defined under the United States federal securities laws.

PRICE RANGE OF SECURITIES AND DIVIDENDS

IAG

The shares of IAG common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols “IAQG,” “IAQGW” and “IAQGU,” respectively. The closing price for each share of common stock, warrant and unit of IAG on July 24, 2009, was $7.65, $0.20 and $8.25, respectively. IAG units, which consist of one share of common stock and one warrant, commenced public trading on September 5, 2007. The common stock and warrants commenced public trading on September 20, 2007. Although separate trading was permitted and has represented greater volumes of trading activity, it remains possible to trade IAG’s units as a whole as well. As an example, 1,200 units were traded on July 16, 2009 at a price of $7.65 per unit.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the IAG common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	IAG Common Stock		IAG Warrants		IAG Units
	High	Low	High	Low	High	Low

2007 Third Quarter	$7.20	$7.18	$1.10	$1.00	$8.20	$8.00
2007 Fourth Quarter	$7.28	$7.17	$1.35	$1.07	$8.60	$8.20
2008 First Quarter	$7.55	$7.24	$2.28	$1.11	$9.80	$8.28
2008 Second Quarter	$7.85	$7.33	$2.05	$1.40	$9.26	$8.70
2008 Third Quarter	$7.80	$7.35	$2.25	$1.15	$9.85	$8.50
2008 Fourth Quarter	$7.35	$6.80	$1.10	$0.13	$8.10	$7.00
2009 First Quarter	$7.65	$7.25	$0.34	$0.18	$7.80	$6.80
2009 Second Quarter	$7.56	$7.45	$0.30	$0.10	$8.00	$7.26

Holders of IAG common stock, warrants and units should obtain current market quotations for their securities. The market price of IAG common stock, warrants and units could vary at any time before the stock purchase.

CNC intends to apply for the quotation of the combined company’s common stock, Class A Preferred Stock, warrants and units on the Nasdaq Stock Market. If the securities are not listed on the Nasdaq, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of CNC, and there can be no assurance that a trading market will develop.

Holders

As of July 21, 2009, there was one holder of record of the units, nine holders of record of the common stock and three holders of record of the warrants. IAG believes the beneficial holders of the units, common stock and warrants to be in excess of 50,300 and 150 persons, respectively. Immediately after the acquisition of Sing Kung, there will be up to an additional 20 record stockholders who acquired shares in the stock purchase and the exchange offer. It is anticipated that the number of holders of CNC common stock after the redomestication merger will be the same as the number of holders of IAG common stock.

Dividends

In April 2006, the IAG board of directors declared a stock dividend of 1.25 shares of common stock for each outstanding share of common stock. In May 2006, the IAG board of directors declared a stock dividend of 1.44 shares of common stock for each outstanding share of common stock.

IAG has not paid any cash dividends on its common stock to date. Upon consummation of the business combination with Sing Kung, IAG expects to pay a dividend of $4.85 per share to those IAG common stockholders who have not exercised their conversion rights with respect to IAG common stock (the “closing dividend”).

Class A Preferred Stock.  The payment of dividends in the future by CNC with respect to its Class A Preferred Stock is governed by the rights and designations set forth in the Memorandum and Articles of Association for CNC and the following description of Class A Preferred Stock and dividends is qualified by the Memorandum and Articles of Association and applicable BVI law.  Class A Preferred Stock bears a dividend of 7% of the liquidation preference value.  The dividend amount increases or decreases ratably with increases or decreases in the exchange rate of RMB to the U.S. dollar.  The Class A Preferred Stock dividend rate is also subject to adjustment for stock splits, stock dividends and other fundamental changes.

Common Stock.  The dividends payable on CNC common stock in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Sing Kung and the Subsidiaries subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors and subject to a solvency test and other restrictions imposed by the rights and designations of the Class A Preferred Stock and other classes of preferred shares, if any, that the CNC board of directors is authorized to issue in the future. Following the consummation of the business combination, it is the present intention of the board of directors to retain earnings, if any, to the maximum extent permitted for use in the business operations and, accordingly, the board does not anticipate declaring any common stock dividends other than the closing dividend in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger and consummation of the acquisition of Sing Kung, there will be 22,215,001 shares of CNC common stock outstanding assuming that all of the holders of Sing Kung common stock who are not parties to the stock purchase agreement accept the exchange offer.  Of that amount, 1,064,172 will be registered and freely tradable. In addition, there will be 11,572,077 shares of CNC Class A Preferred Stock outstanding assuming that all of the holders of Sing Kung preferred stock who are not parties to the stock purchase agreement accept the exchange offer. Of that amount, 5,093,291 shares will be registered and freely tradable. The 19,843,417 shares of CNC common stock being issued in connection with the acquisition of the common stock of Sing Kung (as well as any shares that are issued under the stock purchase agreement if CNC achieves the after-tax profits targets) will be “restricted stock” and do not have any registration rights. In addition, there are outstanding the 5,750,000 warrants issued in the IAG initial public offering (the “IPO Warrants”), each of which will have the right to purchase 0.1850734 share of CNC common stock and 0.8857955 share of CNC Class A Preferred Stock that will be freely tradable after the redomestication merger. The common stock and Class A Preferred Stock issuable upon exercise of the IPO Warrants, will be tradable, provided that there is a registration statement in effect at the time of their exercise. As discussed previously, up to 10,300,000 CNC common shares may be issued to the Sing Kung Stockholders in the event that CNC achieves certain profit targets for fiscal years 2008 through 2013, and 5,500,000 shares will be reserved for issuance under the 2008 Stock Plan and the IAG founders and special advisors hold 55,850 warrants that will be outstanding as of the closing after giving effect to the cancellation of 1,000,000 warrants purchased by certain of the IAG founders in a private placement prior to the consummation of our IPO. Therefore, there are an aggregate of 16,874,508 shares of common stock and 5,142,795 shares of Class A Preferred Stock that may be issued in the future upon exercise of outstanding warrants and the issuance of the incentive shares and shares issuable under the 2008 Stock Plan.  Each issued and issuable share of CNC Class A Preferred Stock is convertible into one common share and the number of common shares issuable if all issued and issuable shares of Class A Preferred Stock were converted would be 16,714,872 common shares.

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this proxy statement/prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after an initial business combination, would act as ‘‘underwriters’’ under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 would not be available for resale transactions despite technical compliance with the requirements of Rule 144, and such securities can be resold only through a registered offering. However, Rule 144 as in effect on the date of this prospectus is available to stockholders of blank check companies and their transferees one year after the consummation of a business combination by the blank check company and the blank check company’s filing of information required by Form 10 with the SEC, provided that the blank check company has filed certain reports required by the Exchange Act in the last year. The prohibition on use of Rule 144 by blank check companies does not apply to blank check companies that are business combination related shell companies, as defined under Rule 405 of the Securities Act. However, we will not be considered a business combination related shell company and, as a result, Rule 144 will not be available to our stockholders until one year after we have completed our initial business combination and filed Form 10 information with the SEC, assuming we have filed certain reports required by the Exchange Act with the SEC for the past year.

Before the redomestication merger there was no market for the securities of CNC, and no prediction can be made about the effect that market sales of the common stock or Class A Preferred Stock of CNC or the availability for sale of the common stock and Class A Preferred Stock of CNC will have on the market price of those securities. It is anticipated that the market will be different than the market for IAG shares because as a result of the closing dividend and redomestication merger the capital of the combined company will be reduced and a junior and senior class of stock (common stock and Class A Preferred Stock) will be registered and freely tradable.  Moreover, sales of substantial amounts of our common stock or Class A Preferred Stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common, Class A Preferred Stock or securities linked to the common stock or Class A Preferred Stock.

The holders of the 1,250,000 shares of common stock issued prior to IAG’s initial public offering and the holders of an aggregate of 55,850 Founders’ Warrants are entitled to registration rights pursuant to an agreement with IAG. This obligation will be assumed by CNC in the redomestication merger. The holders of a majority of these securities are entitled to make up to two demands that we register the CNC common and Class A Preferred Stock issued or issuable in exchange for the IAG common stock or the Founders’ Warrants. The holders of the majority of these shares are eligible to elect to exercise these registration rights at any time. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which the shares of IAG common stock are released from the escrow. CNC will bear the expenses incurred in connection with the filing of any such registration statements. Additionally, CNC anticipates filing a registration statement for the shares issuable under the 2008 Stock Plan within two months after the closing of the stock purchase transaction, provided the stockholders of IAG approve the 2008 Stock Plan.

DESCRIPTION OF THE COMBINED COMPANY’S
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of CNC following the stock purchase includes a summary of specified provisions of the Memorandum of Association and Articles of Association of CNC that will be in effect upon completion of the stock purchase and the merger. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to CNC’s Memorandum of Association and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

CNC is authorized to issue a maximum of 115,000,000 shares of all classes of capital stock, 90,000,000 of which will be ordinary/common shares, US $0.0001 par value and 25,000,000 of which will be preferred shares.  The capital of CNC will be stated in United States dollars.

Units

CNC will exchange one warrant and 0.1850734 share of common stock and 0.8857955 share of Class A Preferred Stock in the redomestication merger for each unit of IAG.  No fractional shares will be issued and unit holders who have the right to receive a fractional common share or share of Class A Preferred Stock will instead receive cash for such fractional share.  The cash settlement will be $3.00 multiplied by the fractional share interest for each fractional share of Class A Preferred Stock and $2.22 multiplied by the fractional share interest for each fractional common share.  Each warrant entitles the holder to purchase  0.1850734 shares of common stock and 0.8857955 shares of Class A Preferred Stock on terms described below under the heading “Warrants”.   As of July 24, 2009, there were 203,130 IAG units outstanding.

Common Shares

The holders of the combined company’s common shares (sometimes referred to herein as “ordinary shares”) are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights applicable to the Class A Preferred Stock (described below under the heading “Preferred Shares”) and other classes of preferred shares, if any the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders of Class A Preferred Stock and other classes of preferred shares, if any, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities. Upon the completion of the business combination with Sing Kung, we will have a total of 21,138,931 common shares issued and outstanding. In addition, if all of the holders of the Sing Kung common stock who are not parties to the stock purchase agreement participate fully in the exchange offer, we will have an additional 1,076,070 ordinary shares outstanding, assuming that no Class A Preferred holders have exercised their rights to convert Class A Preferred Stock to common stock. In addition to those shares: another 1,064,172 common shares are issuable upon the exercise of the IAG warrants having an exercise price of $5.00 that will be outstanding at closing and 10,336 are issuable upon the exercise of the management warrants having an exercise price of $0.01; another 10,300,000 shares are issuable to the Sing Kung Stockholders in the event that specified profit targets are achieved for the years 2009 through 2013; and another 16,714,872 common shares are issuable upon conversion of the Class A Preferred Stock that will be outstanding if all Sing Kung preferred stockholders participate in the exchange offer and all 5,805,850 IAG warrants are exercised.

As of July 24, 2009, there were 6,796,870 shares of IAG common stock outstanding (7,000,000 after giving effect to the shares included with the units).

Preferred Shares

The Memorandum of Association authorizes the issuance of up to 25,000,000 preferred shares, of which 6,200,529 shares of Cumulative Convertible Class A Preferred Stock (“Class A Preferred Stock”) will be issued upon consummation of the business combination with Sing Kung assuming that none of the IAG stockholders exercise their conversion rights with respect to the IAG common stock.  An additional 49,471 shares of Class A Preferred Stock will be issuable upon exercise of 55,850 IAG founders’ warrants having an exercise price of $0.01 per share and.  In addition, if all of the holders of the Sing Kung preferred stock who are not parties to the stock purchase agreement participate fully in the exchange offer, 5,317,548 shares of Class A Preferred Stock will be issuable and 5,093,324 shares of Class A Preferred Stock will be issuable upon exercise of the IAG warrants (having an exercise price of $5.00) that will be outstanding at closing. The rights and designations of the Class A Preferred Stock are summarized as follows, which description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to CNC’s Memorandum of Association and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

Liquidation Preference

Upon the liquidation of the company, each share of Class A Preferred Stock shall be entitled to receive the greater of (i) $3.00 plus the value of all accrued and unpaid dividends (the “Liquidation Preference Value”) and (ii) its pro rata share of the liquidation proceeds on an as-if converted basis.

Class A Preferred Dividends

Dividends on Class A Preferred Stock will accrue quarterly and, if payment is declared by the board of directors of the company, shall be paid in cash within 10 business days following the end of each calendar quarter beginning December 31, 2009.

The annual dividend rate is initially established at 7% of the Liquidation Preference Value, with the adjustments in the rate indexed to changes in the $US-RMB exchange rate in effect on the last U.S. business day of the quarter. The base exchange rate is RMB 6.8340/$1.00. The quarterly dividend will not change, other than adjustments to reflect exchange rate changes, stock splits, reverse splits and similar occurrences.

Conversion of CNC Preferred Shares

Holders of Class A Preferred Stock may convert some or all of such shares to shares of CNC common stock at any time by giving notice to the company. The conversion ratio will be one share of CNC common stock for each share of Class A Preferred Stock. At the time of conversion, any accrued but unpaid dividends outstanding on the converted shares must be applied to purchase additional shares of CNC common stock at the then-current market price of CNC common stock, such price to be determined by averaging the closing price of CNC common stock for the 10 trading days preceding the date of conversion.

Conversion of the Class A Preferred Stock to CNC common stock will be automatic upon the earlier to occur of (i) the date on which the shares of CNC common stock have traded for 10 out of any 20 consecutive trading days at or above the $5.00 per share on average daily volume of 3% of the outstanding shares of CNC common stock or (ii) following the delivery of U.S. GAAP audited financial statements demonstrating that the company has achieved a net operating income of $25,000,000 for any fiscal year beginning with fiscal year 2009.

The Class A Preferred Stock will be subject to customary anti-dilution provisions, including adjustment of the conversion price for stock splits, reverse splits and other such occurrences. The Class A Preferred Stock will also have anti-dilution protection for dilutive issuances of the company’s securities.

Redemption

The Class A Preferred Stock may be redeemed by the company (a “Company Redemption”) for:

•
The higher of the Liquidation Preference Value or value if converted in the event that the company undergoes a Fundamental Change (defined below), provided that the holders of the Class A Preferred Stock are first notified of the Fundamental Change and have not less than seven (7) days to convert their shares to CNC common stock: or

•	120% of the Liquidation Preference Value at any time upon 60 days written notice.

A Company Redemption of less than all of the Class A Preferred Stock shall apply pro rata to all holders of Class A Preferred Stock.

A Fundamental Change means that the company has undergone a change in control, is involved in a merger transaction that results in its CNC common stock no longer being publicly traded, fails to maintain its U.S. securities registration as a public company, files for bankruptcy or is judged insolvent, initiates liquidation proceedings or similar occurrences.

Holders of Class A Preferred Stock may demand redemption of some or all of their Class A Preferred Stock at the higher of the Liquidation Preference Value or value as-if-converted in the event that the company undergoes a Fundamental Change. The holders of Class A Preferred shall also have the right to demand redemption (in whole or in part) at any time after the 4th anniversary of the consummation of the IAG transaction at Liquidation Preference Value if the company has failed to raise Qualifying Equity Capital (defined below) of $25 million or more on or prior to such anniversary date. This redemption right shall be extinguished upon the company raising Qualifying Equity Capital of $25 million or more.

Qualifying Equity Capital means the aggregate gross proceeds from (i) any issuance of common or preferred stock issued after the closing of the transaction that has a liquidation preference that is pari passu or subordinate to that of the Class A Preferred Stock and does not incorporate redemption terms more favorable to the holders than those of the Class A Preferred Stock, plus (ii) the Liquidation Preference Value of all Class A Preferred issued to the public stockholders of IAG common stock that remains outstanding 30 days following the closing of the transaction.

Registration

Class A Preferred Stock will be registered in conjunction with the consummation of the transaction, and the company will register and maintain the registration of both the Class A Preferred Stock and underlying CNC common stock in the United States so long as any Class A Preferred Stock remains outstanding.

Governance Rights

Holders of Class A Preferred Stock will have the right initially to appoint 4 of 7 members to the board of directors of the company. The number of directors that may be appointed by the holders of Class A Preferred Stock shall be automatically reduced on each anniversary of the consummation of the business combination with the company (the “Measurement Date”) as follows:

If on the Measurement Date the market value of the Class A Preferred Stock expressed as a percentage of total equity market value of the company is in the ranges shown below, the number of directors that may be appointed by the holders of Class A Preferred Stock shall be reduced to the number shown:

Threshold Percent:     ≥50%    49%-35%    34%-20%    19%-10%

Directors Appointed:      4               3                   2                  1

Once reduced, the number of directors that may be appointed by the holders of Class A Preferred Stock may not be increased. If the market value percentage of Class A Preferred Stock falls below 10% of the total equity market value on a Measurement Date, or if all of the Class A Preferred Stock are converted or redeemed, then the holders of the Class A Preferred Stock shall lose the right to appoint any members of the board of directors of the company.

Other Protective Provisions

Holders of the Class A Preferred Stock shall have the right to vote with the CNC common stock on an as-if-converted basis on all matters on which the holders of CNC common stock are entitled to vote. In addition, no changes in the rights of the Class A Preferred Stock (that are adverse to the interests of the holders of Class A Preferred Stock) may be made without the affirmative vote of a majority of outstanding Class A Preferred Stock.

The company shall pay no dividends on CNC common stock or preferred stock junior in priority to the Class A Preferred Stock so long as at least 2,000,000 shares of Class A Preferred Stock remains outstanding, unless a majority of those members of the board of directors of the company appointed by the holders of Class A Preferred Stock consent to such payment. The Class A Preferred Stock shall participate in any such dividends on an as-converted basis.  The dividend rate will be adjusted to offset the effect of any stock splits, reverse splits or similar occurrences.

No equity securities may be issued that have a liquidation preference that is senior to that of the Class A Preferred Stock.

In addition to the Class A Preferred, CNC’s Memorandum and Articles of Association allow the board of directors to amend the Memorandum to create and authorize additional classes of preferred shares having such rights, privileges, restrictions and conditions as the board shall specify and to issue additional preferred shares up to the authorized maximum of 25,000,000 shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company’s shares of common stock.

As of the date of this proxy statement/prospectus, there are no outstanding CNC preferred shares of any series.

Anti-takeover Effect of Unissued Authorized Shares of Capital Stock

Common Stock.  After the stock purchase and re-domestication merger, CNC will have outstanding approximately 22,215,001 common shares issued and outstanding, assuming that none of the public stockholders elects to exercise the conversion rights related to the IAG stock and there is full participation in the exchange offer for Sing Kung common shares. Another 33,589,381 shares have been reserved for issuance for the following purposes: 1,074,508 shares are issuable upon the exercise of the outstanding warrants; 16,714,872 shares are issuable upon conversion of Class A Preferred Stock assuming full participation in the exchange offer for Sing Kung preferred stock and exercise of all outstanding warrants to purchase Class A Preferred Stock; up to 10,300,000 are issuable to the Sing Kung Stockholders upon achievement of certain profit targets for 2009 through 2013, and another 5,500,000 will be reserved for issuance under the 2008 Stock Plan, if it is approved. As a result, a total of 55,804,382 shares will be issued or issuable by CNC upon the completion of the stock purchase and re-domestication merger. The total amount of ordinary shares that CNC is authorized to issue is 90,000,000, which means that approximately 34,195,618 shares will be authorized but unissued or reserved for issuance. These remaining shares of authorized, unissued and unreserved shares of common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Preferred Shares.  Upon consummation of the business combination with Sing Kung, there will be issued and outstanding 6,200,529 shares of Class A Preferred Stock if none of the IAG public stockholders exercise their conversion right with respect to IAG shares issued in our IPO.  Following the business combination, the holders of Class A Preferred Stock will have the ability to elect a majority of the board of directors and such holders may continue to have such authority indefinitely, subject to circumstances that would cause the rights of the Class A Preferred Stock to elect directors to diminish, or that would result in conversion or redemption of the Class A Preferred Stock.  Consequently, the directors elected by a majority of the Class A Preferred holders, which could constitute a small group of stockholders, could delay or block a change in control and may discourage bids for the common stock at a premium over the market price of the common stock and may take other actions that could adversely affect the market rice of, and the voting and other rights of the holders of, common stock.

An additional 5,371,548 shares of Class A Preferred Stock are reserved for issuance to the Sing Kung preferred stockholders pursuant to the exchange offer and 5,142,795 shares of Class A Preferred Stock are issuable in connection with the exercise of the outstanding warrants.  In aggregate, 16,714,882 shares of Class A Preferred Stock will be issued or reserved out of a total of 25,000,000 authorized preferred shares.  The issuance of any of the reserved but unissued shares of Class A Preferred Stock may extend the time period during which the shares of Class A Preferred Stock have the right to elect a majority of the membership of the board of directors or a lesser number of directors.

The memorandum and articles will grant the board of directors the authority, without any further vote or action by the combined company’s stockholders, to issue additional preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series up to the maximum number of authorized preferred shares.  Following the acquisition, 8,285,128 unissued and unreserved preferred shares will be available for future issuance without additional stockholder approval. The existence of the Class A Preferred Stock and authorized but unissued preferred shares could reduce the combined company’s attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue preferred shares to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

IPO Warrants.  Upon consummation of the business combination, there will be warrants outstanding that were issued in conjunction with our IPO (the “IPO Warrants”) to purchase 5,750,000 shares of IAG common stock, which warrants will remain outstanding upon the consummation of the stock purchase and redomestication merger.  Following the business combination, each such warrant will entitle the registered holder to purchase 0.1850734 share of CNC common stock and 0.8857955share of CNC Class A Preferred Stock at an aggregate exercise price of $5.00, subject to adjustment as discussed below, at any time commencing on completion of the stock purchase.  The IPO Warrants will expire at 5:00 p.m., New York City time on September 4, 2011. If, and only if, the reported last sale price of the CNC common stock equals or exceeds $10.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, CNC may call the warrants for redemption:

•	in whole or in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable; and
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder.

The IPO Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and IAG.

The exercise price and number of shares of common stock and Class A Preferred Stock issuable upon exercise of the IPO Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the IPO Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The IPO Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The IPO Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock and Class A Preferred Stock upon exercise of the IPO Warrants, each holder will be entitled to one vote for each share of common stock and one vote for each share of Class A Preferred Stock held of record on all matters to be voted on by each class of stock, respectively.

No IPO Warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock and Class A Preferred Stock issuable upon exercise of the warrants is current and the common stock and Class A Preferred Stock has been qualified (or is exempt from qualification) in the jurisdictions in which the holders of the IPO Warrants reside.  Under the terms of the warrant agreement, IAG has agreed to maintain a current prospectus relating to the common stock and Class A Preferred Stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that IAG will be able to do so. The IPO Warrants may be deprived of any value and the market for the IPO Warrants may be limited if the prospectus relating to the common stock or Class A Preferred Stock issuable upon exercise of the warrants is not current or if the common stock or Class A Preferred Stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the IPO Warrants. However, if an IPO Warrant holder exercises all such warrants then owned of record by him, IAG will pay to the IPO Warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable to the IPO Warrant holder, an amount for such fractional share in cash based on the market value of the common stock and the Class A Preferred Stock on the last trading day prior to the exercise date.

There will be 5,750,000 warrants having an exercise price of $5.00 outstanding (after giving effect to any warrants included with units outstanding) as of the completion of all of the transactions contemplated in this proxy statement/prospectus.

Founders’ Warrants.  Upon consummation of the business combination, there will be warrants outstanding that were issued to certain of our founding stockholders to purchase shares of IAG common stock for an exercise price of $0.01 (“Founders’ Warrants”).  After giving effect to the reduction in Founders’ Warrants required to satisfy the terms of the stock purchase agreement as amended, 55,850 Founders’ Warrants will remain outstanding upon the consummation of the stock purchase and redomestication merger.  The Founders’ Warrants are exercisable at any time without restriction until their expiration on September 4, 2009 and, together with the underlying common stock, are subject to the same restrictions on sale and are entitled to the same registration rights as the common stock issued to the founders prior to the IPO.  As of the date of the prospectus, none of the Founders’ Warrants had been exercised.

The Founders’ Warrants do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock and Class A Preferred Stock upon exercise of Founders’ Warrants, each holder will be entitled to one vote for each share of common stock and one vote for each share of Class A Preferred Stock held of record on all matters to be voted on by each class of stock, respectively.  If exercised following the business combination, each Founders’ Warrant will entitle the registered holder to purchase 0.1850734 share of CNC common stock and 0.8857955 shares of CNC Class A Preferred Stock at an aggregate price of $0.01, subject to adjustment.  The exercise price and number of shares of common stock and Class A Preferred Stock issuable on exercise of the Founders’ Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the Founders’ Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.  No fractional shares will be issued upon exercise of the Founders’ Warrants.

Registration Rights Agreement

IAG has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering and as a result of the exercise of the Founders’ Warrants. The IPO Warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of IAG common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase is not consummated and IAG still exists, the next IAG annual meeting of stockholders will be held on or about [                    ], 2009 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than [_________], 2009. You should direct any proposals to our secretary at IAG’s principal office in San Diego, CA. If you want to present a matter of business to be considered at the annual meeting, under IAG by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting.

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this joint proxy statement/prospectus.

Kramer Levin Naftalis & Frankel LLP, New York, New York, has passed upon certain United States federal income tax matters relating to the redomestication merger, the exchange offer, and the acquisition of Sing Kung as set forth in this joint proxy/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

EXPERTS

The financial statements of Sing Kung at December 31, 2008 and 2007 and for the year ended December 31, 2008 and the period ended December 31, 2007 and of SNC at December 31, 2005, 2006 and 2007 and for the years ended December 31, 2006 and 2007 and for the period ended December 31, 2005 included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy/prospectus forms a part, have been audited by UHY Vocation HK CPA Limited (formerly know as UHY ZTHZ HK CPA Limited), an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this joint proxy statement/prospectus forms a part, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of IAG at December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period ended 2005 included in this joint proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, an independent public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

The financial statements of IAG at December 31, 2007 and 2008 and for the years then ended included in this joint proxy statement/prospectus and in the registered statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CNC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of CNC’s annual report to stockholders and CNC’s proxy statement. Upon written or oral request, CNC will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that CNC deliver single copies of such documents in the future. Stockholders may notify CNC of their requests by calling or writing William C. Morro at its principal executive offices at CNC c/o InterAmerican Acquisition Group Inc., 2918 Fifth Avenue South, Suite 209, San Diego, California 92103. In addition, CNC will make available free of change through an Internet website its annual report, quarterly reports, 8-K reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

IAG files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by IAG with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549. You may also access information on IAG at the Securities and Exchange Commission web site at: http://www.sec.gov.

After the stock purchase, if the securities of CNC are listed on the Nasdaq Stock Market, unless you notify CNC of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

William C. Morro, c/o InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South, Suite 209, San Diego, CA 92103

INTERAMERICAN ACQUISITION GROUP INC.

* Unconsolidated audited financial statements of CNC Development Ltd., InterAmerican Acquisition Group Inc.’s wholly owned subsidiary, have been omitted. CNC Development Ltd. has no operations or material assets or liabilities.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
InterAmerican Acquisition Group Inc.

We have audited the accompanying consolidated balance sheets of InterAmerican Acquisition Group Inc. (a corporation in the development stage) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and for the cumulative period from May 10, 2005 (inception) to December 31, 2008. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements for the period from May 10, 2005 (inception) to December 31, 2006 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such prior periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InterAmerican Acquisition Group Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, and for the cumulative period from May 10, 2005 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of InterAmerican Acquisition Group Inc.'s internal control over financial reporting as of December 31, 2008, included in the accompanying management’s report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming InterAmerican Acquisition Group Inc. will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company will face a mandatory liquidation on September 10, 2009 if a business combination is not consummated, and as discussed in Note 11, the Company has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York

March 31, 2009, except for Notes 10 and 12 as to which the date is July 17, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
InterAmerican Acquisition Group Inc.

We have audited the accompanying balance sheets of InterAmerican Acquisition Group Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from May 10, 2005 (inception) to December 31, 2005, and the amounts included in the statements of the stockholders’ equity and the cumulative columns in the statements of operations and cash flows for the period from May 10, 2005 (inception) to December 31, 2005 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board ( United States ). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterAmerican Acquisition Group Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from May 10, 2005 (inception) to December 31, 2005, and the cumulative period from May 10, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 14, 2007

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Balance Sheets

	December 31,
	2008	2007	2006	2005

ASSETS
Current Assets:
Cash	$20,773	$15,533	$440	$9,216
Investment and accrued interest - trust account	45,204,605	45,517,583	-	-
Prepaid expense	19,552	87,871	-	-
Total current assets	45,244,930	45,620,987	440	9,216
Deferred tax asset	195,000	57,610	-	-
Deferred offering costs	-	-	741,533	422,755

Total Assets	$45,439,930	$45,678,597	$741,973	$431,971

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIENCY)
Current Liabilities
Accounts payable and accrued expenses (included amounts payable to related parties of $51,844, $10,000 for 2008 and 2007 respectively)	$606,883	$203,533	$588,855	$306,487
Amounts due to officers and directors for offering-related expenses	-	-	59,110	46,632
Note payable	-	46,734	105,000	75,000
Income and capital taxes payable	284,380	300,796	-	-
Deferred underwriting fees	2,070,000	2,070,000	-	-
Total Current Liabilities	2,961,263	2,621,063	752,965	428,119

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
(1,149,425 shares at redemption value) (Note 1)	8,609,194	8,609,194	-	-

Stockholders' Equity/(Deficiency)
Preferred stock, $0.0001 par value Authorized 1,000,000 shares; none issued
Common stock, $0.0001 par value Authorized 90,000,000 shares
Issued and outstanding 7,000,000 shares at December 31, 2008 and 2007 (which includes 1,149,425 shares subject to possible redemption (and 1,250,000 shares at December 31, 2006 and 2005	700	700	125	125
Additional paid-in capital	35,106,999	34,323,139	14,875	14,875
Income/(Deficit) accumulated during the development stage	(1,238,226)	124,501	(25,992)	(11,148)
Total Stockholders' Equity/(Deficiency)	33,869,473	34,448,340	(10,992)	3,852

Total Liabilities and Stockholders Equity/(Deficiency)	45,439,930	$45,678,597	$741,973	$431,971

See notes to consolidated financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Statements of Operations

	For the Year Ended December 31,			For the period from May 10, 2005 (inception) through December 31,
	2008	2007	2006	2005	2008

Interest income	$761,363	$565,230	$-	$-	$1,326,603

Expenses
Formation costs		-	-	4,775	4,775
General and administrative expenses	2,013,845	308,760	9,767	3,685	2,336,057
Interest expense	3,411	5,899	5,077	2,688	17,075

Total Expenses	2,017,256	314,659	14,844	11,148	2,357,907

Net profit/(loss) before income tax provision	(1,255,883)	250,571	(14,844)	(11,148)	(1,031,304)

Provision for income taxes	106,844	100,078	-	-	206,922

Net Income/(loss)	$(1,362,727)	$150,493	$(14,844)	$(11,148)	$(1,238,226)

Weighted average shares outstanding - basic and diluted	7,000,000	3,032,534	1,250,000	1,250,000	3,317,474

Net earnings/(loss) per share -basic and diluted	$(0.19)	$0.05	$(0.01)	$(0.01)	$(0.37)

See notes to consolidated financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Statement of Stockholders' Equity/(Deficiency)
For the period from May 10, 2005 (Inception)through December 31, 2008

				Income/(Deficit)
				Accumulated
	Common Stock		Additional	During the	Stockholders'
	Shares	Amount	paid-in capital	Development Stage	Equity/(Deficiency)

Common shares issued May 26, 2005 at $0.01 per share	1,250,000	$125	$14,875	$-	$15,000

Net Loss	-	-	-	(11,148)	(11,148)

Balance at December 31, 2005	1,250,000	125	14,875	(11,148)	3,852

Net Loss	-	-	-	(14,844)	(14,844)

Balance at December 31, 2006	1,250,000	125	14,875	(25,992)	(10,992)

Proceeds of private placement September 10, 2007			1,500,000		1,500,000

Units issued Sept. 10, 2007 @$8.00 per unit	5,375,000	538	42,999,462		43,000,000

Units issued Sept. 11, 2007 @$8.00 per unit	375,000	37	2,999,963		3,000,000

Expenses of the Offering			(4,581,967)		(4,581,967)

Less shares subject to possible redemption			(8,609,194)		(8,609,194)

Net Income			-	150,493	150,493

Balance at December 31, 2007	7,000,000	700	34,323,139	124,501	34,448,340

Issuance of 185,000 warrants May 21, 2008			783,860		783,860

Net Loss			-	(1,362,727)	(1,362,727)

Balance at December 31, 2008	7,000,000	$700	$35,106,999	$(1,238,226)	$33,869,473

See notes to consolidated financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Statements of Cash Flows

	Year Ended December 31,			Period from May 10, 2005 (Inception) through December 31,
	2008	2007	2006	2005	2008

Cash flow from operating activities
Net income/(loss)	$(1,362,727)	$150,493	$(14,844)	$(11,148)	$(1,238,226)
Adjustments to reconcile income/(loss) to net cash used in operating activities:
Non-cash compensation related to the issuance of warrants	783,860	-	-	-	783,860
Net interest income	(761,373)	$(565,230)	$-	$-	$(1,326,603)
(Increase)/decrease in prepaid expenses	68,319	(87,871)	-	-	(19,552)
(Increase)/decrease in deferred income tax asset	(137,390)	(57,610)	-	-	(195,000)
Increase/(decrease) in taxes payable	(16,416)	300,796	-	-	284,380
Increase/(decrease) in accounts payable. and accrued expenses	548,350	30,959	9,500	9,590	598,399
Net cash used in operating activities	(877,377)	(228,463)	(5,344)	(1,558)	(1,112,742)

Cash flows from investing activities
Payment to trust account	-	(45,160,000)	-	-	(45,160,000)
Interest drawn from trust account	1,074,351	207,647	-	-	1,281,998
Net cash provided by/(used in) investing activities	1,074,351	(44,952,353)	-	-	(43,878,002)

Cash flows from financing activities
Proceeds from notes and advances payable, InterAmerican Advisors, LLC	-	36,000	30,000	75,000	141,000
Payments of notes and advances payable, InterAmerican Advisors, LLC	-	(141,000)	-	-	(141,000)
Proceeds from note payable	-	69,650	-	-	69,650
Payment of note payable	(46,734)	(22,916)			(69,650)
Payment of costs of public offering	(145,000)	(2,245,825)	(33,432)	(79,226)	(2,503,483)
Proceeds from private placement warrant sale	-	1,500,000	-	-	1,500,000
Proceeds from sale of shares of common stock	-	-	-	15,000	15,000
Proceeds from initial public offering	-	46,000,000	-	-	46,000,000
Net cash provided by/(used in) financing activities	(191,734)	45,195,909	(3,432)	10,774	45,011,517

Net Increase/(decrease) in cash	5,240	15,093	(8,776)	9,216	20,773
Cash at beginning of period	15,533	440	9,216	-	-
Cash at end of period	$20,773	$15,533	$440	$9,216	$20,773

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$-	$153,484	$285,346	$343,529	$8,484
Accrual of deferred underwriting fees	$-	$2,070,000	$-	$-	$2,070,000

Supplemental schedule of non-cash financing activities:
Cash paid for interest	$3,411	$12,678	$-	$-	$16,089
Cash paid for income taxes	$265,792	$-	$-	$-	$265,792

See notes to consolidated financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)

Notes to Consolidated Financial Statements
December 31, 2008

1.           Organization, Business Operations and Summary of Significant Accounting Policies

Organization, Business Operations and Significant Accounting Policies

The consolidated financial statements include the accounts of InterAmerican Acquisition Group Inc. (the ‘‘Company’’) and its wholly-owned subsidiary, CNC Development Ltd. All intercompany transactions have been eliminated. The Company was incorporated in Delaware on May 10, 2005 as a blank check company whose objective is to acquire an operating business, as further described in Note 9 below. All activity through December 31, 2008 relates to the Company’s formation, the public offering and its efforts to identify and consummate a business combination as described below. In connection with the prospective acquisition of an operating business (as further described in Note 9) the Company formed its wholly-owned subsidiary, CNC Development Ltd. in the British Virgin Islands on August 11, 2008. CNC Development Ltd. was formed for the purpose of the business combination described in Note 9 and had no operations as of December 31, 2008. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 4, 2007. The Company completed the Offering, including the exercise of the underwriter’s overallotment option, on September 10, 2007 and September 11, 2007, and received net proceeds of approximately $41.4 million, which is net of $2,070,000 of deferred underwriting discounts (as described in Note 2). The Company’s executive officers and directors have broad discretion with respect to the specific application of the net proceeds of the Offering of units, consisting of one share of the Company’s common stock and one redeemable common stock purchase warrant (the “Units”) and the private placement of 1,000,000 warrants that occurred immediately prior to completion of the Offering (the “Private Placement”), although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating an initial merger, acquisition, asset purchase or other such transaction (a “Business Combination”) with (or acquisition of) one or more operating businesses. Furthermore, there is no assurance that the Company will be able to successfully consummate an initial Business Combination. An amount of $45,160,000, which includes $1,500,000 relating to the sale of warrants in the Private Placement and $2,070,000 deferred payment to the underwriters in the Offering, of the net proceeds was deposited in a trust account (the “Trust Account”), as further described in Note 2, until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all third parties the Company engages for services rendered to it or products sold to it (which includes, for example, lawyers, investment bankers, consultants and analysts), prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s two executive officers, William Morro and Dr. Richard Sinkin have severally (but not jointly) agreed that they will be personally liable, severally (but not jointly), which means they will be personally liable only for 60% and 40% respectively (as an example, if there is a valid third party claim of $1,000,000, Mr. Morro will be responsible for $600,000 of such claim and Dr. Sinkin will be responsible for $400,000 of such claim), to pay claims of third parties that are owed money for services rendered to the Company or products sold to the Company (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the Trust Account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the Trust Account and only to the extent necessary to ensure that such claims do not reduce the amount in the Trust Account. The indemnification provided by Messrs. Morro and Sinkin is limited as further described in Note 12 and would not cover tort claims brought against the Company for some unforeseen event, claims against the Company brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target. The Company will bring an action against either of its executive officers in the event that such individual asserts that he is not able to cover any of the expenses that would deplete the trust proceeds or that either is not liable pursuant to their indemnification obligations as described above. Based on the information provided to the Company in the director and officer questionnaires provided to the Company in connection with the Offering as well as the representations as to their accredited investor status (as such term is defined in Regulation D), the Company currently believes that such persons are of substantial means and capable of funding their indemnity obligations. However, because the amount of any such indemnification obligations cannot be estimated, the Company has not asked Messrs. Morro or Sinkin to reserve for such an eventuality and there can be no assurance that they will satisfy their indemnification obligations if and when they arise. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the Company’s public stockholders and the per-share liquidation price could be less than approximately $7.85, plus interest (net of taxes payable and net of interest earned on the trust account up to a maximum amount of $950,000 that will be released to the Company to fund its working capital), due to claims of such creditors. The remaining net proceeds (not held in the Trust Account) and interest income earned on the funds in the Trust Account of up to $950,000, after tax, may be released to the Company upon demand and may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company has signed a definitive agreement for the acquisition of a target business (Note 9) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers, directors and special advisors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,250,000 founding shares of common stock (as well as any shares included in units purchased in the Offering or in the aftermarket) in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Account (inclusive of the funds held in the trust account for the benefit of the underwriters and the proceeds from management’s warrant purchase but net of taxes payable and net of interest earned up to a maximum amount of $950,000 that may be released from the trust account to meet working capital needs), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock sold in our initial public offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Therefore, a portion of the net proceeds from the Offering (19.99% of the amount placed in the Trust Account) has been classified as common stock subject to possible redemption.

The Company’s amended and restated certificate of incorporation provides for the liquidation of the Trust Account as part of any plan of dissolution and distribution of the Company, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to complete the Business Combination described in Note 9 within that period. This factor, along with the liquidity factors described in Note 10 raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, nor can the certificate of incorporation be amended without the affirmative vote of 95% of the shares sold in the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants, as defined below, contained in the Units issued in the Offering discussed in Note 2).

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) Per Common Share

Net income/(loss) per share is computed by dividing net income/(loss) by the weighted-average number of shares of common stock outstanding during the period after giving effect to stock splits and reverse stock splits. The effect of the 5,750,000 outstanding warrants issued in connection with the Offering and the 1,000,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted income/(loss) per share calculations for the year ended December 31, 2008 since such warrants are contingently exercisable. The effect of the 185,000 outstanding warrants issued on May 21, 2008 as described in Note 4 has not been considered in diluted income/(loss) per share calculations for the year ended December 31, 2008 since the effect would have been antidilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts. For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair value of Financial Instruments

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate:

The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheet at December 31, 2008 and 2007.

Recent Accounting Pronouncements

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until our fiscal year beginning January 1, 2009. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, FASB released Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”) that is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. SFAS 141R is expected to significantly change how future business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods.

In December 2007, FASB released Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”) that is effective for annual periods beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. Upon adoption of SFAS 160, the Company will reclassify any non-controlling interests as a component of equity.

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which is our first quarter of 2009. Any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.           Initial Public Offering

The Company sold 5,750,000 Units at an offering price of $8.00 per Unit (750,000 of which Units were sold in connection with the underwriters’ exercise of their over-allotment option). Each “Unit” consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $10.00 per share for any 20 trading days within a 30-day period ending on the third day prior to the date on which notice of redemption is given. The Company agreed to pay the underwriters in the Offering an underwriting discount of 6% of the gross proceeds of the Offering and a non-accountable expense allowance of 2% of the gross proceeds of the Offering (excluding any over-allotment option proceeds). However, the underwriters have agreed that, of this amount, 4.5% of the gross proceeds of the Offering will not be paid unless and until the Company completes an initial Business Combination and has waived its rights to receive such payment upon the Company’s liquidation if the Company is unable to complete an initial Business Combination.

The Company has agreed with the representative of the underwriters to use its best efforts to maintain the effectiveness of the registration statement applicable to the Warrants until their expiration. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Company will not be required to net cash settle the Warrants and the Warrants may become worthless.

3.           Trust Account

Investments held in trust at December 31, 2008 are invested in a money market fund meeting conditions of the Investment Company Act of 1940. Continental Stock Transfer and Trust Company is the trustee and the trust account is maintained by the trustee at JP Morgan Chase New York Bank. The Company is permitted to draw up to $950,000 of after-tax interest to meet its needs for operating expenses and working capital. The Company is also permitted to draw from interest earned on the Trust Account without restriction to pay taxes. The reconciliation of investments held in trust as of December 31, 2008 and 2007 is as follows:

	December 31, 2008	December 31, 2007

Contribution to trust	$45,160,000	45,160,000
Interest income received	1,282,415	426,573
Accrued interest income	44,190	138,657
Withdrawals to pay taxes	(408,900)	(7,500)
Withdrawals to fund operations (a)	(873,100)	(200,147)
Investments and accrued interest held in trust	$45,204,605	$45,517,583

(a) Limited to $950,000

4.           Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following components as of December 31, 2008, 2007, 2006 and 2005:

	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005

Amounts due for offering-related expenses	$8,484	$153,484	$569,765	$296,897
Other	598,399	50,049	19,090	9,590

Total	$606,883	$203,533	$588,855	$306,487

5.           Notes Payable

The Company issued a $75,000 unsecured promissory note to InterAmerican Advisors, LLC (‘‘InterAmerican’’), an affiliate of certain of its Initial Stockholders, on May 27, 2005, issued a $15,000 unsecured promissory note to InterAmerican on July 6, 2006, issued an additional $15,000 unsecured promissory note to InterAmerican on November 6, 2006, issued an additional $6,500 unsecured promissory note to InterAmerican on March 1, 2007 and issued an additional $29,000 unsecured promissory note to InterAmerican on June 25, 2007. In accordance with their terms, the notes were repaid in full on September 10, 2007 together with interest at the rate of 6% per annum for the amount of $12,678 from the date of issue.

Effective September 9, 2007, the Company entered into an unsecured financing agreement for its insurance premiums with an unaffiliated finance company in the amount of $69,650 and an annualized interest rate of 7.07%. The first principal payment of $22,916 was paid in November 2007 and the second principal payment of $23,129 was paid in February 2008 and the final principal payment of $23,605 was paid in May 2008.

6. Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements.  Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities;
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data;
Level 3:	Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Investments (including accrued interest) held in trust	$45,204,605	$45,204,605	$-	$-

Total assets	$45,204,605	$45,204,605	$-	$-

The Company’s restricted funds held in trust, including accrued interest, are invested as described in Note 3 above and this investment is considered to be highly liquid and easily tradable.

7.           Commitments and Related Party Transactions

The Company presently occupies office space provided by an affiliate of several of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services for up to 12 months commencing on the effective date of the Offering. The statement of Operations for the year ended December 31, 2008, the year ended December 31, 2007 and the period from May 10, 2005 (inception) to December 31, 2008 includes $83,667, $36,333 and $120,000 respectively related to this agreement.

Pursuant to letter agreements dated June 27, 2007 with the Company and the representative for the underwriters, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Immediately prior to the consummation of the Offering on September 10, 2007, Sintrim Capital Corporation, an affiliate of InterAmerican Capital Partners II LLC, an entity wholly-owned by certain of the Company’s executive officers, together with one of the Company’s special advisors, purchased $1,500,000 of warrants from the Company at a purchase price of $1.50 per warrant, each to purchase one share of the Company’s common stock. Sintrim Capital Corp and one of the Company’s special advisors have further agreed that the warrants purchased by them pursuant to this agreement will not be sold or transferred, except to one or more affiliates, until after the Company has completed a Business Combination. The proceeds from the sale of the warrants was deposited into the Trust Account and is part of the amount payable to the Public Stockholders in the event of the liquidation of the Trust Account as part of the Company’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to Sintrim Capital Corp., InterAmerican Capital Partners II LLC and one of the Company’s special advisors with respect to the warrants purchased and the shares of our common stock issuable upon exercise of the warrants.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

We issued to certain of our founding stockholders warrants to purchase an aggregate of 185,000 shares of our common stock, pursuant to agreements dated as of May 21, 2008. Subsequently, as required by Amendment No. 1 to the stock purchase agreement, the recipients have agreed to cancel 129,150 of those warrants upon consummation of the Business Combination described in Note 9; as of December 31, 2008 all such warrants remained outstanding and none were exercised. Under the terms of the May 21, 2008 warrant agreements, the warrants are immediately exercisable at an exercise price of $.01 and expire on the earlier of (x) January 31, 2009 if a Business Combination is consummated in 2008 or 90 days after the consummation of a Business Combination if such Business Combination occurs in 2009 or (y) September 4, 2009. The warrants are subject to the same restrictions as the original shares held by the Company’s founding stockholders, including the restriction from selling or transferring the warrants, or any common stock underlying them, until September 4, 2009 (the “Restricted Period”). During the Restricted Period, no sale or transfer or other disposition of the warrants, or any common stock underlying them, can be made except for certain limited exceptions as set forth in the warrant agreements. The issuance of the warrants on May 21, 2008 was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The warrants and underlying common stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The value of the warrants was determined by our board of directors to be $783,860 ($4.24 per warrant) based on an assessment of fair value provided by a third-party appraiser who utilized a Black-Scholes model, although the assumptions used as inputs in the Black-Scholes model (volatility, risk-free rates and expected term) are not considered significant since variations of these assumptions have little to no effect on the fair value, the resulting fair value of the warrant being the differential between the fair value of the underlying share and the exercise price of the warrant. The fair value of the common share underlying the warrant was discounted for post-vesting restrictions. As noted above, neither the warrants or the underlying common shares can be sold or transferred, except for limited circumstances during the Restriction Period and the common shares have no rights to the amounts in the Trust Account upon liquidation. The discounts for the post-vesting restrictions were estimated by applying a probability to our successful completion of a Business Combination and discounting the resulting value for trading restrictions and illiquidity following the prospective exercise of the options. A tax deduction for such expense will be available to us at such time as the options are exercised by the holders (if ever). If we successfully conclude a Business Combination, we believe that the exercise of the options is highly likely. However, because of uncertainty about the exercise of the options, we have taken a reserve of 100% for deferred taxes associated with the option expense.

8.           Stockholders’ Equity

Common Stock

On December 7, 2005, the Company effected a 2-for-5 reverse stock split of its shares of common stock. On April 26, 2006, the Company effected a 1.25-for-1 stock split of its shares of common stock. On May 26, 2006, the Company effected a 1.44-for-1 stock split of its shares of common stock. On June 27, 2007, the Company effected a 1-for-2.16 reverse stock split of its shares of common stock. All references in the accompanying financial statements to the number of shares of common stock and income (loss) per share have been retroactively restated to reflect these transactions.At December 31, 2008, a total of 6,935,000 shares of common stock were reserved for issuance upon the exercise of outstanding warrants.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

9.           Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005

Current:
Federal	$190,034	$122,155	$-	$-
State	54,200	35,533	-	-
Deferred:
Federal	(137,390)	(57,610)	-	-
State	-	-	-	-

Total	$106,844	$100,078	$-	$-

The majority of the Company’s operating expenses are not currently deductible for income tax purposes. These expenses will be deductible for income tax purposes over a period of time when a trade or business, as defined in the Internal Revenue Code, begins operations or in the event the Company liquidates. The deferred tax asset relates to the future benefit the Company will receive when it is able to deduct these costs for income tax purposes.

The affect of the temporary differences that make up the deferred tax assets are as follows:

	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005

Effect of expenses deferred for purposes of calculating income tax	$808,940	$67,563	$10,381	$11,148
Valuation allowance	(613,940)	(9,953)	(10,381)	(11,148)

Total	$195,000	$57,610	$-	$-

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal tax rate to income before provision for income taxes as follows:

	Period ended December 31, 2008	Period ended December 31, 2007	Period ended December 31, 2006	Period ended December 31, 2005

Statutory federal income tax rate	(34.0)%	34.0%	(34.0)%	34.0%
State and local income tax rate	(5.8)%	5.9%	(5.9)%	(5.9)%
Effect of permanent differences	0.1%	0.0%	0.0%	0.0%
Change in valuation allowance	48.2%	0.0%	39.9%	(39.9)%

Effective income tax rate	8.5%	39.9%	0.0%	0.0%

Because of limitations on loss carrybacks applicable to state income taxes, the Company recorded a valuation reserve for all of its deferred state tax assets at December 31, 2008 and December 31, 2007. In recognition that it may not be able to recover its federal deferred tax asset in excess of federal taxes previously paid, the Company recorded a valuation allowance sufficient to meet this condition for federal tax assets at December 31, 2008.There was no valuation allowance against federal deferred tax assets at December 31, 2007.

There have been no audits of the Company’s tax returns since inception and all years remain open to examination.

10.         Proposed Merger

Effective May 15, 2008, the Company became party to a definitive stock purchase agreement to acquire 89.6% of the fully-diluted shares of Sing Kung, Limited, a privately-held company based in the British Virgin Islands that provides city planning, infrastructure development, urban land improvement, and older-city redevelopment to municipalities in China (“Sing Kung”). The stock purchase agreement was amended as of November 28, 2008 (Amendment No. 1) and July 17, 2009 (Amendment No. 2).Sing Kung was formed in the British Virgin Islands in 2007 for the sole purposes of acquiring a 100% interest in Century City Infrastructure Co. Ltd. (“Century City”). Century City was also formed in 2007 and registered as a wholly-owned foreign enterprise in China, for the purpose of acquiring a 100% interest in Shanghai New Century City Development, Ltd. (“SNC”), which is the entity through which Sing Kung conducts most of its business in China. The acquisition of SNC by Century City was completed on December 8, 2008, but prior thereto (from December 27, 2007) Century City controlled and had a 100% economic interest in SNC as a result of agreements that executed between Century City and the SNC stockholders.

Pursuant to the stock purchase agreement, as amended, IAG formed a subsidiary, CNC Development Ltd. (“CNC”) in the British Virgin Islands on August 11, 2008. Upon the closing of the acquisition, subject to the approval of the Company’s stockholders, the stock purchase agreement calls for the simultaneous redomestication of IAG from the State of Delaware to the British Virgin Islands, through a merger of the Company into CNC and the exchange of 0.1850734 share of CNC common stock and 0.8857955 share of CNC Class A Preferred stock for each IAG common share. The Sing Kung stockholders that are party to the stock purchase agreement will receive in the aggregate (i) 19,843,417shares of CNC common stock plus (ii) the right to receive up to an additional 10.3 million shares if the following net income targets are met in each of the years shown below:

Year ending December 31,	Net Income

2009	$15,000,000
2010	$19,500,000
2011	$25,350,000
2012	$32,955,000
2013	$42,841,500

CNC also intends to make an exchange offer of 0.422200 share of CNC common stock for each of the remaining 2,548,718 Sing Kung common shares and 1.842727 shares of CNC Class A Preferred stock for each of the 2,915,000 shares of Sing Kung preferred stock that are held by Sing Kung Stockholders who are not parties to the stock purchase agreement. If all such shareholders who are not party to the stock purchase agreement participate in the exchange offer, they will receive an aggregate of 1,076,070 common CNC shares and 5,371,548 CNC Class A Preferred shares respectively. The acquisition is expected to be consummated in the third quarter of 2009, after the required approval by the Company’s stockholders and the fulfillment of certain other closing conditions. Following the closing of the transaction, the post-transaction public company will be renamed China New City Construction Co. Ltd. In addition, the Company will seek to list its shares on The NASDAQ Stock Market.

Recent changes in market conditions and the limited time remaining until our liquidation deadline have increased the risk the acquisition of Sing Kung cannot be timely completed on the terms set forth in the stock purchase agreement, as amended.

The Company has incurred and expensed approximately $637,881 of costs related to the proposed transaction with Sing Kung as of December 31, 2008. For a more complete discussion of our proposed Business Combination, see our proxy statement/prospectus on Form S-4, as amended.

11.           Liquidity

In addition to those initial proceeds not deposited in the trust fund, we are permitted to deduct up to $950,000 of interest income from the trust fund to fund our working capital requirements and the costs of pursuing a Business Combination. Additional withdrawals from interest earned on the trust fund are permitted to pay taxes. As of December 31, 2008 we had withdrawn $873,100 of the amount permitted for working capital purposes, leaving $76,900 to be withdrawn if there is sufficient interest income to do so. As of December 31, 2008, we had liabilities, other than taxes payable and deferred underwriting fees, net of cash, equal to $606,883, an amount that exceeds the sum of our cash held outside of the trust plus our potential available working capital draw by $509,210. Despite this working capital deficiency, based on the arrangements we have made with certain of our vendors and advisors for payment following the consummation of the Sing Kung stock purchase if it is consummated, we believe we have sufficient resources to complete the transaction if it is approved by our stockholders.

If the Business Combination with Sing Kung is not consummated, we do not believe that we will have sufficient available funds (outside of the trust fund) to operate through September 10, 2009, or to pursue an alternative transaction without needing to raise additional funds from our officers, directors, stockholders or other available sources. We have no commitments for such borrowings at this time and there is no assurance that we will be able to raise additional funds needed to meet the expenditures required for operating our business beyond the expected date for consummation of the Sing Kung acquisition.

12.         Subsequent Events

Effective as of July 17, the stock purchase agreement with Sing Kung (Note 10) was amended.

In connection with its approval of Amendment No. 2 and its conclusion that continued pursuit of the Sing Kun transaction would be in the best interest of its shareholders, the independent members of the Company’s board of directors approved the use of up to $200,000 of corporate funds, in addition to the $950,000 previously authorized to be used in pursuit of a business combination and for working capital purposes.  Expenditure of the additional funds is authorized for the sole purpose of meeting incremental, non-contingent costs incurred after July 20, 2009 to pursue the Transaction and would not be subject to indemnification by the Company’s officers to repay claims of vendor creditors that diminish the funds held in the trust account.

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Condensed Balance Sheets

	March 31, 2009	December 31, 2008
	(unaudited)

ASSETS
Current Assets:
Cash	$5,321	$20,773
Investment and accrued interest - trust account	45,178,115	45,204,605
Prepaid expense	35,647	19,552
Total current assets	45,219,083	45,244,930
Deferred tax asset	195,000	195,000

Total Assets	$45,414,083	$45,439,930

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIENCY)
Current Liabilities
Accounts payable and accrued expenses (including amounts payable to related parties of $80,508 and $51,844 for March 31, 2009 and December 31, 2008 respectively)	$685,589	$606,883
Note payable	11,144	-
Income and capital taxes payable	333,459	284,380
Deferred underwriting fees	2,070,000	2,070,000

Total Current Liabilities	3,100,192	2,961,263

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
(1,149,425 shares at redemption value) (Note 1)	8,609,194	8,609,194

Stockholders' Equity
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares; none issued
Common stock, $0.0001 par value
Authorized 90,000,000 shares
Issued and outstanding 7,000,000 shares at March 31, 2009 and December 31, 2008 (which includes 1,149,425 shares subject to possible redemption)	700	700
Additional paid-in capital	35,106,999	35,106,999
Deficit accumulated during the development stage	(1,403,002)	(1,238,226)
Total Stockholders' Equity	33,704,697	33,869,473

Total Liabilities and Stockholders Equity	$45,414,083	$45,439,930

See notes to unaudited consolidated condensed financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Condensed Statements of Operations
(Unaudited)

			For the cumulative
	Three months Ended		period from
	March 31, 2009	March 31, 2008	May 10, 2005 (Inception) - March 31, 2009

Interest income	$67,511	$271,949	$1,394,114

Expenses
Formation costs	-	-	4,775
General and administrative expenses	220,006	230,775	2,556,063
Interest expense	77	773	17,152

Total Expenses	220,083	231,548	2,577,990

Net profit/(loss) before income tax provision	(152,572)	40,401	(1,183,876)

Provision for income taxes	12,204	16,136	219,126

Net income/(loss)	$(164,776)	$24,265	$(1,403,002)

Weighted average shares outstanding - basic and diluted	7,000,000	7,000,000	3,550,545

Net earnings/(loss) per share - basic and diluted	$(0.02)	$0.00	$(0.40)

See notes to unaudited consolidated condensed financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Condensed Statement of Stockholders' Equity/(Deficiency)
For the period from May 10, 2005 (Inception)  through March 31, 2009

				Income/(Deficit)
				Accumulated
	Common Stock		Additional	During the	Stockholders'
	Shares	Amount	paid-in capital	Development Stage	Equity/(Deficiency)

Common shares issued May 26, 2005 at $0.01 per share	1,250,000	$125	$14,875	$-	$15,000

Net Loss				(11,148)	(11,148)

Balance at December 31, 2005	1,250,000	125	14,875	(11,148)	3,852

Net Loss				(14,844)	(14,844)

Balance at December 31, 2006	1,250,000	125	14,875	(25,992)	(10,992)

Proceeds of private placement September 10, 2007			1,500,000		1,500,000

Units issued Sept. 10, 2007 @$8.00 per unit	5,375,000	538	42,999,462		43,000,000

Units issued Sept. 11, 2007 @$8.00 per unit	375,000	37	2,999,963		3,000,000

Expenses of the Offering			(4,581,967)		(4,581,967)

Less shares subject to possible redemption			(8,609,194)		(8,609,194)

Net Income				150,493	150,493

Balance at December 31, 2007	7,000,000	700	34,323,139	124,501	34,448,340

Issuance of 185,000 warrants May 21, 2008			783,860		783,860

Net Loss				(1,362,727)	(1,362,727)

Balance at December 31, 2008	7,000,000	$700	$35,106,999	$(1,238,226)	$33,869,473
Unaudited:
Net loss				$(164,776)	(164,776)

Balance at March 31, 2009	7,000,000	$700	$35,106,999	$(1,403,002)	$33,704,697
See notes to unaudited consolidated condensed financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)
Consolidated Condensed Statements of Cash Flows
(Unaudited)

			For the cumulative
	Three months ended		period from
	March 31, 2009	March 31, 2008	May 10, 2005 (Inception) - March 31, 2009

Cash flow from operating activities
Net income/(loss)	$(164,776)	$24,265	$(1,403,002)
Adjustments to reconcile income/(loss) to net cash used in operating activities:
Non-cash compensation related to the issuance of warrants	-	-	783,860
Net interest income	(67,511)	(271,949)	(1,394,114)
(Increase)/decrease in prepaid expenses	(16,095)	19,103	(35,647)
Increase in deferred income tax asset	-	(76,706)	(195,000)
Increase/(decrease) in taxes payable	49,079	(169,060)	333,459
Increase in accounts payable and accrued expenses	78,706	134,860	677,105
Net cash provided by/(used in) operating activities	(120,597)	(339,487)	(1,233,339)

Cash flows from investment activities
Payment to trust account	-	-	(45,160,000)
Interest drawn from trust account	94,001	562,351	1,375,999
Net cash provided by/(used in) investing activities	94,001	562,351	(43,784,001)

Cash flows from financing activities
Proceeds from notes and advances payable, InterAmerican Advisors, LLC	-	-	141,000
Payments of notes and advances payable, InterAmerican Advisors, LLC	-	-	(141,000)
Proceeds from notes payable	16,716	-	86,366
Payment of notes payable	(5,572)	(23,129)	(75,222)
Payment of costs of public offering	-	(75,000)	(2,503,483)
Proceeds from private placement warrant sale	-	-	1,500,000
Proceeds from sale of shares of common stock	-	-	15,000
Proceeds from initial public offering	-	-	46,000,000
Net cash provided by (used in) financing activities	11,144	(98,129)	45,022,661

Net Increase in cash	(15,452)	124,735	5,321
Cash at beginning of period	20,773	15,533	-
Cash at end of period	$5,321	$140,268	$5,321

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$-	$78,484	$8,484
Accrual of deferred underwriting fees	$-	$-	$2,070,000

Supplemental cash flow information:
Cash paid for interest	$77	$773	$16,166
Cash paid for income taxes	$-	$158,292	$265,792

See notes to unaudited consolidated condensed financial statements

InterAmerican Acquisition Group Inc.
(a corporation in the development stage)

Notes to Condensed Consolidated Financial Statements (Unaudited)
March 31, 2009

1.     Basis of Presentation, Organization, Business Operations and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of InterAmerican Acquisition Group Inc. (the ‘‘Company’’) and its wholly-owned subsidiary, CNC Development Ltd. All intercompany transactions have been eliminated.  The consolidated financial statements at March 31, 2009 and for the three months ended March 31, 2009 and 2008, and for the period from May 10, 2005 (inception) to March 31, 2009 (cumulative), are unaudited.  In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the consolidated financial position of the Company as of March 31, 2009 and the results of its consolidated operations and cash flows for the three months ended March 31, 2009 and 2008 and for the period from May 10, 2005 (inception) to March 31, 2008 (cumulative).  Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year.  The condensed balance sheet at December 31, 2008 and the statement of stockholders’ equity for the period ended December 31, 2005 and the years ended December 31, 2006, 2007 and 2008 have been derived from audited financial statements.  The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles may be omitted pursuant to such rules and regulations.  See the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for additional disclosures relating to the Company’s financial statements and accounting principles.

Organization, Business Operations and Significant Accounting Policies

The Company was incorporated in Delaware on May 10, 2005 as a blank check company whose objective is to acquire an operating business, as further described in Note 10 below. All activity through March 31, 2009 relates to the Company’s formation, the public offering and its efforts to identify and consummate a business combination as described below. In connection with the prospective acquisition of an operating business (as further described in Note 10) the Company formed its wholly-owned subsidiary, CNC Development Ltd., in the British Virgin Islands on August 11, 2008. CNC Development Ltd. was formed for the purpose of the business combination described in Note 10 and had no operations as of March 31, 2009. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on September 4, 2007. The Company completed the Offering, including the exercise of the underwriter’s overallotment option, on September 10, 2007 and September 11, 2007, and received net proceeds of approximately $41.4 million, which is net of $2,070,000 of deferred underwriting discounts (as described in Note 2). The Company’s executive officers and directors have broad discretion with respect to the specific application of the net proceeds of the Offering of units, consisting of one share of the Company’s common stock and one redeemable common stock purchase warrant (the “Units”) and the private placement of 1,000,000 warrants that occurred immediately prior to completion of the Offering (the “Private Placement”), although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating an initial merger, acquisition, asset purchase or other such transaction (a “Business Combination”) with (or acquisition of) one or more operating businesses. Furthermore, there is no assurance that the Company will be able to successfully consummate an initial Business Combination. An amount of $45,160,000, which includes $1,500,000 relating to the sale of warrants in the Private Placement and $2,070,000 deferred payment to the underwriters in the Offering, of the net proceeds was deposited in a trust account (the “Trust Account”), as further described in Note 2, until the earlier of (i) the consummation of an initial Business Combination or (ii) the distribution of the Trust Account as described below. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all third parties the Company engages for services rendered to it or products sold to it (which includes, for example, lawyers, investment bankers, consultants and analysts), prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s two executive officers, William Morro and Dr. Richard Sinkin have severally (but not jointly) agreed that they will be personally liable, severally (but not jointly), which means they will be personally liable only for 60% and 40% respectively (as an example, if there is a valid third party claim of $1,000,000, Mr. Morro will be responsible for $600,000 of such claim and Dr. Sinkin will be responsible for $400,000 of such claim), to pay claims of third parties that are owed money for services rendered to the Company or products sold to the Company (which includes, for example, accountants, lawyers, investment bankers, consultants and analysts) that would reduce the amount of the Trust Account, provided that such third party has not executed a valid and enforceable waiver to rights or claims against the Trust Account and only to the extent necessary to ensure that such claims do not reduce the amount in the Trust Account. The indemnification provided by Messrs. Morro and Sinkin is limited as further described in Note 12 and would not cover tort claims brought against the Company for some unforeseen event, claims against the Company brought by a target business for breach of contract, or breach of a confidentiality agreement with a potential target. The Company will bring an action against either of its executive officers in the event that such individual asserts that he is not able to cover any of the expenses that would deplete the trust proceeds or that either is not liable pursuant to their indemnification obligations as described above. Based on the information provided to the Company in the director and officer questionnaires provided to the Company in connection with the Offering as well as the representations as to their accredited investor status (as such term is defined in Regulation D), the Company currently believes that such persons are of substantial means and capable of funding their indemnity obligations. However, because the amount of any such indemnification obligations cannot be estimated, the Company has not asked Messrs. Morro or Sinkin to reserve for such an eventuality and there can be no assurance that they will satisfy their indemnification obligations if and when they arise. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the Company’s public stockholders and the per-share liquidation price could be less than approximately $7.85, plus interest (net of taxes payable and net of interest earned on the trust account up to a maximum amount of $950,000 released to the Company to fund its working capital), due to claims of such creditors. The remaining net proceeds (not held in the Trust Account) and interest income earned on the funds in the Trust Account of up to $950,000, after tax, is permitted to be and has been released to the Company to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company has signed a definitive agreement for the acquisition of a target business (Note 10) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers, directors and special advisors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,250,000 founding shares of common stock (as well as any shares included in units purchased in the Offering or in the aftermarket) in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Account (inclusive of the funds held in the trust account for the benefit of the underwriters and the proceeds from management’s warrant purchase but net of taxes payable and net of interest earned up to a maximum amount of $950,000 that was permitted to be released from the trust account to meet working capital needs), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock sold in our initial public offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Therefore, a portion of the net proceeds from the Offering (19.99% of the amount placed in the Trust Account) has been classified as common stock subject to possible redemption.

The Company’s amended and restated certificate of incorporation provides for the liquidation of the Trust Account as part of any plan of dissolution and distribution of the Company, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to complete the Business Combination described in Note 10 within that period. This factor, along with the liquidity factors described in Note 11, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, nor can the certificate of incorporation be amended without the affirmative vote of 95% of the shares sold in the Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants, as defined below, contained in the Units issued in the Offering discussed in Note 2).

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) Per Common Share

Net income/(loss) per share is computed by dividing net income/(loss) by the weighted-average number of shares of common stock outstanding during the period after giving effect to stock splits and reverse stock splits. The effect of the 5,750,000 outstanding warrants issued in connection with the Offering and the 1,000,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted income/(loss) per share calculations for the three months ended March 31, 2009 since such warrants are contingently exercisable. The effect of the 185,000 outstanding warrants issued on May 21, 2008 as described in Note 7 has not been considered in diluted income/(loss) per share calculations for the three months ended March 31, 2009 since the effect would have been antidilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts. For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair value of Financial Instruments

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate:

The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheet at March 31, 2009 and December 31, 2008.

Recent Accounting Pronouncements

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application was permitted until our fiscal year beginning January 1, 2009. The Company adopted the remaining provisions of SFAS No. 157 as of January 1, 2009 and has determined that it has no material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, FASB released Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”) that is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. SFAS 141R is expected to significantly change how future business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods.   SFAS 141R was adopted by the Company as of January 1, 2009 and will have an impact to the Company for any acquisitions on or after January 1, 2009.

In December 2007, FASB released Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”) that is effective for annual periods beginning on or after December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. Adoption of SFAS 160 by the Company as of January 1, 2009 did not result in the reclassification of any non-controlling interests as a component of equity and did not have a material impact on the Company’s financial position.

In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which is our first quarter of 2009. Any outstanding instrument at the date of adoption required a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The adoption of EITF 07-5 as of January 1, 2009 did not have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.            Initial Public Offering

The Company sold 5,750,000 Units at an offering price of $8.00 per Unit (750,000 of which Units were sold in connection with the underwriters’ exercise of their over-allotment option). Each “Unit” consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $10.00 per share for any 20 trading days within a 30-day period ending on the third day prior to the date on which notice of redemption is given. The Company agreed to pay the underwriters in the Offering an underwriting discount of 6% of the gross proceeds of the Offering and a non-accountable expense allowance of 2% of the gross proceeds of the Offering (excluding any over-allotment option proceeds). However, the underwriters have agreed that, of this amount, 4.5% of the gross proceeds of the Offering will not be paid unless and until the Company completes an initial Business Combination and has waived its rights to receive such payment upon the Company’s liquidation if the Company is unable to complete an initial Business Combination.

The Company has agreed with the representative of the underwriters to use its best efforts to maintain the effectiveness of the registration statement applicable to the Warrants until their expiration. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Company will not be required to net cash settle the Warrants and the Warrants may become worthless.

3.           Trust Account

Investments held in trust at March 31, 2009 are invested in a money market fund meeting conditions of the Investment Company Act of 1940. Continental Stock Transfer and Trust Company is the trustee and the trust account is maintained by the trustee at JP Morgan Chase New York Bank. The Company is permitted to draw up to $950,000 of after-tax interest to meet its needs for operating expenses and working capital. The Company is also permitted to draw from interest earned on the Trust Account without restriction to pay taxes. The reconciliation of investments held in trust as of March 31, 2009 and December 31, 2008 is as follows:

	March 31, 2009	December 31, 2008

Contribution to trust	$45,160,000	$45,160,000
Interest income received	1,376,314	1,282,415
Accrued interest income	17,801	44,190
Withdrawals to pay taxes	(426,000)	(408,900)
Withdrawals to fund operations (a)	(950,000)	(873,100)
Investments and accrued interest held in trust	$45,178,115	$45,204,605

(a)  Limited to $950,000

4.           Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following components as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008

Amounts due for offering-related expenses	$8,484	$8,484
Other	$677,105	598,399

Total	$685,589	$606,883

5.            Notes Payable

The Company issued a $75,000 unsecured promissory note to InterAmerican Advisors, LLC (‘‘InterAmerican’’), an affiliate of certain of its Initial Stockholders, on May 27, 2005, issued a $15,000 unsecured promissory note to InterAmerican on July 6, 2006, issued an additional $15,000 unsecured promissory note to InterAmerican on November 6, 2006, issued an additional $6,500 unsecured promissory note to InterAmerican on March 1, 2007 and issued an additional $29,000 unsecured promissory note to InterAmerican on June 25, 2007. In accordance with their terms, the notes were repaid in full on September 10, 2007 together with interest at the rate of 6% per annum for the amount of $12,678 from the date of issue.

Effective September 9, 2007, the Company entered into an unsecured financing agreement for its D&O insurance premiums with an unaffiliated finance company in the amount of $69,650 and an annualized interest rate of 7.07%. The first principal payment of $22,916 was paid in November 2007 and the second principal payment of $23,129 was paid in February 2008 and the final principal payment of $23,605 was paid in May 2008.

Effective March 4, 2009, the Company entered into an unsecured financing agreement for its D&O insurance premiums with an unaffiliated finance company in the amount of $16,716 and an annualized interest rate of 8.25%. The first principal payment of $5,572 was paid in March 2009 and the second and third principal payments of $5,572 each are payable in May 2009 and June 2009 respectively.

6.  Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements.  Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities;
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data;
Level 3:	Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	March 31, 2009
	Total	Level 1	Level 2	Level 3

Investments (including accrued interest) held in trust	$45,178,115	$45,178,115	$-	$-

Total assets	$45,178,115	$45,178,115	$-	$-

The Company’s restricted funds held in trust, including accrued interest, are invested as described in Note 3 above and this investment is considered to be highly liquid and easily tradable.

7.           Commitments and Related Party Transactions

The Company presently occupies office space provided by an affiliate of several of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services for up to 12 months commencing on the effective date of the Offering. The statement of Operations for the three months ended March 31, 2009 and 2008 and the period from May 10, 2005 (inception) to March 31, 2009 includes $0, $30,000 and $120,000 respectively related to this agreement.

Pursuant to letter agreements dated June 27, 2007 with the Company and the representative for the underwriters, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Immediately prior to the consummation of the Offering on September 10, 2007, Sintrim Capital Corp., an affiliate of InterAmerican Capital Partners II LLC, an entity wholly-owned by certain of the Company’s executive officers, together with one of the Company’s special advisors, purchased 1,000,000 warrants from the Company at a purchase price of $1.50 per warrant, for an aggregate purchase price of $1,500,000.  Each warrant entitles the holder to purchase one share of the Company’s common stock. Sintrim Capital Corp and one of the Company’s special advisors have further agreed that the warrants purchased by them pursuant to this agreement will not be sold or transferred, except to one or more affiliates, until after the Company has completed a Business Combination. The proceeds from the sale of the warrants was deposited into the Trust Account and is part of the amount payable to the Public Stockholders in the event of the liquidation of the Trust Account as part of the Company’s plan of dissolution and distribution. Similarly, the purchase price will become part of any redemption amount paid to redeeming stockholders. The warrant purchase agreement also grants certain registration rights to Sintrim Capital Corp., InterAmerican Capital Partners II LLC and one of the Company’s special advisors with respect to the warrants purchased and the shares of our common stock issuable upon exercise of the warrants.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to a registration rights agreement signed in connection with the Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

We issued to certain of our founding stockholders warrants to purchase an aggregate of 185,000 shares of our common stock, pursuant to agreements dated as of May 21, 2008. Subsequently, as required by an Amendment No. 1 to the stock purchase agreement, with Sing Kung (as discussed in Note 10) the recipients have agreed to cancel 129,150 of those warrants upon consummation of the Business Combination with Sing Kung described in Note 10.  As of March 31, 2009 all such warrants remained outstanding and none were exercised. Under the terms of the May 21, 2008 warrant agreements, the warrants are immediately exercisable at an exercise price of $.01 and expire on the earlier of (x) January 31, 2009 if a Business Combination is consummated in 2008 or 90 days after the consummation of a Business Combination if such Business Combination occurs in 2009 or (y) September 4, 2009. The warrants are subject to the same restrictions as the original shares held by the Company’s founding stockholders, including the restriction from selling or transferring the warrants, or any common stock underlying them, until September 4, 2009 (the “Restricted Period”). During the Restricted Period, no sale or transfer or other disposition of the warrants, or any common stock underlying them, can be made except for certain limited exceptions as set forth in the warrant agreements. The issuance of the warrants on May 21, 2008 was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The warrants and underlying common stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The value of the warrants was determined by our board of directors to be $783,860 ($4.24 per warrant) based on an assessment of fair value provided by a third-party appraiser who utilized a Black-Scholes model, although the assumptions used as inputs in the Black-Scholes model (volatility, risk-free rates and expected term) are not considered significant since variations of these assumptions have little to no effect on the fair value, the resulting fair value of the warrant being the differential between the fair value of the underlying share and the exercise price of the warrant. The fair value of the common share underlying the warrant was discounted for post-vesting restrictions. As noted above, neither the warrants or the underlying common shares can be sold or transferred, except for limited circumstances during the Restricted Period and the common shares have no rights to the amounts in the Trust Account upon liquidation. The discounts for the post-vesting restrictions were estimated by applying a probability to our successful completion of a Business Combination and discounting the resulting value for trading restrictions and illiquidity following the prospective exercise of the options. A tax deduction for such expense will be available to us at such time as the options are exercised by the holders (if ever). If we successfully consummate a Business Combination, we believe that the exercise of the options is highly likely. However, because of uncertainty about the exercise of the options, we have taken a reserve of 100% for deferred taxes associated with the option expense.

8.           Stockholders’ Equity

Common Stock

On December 7, 2005, the Company effected a 2-for-5 reverse stock split of its shares of common stock. On April 26, 2006, the Company effected a 1.25-for-1 stock split of its shares of common stock. On May 26, 2006, the Company effected a 1.44-for-1 stock split of its shares of common stock. On June 27, 2007, the Company effected a 1-for-2.16 reverse stock split of its shares of common stock. All references in the accompanying financial statements to the number of shares of common stock and income (loss) per share have been retroactively restated to reflect these transactions.  At March 31, 2009, a total of 6,935,000 shares of common stock were reserved for issuance upon the exercise of outstanding warrants.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

9.           Income Taxes

The provision for income taxes consists of the following:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

Current:
Federal	$9,496	$71,920
State	2,708	20,920
Deferred:
Federal	-	(76,704)
State	-	-

Total	$12,204	$16,136

The majority of the Company’s operating expenses are not currently deductible for income tax purposes. These expenses will be deductible for income tax purposes over a period of time when a trade or business, as defined in the Internal Revenue Code, begins operations or in the event the Company liquidates. The deferred tax asset relates to the future benefit the Company will receive when it is able to deduct these costs for income tax purposes.

The effect of the temporary differences that make up the deferred tax assets are as follows:

	March 31, 2009	December 31, 2008

Effect of expenses deferred for purposes of calculating income tax	$881,617	$808,940
Valuation allowance	$(686,617)	(613,940)

Total	$195,000	$195,000

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal tax rate to income before provision for income taxes as follows:

	Three months ended March 31, 2009	Three months ended March 31, 2008

Statutory federal income tax rate	(34.0)%	34.0%
State and local income tax rate	(5.8)%	5.9%
Effect of permanent differences	0.1%	0.0%
Change in valuation allowance	47.7%	0.0%

Effective income tax rate	8.0%	39.9%

Because of limitations on loss carrybacks applicable to state income taxes, the Company recorded a valuation reserve for all of its deferred state tax assets at March 31, 2009 and December 31, 2008. In recognition that it may not be able to recover its federal deferred tax asset in excess of federal taxes previously paid, the Company recorded a valuation allowance sufficient to meet this condition for federal tax assets at March 31, 2009.

There have been no audits of the Company’s tax returns since inception and all years remain open to examination.

10.         Proposed Merger

Effective May 15, 2008, the Company became party to a definitive stock purchase agreement to acquire 89.6% of the fully-diluted shares of Sing Kung, Limited, a privately-held company based in the British Virgin Islands that provides city planning, infrastructure development, urban land improvement, and older-city redevelopment to municipalities in China (“Sing Kung”). The stock purchase agreement was amended as of November 28, 2008 and July 17, 2009.  Sing Kung was formed in the British Virgin Islands in 2007 for the sole purposes of acquiring a 100% interest in Century City Infrastructure Co. Ltd. (“Century City”). Century City was also formed in 2007 and registered as a wholly-owned foreign enterprise in China, for the purpose of acquiring a 100% interest in Shanghai New Century City Development, Ltd. (“SNC”), which is the entity through which Sing Kung conducts most of its business in China. The acquisition of SNC by Century City was completed on December 8, 2008, but prior thereto (from December 27, 2007) Century City controlled and had a 100% economic interest in SNC as a result of agreements that executed between Century City and the SNC stockholders.

Pursuant to the stock purchase agreement, as amended, IAG formed a subsidiary, CNC Development Ltd. (“CNC”) in the British Virgin Islands on August 11, 2008. Upon the closing of the acquisition, subject to the approval of the Company’s stockholders, the stock purchase agreement calls for the simultaneous redomestication of IAG from the State of Delaware to the British Virgin Islands, through a merger of the Company into CNC and the exchange of 0.1850734 share of CNC common stock and 0.8857955 share of CNC Class A Preferred stock for each IAG common share. The Sing Kung stockholders that are party to the stock purchase agreement will receive in the aggregate (i) 19,843,417shares of CNC common stock plus (ii) the right to receive up to an additional 10.3 million shares if the following net income targets are met in each of the years shown below:

Year ending December 31,	Net Income

2009	$15,000,000
2010	$19,500,000
2011	$25,350,000
2012	$32,955,000
2013	$42,841,500

CNC also intends to make an exchange offer of 0.422200 share of CNC common stock for each of the remaining 2,548,718 Sing Kung common shares and 1.842727 shares of CNC Class A Preferred stock for each of the 2,915,000 shares of Sing Kung preferred stock that are held by Sing Kung Stockholders who are not parties to the stock purchase agreement. If all such shareholders who are not party to the stock purchase agreement participate in the exchange offer, they will receive an aggregate of 1,076,070 common CNC shares and 5,371,548 CNC Class A Preferred shares respectively. The acquisition is expected to be consummated in the third quarter of 2009, after the required approval by the Company’s stockholders and the fulfillment of certain other closing conditions. Following the closing of the transaction, the post-transaction public company will be renamed China New City Construction Co. Ltd. In addition, the Company will seek to list its shares on The NASDAQ Stock Market.

Recent changes in market conditions and the limited time remaining until our liquidation deadline have increased the risk the acquisition of Sing Kung cannot be timely completed on the terms set forth in the stock purchase agreement, as amended.

The Company has incurred and expensed approximately $734,477 of costs related to the proposed transaction with Sing Kung as of March 31, 2009. For a more complete discussion of our proposed Business Combination, see our proxy statement/prospectus on Form S-4, as amended.

11.         Liquidity

In addition to those initial proceeds not deposited in the trust fund, we are permitted to withdraw up to $950,000 of interest income from the trust fund to fund our working capital requirements and the costs of pursuing a Business Combination. Additional withdrawals from interest earned on the trust fund are permitted to pay taxes. As of March 31, 2009 we had withdrawn all of the $950,000 of the amount permitted for working capital purposes.  As of March 31, 2009, we had liabilities, other than taxes payable and deferred underwriting fees, net of cash, equal to $691,412. Despite this working capital deficiency, based on the arrangements we have made with certain of our vendors and advisors for payment following the consummation of the Sing Kung stock purchase if it is consummated, we believe we have sufficient resources to complete the transaction if it is approved by our stockholders before approximately the end of June 2009.

If the Business Combination with Sing Kung is not consummated, we will not have sufficient available funds (outside of the trust fund) to operate through September 10, 2009, or to pursue an alternative transaction without needing to raise additional funds from our officers, directors, stockholders or other available sources. We have no commitments for such borrowings at this time and there is no assurance that we will be able to raise additional funds needed to meet the expenditures required for operating our business beyond the expected date for consummation of the Sing Kung acquisition.

12.         Subsequent Events

Effective as of July 17, the stock purchase agreement with Sing Kung (Note 10) was amended.

In connection with its approval of Amendment No. 2 and its conclusion that continued pursuit of the Sing Kun transaction would be in the best interest of its shareholders, the independent members of the Company’s board of directors approved the use of up to $200,000 of corporate funds, in addition to the $950,000 previously authorized to be used in pursuit of a business combination and for working capital purposes.  Expenditure of the additional funds is authorized for the sole purpose of meeting incremental, non-contingent costs incurred after July 20, 2009 to pursue the Transaction and would not be subject to indemnification by the Company’s officers to repay claims of vendor creditors that diminish the funds held in the trust account.

SING KUNG LIMITED

INDEX TO FINANCIAL STATEMENTS

Sing Kung Limited Financial Statements - December 31, 2008 and 2007 (audited)	FII-2
Contents	FII-3
Opinion of Independent Registered Public Accounting Firm	FII-4
Balance Sheet	FII-5
Statements of Operation	FII-6
Statement of Stockholders' Equity	FII-7
Statement of Cash Flows	FII-8
Notes to Financial Statements	FII-9

Unaudited Pro forma Statements of Income for SK Group	FII-32

Sing Kung Limited Financial Statements - March 31, 2009 (unaudited)	FII-33
Contents	FII-34
Balance Sheet	FII-35
Statements of Operation	FII-36
Statement of Stockholders' Equity	FII-37
Statement of Cash Flows	FII-38
Notes to Financial Statements	FII-39

FII-1

SING KUNG LIMITED

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD FROM JANUARY 18, 2007 (INCEPTION)
TO DECEMBER 31, 2007

FII-2

SING KUNG LIMITED
REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD FROM JANUARY 18, 2007 (INCEPTION) TO DECEMBER 31, 2007

CONTENTS
Pages

Opinion of Independent Registered Public Accounting Firm	FII -4

Consolidated Balance Sheets	FII -5

Consolidated Statements of Income	FII -6

Consolidated Statements of Shareholders' Equity	FII -7

Consolidated Statements of Cash Flows	FII -8

Notes to the Consolidated Financial Statements	FII -9

FII-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
SING KUNG LIMITED
(INCORPORATED IN THE BRITISH VIRGIN ISLANDS)

We have audited the accompanying consolidated balance sheets of Sing Kung Limited (the "Company") and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2008 and period from January 18, 2007 (inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company' s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sing Kung Limited and its subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the year ended December 31, 2008 and period from January 18, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Vocation HK CPA Limited

UHY VOCATION HK CPA LIMIITED
Hong Kong, Peoples Republic of China

July 17, 2009

FII-4

SING KUNG LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2007

	2008	2007
	USD	USD
ASSETS
Current assets
Cash	7,160,720	4,230
Prepaid expenses, deposits and other receivables	701,156	1,119
Total current assets	7,861,876	5,349

Non-current assets
Property and equipment, net	53,954	-
Goodwill	808,443	-
Net investment in BT projects	23,332,313	-
Construction in progress	20,526,812	-
Other assets	904,352	-
Total non-current assets	45,625,874	-

Total assets	53,487,750	5,349

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	552,373	15,309
BT project payables	20,790,155	-
Other payable	2,770,453	-
Taxes payable	40,304

Total current liabilities	24,153,285	15,309

Non-current liabilities
Taxes payable	375,427	-
BT project payables	10,344,767	-
	10,720,194	-
Preferred stock subject to redemption	14,575,000	-

Shareholders' Equity
Common stock (par value of $0.001 per share)
Authorized — 100,000,000 shares
Issued and outstanding — 49,548,718 and 1 shares, at December 31, 2008 and 2007 respectively	500	1
Retained earnings (Accumulated deficit)	3,760,178	(9,961)
Accumulated other comprehensive income	278,593	-
Total Shareholders' Equity (Deficit)	4,039,271	(9,960)

Total liabilities and shareholders’ equity	53,487,750	5,349

See accompanying notes to consolidated financial statements.

FII-5

SING KUNG LIMITED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

	Year-ended December 31, 2008 USD	Period from January 18, 2007 to December 31, 2007 USD

Contract revenue	4,892,204	-

Cost of revenue	(304,386)	-

Gross Profit	4,587,818	-

General and administrative expenses	(919,923)	(9,961)

Operating income/(loss)	3,667,895	(9,961)

Finance and other costs	(69,524)	-
Interest income	286,463	-

Income/(loss) before income taxes	3,884,834	(9,961)

Income tax expenses	(114,695)	-

Net Income/(Loss)	3,770,139	(9,961)

See accompanying notes to consolidated financial statements.

FII-6

SING KUNG LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

	Common Stock USD	Retained Earnings USD	Accumulated Other Comprehensive Income USD	Total USD

Issuance of shares	1	-	-	1

Comprehensive income:
Net loss	-	(9,961)	-	(9,961)

Balance at December 31, 2007	1	(9,961)		(9,960)

Issuance of shares	499	-	-	499

Comprehensive income:

Net income	-	3,770,139	-	3,770,139

Foreign currency translation gain	-	-	278,593	278,593

Balance at December 31, 2008	500	3,760,178	278,593	4,039,271

See accompanying notes to consolidated financial statements.

FII-7

SING KUNG LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

	Year-ended December 31, 2008 USD	Period from January 18, 2007 to December 31, 2007 USD
Cash flows from operating activities:
Net income /(loss)	3,770,139	(9,961)
Adjustments to reconcile income/(loss) to net cash used in operating activities:
Depreciation and amortization	73,238	-

Changes in assets and liabilities net of effects from purchase of SNC:
Prepaid expenses, deposits and other receivables	(1,348,926)	(1,119)
Net investment in BT projects	(15,437,420)	-
Construction in-progress	(20,526,812)	-
Accrued liabilities and other payables	(113,731)	15,309
BT project payables (current and long-term)	29,535,873	-
Taxes payable (current and long-term)	384,308	-

Net cash (used in)/ provided by operating activities	(3,663,331)	4,229

Cash flows from investing activities:
Payment for purchase of SNC, net of cash acquired	(3,830,029)	-
Purchases of fixed assets	(4,241)	-

Net cash used in investing activities	(3,834,270)	-

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	14,575,000	-
Issuance cost	(200,000)	-
Proceeds from issuance of common stock	499	1

Net cash provided by financing activities	14,375,499	1

Effect of foreign exchange rate changes	278,592	-

Changes in cash	7,156,490	4,230

Cash, beginning of period	4,230	-
Cash, end of period	7,160,720	4,230

Supplemental disclosure of cash flow and non-cash information:
Income tax paid	-	-
Interest paid	1,191	-

See accompanying notes to consolidated financial statements.

FII-8

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

1.	Organization and Principal Activities

Sing Kung Limited (the "Company") was incorporated in the British Virgin Islands ("BVI") on January 18, 2007 as a limited liability company. The ultimate sole beneficiary and owner was initially Cho Kwan; Cho Kwan transferred a majority of share interests to third parties in April 2008 and no shareholder or affiliated group of shareholders currently has a majority economic interest in or voting control of the Company.

On December 26, 2007, the Company established CCI, which was incorporated in Changchun, the People's Republic of China as a limited liability company.  It is principally engaged in providing services on Build-Transfer ("BT") projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance and construct the infrastructure of a municipal development project, typically consisting of roads, utilities (such as sanitary and storm sewer lines, underground electric distribution lines) and general site preparation work necessary for further development of the real estate. Upon completion and acceptance of the project, control over the project site is transferred back to the public entity.  Parties to BT contracts are allowed to charge municipal customers in accordance with stated contract terms including amounts necessary to recover their investment and costs incurred on the project.

On December 27, 2007, CCI entered into the following agreements (the “VIE Agreements”) with shareholders of Shanghai New Century Urban Infrastructure Construction Co., Ltd. (SNC): (i) Business Cooperation and Consulting Service Agreement; (ii) Agreement on Exclusive Purchase Right; (iii) Stock Right Pledge Agreement; and (iv) Voting Rights Proxy Agreement.  These agreements were intended to provide control over SNC by CCI and to ensure that CCI had the right to acquire a 100% share ownership interest in SNC at such time as CCI determined in its sole discretion.

On August 6, 2008, CCI and SNC shareholders signed a “Supplementary Agreement,” fixing the purchase price.  This amendment also extinguished the Business Cooperation and Consulting Services Agreement.  On November 13, 2008, the parties further amended the VIE Agreements through the execution of an additional agreement titled “Equity Transfer Agreement.”  This amendment resulted in further adjustment of the purchase price and payment terms in favor of CCI as an inducement for an immediate closing of the Purchase Agreement.  The transaction was deemed closed on December 9, 2008, upon receipt of a newly issued business license for SNC that recorded the change of ownership interests.  Notes 19 and 22 further address the purchase details and method of accounting for the business combination.

SNC was incorporated in Shanghai, the People's Republic of China ("PRC") on July 11, 2005 as a limited liability company.   It was in the same line of business as CCI, but was not actively carrying on BT projects during 2007 or 2008.

Sing Kung Limited owns 100% of the equity interests of CCI. CCI obtained 100% ownership of SNC on December 9, 2008. The Company and its subsidiaries are collectively referred to as the "Group".

2.	Basis of Presentation
The Group’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company has applied purchase accounting to account for the acquisition of SNC on December 9, 2008.

FII-9

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the results of the Company’s operations and, from its formation on December 26, 2007, those of its subsidiary CCI.  The consolidated financial statements also include the operations of SNC following its acquisition on December 9, 2008. Notwithstanding the voting control over SNC that commenced with the execution of the VIE Agreements in 2007, CCI did not have a variable interest in SNC under the Exclusive Purchase Rights Agreement. Accordingly, the financial statements of SNC are not consolidated with those of the Company until the consummation of the acquisition of SNC (Note 22).  All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in banks, substantially all of which is held in the Chinese Renminbi. Renminbi is not a freely convertible currency, and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's revenues, cost of revenues, and operating margins and could result in exchange losses or gains. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

(c)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method, applied according to the estimated useful lives of asset classes applicable to the Group:

Years

Motor Vehicle	10
Office Equipment	5

(d)	Impairment of Long-Lived Assets

Long-Lived assets, principally property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet whenever applicable.

No impairments have been recognized through December 31, 2008.

FII-10

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

(e)	Interest/Valuation Adjustments to Net Investments in BT Projects and to Accounts Receivable and Payable Classified as Non-Current

The nature of the Company’s business is that it accepts payments from its customers over many years (eight years in the case of the Jiaohe Project) and maintains both current and long-term payables with its subcontractors in connection with the performance of BT projects. In accordance with the requirements of SFAS 13 and APB Opinion No. 21, the Company makes adjustments in the value of its Net investment in BT projects and in other long-term accounts receivable and payable obligations with fixed durations exceeding one year in those cases where the obligations do not bear interest at what it deems to be a market rate.

Net Investments in BT projects recorded in the financial statements, as well as payables to consortium partners that are linked to the collection of such receivables bear interest, as applicable, at the variable long- or medium-term (five years & over five years) loan rate set by state-owned banks.  The accrual of such interest is reflected in the company’s financial statements, net of reserves that it deems appropriate under the circumstances.  Municipal receivables of this sort are not traded in an open market in the PRC. The Company believes that the interest rates payable by our BT project customers is on par with the rate at which the municipality can obtain financing from other sources after taking into consideration its credit standing, the payment terms and other relevant factors. No discount or premium is applied to the face amount of BT project receivables or related payables that bear market interest rates; the face amounts of such receivables and payables are deemed to reasonably represent their present value; there is no unearned income component.

Should such municipal receivables and payables accrue interest at rates that differ materially from the applicable municipal borrowing rates, it is the Company’s policy to discount or apply premiums to their face value based on the scheduled or expected payment periods and the then-applicable short- medium- or long-term rates set by state-owned banks, adjusted as deemed appropriate for the credit standing of such municipalities if circumstances warrant.

(f)	Revenue Recognition

The Company’s long term BT contracts do not dispositively transfer risk of loss to the customer prior to contract completion and acceptance. Specifically, the customer does not make progress payments typical in most construction-type contracts and there is ambiguity in the contracts about the customer’s contractual liability for damage or loss prior to project acceptance and completion.

FII-11

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

Furthermore, the legal framework of state land ownership creates uncertainty about the Company’s ability to enforce collateral or lien rights that might otherwise secure its right to payment prior to acceptance.  As a result, the BT contracts have the substantive characteristics of sales-type leases.  Specifically the contracts give rise to a profit by the company for execution of the project; ownership of the project is transferred to the customer prior to receipt of the final payment; the present value of the payment under the contract exceeds 90% of the project’s fair value; collectability is reasonably predictable; and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company following acceptance of the project.  Therefore, in accordance with SFAS 13, revenue is recognized upon final project acceptance by the customer.  Final acceptance of the project by the customer occurs following completion and inspection, including a determination that all project requirements have been met.  Following acceptance, a settlement of the final project price is determined by the contract parties based on the pricing parameters of the contract.  The determination of the final project price typically involves an audit by the customer of preliminary acceptances generated as the project progresses and aggregation of the amounts reflected therein together with adjustments, if any.  Preliminary acceptances are based on periodic multi-party review and documented approval of completed work among the Company key sub-contractor(s) and the customer.   The differences in the cumulative value of preliminary acceptances and the final project price, if any, are reflected by the Company in revenue recognized during the period in which the final acceptance occurs.

In accordance with EITF 99-19 the Company records revenue upon project acceptance based on:

a)	the aggregate contract value (the “Gross Method”) when it:
-	is responsible for project fulfillment including the acceptability of the project to the customer
-	has reasonable latitude to establish the project price with the customer
-	has discretion in subcontractor selection
-	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

b)	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, e.g.:
-	the Company does not have direct responsibility for all key aspects of project fulfillment
-	the contract specifies that the Company is entitled to receive only an allocated fraction of the contract value
-	the Company is required to pay subcontractors only if and when it receives payment from the customer.

The Company considers the relevant facts and circumstances in its evaluation to determine if revenue is to be recorded under the Gross or Net Method, including the relative strength of each indicator.  None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Company for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and collection of such revenue is determinable and reasonably assured.

Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.

The sole project that was completed and accepted by the customers in 2008 (the “Jiaohe Project”) is consistent with the requirements of, and is recorded under, the Net Method.

FII-12

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

(g)	Operating Cycle/Net Investment in BT Projects

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work.  To the extent that quantities of work elements vary, the contract price varies.  The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts.  Following acceptance or a BT Project (or project phase), the contract price (including advances and prepayments applicable to projects and present value adjustments, if applicable) is recorded as Net investment in BT projects (Note 3(e) and Note 6).  Contract execution typically spans 6 to 12 months from the start of contract performance, but the acceptance date (and the start of interest accrual on the investment in BT projects) for each contract (or contract phase) cannot be determined with precision prior to completion and acceptance.  Prior to project acceptance, all assets and liabilities related to contracts in progress are carried at cost until a schedule for payment and interest accrual can be reasonably determined.  Subject to early payment requirements or elections, if any, the Company’s policy is to allocate amounts for advances, prepayments and project work in- progress between current and long-term as dictated by the contract payment terms and estimated date of project completion. The classification of the related project liabilities between current and long term follows the same classification of the assets if the payment amounts are required to be made ratably and contemporaneously with collection of receivables, as is the case for the Changchun Project assets and liabilities that are consolidated as a result of the acquisition of SNC.  Otherwise the classification of project liabilities is made in accordance with the timing of payments set forth in contracts with consortium members.

(h)	Project Payables

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on a percentage of completion basis.  Subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. Under both the Gross and Net Methods, liabilities to contractors and consortium partners are recorded on the balance sheet as a payable when determinable. The classification of such liabilities as current or long-term is made as described in Note 3(g) above.   Advances made by the Company to the consortium for prepaying vendors or to meet other costs on behalf of the customer are reimbursable at cost under the BT contracts.  Such advances are not recognized as expenses or revenue, but are reflected on the balance sheet as Project advances or, if the project has received final acceptance, as Net investment in BT Projects.

(i)	Construction in Progress

The BT projects the Company carries on have the substantive characteristics of sales-type leases (Note 3(f)).  Therefore, the Company records cost of the project, continuously as Construction in Progress until project completion and acceptance, in compliance with SFAS 13 Accounting for Leases.  Construction in Progress includes both direct labor cost of the Company and the cost incurred with subcontractors and consortium partners for their performance under contracts.

FII-13

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

The work progress of the BT Contracts and cost incurred are measured by periodic multi-party review and documented acceptance of completed work among the Company, sub-contractor, construction supervisor and the customer, as provided in BT Contracts (a “preliminary acceptance”).  Each preliminary acceptance is typically facilitated by a third-party review of project progress conducted following each measurement period.  The Group believes that use of third-party verification to achieve each preliminary acceptance provides a reliable record of work completed.

(j)	Business and Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any income taxes or other taxes based on revenue, business activity or assets.

The Company’s consolidated subsidiaries, SNC and CCI, are subject to various taxes in the PRC, which include a statutory business tax on applicable revenue at a rate of 5.25% (which is included in cost of sales) and statutory income tax at a rate of 25% of operating income as determined under applicable national codes, as modified by applicable local regulations and negotiated concessions.  The Group estimates the effective tax rate for the current year after taking into account any applicable local regulations and concessions.  Refer to Note 20 for additional discussion regarding the calculation of tax provisions for the periods covered by these financial statements.

(k)	Foreign Currency Translation

All of the revenues and costs of SNC and CCI are denominated in the Chinese Renminbi, as are substantially all of the Group’s cash holdings, together with BT contract receivables and payables related to those contracts.  Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's sales, cost of sales, and operating margins and could result in exchange losses or gains. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

The consolidated financial statements of the Company are presented in United States Dollars ("$" or “USD”). Transactions in foreign currencies during the period are translated into USD at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into USD at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to USD. All foreign exchange transactions involving RMB must take place either through the Peoples Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined by supply and demand and policy priorities of the PRC central government. Translation of amounts from RMB into USD have been made at the following exchange rates for the respective periods:

FII-14

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

DECEMBER 31, 2007
Balance Sheet	RMB7.2946 to US$1.00
Statement of income and comprehensive income	RMB7.5806 to US$1.00

DECEMBER 31, 2008
Balance Sheet	RMB6.8166 to US$1.00
Statement of income and comprehensive income	RMB6.9372 to US$1.00

The PRC has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against the RMB, taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

(l)	Warranty Reserves

BT contracts performed by the Group contain customary provisions for government contracts for construction that permit payment holdbacks by the municipal customers for a one-year warranty period.  If the warranty claims made by the municipal customer are valid and the Company fails to rectify them within specified notice periods, the municipal customer may be entitled to retain some or all of the holdback.  In spite of the preliminary acceptance process, the Company believes that it is reasonably probable that there will be some amount of repair work required during the warranty period. To maintain positive customer relations, the Company expects to rectify valid claims made during the warranty period, and therefore to receive all payment holdback amounts.

In light of the expectation that there will be some corrective work required during contract warranty periods, the Group’s policy is to accrue additional project expense to the extent that associated costs are reasonably determinable.  However, there is currently no objective basis for making an estimate of warranty cost, due to the Group’s short operating history.  The actual claims experience is very limited. To date, the Group has completed only one project (Changchun) that has passed the warranty period and final settlement of warranty matters is still being negotiated. Moreover, it is not aware of, nor has it received any notices regarding the need for correction of completed work on the one additional project accepted  for which the warranty period is still open (Phase I of the Jiaohe Project) or on projects in progress.  Reference to the experience of other enterprises in the same business does not provide a reliable reference point for the type of work that the Group performs, because the work is unique for each project and contract.  Furthermore, the Group’s financial risk is mitigated by indemnity arrangements with its subcontractors that call for them to correct defects in their work during the warranty period.  To ensure that this work is done, the Company holds back payments from such subcontractors through the end of the warranty period in amounts equal to or greater than the indemnity amounts.    Until circumstances change and the Group can reasonably estimate warranty cost based on statistically meaningful historical data, the Group’s policy is to therefore recognize revenue without any provision.

FII-15

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

Warranty costs in excess of amounts indemnified by subcontractors, if any, are recorded as an expense during the period when incurred.  Under the current contract terms, the maximum loss exposure is limited to the 5% of the contract price.

(m)	Pension and Postretirement Benefits Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(n)	Segment Reporting

The Group has only one operating segment, as that term is defined in FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. All of the Group's operations and customers are in China, and all revenues are derived from construction contracts. Accordingly, no geographic information is presented.

(o)	Use of estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of contract revenues and costs, the amount of construction in-progress and project payables, the recoverability of the carrying amount and valuation allowances for receivables, the determination of the present value of long-term receivables and payables and the cost of rectification during the project warranty period (“warranty costs”). Actual results could differ from those estimates.

(p)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FIN No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

FII-16

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Group's choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Group has chosen to use fair value on the face of the balance sheet

SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 was adopted by the Company on January 1, 2008. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants ("AICPA") pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards.

SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group's financial statements.

FII-17

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

4.	Prepaid expenses, deposits and other receivables

Prepaid expenses, deposits and other receivables are as follows:

	December 31,
	2008 USD	2007 USD

Prepayments	662,994	1,119
Other receivables	38,162	-

Total	701,156	1,119

Prepayments represents the current portion of deferred finance costs and prepaid consultancy fees under a 3-year contract for professional services, including identifying and evaluating potential projects, consulting on corporate structure and development, and providing general business and management advice.

5.	Construction in-progress

The balances of construction in progress are shown below:

	December 31,
	2008 USD	2007 USD

Construction in-progress	20,526,812	-

The balance of construction in progress at December 31, 2008 represents the construction costs incurred in 2008 for projects under construction; i.e.  Jiaohe (2nd Phase) and Zhengding.  In accordance with SFAS 13 it includes no amount related to estimated profits but does include estimated losses applicable to the project.  The Group did not recognize any losses in connection with the projects in progress during 2008.  No amounts recorded to Construction in progress had been billed to the customer at December 31, 2008 nor do they bear interest prior to project final acceptance.  The Company did not have any projects in progress as of December 31, 2007.

6.	Net Investment in BT Projects

Net investments in BT projects are shown in the table below:

	December 31,
	2008 USD	2007 USD

Changchun Project	7,894,893	-
Jiaohe Project (Renewal Phase)	15,437,420	-
Total	23,332,313

FII-18

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

Net investment in BT projects (Changchun) was acquired from SNC shareholders with SNC’s outstanding assets and liabilities in December 2008, and includes amounts for the benefit of other members of the Changchun Project consortium that are payable by the municipality to SNC pursuant to the contract.  In August 2007 the customer made an accelerated payment of principal due under the Changchun Project contract in the amount of 221.7 million RMB (approximately $25.8 million at the time of payment).  This amount constituted approximately 81% of the total Changchun project payment obligation and it was applied to the initial principal installments.  Because of the initial accelerated payment, the next payment of principal and interest is due in 2014 in the amount of 18.7 million RMB (approximately $2.56 million).  The remaining principal amount together with an additional interest payment is due in January 2015.

As an incentive to accelerate payment, the Company and other consortium members have offered to waive interest on the remaining Changchun contract payments (or any fraction thereof) paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  The Changchun municipality has applied for and obtained a development bank loan commitment sufficient to repay all of the remaining principal amount due under the Changchun Project contract and has indicated that it is likely to draw down the commitment and pay the full remaining balance due under the contract to SNC prior to the expiration of the loan commitment at the end of 2009.  Based on the existence of the commitment and communications with the municipality, the Company deems it probable that interest waiver offer will lead to an accelerated payment of the full BT project receivable amount, although there is no assurance that this will occur. The date of any remaining accelerated payment is uncertain and the municipality has an economic incentive to delay payment until immediately prior to expiration of the consortium’s interest waiver offer.  To reflect the contingency associated with the interest waiver offer, the Company has adjusted the fair value of the Net investment in the Changchun BT project at the time of the acquisition (Note 22) and it has established a 100% valuation allowance for the interest accrued after acquisition.  As a result, no interest income was recognized in connection with the Net investment in BT Projects (Changchun) during 2008 after the acquisition of SNC.  If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment amount remaining unpaid after December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance that remains due under the contract.  21.9 % of that interest will be payable to other consortium members based on the percentage of total payments due to them (Note 11).

Net investment in BT projects (Jiaohe) relate to the first phase (Renewal Phase) of a project for the People's Government of Jiaohe City for Tiangang road/pipeline network project that was completed and accepted in October 2008.  The balance includes the outstanding principal balance as well as interest receivable as of December 31, 2008.  Payments under the Jiaohe Project contract are due in eight annual installments beginning in January  2010, with interest accrued from the date of project acceptance. Such amounts are classified as long-term.

FII-19

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

The Jiaohe Project contract requires payments by the customer in 8 equal annual installments, subject to certain acceleration provisions.  Interest accrues on the outstanding balance and is due contemporaneously with the annual installments of principal.  From the date of acceptance of the Renewal Phase of the Jiaohe Project, interest began to accrue on the project principal at a variable market rate (equal to the municipality customers’ incremental borrowing rate) beginning on the day of final project acceptance.  The applicable interest rate was 6.84% in 2008.  As a result of the accruing interest at market rate, no fair value adjustment has been recorded for the Net investment in BT projects related to the Jiaohe Project and no unearned revenue is included in the balance of Net investment in BT projects.  Interest accrued on Net investment in BT projects, net of applicable reserves, is added to the balance of Net investment in BT projects and included in interest income.

The accrued interest on Net investment in BT Projects and valuation allowance at December 31, 2008 is shown below:

December 31, 2008 USD
Accrued Interest included in Net investment in BT projects:
Changchun	27,869
Jioahe	244,883

Less: Valuation allowance (Changchun)	(27,869)

Net interest included in Net investment in BT projects	244,883

Collectability of amounts due pursuant to the Changchun and Jiaohe contracts is reasonably predictable.  Notwithstanding the extended payment time frames, both municipalities are obligated to pay the full amounts due under the contracts and these obligations are enforceable against the municipalities under Chinese law.  Both municipalities have affirmed the contractual payment obligations in writing when requested to do so.  Both municipalities are taxing authorities and therefore have a reliable source of revenue for payment of their obligations to the Group and others.  Both municipalities have an established record of timely payment of their obligations to others. The completion of the infrastructure projects also confers substantial economic benefits on the municipalities through appreciation of the improved land, which the municipalities have begun to realize by granting rights to use the land to third parties to make further improvements, such as constructing production facilities. This enhances the customers’ ability to pay in accordance with the contracts.  Collectively these factors unambiguously establish the contractual payment obligations for both customers and indicate that have the intent and will have the cash flow to timely meet the payment obligations.  Furthermore:

a)
Changchun, has demonstrated both the ability and willingness to pay, having previously met 81% of the contract payment obligations to SNC prior to its acquisition by CCI.  Changchun also has access to development bank financing to meet the remainder of its payment obligations (although there is no assurance that they will actually draw on such commitments to make contract payments).

b)
Jiaohe has included annual contract payment amounts and interest in its annual budget and those amounts have been approved by the Standing Committee of the National People’s Congress.    Moreover, the Contract grants to the Group the right to a security interest to collateralize the unpaid amounts due under the contract.  In the event of a payment default, Sing Kung has rights under the contract to realize economic rents and control access to such collateral to effect collection. Although the economic benefit to be derived from enforcement of such security interests is uncertain, such rights strengthen the company’s ability to enforce collection should it be necessary to do so.

FII-20

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

The components of the Net Investment in BT contracts are as follows:

	December 31,
	2008 USD	2007 USD

Total payments to be received	23,332,313	-
Less: executory costs	-	-
Minimum payments receivable	23,332,313	-
Less: allowance for uncollectible amounts	-	-
Net minimum payments receivable	23,332,313	-
Estimated residual value of project	-	-

Less: unearned income	-	-
Net investment in BT projects	23,332,313	-

7.	Other assets, non-current

The balance of other assets as of December 31, 2008 represents the long-term portion of deferred finance costs and prepaid consultancy fees under a 3-year contract for professional services related to identifying and evaluating potential projects, consulting on corporate structure and development, and providing general business and management advice.

8.	Plant and equipment, net

	December 31,
	2008 USD	2007 USD

Motor vehicle and office equipment	58,859	-
Accumulated depreciation	(4,905)	-

Plant and equipment, net	53,954	-

Depreciation expense for the year ended December 31, 2008 was USD 4,905.

FII-21

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

9.	Accounts payable and accrued expenses

Accounts payable and accrued liabilities as of December 31, 2008 and December 31, 2007 consist of the following:

	December 31,
	2008 USD	2007 USD

Accrued wages and benefits	417,709	-
Accrued expenses	134,664	15,309

Total	552,373	15,309

10.	Other payables

	December 31,
	2008 USD	2007 USD

Other payables	2,770,453	-

Other payables represent amounts due to the former SNC shareholder pursuant to the SNC acquisition (Note 22).The obligation is payable upon collection of the Changchun Project receivables acquired in the transaction..  No interest accrues on the payment obligation.  Because of the Company’s expectation that the Changchun receivable will be collected prior to December 31, 2009, the Company has classified the obligation as current. Further, no discount was applied to the payment obligation to the former SNC shareholders at December 31, 2008 or at the time the acquisition was consummated.

11.	BT project payables – current and long-term

BT project payables as of December 31, 2008 and December 31, 2007 consist of the following:

	December 31,
	2008 USD	2007 USD

Current	20,790,155	-
Long-term	10,344,767	-

Total	31,134,922	-

Current BT project payables are obligations due to BT project consortium partners prior to December 31, 2009.

FII-22

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

BT project payables – long-term include $1,599,090 related to the Changchun Project, a liability of SNC that is consolidated as a result of the consummation of that acquisition. The Changchun project payables are unsecured and have no fixed terms of repayment other than becoming ratably due to other consortium members only if and when payments under the Changchun Project contract are due, i.e. if no future payments under the contract are received by the Company, it is not obligated to make any additional payments to other consortium members.  If interest is received on the Net investment in BT projects, 21.9% of the amount collected is owed to other consortium members based on the amounts they are owed as a percentage of the total remaining payments due under the contract (Note 6).   The Company accrues interest on the project payables for the Changchun Project at the same market rate as it was accrued on the Net investment in BT projects.  Therefore, in accordance with APB 21, no discount or premium has been applied to adjust the present value of the project payables related to the Changchun Project.  However, in light of the interest reserves applied to the Net investment in BT projects (related to the Changchun Project), as described in Note 6, no accrued interest is included in the contingent project payables balance as of December 31, 2008.  The amount that would have been added to the payable balance, if the reserve had not been applied, was $5,645 as of December 31 2008.

BT project payables – long-term also includes obligations to subcontractors totaling $8,745,717 due following completion of the 2nd phase of the Jiaohe Project, which the Company expects to be accepted during 2009.  Under the contract, payment to the subcontractors is due in two equal installments, without interest within six and twelve months following project completion and acceptance.  At present, the completion date cannot be determined, although the Company estimates that it will occur during 2009 unless the municipality adds to the project scope (Note 6).  Because the completion and acceptance date cannot be reliably determined, it is not possible to determine the date that the obligation to pay the subcontractor will arise.  Because of the uncertainty regarding the payment date and the short operating cycle, we have not recorded a discount to the value of amounts due to subcontractors, even though we expect the payment to become due after December 31, 2009.

12.	Preferred stock subject to redemption

On April 24, 2008 the Company issued 2,915,000 Series A Preferred Shares having par value of $.001 per share in a private placement transaction.  The Series A Preferred Shares are convertible into common shares at $5.00 per share and are automatically converted into common shares under certain circumstances (a “Qualifying Transaction”), including a closing of a transaction that results in the company becoming a publicly listed company through IPO and/or combining with a publicly listed company having net assets in excess of $30,000,000.  The Series A Preferred Shares have the right to a 7% per annum cumulative preferred dividend, provided that if a Qualifying Transaction (which would include the pending transaction with IAG) occurs prior to April 24, 2010, the dividend right is extinguished.  Dividends in arrears on the preferred stock approximate $700,000 as of December 31, 2008.  The Series A Preferred Shares can be redeemed by the holders following the second anniversary of issuance if the Company’s common shares are not traded on the New York Stock Exchange, American Stock Exchange, Nasdaq or a foreign stock exchange acceptable to the Preferred Share Director.  If the IAG transaction is consummated (Note 14), the redemption rights of the Series A Preferred Shares will be extinguished as the result of the automatic conversion of the Series A Preferred Shares to common shares in accordance with the company’s Articles of Association.  Because the Series A Preferred Shares are redeemable under circumstances that are not solely within the Company’s control, the Series A Preferred Shares are classified outside of permanent equity.  Sing Kung raised gross proceeds of $14.6 million from the sale of the Series A Preferred Shares in April 2008.  The Company realized net proceeds from the offering of $14.4 million after expenses totaling $200,000.  Offering expenses related to the issuance are being amortized over the two-year redemption period.  Amortization expense for the year-ended December 31, 2008 ($68,333) is included in Financing and other costs in the accompanying Statement of Income.

FII-23

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

13.	Shareholders’ Equity

(a) Common Stock

The Company is a limited liability company established on January 18, 2007. At the time of incorporation, the registered capital of the Company was one common share with par value of US$1 per share.  The Company issued an additional 499 shares with par value US$1 per share in March 2008.  In April 2008 the company redesignated its 500 shares of $1.00 par value capital stock as 49,548,718 common shares having no par value.  Authorized common shares were increased to 100,000,000, and as of December 31, 2008, the total number of issued and outstanding common shares is 49,548,718.

(b) Preferred Stock

Following the redesignation of shares in April 2008, 10,000,000 Preferred shares were authorized, 5,000,000 of which were designated as Series A Preferred Shares.  Refer to Note 12.

14.	Stock Purchase

Effective as of May 15, 2008, the Company and certain common shareholders entered into a definitive stock purchase agreement with InterAmerican Acquisition Group, Inc. (“IAG”), a U.S. publicly listed company.  The stock purchase agreement was amended on November 28th, 2008 and again on July 17, 2009.  As amended, it provides for IAG to acquire 47,000,000 shares (out of 49,548,718 common shares issued and outstanding) of the company’s common shares by issuing 19,843,417 shares of common stock of its affiliate, CNC Development Ltd., a BVI company (“CNC”), with the result that CNC would be the surviving company and would be a publicly listed company in the United States.  This transaction is subject to approval of the IAG shareholders and various other conditions.  If consummated, it would restrict redemption rights of the outstanding of Series A Preferred shares.

The stock purchase agreement with IAG also provides for CNC to make an exchange offer to the holders of the company’s common shares who are not party to the agreement and to the holders of its Class A Preferred Shares.  These exchange offers would be for 1,076,070 CNC common shares, respectively and 5,371,548 CNC Class A Preferred shares respectively.

FII-24

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

The stock purchase agreement, as amended, also provides for the future issuance of up to 10,300,000 CNC shares to those of our current common shareholders who are parties to the stock purchase agreement with IAG if certain net income targets are met as set forth below:

Year ending December 31,	Net Income

2009	$15,000,000
2010	$19,500,000
2011	$25,350,000
2012	$32,500,000
2013	$42,841,500

The acquisition is expected to be consummated in the third quarter of 2009, after the required approval by IAG’s stockholders and the fulfillment of certain other closing conditions.

15.	Revenues

Revenues are as follows:

	Year-ending 2008 USD	Period from January 18 (Date of inception) to December 31, 2007 USD

Revenues from BT Projects	4,892,204	-

All revenues from BT projects during 2008 were earned in connection with the 1st (Renewal) Phase of the Jiaohe Project that was accepted by the People's Government of Jiaohe City in December 2008.  Because of joint liability with consortium members and limitations on the Company’s direct responsibility for key aspects of project fulfillment and management, revenue is recognized according to the Net Method.  The total value of the accepted phase of the project to the consortium was approximately $15.4 million.  The amount related to this phase of the project (none of which has been paid by the customer) that remained due to the consortium as of December 31, 2008 is recorded on the balance sheet as Net investment in BT Projects - Jiaohe (Note 6).  No estimated losses were identified for any of the projects in progress during 2008.

16.	Cost of revenue

Because revenue for the completed phase of the Jiaohe project is recognized in accordance with the Net Method, costs associated with the contract revenue recognized during the year include only the Company’s direct costs and not costs incurred by the consortium members for project construction.  These direct contract costs include the Group’s pro rata share of business taxes related to the portion of the Jiaohe project completed during 2008 (Note 20a).  Total costs incurred by subcontractors in connection with the portion of the Jiaohe Project completed during 2008 were approximately $10.5 million.

FII-25

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

17.	Pension and Other Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

18.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

19.	Commitments and Contingencies

On December 9, 2008, CCI consummated its purchase of SNC.  The purchase terms provide for a contingent amount of up to RMB5.0 million (approximately $727,611) for taxes actually paid by the SNC shareholders arising from the transaction.  (Refer to Note 22).  According to statutory tax rate of 20% applicable to this type of transaction, the Company recorded a contingent payable of RMB3.2 million (approximately $461,742), which has been recognized in the cost of SNC acquisition.

There are no other contingencies and commitments other than those disclosed in other notes to the consolidated financial statements.

20.	Taxes

(a)	Business tax expense:

Business tax expense is levied by municipalities in the jurisdictions where revenue is derived, and it is included in cost of sales.  The amount of business tax expense is based on application of the statutory business tax rate to the Group’s revenue, subject to agreements with the applicable municipalities (reflected in the BT contracts with those municipalities) that permit the Group to reduce the amount of revenue used to calculate the business tax by the revenue reportable by each project subcontractor.  Business tax expense is as follows:

	Year-ending 2008 USD	Period from January 18 (Date of inception) to December 31, 2007 USD

Current business tax expenses	254,206	-

FII-26

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

(b)	Income tax expense:

Income taxes are levied at the municipal or provincial level in the PRC.  To attract investments and development, local tax authorities have the authority (within certain policy guidelines) to and routinely do provide preferential tax treatment to businesses that choose to register in their areas.  Sing Kung’s operating companies have been granted preferential tax treatment in their applicable jurisdictions inasmuch as they have been granted the right to elect to have their tax assessed based on total revenue (calculated in accordance with applicable regulations) multiplied by the applicable industry net income margin (which yields a deemed pre-tax net income), which in turn is multiplied by the statutory tax rate in accordance with the Tax Administration and Collection Law [2000] No. 38.  This arrangement is evidenced by current tax assessment vouchers (that constitute acceptance of the Subsidiaries’ monthly tax filings by the local taxation authorities).

According to Chinese tax regulations and customary practice, tax assessment methods, once made, are fixed for the applicable tax year.  Management expects to continue to benefit from current tax treatments in the foreseeable future.  As Sing Kung continues to work with municipal governments on development projects, it expects to take advantage of similar preferential tax arrangements when offered by establishing operations in the jurisdictions in which it undertakes BT contracts.  Provision for income tax is as follows:

	Year-ending 2008 USD	Period from January 18 (Date of inception) to December 31, 2007 USD

Current income tax expense	114,695	-

(c)	Taxes payable :

The current portion of taxes payable are as follows:

	December 31,
	2008 USD	2007 USD

Business tax payable	28,392	-
Other tax payable	11,912	-

Total	40,304	-

The non-current portion of taxes payable are as follows:

	December 31,
	2008 USD	2007 USD

Business tax payable	258,703	-
Income tax payable	116,724	-

Total	375,427	-

FII-27

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

21.	Operating Lease Commitment

The Company is obligated under an operating lease for its administrative facilities. As of December 31, 2008, the total future minimum lease payments under the non-cancelable operating lease are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	127,642	92,536	25,204	4,401	5,501

22.	Business Acquisition

On December 27, 2007, pursuant to the VIE Agreements, the Company’s wholly-owned subsidiary, Century City, acquired a 100% voting interest in SNC and the right to acquire 100% of the SNC equity along with the rights to perform and profit from certain contracts that SNC lacked the ability to execute.  On December 9, 2008, Century City consummated the purchase of all of the SNC equity interests.  Since its formation in 2005, SNC has been in the business of planning and developing BT infrastructure projects for municipal governments in the PRC.  Although not engaged in any active projects of its own after 2006, at the time of the closing of the acquisition SNC enjoyed a favorable reputation in the BT development sector and employed specialist personnel that the Company judged would be advantageous to its continuing business interests.  SNC’s key personnel were not subject to employment contracts.  In addition SNC had a relationship and completed contract with the municipality of Changchun for which payments were pending as of the acquisition date.  The Company determined that building on SNC’s relationship with Changchun to facilitate growth of its overall business could be most effective if it acquired SNC and thereby retained control over the contract and collection process.

The goodwill of $808,443 arising from the acquisition is recognition of the value of SNC’s reputation in the market, its relationship with the Changchun municipality, the value that its key personnel were expected to contribute to the growth of the Company’s business in China and the track record associated with having completed the Changchun Project.  None of the goodwill recognized is expected to be deductible for income tax purposes.

The following table summarizes the consideration paid and contingently payable for SNC and the amounts of the assets acquired and liabilities assumed, recognized at the acquisition date, as well as the fair value at the acquisition date:

Consideration	December 9, 2008 USD
Fixed payment (net of cash retained)	4,401,000
Contingent Payment arising from Changchun BT	2,308,711
Contingent tax indemnity	461,742
Fair value of total consideration transferred	7,171,453
Acquisition-related costs (included in selling, general and administrative expenses in the Company’s income statement for the year ending December 31, 2008	40

FII-28

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

Recognized amounts of identifiable assets acquired and liabilities assumed

December 9, 2008 USD

Cash	570,971
Prepaid expenses, deposits and other receivables	123,796
Property, plant and equipment	54,618
Net investment in BT projects (Changchun)	7,894,893
Accounts payable and accrued expenses	(650,795)
BT Project Payable	(1,599,050)
Taxes payable	(31,423)
Total identifiable net assets	6,363,010

Goodwill	808,443

Total	7,171,453

The fair value of prepaid expenses, deposits and other receivables was determined to equal the gross value.

The Company has determined that the collectability of the remaining payments due in connection with the Changchun Project is reasonably predictable. The remaining payments are scheduled to be made over a period of eight years in accordance with the schedule set forth in the BT contract, although they may be accelerated. Interest accrues at market rates on the unpaid principal balance due under the contract and therefore the Company recognizes the fair value of the asset (Net investment in BT projects (Changchun)) at the principal balance without discount or premium (Note 6).

Plant and equipment are comprised primarily of a car and office equipment purchased by SNC within 8 months of the acquisition date. The net book value, $54,618 was deemed to be representative of the fair value.

The contingent liability arising from collections pursuant to the Changchun BT Project contract requires Century City to pay the former owners of SNC up to RMB 15,737,632 (approximately $2,308,711 at the date of the acquisition) on a last-out basis if, as and when collections from the contract are received. To the extent that there is a shortfall in the collection of the Changchun Project payment, any such shortfall reduces the contingent amount due to the former SNC shareholders dollar for dollar. Moreover, in accordance with the purchase agreement the Sing Kung shareholders have the right (but no obligation) to transfer uncollected receivables from the Changchun Project to the former SNC shareholders to reduce or extinguish the contingent payment obligation to the former SNC shareholders. SNC has no current expectation of making such a transfer because it deems it desirable to maintain unilateral control over the collection process and such a transfer could trigger payment obligations under the contingent tax indemnity before they would otherwise become payable.

FII-29

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

In light of the expectation that the fair value of the remaining Changchun BT Project assets is equal to the gross value (net of a valuation allowance for accrued interest of $1,146,139) at the time of the acquisition (Note 6)), the Company expects to pay the full contingent purchase amount to the former SNC shareholders without adjustment. Because no interest accrues on the contingent purchase amount, the gross value would be discounted to reflect the multi-year payment schedule if the payment is not accelerated. However, based on communications with the Changchun municipality, the Company expects that all remaining payments related to the Changchun Project will be accelerated and paid by the municipality prior to the end of November 2009. Therefore, the Company recognizes the liability to the former SNC shareholders at gross value without discount. As of December 31, 2008 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

Because the Net Investment in the Changchun BT Project is recognized at gross value, a liability of $1,599,050 has been recognized for the BT Project payable that reflects the full undiscounted amount of all future payments that the Company could be required to make in connection with this liability, net of accrued interest that has been reserved because of the probability of accelerated payment (Note 11). The cumulative interest reserved in connection with the Changchun Project payable was $232,142 at the time of the acquisition. If no further payments related to the Changchun Project are received there would be no liability associated with the BT Project payables or interest accrued thereon (Note 11). As of December 31, 2008 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

A liability of $461,742 has been recognized for the contingent tax indemnity. The potential undiscounted amount of all future payments that the Company could be required to make is capped at 5.0 million RMB (or $733,504) according to purchase agreements. Furthermore, the maximum tax payable by the former SNC shareholders upon receipt of the full contingent amount related to the Changchun Project is calculated to be $461,742, according to Chinese statutory tax rate. However, due to their application of certain tax mitigation strategies, there is a reasonable expectation that any tax paid by the former SNC shareholders will be less than $461,742 and that payment of any indemnity in connection therewith will be deferred for an extended period, resulting in a further reduction of fair value.

The amounts of SNC’s revenue and earnings included in the Company’s consolidated income statement for the year ending December 31, 2008 and the revenue and earnings of the combined entity had the acquisition been January 1, 2008 or January 1, 2007 are:

	Revenue (USD)	Earnings (USD)

Actual from December 9, 2008 – December 31, 2008	-	(92,973)
Supplemental pro forma amounts from January 1, 2008 – December 31, 2008	4,892,204	3,448,351
Supplemental pro forma amounts from January 1, 2007 – December 31, 2007	-	369,811

FII-30

SING KUNG LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PERIOD FROM JANUARY 18, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

22.	Financial Statement Restatement

The Company previously issued a 2007 Annual Report for the period ended on December 31, 2007, in which the Company consolidated the financial statements of SNC. Upon reviewing the facts and circumstances it was subsequently determined that the VIE Agreements did not convey a variable interest in SNC to the Company and that therefore consolidation in accordance with FIN46(R ) was not required. Therefore, the Company has restated its 2007 financial statements to deconsolidate the financial statements of SNC.

23.	Subsequent Event

On July 17, 2009, the Company amended the purchase agreement with IAG as described in Note 14.

FII-31

UNAUDITED PRO FORMA STATEMENTS OF INCOME FOR SK GROUP
FOR YEARS ENDED DECEMBER 31, 2008 and 2007

Basis of Presentation

The financial information set out in the unaudited pro forma consolidated statements of income is based on the audited financial statements of the Sing Kung Ltd. and its subsidiaries for the period from inception (January 18, 2007) through December 31, 2007 and the year ended December 31, 2008 and the audited financial statements of Shanghai New Century Urban Infrastructure Construction Co., Ltd. (SNC) for the year ended December 31, 2007 and the unaudited financial statement of SNC through the date of its acquisition by Sing Kung. Together Sing Kung and SNC are referred to as the SK Group or Group. The unaudited pro forma statements for the SK Group have been prepared in accordance with the accounting principles of Sing Kung set out in the notes to its consolidated financial statements.

In arriving at the pro forma Group financial information, adjustments have been made as considered necessary in order to reflect the financial statements on a consistent and comparable basis, including notional adjustments to reflect the results as if the pro forma Group has existed from January 1, 2007.

The objective of the unaudited pro forma consolidated statements of income is to show the financial characteristics of the pro forma Group. It is not intended to show how the pro forma Group would have actually performed if the members of the Group would have been a consolidated enterprise during the years presented, or to project the results of operations or financial position for any future date or period.

	Twelve Months Ended
	December 31, 2008	December 31, 2007

Contract revenue	$4,892,204	$-
Cost of contract revenue	(304,386)	-

Gross Profit	4,587,818	-

Expenses
General and administrative expenses	(1,274,848)	(417,217)

Total Operating Profit/Loss	3,312,970	(417,217)

Securities trading loss/profit	(16,855)	782,267
Interest income	335,561	30,662
Finance and other costs	(68,630)	(382)

Net income before income tax provision	3,563,046	395,330

Provision for income taxes	(114,695)	(25,519)

Net Income	$3,448,351	$420,849

FII-32

SING KUNG LIMITED

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

FII-33

SING KUNG LIMITED
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008

CONTENTS
Pages

Unaudited Condensed Consolidated Balance Sheets	FII -35

Unaudited Condensed Consolidated Statements of Income	FII -36

Unaudited Condensed Consolidated Statements of Shareholders' Equity	FII -37

Unaudited Condensed Consolidated Statements of Cash Flows	FII -38

Notes to the Unaudited Condensed Consolidated Financial Statements	FII -39

FII-34

SING KUNG LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND DECEMBER 31, 2008

	March 31,	December 31,
	2009	2008
	USD	USD
	(UNAUDITED)
ASSETS
Current assets
Cash	5,728,204	7,160,720
Prepaid expenses, deposits and other receivables	707,700	701,156
Net investment in BT projects	2,363,242	-
Total current assets	8,799,146	7,861,876

Non-current assets
Construction in progress	20,498,828	20,526,812
Net investment in BT projects	21,159,476	23,332,313
Property and equipment, net	53,630	53,954
Other assets	758,519	904,352
Goodwill	807,341	808,443
Total non-current assets	43,277,794	45,625,874

Total assets	52,076,940	53,487,750

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	87,908	552,373
Other payable	2,766,676	2,770,453
Taxes payable	39,052	40,304
BT project payables	20,109,887	20,790,155
Total current liabilities	23,003,523	24,153,285

Non-current liabilities
BT project payables	10,330,664	10,344,767
Taxes payable	374,916	375,427

Preferred stock subject to redemption	14,575,000	14,575,000

Shareholders' Equity
Common stock (par value of $0.001 per share)
Authorized — 100,000,000 shares
Issued and outstanding — 49,548,718 shares, at March 31, 2009 and December 31, 2008	500	500
Accumulated other comprehensive income	255,807	278,593
Retained earnings	3,536,530	3,760,178
Total Shareholders' Equity	3,792,837	4,039,271
Total liabilities and shareholders’ equity	52,076,940	53,487,750

See notes to unaudited condensed consolidated financial statements.

FII-35

SING KUNG LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008

	Three months Ended
	March 31, 2009 USD	March 31, 2008 USD
	(UNAUDITED)	(UNAUDITED)
Contract revenue	-	-
Cost of revenue	-	-

Gross Profit	-	-

Expenses
General and administrative expenses	462,628	13,284

Operating Loss	(462,628)	(13,284)

Interest income	264,413	-
Finance and other costs	25,433	361

Net loss before income taxes	(223,648)	(13,646)

Income taxes expenses	-	-

Net Loss	(223,648)	(13,646)

See notes to unaudited condensed consolidated financial statements.

FII-36

SING KUNG LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008

	Common Stock USD	Retained Earnings USD		Accumulated other Comprehensive Income USD	Total USD

Balance, December 31, 2007	1	(9,961	) )		(9,960)

Issuance of shares	499	-		-	499

Comprehensive income:
Net income	-	3,770,139		-	3,770,139
Foreign currency translation gain	-			278,593	278,593

Balance, December 31, 2008	500	3,760,178		278,593	4,039,271

Comprehensive income:
Net loss	-	(223,648)		-	(223,648)
Foreign currency translation gain	-	-		(22,786)	(22,786)

Balance, March 31, 2009 (Unaudited)	500	3,536,530		255,807	3,792,837

See notes to unaudited condensed consolidated financial statements.

FII-37

SING KUNG LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008

	Three Months Ended
	March 31, 2009 USD	March 31, 2008 USD
	(UNAUDITED)	(UNAUDITED)

Cash flows from operating activities:
Net loss	(223,648)	(13,645)

Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	2,019	-
Changes in assets and liabilities net of effects from purchase of SNC:
Prepaid expenses, deposits and other receivables	140,391	60
Construction in-progress	27,984	(14,654,313)
Net investment in BT projects	(190,405)	-
Taxes payable	(1,763)	-
Accrued liabilities and other payables	(468,242)	19,616
BT project payables (current and long-term)	(694,371)	14,646,052

Net cash used in operating activities	(1,408,035)	(2,230)

Cash flows from investing activities:
Purchases of fixed assets	(1,696)	-

Net cash used in investing activities	(1,696)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	-	499

Net cash provided by financing activities	-	499

Effect of foreign exchange rate changes	(22,785)	(499)

Net decrease in cash	(1,432,516)	(2,230)
Cash at beginning of period	7,160,720	4,230
Cash at end of period	5,728,204	2,000

Supplemental disclosure of cash flow and non-cash information:
Income tax paid	-	-
Interest paid	-	-

See notes to unaudited condensed consolidated financial statements.

FII-38

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

1.  Organization and Principal Activities

Sing Kung Limited (the "Company") was incorporated in the British Virgin Islands ("BVI") on January 18, 2007 as a limited liability company. The ultimate sole beneficiary and owner was initially Cho Kwan; Cho Kwan transferred a majority of share interests to third parties in April 2008 and no shareholder or affiliated group of shareholders currently has a majority economic interest in or voting control of the Company.

On December 26, 2007, the Company established CCI, which was incorporated in Changchun, the People's Republic of China as a limited liability company.  It is principally engaged in providing services on Build-Transfer ("BT") projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance and construct the infrastructure of a municipal development project, typically consisting of roads, utilities (such as sanitary and storm sewer lines, underground electric distribution lines) and general site preparation work necessary for further development of the real estate. Upon completion and acceptance of the project, control over the project site is transferred back to the public entity.  Parties to BT contracts are allowed to charge municipal customers in accordance with stated contract terms including amounts necessary to recover their investment and costs incurred on the project.

On December 27, 2007, CCI entered into the following agreements (the “VIE Agreements”) with shareholders of Shanghai New Century Urban Infrastructure Construction Co., Ltd. (SNC): (i) Business Cooperation and Consulting Service Agreement; (ii) Agreement on Exclusive Purchase Right; (iii) Stock Right Pledge Agreement; and (iv) Voting Rights Proxy Agreement.  These agreements were intended to provide control over SNC by CCI and to ensure that CCI had the right to acquire a 100% share ownership interest in SNC at such time as CCI determined in its sole discretion.

On August 6, 2008, CCI and SNC shareholders signed a “Supplementary Agreement,” fixing the purchase price.  This amendment also extinguished the Business Cooperation and Consulting Services Agreement.  On November 13, 2008, the parties further amended the VIE Agreements through the execution of an additional agreement titled “Equity Transfer Agreement.”  This amendment resulted in further adjustment of the purchase price and payment terms in favor of CCI as an inducement for an immediate closing of the Purchase Agreement.  The transaction was deemed closed on December 9, 2008, upon receipt of a newly issued business license for SNC that recorded the change of ownership interests.  Notes 18 and 21 further address the purchase details and method of accounting for the business combination.

SNC was incorporated in Shanghai, the People's Republic of China ("PRC") on July 11, 2005 as a limited liability company.   It was in the same line of business as CCI, but was not actively carrying on BT projects during 2007 or 2008.

Sing Kung Limited owns 100% of the equity interests of CCI. CCI obtained 100% ownership of SNC on December 9, 2008. The Company and its subsidiaries are collectively referred to as the "Group".

FII-39

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

2.  Basis of Presentation

The Group’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company has applied purchase accounting to account for the acquisition of SNC on December 9, 2008.

3.  Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the results of the Company’s operations and, from its formation on December 26, 2007, those of its subsidiary CCI.  The consolidated financial statements also include the operations of SNC following its acquisition on December 9, 2008. Notwithstanding the voting control over SNC that commenced with the execution of the VIE Agreements in 2007, CCI did not have a variable interest in SNC under the Exclusive Purchase Rights Agreement. Accordingly, the financial statements of SNC are not consolidated with those of the Company until the consummation of the acquisition of SNC (Note 21).  All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in banks, substantially all of which is held in the Chinese Renminbi. Renminbi is not a freely convertible currency, and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's revenues, cost of revenues, and operating margins and could result in exchange losses or gains. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

(c)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method, applied according to the estimated useful lives of asset classes applicable to the Group:
Years
Motor Vehicle	10
Office Equipment	5

(d)	Impairment of Long-Lived Assets

Long-Lived assets, principally property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

FII-40

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet whenever applicable.

No impairments have been recognized through March, 2009.

(e)	Interest/Valuation Adjustments to Net Investments in BT Projects and to Accounts Receivable and Payable Classified as Non-Current

The nature of the Company’s business is that it accepts payments from its customers over many years (eight years in the case of the Jiaohe Project) and maintains both current and long-term payables with its subcontractors in connection with the performance of BT projects. In accordance with the requirements of SFAS 13 and APB Opinion No. 21, the Company makes adjustments in the value of its Net investment in BT projects and in other long-term accounts receivable and payable obligations with fixed durations exceeding one year in those cases where the obligations do not bear interest at what it deems to be a market rate.

Net Investments in BT projects recorded in the financial statements, as well as payables to consortium partners that are linked to the collection of such receivables bear interest, as applicable, at the variable long- or medium-term (five years & over five years) loan rate set by state-owned banks.  The accrual of such interest is reflected in the company’s financial statements, net of reserves that it deems appropriate under the circumstances.  Municipal receivables of this sort are not traded in an open market in the PRC. The Company believes that the interest rates payable by our BT project customers is on par with the rate at which the municipality can obtain financing from other sources after taking into consideration its credit standing, the payment terms and other relevant factors. No discount or premium is applied to the face amount of BT project receivables or related payables that bear market interest rates; the face amounts of such receivables and payables are deemed to reasonably represent their present value; there is no unearned income component.

Should such municipal receivables and payables accrue interest at rates that differ materially from the applicable municipal borrowing rates, it is the Company’s policy to discount or apply premiums to their face value based on the scheduled or expected payment periods and the then-applicable short- medium- or long-term rates set by state-owned banks, adjusted as deemed appropriate for the credit standing of such municipalities if circumstances warrant.

FII-41

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

(f)	Revenue Recognition

The Company’s long term BT contracts do not dispositively transfer risk of loss to the customer prior to contract completion and acceptance. Specifically, the customer does not make progress payments typical in most construction-type contracts and there is ambiguity in the contracts about the customer’s contractual liability for damage or loss prior to project acceptance and completion.  Furthermore, the legal framework of state land ownership creates uncertainty about the Company’s ability to enforce collateral or lien rights that might otherwise secure its right to payment prior to acceptance.  As a result, the BT contracts have the substantive characteristics of sales-type leases.  Specifically the contracts give rise to a profit by the company for execution of the project; ownership of the project is transferred to the customer prior to receipt of the final payment; the present value of the payment under the contract exceeds 90% of the project’s fair value; collectability is reasonably predictable; and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company following acceptance of the project.  Therefore, in accordance with SFAS 13, revenue is recognized upon final project acceptance by the customer.  Final acceptance of the project by the customer occurs following completion and inspection, including a determination that all project requirements have been met.  Following acceptance, a settlement of the final project price is determined by the contract parties based on the pricing parameters of the contract.  The determination of the final project price typically involves an audit by the customer of preliminary acceptances generated as the project progresses and aggregation of the amounts reflected therein together with adjustments, if any.  Preliminary acceptances are based on periodic multi-party review and documented approval of completed work among the Company key sub-contractor(s) and the customer.   The differences in the cumulative value of preliminary acceptances and the final project price, if any, are reflected by the Company in revenue recognized during the period in which the final acceptance occurs.

In accordance with EITF 99-19 the Company records revenue upon project acceptance based on:

-      the aggregate contract value (the “Gross Method”) when it:
•	is responsible for project fulfillment including the acceptability of the project to the customer
•	has reasonable latitude to establish the project price with the customer
•	has discretion in subcontractor selection
•	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

-	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, e.g.:
•	the Company does not have direct responsibility for all key aspects of project fulfillment
•	the contract specifies that the Company is entitled to receive only an allocated fraction of the contract value
•	the Company is required to pay subcontractors only if and when it receives payment from the customer.

The Company considers the relevant facts and circumstances in its evaluation to determine if revenue is to be recorded under the Gross or Net Method, including the relative strength of each indicator.  None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Company for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and collection of such revenue is determinable and reasonably assured.

FII-42

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.

The sole project that was completed and accepted by the customers in 2008 (the “Jiaohe Project”) is consistent with the requirements of, and is recorded under, the Net Method. No projects were completed during the three months ended March 31, 2009.

(g)	Operating Cycle/Net Investment in BT Projects

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work.  To the extent that quantities of work elements vary, the contract price varies.  The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts.  Following acceptance or a BT Project (or project phase), the contract price (including advances and prepayments applicable to projects and present value adjustments, if applicable) is recorded as Net investment in BT projects (Note 3(e) and Note 6).  Contract execution typically spans 6 to 12 months from the start of contract performance, but the acceptance date (and the start of interest accrual on the investment in BT projects) for each contract (or contract phase) cannot be determined with precision prior to completion and acceptance.  Prior to project acceptance, all assets and liabilities related to contracts in progress are carried at cost until a schedule for payment and interest accrual can be reasonably determined.  Subject to early payment requirements or elections, if any, the Company’s policy is to allocate amounts for advances, prepayments and project work in- progress between current and long-term as dictated by the contract payment terms and estimated date of project completion. The classification of the related project liabilities between current and long term follows the same classification of the assets if the payment amounts are required to be made ratably and contemporaneously with collection of receivables, as is the case for the Changchun Project assets and liabilities that are consolidated as a result of the acquisition of SNC.  Otherwise the classification of project liabilities is made in accordance with the timing of payments set forth in contracts with consortium members.

(h)	Project Payables

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on a percentage of completion basis.  Subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. Under both the Gross and Net Methods, liabilities to contractors and consortium partners are recorded on the balance sheet as a payable when determinable.   The classification of such liabilities as current or long-term is made as described in Note 3(g) above.  Advances made by the Company to the consortium for prepaying vendors or to meet other costs on behalf of the customer are reimbursable at cost under the BT contracts.  Such advances are not recognized as expenses or revenue, but are reflected on the balance sheet as Project advances or, if the project has received final acceptance, as Net investment in BT Projects.

FII-43

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

(i)	Construction in Progress

The BT projects the Company carries on have the substantive characteristics of sales-type leases (Note 3(f)).  Therefore, the Company records cost of the project, continuously as Construction in Progress until project completion and acceptance, in compliance with SFAS 13 Accounting for Leases.  Construction in Progress includes both direct labor cost of the Company and the cost incurred with subcontractors and consortium partners for their performance under contracts.

The work progress of the BT Contracts and cost incurred are measured by periodic multi-party review and documented acceptance of completed work among the Company, sub-contractor, construction supervisor and the customer, as provided in BT Contracts (a “preliminary acceptance”).  Each preliminary acceptance is typically facilitated by a third-party review of project progress conducted following each measurement period.  The Group believes that use of third-party verification to achieve each preliminary acceptance provides a reliable record of work completed.

(j)	Business and Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any income taxes or other taxes based on revenue, business activity or assets.

The Company’s consolidated subsidiaries, SNC and CCI, are subject to various taxes in the PRC, which include a statutory business tax on applicable revenue at a rate of 5.25% (which is included in cost of sales) and statutory income tax at a rate of 25% of operating income as determined under applicable national codes, as modified by applicable local regulations and negotiated concessions.  The Group estimates the effective tax rate for the current year after taking into account any applicable local regulations and concessions.  Refer to Note 18 for additional discussion regarding the calculation of tax provisions for the periods covered by these financial statements.

(k)	Foreign Currency Translation

All of the revenues and costs of SNC and CCI are denominated in the Chinese Renminbi, as are substantially all of the Group’s cash holdings, together with BT contract receivables and payables related to those contracts.  Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Group's sales, cost of sales, and operating margins and could result in exchange losses or gains. The impact of future exchange rate fluctuations on the Group's results of operations cannot be accurately predicted.

FII-44

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

The consolidated financial statements of the Company are presented in United States Dollars ("$" or “USD”). Transactions in foreign currencies during the period are translated into USD at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into USD at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to USD. All foreign exchange transactions involving RMB must take place either through the Peoples Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined by supply and demand and policy priorities of the PRC central government. Translation of amounts from RMB into USD have been made at the following exchange rates for the respective periods:

MARCH 31, 2009
Balance Sheet	RMB 6.8259 to US$1.00
Statement of income and comprehensive income	RMB 6.8255 to US$1.00

DECEMBER 31, 2008
Balance Sheet	RMB 6.8166 to US$1.00

MARCH 31, 2008
Statement of income and comprehensive income	RMB 7.1023 to US$1.00

The PRC has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against the RMB, taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

(l)	Warranty Reserves

BT contracts performed by the Group contain customary provisions for government contracts for construction that permit payment holdbacks by the municipal customers for a one-year warranty period.  If the warranty claims made by the municipal customer are valid and the Company fails to rectify them within specified notice periods, the municipal customer may be entitled to retain some or all of the holdback.  In spite of the preliminary acceptance process, the Company believes that it is reasonably probable that there will be some amount of repair work required during the warranty period. To maintain positive customer relations, the Company expects to rectify valid claims made during the warranty period, and therefore to receive all payment holdback amounts.

FII-45

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

In light of the expectation that there will be some corrective work required during contract warranty periods, the Group’s policy is to accrue additional project expense to the extent that associated costs are reasonably determinable.  However, there is currently no objective basis for making an estimate of warranty cost, due to the Group’s short operating history.  The actual claims experience is very limited. To date, the Group has completed only one project (Changchun) that has passed the warranty period and final settlement of warranty matters is still being negotiated (Note 17). Moreover, it is not aware of, nor has it received any notices regarding the need for correction of completed work on the one additional project accepted  for which the warranty period is still open (Phase I of the Jiaohe Project) or on projects in progress.  Reference to the experience of other enterprises in the same business does not provide a reliable reference point for the type of work that the Group performs, because the work is unique for each project and contract.  Furthermore, the Group’s financial risk is mitigated by indemnity arrangements with its subcontractors that call for them to correct defects in their work during the warranty period.  To ensure that this work is done, the Company holds back payments from such subcontractors through the end of the warranty period in amounts equal to or greater than the indemnity amounts.  Until circumstances change and the Group can reasonably estimate warranty cost based on statistically meaningful historical data, the Group’s policy is to therefore recognize revenue without any provision.

Warranty costs in excess of amounts indemnified by subcontractors, if any, are recorded as an expense during the period when incurred.  Under the current contract terms, the maximum loss exposure is limited to the 5% of the contract price.

(m)	Pension and Postretirement Benefits Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

(n)	Segment Reporting

The Group has only one operating segment, as that term is defined in FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. All of the Group's operations and customers are in China, and all revenues are derived from construction contracts. Accordingly, no geographic information is presented.

(o)	Use of estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of contract revenues and costs, the amount of construction in-progress and project payables, the recoverability of the carrying amount and valuation allowances for receivables, the determination of the present value of long-term receivables and payables and the cost of rectification during the project warranty period (“warranty costs”). Actual results could differ from those estimates

FII-46

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

(p)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FIN No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 31, 2007.

The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Group's choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Group has chosen to use fair value on the face of the balance sheet

SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 was adopted by the Company on January 1, 2008. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants ("AICPA") pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards.

FII-47

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The impact of the adoption of this statement on the Group's financial condition and results of operations was not material. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group's financial statements.

4.	Prepaid expenses, deposits and other receivables

Prepaid expenses, deposits and other receivables are as follows:

	March 31, 2009 USD	December 31, 2008 USD
Prepayments	670,596	662,994
Other receivables	37,104	38,162

Total	707,700	701,156

Prepayments represents the current portion of deferred finance costs and prepaid consultancy fees under a 3-year contract for professional services, including identifying and evaluating potential projects, consulting on corporate structure and development, and providing general business and management advice.

5.	Construction in-progress

The balances of construction in progress are shown below:

	March 31, 2009 USD	December 31, 2008 USD

Construction in-progress	20,498,828	20,526,812

The balance of construction in progress at March 31,2009 and December 31, 2008 represents the construction costs incurred in 2008 for projects under construction; i.e.  Jiaohe (2nd Phase) and Zhengding.  No project activity took place on projects in-progress during the three months ended March 31, 2009 due to inclement winter weather and limitations on available cash.  In accordance with SFAS 13 it includes no amount related to estimated profits but does include estimated losses applicable to the project.  The Group did not recognize any losses in connection with the projects in progress during 2008.  No amounts recorded to Construction in progress had been billed to the customer at December 31, 2008 nor do they bear interest prior to project final acceptance.

FII-48

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

6.	Net Investment in BT Projects

Net investments in BT projects are shown in the table below:

	March 31, 2009 USD	December 31, 2008 USD
Changchun Project	7,884,130	7,894,893

Jiaohe Project (Renewal Phase)	15,638,589	15,437,420

Total	23,522,719	23,332,313

Net investment in BT projects (Changchun) was acquired from SNC shareholders with SNC’s outstanding assets and liabilities in December 2008, and includes amounts for the benefit of other members of the Changchun Project consortium that are payable by the municipality to SNC pursuant to the contract.  In August 2007 the customer made an accelerated payment of principal due under the Changchun Project contract in the amount of 221.7 million RMB (approximately $25.8 million at the time of payment).  This amount constituted approximately 81% of the total Changchun project payment obligation and it was applied to the initial principal installments.  Because of the initial accelerated payment, the next payment of principal and interest is due in 2014 in the amount of 18.7 million RMB (approximately $2.56 million).  The remaining principal amount together with an additional interest payment is due in January 2015.

As an incentive to accelerate payment, the Company and other consortium members have offered to waive interest on the remaining Changchun contract payments (or any fraction thereof) paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  The Changchun municipality has applied for and obtained a development bank loan commitment sufficient to repay all of the remaining principal amount due under the Changchun Project contract and has indicated that it is likely to draw down the commitment and pay the full remaining balance due under the contract to SNC prior to the expiration of the loan commitment at the end of 2009.  Based on the existence of the commitment and communications with the municipality, the Company deems it probable that interest waiver offer will lead to an accelerated payment of the full BT project receivable amount, although there is no assurance that this will occur. The date of any remaining accelerated payment is uncertain and the municipality has an economic incentive to delay payment until immediately prior to expiration of the consortium’s interest waiver offer.  To reflect the contingency associated with the interest waiver offer, the Company has adjusted the fair value of the Net investment in the Changchun BT project at the time of the acquisition (Note 21) and it has established a 100% valuation allowance for the interest accrued after acquisition.  As a result, no interest income was recognized in connection with the Net investment in BT Projects (Changchun) during 2008 after the acquisition of SNC.  If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment amount remaining unpaid after December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance that remains due under the contract.  21.9 % of that interest will be payable to other consortium members based on the percentage of total payments due to them (Note 11).

FII-49

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

Net investment in BT projects (Jiaohe) relate to the first phase (Renewal Phase) of a project for the People's Government of Jiaohe City for Tiangang road/pipeline network project that was completed and accepted in October 2008.  The balance includes the outstanding principal balance as well as interest receivable as of December 31, 2008.  Payments under the Jiaohe Project contract are due in eight annual installments beginning in January 2010, with interest accrued from the date of project acceptance. Such amounts are classified as long-term.

The Jiaohe Project contract requires payments by the customer in 8 equal annual installments, subject to certain acceleration provisions.  Interest accrues on the outstanding balance and is due contemporaneously with the annual installments of principal.  From the date of acceptance of the Renewal Phase of the Jiaohe Project, interest began to accrue on the project principal at a variable market rate (equal to the municipality customers’ incremental borrowing rate) beginning on the day of final project acceptance.  The applicable interest rate was 6.84% in 2008.  As a result of the accruing interest at market rate, no fair value adjustment has been recorded for the Net investment in BT projects related to the Jiaohe Project and no unearned revenue is included in the balance of Net investment in BT projects.  Interest accrued on Net investment in BT projects, net of applicable reserves, is added to the balance of Net investment in BT projects and included in interest income.

The accrued interest on Net investment in BT Projects and valuation allowance at March 31, 2009 and December 31, 2008 is shown below:

	March 31, 2009 USD	December 31, 2008 USD
Accrued Interest included in Net investment in BT projects:
Changchun	117,079	27,869
Jioahe	466,764	244,883

Less: Valuation allowance (Changchun)	(117,079)	(27,869)

Net interest included in Net investment in BT projects	466,764	244,883

Collectability of amounts due pursuant to the Changchun and Jiaohe contracts is reasonably predictable.  Notwithstanding the extended payment time frames, both municipalities are obligated to pay the full amounts due under the contracts and these obligations are enforceable against the municipalities under Chinese law.  Both municipalities have affirmed the contractual payment obligations in writing when requested to do so.  Both municipalities are taxing authorities and therefore have a reliable source of revenue for payment of their obligations to the Group and others.  Both municipalities have an established record of timely payment of their obligations to others. The completion of the infrastructure projects also confers substantial economic benefits on the municipalities through appreciation of the improved land, which the municipalities have begun to realize by granting rights to use the land to third parties to make further improvements, such as constructing production facilities. This enhances the customers’ ability to pay in accordance with the contracts.  Collectively these factors unambiguously establish the contractual payment obligations for both customers and indicate that have the intent and will have the cash flow to timely meet the payment obligations.  Furthermore:

FII-50

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

-
Changchun, has demonstrated both the ability and willingness to pay, having previously met 81% of the contract payment obligations to SNC prior to its acquisition by CCI.  Changchun also has access to development bank financing to meet the remainder of its payment obligations (although there is no assurance that they will actually draw on such commitments to make contract payments).

-
Jiaohe has included annual contract payment amounts and interest in its annual budget and those amounts have been approved by the Standing Committee of the National People’s Congress.    Moreover, the Contract grants to the Group the right to a security interest to collateralize the unpaid amounts due under the contract.  In the event of a payment default, Sing Kung has rights under the contract to realize economic rents and control access to such collateral to effect collection. Although the economic benefit to be derived from enforcement of such security interests is uncertain, such rights strengthen the company’s ability to enforce collection should it be necessary to do so.

The components of the Net Investment in BT contracts are as follows:

	March 31, 2009 USD	December 31, 2008 USD

Total payments to be received	23,522,718	23,332,313
Less: executory costs	-	-

Minimum payments receivable	23,522,718	23,332,313
Less: allowance for uncollectible amounts	-	-

Net minimum payments receivable	23,522,718	23,332,313
Estimated residual value of project	-	-
Less: unearned income	-	-

Net investment in BT projects	23,522,718	23,332,313

7.	Other assets, non-current

The balance of other assets as of March 31, 2009 and December 31, 2008 represents the long-term portion of deferred finance costs and prepaid consultancy fees under a 3-year contract for professional services related to identifying and evaluating potential projects, consulting on corporate structure and development, and providing general business and management advice.

FII-51

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

8.	Property and equipment, net

	March 31, 2009 USD	December 31, 2008 USD
Motor vehicle and office equipment	60,548	58,859
Accumulated depreciation	(6,918)	(4,905)

Property and equipment, net	53,630	53,954

Depreciation expense for the three-months ended March 31, 2009 was $2,019 and for the year ended December 31, 2008 was USD 4,905.

9.	Accounts payable and accrued expenses

Accounts payable and accrued liabilities as of March 31, 2009 and December 31, 2008 consist of the following:

	March 31, 2009 USD	December 31, 2008 USD

Accrued wages and benefits	7,940	417,709
Accrued expenses	79,968	134,664

Total	87,908	552,373

10.	Other payables

	March 31, 2009 USD	December 31, 2008 USD

Other payables	2,766,676	2,770,453

Other payables represent amounts due to the former SNC shareholders pursuant to the SNC acquisition (Note 21).The obligation is payable upon collection of the Changchun Project receivables acquired in the transaction..  No interest accrues on the payment obligation.  Because of the Company’s expectation that the Changchun receivable will be collected prior to December 31, 2009, the Company has classified the obligation as current. Further, no discount was applied to the payment obligation to the former SNC shareholders at March 31, 2009, December 31, 2008 or at the time the acquisition was consummated.

FII-52

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

11.	BT project payables – current and long-term

BT project payables as of March 31, 2009 and December 31, 2008 consist of the following:
	March 31, 2009 USD	December 31, 2008 USD
Current	20,109,887	20,790,155
Long-term	10,330,664	10,344,767

Total	30,440,551	31,134,922

Current BT project payables are obligations due to BT project consortium partners prior to December 31, 2009.

BT project payables – long-term include $1,596,870 as of March 31, 2009 and $1,599,090 as of December 31, 2008 related to the Changchun Project, a liability of SNC that is consolidated as a result of the consummation of that acquisition. The Changchun project payables are unsecured and have no fixed terms of repayment other than becoming ratably due to other consortium members only if and when payments under the Changchun Project contract are due, i.e. if no future payments under the contract are received by the Company, it is not obligated to make any additional payments to other consortium members.  If interest is received on the Net investment in BT projects, 21.9% of the amount collected is owed to other consortium members based on the amounts they are owed as a percentage of the total remaining payments due under the contract (Note 6).   The Company accrues interest on the project payables for the Changchun Project at the same market rate as it was accrued on the Net investment in BT projects.  Therefore, in accordance with APB 21, no discount or premium has been applied to adjust the present value of the project payables related to the Changchun Project.  However, in light of the interest reserves applied to the Net investment in BT projects (related to the Changchun Project), as described in Note 6, no accrued interest is included in the contingent project payables balance as of March 31, 2009 and December 31, 2008.  The amount that would have been added to the payable balance, if the reserve had not been applied, was $23,714 as of March 31, 2009 and $5,645 as of December 31, 2008.

BT project payables – long-term also includes obligations to subcontractors totaling $8,733,794 and $8,745,717 as of March 31, 2009 and December 31, 2008 respectively due following completion of the 2nd phase of the Jiaohe Project, which the Company expects to be accepted during 2009.  Under the contract, payment to the subcontractors is due in two equal installments, without interest within six and twelve months following project completion and acceptance.  At present, the completion date cannot be determined, although the Company estimates that it will occur during 2009 unless the municipality adds to the project scope (Note 6).  Because the completion and acceptance date cannot be reliably determined, it is not possible to determine the date that the obligation to pay the subcontractor will arise.  Because of the uncertainty regarding the payment date and the short operating cycle, we have not recorded a discount to the value of amounts due to subcontractors, even though we expect the payment to become due after December 31, 2009.

FII-53

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

12.	Preferred stock subject to redemption

On April 24, 2008 the Company issued 2,915,000 Series A Preferred Shares having par value of $.001 per share in a private placement transaction.  The Series A Preferred Shares are convertible into common shares at $5.00 per share and are automatically converted into common shares under certain circumstances (a “Qualifying Transaction”), including a closing of a transaction that results in the company becoming a publicly listed company through IPO and/or combining with a publicly listed company having net assets in excess of $30,000,000.  The Series A Preferred Shares have the right to a 7% per annum cumulative preferred dividend, provided that if a Qualifying Transaction (which would include the pending transaction with IAG) occurs prior to April 24, 2010, the dividend right is extinguished.  Dividends in arrears on the preferred stock approximated $956,375 as of March 31, 2009 and $700,000 as of December 31, 2008.  The Series A Preferred Shares can be redeemed by the holders following the second anniversary of issuance if the Company’s common shares are not traded on the New York Stock Exchange, American Stock Exchange, Nasdaq or a foreign stock exchange acceptable to the Preferred Share Director.  If the IAG transaction is consummated (Note 14), the redemption rights of the Series A Preferred Shares will be extinguished in accordance with the closing conditions of the purchaser.  Because the Series A Preferred Shares are redeemable under circumstances that are not solely within the Company’s control, the Series A Preferred Shares are classified outside of permanent equity.  Sing Kung raised gross proceeds of $14.6 million from the sale of the Series A Preferred Shares in April 2008.  The Company realized net proceeds from the offering of $14.4 million after expenses totaling $200,000.  Offering expenses related to the issuance are being amortized over the two-year redemption period.  Amortization expense of $25,000 for the three months ended March 31, 2009 and $68,333 for the year-ended December 31, 2008 is included in Financing and other costs in the accompanying Statement of Income.

13.	Shareholders’ Equity

(a)	Common Stock

The Company is a limited liability company established on January 18, 2007. At the time of incorporation, the registered capital of the Company was one common share with par value of US$1 per share.  The Company issued an additional 499 shares with par value US$1 per share in March 2008.  In April 2008 the company redesignated its 500 shares of $1.00 par value capital stock as 49,548,718 common shares having no par value.  Authorized common shares were increased to 100,000,000, and as of March 13, 2009 and December 31, 2008, the total number of issued and outstanding common shares is 49,548,718.

(b)	Preferred Stock

Following the redesignation of shares in April 2008, 10,000,000 Preferred shares were authorized, 5,000,000 of which were designated as Series A Preferred Shares.  Refer to Note 12.

FII-54

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

14.	Stock Purchase

Effective as of May 15, 2008, the Company and certain common shareholders entered into a definitive stock purchase agreement with InterAmerican Acquisition Group, Inc. (“IAG”), a U.S. publicly listed company.  The stock purchase agreement was amended on November 28th, 2008 and again on July 17, 2009.  As amended, it provides for IAG to acquire 47,000,000 shares (out of 49,548,718 common shares issued and outstanding) of the company’s common shares by issuing 19,843,417 shares of common stock of its affiliate, CNC Development Ltd., a BVI company (“CNC”), with the result that CNC would be the surviving company and would be a publicly listed company in the United States.  This transaction is subject to approval of the IAG shareholders and various other conditions.  If consummated, it would restrict redemption rights of the outstanding of Series A Preferred shares.

The stock purchase agreement with IAG also provides for CNC to make an exchange offer to the holders of the company’s common shares who are not party to the agreement and to the holders of its Class A Preferred Shares.  These exchange offers would be for 1,076,070 CNC common shares, respectively and 5,371,548 CNC Class A Preferred shares respectively.

The stock purchase agreement, as amended, also provides for the future issuance of up to 10,300,000 CNC shares to those of our current common shareholders who are parties to the stock purchase agreement with IAG if certain net income targets are met as set forth below:

Year ending December 31,	Net Income

2009	$15,000,000
2010	$19,500,000
2011	$25,350,000
2012	$32,500,000
2013	$42,841,500

The acquisition is expected to be consummated in the third quarter of 2009, after the required approval by IAG’s stockholders and the fulfillment of certain other closing conditions.

15.	Revenues

Revenues are as follows:
Three Months Ending
	March 31, 2009 USD	March 31, 2008 USD

Revenues from BT Projects	-	-

No projects were completed during the three months ending March 31, 2009 or 2008.

FII-55

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

No estimated losses were identified for any of the projects in progress during the three months ending March 31, 2009 or 2008.

16.	Pension and Other Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

17.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

18.	Commitments and Contingencies

On December 9, 2008, CCI consummated its purchase of SNC.  The purchase terms provide for a contingent amount of up to RMB5.0 million (approximately $732,500 and $727,611 at March 31, 2009 and December 31, 2008 respectively) for taxes actually paid by the SNC shareholders arising from the transaction.  (Refer to Note 21).  According to statutory tax rate of 20% applicable to this type of transaction, the Company recorded a contingent payable of RMB3.2 million (approximately $468,800 and $461,742 March 31, 2009 and December 31, 2008 respectively), which has been recognized in the cost of SNC acquisition.

As of July 15, 2008, the warranty negotiations related to the Changchun project had not been finally settled and the municipality was still in possession of approximately $2 million held back from project prepayments in 2007 (the maximum to which the city is entitled under the contract).  The holdback amount retained by the municipality is not included on the accompanying balance sheet in the Net investment in BT projects.  If the holdback amount or any portion thereof is released by the city, such amount would be payable to the subcontractors when received and would not reduce the Project payables balance.  The Company does not expect to recognize any revenue from a release of the warranty holdback, nor would it incur a loss if none of the holdback amount is released by the municipality.  Final settlement related to the warranty holdback has been delayed because final acceptance of warranty rectifications has not been received and because of a dispute regarding the ultimate allocation of financial responsibility for allegedly non-conforming street light poles supplied by a third-party vendor.  It is not currently possible to determine the amount of the final claim the municipality will make against the warranty holdback (which represents the maximum warranty exposure of the consortium under the contract) but the company expects claims asserted by the municipality in excess of indemnities from the vendor and other consortium members to be settled at or below the warranty holdback amount.  Final settlement is not expected to result in any expense or loss to the Company or a reduction of its cash flow.  Although deemed improbable, exposure to additional claims by the municipality is mitigated by the terms of the contract that limit such claims to a fixed percentage of the contract value, which amount is fully covered by the warranty holdback amount. Moreover, the conditional terms of the Company's payment obligations to other consortium members (Note 6) and to the former SNC owners (Note 21) provide additional protections against collection deficiencies related to the Changchun receivable for amounts shown on the accompanying balance sheet.

FII-56

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

There are no other contingencies and commitments other than those disclosed in other notes to the consolidated financial statements.

19.	Taxes

(a)	Business tax expense:

Business tax expense is levied by municipalities in the jurisdictions where revenue is derived, and it is included in cost of sales.  The amount of business tax expense is based on application of the statutory business tax rate to the Group’s revenue, subject to agreements with the applicable municipalities (reflected in the BT contracts with those municipalities) that permit the Group to reduce the amount of revenue used to calculate the business tax by the revenue reportable by each project subcontractor.  Business tax expense is as follows:

Three Months Ending
	March 31, 2009 USD	March 31, 2008 USD

Current business tax expenses	-	-

(b)	Income tax expense:

Income taxes are levied at the municipal or provincial level in the PRC.  To attract investments and development, local tax authorities have the authority (within certain policy guidelines) to and routinely do provide preferential tax treatment to businesses that choose to register in their areas.  Sing Kung’s operating companies have been granted preferential tax treatment in their applicable jurisdictions inasmuch as they have been granted the right to elect to have their tax assessed based on total revenue (calculated in accordance with applicable regulations) multiplied by the applicable industry net income margin (which yields a deemed pre-tax net income), which in turn is multiplied by the statutory tax rate in accordance with the Tax Administration and Collection Law [2000] No. 38.  This arrangement is evidenced by current tax assessment vouchers (that constitute acceptance of the Subsidiaries’ monthly tax filings by the local taxation authorities).

According to Chinese tax regulations and customary practice, tax assessment methods, once made, are fixed for the applicable tax year.  Management expects to continue to benefit from current tax treatments in the foreseeable future.  As Sing Kung continues to work with municipal governments on development projects, it expects to take advantage of similar preferential tax arrangements when offered by establishing operations in the jurisdictions in which it undertakes BT contracts.  Provision for income tax is as follows:

FII-57

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

Three Months Ending March 31
	2009 USD	2008 USD

Current income tax expense	-	-

(c)	Taxes payable :

The current portion of taxes payable are as follows:
	March 31, 2009 USD	December 31, 2008 USD
Business tax payable	28,353	28,392

Other tax payable	10,699	11,912

Total	39,052	40,304

The non-current portion of taxes payable are as follows:

	March 31, 2009 USD	December 31, 2008 USD
Business tax payable	258,351	258,703
Income tax payable	116,565	116,724

Total	374,916	375,427

20.	Operating Lease Commitment

The Company is obligated under an operating lease for its administrative facilities. As of March 31, 2009 and December 31, 2008, the total future minimum lease payments under the non-cancelable operating lease are as follows:

	Payments due by period
Operating Lease Obligations as of :	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
March 31, 2009	103,730	84,252	9,589	4,395	5,494
December 31, 2008	127,642	92,536	25,204	4,401	5,501

FII-58

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

21.	Business Acquisition

On December 27, 2007, pursuant to the VIE Agreements, the Company’s wholly-owned subsidiary, Century City, acquired a 100% voting interest in SNC and the right to acquire 100% of the SNC equity along with the rights to perform and profit from certain contracts that SNC lacked the ability to execute.  On December 9, 2008, Century City consummated the purchase of all of the SNC equity interests.  Since its formation in 2005, SNC has been in the business of planning and developing BT infrastructure projects for municipal governments in the PRC.  Although not engaged in any active projects of its own after 2006, at the time of the closing of the acquisition SNC enjoyed a favorable reputation in the BT development sector and employed specialist personnel that the Company judged would be advantageous to its continuing business interests.  SNC’s key personnel were not subject to employment contracts.  In addition SNC had a relationship and completed contract with the municipality of Changchun for which payments were pending as of the acquisition date.  The Company determined that building on SNC’s relationship with Changchun to facilitate growth of its overall business could be most effective if it acquired SNC and thereby retained control over the contract and collection process.

The goodwill of $808,443 arising from the acquisition is recognition of the value of SNC’s reputation in the market, its relationship with the Changchun municipality, the value that its key personnel were expected to contribute to the growth of the Company’s business in China and the track record associated with having completed the Changchun Project.  None of the goodwill recognized is expected to be deductible for income tax purposes.

The following table summarizes the consideration paid and contingently payable for SNC and the amounts of the assets acquired and liabilities assumed, recognized at the acquisition date, as well as the fair value at the acquisition date:

Consideration	USD

Fixed payment (net of cash retained)	4,401,000
Contingent Payment arising from Changchun BT Project collection	2,308,711
Contingent tax indemnity	461,742

Fair value of total consideration transferred	7,171,453

Acquisition-related costs (included in selling, general and administrative expenses in the Company’s income statement for the year ending December 31, 2008)	40

FII-59

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	570,971
Prepaid expenses, deposits and other receivables	123,796
Property, plant and equipment	54,618
Net investment in BT projects (Changchun)	7,894,893
Accounts payable and accrued expenses	(650,795)
BT Project Payable	(1,599,050)
Taxes payable	(31,423)
Total identifiable net assets	6,363,010

Goodwill	808,443

Total	7,171,453

The fair value of prepaid expenses, deposits and other receivables was determined to equal the gross value.

The Company has determined that the collectability of the remaining payments due in connection with the Changchun Project is reasonably predictable.  The remaining payments are scheduled to be made over a period of eight years in accordance with the schedule set forth in the BT contract, although they may be accelerated.  Interest accrues at market rates on the unpaid principal balance due under the contract and therefore the Company recognizes the fair value of the asset (Net investment in BT projects (Changchun)) at the principal balance without discount or premium (Note 6).

Plant and equipment are comprised primarily of a car and office equipment purchased by SNC within 8 months of the acquisition date.  The net book value, $54,618 was deemed to be representative of the fair value.

The contingent liability arising from collections pursuant to the Changchun BT Project contract requires Century City to pay the former owners of SNC up to RMB 15,737,632 (approximately $2,308,711 at the date of the acquisition) on a last-out basis if, as and when collections from the contract are received.  To the extent that there is a shortfall in the collection of the Changchun Project payment, any such shortfall reduces the contingent amount due to the former SNC shareholders dollar for dollar. Moreover, in accordance with the purchase agreement the Sing Kung shareholders have the right (but no obligation) to transfer uncollected receivables from the Changchun Project to the former SNC shareholders to reduce or extinguish the contingent payment obligation to the former SNC shareholders.  The SNC has no current expectation of making such a transfer because it deems it desirable to maintain unilateral control over the collection process and such a transfer could trigger payment obligations under the contingent tax indemnity before they would otherwise become payable.

FII-60

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

In light of the expectation that the fair value of the remaining Changchun BT Project assets is equal to the gross value (net of a valuation allowance for accrued interest of $1,146,139) at the time of the acquisition (Note 6), the Company expects to pay the full contingent purchase amount to the former SNC shareholders without adjustment.  Because no interest accrues on the contingent purchase amount, the gross value would be discounted to reflect the multi-year payment schedule if the payment is not accelerated.  However, based on communications with the Changchun municipality, the Company expects that all remaining payments related to the Changchun Project will be accelerated and paid by the municipality prior to the end of November 2009.  Therefore, the Company recognized the liability to the former SNC shareholders at gross value without discount.  As of December 31, 2008 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

Because the Net Investment in the Changchun BT Project is recognized at gross value, a liability of $1,599,050 has been recognized for the BT Project payable that reflects the full undiscounted amount of all future payments that the Company could be required to make in connection with this liability, net of accrued interest that has been reserved because of the probability of accelerated payment (Note 11).  The cumulative interest reserved in connection with the Changchun Project payable was $232,142 at the time of the acquisition.   If no further payments related to the Changchun Project are received there would be no liability associated with the BT Project payables or interest accrued thereon (Note 11).  As of December 31, 2008 there has been no change since the acquisition date in the amount recognized for the liability or any change in the range of outcomes or assumptions used to develop the estimates.

A liability of $461,742 has been recognized for the contingent tax indemnity.  The potential undiscounted amount of all future payments that the Company could be required to make is capped at 5.0 million RMB (or $733,504) according to purchase agreements.  Furthermore, the maximum tax payable by the former SNC shareholders upon receipt of the full contingent amount related to the Changchun Project is calculated to be $461,742, according to Chinese statutory tax rate.  However, due to their application of certain tax mitigation strategies, there is a reasonable expectation that any tax paid by the former SNC shareholders will be less than $461,742 and that payment of any indemnity in connection therewith will be deferred for an extended period, resulting in a further reduction of fair value.

The amounts of SNC’s revenue and earnings included in the Company’s consolidated income statement for the year ending December 31, 2008 and the revenue and earnings of the combined entity had the acquisition been January 1, 2008 or January 1, 2007 are:

	Revenue (USD)	Earnings (USD)
Actual from December 9, 2008 – December 31, 2008	-	$(92,973)
Supplemental pro forma amounts from January 1, 2008 – December 31, 2008	4,892,204	3,448,351
Supplemental pro forma amounts from January 1, 2007 – December 31, 2007	-	369,811

FII-61

SING KUNG LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

22.	Subsequent Event

On July 17, 2009, the Company amended the purchase agreement with IAG as described in Note 14.

FII-62

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (“SNC”)

INDEX TO FINANCIAL STATEMENTS

SNC Financial Statements - December 31, 2007, 2006, and 2005 (audited)	FIII-2
Contents	FIII-3
Report of Independent Registered Public Accounting Firm	FIII-4
Balance Sheet	FIII-5
Statements of Operation	FIII-6
Statement of Stockholders' Equity	FIII-7
Statement of Cash Flows	FIII-8
Notes to Financial Statements	FIII-9

SNC Financial Statements – September 30, 2008 (unaudited)	FIII-22
Contents	FIII-23
Balance Sheet	FIII-24
Statements of Operation	FIII-25
Statement of Stockholders' Equity	FIII-26
Statement of Cash Flows	FIII-27
Notes to Financial Statements	FIII-28

FIII-1

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE
CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN
CONSTRUCTION INVESTMENT CO., LTD)

REPORT AND FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM JULY 11, 2005
(DATE OF INCEPTION) TO DECEMBER 31, 2005

FIII-2

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
REPORT AND FINANCIAL STATEMETNS
YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

CONTENTS
Pages

Report of Independent Registered Public Accounting Firm	FIII-4

Consolidated Balance Sheets	FIII-5

Consolidated Statements of Income	FIII-6

Consolidated Statements of Shareholders' Equity	FIII-7

Consolidated Statements of Cash Flows	FIII-8

Notes to the Consolidated Financial Statements	FIII-9

FIII-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO.,
LTD. (FORMLY KNOWN AS SHANGHAI NEW CENTURY URBAN
CONSTRUCTION INVESTMENT CO., LTD)
(INCORPORATED IN THE PEOPLE'S REPUBLIC OF CHINA)

We have audited the accompanying balance sheets of Shanghai New Century Urban Infrastructure Construction Co., Ltd. as of December 31, 2007, 2006 and 2005, and the related statements of operations, and changes in owners' equity and cash flows for the years ended December 31, 2007, 2006 and for the period from July11, 2005 to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai New Century Urban Infrastructure Construction Co., Ltd. as at December 31, 2007, 2006 and 2005 and the results of its operations and cash flows for the years and period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Vocation HK CPA Limited

UHY VOCATION HK CPA LIMIITED
Hong Kong, Peoples Republic of China

July 10, 2009

FIII-4

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
BALANCE SHEETS
AS OF DECEMBER 31, 2007, 2006 AND 2005

	December 31,
	2007	2006	2005
	USD	USD	USD
Assets
Current assets
Cash	486,056	62,286	1,107,080
Trading securities	87,025	-	-
Amounts due from shareholders	-	383,615	884,717
Other receivables	39,059	5,764	5,576
Total current assets	612,140	451,665	1,997,373

Non-current assets
Advances, prepayments and costs of contracts in-progress	-	-	299,113
Net investment in BT projects	7,368,028	35,440,817	-

Total non-current assets	7,368,028	35,440,817	299,113

Total assets	7,980,168	35,892,482	2,296,486

Liabilities and owners’ equity
Current liabilities
Taxes payable	26,778	63,278	-
Amount due to a related company	27,382	-	-
Amount due to a shareholder	-	531,553	-
Accrued liabilities and other payables	102,755	-	-

Total current liabilities	156,915	594,831	-

Non-current liabilities
Project payables	1,579,253	29,825,045	1,083,885

Owners’ equity
Capital	3,692,863	3,692,863	1,208,240
Retained earnings/ (Accumulated deficit)	1,979,155	1,599,383	(26,134)
Accumulated other comprehensive income	571,982	180,360	30,495
Total owners’ equity	6,244,000	5,472,606	1,212,601
Total liabilities and owners’ equity	7,980,168	35,892,482	2,296,486

See accompanying notes to financial statements.

FIII-5

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	Years Ended December 31,		Period from July 11 (Date of inception) to December 31
	2007	2006	2005
	USD	USD	USD

Revenue	-	1,880,571	-

Cost of revenue	-	(120,919)	-

Sales and general administrative expenses	(407,256)	(118,424)	(28,868)

Operating income (loss)	(407,256)	1,641,228	(28,868)

Interest income, net	30,662	24,222	2,958
Securities trading profits	782,267	22,348	-
Finance and other costs	(382)	(222)	(224)

Income (loss) before income taxes	405,291	1,687,576	(26,134)

Income tax expense	(25,519)	(62,059)	-

Net income (loss)	379,772	1,625,517	(26,134)

See accompanying notes to financial statements.

FIII-6

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
STATEMENTS OF OWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	Capital USD	Retained Earnings USD	Accumulated other comprehensive income USD	Total USD

Issue of shares	1,208,240	-	-	1,208,240
Comprehensive income:
Foreign currency translation gain	-	-	30,495	30,495
Net loss	-	(26,134)	-	(26,134)

Balance, December 31, 2005	1,208,240	(26,134)	30,495	1,212,601

Issue of shares	2,484,623			2,484,623
Comprehensive income:
Foreign currency translation gain	-	-	149,865	149,865
Net income	-	1,625,517	-	1,625,517

Balance, December 31, 2006	3,692,863	1,599,383	180,360	5,472,606

Comprehensive income:
Foreign currency translation gain	-	-	391,622	391,622
Net income	-	379,772	-	379,772

Balance, December 31, 2007	3,692,863	1,979,155	571,982	6,244,000

See accompanying notes to financial statements.

FIII-7

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	December 31,		Period from July 11 (Date of inception) to December 31
	2007 USD	2006 USD	2005 USD
Cash flows from operating activities:
Net income (loss)	379,772	1,625,517	(26,134)

Adjustment for:
Securities trading profits	(782,267)	(22,348)	-

Changes in :
Other receivables	(33,295)	(188)	(5,576)
Advances, prepayments and costs of contracts in-progress	-	299,113	(299,113)
Net investment in BT projects	28,072,789	(35,440,817)	-
Taxes payable	(36,500)	63,278	-
Accrued liabilities and other payables	102,755	-	-
Project payables	(28,245,792)	28,741,160	1,083,885

Net cash provided by (used in) operating activities	(542,538)	(4,734,285)	753,062

Cash flows from investing activities:
Amounts due from shareholders	383,615	501,102	(884,717)
Securities purchased	(858,096)	(31,653,836)	-

Securities sold	1,553,338	31,676,184	-

Net cash used in investing activities	1,078,857	523,450	(884,717)

Cash flows from financing activities:
Amount due to a related company	27,382	-	-
Amount due to a shareholder	(531,553)	531,553	-
Proceeds from issuance of share capital	-	2,484,623	1,208,240

Net cash provided by financing activities	(504,171)	3,016,176	1,208,240
Effect of foreign exchange rate changes	391,622	149,865	30,495

Changes in cash	423,770	(1,044,794)	1,107,080
Cash, beginning of period	62,286	1,107,080	-
Cash, end of period	486,056	62,286	1,107,080

Supplemental disclosures of cash flow and non-cash information:
Income tax paid	48,855	15,515	-

See accompanying notes to financial statements.

FIII-8

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	NATURE OF OPERATION

Shanghai New Century Urban Infrastructure Construction Co., Ltd (the “Company”) was originally incorporated in Shanghai, the People’s Republic of China (“PRC”) on July 11, 2005 as a limited liability company under the name of Shanghai New Century Urban Construction Investment Co., Ltd.  The Notice of Approval of Change of Name was issued on October 24, 2007.

The Company is principally engaged in the provision of Build-Transfer (“BT”) projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance, design and construct a project. Upon completion and acceptance of the project, control over the project is transferred back to the public entity. Parties to BT contracts are allowed to charge in accordance with the contract terms including amounts necessary to recover their investment and costs incurred on the project.

The Company represents members of a consortium (which includes the Company and other engineering companies) to bid on the BT projects. The Company is responsible for the coordination of the project and assists with the temporary receipts and payments for the government. The Company is entitled to services fees on the BT projects which are negotiated with the other members of the consortium as a percentage of revenue.

On December 27, 2007, the Company and its shareholders entered into a series of agreements (the “VIE Agreements”) with Century City Infrastructure Co. Ltd. (“CCI”) pursuant to which CCI obtained (i) voting and management control of the Company, (ii) the rights and the Company’s cooperation to pursue a BT project for the government of Jiaohe City that had not yet commenced (Note 14), (iii) all of the Company’s economic interests in the Jiaohe project if and when commenced, and (iv) a right, but not the obligation, to acquire 100% of the outstanding shares of the Company.

On December 9, 2008, CCI purchased of 100% of the outstanding shares of the Company.

(b)	BASIS OF PRESENTATION

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for the interest of the investors.

(c)	CASH AND CASH EQUIVALENTS

Cash represents cash in banks and cash on hand.

All of the Company’s revenues and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Company’s sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company’s results of operations cannot be accurately predicted.

(d)	TRADING SECURITIES

Trading securities are recorded at fair value. Changes in fair value are reported as Securities trading profit/ (loss) in the statement of operations.

FIII-9

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
  INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
  JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

(e)	REVENUE RECOGNITION

The Company’s long term BT contracts do not dispositively transfer risk of loss to the customer prior to contract completion and acceptance. Specifically, the customer does not make progress payments typical in most construction-type contracts and there is ambiguity in the contracts about the customer’s contractual liability for damage or loss prior to project acceptance and completion. Furthermore, the legal framework of state land ownership creates uncertainty about the Company’s ability to enforce collateral or lien rights that might otherwise secure its right to payment prior to acceptance. As a result, the BT contracts have the substantive characteristics of sales-type leases. Specifically the contracts give rise to a profit by the company for execution of the project; ownership of the project is transferred to the customer prior to receipt of the final payment; the present value of the payment under the contract exceeds 90% of the project’s fair value; collectability is reasonably predictable; and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company following acceptance of the project. Therefore, in accordance with SFAS 13, revenue is recognized upon final project acceptance by the customer. Final acceptance of the project by the customer occurs following completion and inspection, including a determination that all project requirements have been met. Following acceptance, a settlement of the final project price is determined by the contract parties based on the pricing parameters of the contract. The determination of the final project price typically involves an audit by the customer of preliminary acceptances generated as the project progresses and aggregation of the amounts reflected therein together with adjustments, if any. Preliminary acceptances are based on periodic multi-party review and documented approval of completed work among the Company key sub-contractor(s) and the customer. Preliminary acceptances are typically facilitated by a third-party review of project progress following each measurement period. The use of third-party verification to achieve each preliminary acceptance provides an objective and accurate record of work completed that permits accumulated project progress and related costs to be reliably recorded in the company’s financial statements as described below.

In accordance with EITF 99-19 the Company records revenue upon project acceptance based on:

•	the aggregate contract value (the “Gross Method”) when it:
-	is responsible for project fulfillment including the acceptability of the project to the customer
-	has reasonable latitude to establish the project price with the customer
-	has discretion in subcontractor selection
-	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

•	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, i.e.:
-	the company does not have direct responsibility for all key aspects of project fulfillment
-	the contract specifies that it is entitled to receive only an allocated fraction of the contract value
-	the Company is required to pay subcontractors only if and when it receives payment from the customer.

The Company considers the relevant facts and circumstances in its evaluation to determine if revenue is to be recorded under the Gross or Net Method, including the relative strength of each indicator. None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Company for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and collection of such revenue is determinable and reasonably assured.

FIII-10

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
  INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
  JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.

The sole project performed by the Company through December 31, 2006 (the “Changchun Project”) is consistent with the requirements of, and is recorded under, the Net Method. Other than financial settlement activities pertaining to the Changchun Project, the Company had no BT project in progress during 2007.

(f)	INTEREST/VALUATION ADJUSTMENTS TO NET INVESTMENTS IN BT PROJECTS AND TO ACCOUNTS RECEIVABLE AND PAYABLE CLASSIFIED AS NON-CURRENT

The nature of the Company’s business is that it accepts payments from its customers over many years (8 in the case of the Changchun Project) and maintains long-term payables with its subcontractors in connection with the performance of BT projects. In accordance with the requirements of SFAS 13 and APB Opinion No. 21, the Company makes adjustments in the value of its Investment in BT projects and in other long-term accounts receivable and payable obligations with fixed durations exceeding one year in those cases where the obligations do not bear interest at what it deems to be a market rate.

Net Investments in BT projects recorded in the financial statements, as well as payables to consortium partners that are linked to the collection of such receivables, bear interest, as applicable, at the variable long- or medium-term (five years & over five years) loan rate set by state-owned banks. The accrual of such interest is reflected in the company’s financial statements, net of reserves that it deems appropriate under the circumstances. Municipal receivables of this sort are not traded in an open market in the PRC. The Company believes that the interest rates payable by our BT project customers is on par with the rate at which the municipality can obtain financing from other sources after taking into consideration its credit standing, the payment terms and other relevant factors. No discount or premium is applied to the face amount of BT project receivables or related payables that bear market interest rates; the face amounts of such receivables and payables are deemed to reasonably represent their present value.; there is no unearned income component

Should such municipal receivables and payables accrue interest at rates that differ materially from the applicable municipal borrowing rates, it is the Company’s policy to discount or apply premiums to their face value based on the scheduled or expected payment periods and the then-applicable short- medium- or long-term rates set by state-owned banks, adjusted as deemed appropriate for the credit standing of such municipalities if circumstances warrant.

(g)	OPERATING CYCLE/INVESTMENT IN BT PROJECTS

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work. To the extent that quantities of work elements vary, the contract price varies. The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts. Following acceptance or a BT Project (or project phase), the contract price (including advances and prepayments applicable to projects and present value adjustments, if applicable) are recorded as Net investment in BT projects (Note 1(f) and Note 5). Contract execution typically spans 6 to 12 months from the start of contract performance, but the acceptance date (and the start of interest accrual on the investment in BT projects) for each contract (or contract phase) cannot be determined with precision prior to completion and acceptance. Prior to project acceptance, all assets and liabilities related to contracts in progress are carried at cost until a schedule for payment and interest accrual can be reasonably determined. Subject to early payment requirements or elections, if any, the Company’s policy is to allocate amounts for advances, prepayments and project work in- progress between current and long-term as dictated by the contract payment terms and estimated date of project completion. The classification of the related project liabilities between current and long term follows the same classification of the assets if the payment amounts are required to be made ratably and contemporaneously with collection of receivables, as is the case for the Changchun Project.  Otherwise the classification of project liabilities is made in accordance with the timing of payments set forth in contracts with consortium members.

FIII-11

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

(h)	PROJECT PAYABLES

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on a percentage of completion basis.   Subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. Under both the Gross and Net Methods, liabilities to contractors and consortium partners are recorded on the balance sheet as a payable when determinable.   The classification of such liabilities as current or long-term is made as described in Note 1(g) above.   Advances made by the Company to the consortium for prepaying vendors or to meet other costs on behalf of the customer are reimbursable at cost under the BT contracts.  Such advances are not recognized as expenses or revenue, but are reflected on the balance sheet as Project advances or, if the project has received final acceptance, as Net investment in BT projects.

(i)	BUSINESS AND INCOME TAXES

The Company is subject to current business tax of 5.25% of BT project revenue for the years ended December 31, 2007, 2006, and the period from July 11, 2005 to December 31, 2005. The effective income tax rate was 3.43% in 2007 and 2006.

(j)	FOREIGN CURRENCY TRANSLATION

The Company uses the local currency as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in equity section of balance sheets. Financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

(k)	USE OF ESTIMATES

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of revenue, the recoverability of the carrying amount and the estimated useful lives of long-lived assets, and valuation allowances for receivables. Actual results could differ from those estimates.

(l)	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.

FIII-12

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No.5, Accounting for Contingencies. The Company adopted the provisions of this statement on January 1, 2007. The adoption of this statement did not have a material effect on the Company’s financial condition and results of operations.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SPAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SEAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SEAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

FIII-13

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

(m)	PENSION AND POSTRETIREMENT BENEFIT PLANS

Contributions to retirement schemes (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

(n)	SEGMENT REPORTING

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company’s operations and customers are in China. Accordingly, no geographic information is presented.

NOTE 2 – MARKETABLE SECURITIES AND INVESTMENTS

Trading securities consist of the following:

	December 31,
	2007	2006	2005
	USD	USD	USD
Trading securities	87,025	-	-

NOTE 3 – OTHER RECEIVABLES

Other receivables consist of the following:

	December 31
	2007	2006	2005
	USD	USD	USD

Advance to employees	11,677	5,764	5,576
Prepayment	27,382	-	-

Total	39,059	5,764	5,576

NOTE 4 – ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

FIII-14

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	December 31
	2007	2006	2005
	USD	USD	USD

Accrued wages	4,689	-	-
Accrued staff benefits	424	-	-
Accrued expenses Accounts Payable	96,404 1,238	-	-

Total	102,755	-	-

NOTE 5 – NET INVESTMENT IN BT PROJECTS

Net investment in BT projects includes amounts for the benefit of other members of the Changchun Project consortium. In August 2007, the customer made an accelerated payment of principal due under the Changchun Project contract in the amount of 221.7 million RMB (approximately $25.8 million at the time of payment).  This amount constituted approximately 81% of the total Changchun project payment obligation and was applied to the initial principal installments.    A portion of the BT project principal amount paid was paid to the Company for distribution to consortium members and the remainder was paid directly to a consortium member at the Company’s direction.  The Net investment in BT projects and the contingent Project payables were adjusted to reflect the direct payment.  Furthermore, as a result of negotiations with the consortium partners, payments by the Company to consortium members exceeded the pro rata requirements under the Changchun contracts.  The reconciliation of total contract payments by the customer and to consortium members is shown below with conversions calculated at the exchange rate prevailing at the time of payment (7.585 RMB = USD 1.00).  The table also shows the effect of currency exchange rate changes on the remaining asset and liability balances over the last 5 months of 2007:

	Net Investment in BT Projects (USD Million)	Project Payables (USD Million)

Total principal amount prior to prepayment
	32.10	30.56
Less payments by:
Changchun to Company	16.30	-
Changchun to consortium members	9.50	9.50
Company to consortium members	-	19.70

Total following prepayment	6.30	1.36

Effect of interim currency exchange rate changes to reconcile to balance at December 31, 2007

	1.10	0.20

Balances at December 31, 2007	7.40	1.56

Receivable and payable amounts noted above exclude accrued interest.  Payments by Changchun directly to consortium members were made at the request and direction of the Company.

FIII-15

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

Because of the initial accelerated payment, the next payment of principal and interest is due in 2014 in the amount of 18.7 million RMB (approximately $2.56 million).  The remaining principal amount together with an additional interest payment is due in January 2015.  As a consequence, all Net investment in BT projects has been classified as long-term at December 31, 2006 and 2007.  Notwithstanding the extended payment time frame, the Changchun municipality is obligated to pay the full remaining amount due under the contract (approximately $7.4 million) to the Company and this obligation is enforceable against the municipality under Chinese law.  The other consortium members do not have rights to be paid directly by the customer under the contract.  The Company deems the collectability of the Changchun receivable to be reasonable predictable because the municipality is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to the Company and others.  Moreover, the city has an established record of timely payment of its obligations to the Company (having already prepaid 81% of the amount due under the contract) and to others. The completion of the infrastructure projects also conferred substantial economic benefits on the municipality through appreciation of the improved land, which  Changchun has begun to realize by granting rights to use the land to third parties to make further improvements, such as constructing production facilities. This enhances the customer’s ability to pay in accordance with the contracts.  The Company also deems it significant that the Changchun municipality has consistently provided written confirmations of its full payment obligation under the contract when requested to do so and that the municipality has access to a development bank financing commitment sufficient to meet the remainder of its payment obligations (although there is no assurance that it will draw on such commitments to make contract payments.) Collectively, these factors support the Company’s expectation that Changchun has the intent and will have the cash flow to timely meet its payment obligations under the contract.

From the date of project acceptance, the recorded amount of the long-term Net investment in BT projects is adjusted to reflect present value, if applicable.  The Changchun Project contract requires that the receivable be paid by the customer in 8 equal annual installments beginning in 2008, subject to certain acceleration provisions.  As an incentive to accelerate payment, the Company and consortium members have offered to waive interest receivable on the BT project receivable or any fraction thereof paid on an accelerated basis prior to the end of 2009.  Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived.  Interest accrued on Net investment in BT projects, net of reserves, is added to the balance of Net investment in BT projects; this amount is recorded as a current or long-term asset based on the payment schedule in the BT project contract.  Interest on the remaining balance of payments for the Changchun Project is due contemporaneously with annual installments of principal.  Interest accrues at a variable market rate (equal to the government rate for notes of similar tenor) beginning on the day of final project acceptance, which occurred in December 2006.  The applicable interest rate was 6.84% during December 2006 and 7.54% during 2007.   As a result of the interest accrual, the Company recognized no unearned revenue in the balance of the Net Investment in BT Projects receivable.  Components of the Net investment in BT projects account are as follows:

FIII-16

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

	December 31, 2007 USD	December 31, 2006 USD

Total payments to be received	7,368,028	35,440,817
Less executory costs	-	-
Minimum payments receivable	7,368,028	35,440,817

Less allowance for uncollectible amounts	-	-
Net minimum payments receivable	7,368,028	35,440,817

Estimated residual value of project	-	-
Less unearned income	-	-
Net investment in BT projects	7,368,028	35,440,817

The Changchun municipality has applied for and obtained a development bank loan commitment sufficient to repay the remaining principal amount due under the Changchun Project contract and has indicated that it is likely to draw down the commitment prior to its expiration at the end of 2009.  Based on the existence of the commitment and communications with the municipality, the Company deems it probable that its incentive offer will lead to an accelerated payment of the full BT project receivable amount, although there is no assurance that this will occur. The date of any remaining accelerated payment is uncertain and the municipality has an economic incentive to delay payment until immediately prior to expiration of the consortium’s interest waiver offer.  To reflect the contingency associated with the interest waiver offer, the Company has established a 100% valuation allowance for the interest accrued during 2006 and 2007 through the prepayment date.  Following the 2007 prepayment, the Company wrote off the accrued interest related to the amount prepaid and adjusted the valuation allowance accordingly.   As a result, no interest income on BT project receivables was recognized during the 2006 or 2007 and the valuation allowance at the end of each such year is shown below (refer also to Note 9):

	December 31, 2007 USD	December 31, 2006 USD
Accrued Interest on Net Investment in BT projects	535,198	32,742
Valuation allowance	(535,198)	(32,742)

Net interest included in Net Investment in BT projects	-	-

If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment balance that remains unpaid as of December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance due under the contract.  If and when received by the Company, a portion of that interest (21.9%) will be payable to other consortium members based on their percentage of amounts payable to them by the Company under the contract.

FIII-17

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

NOTE 6 – OTHER NON-CURRENT ASSETS & LIABILITIES

Advances, prepayments and estimated cost of projects in-progress were recorded in connection with BT project work for Changchun Modern Agriculture Industry Development Co., Ltd. (the “Changchun Project”).  Although no construction progress was achieved and no revenue was recognized during the period ending December 31, 2005, the Company made prepayments for goods and services for which it was entitled to reimbursement under the BT project contract.  These amounts are classified as long-term to reflect the payment schedule in the contract.  The cost of projects in-progress includes amounts collectible under the BT contract for the benefit of other members of the consortium performing the Changchun Project following project acceptance.  Because of its short operating cycle (generally about 1 year) and uncertainty about the project acceptance date, the Company does not record a discount or premium to reflect the present value of Advances, prepayments and estimated cost of projects in-progress.

Project payables represent amounts due to other members of the Changchun Project consortium.  For the Changchun Project, they are unsecured and have no fixed terms of repayment other than becoming due ratably only if and when principal payments under the BT project contract are due, i.e. if no future payments under the contract are received by the Company, it is not obligated to make any additional payments to other consortium members.  If interest is received on the Net investment in BT projects, 21.9% is owed to other consortium members based on the amounts they are owed as a percentage of the total remaining payments due under the contract (Note 5).  Because of its short operating cycle and uncertainty regarding the payment schedule of project payables, the Company does not record a present value adjustment to such payables before a project is accepted.  Following acceptance of the Changchun Project (when the payment schedule became determinable), the Company accrues interest on the project payables at the same market rate as it was accrued on the Net investment in BT projects.  Therefore, in accordance with APB 21, no discount or premium has been applied to adjust the present value of the contingent payables.  However, in light of the interest reserves applied to the Net investment in BT projects, as described in Note5, no accrued interest is included in the contingent project payables balance as of December 31, 2007.  The amount that would have been added to the payable balance at December 31, 2006, if the reserve had not been applied, was USD 7,147.  After giving effect to the interest income write-off resulting from the 2007 prepayment, the amount that would have been added to the payable balance at December 31, 2007, if the reserve had not been applied, was USD 116,823.

NOTE 7 – OWNER’S EQUITY

The Company is a limited liability company without shares established in Shanghai, China on July 11, 2005 with an original registered capital of USD 1,208,240. During the year ended December 31, 2006, pursuant to resolutions passed, the registered capital increased to USD 3,692,863 by the injection of additional capital of USD 2,484,623.

NOTE 8 – REVENUES

Revenues for the years ended December 31, 2007 and 2006 and the period ended from July 11 to December 31, 2005 are as follows:

	Years Ended December 31,		Period from July 11 (Date of inception) to December 31
	2007	2006	2005
	USD	USD	USD

BT project income	-	1,880,571	-

FIII-18

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

NOTE 9 – INTEREST INCOME/FINANCE & OTHER COSTS

Other income for 2006 and 2007 includes the effect of interest income on the outstanding balance of the Net investment in BT projects following acceptance of the Changchun Project by the customer.  At the applicable average interest rate of 6.84% this amount was USD 32,742 for 2006.  For 2007 it was USD 535,198 after giving effect to the write-off of interest resulting from the partial prepayment of the Net investment in BT projects that occurred during 2007.  However, for both 2006 and 2007, the interest income accrued on the Net investment in BT projects was fully offset by a reserve taken by the Company that was applied to reflect the offer to waive such if payment was accelerated.  (Note 5)

Finance and other costs include interest expense associated with project payables to Changchun Project consortium members.  However, because such interest expense is tied to the receipt of interest income on the Net investment in BT projects and the Company has reserved against that interest income, no interest expense related to the project payables is recorded.  If it had been recorded, the amount of such expense would have been USD 7,147 for the year ending December 31 2006 and for the year ending December 31, 2007 it would have been USD 116,823 after giving effect to the interest write-off associated with the 2007 partial prepayment.

NOTE 10 – SECURITIES TRADING PROFITS

The Company actively utilized available cash to buy and sell new IPO shares in the Chinese stock market during the latter part of 2006 and throughout 2007.  The Company typically held a trading position for no more than two weeks.  As the Chinese stock market reached an all-time high in 2007, this strategy generated $782,267 and $22,348 in trading profits for the years ending December 31, 2007 and 2006 respectively.  Because of the frequency of trading, cumulative purchases and sales of securities during each year greatly exceeded the Company’s average cash balances.  Following the assumption of control by CCI pursuant to the VIE Agreements, the Company’s trading activity was discontinued and its investment securities positions were liquidated.

NOTE 11 – INCOME TAXES

All of the Company’s income is generated in the PRC. Income tax expense for the years ended December 31, 2007 and 2006 and the period ended from July 11 to December 31, 2005 are as follows:

	Years Ended December 31,		Period from July 11 (Date of inception) to December 31
	2007	2006	2005
	USD	USD	USD

Current income tax expense	25,519	62,059	-

The effective income tax rate was 3.43% in 2007 and 2006.

FIII-19

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

NOTE 12 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Pursuant to the relevant laws and regulations in the PRC, the Company is not required to participate in defined contribution retirement plans for its employees as they are classified as part-time workers for the year ended December 31, 2006 and for the initial period ended December 31, 2005.

In October 2007, the Company commenced participation in a defined contribution retirement plan for its employees administered by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis. Contributions to retirement plans were USD 26 for the year ended December 31, 2007.

The Company has no other obligation to make payments in respect of retirement benefits of its employees.

NOTE 13 – DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company did not enter into any derivative financial instruments for any purpose during the years presented. The Company does not hedge risk exposures or speculate using derivative instruments.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company entered into a BT contract with the Government of Jiaohe City for an infrastructure construction project of Jilin Jiaohe Tiangang Stone Materials Industrial Park on March 5, 2007 (the “Jiaohe Project”).  The contract sum approximates USD 41 million and the contract period is from April 15, 2007 to October 30, 2007 subject to adjustments in the date of approval of the commencement of construction. According to the notice, Jiqu Fa [2007] No.97, issued by the management committee of Jilin Jiaohe Tiangang Stone Materials Industrial Park on June 25, 2007, the construction commencement date was delayed to October 1, 2007.  Notwithstanding the delay, the Company was unable to commence the project during 2007 and no income was recognized for this project.

Pursuant to a contract for business cooperation and consulting services entered into on December 27, 2007 with Century City Infrastructure Co. Ltd. (“CCI”), CCI was granted the right to undertake any financial and other commitments necessary to pursue the Jiaohe Project and the Company agreed to cooperate and to pay all of its expected future profits from the project to Sing Kung Ltd.

On December 27, 2007, CCI was granted voting and management control of the Company and an option to purchase 100% of the Company’s outstanding equity.

Except for the above, there are no commitments and contingencies as of December 31, 2007, 2006 and 2005.

NOTE 15 – SIGNIFICANT CONCENTRATIONS

BT project revenues for the company for calendar years 2007 and 2006 and for the period ending December 31, 2005 were all derived from one customer, Changchun Modern Agriculture Industry Development Co., Ltd.

NOTE 16 – OPERATING LEASE COMMITMENT

Rental expense for obligation under operating lease was USD 29,738, USD 15,370 and USD 32,858 as of December 31 2005, 2006, 2007, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating lease in respect of the leasehold property are payable as follows:

FIII-20

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND PERIOD FROM
    JULY 11, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005

USD
Leasehold property
Repayable in:
2008	16,429
2009	16,429
32,858

NOTE 17 – SUBSEQUENT EVENTS

Effective April 23, 2008 the Company consented to the cancellation of the Jiaohe Project contract with the Government of Jiaohe City (described in Note 14).  Contemporaneously, Sing Kung Ltd. (the parent of CCI) entered into a novated contract with the Government of Jiaohe City to which SNC was not a party.  All rights and obligations of the Company related to the Jiaohe Project were extinguished as a result.

On December 9, 2008 100% of the outstanding equity of the Company was acquired by CCI.

As of May 30, 2009, acceleration of collection of the BT project receivable from the Changchun Project had not occurred.

NOTE 18 – RELATED PARTY TRANSACTIONS

During 2005 and 2006, the Company made temporary, non-interest bearing cash advances to shareholders.  Amounts remaining unpaid as of December 31, 2006 and 2005 to one shareholder are recorded on the balance sheet as Amounts due from shareholders.

Amounts due to shareholder at December 31, 2006 represents the amount owed to reimburse payments made on the Company’s behalf by a shareholder.  The Company’s reimbursement obligation was short-term and did not bear interest.

Amount due to a related company at December 31, 2007 represents the amount owed to reimburse payments made on the Company’s behalf by a director of Sing Kung and a company owned by such director pursuant to the December 27, 2007 agreements described in Note 1(a).  The Company’s reimbursement obligation was short-term, did not bear interest and was fulfilled in 2008.

NOTE 19 – FINANCIAL STATEMENT RESTATEMENT

The Company previously issued financial statements for the periods ended on December 31, 2005, 2006 and 2007, with an audit opinion issued by UHY ZTHZ HK CPA Limited on February 29, 2008, in which the Company recognized revenue by applying SOP 81-1 which generally applies to construction-type contracts meeting the criteria set for therein.  Upon reviewing the details of its contracts, it was subsequently determined that the transfer of risk of loss to the customer did not occur until after project acceptance and that the correct method for recognizing revenue under United States Generally Accepted Accounting Principles would be to apply SFAS 13 for sales-type leases.  Accordingly, the Company has restated its financial statements for the referenced periods.

FIII-21

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
FORMERLY KNOWN AS
SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD

CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

FIII-22

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
(FORMERLY KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION
   INVESTMENT CO., LTD)
CONDENSED FINANCIAL STATEMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

CONTENTS
Pages

Condensed Balance Sheets	FIII -24

Condensed Statements of Income	FIII -25

Condensed Statements of Owners' Equity	FIII -26

Condensed Statements of Cash Flows	FIII -27

Notes to the Condensed Financial Statements	FIII -28

FIII-23

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY
KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)

UNAUDITED CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007
	USD	USD
	(Unaudited)

Assets
Current assets
Cash	717,002	486,056
Trading securities	-	87,025
Other receivables	112,249	39,059
Total current assets	829,251	612,140

Non-current assets
Property and equipment	52,210	-
Net investment in BT projects	7,850,763	7,368,028
Total non-current assets	7,902,973	7,368,028

Total assets	8,732,224	7,980,168

Liabilities and owners’ equity
Current liabilities
Taxes payable	31,962	26,778
Amount due to a related company	-	27,382
Accrued liabilities and other payables	731,042	102,755
Total current liabilities	763,004	156,915

Non-current liabilities
Project payables	1,590,112	1,579,253

Owners’ equity
Capital	3,692,863	3,692,863
Retained earnings	1,710,805	1,979,155
Accumulated other comprehensive income	975,440	571,982
Total owners’ equity	6,379,108	6,244,000
Total liabilities and owners’ equity	8,732,224	7,980,168

See accompanying notes to unaudited condensed financial statements.

FIII-24

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY
KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)

UNAUDITED CONDENSED STATEMENTS OF INCOME
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	Nine Months Ended September 30,
	2008	2007
	USD	USD
	(Unaudited)	(Unaudited)
Revenue	-	-

Cost of revenue	-	-
Sales and general administrative expenses	295,964	130,516

Operating loss	(295,964)	(130,516)

Interest income, net	48,000	12,482
Securities trading profits (losses)	(16,706)	178,758
Finance and other costs	(3,680)	(183)

Income (loss) before income taxes	(268,350)	60,541

Income tax expense

Net income (loss)	(268,350)	60,541

See accompanying notes to unaudited condensed financial statements

FIII-25

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY
KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)

UNAUDITED CONDENSED STATEMENTS OF OWNERS’ EQUITY
FOR THE PERIOD FROM DECEMBER 31, 2007
THROUGH SEPTEMBER 30, 2008

	Capital USD	Retained earnings USD	Accumulated other comprehensive income USD	Total USD

Balance, December 31, 2007	3,692,863	1,979,155	571,982	6,244,000

Unaudited:
Comprehensive income:
Foreign currency translation gain	-	-	403,458	403,458
Net loss	-	(268,350)	-	(268,350)

Balance at September 30, 2008 (Unaudited)	3,692,863	1,710,805	975,440	6,379,108

See accompanying notes to unaudited condensed financial statements.

FIII-26

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD. (FORMERLY
KNOWN AS SHANGHAI NEW CENTURY URBAN CONSTRUCTION INVESTMENT CO., LTD)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	Nine Months Ended September 30,
	2008 USD	2007 USD
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	(268,350)	60,541

Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Securities trading profits (losses)	16,706	(178,758)
Depreciation and amortization	2,439	-

Changes in :
Prepaid expenses, deposits and other receivables	(73,190)
Net investment in BT projects	(482,735)	26,414,807
Taxes payable	5,184	(24,178)
Accrued liabilities and other payables	628,287	-
Project payables	10,859	(15,844,274)

Net cash provided by (used in) operating activities	(160,800)	10,428,138

Cash flows from investing activities:
Purchase of fixed assets	(55,209)	-
Amount due from shareholders		(551,960)
Securities purchased	(6,980)	(549,839)
Securities sold	79,622	497,025

Net cash provided by (used in) investing activities	17,433	(604,774)

Cash flows from financing activities:
Amount due to a related company	(27,382)	-
Amount due to shareholders	-	(531,553)

Net cash provided by financing activities	(27,382)	(531,553)
Effect of foreign exchange rate changes	401,695	219,164

Changes in cash	230,946	9,510,975

Cash, beginning of period	486,056	62,286
Cash, end of period	717,002	9,573,261

Supplemental disclosure of cash flow and non-cash information:
Income tax paid	-	48,855

See accompanying notes to unaudited condensed financial statements.

FIII-27

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	NATURE OF OPERATION

Shanghai New Century Urban Infrastructure Construction Co., Ltd (the “Company”) was originally incorporated in Shanghai, the People’s Republic of China (“PRC”) on July 11, 2005 as a limited liability company under the name of Shanghai New Century Urban Construction Investment Co., Ltd. The Notice of Approval of Change of Name was issued on October 24, 2007.

The Company is principally engaged in the provision of Build-Transfer (“BT”) projects in the PRC. BT is a form of project development wherein a private entity contracts with the public (government) sector to finance, design and construct a project. Upon completion and acceptance of the project, control over the project is transferred back to the public entity. Parties to BT contracts are allowed to charge in accordance with the contract terms including amounts necessary to recover their investment and costs incurred on the project.

The Company represents members of a consortium (which includes the Company and other engineering companies) to bid on the BT projects. The Company is responsible for the coordination of the project and assists with the temporary receipts and payments for the government. The Company is entitled to services fees on the BT projects which are negotiated with the other members of the consortium as a percentage of revenue.

On December 27, 2007, the Company and its shareholders entered into a series of agreements (the “VIE Agreements”) with Century City Infrastructure Co. Ltd. (“CCI”) pursuant to which CCI obtained (i) voting and management control of the Company, (ii) the rights and the Company’s cooperation to pursue a BT project for the government of Jiaohe City that subsequently commenced in 2008 (Note 12), (iii) all of the Company’s economic interests in the Jiaohe project if and when commenced, and (iv) a right, but not the obligation, to acquire 100% of the outstanding shares of the Company.

On December 9, 2008, CCI purchased of 100% of the outstanding shares of the Company.

(b)	BASIS OF PRESENTATION

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for the interest of the investors.

(c)	CASH AND CASH EQUIVALENTS

Cash represents cash in banks and cash on hand.

All of the Company’s revenues and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect the Company’s sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company’s results of operations cannot be accurately predicted.

(d)	TRADING SECURITIES

Trading securities are recorded at fair value. Changes in fair value are reported as Securities trading profit/ (loss) in the statement of operations.

FIII-28

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

(e)	REVENUE RECOGNITION

The Company’s long term BT contracts do not dispositively transfer risk of loss to the customer prior to contract completion and acceptance. Specifically, the customer does not make progress payments typical in most construction-type contracts and there is ambiguity in the contracts about the customer’s contractual liability for damage or loss prior to project acceptance and completion. Furthermore, the legal framework of state land ownership creates uncertainty about the Company’s ability to enforce collateral or lien rights that might otherwise secure its right to payment prior to acceptance. As a result, the BT contracts have the substantive characteristics of sales-type leases. Specifically the contracts give rise to a profit by the company for execution of the project; ownership of the project is transferred to the customer prior to receipt of the final payment; the present value of the payment under the contract exceeds 90% of the project’s fair value; collectability is reasonably predictable; and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company following acceptance of the project. Therefore, in accordance with SFAS 13, revenue is recognized upon final project acceptance by the customer. Final acceptance of the project by the customer occurs following completion and inspection, including a determination that all project requirements have been met. Following acceptance, a settlement of the final project price is determined by the contract parties based on the pricing parameters of the contract. The determination of the final project price typically involves an audit by the customer of preliminary acceptances generated as the project progresses and aggregation of the amounts reflected therein together with adjustments, if any. Preliminary acceptances are based on periodic multi-party review and documented approval of completed work among the Company key sub-contractor(s) and the customer. Preliminary acceptances are typically facilitated by a third-party review of project progress following each measurement period. The use of third-party verification to achieve each preliminary acceptance provides an objective and accurate record of work completed that permits accumulated project progress and related costs to be reliably recorded in the company’s financial statements as described below.

In accordance with EITF 99-19 the Company records revenue upon project acceptance based on:

•	the aggregate contract value (the “Gross Method”) when it:
-	is responsible for project fulfillment including the acceptability of the project to the customer
-	has reasonable latitude to establish the project price with the customer
-	has discretion in subcontractor selection
-	holds the primary risk of collection for the project as a result of a non-contingent requirement to pay subcontractors for their work

•	the value of its allocated share of contract revenue (the “Net Method)” when its role as BT Consortium leader is substantively that of an agent construction manager, i.e.:
-	the company does not have direct responsibility for all key aspects of project fulfillment
-	the contract specifies that it is entitled to receive only an allocated fraction of the contract value
-	the Company is required to pay subcontractors only if and when it receives payment from the customer.

The Company considers the relevant facts and circumstances in its evaluation to determine if revenue is to be recorded under the Gross or Net Method, including the relative strength of each indicator. None of the indicators alone is considered presumptive or determinative.

Essential conditions set by the Company for recognition of revenue earned pursuant to BT contracts is that written contracts exist among the parties and collection of such revenue is determinable and reasonably assured.

Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.

FIII-29

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

Other than financial settlement activities pertaining to the Changchun Project, the Company had no BT project in progress during 2007. From January 1, 2008 through April 23, 2008, the Company was actively involved in a project for the municipality of Jiaohe (the Jiaohe Project), for which revenue was recognized under the Net Method. The Jiaohe Project was not completed until December 2008 and no revenue related to the Jiaohe Project was recognized by the Company through September 30, 2008. Pursuant to the VIE Agreements (Note 1(a)), CCI entered into a new agreement with the Jiaohe municipality extinguishing SNC’s interests in the project effective April 23, 2008. Thereafter, SNC had no direct responsibility for the project and no exposure to costs or potential losses related to the Jiaohe contract.

(f)	INTEREST/VALUATION ADJUSTMENTS TO NET INVESTMENTS IN BT PROJECTS AND TO ACCOUNTS RECEIVABLE AND PAYABLE CLASSIFIED AS NON-CURRENT

The nature of the Company’s business is that it accepts payments from its customers over many years (8 in the case of the Changchun Project) and maintains long-term payables with its subcontractors in connection with the performance of BT projects. In accordance with the requirements of SFAS 13 and APB Opinion No. 21, the Company makes adjustments in the value of its Investment in BT projects and in other long-term accounts receivable and payable obligations with fixed durations exceeding one year in those cases where the obligations do not bear interest at what it deems to be a market rate.

 Net Investments in BT projects recorded in the financial statements, as well as payables to consortium partners that are linked to the collection of such receivables, bear interest, as applicable, at the variable long- or medium-term (five years & over five years) loan rate set by state-owned banks. The accrual of such interest is reflected in the company’s financial statements, net of reserves that it deems appropriate under the circumstances. Municipal receivables of this sort are not traded in an open market in the PRC. The Company believes that the interest rates payable by our BT project customers is on par with the rate at which the municipality can obtain financing from other sources after taking into consideration its credit standing, the payment terms and other relevant factors. No discount or premium is applied to the face amount of BT project receivables or related payables that bear market interest rates; the face amounts of such receivables and payables are deemed to reasonably represent their present value; there is no unearned income component

Should such municipal receivables and payables accrue interest at rates that differ materially from the applicable municipal borrowing rates, it is the Company’s policy to discount or apply premiums to their face value based on the scheduled or expected payment periods and the then-applicable short- medium- or long-term rates set by state-owned banks, adjusted as deemed appropriate for the credit standing of such municipalities if circumstances warrant.

(g)	OPERATING CYCLE/INVESTMENT IN BT PROJECTS

The Company’s work is performed under BT contracts with municipal governments with fixed pricing for specific elements of work. To the extent that quantities of work elements vary, the contract price varies. The Company’s BT contracts contemplate the involvement of subcontractors or contract consortium partners, but the Company generally retains the latitude to make unilateral decisions regarding performance of the contracts. Following acceptance or a BT Project (or project phase), the contract price (including advances and prepayments applicable to projects and present value adjustments, if applicable) are recorded as Net investment in BT projects (Note 1(f) and Note 5). Contract execution typically spans 6 to 12 months from the start of contract performance, but the acceptance date (and the start of interest accrual on the investment in BT projects) for each contract (or contract phase) cannot be determined with precision prior to completion and acceptance. Prior to project acceptance, all assets and liabilities related to contracts in progress are carried at cost until a schedule for payment and interest accrual can be reasonably determined. Subject to early payment requirements or elections, if any, the Company’s policy is to allocate amounts for advances, prepayments and project work in- progress between current and long-term as dictated by the contract payment terms and estimated date of project completion. The classification of the related project liabilities between current and long term follows the same classification of the assets if the payment amounts are required to be made ratably and contemporaneously with collection of receivables, as is the case for the Changchun Project. Otherwise the classification of project liabilities is made in accordance with the timing of payments set forth in contracts with consortium members.

FIII-30

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

(h)	PROJECT PAYABLES

The Company’s contracts with subcontractors and consortium partners for the performance of BT contracts stipulate that they accrue compensation for services on a percentage of completion basis. Subcontractors and consortium partners are compensated at a rate that is a stipulated fraction of the project value completed. Under both the Gross and Net Methods, liabilities to contractors and consortium partners are recorded on the balance sheet as a payable when determinable. The classification of such liabilities as current or long-term is made as described in Note 1(g) above.  Advances made by the Company to the consortium for prepaying vendors or to meet other costs on behalf of the customer are reimbursable at cost under the BT contracts. Such advances are not recognized as expenses or revenue, but are reflected on the balance sheet as Project advances or, if the project has received final acceptance, as Net investment in BT projects.

(i)	BUSINESS AND INCOME TAXES

The Company is subject to current business tax of 5.25% of BT project revenue for the periods ended September 30, 2008 and 2007. Specific tax information related to the periods covered by these financial statements is presented in Note 9.

(j)	FOREIGN CURRENCY TRANSLATION

The Company uses the local currency as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in equity section of balance sheets. Financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

(k)	USE OF ESTIMATES

The preparation of the financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recording of revenue, the recoverability of the carrying amount and the estimated useful lives of long-lived assets, and valuation allowances for receivables. Actual results could differ from those estimates.

(l)	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.

FIII-31

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No.5, Accounting for Contingencies. The Company adopted the provisions of this statement on January 1, 2007. The adoption of this statement did not have a material effect on the Company’s financial condition and results of operations.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SPAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings.

SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.

The adoption of SFAS No. 159 as of January 1, 2008 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SEAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statement issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 as of January 1, 2008 did not have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

(m)	PENSION AND POSTRETIREMENT BENEFIT PLANS

Contributions to retirement schemes (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

FIII-32

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

(n)	SEGMENT REPORTING

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company’s operations and customers are in China. Accordingly, no geographic information is presented.

NOTE 2 – MARKETABLE SECURITIES AND INVESTMENTS

Trading securities consist of the following:

	September 30, 2008	December 31, 2007
	USD	USD

Trading securities	-	87,025

NOTE 3 –OTHER RECEIVABLES

Other receivables consist of the following:

	September 30, 2008	December 31, 2007
	USD	USD

Advance to employees	3,880	11,677
Prepayments	108,369	27,382

Total	112,249	39,059

NOTE 4 – ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	September 30, 2008	December 31, 2007
	USD	USD

Accrued wages	1,320	4,689
Accrued staff benefits	1,391	424
Accrued expenses	57,154	96,404
Accounts Payable	671,177	1,238

Total	731,042	102,755

FIII-33

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 5 – NET INVESTMENT IN BT PROJECTS

Net investment in BT projects includes amounts for the benefit of other members of the Changchun Project consortium. In August 2007, the customer made an accelerated payment of principal due under the Changchun Project contract (net of a permitted holdback for warranty claims) in the amount of 221.7 million RMB (approximately $25.8 million at the time of payment). This amount constituted approximately 81% of the total Changchun project payment obligation (net of a permitted warranty holdback) and was applied to the initial principal installments. A portion of the BT project principal amount paid was paid to the Company for distribution to consortium members and the remainder was paid directly to a consortium member at the Company’s direction. The Net investment in BT projects and the contingent Project payables were adjusted to reflect the direct payment. Furthermore, as a result of negotiations with the consortium partners, payments by the Company to consortium members exceeded the pro rata requirements under the Changchun contracts. The reconciliation of total contract payments by the customer and to consortium members is shown below with conversions calculated at the exchange rate prevailing at the time of payment (7.585 RMB = USD 1.00). The table also shows the effect of currency exchange rate changes on the remaining asset and liability balances over the last 5 months of 2007:

	Net Investment in BT Projects (USD Million)	Project Payables (USD Million)

Total principal amount prior to prepayment	32.1	30.56
Less payments by:
Changchun to Company	16.3	-
Changchun to consortium members	9.5	9.5

Company to consortium members	-	19.7

Total following prepayment	6.3	1.4

Effect of interim currency exchange rate changes to reconcile to balance at December 31, 2007	1.1	0.2
Balances at December 31, 2007	7.4	1.6

Effect of payments of Project payables and interim currency exchange rate changes to reconcile to balance at September 30, 2008	0.5	-
Balances at September 30, 2008	7.9	1.6
Receivable and payable amounts noted above exclude accrued interest. Payments by Changchun directly to consortium members were made at the request and direction of the Company.

Because of the initial accelerated payment, the next payment of principal and interest is due in 2014 in the amount of 18.7 million RMB (approximately $2.56 million). The remaining principal amount together with an additional interest payment is due in January 2015. As a consequence, all Net investment in BT projects has been classified as long-term at September 30, 2008 and December 31, 2007. Notwithstanding the extended payment time frame, the Changchun municipality is obligated to pay the full remaining amount due under the contract (approximately $7.4 million) to the Company and this obligation is enforceable against the municipality under Chinese law. The other consortium members do not have rights to be paid directly by the customer under the contract. The Company deems the collectability of the Changchun receivable to be reasonable predictable because the municipality is a taxing authority and therefore has a reliable source of revenue for payment of its obligations to the Company and others. Moreover, the city has an established record of timely payment of its obligations to the Company (having already prepaid 81% of the amount due under the contract) and to others. The completion of the infrastructure projects also conferred substantial economic benefits on the municipality through appreciation of the improved land, which Changchun has begun to realize by granting rights to use the land to third parties to make further improvements, such as constructing production facilities. This enhances the customer’s ability to pay in accordance with the contracts. The Company also deems it significant that the Changchun municipality has consistently provided written confirmations of its full payment obligation under the contract when requested to do so and that the municipality has access to a development bank financing commitment sufficient to meet the remainder of its payment obligations (although there is no assurance that it will draw on such commitments to make contract payments.) Collectively, these factors support the Company’s expectation that Changchun has the intent and will have the cash flow to timely meet its payment obligations under the contract.

FIII-34

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

From the date of project acceptance, the recorded amount of the long-term Net investment in BT projects is adjusted to reflect present value, if applicable. The Changchun Project contract requires that the receivable be paid by the customer in 8 equal annual installments beginning in 2008, subject to certain acceleration provisions. As an incentive to accelerate payment, the Company and consortium members have offered to waive interest receivable on the BT project receivable or any fraction thereof paid on an accelerated basis prior to the end of 2009. Interest accrued on any portion of the principal balance that remains unpaid after December 31, 2009 will not be waived. Interest accrued on Net investment in BT projects, net of reserves, is added to the balance of Net investment in BT projects; this amount is recorded as a current or long-term asset based on the payment schedule in the BT project contract. Interest on the remaining balance of payments for the Changchun Project is due contemporaneously with annual installments of principal. Interest accrues at a variable market rate (equal to the government rate for notes of similar tenor) beginning on the day of final project acceptance, which occurred in December 2006. The applicable interest rate was 6.84% during December 2006, 7.54% during 2007 and 7.82% during 2008.  As a result of the interest accrual, the Company recognized no unearned revenue in the balance of the Net Investment in BT Projects receivable. Components of the Net investment in BT projects account are as follows:

	September 30, 2008 USD	December 31, 2007 USD

Total payments to be received	7,850,763	7,368,028
Less executory costs	-	-

Minimum payments receivable	7,850,763	7,368,028
Less allowance for uncollectible amounts	-	-

Net minimum payments receivable	7,850,763	7,368,028
Estimated residual value of project	-	-
Less unearned income	-	-

Net investment in BT projects	7,850,763	7,368,028

The Changchun municipality has applied for and obtained a development bank loan commitment sufficient to repay the remaining principal amount due under the Changchun Project contract and has indicated that it is likely to draw down the commitment prior to its expiration at the end of 2009. Based on the existence of the commitment and communications with the municipality, the Company deems it probable that its interest waiver offer will lead to an accelerated payment of the full BT project receivable amount, although there is no assurance that this will occur. The date of any remaining accelerated payment is uncertain and the municipality has an economic incentive to delay payment until immediately prior to expiration of the consortium’s interest waiver offer. To reflect the contingency associated with the interest waiver offer, the Company has established a 100% valuation allowance for the interest accrued during the 2006 and 2007 through the prepayment date. Following the 2007 prepayment, the Company wrote off interest previously accrued related to the amount prepaid and adjusted the valuation allowance accordingly.  As a result, no interest income on BT project receivables was recognized during 2008 or 2007 and the valuation allowance at the end of each such year is shown below:

FIII-35

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	September 30, 2008 USD	December 31, 2007 USD
Accrued Interest on Net Investment in BT projects	460,447	535,198

Valuation allowance	(460,447)	(535,198)

Net interest included in Net Investment in BT projects	-	-

If the municipality does not take advantage of the interest waiver offer prior to December 31, 2009, the valuation allowance will be eliminated on that portion of the payment balance that remains unpaid as of December 31, 2009 and the municipality will be obligated to pay interest on the full remaining balance due under the contract. If and when received by the Company, a portion of that interest (21.9%) will be payable to other consortium members based on their percentage of amounts payable to them by the Company under the contract.

NOTE 6 – OTHER NON-CURRENT ASSETS & LIABILITIES

Advances, prepayments and estimated cost of projects in-progress were recorded in connection with BT project work for Changchun Modern Agriculture Industry Development Co., Ltd. (the “Changchun Project). The cost of projects in-progress includes amounts collectible under the BT contract for the benefit of other members of the consortium performing the Changchun Project following project acceptance. Because of its short operating cycle (generally about 1 year) and uncertainty about the project acceptance date, the Company does not record a discount or premium to reflect the present value of Advances, prepayments and estimated cost of projects in-progress.

Project payables represent amounts due to other members of the Changchun Project consortium. For the Changchun Project, they are unsecured and have no fixed terms of repayment other than becoming due ratably only if and when principal payments under the BT project contract are due, i.e. if no future payments under the contract are received by the Company, it is not obligated to make any additional payments to other consortium members. If interest is received on the Net investment in BT projects, 21.9% is owed to other consortium members by the Company based on the amounts they are owed by the Company as a percentage of the total remaining payments due under the contract (Note 5). Because of its short operating cycle and uncertainty regarding the payment schedule of project payables, the Company does not record a present value adjustment to such payables before a project is accepted. Following acceptance of the Changchun Project (when the payment schedule became determinable), the Company accrues interest on the project payables at the same market rate as it was accrued on the Net investment in BT projects. Therefore, in accordance with APB 21, no discount or premium has been applied to adjust the present value of the contingent payables. However, in light of the interest reserves applied to the Net investment in BT projects, as described in Note5, no accrued interest is included in the contingent project payables balance as of September 30, 2008 and December 31, 2007.  After giving effect to the interest income write-off resulting from the 2007 prepayment, the amount that would have been added to the payable balance at December 31, 2007, if the reserve had not been applied, was USD 116,823. The amount that would have been added to the payable balance at September 30, 2008, if the reserve had not been applied, was USD 93,260.

FIII-36

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 7 – OWNER’S EQUITY

The Company is a limited liability company without shares established in Shanghai, China on July 11, 2005 with an original registered capital of USD 1,208,240. During the year ended December 31, 2006, pursuant to resolutions passed, the registered capital increased to USD 3,692,863 by the injection of additional capital of USD 2,484,623. There have been no subsequent changes in the registered capital.

NOTE 8 – REVENUES

The company recorded no revenues for the nine months ended September 30, 2008 or 2007. Refer to Note 1(g).

NOTE 9 – INCOME TAXES

All of the Company’s income is generated in the PRC.

No income tax expense was provided for the nine months ended September 30, 2008 and 2007.

NOTE 10 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

In October 2007, the Company commenced participation in a defined contribution retirement plan for its employees administered by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Company has no other obligation to make payments in respect of retirement benefits of its employees.

NOTE 11 – DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company did not enter into any derivative financial instruments for any purpose during the periods covered by these financial statements. The Company does not hedge risk exposures or speculate using derivative instruments.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company entered into a BT contract with the Government of Jiaohe City for an infrastructure construction project of Jilin Jiaohe Tiangang Stone Materials Industrial Park on March 5, 2007 (the “Jiaohe Project”). The contract sum approximates USD 41 million and the contract period is from April 15, 2007 to October 30, 2007 subject to adjustments in the date of approval of the commencement of construction. According to the notice, Jiqu Fa [2007] No.97, issued by the management committee of Jilin Jiaohe Tiangang Stone Materials Industrial Park on June 25, 2007, the construction commencement date was delayed to October 1, 2007. Notwithstanding the delay, the Company was unable to commence the project during 2007 and no income was recognized for this project.

Pursuant to one of the VIE Agreements entered into on December 27, 2007 with Century City Infrastructure Co. Ltd. (“CCI”), i.e. the contract for business cooperation and consulting services, CCI was granted the right to undertake any financial and other commitments necessary to pursue the Jiaohe Project and the Company agreed to cooperate and to pay all of its expected future profits from the project to Sing Kung Ltd. (Refer to Note 1a). CCI directly entered into a new contract related to the Jiaohe Project effective April 23, 2008. That contract superseded SNC’s March 5, 2007 contract and eliminated all SNC obligations or contingencies related to the Jiaohe Project.

FIII-37

SHANGHAI NEW CENTURY URBAN INFRASTRUCTURE CONSTRUCTION CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

On December 27, 2007, CCI was granted voting and management control of the Company and an option to purchase 100% of the Company’s outstanding equity.  The acquisition was consummated on December 9, 2008.

As of September 30, 2008 the warranty negotiations related to the Changchun had not been settled and the municipality was still in possession of holdback amounts of approximately $2 million. Final settlement related to the warranty holdback has been delayed in part because of a dispute regarding the ultimate allocation of financial responsibility for allegedly non-conforming street light poles supplied by a third-party vendor. It is not currently possible to determine the amount of the final claim the municipality will make against the warranty holdback (which represents the maximum warranty exposure under the contract) but the company expects claims asserted by the municipality in excess of indemnities from the vendor and other consortium members to be settled at or below the warranty holdback amount and final settlement is not expected to result in any expense or loss to the Company or a reduction of its cash flow. Although deemed improbable, any exposure to additional claims by the municipality is mitigated by the conditional terms of the Comapany’s payment obligations to other consortium members (Note 6).

Except for the above, there were no commitments and contingencies as of September 30, 2008 and December 31, 2007.

NOTE 13 – OPERATING LEASE COMMITMENT

Rental expense for obligation under an operating lease was USD 2,188 and USD 2,188 for the period ending September 30, 2008 and December 31, 2007, respectively. As of September 30, 2008 and December 31, 2007, the total future minimum lease payments under a non-cancellable operating lease in respect of the leasehold property are payable as follows:

	September 30, 2008	December 31, 2007
	USD	USD
Leasehold property
Repayable in:
2008	2,188	16,429
2009	2,188	16,429
Total	4,376	32,858

NOTE 14 – SUBSEQUENT EVENTS

On December 9, 2008 100% of the outstanding equity of the Company was acquired by CCI.

As of July 15, 2009, acceleration of collection of the BT project receivable from the Changchun Project had not occurred.

NOTE 15 – RELATED PARTY TRANSACTIONS

Amount due to a related company at December 31, 2007 represents the amount owed to reimburse payments made on the Company’s behalf by a director of Sing Kung and a company owned by such director pursuant to the December 27, 2007 agreements described in Note 1(a). The Company’s reimbursement obligation was short-term, did not bear interest and was fulfilled prior to September 30, 2008.

FIII-38

Annex A

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

BETWEEN

INTERAMERICAN
ACQUISITION GROUP INC.,
SING KUNG LTD.

AND

CHO KWAN

AND
CERTAIN
STOCKHOLDERS
AS SET FORTH ON
EXHIBIT A

ARTICLE I	THE SING KUNG STOCK PURCHASE	A-2

1.1	Purchase and Sale	A-2
1.2	Purchase Price	A-2
1.3	Earn-Out Agreement	A-2
1.4	EPS Adjustment Shares	A-3

ARTICLE II	EFFECTIVENESS	A-3

2.1	Interim Status	A-5
2.2	Actions Prior to Effectiveness	A-5

ARTICLE III	THE CLOSING	A-6

3.1	The Closing	A-6
3.2	Deliveries	A-6
3.3	Additional Agreements	A-7
3.4	Further Assurances	A-7

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS, SING KUNG AND THE BUSINESS	A-8

4.1	Stock Ownership; Subsidiaries	A-8
4.2	Organization of Sing Kung and the Subsidiaries	A-9
4.3	Authority and Corporate Action; No Conflict	A-9
4.4	Consents and Approvals	A-10
4.5	Licenses, Permits, Etc	A-10
4.6	Taxes, Tax Returns and Audits	A-10
4.7	Compliance with Law	A-11
4.8	Litigation	A-11
4.9	Records	A-11
4.10	Financial Condition; Projections	A-11
4.11	No Undisclosed Liabilities	A-12
4.12	Accounts Receivable	A-12
4.13	Inventory	A-12
4.14	Real Property	A-12
4.15	Certain Personal Property	A-14
4.16	Non-Real Estate Leases	A-14
4.17	Contracts, Obligations and Commitments	A-14
4.18	Intellectual Property Rights	A-15
4.19	Title to and Condition of Assets	A-17
4.20	Absence of Certain Changes	A-17
4.21	Employee Plans; Labor Matters	A-19
4.22	Customer Relations	A-19
4.23	No Illegal or Improper Transactions	A-19
4.24	Related Transactions	A-19
4.25	Insurance	A-20

A-i

(continued)

4.26	Acquisition of CNC Stock	A-20
4.27	Brokers	A-21
4.28	Disclosure	A-21
4.29	Bridge Transaction Agreement	A-21
4.30	Survival of Representations and Warranties	A-21

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF IAG	A-22

5.1	Organization	A-22
5.2	Capitalization	A-22
5.3	Authority and Corporate Action; No Conflict	A-23
5.4	Consents and Approvals	A-23
5.5	Valid Issuance of CNC Stock	A-23
5.6	Financial Statements	A-24
5.7	SEC Reports	A-24
5.8	Trust Fund	A-24
5.9	No Undisclosed Liabilities	A-24
5.10	Absence of Certain Changes	A-25
5.11	Compliance with Law	A-25
5.12	Litigation	A-26
5.13	Brokers	A-26
5.14	Records	A-26
5.15	Disclosure	A-26
5.16	Survival of Representations and Warranties	A-26

ARTICLE VI	COVENANTS REGARDING SING KUNG AND STOCKHOLDERS	A-26

6.1	Conduct of the Business	A-26
6.2	Access to Information	A-28
6.3	Insurance	A-28
6.4	Protection of Confidential Information; Non-Competition	A-28
6.5	Post-Closing Assurances	A-30
6.6	No Other Negotiations	A-30
6.7	No Securities Transactions	A-30
6.8	Fulfillment of Conditions	A-30
6.9	Disclosure of Certain Matters	A-31
6.10	Regulatory and Other Authorizations; Notices and Consents	A-31
6.11	Use of Intellectual Property	A-31
6.12	Related Tax	A-31
6.13	Sing Kung Proxy Information	A-32
6.14	Interim Financial Information	A-32
6.15	Implementation of Planning Center	A-32
6.16	Identification of Prospective Board Members	A-32
6.17	Appointment of Key Personnel	A-32
6.18	Deliver New and Revised Audited Financial Statements	A-33

A-ii

(continued)

6.19	Employment of Certain Professionals	A-33
6.20	Sarbanes-Oxley Compliance	A-33
6.21	Internet Site/Public Image	A-33

ARTICLE VII	COVENANTS OF IAG	A-33

7.1	Conduct of the Business	A-33
7.2	Stockholder Meeting	A-34
7.3	Fulfillment of Conditions	A-35
7.4	Disclosure of Certain Matters	A-35
7.5	CNC Incorporation	A-35
7.6	Post-Closing Assurances	A-35
7.7	Regulatory and Other Authorizations; Notices and Consents	A-35
7.8	Books and Records	A-36
7.9	Nasdaq Listing	A-36

ARTICLE VIII	ADDITIONAL COVENANTS OF THE PARTIES	A-36

8.1	Other Information	A-36
8.2	Mail Received After Closing	A-37
8.3	Further Action	A-37
8.4	Schedules	A-37
8.5	Execution of Agreements	A-38
8.6	Confidentiality	A-38
8.7	Public Announcements	A-38
8.8	Board of CNC	A-38
8.9	Stock Option Pool; Assumption of the Sing Kung Plan	A-39
8.10	Establishment of the Sing Kung Option Plan	A-39

ARTICLE IX	CONDITIONS TO CLOSING	A-39

9.1	Conditions to Each Party’s Obligations	A-39
9.2	Transaction Documents	A-40
9.3	Conditions to Obligations of Stockholders	A-40
9.4	Conditions to Obligations of IAG	A-41

ARTICLE X	INDEMNIFICATION	A-43

10.1	Indemnification by Stockholders	A-43
10.2	Indemnification by IAG	A-43
10.3	Notice, Etc	A-44
10.4	Limitations	A-44
10.5	Adjustment to Purchase Price; Setoff	A-45
10.6	Claims on behalf or in right of IAG and CNC	A-45
10.7	No Claim Against Trust Fund	A-45

ARTICLE XI	TERMINATION AND ABANDONMENT	A-46

A-iii

(continued)

11.1	Methods of Termination	A-46
11.2	Effect of Termination	A-47

ARTICLE XII	DEFINITIONS	A-48

12.1	Certain Defined Terms	A-48

ARTICLE XIII	GENERAL PROVISIONS	A-51

13.1	Expenses	A-51
13.2	Notices	A-52
13.3	Amendment	A-52
13.4	Waiver	A-52
13.5	Headings	A-52
13.6	Severability	A-52
13.7	Entire Agreement	A-52
13.8	Benefit	A-53
13.9	Governing Law	A-53
13.10	Counterparts	A-53
13.11	Approval of Contemporaneous Transactions	A-53
13.12	No Third Party Rights	A-53

A-iv

LIST OF EXHIBITS

Exhibit A -	Participating Stockholders List of Sing Kung BVI

Exhibit B -	Form of Employment Agreement

Exhibit C -	Security Purchase Agreement (Bridge Transaction)

A-v

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT is entered into as of May 15, 2008 by and between INTERAMERICAN ACQUISITION GROUP, INC., a Delaware corporation (“IAG”), SING KUNG LTD., a British Virgin Islands company (“Sing Kung”), CHO KWAN (“Principal Stockholder”) and the STOCKHOLDERS set forth on Exhibit A (collectively, including Cho Kwan, the “Stockholders”) and amends and restates in its entirety that certain Stock Purchase Agreement entered into on April 22, 2009.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in ARTICLE XII hereof.

WHEREAS, Sing Kung owns 100% of the issued and outstanding equity interests of Century City Infrastructure Co., Ltd (“Century City”) , which is a wholly foreign-owned enterprised organized and existing under the laws of the People’s Republic of China (the “PRC”) that, through its affiliate, Shanghai New Century City Development, Ltd (“SNC”), controls and operates the Business; and

WHEREAS, Stockholders are the holders of 47,000,000 of the issued and outstanding ordinary shares of Sing Kung (the "Sing Kung Stock") out of a total of 49,548,718 issued and outstanding ordinary shares of Sing Kung; and WHEREAS, concurrent with the execution of this Agreement, Sing Kung is entering into a financing transaction pursuant to which it will issue a total of up to 6,000,000 shares of preferred stock to the parties providing such financing to Sing Kung (the “Bridge Transaction”); and

WHEREAS, prior to filing of the Proxy, IAG intends to form China New Cities Construction, Ltd. ("CNC") as a wholly owned subsidiary pursuant to the corporate laws of the British Virgin Islands (or a corporation with such other name as the parties may agree) and simultaneously with the Closing hereunder will consummate a plan of merger (“Plan of Merger”) pursuant to which IAG will be merged with and into CNC (the “IAG Merger”); and

WHEREAS, subject to the terms and conditions of this Agreement, CNC at the Closing shall acquire, by the issuance of and in exchange for capital stock of CNC, the Sing Kung Stock; and

WHEREAS, the Parties acknowledge that IAG (through CNC) wishes eventually to acquire all of the capital stock of Sing Kung and that it intends, following the Closing, to offer the holders of Sing Kung capital stock, who are not parties to this Agreement, the opportunity to exchange their shares of Sing Kung capital stock for ordinary shares of CNC (the “Exchange Offer”) and to incorporate the Exchange Offer into the Proxy Statement (as defined below), with the result that the shares issued to the participants in the Exchange Offer will be registered; and

WHEREAS, since the Business is only recently organized and expected to grow rapidly over the next several years, the parties believe that the payment of the earnout specified in Section 1.1 is a fair means of adjusting the consideration payable to the Stockholders in the event that the future operating results of the Business demonstrate that the value of the business acquired was greater than the payments of CNC capital stock issuable at the Closing; and

WHEREAS, the Board of Directors of IAG has determined that it is advisable and in the best interests of the stockholders of IAG for IAG to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein; and

WHEREAS, the Stockholders have determined that it is advisable and in their best interests to enter into this Stock Purchase Agreement and to consummate the transactions contemplated herein.

NOW THEREFORE, in consideration of the foregoing and the following covenants, the Parties hereby agree as follows:

ARTICLE I
THE SING KUNG STOCK PURCHASE

1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Stockholders shall sell, transfer, assign and convey to CNC, and CNC shall purchase from the Stockholders, all of the right, title and interest of the Stockholders in and to the Sing Kung Stock.

1.2  Purchase Price. Subject to adjustment as hereinafter set forth, the aggregate purchase price (“Purchase Price”) to be paid by CNC to the Stockholders for the Sing Kung Stock shall be the following:

(i)
certificates representing 47,000,000 of CNC’s ordinary shares, par value $0.0001 per share (“CNC Stock”), to be delivered to the Stockholders, of which 9,500,000 shares (allocated pro rata among the Stockholders) shall be held in escrow and subject to a right of repurchase by CNC, as described in Section 1.4 below (the “Stockholders Adjustment Shares”); and

(ii)	any additional shares issuable by CNC as set forth in Section 1.3 below on the basis of the Net Income of CNC as provided for therein.

1.3 Earn-Out Agreement. So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2008, 2009, 2010, 2011 and 2012, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”). The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity. If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year. The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending
December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets
December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
1,100,000	3,100,000	3,100,000	3,100,000	3,100,000

“Net Income” shall mean (i) for any full calendar year following the Closing, the Net Income of CNC and (ii) for any calendar years before the Closing or in which the Closing occurs, the Net Income shall be that of Sing Kung for any such any partial year prior to the Closing plus the consolidated Net Income of CNC for the partial year following the Closing; provided, however, that the computation shall exclude any Net Income from any acquisition or investment by CNC or its subsidiaries that involved the issuance of securities that has a dilutive effect on the holders of common stock of CNC. The computation shall be made using the accounting principles applied to the financial statement of Sing Kung included in the final proxy statement / prospectus and shall be verified by CNC’s independent accountants and approved by CNC’s Audit Committee. In the event that the Incentive Shares are treated as compensation paid by CNC rather than additional purchase price, the effect of such expense on Net Income in the year of issuance shall be excluded in determining whether the Threshold Net Income is achieved in the year that such expense is incurred.

1.4 EPS Adjustment Shares. The EPS Adjustment Shares, which are defined to be the CC Adjustment Shares (as defined in Section 12.1) plus the Stockholders Adjustment Shares. The EPS Adjustment Shares shall be held in escrow by CNC’s registered agent or another mutually acceptable party in accordance with Section 3.3(b) of the Amended Agreement. Subject to achievement of Net Income, as provided below, the EPS Adjustment Shares, if any, shall be released from the escrow and distributed to the Stockholders as follows:

(i)	Initial Distribution.

a.
Complete Distribution. If CNC meets or exceeds the Threshold Net Income Target for 2008, calculated in accordance with and as set forth in Section 1.3 above, then all of the EPS Adjustment Shares shall be issued to Stockholders of record as of December 31, 2008 and CC in proportion to their respective holdings of Sing Kung (or CNC) Stock on the record date, and such issuance shall take place within15 days following delivery of the final consolidated audit report for CNC for 2008.

b.
Partial Distribution.  If the Net Income of CNC for 2008 (calculated in accordance with Section 1.3) is less than the Threshold Net Income Target, then a number of EPS Adjustment Shares shall be distributed to the Stockholders and CC respectively (a "Partial Distribution") that would result in CNC achieving the same Net Income per CNC share as it would have achieved if it had met the Threshold Net Income Target for 2008 (the "Reference EPS").  For purposes of this paragraph: (i) Reference EPS shall be calculated by dividing the Threshold Net Income ($38,000,000) by the fully diluted shares issued as of year-end (the "Y-E Shares"); (ii) subject to required adjustments for fundamental changes or changes in conversion ratios, the Y-E Shares will equal 66,398,718 shares, the calculation of which is intended to include all issued and outstanding shares plus all shares issuable upon conversion of outstanding preferred shares of Sing Kung or CNC and exercise of all of the outstanding IAG (or CNC) warrants and options; (iii) based on the foregoing, the Reference EPS is $0.57229 per share.  If a Partial Distribution is required in accordance with this paragraph, then the calculation of the number of EPS Adjustment Shares that is to be withheld from a Partial Distribution (the "Escrowed Shares") shall be made as follows:  (Step 1) Actual Net Income shall be divided by the Reference EPS; (Step 2) the resulting number of shares from Step 1 shall be subtracted from the Y-E Share amount and the difference shall be the Escrowed Shares.  The number of EPS Adjustment Shares to be distributed pursuant to a Partial Distribution shall be calculated by subtracting the Escrowed Shares from the EPS Adjustment Shares (10,000,000 minus Escrowed Shares).

c.
In any distribution, if CC has not made an election to exchange its Sing Kung shares in the Exchange Offer, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.

(ii)
Subsequent Release. All Escrowed Shares shall be issued within 15 days following the delivery of the final annual consolidated audit report for the first annual audit subsequent to 2008 in which CNC meets the Threshold Net Income Target for the year covered by the audit report, as set forth in Section 1.3; the distribution of the EPS Adjustment Shares shall be to Stockholders of record as of December 31 of the year of the qualifying audit report, and the issuance shall be in proportion to such Stockholders’ holdings of Sing Kung Stock on such record date. The value of shares distributable under Section 1.4(ii) shall also be available for indemnification pursuant to ARTICLE X to the extent not previously paid. In any subsequent release, if CC has not made an election to exchange its Sing Kung shares, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.

(iii)
Repurchase. If CNC fails to meet any Threshold Net Income Target by the latest year set forth in Section 1.3 (fiscal year 2012) as confirmed by the delivery of a final consolidated audit report for each such year, then CNC shall have the right to repurchase any Escrowed Shares for par value ($0.0001 per share), or for aggregate maximum consideration of $1,000.00.

ARTICLE II
EFFECTIVENESS

2.1 Interim Status. The parties are executing this Stock Purchase Agreement prior to completion of several matters customarily included in such an agreement. This Stock Purchase Agreement will not be effective until the actions specified in Section 2.2(c) are completed.

2.2 Actions Prior to Effectiveness. The parties agree to take the following actions prior to April 28, 2008:

(a)	Actions to be taken by Sing Kung and the Stockholders:

(1)	Prepare the Sing Kung Disclosure Schedule and related exhibits in form and substance substantially satisfactory to IAG in its sole discretion.

(2)
Provide evidence to IAG of the execution, since January 1, 2008, of binding BT (Build Transfer) contracts with municipalities and back-to-back contracts with sub-contractors that will generate a total of $70 million in revenue for the company, $62 million to be recognized by the end of 2008 and $8 million to be recognized in 2009.

“Total Backlog” means the total amount of contract revenue to be earned by Sing Kung beginning as of Jan 1, 2008 and extending over the full term of the contract (excluding interest).

“Work Backlog” means the amount of revenue that Sing Kung would be expected to earn in any specified period from executed BT contracts if it performs in accordance with the contract terms.

(3)
Enter into Agreements with Key Personnel, other than Mr. Huang, in form and substance satisfactory to IAG and containing protective provisions for the benefit of the Company that are at least as favorable as those set forth in the form of the agreement in Exhibit B.

(4)
Confirm to IAG that the contractual arrangements with Key Personnel and the senior urban planning and infrastructure planning officer referred to in paragraph 2.2(a)(6) are in effect and have not been terminated or threatened to be terminated for any reason.

(5)
Consummate the Bridge Transaction in accordance with the Securities Purchase Agreement attached as Exhibit C in an amount of at least $12 million in gross proceeds, with no default or breach by Sing Kung having occurred.

(6)	Sing Kung and the Subsidiaries shall have appointed a senior urban and infrastructure planning officer acceptable to IAG in its sole discretion.

(7)
Provide confirmation that there have been no material changes to the condition or prospects of Sing Kung or SNC since signing and that the representations and warranties in ARTICLE IV continue to be true and correct.

(b)	Actions to be taken by IAG:

(1)	IAG will have timely filed its Annual Report on Form 10-KSB and any current reports it is required to file under US securities laws.

(2)
Provide confirmation that there have been no material changes to the condition or prospects of IAG since signing and that the representations and warranties in ARTICLE V continue to be true and correct.

(c) Confirmation of Effectiveness. On or before April 28, 2008 the Parties shall each provide a certificate confirming that the actions set forth in Sections 2.2(a) and 2.2(b) are acceptable and that the Agreement is effective. Extensions to the April 28 date may be granted by either party up to May 15 or such date as Sing Kung is able to satisfy the conditions set forth in Article 2.2(a); however, if any extensions are granted, then the party seeking the extension shall reimburse the party granting the extension for the reasonable extra out-of-pocket costs related to granting such extension.

(d) Consequence of Failure to Achieve Effectiveness. In the event that a party fails to take the actions required of it by Section 2.2(a) or Section 2.2(b) (as the case may be), the other party may terminate the Agreement. The party who has failed to take an action required by Section 2.2(a) or 2.2(b) shall pay the other party $50,000 plus out of pocket expenses incurred or accrued subsequent to January 15, 2008 in negotiation and preparation of this Agreement and in connection with exploration of the transaction contemplated herein.

ARTICLE III
THE CLOSING

3.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Sing Kung Stock purchase and the other transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in ARTICLE IX is fulfilled, at the offices of DLA Piper US LLP, 4365 Executive Drive Suite 1100, San Diego, California 92121, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries.

(a) Stockholders. At the Closing, the Stockholders will (i) assign and transfer to CNC all of their right, title and interest in and to the Sing Kung Stock by delivering to CNC the certificates representing such Sing Kung Stock, duly endorsed for transfer and free and clear of all liens, (ii) provide confirmation that CNC is reflected on the share register of Sing Kung as the registered owner of the Sing Kung Stock, and (iii) deliver to CNC the certificates, opinions and other agreements contemplated by ARTICLE IX hereof and the other provisions of this Agreement.

(b) CNC. At the Closing, CNC shall deliver to Stockholders (i) the shares of CNC Stock representing the Purchase Price to which Stockholders are entitled pursuant to Section 1.2, and (ii) the certificates, opinions and other agreements and instruments contemplated by ARTICLE IX hereof and the other provisions of this Agreement.

3.3 Additional Agreements. At the Closing, the following agreements will have been executed and delivered (collectively, the “Transaction Documents”), the effectiveness of each of which is subject to the Closing:

(a) a Merger Agreement to become effective concurrent with the closing between IAG and CNC, pursuant to which (i) IAG will merge with and into CNC (ii) all shares of IAG will be converted into an equal number of shares of CNC, and (iii) all rights to acquire shares of IAG will be converted into rights to acquire an equal number of shares of CNC on the same terms and conditions as were applicable to the rights to acquire shares of IAG.

(b) An Escrow Agreement (“Escrow Agreement”) and a mutually agreed upon agent for escrow on terms reasonably acceptable to IAG, Sing Kung and the Stockholders.

3.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE STOCKHOLDERS, SING KUNG AND THE BUSINESS

Stockholders and Sing Kung represent and warrant to IAG and CNC, that the statements contained in this ARTICLE IV are true and correct, except as disclosed in a document of even date herewith and delivered by Stockholders and Sing Kung to IAG on or prior to the date of Effectiveness referring to the representations and warranties in this Agreement (the “Sing Kung Disclosure Schedule”). The Sing Kung Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this ARTICLE IV, and the disclosure in any such numbered and lettered paragraph of the Sing Kung Disclosure Schedule shall qualify only the corresponding section in this ARTICLE IV (except to the extent disclosure in any numbered and lettered paragraph of the Sing Kung Disclosure Schedule is specifically cross-referenced in another numbered and lettered paragraph of the Sing Kung Disclosure Schedule).

4.1 Stock Ownership; Subsidiaries.

(a) Ownership. The persons set forth in paragraph 4.1(a) of the Sing Kung Disclosure Schedule are the registered owners of all of the shares of Sing Kung Capital Stock in the amounts set forth therein. Stockholders own that number of shares of the Sing Kung Stock set forth next to his, her or its name in paragraph 4.1(a) of Sing Kung Disclosure Schedule free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire shares of Sing Kung capital stock from Sing Kung, whether or not such rights are presently exercisable. There are no disputes, arbitrations or litigation proceedings with respect to the Sing Kung capital stock.

(b) Subsidiaries. Paragraph 4.1(b) of the Sing Kung Disclosure Schedule contains a list of each company, corporation, partnership, joint venture or other entity of which either (i) Sing Kung directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity, or (ii) is otherwise consolidated in the Sing Kung Financial Statements (each such entity, a "Subsidiary”). Prior to Closing, Sing Kung will own all of the equity interests of its Subsidiaries. The authorized capital stock of each Subsidiary, and the registered owner of the outstanding equity interests of each Subsidiary, is set forth in paragraph 4.1(b) of the Sing Kung Disclosure Schedule. All of the outstanding shares of any Subsidiary that are held by Sing Kung directly or indirectly are validly issued, fully paid and non-assessable and are held free and clear of all Liens. There are no consignments, contracts and/or equity transfer arrangements, options, warrants or other contractual rights or arrangements outstanding which give any Person the right to acquire or control any capital stock of any Subsidiary whether or not such rights are presently exercisable. Except as indicated in the preceding sentence, there are no contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person (other than Sing Kung) the right to any asset, income, dividend, distribution, property interest or direct or beneficial interest in or from any Subsidiary.

(c) Minority Interests. Paragraph 4.1(c) of the Sing Kung Disclosure Schedule contains a list of (i) each company, corporation, partnership, joint venture or other entity in which Sing Kung directly or indirectly owns an equity interest but which is not a Subsidiary, if any, and (ii) the percentage of such entity that is owned directly or indirectly by Sing Kung and the name of the person or entity holding a controlling interest in such entity.

4.2 Organization of Sing Kung and the Subsidiaries. Each of Sing Kung and each Subsidiary is a corporate entity duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation as set forth on paragraph 4.2 of the Sing Kung Disclosure Schedule. Each of Sing Kung and each Subsidiary is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification (which jurisdictions are listed in paragraph 4.2 of the Sing Kung Disclosure Schedule), or if not so qualified, such failure or failures, in the aggregate, would not have a material adverse effect on the Business, assets, operations, financial condition, liquidity or prospects of Sing Kung or any Subsidiary, separately and as a whole (a “Sing Kung Material Adverse Effect”). Neither Sing Kung nor any Subsidiary owns, directly or indirectly, any capital stock or any other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest, except as set forth on paragraph 4.2 of the Sing Kung Disclosure Schedule. Each of Sing Kung and each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted.

4.3 Authority and Corporate Action; No Conflict.

(a) Stockholders and Sing Kung have all necessary power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to consummate the stock purchase and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by the Board of Directors of Sing Kung to authorize the delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Sing Kung in connection with the stock purchase has been duly and validly taken. This Agreement and the Transaction Documents to which the Stockholders or Sing Kung is a party have been duly executed and delivered by the Stockholders or Sing Kung (as the case may be) and constitute the valid, binding and enforceable obligations of the Stockholders or Sing Kung (as the case may be), enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, British Virgin Islands and the PRC.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by Stockholders or Sing Kung nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of Sing Kung, (B) the charter documents of any Subsidiary, or (C) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Stockholders, Sing Kung or any Subsidiary is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of Sing Kung or any Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Sing Kung or any Subsidiary is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to Sing Kung or any Subsidiary.

4.4 Consents and Approvals. Other than as set forth in paragraph 4.4 of the Sing Kung Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by Stockholders and Sing Kung do not, and the performance of this Agreement and the Transaction Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent them from performing any of their material obligations under this Agreement and the Transaction Documents and would not have a Sing Kung Material Adverse Effect.

4.5 Licenses, Permits, Etc. Sing Kung and each Subsidiary possess or will possess prior to the Closing all Permits necessary, in all material respects, for the ownership and operation of the Business, which necessary Permits are described or are as set forth in paragraph 4.5 of the Sing Kung Disclosure Schedule. True, complete and correct copies of Permits issued to Sing Kung or any Subsidiary have previously been delivered to IAG. All such Permits are in full force and effect and Sing Kung and each Subsidiary and the officers, directors and employees of Sing Kung and each Subsidiary have complied and Sing Kung and each Subsidiary will comply, and Sing Kung and each Subsidiary shall cause its respective officers, directors and employees to comply, in all material respects with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. Neither Sing Kung nor any Subsidiary is in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by either Sing Kung or any Subsidiary with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Business.

4.6 Taxes, Tax Returns and Audits. Sing Kung and each Subsidiary have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by Sing Kung and each Subsidiary with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against Sing Kung or any Subsidiary (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Sing Kung or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above which might be determined adversely to Sing Kung or any Subsidiary which could have a Sing Kung Material Adverse Effect. Neither Sing Kung nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no tax liens affecting Sing Kung, any Subsidiary or their respective assets which have not been satisfied or discharged by payment or concession by the relevant taxing authority. Paragraph 4.6 of the Sing Kung Disclosure Schedule sets forth an accurate and complete list of each taxing authority to which Sing Kung or any Subsidiary is required or may be required to file notices, returns or payments, with a brief description of the tax or exemption applicable to Sing Kung or the Subsidiary.

4.7 Compliance with Law.  The business of Sing Kung and each Subsidiary has been conducted, and is now being conducted and will be conducted prior to Closing, in compliance in all material respects with all applicable Laws. Sing Kung and each Subsidiary and their respective officers, directors and employees (i) are not, and during the periods of existence of those companies were not, in violation of, or not in compliance with, in any material respect any such applicable Laws with respect to the conduct of the businesses of Sing Kung and each Subsidiary; and (ii) have not received any notice from any Governmental Authority, and to the best of the Knowledge of Sing Kung, each Subsidiary, and Stockholders, none is threatened, alleging that Sing Kung or any Subsidiary has violated, or not complied with, any applicable Laws.

4.8 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the Knowledge of Sing Kung, each Subsidiary and Shareholder, threatened against Sing Kung or any Subsidiary before any Governmental Authority. Neither Sing Kung, any Subsidiary nor any of their properties is subject to any order, judgment, injunction or decree.

4.9 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each of Sing Kung and each Subsidiary are complete and correct in all material respects, and there have been no material transactions involving Sing Kung or any Subsidiary which are required to be set forth therein and which have not been so set forth.

4.10 Financial Condition; Projections.

(a) For the years ended December 31, 2005, December 31, 2006, and December 31, 2007 Sing Kung has revenues and earnings as set forth in the audited financial statements attached to the Disclosure Schedules and prepared in accordance with GAAP (the “SK Financial Statements”). In accordance with Section 6.18, Sing Kung is required to deliver audited updates of the SK Financial Statements restated to reflect GAAP and to deliver audited financial statements for the calendar quarter ending March 31, 2008. The revenues, earnings and balance sheet of Sing Kung are as set forth in such audited financial statements and, when delivered, they shall also be deemed SK Financial Statements.

(b) The SK Financial Statements, including the notes thereto and any supporting schedules, fairly present the financial position, the results of operations and the cash flows of Sing Kung at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with GAAP, consistently applied throughout the periods involved. The SK Financial Statements disclose all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of Sing Kung with unconsolidated entities or other persons that may have a material current or future effect on Sing Kung’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(c) The projections of the financial performance of Sing Kung that have been provided to IAG are attached to the Disclosure Schedules (the “Projections”) and were prepared on the basis of reasonable assumptions, including information about the urban and infrastructure planning projects with which Sing Kung, the Subsidiaries and Key Personnel (in their capacity as officers of Sing Kung or the Subsidiaries and otherwise) are currently involved (the “Planning Project Pipeline”). Paragraph 4.10 of the Sing Kung Disclosure Schedules sets forth a complete list of the Planning Project Pipeline and identifies those projects that have been identified by Sing Kung or Key Personnel as attractive potential candidates for BT or BTO project bids by Sing Kung or the Subsidiaries and, to their Knowledge, the approximate gross amounts of such project bids and the calendar quarter and year in which such projects are deemed likely to be awarded and commence. Neither Stockholders nor Sing Kung have any knowledge of facts that would make the Projections materially in error.

4.11 No Undisclosed Liabilities. Sing Kung does not have any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the SK Financial Statements, (b) those incurred since December 31, 2007, in the ordinary course of business and consistent with prior practice, or (c) liabilities which are less than $10,000 individually and $25,000 in the aggregate. Paragraph 4.11 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description and all liabilities of Sing Kung and the Subsidiaries whether or not reflected or reserved against on the Sing Kung Financial Statements which individually exceeds US $10,000 or, if in the aggregate, exceed $100,000 (or the equivalent of US $100,000).

4.12 Accounts Receivable. The accounts receivable of Sing Kung and the Subsidiaries, both (i) as reflected on the Sing Kung Financial Statements, and (ii) created after December 31, 2007, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the Sing Kung Financial Statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

4.13 Inventory. The inventory of Sing Kung and the Subsidiaries consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) reserves reflected in the respective Sing Kung Financial Statements for spoiled and discontinued items.

4.14 Real Property. To the extent applicable under the laws and business practices of the PRC:

(a) Paragraph 4.14 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of all real estate owned by Sing Kung or any Subsidiary as well as any other real estate that is in the possession of or leased by Sing Kung or any Subsidiary or is used by or is material to the operation of the Business and is owned by, leased by or is available as a result of any contract or informal arrangement involving any Key Manager or contractor involved in a BT Contract, and the referenced paragraph lists and describes improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases or other arrangements under which any such Real Property is possessed (the “Real Estate Leases”). Neither Sing Kung nor any Subsidiary is in default under any of the Real Estate Leases, and neither Stockholders, Sing Kung nor any Subsidiary is aware of any default by any of the lessors thereunder. The use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, Sing Kung and each Subsidiary shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of the Business.

(b) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner which would have a Sing Kung Material Adverse Effect on the condition (financial or otherwise), assets, operations or results of operations of Sing Kung, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(c) Neither Sing Kung nor any Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property, nor has Sing Kung nor any Subsidiary received written notice of any special assessment proceedings affecting any of the Real Property.

(d) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(e) All Permits, certificates, easements and rights of way, including proof of dedication, required from all governmental entities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(f) Neither Sing Kung nor any Subsidiary has received written notice and neither they nor Stockholders have any Knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(g) No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired sufficiently to permit its use as existed prior to the occurrence of the fire or other casualty.

4.15 Certain Personal Property. Paragraph 4.15 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of the fixed assets (that have individual values in excess of $5,000) of Sing Kung and the Subsidiaries specifying the location of all items of tangible personal property (that have individual values in excess of $5,000) of Sing Kung and the Subsidiaries that were included in the Sing Kung Financial Statements.

4.16 Non-Real Estate Leases. The Sing Kung Financial Statements and paragraph 4.16 of the Sing Kung Disclosure Schedule together contain an accurate and complete list and description of all assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Business and that are possessed by Sing Kung or any Subsidiary under an existing lease or are provided by affiliates of Sing Kung (or affiliates of any Subsidiary), customers, contractors or any of their affiliates. All of such leases are referred to herein as the “Non-Real Estate Leases.” Neither Sing Kung nor any Subsidiary is in default under any of the Non-Real Estate Leases, and neither Sing Kung nor any Subsidiary has any Knowledge of any default by any of the lessors hereunder.

4.17 Contracts, Obligations and Commitments. Except as set forth in the Sing Kung Financial Statements and on paragraph 4.17 of the Sing Kung Disclosure Schedule together, other than the Real Estate Leases and the non-Real Estate Leases, neither Sing Kung nor any Subsidiary has any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $10,000 individually and $100,000 in the aggregate), including without limitation the following:

(a) Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

(b) Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Sing Kung or any Subsidiary or any agreement or instrument evidencing any guaranty by Sing Kung or any Subsidiary of payment or performance by any other Person;

(c) Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d) Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Sing Kung or any Subsidiary is a party or by which it is bound;

(f) Agreements which limit the freedom of Sing Kung or any Subsidiary to compete in any line of business or in any geographic area or with any Person;

(g) Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in Sing Kung or any Subsidiary;

(h) Any contract, commitment or arrangement not made in the ordinary course of business of Sing Kung or any Subsidiary; or

(i) Agreements with any Governmental Authority.

Except as set forth in paragraph 4.17 of the Sing Kung Disclosure Schedule, each contract, agreement, arrangement, plan, lease, license, or similar instrument (collectively, a “Contract”) to which Sing Kung or any Subsidiary is a party is a valid and binding obligation of such party and, to the best Knowledge of Stockholders, Sing Kung and each Subsidiary, is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that neither Sing Kung nor any Subsidiary will terminate any Contract after the date hereof without the prior written consent of IAG, which consent shall not be unreasonably withheld or delayed), and neither Sing Kung nor any Subsidiary has breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts. Promptly upon request, Sing Kung will provide IAG with copies of executed Contracts together with English-language translations thereof.

4.18 Intellectual Property Rights.

(a) Intellectual Property. Paragraph 4.18 of the Sing Kung Disclosure Schedule contains an accurate and complete list and description of all Intellectual Property used by Sing Kung or any Subsidiary in connection with the Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.

(b) Other Intellectual Property Rights. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all material inventions and trade secrets that Sing Kung or any Subsidiary has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Sing Kung or any Subsidiary that relate to or are necessary to the Business, including as conducted at or prior to Closing or as proposed to be conducted by Sing Kung or any Subsidiary, together with a designation of the ownership thereof.

(c) Software. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all Software used by Sing Kung or any Subsidiary in connection with the Business, including as conducted at or prior to Closing or as proposed to be conducted by Sing Kung or any Subsidiary, together with a designation of ownership.

(d) Out-Bound Licenses. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Business or (ii) any right of Sing Kung or any Subsidiary in, or such entity’s use of, any Intellectual Property right used in connection with the Business is otherwise materially affected.

(e) In-Bound Licenses. Paragraph 4.18 of the Sing Kung Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which Sing Kung or any Subsidiary is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by Sing Kung or any Subsidiary by reason of its relationship with one of its affiliates) in connection with the Business.

(f) Ownership. As of the date hereof, Sing Kung and each Subsidiary owns, and at the Closing Date will own, all right, title and interest in and to all Intellectual Property rights used in connection with the Business, and those Intellectual Property rights were developed and created solely by employees of such entity acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to such entity) and Sing Kung and each Subsidiary is duly and validly licensed to use all other Intellectual Property used in connection with the Business, free and clear of royalties (except as otherwise set forth in paragraph 4.18 of the Sing Kung Disclosure Schedule). Neither Sing Kung nor any Subsidiary has assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Business.

(g) Royalties. Except for licenses listed and accurately and completely described in paragraph 4.18 of the Sing Kung Disclosure Schedule as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Sing Kung or any Subsidiary to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Business.

(h) Infringement. The Intellectual Property used in connection with the Business by Sing Kung and each Subsidiary does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.

No notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Business; (B) asserting any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Sing Kung or any Subsidiary or relating to the Intellectual Property used in connection with the Business; or (C) suggesting or inviting Sing Kung or any Subsidiary to take a license or otherwise obtain the right to use any Intellectual Property that Sing Kung uses in connection with the Business. To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Business, which Intellectual Property is owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sing Kung or any Subsidiary.

(i) Proceedings. Except as set forth in paragraph 4.18 of the Sing Kung Disclosure Schedule, there are no current or, to the best Knowledge of Stockholders, Sing Kung and each Subsidiary, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Sing Kung or any Subsidiary.

4.19 Title to and Condition of Assets.

(a) Sing Kung and each Subsidiary has good and marketable title to all the properties and assets owned by it. Except as set forth in the Sing Kung Financial Statements and paragraph 4.19 of the Sing Kung Disclosure Schedule together, none of such properties and assets is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

(b) To the best Knowledge of Stockholders, Sing Kung and each Subsidiary, except as set forth in paragraph 4.19 of the Sing Kung Disclosure Schedule, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. There are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Authority, except such requests of employees as have been denied in the exercise of prudent business and operational practices. There are no outstanding contracts made by Sing Kung or any Subsidiary for any improvements to the Real Property which have not been fully paid for. No person, other than Sing Kung and the Subsidiaries, owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased items disclosed in paragraph 4.19 of the Sing Kung Disclosure Schedule.

4.20 Absence of Certain Changes. Except as set forth on paragraph 4.20 of the Sing Kung Disclosure Schedule, as contemplated in this Agreement, or incurred in ordinary business in compliance with past practice, neither Sing Kung nor any Subsidiary has, since December 31, 2007:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding $50,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Sing Kung Financial Statements;

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $50,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding $50,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Sing Kung Financial Statements and liabilities incurred since December 31, 2007 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any assets exceeding $50,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $50,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Sing Kung Material Adverse Effect;

(g) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Sing Kung Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of Sing Kung or any Subsidiary or any affiliate of any shareholder of Sing Kung or any Subsidiary, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of Sing Kung or any Subsidiary or any affiliate of any shareholder of any Sing Kung or any Subsidiary, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

4.21 Employee Plans; Labor Matters. The Sing Kung Financial Statements and paragraph 4.21 of the Sing Kung Disclosure Schedule together contain an accurate and complete list and description of all employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which Sing Kung or any Subsidiary are obligated to pay, including amounts and recipients of such payments. Paragraph 4.21 of the Sing Kung Disclosure Schedule contains a summary of the current compensation arrangements for each executive officer of Sing Kung or any Subsidiary. Except as disclosed in the Interim Financial Statements or paragraph 4.21 of the Sing Kung Disclosure Schedule, Sing Kung and each Subsidiary have complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by Sing Kung and each Subsidiary with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Sing Kung Financial Statements or paragraph 4.21 of the Sing Kung Disclosure Schedule, all such contributions and payments required to be made by any employees of any Subsidiary with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of Sing Kung or any Subsidiary. Paragraph 4.21 lists for each executive officer of Sing Kung and any Subsidiary the post-secondary school degrees earned and the institution that awarded such degree, each corporate or government employer (including corporate address) and dates of employment together with the highest job title/rank obtained, and any corporate, government or institutional positions currently held in addition to employment by Sing Kung or any Subsidiary. Sing Kung represents that it has verified the employment history of each such officer and has made due inquiry regarding the educational and employment history and the absence of criminal records or any other facts that would be inconsistent with the requirements for officers of a publicly listed company.

4.22 Customer Relations. The Contracts that are in progress are, in all material respects, proceeding on the established plan and timeline. Sing Kung knows of no reason why such Contracts will not be completed within the time and costs that have been established. No material disputes have arisen with respect to such Contracts.

4.23 No Illegal or Improper Transactions. Neither Sing Kung nor any Subsidiary nor any other officer, director, employee, agent or affiliate of Sing Kung or any Subsidiary has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of Sing Kung or any Subsidiary, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for Sing Kung or any Subsidiary, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

4.24 Related Transactions. Except as set forth in the Sing Kung Financial Statements or paragraph 4.24 of the Sing Kung Disclosure Schedule, and except for compensation to employees for services rendered, neither Sing Kung nor any Subsidiary and no other current or former director, officer, employee or shareholder or any associate of Sing Kung or any Subsidiary is presently, or during the last three fiscal years has been, (a) a party to any transaction with Sing Kung or any Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Sing Kung or any Subsidiary nor does any such Person receive income from any source other than Sing Kung or any Subsidiary which relates to the business of, or should properly accrue to, Sing Kung or any Subsidiary. There are no contracts between any Affiliate and either Sing Kung or any Subsidiary that would require disclosure under Section 4.17 or licenses of Intellectual Property Rights to an Affiliate by either Sing Kung or any Subsidiary that would require disclosure under Section 4.18.

4.25 Insurance. Paragraph 4.25 of the Sing Kung Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies maintained by Sing Kung and each Subsidiary which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, neither Sing Kung nor any Subsidiary has been refused insurance in connection with the Business, nor has any claim in excess of $100,000 been made in respect of any such agreements or policies, except as set forth in paragraph 4.25 of the Sing Kung Disclosure Schedule hereto. Such insurance is adequate to protect Sing Kung and each Subsidiary and its financial condition against the risks involved in the conduct of the Business.

4.26 Acquisition of CNC Stock.

(a) Acquisition Entirely for Own Account. The CNC Stock to be acquired by Stockholders will be acquired for investment for each Stockholders’ own account and not with a view to the resale or distribution of any part thereof.

(b) Disclosure of Information. Stockholders acknowledge that all of the SEC Reports (defined in Section 5.7) were fully available to each Stockholder (together with his, her or its respective advisor, as necessary) and each Stockholder has reviewed and understands such reports. Stockholders acknowledge that each Stockholder (together with his, her or its respective advisor, as necessary) has received all the information requested relating to IAG, the acquisition of the CNC Stock and the IAG Merger. Stockholders further represent that each Stockholder (together with his, her or its respective advisor, as necessary) has had an opportunity to ask questions and receive answers from IAG regarding the terms and conditions of its acquisition of the CNC Stock and the IAG Merger.

(c) Accredited Investor; Status. Stockholders are each (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) do not qualify as a “US Person” as defined in Regulation S under the Securities Act.

(d) Restricted Securities. Stockholders each understand that he, she or it will acquire constitutes “restricted securities” from CNC under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Stockholders understand that the currently available exemption from registration under Rule 144 requires the securities to be held for one year before they can be sold in the United States.

(e) Legends. It is understood that the certificates evidencing the CNC Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholders, Sing Kung or any Subsidiary or any Affiliate of any of those parties.

4.28 Disclosure. No representation or warranty by Stockholders, Sing Kung or any Subsidiary contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to IAG pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.29 Bridge Transaction Agreement. The representations and warranties made by Stockholders, Sing Kung or any Subsidiary contained in the agreements entered into in connection with the Bridge Transaction are true and complete.

4.30 Survival of Representations and Warranties. The representations and warranties of the Stockholders set forth in ARTICLE IV of this Agreement shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 4.1, and 4.26 shall survive without limitation as to time and the representations and warranties set forth in Section 4.6 shall survive until six months after the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF IAG

IAG represents and warrants to Stockholders as follows:

5.1 Organization. IAG is, and CNC will be, a corporation duly organized, validly existing and in good standing under the law of Delaware and BVI, respectively.

5.2 Capitalization.

(a) Capitalization.

(i) The authorized capital stock of IAG includes 90,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 7,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are warrants outstanding to purchase up to 6,750,000 shares of common stock at a current exercise price of $5.00 per share (the number and price being subject to adjustment under certain circumstances) expiring September 4, 2011 and options to purchase 185,000 shares of common stock exercisable at $0.01 per share. Except as set forth in this Section 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of IAG.

(ii) As of the Closing, the authorized capital stock of CNC will include 100,000,000 ordinary shares and 5,000,000 shares of preferred stock, of which 100 ordinary shares will be issued and outstanding and held by IAG, and no shares of preferred stock will be issued and outstanding. As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement, including the options and warrants of IAG assumed by CNC in the IAG Merger) to acquire any capital stock of CNC.

(iii) Upon the merger of IAG with and into CNC, for the purpose of re-domestication into the BVI, (i) each outstanding share of IAG will be converted into one share of CNC, and the shares of CNC Stock to be issued and outstanding as of the IAG Merger will be extinguished as a contribution to capital, and (ii) there will be assumed the obligation to issue shares of common stock upon exercise of the currently outstanding IAG warrants and options.

(iv) Upon the acquisition of Sing Kung as contemplated by this Agreement, there will be issued the shares of IAG as set forth elsewhere in this Agreement.

(b) Ownership. IAG will be the registered and sole beneficial owner of all the currently issued and outstanding shares of CNC Stock, aggregating 100 shares.

(c) Disputes. There are no disputes, arbitrations or litigation proceedings involving IAG with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of IAG.

(d) Issuances. Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of IAG and the Registration Statement on Form S-1 for IAG's initial public offering, and subsequent public filings, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of IAG.

5.3 Authority and Corporate Action; No Conflict.

(a) IAG has all necessary corporate power and authority to enter this Agreement and to consummate the transactions contemplated hereby. Except for the actions required to form CNC and redomesticate IAG in the British Virgin Islands, all board of directors’ actions necessary to be taken by IAG to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with this transaction have been duly and validly taken. This Agreement has been duly executed and delivered by IAG and constitutes the valid, binding, and enforceable obligation of IAG, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

(b) Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by IAG or, when formed, CNC, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of IAG, the Memorandum and Articles of Association of CNC or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which IAG is a party or by which IAG (or any of the properties or assets of IAG) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of IAG or, when formed CNC; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which IAG is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to IAG.

5.4 Consents and Approvals. Other than the requirement to obtain stockholder approval for the acquisition of Sing Kung and to satisfy the redomestication and merger requirements of Delaware and the British Virgin Islands and for required filings with the Securities and Exchange Commission, the execution and delivery of this Agreement and the Transaction Documents by IAG does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

5.5 Valid Issuance of CNC Stock. The shares of CNC Stock to be issued to Stockholders will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of CNC in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

5.6 Financial Statements. The audited consolidated financial statements and the unaudited consolidated financial statements of IAG included in IAG’s Annual Report on Form 10-KSB for the year ended December 31, 2007 fairly present in conformity with GAAP applied on a consistent basis the financial position and assets and liabilities of IAG as of the dates thereof and IAG’s results of operations and cash flows for the periods then ended. The balance sheet of IAG as of December 31, 2007 that is included in such financial statements is referred to herein as “IAG’s Balance Sheet.”

5.7 SEC Reports.

(a) IAG has delivered to Stockholders or has made available by publicly available filing, (i) IAG’s Annual Report on Form 10-KSB for the year ended December 31, 2007 (ii) IAG’s prospectus, relating to its initial public offering of securities, and (iii) all other reports filed by IAG under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to IAG for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 5.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. IAG has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

5.8 Trust Fund. As of the date hereof and at the Closing Date, IAG has and will have no less than $43,000,000 (net of deferred underwriting fees and including accrued interest) invested in Government Securities in a trust account with JP Morgan Chase, administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as IAG is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of IAG’s Certificate of Incorporation.

5.9 No Undisclosed Liabilities. IAG does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on IAG’s Balance Sheet; and (b) those incurred since December 31, 2007 in the ordinary course of business and disclosed thereafter in its public filings; it being understood that activities undertaken and costs incurred by IAG, (including costs of legal counsel), in pursuit of a business combination and in furtherance of this Agreement, including without limitation, costs incurred in visits to China with Sing Kung, performing analysis and due diligence, obtaining investment banking advice and investor relations support services, and actions taken to meet the conditions to Effectiveness of this Agreement are deemed to be in the ordinary course of business for IAG and (when formed) CNC.

5.10 Absence of Certain Changes. Except as contemplated and disclosed in this Agreement and its publicly-available filings or incurred in the ordinary course of business since December 31, 2007, IAG has not:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing IAG due to a violation of exchange market rules or received notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations;

(c) borrowed or agreed to borrow any funds exceeding $50,000;

(d) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $50,000;

(e) discharged or satisfied any encumbrance exceeding $50,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Balance Sheet and liabilities incurred since December 31, 2007 in the ordinary course of business;

(f) sold, transferred, leased to others or otherwise disposed of any assets exceeding $50,000. or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $50,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the business or financial condition of IAG (“IAG Material Adverse Effect”);

(h) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a IAG Material Adverse Effect;

(i) suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(j) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

5.11 Compliance with Law. The business of IAG has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. IAG and its officers, directors and employees (i) are not, and during the periods of IAG’s existence were not, in violation of, or not in compliance with, in any material respect, all such applicable Laws with respect to the conduct of the businesses of IAG; and (ii) have not received any notice from any Governmental Authority, and to the best of the Knowledge of IAG none is threatened, alleging that IAG has violated, or not complied with, any of the above.

5.12 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of IAG, threatened against IAG at law or in equity before any Governmental Authority. Neither IAG nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of IAG.

5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of IAG other than as set forth in IAG’s public filings.

5.14 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of IAG are complete and correct in all material respects, and there have been no material transactions involving IAG which are required to be set forth therein and which have not been so set forth.

5.15 Disclosure. No representation or warranty by IAG contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Stockholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

5.16 Survival of Representations and Warranties. The representations and warranties of IAG set forth in this Agreement shall survive the Closing for a period of four years, except that the representations in Section 5.2 shall survive without limitation as to time.

ARTICLE VI
COVENANTS REGARDING SING KUNG AND STOCKHOLDERS

6.1 Conduct of the Business. Except as otherwise set forth in this Agreement, required by law or with the prior written consent of IAG, Sing Kung covenants that it will (and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to):

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of Sing Kung and the Subsidiaries, to keep available the services of the current employees of Sing Kung and the Subsidiaries, to preserve the current relationships of Sing Kung and the Subsidiaries with customers and other persons with which Sing Kung or the Subsidiaries have significant business relations and to comply with all Laws;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the stock of Sing Kung or the Subsidiaries, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of Sing Kung or the Subsidiaries, other than consistent with past practices and in the ordinary course of business of Sing Kung and the Subsidiaries or enter into any discussions or negotiations with any other party to do so;

(d) not issue any shares of capital stock of Sing Kung or the Subsidiaries or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of Sing Kung or the Subsidiaries or any options therefor or any securities convertible into or exchangeable for capital stock of Sing Kung or the Subsidiaries or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Sing Kung or the Subsidiaries or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of Sing Kung or the Subsidiaries;

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of Sing Kung or the Subsidiaries or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not amend the Memorandum and Articles of Association (or other organizational documents) of Sing Kung or the Subsidiaries;

(h) not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not make any payments outside the ordinary course of business;

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice; and

(k) not take any action to cause an adjustment in the conversion rate of the stock issued in connection with the Bridge Transaction; and

(l) not take or agree to take any actions that would cause a breach in representations or warranties contained in this Agreement or prevent them from performing, or causing Sing Kung or the Subsidiaries to perform, their covenants hereunder.

6.2 Access to Information. Between the Effective date of this Agreement and the Closing Date, Sing Kung and its stockholders will, and Stockholders will use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to, (i) permit IAG and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Sing Kung, the Subsidiaries, and the Business; (ii) permit IAG and its Representatives to make such inspections thereof as IAG may reasonably request; and (iii) furnish IAG and its Representatives with such financial and operating data (including without limitation the work papers of Sing Kung’s Accountants) and other information with respect to Sing Kung and the Subsidiaries and the Business as IAG may from time to time reasonably request or are necessary to support the preparation and SEC review of proxy materials for IAG’s shareholders.

6.3 Insurance. Through the Closing Date, Sing Kung will, and Stockholders shall use commercially reasonable efforts to cause Sing Kung and the Subsidiaries to, maintain insurance policies providing insurance coverage for the Business and the assets of Sing Kung and the Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered, including without limitation obtaining key-man life insurance on Dr. Jianwu Shi in the amount of $15 million prior to June 15, 2008. Providers of capital for the Bridge Transaction and IAG shall be named beneficiaries under any such key-man policy in amounts of not less than $13 and $2 million, respectively.

6.4 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. Stockholders acknowledge that:

(i) As a result of ownership of Sing Kung Stock, Stockholders or their affiliates may have obtained or prior to Closing may obtain secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) Sing Kung and the Subsidiaries will suffer substantial damage which will be difficult to compute if Stockholders should divulge Confidential Information or enter a business competitive with that of Sing Kung or the Subsidiaries.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. Stockholders and their affiliates agree not to divulge to any person or entity any Confidential Information obtained or learned as a result of stock ownership of Sing Kung and/or any Subsidiary except (i) with the express written consent of IAG on or before the Closing Date and of CNC’s Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If Stockholders shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he she or it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, Sing Kung and, at the expense of Sing Kung, shall: (i) take all reasonably necessary steps required by Sing Kung to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit Sing Kung and/or the Subsidiaries to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, Stockholders will promptly deliver to Sing Kung and/or the Subsidiaries all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business and all property associated therewith, which he, she or it then possesses or has under her control; provided, however, that he, she or it shall be entitled to retain copies of such documents reasonably necessary to document his, her or its financial relationship with Sing Kung and/or the Subsidiaries.

(d) Non-Compete. During the Non-Competition Period, Stockholders, without the prior written permission of Sing Kung, shall not, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Sing Kung and/or the Subsidiaries in the six-month period prior to the date that all relationships of such person terminates with Sing Kung and/or the Subsidiaries; or (v) solicit, interfere with, or endeavor to entice away from Sing Kung and/or the Subsidiaries, for the benefit of a Competitive Business, any of its customers or other persons with whom Sing Kung and/or the Subsidiaries has a business relationship. However, nothing in this Agreement shall preclude Stockholders from investing personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, individually, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If any of the Stockholders breaches, or threatens to breach, any of the provisions of Sections 6.4(b), (c) or (d), Sing Kung and the Subsidiaries shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by Stockholders that any such breach or threatened breach will cause irreparable injury to Sing Kung and the Subsidiaries and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Sections 6.4(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” means any business which operates in any current or planned industry segment and current or planned geographic market as the Business; and

(ii) “Non-Competition Period” means the period beginning on the Effective Date and ending on the later of five years from the Closing Date or two years after the date all relationships between Stockholders and CNC, Sing Kung or the Subsidiaries have been terminated, including relationships as a consultant or employee or 5% stockholder.

6.5 Post-Closing Assurances. From time to time after the Closing, at IAG’s request, Stockholders and Sing Kung will, and Sing Kung will cause the Subsidiaries to, take such other actions and execute and deliver such other documents, certifications and further assurances as IAG may reasonably require in order to manage and operate Sing Kung, the Subsidiaries and the Business, including but not limited to executing such certificates as may be reasonably requested by IAG’s Accountants in connection with any audit of the financial statements of Sing Kung and the Subsidiaries for any period through the Closing Date.

6.6 No Other Negotiations. Stockholders and Sing Kung confirm that no other negotiations regarding a competitive transaction are ongoing and any previous discussions have been terminated prior to the date of this Agreement. Until the earlier of the Closing or the termination of this Agreement, Stockholders and Sing Kung agree that they will not, and Sing Kung will cause the Subsidiaries and Affiliates of Sing Kung not to, (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Sing Kung and the Subsidiaries or of any part of their respective assets or the Business (in whole or in part), nor shall Stockholders or Sing Kung provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Sing Kung covenants to (and the Stockholders and Subsidiaries agree that they shall use commercially reasonable efforts to cause Affiliates of Sing Kung to) immediately notify IAG of any such inquiries or proposals or requests for information for such purpose and provide full details thereof and copies of any written materials received.

6.7 No Securities Transactions. Neither Stockholders, Sing Kung nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of IAG prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Stockholders and Sing Kung shall use their best efforts to require each of the officers, directors, employees, agents and Representatives of Sing Kung and the Subsidiaries to comply with the foregoing requirement.

6.8 Fulfillment of Conditions. Stockholders and Sing Kung shall use their commercially reasonable efforts to fulfill, and Sing Kung shall cause the Subsidiaries to fulfill, the conditions specified in ARTICLE IX and in ARTICLE II, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of Stockholders contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

6.9 Disclosure of Certain Matters. From the date hereof through the Closing Date, Stockholders and Sing Kung shall give IAG prompt notification of material changes and monthly notification of changes that occur in the ordinary course of business, with respect to any event or development that occurs that, (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Stockholders or Sing Kung contained herein to be materially inaccurate or otherwise misleading, (c) gives Stockholders or Sing Kung any reason to believe that any of the conditions set forth in ARTICLE IX or ARTICLE II will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Sing Kung or the Subsidiaries or (e) would require any amendment or supplement to the Proxy Statement.

6.10 Regulatory and Other Authorizations; Notices and Consents.

(a) Stockholders and Sing Kung shall use, and Sing Kung shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with IAG in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Sing Kung covenants and the Stockholders agree that they shall use commercially reasonable efforts to cause the Subsidiaries to give promptly such notices to third parties and to obtain such third party consents and estoppel certificates as IAG may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) IAG shall cooperate and use all reasonable efforts to assist Sing Kung, the Subsidiaries and Stockholders in giving such notices and obtaining such consents and estoppel certificates; provided, however, that IAG shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which IAG in its sole discretion may deem adverse to the interests of IAG, Sing Kung, the Subsidiaries or the Business.

6.11 Use of Intellectual Property. Stockholders and Sing Kung acknowledge that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Business shall be owned by Sing Kung or the Subsidiaries, that neither Stockholders nor any of their affiliates or Affiliates of Sing Kung shall have any rights in the Intellectual Property and that neither Stockholders nor any of her affiliates or Affiliates of Sing Kung will contest the ownership or validity of any rights of CNC, Sing Kung or the Subsidiaries in or to the Intellectual Property.

6.12 Related Tax. Stockholders covenant and agree to pay any tax and duties assessed on the part of Stockholders in connection with, or as a result of the issuance of the CNC Stock and other consideration received pursuant to this Agreement required by any Governmental Authority.

6.13 Sing Kung Proxy Information. As a condition to IAG’s calling and holding the Acquisition Stockholder Meeting (as hereinafter defined), Stockholders and Sing Kung will furnish to IAG for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of the Commission (as hereinafter defined), including full and accurate descriptions of the Business, material agreements affecting the Business, Sing Kung, the Subsidiaries, Stockholders and the audited consolidated financial statements of Sing Kung and the Subsidiaries for each of the three years ended December 31, 2007 (or, if Sing Kung or the Subsidiaries have not been in existence for three years, from inception of the company formed earliest), which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with GAAP together with footnotes and any required interim consolidated quarterly financial statements, as required by the rules and regulations of the Commission for combination proxy statement disclosure (collectively, “Sing Kung Proxy Information”). The Sing Kung Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Sing Kung Proxy Information not misleading.

6.14 Interim Financial Information. From the date of this Agreement until the Closing, Sing Kung covenants to provide, and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung to, provide to IAG a copy of (i) the monthly internal management report of financial information concerning Sing Kung and the Subsidiaries on an individual and consolidated basis, (ii) a monthly pro forma balance sheet and income statement on an individual and consolidated basis for Sing Kung and the Subsidiaries, (iii) monthly reports on project progress and bidding activity, and (iv) results on new contracts and translated copies of new contracts as executed. The above information shall be delivered to IAG within twenty-five days after the end of each month following the Effective Date of this Agreement. Sing Kung and the Subsidiaries will prepare the above financial information in good faith in accordance with GAAP.

6.15 Implementation of Planning Center. Sing Kung will use commercially reasonable efforts to establish a Planning Center by June 15, 2008 or as soon thereafter as practicable and enter into a contractual or ownership arrangement formally linking Dr. Jianwu Shi, at least two universities (Tsinghua and Tongji), the China Investment Association and Sing Kung, Century City or SNC, all on terms reasonably acceptable to IAG and consistent with discussions among the parties prior to the date hereof.

6.16 Identification of Prospective Board Members. Sing Kung and Stockholders shall use their commercially reasonable efforts to identify their prospective Board members by May 15, 2008.

6.17 Appointment of Key Personnel. Sing Kung covenants that it will appoint (and the Stockholders agree that they shall use commercially reasonable efforts to cause Sing Kung to appoint) a Chief Financial Officer, reasonably satisfactory to IAG, by June 15, 2008 or as soon thereafter as practicable and, prior to the Closing, cooperate with IAG and Chardan to make such other appointments of corporate personnel as they jointly recommend.

6.18 Deliver New and Revised Audited Financial Statements. By June 1, 2008, Sing Kung shall deliver the audited financial statements for the calendar quarter ended March 31, 2008 in accordance with GAAP and audited SK Financial Statements for prior periods, restated to conform to GAAP. The Net Income and net equity (total assets minus total liabilities) of Sing Kung shown in such statements for the year ending December 31, 2007 shall be not less than $1.7 million and $6.2 million respectively. The revenue and net income for the quarter ending March 31, 2008 shall be not less than $8 million and $5 million respectively, other than for adjustments as required by GAAP.

6.19 Employment of Certain Professionals. Prior to June 15, 2008, Sing Kung shall engage (i) a tax planning specialist to focus on international tax strategy and execution for Sing Kung and Subsidiaries; and (ii) advisors for the legal review/development of improved “standard form” for BT and BOT Contracts used by Sing Kung and Subsidiaries with the objective of bolstering the ability to monetize receivables at maximum value following completion of contract. Such professionals shall be reasonably satisfactory to IAG.

6.20 Sarbanes-Oxley Compliance. Sing Kung shall take whatever steps are necessary to be in a position to be compliant with the applicable requirement of Sarbanes-Oxley and other SEC and NASDAQ regulations by the earlier of October 31, 2008 or the Closing.

6.21 Internet Site/Public Image. Sing Kung shall use commercially reasonable efforts to establish a company website by April 30, 2008 and to populate it with both English and Chinese versions of company description and other content reasonably requested by IAG by June 15, 2008. In addition, Sing Kung shall develop Company image materials (consistent letterhead, cards, brochure, etc.).

ARTICLE VII
COVENANTS OF IAG

7.1 Conduct of the Business. IAG covenants and agrees that, from the Effective date hereof through the Closing Date, except (i) in the event of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction (of which proposal IAG will immediately notify Sing Kung and provide full details thereof and copies of any written materials received). (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of Sing Kung, it shall:

(a) conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of redomestication, to preserve substantially intact the business organization of each IAG and CNC (when established), to preserve the current relationships of IAG and CNC with customers and other persons with which they have significant business relations and to comply with all Laws;

(b) except as required to reorganize for the purpose of redomestication, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of IAG or CNC (when established);

(c) except as required to reorganize for the purpose of redomestication, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of IAG and CNC (when established), other than in the ordinary course of business of IAG and CNC (when established);

(d) except as required to reorganize for the purpose of redomestication or upon exercise of options, not issue any shares of capital stock of IAG and CNC (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of IAG and CNC (when established) or any options therefor or any securities convertible into or exchangeable for capital stock of IAG and CNC (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of IAG and CNC (when established) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates (other than to pay previously agreed administrative fees as disclosed in IAG’s prospectus and to reimburse IAG’s officers and directors for reasonable out-of-pocket expenses incurred in the ordinary course of business) or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of IAG and CNC (when established);

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of IAG and CNC (when established) or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement;

(g) except as required to reorganize for the purpose of redomestication, not to amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of IAG and CNC (when established);

(h) except as required to reorganize for the purpose of redomestication, not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in the ordinary course and in accordance with prudent business and operational practices.

7.2 Stockholder Meeting. IAG shall cause a meeting of its stockholders (the “Acquisition Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on, among other things, the adoption of this Agreement as required by IAG’s Certificate of Incorporation. The directors of IAG shall recommend to its stockholders that they vote in favor of the adoption of such matter. In connection with such meeting, IAG (a) will file with the Commission as promptly as practicable a proxy statement/prospectus meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the Commission, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the IAG stockholders of the Proxy Statement, IAG will have received the Sing Kung Proxy Information. The Proxy Statement will also seek stockholder approval for adoption of the option plan contemplated by Section 8.9, and the prospectus included as part of the Proxy Statement will offer the holders of other shares of stock of Sing Kung the opportunity to exchange such shares for ordinary shares of CNC.

7.3 Fulfillment of Conditions. From the Effective date hereof to the Closing Date, IAG shall use its commercially reasonable efforts to fulfill the conditions specified in ARTICLE IX and ARTICLE II to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of IAG in such manner that on the Closing Date the representations and warranties of IAG contained herein shall be accurate as though then made).

7.4 Disclosure of Certain Matters. From the date hereof through the Closing Date, IAG shall give the Stockholders prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of IAG contained herein to be inaccurate or otherwise misleading, (c) gives IAG any reason to believe that any of the conditions set forth in ARTICLE IX or ARTICLE II will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of IAG, or (e) would require any amendment or supplement to the Proxy Statement.

7.5 CNC Incorporation. Promptly following the Effective Date hereof, IAG will cause CNC to be incorporated and duly organized, to adopt the Plan of Merger, to effectuate the IAG Merger, to issue the CNC Stock and to do all other things as are necessary for it to do as a constituent corporation to the IAG Merger or as may otherwise be contemplated by this Agreement. The form and substance of the CNC Memorandum and Articles of Association shall be subject to the approval of Stockholder and Sing Kung.

7.6 Post-Closing Assurances. IAG and CNC from time to time after the Closing, at the request of Sing Kung or Stockholders will take such other actions and execute and deliver such other documents, certifications and further assurances as Sing Kung or Stockholders may reasonably require in order to manage and operate CNC and the Business, including but not limited to executing such certificates as may be reasonably requested by Sing Kung or Stockholders Accountants in connection with any audit of the financial statements of IAG and CNC for any period through the Closing Date.

7.7 Regulatory and Other Authorizations; Notices and Consents.

(a) IAG and CNC shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with Sing Kung and Stockholders in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) IAG and CNC shall promptly give such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as Sing Kung or Stockholders may, in their reasonable discretion, deem necessary or desirable in connection with the transactions contemplated by this Agreement.

7.8 Books and Records.

(a) On and after the Closing Date, IAG will cause CNC to permit Stockholders and his, her or its Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of Sing Kung and the Subsidiaries which are delivered to IAG pursuant to this Agreement and which relate to the Business, Sing Kung or the Subsidiaries or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to Stockholders in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which Stockholders are a party to the proceeding or in which he, she or it has a reasonable business interest.

(b) IAG will cause CNC to preserve and keep all books and records with respect to Sing Kung, the Subsidiaries and the Business for a period of at least seven years from the Closing Date. After such seven year period, before CNC shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by CNC to Stockholders and Stockholders shall be given an opportunity, at his, her or its respective cost and expense, to remove and retain all or any part of such books or records as he, she or it may select.

7.9 Nasdaq Listing. After making the initial filing of the Proxy Statement with the Commission, IAG shall apply to have the shares of CNC listed in the Nasdaq Stock Market following the Closing and shall diligently pursue the completion and acceptance of the application.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of Sing Kung, it is necessary that either Party be furnished with additional information relating to Sing Kung, the Subsidiaries or the Business, and such information is in the possession of another Party, such Party agrees to use its commercially reasonable efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

8.2 Mail Received After Closing.

(a) If CNC, Sing Kung or the Subsidiaries receive after the Closing any mail or other communications addressed to any of the Stockholders, such entity may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to Sing Kung or the Subsidiaries. CNC will promptly deliver or cause to be delivered to Stockholders all other mail addressed to her and the contents thereof which does not relate to Sing Kung or the Subsidiaries.

(b) If Stockholders receive after the Closing Date mail or other communications addressed to he, she or it which relate to Sing Kung or the Subsidiaries, the revelant stockholder shall promptly deliver or cause to be delivered all such mail and the contents thereof to CNC and Sing Kung.

8.3 Further Action.

(a) Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, IAG, Sing Kung and Stockholders shall confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of ongoing operations.

(c) No information or knowledge obtained in any discussion pursuant to this Section 8.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the stock purchase.

8.4 Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided further, that in the event that any such supplement or amendment reflects a material adverse impact on the financial condition or prospects of the issuing party, then the party receiving the supplemented or amended scheudule(s) may elect to terminate this Agreement. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. For purposes of ARTICLE X, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of the Closing.

8.5 Execution of Agreements. On or before the Closing Date, IAG, CNC, Sing Kung, the Subsidiaries and the Stockholders shall execute and deliver each Transaction Document to which it is a party.

8.6 Confidentiality. Sing Kung, the Subsidiaries and Stockholders, on the one hand, and IAG and CNC, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

8.7 Public Announcements. From the date of this Agreement until Closing or termination, IAG, Sing Kung, the Subsidiaries, and Stockholders shall cooperate in good faith to prepare jointly all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of IAG and Sing Kung, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

8.8 Board of CNC. The Board of Directors of CNC after the Closing will initially consist of seven persons, with four members designated by Sing Kung and two members designated by the Board of IAG and one member designated by Chardan Capital LLC (“CCL”). Two of the directors appointed by Sing Kung and at least one of the directors appointed by IAG and the director appointed by CCL shall satisfy the independence requirements of Nasdaq. Of the three members appointed by IAG and CCL, (i)  at least one shall qualify as an audit committee financial expert who satisfies the independence criteria at Nasdaq, with substantial experience in working with public companies and GAAP accounting, and who would be eligible to serve as the chair of the Audit Committee, and (ii) at least one shall be a person with experience as the chair or member of a compensation committee of a company whose stock is publicly traded in the U.S., who would be eligible to serve as the chair of the Compensation Committee; it being understood that the persons qualifying for (i) and (ii) above need not be the same person. In addition, the membership of the Board of Directors will comply with the requirements of ARTICLE X hereof for the existence of the Independent Committee.

8.9 Stock Option Pool; Assumption of the Sing Kung Plan. IAG will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan The pool of shares initially available for this plan will equal 5,500,000 shares of CNC stock (the “Initial Incentive Plan Pool”). In the event that Sing Kung has adopted or prior to Closing adopts an equity compensation plan pursuant to Section 8.10, IAG will assume the grants made by Sing Kung under such plan up to the amount of the Initial Incentive Plan Pool. The shares of CNC to be purchased upon the exercises of such assumed grants shall bear the same ratio to the shares to be purchased upon the exercise of the Sing Kung Plan (as defined below) as the number of shares of CNC issued to the Stockholders in exchange for each ordinary share of Sing Kung acquired in the Stock Purchase.

8.10 Establishment of the Sing Kung Option Plan. Sing Kung may, at any time prior to the Closing, establish an equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to all qualified persons (including, but not limited to, management, directors and employees) (the “Sing Kung Plan”). Prior to Closing, Sing Kung may not make grants under the Sing Kung Plan or any other plan that would result in the issuance of more CNC shares upon exercise than are available in the Initial Incentive Plan Pool, and any grants made by Sing Kung shall vest over not less than four years, with an initial one-year vesting cliff for 25% of such shares, and no one individual may receive grants prior to Closing that would result in the issuance of more than 2,000,000 CNC shares upon exercise.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a) Approval by IAG’s Stockholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the common stockholders of IAG in accordance with IAG’s Certificate of Incorporation and the aggregate number of shares of IAG’s Common Stock held by stockholders of IAG (other than the Initial Stockholders) who vote against such transaction in accordance with IAG’s Certificate of Incorporation shall not constitute 20% or more of the number of shares of IAG’s Common Stock outstanding as of the date of this Agreement.

(b) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the ownership of Sing Kung or the Subsidiaries, (b) the purchase of the Sing Kung Stock or the sale and issuance of the CNC Stock, (c) the Plan of Merger, (d) the Bridge Transaction, (e) the Stockholders Meeting and use of the Proxy Statement by IAG, or (f) the conduct in any material respect of the Business as a whole or any material portion of the Business conducted or to be conducted by Sing Kung or the Subsidiaries or the (direct, indirect or beneficial) ownership of Sing Kung by the Stockholders.

9.2 Transaction Documents. Each of the Transaction Documents shall have been executed and delivered to each Party.

9.3 Conditions to Obligations of Stockholders. The obligations of Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. CNC shall have delivered the CNC Stock and Stockholders shall have received such other documents, certificates and instruments as may be reasonably requested by Stockholders.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of IAG contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by IAG on or before the Closing shall have been materially complied with, and IAG shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c) Legal Opinion. Stockholders shall have received from DLA Piper US LLP, counsel to IAG, a legal opinion dated the Closing Date and in a form reasonably acceptable to Stockholders.

(d) CNC. CNC will be an existing company under the laws of the British Virgin Islands with the name New Century Municipal and Infrastructure Development Corporation Limited or such other name as the parties have agreed prior to Closing.

(e) Consents. IAG and CNC shall have obtained and delivered to Stockholders copies of consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by IAG at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(g) No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of IAG and CNC from that shown in the IAG Balance Sheet and related statements of income as of December 31, 2007 other than for reasonable costs necessarily incurred in connection with the transactions contemplated by this Agreement and liabilities of IAG and Sing Kung to be incurred or assumed by CNC as of the Closing.

(h) Supplemental Disclosure. If IAG or CNC shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.4 in any material respect, Stockholders shall give notice to IAG within 15 business days thereof that as a result of information provided to Stockholders in connection with any or all of such amendments or supplements, Stockholders have determined to proceed with the consummation of the transactions contemplated hereby.

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by IAG and CNC in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by IAG and CNC, as appropriate, as of the Closing, shall have been delivered to Stockholders.

(j) Trustee Notice. IAG, simultaneously with the Closing, will deliver to the trustee of the trust account of IAG instructions to disburse the funds therein to IAG (or CNC).

(k) Resignations. Effective as of the Closing, the directors and officers of IAG who are not continuing as directors and officers of IAG (or as the case may be, CNC) will have resigned and agreed that they have no claim for employment compensation in any form from IAG.

(l) Employment Agreement. Sing Kung and the Subsidiaries shall have entered into the employment agreements provided for in Section 9.4.

9.4 Conditions to Obligations of IAG. The obligations of IAG to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. Stockholders shall have delivered the Sing Kung Stock and CNC shall have received the same and such other documents, certificates and instruments as may be reasonably requested by IAG and the CNC, including consolidated balance sheets as at December 31, 2007, and at each calendar quarter thereafter that precedes the Closing by more than 30 days and related consolidated statements of income and source and application of funds for the period ended December 31, 2007 and each calendar quarter thereafter that precedes the Closing by more than 30 days (the “Sing Kung Financial Statements”). The Sing Kung Financial Statements for the year ending December 31, 2007 and calendar quarter ending March 31, 2008 shall have been audited by Sing Kung’s accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the “Audited Sing Kung Financial Statements”) and the interim consolidated balance sheet as of end of each succeeding fiscal quarter ending more than 30 days prior to the Closing, and related consolidated statements of income and source and application of funds for each such quarter, shall have been reviewed by Sing Kung’s auditor (collectively, the “Interim Financial Statements”). The Audited Sing Kung Financial Statements and Interim Financial Statements will have been prepared in accordance with GAAP throughout the periods indicated and fairly present the consolidated financial condition of Sing Kung at their respective dates and the consolidated results of the operations of Sing Kung for the periods covered thereby in accordance with GAAP.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of Stockholders and Sing Kung contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Stockholders and Sing Kung on or before the Closing shall have been materially complied with, and IAG shall have received a certificate of Stockholders and Sing Kung to such effect;

(c) Legal Opinion. IAG shall have received from Kang Da Law Firm, Chinese counsel for Sing Kung, the Subsidiaries and Stockholders, a legal opinion addressed to IAG, dated the Closing Date and in a form reasonably acceptable to IAG;

(d) Consents. Sing Kung, the Subsidiaries and Stockholders shall have obtained and delivered to IAG consents of all third parties required by the Contracts and Permits set forth in Schedule 9.4(d);

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions contemplated by this Agreement and IAG shall have received written confirmation thereof;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sing Kung, the Subsidiaries and Stockholders at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of Sing Kung, the Subsidiaries or the Business from that shown or reflected in the Sing Kung Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of IAG, would have a Sing Kung Material Adverse Effect;

(h) Supplemental Disclosure. If Stockholders or Sing Kung shall have supplemented or amended any Schedule pursuant to the obligations set forth in Section 8.4 in any material respect, IAG shall provide notice within 15 business days to Stockholders that, as a result of information provided to IAG in connection with any or all of such amendments or supplements, IAG has determined to proceed with the consummation of the transactions contemplated hereby;

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by Sing Kung, the Subsidiaries and Stockholders in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Sing Kung, the Subsidiaries and Stockholders, as appropriate, as of the Closing, shall have been delivered to IAG;

(j) Sing Kung Proxy Information. The Sing Kung Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Business, Sing Kung, the Subsidiaries and Stockholders, and the Sing Kung Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Sing Kung Proxy Information not misleading; and

(k) Valuation. The financial performance and financial condition of Sing Kung shall permit IAG to conclude that the value of Sing Kung satisfies the requirements in IAG's Certificate of Incorporation.

(l) Employment Agreement. Sing Kung and the Subsidiaries shall have entered into employment agreements with its Executive Officers in form and substance satisfactory to IAG and containing protective provisions for the benefit of the Company that are at least as favorable as those set forth in the form of agreement in Exhibit B and compensation and benefits arrangements (including participation in any stock option plan or equivalent) commensurate with market norms and satisfactory to IAG in its sole discretion.

(m) Lock-Up Agreement. Stockholders shall have entered into a Lock-Up Agreement restricting the sale of the CNC stock until the earlier of September 30, 2009 or the first anniversary of the Closing Date.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by Stockholders. Subject to the limitations set forth in Section 10.4, Stockholders, shall jointly and severally indemnify and hold harmless IAG (or CNC after the Closing) from and against, and shall reimburse IAG (or CNC after the Closing) for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of Stockholders or Sing Kung contained in this Agreement. Indemnification pursuant to this Section 10.1 shall be the sole remedy of IAG (or CNC after the Closing) with respect to any breach of the representations and warranties or covenants of Stockholders contained in this Agreement. This indemnity shall survive the Closing for a period of four years after the Closing Date with respect to Claims arising under the foregoing clause (i) other than Claims arising as a result of a breach of the representations and warranties in Sections 4.1 and 4.26, as to which it shall survive without limitation as to time, and (ii) Claims arising as a result of a breach of the representations and warranties in Section 4.6, as to which it shall survive for a period of six months after the expiration of the statute of limitations. Stockholders shall give prompt written notice to IAG (or CNC after the Closing) of any Third Party Claims or other facts and circumstances known to he, she or it, which may entitle IAG (or CNC after the Closing) to indemnification under this Section 10.1.

10.2 Indemnification by IAG. Subject to the limitations set forth in Section 10.4, IAG (and CNC after the Closing) shall indemnify and hold harmless Stockholders from and against, and shall reimburse Stockholders for, any Damages which may be sustained, suffered or incurred by Stockholders, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of IAG’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause shall survive the Closing for a period of four years after the Closing Date, other than claims arising as a result of a breach of the representations and warranties in Section 5.2, as to which it shall survive without limitation as to time. IAG (or CNC after the Closing) shall give Stockholders prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle it to indemnification under this Section 10.2

10.3 Notice, Etc. A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

10.4 Limitations.

(a) Stockholders shall not be required to indemnify IAG under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then Stockholders will be liable for the full amount of Damages, including the first $250,000.

(b) IAG (or CNC after Closing) shall not be required to indemnify Stockholders under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then IAG (or CNC after Closing) will be liable for the full amount of Damages, including the first $250,000.

(c) The indemnification provided in this ARTICLE X, including the limitations in Sections 10.4(a) and 10.4(b), does not apply to damages resulting from a termination of the Agreement prior to Closing as a result of a Party's breach of a covenant or a representation.

10.5 Adjustment to Purchase Price; Setoff. Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Price. To the extent that any one or more Stockholders are obligated to indemnify IAG or the CNC after Closing under the provisions of this ARTICLE X for Damages reduced to a monetary amount, IAG or CNC shall have the right to adjust any amount due and owing or to be due and owing under any agreement with such Stockholders, whether under this Agreement or any other agreement between Stockholders and any of IAG’s or CNC’a affiliates, subsidiaries or controlled persons or entities (including shares issuable pursuant to Section 1.1). With respect to any liabilities that are joint and several the amount withheld shall be allocated pro rata among the Stockholders based on their respective holdings of Sing Kung Stock prior to Closing. To the extent that IAG or CNC is obligated to indemnify Stockholders after Closing under the provisions of this ARTICLE X for Damages reduced to a monetary amount, Stockholders after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with IAG or CNC, whether under this Agreement or any other agreement between Stockholders and any of IAG’s or CNC’s affiliates, subsidiaries or controlled persons or entities.

10.6 Claims on behalf or in right of IAG and CNC. Pursuant to the provisions of this ARTICLE X, if any Claim for indemnification is to be brought against Stockholders on behalf of or by right of IAG, (or CNC after Closing) such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of IAG (or CNC after Closing) shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of IAG (or CNC after the Closing) will consist of at least two persons mutually agreed by Stockholder and IAG, none of which are officers or employees of IAG (or CNC after the Closing) or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of IAG (or CNC after the Closing). For a period of not less than four years after Closing or until final resolution of Claims under this ARTICLE X brought by or by right of IAG (or CNC after Closing) the Board of Directors of IAG (or CNC after Closing) will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

10.7 No Claim Against Trust Fund. It is understood by Sing Kung, the Subsidiaries and Stockholders that, as described in the SEC Reports of IAG, the Trust Fund has been established solely for the benefit of the stockholders of IAG purchasing shares in IAG's initial public offering. Notwithstanding anything to the contrary in this Agreement, in the event of breach of this Agreement or any of the Transactional Documents by IAG and CNC, Sing Kung, the Subsidiaries and Stockholders have no right to any amount held in the trust fund referred to in Section 5.7 and they will not make any claim against IAG and CNC that would adversely affect the business, operations or prospects of IAG and CNC or the amount of the funds held in the trust fund referred to in Section 5.7. Sing Kung, the Subsidiaries and Stockholders expressly agree that they will not, under any circumstances, seek recourse or otherwise assert a claim against the Trust Fund or proceeds therefrom for any reason whatsoever.

ARTICLE XI
TERMINATION AND ABANDONMENT

11.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of IAG and Stockholders;

(b) (i) by IAG, in its sole discretion, if Stockholders or Sing Kung amends or supplements any schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations, prospects or accuracy of representations (as and when made) of Sing Kung, a Subsidiary or the Business, as a whole or in part, after the date hereof; or (ii) by Stockholders, if IAG amends or supplements any schedule hereto in accordance with Section 0 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of IAG.

(c) by either IAG or Stockholders, if the Closing has not occurred by September 1, 2008; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement; and provided further, that this date shall be extended on one or more occasions if the Proxy Statement is being or has been reviewed by the Commission, unless IAG determines in good faith, based on advice of its professional advisors, that it is infeasible for IAG to have the Proxy Statement declared effective, notwithstanding the reasonable diligent continuing efforts of the parties, in which event IAG may terminate this Agreement.

(d) by Stockholders, (i) if IAG shall have breached any of its covenants in ARTICLE VII or VII hereof in any material respect or (ii) if the representations and warranties of IAG contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, IAG has not cured such breach within 10 Business Days of notice from Stockholder of an intent to terminate;

(e) by IAG, (i) if Sing Kung, the Subsidiaries or Stockholders shall have breached any of the covenants in Articles V or VII hereof in any material respect or (ii) if any of the representations and warranties of Stockholders or Sing Kung contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if any such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date except to the extent that such representations are made herein as of a specific date prior to the Closing Date, or (iv) if there is a default by the Stockholder, Sing Kung or any of its subsidaries in any agreement entered into in connection with the Bridge Transaction; and in any such event, if such breach is subject to cure, Stockholders and Sing Kung have not cured such breach within 10 Business Days of IAG’s notice of an intent to terminate.

(f) by IAG if the Board of Directors of IAG shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors’ breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(g) by either IAG or Stockholders, if, at IAG’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of IAG’s common stock required under its Certificate of Incorporation, or 20% or more of the numer of shares of IAG’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders have voted against the transaction and requested redemption in accordance with IAG’s Certificate of Incorporation

11.2 Effect of Termination.

(a) In the event of termination and abandonment by IAG or by Stockholders, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate. Except as provided in Section 2.2(d), no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses; provided, however, that in the event the termination results from the failure of a Party to perform its obligations hereunder, then IAG (in the event of a failure of Stockholders or Sing Kung to perform their obligations hereunder) and Stockholders (in the event of IAG’s failure to perform its obligations hereunder) shall be entitled to receive $50,000 plus expenses incurred up to the date of termination as a result of the failure of a Party to perform its obligations hereunder.

(b) If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party, or in the case of Stockholders, of Sing Kung and the Subsidiaries, hereto shall be treated in accordance with Section 8.6 hereof, which shall survive such termination or abandonment.

ARTICLE XII
DEFINITIONS

12.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” means a person who controls, is controlled by or is under common control with such person.

“Business” means the combined and several operations and proposed combined and several operations of Sing Kung and the Subsidiaries and their respective affiliates, contract parties and nominees (or beneficial owners) in the planning, development, redevelopment and operation of urban infrastructure projects, including without limitation roads, bridges and underpasses, utilities (e.g. sewer, water power and gas) lighting, water and waste-water treatment, transportation systems or parts thereof, and power generation facilities as well as commercial projects and development appurtenant thereto such as public, residential, industrial, warehouse, office and retail buildings.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Claim” means any claim, demand, suit, proceeding or action.

“CC Adjustment Shares” means 500,000 shares of Sing Kung Stock (or CNC Stock if exchanged pursuant to the election of CC) that is owned by Chardan Capital LLC and is subject to the provisions of that certain letter agreement between IAG and CC dated May 15, 2008.

“Company’s Accountants” means UHY, LLP.

“Contracts” mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in ARTICLE X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

“Direct Claim” means any claim other than a Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officers” means the Company’s (i) Chief Executive Officer (or equivalent, including the Chairman of the Board if such person is serving in an executive capacity); (ii) Chief Financial Officer (or most senior officer responsible for financial functions); (iii) President (or equivalent, if any); (iv) Chief Operating Officer (or equivalent, if any); (v) most senior officer responsible for urban and infrastructure planning; (vi) most senior officer responsible for development project management; and (vii) any other corporate officers reporting directly to the Chief Executive Officer or President (or equivalent).

“GAAP” means generally accepted accounting principles, consistently applied in the United States.

“Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Knowledge” means the knowledge a Person has based on a reasonably diligent investigation; and with respect to Sing Kung, the knowledge of each of its Key Personnel.

“Key Personnel” means Dr. Jianwu Shi, (Chief Economist) Shi, Dr. Jianjun Shi (CEO) Mr. Huang (CFO) and Dr. Huang (Chief Planner) or their replacements as designated by SNC or Sing Kung, which replacements shall be satisfactory to IAG in its sole discretion prior to the Effectiveness of this Agreement and, in the case of Dr. Shi (Chief Economist) prior to the Closing.

“Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance.

“Net Income” means the audited after-tax net income calculated pursuant to GAAP.

“Party” means IAG and CNC, on the one hand, and Sing Kung, each Subsidiary and the Stockholders, on the other hand.

“Patents” means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Third Party Claim” means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

ARTICLE XIII
GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that this section does not affect the right of a party to seek damages upon termination of this Agreement or the indemnification rights provided in ARTICLE X.

13.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to the Stockholders, to the address set forth for each of them next to their respective names on Schedule I, with a copy to:

Kang Da Law Firm
Attn: Jiang Hua
703 International Building, No. 19 JianWai Street
Beijing, China
Facsimile No: +(010) 5826-2826

(b) If to IAG or IAG Initial Stockholders:

InterAmerican Acquisition Group Corporation
2918 Fifth Avenue South, Ste. 209,
San Diego, California 92103
Attention: William Morro
Facsimile No.: (866) 357-5866

with a copy to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Douglas J. Rein
Facsimile No.: 858-677-1401

13.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

13.4 Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. The failure of any of the parties hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.7 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between Sing Kung, any Subsidiary, the Stockholders and IAG with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

13.8 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

13.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

13.11 Approval of Contemporaneous Transactions. By execution of this Agreement, Stockholders also approve the IAG Merger and the adoption of the proposed equity compensation plan contemplated by Sections 8.9 and 7.10.

13.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(Signatures on Next Page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By:

Printed Name:
It’s: and the authorized signatory for all Stockholders

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP, INC.

By:

William C. Morro
Its: Chief Executive Officer

Signature Page to Amended and Restated Stock Purchase Agreement

EXHIBIT A

Participating Stockholder Lists of Sing Kung BVI:

Name of Stockholders	No. of Shares
1) Cho Kwan	13,796,700
2) Ocean Reigh Holdings Ltd	3,000,000
3) Dragon Lane Holdings Ltd	2,925,000
4) Asia Alliance Investments Ltd	2,500,000
5) Joy Power Manaement Ltd	1,250,000
6) Alliance Glory International Ltd	1,640,500
7) City Sy Ltd	3,000,000
8) Pan China Enterprise Ltd	3,018,800
9) Advance Label Ltd	3,100,000
10) Capital Max Ltd	3,100,000
11) Great Wise Ltd	3,200,000
12) Central Ace Ltd	3,200,000
13) Ocean Bay Group Ltd	3,269,000
47,000,000

EXHIBIT B

Form of Employment Agreements

EXHIBIT C

Security Purchase Agreement (Bridge Transaction)

AMENDMENT NO. 1 TO
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) is made and entered into as of the 28th day of November, 2008 by and between InterAmerican Acquisition Group, Inc., Sing Kung Ltd., Cho Kwan and certain other stockholders named therein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the parties to this Amendment entered into an Amended and Restated Stock Purchase Agreement (the “Purchase Agreement”) dated as of May 15, 2008.

WHEREAS, the parties hereto desire to amend the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.     Section 1.2(i) of the Purchase Agreement is hereby amended by deleting such provision in its entirety and replacing in lieu thereof the following:

“(i)
certificates representing 19,834,417 of CNC’s ordinary shares, par value $0.0001 per share (“CNC Stock”), to be delivered to the Stockholders, of which 4,010,904 shares (allocated pro rata among the Stockholders) shall be held in escrow and subject to a right of repurchase by CNC, as described in Section 1.4 below (the “Stockholders Adjustment Shares”).”

2.     The first paragraph and following two tables contained in Section 1.3 of the Purchase Agreement are hereby amended by deleting such paragraph and tables in their entirety and replacing in lieu thereof the following:

“Earn-Out Agreement.  So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2009, 2010, 2011 and 2012, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”).  The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity.  If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year.  The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending
December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets
December 31 2009	December 31 2010	December 31 2011	December 31 2012
3,100,000	3,100,000	3,100,000	3,100,000

3.     Section 1.4(i)b. and Section 1.4(ii) of the Purchase Agreement are hereby amended by deleting such provisions in their entirety and replacing in lieu thereof the following:

“b
Partial Distribution. If the Net Income of CNC for 2008 (calculated in accordance with Section 1.3) is less than the Threshold Net Income Target, then a number of EPS Adjustment Shares shall be distributed to the Stockholders and CC respectively (a "Partial Distribution") that would result in CNC achieving the same Net Income per CNC share as it would have achieved if it had met the Threshold Net Income Target for 2008 (the "Reference EPS").  For purposes of this paragraph: (i) Reference EPS shall be calculated by dividing the Threshold Net Income ($38,000,000) by the fully diluted shares issued as of year-end 2008, or calculated as if the Closing had occurred prior to December 31, 2008 (the "Y-E Shares"); (ii) subject to required adjustments for fundamental changes or changes in conversion ratios, the Y-E Shares will equal 37,411,111 shares, the calculation of which is intended to include all issued and outstanding shares plus all shares issuable upon conversion of outstanding preferred shares of Sing Kung or CNC and exercise of all of the outstanding IAG (or CNC) warrants and options; (iii) based on the foregoing, the Reference EPS is $1.016 per share.  If a Partial Distribution is required in accordance with this paragraph, then the calculation of the number of EPS Adjustment Shares that is to be withheld from a Partial Distribution (the "Escrowed Shares") shall be made as follows:  (Step 1) Actual Net Income shall be divided by the Reference EPS; (Step 2) the resulting number of shares from Step 1 shall be subtracted from the Y-E Share amount and the difference shall be the Escrowed Shares.  The number of EPS Adjustment Shares to be distributed pursuant to a Partial Distribution shall be calculated by subtracting the Escrowed Shares from the EPS Adjustment Shares (4,222,004 minus Escrowed Shares).

(ii)
Subsequent Release. All Escrowed Shares shall be issued within 15 days following the delivery of the final annual consolidated audit report for the first annual audit subsequent to 2009 in which CNC meets the Threshold Net Income Target for the year covered by the audit report, as set forth in Section 1.3; the distribution of the EPS Adjustment Shares shall be to Stockholders of record as of December 31 of the year of the qualifying audit report, and the issuance shall be in proportion to such Stockholders’ holdings of Sing Kung Stock on such record date. The value of shares distributable under Section 1.4(ii) shall also be available for indemnification pursuant to ARTICLE X to the extent not previously paid.  In any subsequent release, if CC has not made an election to exchange its Sing Kung shares, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.”

4.     A new Section 6.21 shall be added to the Purchase Agreement as follows:

“6.21     Amendment to CC Letter Agreement.  Sing Kung shall use its best efforts to amend that certain letter agreement between IAG and CC dated May 15, 2008 to provide that the “CC Adjustment Shares” shall be reduced from 500,000 shares of Sing Kung Stock (or CNC Stock if exchanged pursuant to the election of CC) to 211,100 shares.”

5.      A new Section 7.10 shall be added to the Purchase Agreement as follows:

“7.10     Reduction in Shares of Common Stock.  Prior to the Closing, IAG shall take such actions as required to reduce the number of shares of its common stock (including the warrants to purchase 185,000 shares of common stock for an exercise price of $0.01 per share) by 129,150 shares of common stock to a total of 7,055,850 shares of common stock.”

6.      The definition of “CC Adjustment Shares” contained in Section 12.1 of the Purchase Agreement shall be amended by deleting “500,000 shares” and inserting in lieu thereof “211,100 shares.”

7.      A new Section 13.13 shall be added to the Purchase Agreement as follows:

“13.13   Exchange Offer.  The Parties agree that the exchange offer of IAG (through CNC) for the remaining ordinary shares of Sing Kung shall be for 1,076,070 ordinary shares of CNC and the exchange offer for the Sing Kung preferred stock shall be for 2,685,774 ordinary shares of CNC.”

8.      Except as expressly amended by this Amendment, the parties agree that all other provisions of the Purchase Agreement remain unchanged and that the Purchase Agreement remains in full force and effect.

9.      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Purchase Agreement to be executed as of November 28, 2008.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By:
Name:
It’s: authorized signatory for all Stockholders

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP INC.

By:
Name: William C. Morro
Its: Chief Executive Officer

AMENDMENT NO. 2 TO
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Purchase Agreement (defined below) is made and entered into as of the 17th day of July, 2009 by and between InterAmerican Acquisition Group, Inc., Sing Kung Ltd., Cho Kwan and certain other stockholders named therein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the parties to this Amendment entered into an Amended and Restated Stock Purchase Agreement dated as of May 15, 2008 as amended by Amendment No. 1 thereto on November 28, 2008 (the “Purchase Agreement”).

WHEREAS, the parties hereto desire to amend the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Section 1.2(i) of the Purchase Agreement is hereby amended by deleting such provision in its entirety and replacing in lieu thereof the following:

“(i)	certificates representing 19,834,417 of CNC’s common shares, par value $0.0001 per share (“CNC Common Stock”), to be delivered to the Stockholders.”

2.
The first paragraph and following two tables contained in Section 1.3 of the Purchase Agreement are hereby amended by deleting such paragraph and tables in their entirety and replacing in lieu thereof the following:

“Earn-Out Agreement.  So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2009, 2010, 2011, 2012 and 2013, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”).  The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity.  If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year.  The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending

December 31 2009	December 31 2010	December 31 2011	December 31 2012	December 31 2013
$15,000,000	$ 19,500,000	$ 25,350,000	$ 32,955,000	$ 42,841,500

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets

December 31 2009	December 31 2010	December 31 2011	December 31 2012	December 31 2013
2,000,000	2,000,000	2,100,000	2,100,000	2,100,000

3.	Section 1.4(i)b. and Section 1.4(ii) of the Purchase Agreement are hereby deleted in their entirety.

4.	Sub-paragraphs (ii) and (iii) of Section 5.2(a) are hereby amended by deleting each such provision in its entirety and replacing in lieu thereof the following:

(ii)
As of the Closing, the authorized capital stock of CNC will include 100,000,000 common shares and 25,000,000 shares of preferred stock, of which 100 common shares will be issued and outstanding and held by IAG, and no shares of preferred stock will be issued and outstanding.  As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement, including the options and warrants of IAG assumed by CNC in the IAG Merger) to acquire any capital stock of CNC

(iii)
Upon the merger of IAG with and into CNC, for the purpose of re-domestication into the BVI, (i) the 7,055,850 outstanding shares of IAG common stock (after giving effect to 55,850 management warrants to purchase IAG common stock for $0.01 per share), will be converted into  6,250,000 CNC Class A Preferred Shares and 1,305,850 CNC common shares, (ii) the 100 shares of CNC common stock to be issued and outstanding as of the IAG Merger will be extinguished as a contribution to capital, and (iii) there will be assumed the obligation to issue CNC Class A Preferred shares upon exercise of the currently outstanding IAG warrants having an exercise price of $5.00, provided that no more than 5,750,000 of such warrants remain outstanding at closing.

5.	Section 6.21 is hereby deleted in its entirety.

6.	Sub-paragraphs (d), (e) and (i) of Section 7.1 are hereby amended by deleting each such provision in its entirety and replacing in lieu thereof the following:

(d)
except for issuance of the CNC Class A Preferred Shares as required pursuant to the provisions of Section 5.2(a) and the exchange offer to Sing Kung Class A Preferred Shareholders, or to reorganize for the purpose of redomestication or upon exercise of options, not issue any shares of capital stock of IAG and CNC (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of IAG and CNC (when established) or any options therefore or any securities convertible into or exchangeable for capital stock of IAG and CNC (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e)
except for a dividend of up to $4.85 per share payable upon or shortly following Closing (the “Closing Dividend”) to the shareholders of IAG who (x) do not exercise their conversion rights, or (y) do not receive their pro rata portion of the trust account (approximately $7.85 per share) as a result of a Permitted Repurchase (as defined in Section 7.1(i) below), and subject to the provision that the IAG founding shareholders holding 1,250,000 IAG common shares and options to purchase an additional 55,850 IAG common shares shall have waived their rights to such Closing Dividend, not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of IAG and CNC  or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates (other than to pay previously agreed administrative fees as disclosed in IAG’s prospectus and to reimburse IAG’s officers and directors for reasonable out-of-pocket expenses incurred in the ordinary course of business) or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of IAG and CNC (when established);

(i)
except for share repurchases from IAG shareholders at or promptly following the Closing (or other agreements and commitments having a similar economic purpose) that are in furtherance of the objective of effecting the Closing (a “Permitted Repurchase”), not to make any payments or commitments to make outside the ordinary course of business; and

7.	A new Section 7.11 shall be added to the Purchase Agreement as follows:

7.11    Capital Structure Modifications.  Prior to the Closing, IAG shall take such actions as required to reduce the number of warrants outstanding and make such other changes as are necessary to ensure that the representations regarding capital structure set forth in Section 5.2 (a) are true and correct as of the Closing.

8.	Section 8.8 is hereby deleted in its entirety.

9.	A new Section 9.4(n) shall be added to the Purchase Agreement as follows:

“9.4(n)  Modifications to Sing Kung Class A Preferred Stock Terms.  The Memorandum and Articles of Association of Sing Kung and the Investor Rights Agreement between Sing Kung and the holders of Sing Kung’s Class A Preferred Shares shall have been modified and such other actions take to ensure, to the satisfaction of IAG, that the (i) redemption rights of the Sing Kung Class A Preferred that are triggered by the passage of time are extinguished, (ii) the automatic conversion of Sing Kung Class A Preferred Shares into Sing Kung Common Shares is extinguished and (iii) that the transaction contemplated by this Agreement is deemed a Qualifying Business Combination for all continuing purposes affecting the Sing Kung Class A Preferred Shares.

10.	The defined term “CC Adjustment Shares” contained in Section 12.1 of the Purchase Agreement shall be deleted.”

11.
The defined term “Class A Preferred Share” shall be added to Section 12.1 of the Purchase Agreement and it means one share of CNC Class A Cumulative Convertible Preferred Stock of CNC having the rights and designations set forth in the term sheet attached hereto as Amendment No. 2 – Exhibit 1 and in final form satisfactory to IAG.”

12.   Section 13.13 is hereby amended by deleting such section in its entirety and replacing in lieu thereof the following:

“13.13 Exchange Offer.  The Parties agree that the exchange offer of IAG (through CNC) for the remaining common shares of Sing Kung shall be for 1,076,070 common shares of CNC and the exchange offer for the Sing Kung preferred stock shall be for 5,371,548 Class A Preferred Shares of CNC.”

13.	Except as expressly amended by this Amendment, the parties agree that all other provisions of the Purchase Agreement remain unchanged and that the Purchase Agreement remains in full force and effect.

14.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the Purchase Agreement to be executed as of the dates written below.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By:
Name: Gong Li
It’s: authorized signatory for all Stockholders
Date: July 17, 2009

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP INC.

By:
Name: William C. Morro
Its: Chief Executive Officer
Date: July 20, 2009

Amendment No. 2 – Exhibit 1

Rights and Designations of CNC Cumulative Convertible Class A Preferred Stock (“Class A Preferred”)
Liquidation Preference

Liquidation Preference Value is the IAG Net Price plus the value of all accrued and unpaid dividends.

On the liquidation of CNC, each Class A Preferred share shall be entitled to receive the greater of (i) the Liquidation Preference Value, or (ii) its pro rata share of the liquidation proceeds on an as-if converted basis.

Class A Preferred Dividends

Dividends on Class A Preferred shares will accrue quarterly and, if payment is declared by the CNC Board of Directors, shall be paid in cash within 10 business days following the end of each calendar quarter beginning December 31, 2009. Dividends shall be cumulative, and any accrued but unpaid dividends shall add to the liquidation preference value.

The annual dividend rate is initially established at 7 % of the Liquidation Preference Value, with the adjustments in the rate indexed to changes in the $US-RMB exchange rate in effect on the last U.S. business day of the quarter.  Base exchange rate = RMB 6.8340/$1.00.  Other than adjustments to reflect exchange rate changes, stock splits and reverse splits and similar occurrences, the quarterly dividend will not change.

If cash dividends are not paid for any reason, whether or not such payment would have been lawful, the unpaid dividend amount will accrue and be added to the Liquidation Preference.

Conversion of CNC Preferred Shares
Holders of Class A Preferred Shares may convert some or all of such shares to CNC common shares at any time by giving notice to the company.  The conversion ratio will be one CNC common share for each Class A Preferred Share.  At the time of conversion, any accrued but unpaid dividends outstanding on the converted shares must be applied to purchase additional CNC common shares at the then-current market price of CNC common shares, such price to be determined by averaging the closing price of CNC common shares on the 10 trading days preceding the date of conversion.

Conversion of the Class A Preferred Shares to common shares will be automatic upon the earlier to occur of (i) the date on which the CNC common shares have traded for 10 out of any 20 consecutive trading days at or above the IAG Net Price plus $2.00 per share on average daily volume of 3% of the outstanding common shares or (ii) following the delivery of US GAAP audited financial statements demonstrating that the Company has achieved a net operating income of $25,000,000 for any fiscal year beginning with fiscal year 2009.

The Class A Preferred Shares will be subject to customary anti-dilution provisions, including adjustment of the conversion price for stock splits, reverse splits and other such occurrences.  The Class A Preferred Shares will also have the same protections from Dilutive Issuances (as defined in the Sing Kung Memorandum and Articles of Association) as the Sing Kung Memorandum and Articles of Association currently provide to Sing Kung’s  preferred shareholders

Redemption

The Class A Preferred Shares may be redeemed by the Company  (a “Company Redemption”) for:
-      The higher of the Liquidation Preference Value or value if converted in the event that the Company undergoes a Fundamental Change, provided that the holders of the Class A Preferred Shares are first notified of the Fundamental Change and have not less than seven (7) days to convert their shares to common shares: or
-      1.2 times Liquidation Preference value at any time upon 60 days written notice.
A Company Redemption of less than all of the Class A Preferred Shares shall apply pro rata to all Class A Holders.

Holders of Class A Preferred Shares may demand redemption of some or all of their Class A Preferred shares at the higher of Liquidation Preference Value or value as-if-converted in the event that the Company undergoes a Fundamental Change.  The holders of Class A Preferred shall also have the right to demand redemption (in whole or in part) at any time after the 4th anniversary of the consummation of the IAG transaction at Liquidation Preference Value if CNC has failed to raise Qualifying Equity Capital of $25 million or more on or prior to such anniversary date.  This redemption right shall be extinguished upon CNC raising Qualifying Equity Capital of $25 million or more.

Qualifying Equity Capital means the aggregate gross proceeds from (i) any issuance of common or preferred stock issued after the closing date of the IAG transaction that has a liquidation preference that is pari pasu or subordinate to that of the Class A Preferred and does not incorporate redemption terms more favorable to the holders than those of the Class A Preferred, plus (ii) the Liquidation Preference Value of all Class A Preferred issued to the IAG public shareholders that remains outstanding 30 days following the closing of the IAG transaction.

A Fundamental Change means that the Company: has undergone a Change in Control; is involved in a merger transaction that results in its common shares no longer being publicly traded; it fails to maintain its U.S. securities registration as a public company; files for bankruptcy, or is judged insolvent; initiates liquidation proceedings; etc.

Registration
Class A Preferred Shares will be registered in conjunction with the consummation of the IAG transaction, and the Company will register and maintain the registration of both the Class A Preferred shares and underlying common shares in the United States as long as any Class A Preferred remains outstanding.

Governance Rights

Class A Preferred Holders will have the right initially to appoint 4 of 7 members to the CNC board of directors.  The number of directors that may be appointed by the Class A Preferred Holders shall be automatically reduced on each anniversary of the consummation of the business combination with CNC (the “Measurement Date”) as follows:

If on the Measurement Date the market value of the Class A Preferred Shares expressed as a percentage of total equity market value of the Company is in the ranges shown below, the number of directors that may be appointed by the Class A shares shall be reduced to the number shown:

Threshold Percent:     ≥50%    49%-35%    34%-20%    19%- 10%

Directors Appointed:      4               3                   2                  1

Once reduced, the number of directors that may be appointed by the Class A Preferred Holders may not be increased.  If the market value percentage of Class A Preferred Shares falls below 10% of the total equity market value on a Measurement Date, or if all of the Class A Preferred Shares are converted or redeemed, then the Class A Preferred Shares shall lose the right to appoint any members of the board of directors.

Other Protective Provisions	The Class A Preferred shall have the right to vote with the common shares on an as-if-converted basis on all matters on which the common shareholders are entitled to vote.

The Company shall pay no dividends on common shares or preferred shares junior in priority to the Class A Preferred as long as 2 million or more Class A Preferred Shares remain outstanding, unless a majority of those members of the board of directors appointed by the holders of Class A Preferred Shares consent to such payment.  The Class A Preferred Shares shall participate in any such dividends on an as-converted basis.

No equity securities may be issued that have a liquidation preference that is senior to that of the Class A Preferred.

The dividend rate will be adjusted to offset the effect of any stock splits, reverse splits or similar occurrences.

No changes in the rights of the Class A Preferred (that are adverse to the interests of Class A Preferred Holders) may be made without the affirmative vote of a majority of outstanding Class A Preferred Shares.

ANNEX B

THE BVI BUSINESS COMPANIES ACT, 2004
OF THE TERRITORY OF THE BRITISH VIRGIN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CNC DEVELOPMENT LTD.

Amended on the 24th day of July 2009

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

CNC DEVELOPMENT LTD.

1	Company Name

1.1	The name of the Company is CNC Development Ltd.

1.2
The directors or members may from time to time change the Company's name by Resolution of Directors or Resolution of Members.  The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file an application for change of name with the Registrar, and any such change will take effect from the date of the certificate of change of name issued by the Registrar.

1.3
A change of name of the Company shall constitute an amendment of the Memorandum and Articles and in the event of a resolution being passed to change the name of the Company, the provisions below in respect of amendments to the Memorandum and Articles must be complied with.

2	Company Limited by Shares, Liability of Members

2.1	The Company is a company limited by shares.

2.2	The liability of each member is limited to the amount from time to time unpaid on that member's shares.

3	Registered Office

3.1	The first registered office of the Company will be situated at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

3.2
The directors or members may from time to time change the Company's registered office by Resolution of Directors or Resolution of Members, provided that the Company's registered office shall at all times be the office of the registered agent.  The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of change of registered office, and any such change of registered office will take effect from the date of the registration by the Registrar of such notice.

4	Registered Agent

4.1	The first registered agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

4.2
The directors or members may from time to time change the Company's registered agent by Resolution of Directors or Resolution of Members.  The directors shall give notice of such resolution to the registered agent of the Company (meaning the existing registered agent), for the registered agent to file with the Registrar a notice of change of registered agent, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

4.3
If the existing registered agent does not file such notice on instruction by the directors, the directors shall procure that a notice of change of registered agent is filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

5	General Objects and Powers

5.1
Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or any other law of the British Virgin Islands.

5.2	The Company has no power to:

(a)	carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed or authorised to do so under the Insurance Act, 1994;

(c)	carry on the business of company management unless it is licensed to do so under the Companies Management Act, 1990;

(d)
carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands unless it is licensed to do so under the Banks and Trust Companies Act, 1990; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed to do so under the Mutual Funds Act, 1996.

5.3	Without limiting the foregoing, the powers of the Company include the power to do the following:

(a)	grant options over unissued shares in the Company and treasury shares;

(b)	issue securities that are convertible into shares;

(c)	give financial assistance to any person in connection with the acquisition of the Company's own shares;

(d)	issue debt obligations of every kind and grant options, warrants and rights to acquire debt obligations;

(e)	guarantee a liability or obligation of any person and secure any of its obligations by mortgage, pledge or other charge, of any of its assets for that purpose; and

(f)
protect the assets of the Company for the benefit of the Company, its creditors and its members and, at the discretion of the directors, for any person having a direct or indirect interest in the Company.

6	Maximum Number of Authorised Shares

6.1	The Company is authorised to issue a maximum of 125,000,000 shares of US$0.0001 par value each divided into two classes of shares as follows:

(a)	100,000,000 shares ("Common Shares"); and

(b)	25,000,000 Class A preferred shares ("Class A Preferred Shares").

7	Rights and Restrictions Conferred by Shares

The rights and restrictions attaching to the various classes of shares are as follows:

7.1	Common Shares

(a)	Each Common Share confers on the holder:

(i)	the right to one vote on any Resolution of Members except that the holders of the Common Shares shall not be entitled to vote with respect to the election of any Class A Preferred Directors;

(ii)
subject to sub-paragraph (b) below, the right to an equal share in any dividend paid by the Company in accordance with the Act, subject to the preferred dividend rights attached to the Class A Preferred Shares; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company, subject to the liquidation preference of the Class A Preferred Shares.

(b)
As long as there are 2,000,000 or more Class A Preferred Shares in issuance, no dividends shall be distributed among the holders of the Common Shares, unless a majority of the Class A Preferred Directors consent to such payment.

7.2	Class A Preferred Shares

(a)	Each Class A Preferred Share confers on the holder:

(i)	the right to one vote on any Resolution of Members as if the Class A Preferred Shares had been converted into Common Shares;

(ii)
the right to a preference (the “Preferred Distribution”) over the holders of the Common Shares in the distribution of the surplus assets of the Company in the event of a Liquidation Event in an amount up to the greater of:

(A)	the IAG Net Price (as defined below), plus all accrued but unpaid dividends (the “Liquidation Preference Value”); and

(B)	an equal share in the distribution of the surplus assets of the Company on an as converted basis.

For the purposes of this Memorandum, a “Liquidation Event” shall include any winding up, merger, acquisition or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving entity, provided that a Liquidation Event shall not include the merger between IAG with and into the Company or any Business Combination (as defined in the Articles); and

(iii)
the right to receive an equal share in a cumulative dividend, payable in accordance with the Act, prior to payment by the Company of any dividends to holders of the Common Shares, calculated at an annual rate of 7% of the Liquidation Preference Value, with the adjustments in the rate indexed to changes in the $US-RMB exchange rate in effect on the last U.S. business day of the quarter.  Base exchange rate = RMB 6.8340/$1.00.  Such dividends will accrue quarterly and if payment is declared by the board of directors, shall subject to the Act, be paid in cash within 10 business days following the end of each calendar quarter;

(iv)	voting rights in relation to the Class A Preferred Directors in accordance with Article 13 of the Articles;

(b)
Each holder of the Class A Preferred Shares will, subject to sub-paragraph (c) below, have the right to convert some or all of the Class A Preferred Shares held by such holder at such holder's option, at any time at a ratio of one Common Share for each Class A Preferred Share (the "Conversion Ratio").  At the time of conversion any accrued but unpaid dividends outstanding on the converted shares must be applied by such Class A Preferred Share holder(s) to purchase additional Common Shares at the then current market price of the Common Shares, such price to be determined by averaging the closing price of the Common Shares on the ten trading days preceding the date of conversion;

(c)	All of the Class A Preferred Shares shall be automatically converted to Common Shares in accordance with the Conversion Ratio upon the earlier to occur of the following:

(i)
the date on which the Common Shares have traded for 10 out of any 20 consecutive trading days at or above the IAG Net Price plus US$2.00 on average daily volume of 3% of the issued and outstanding Common Shares; and

(ii)	following delivery of US GAAP audited financial statements demonstrating that the Company has achieved a net operating income of US$25,000,000 for any fiscal year beginning with fiscal year 2009.

(d)	Subject to applicable law, the holders of the Class A Preferred Shares may elect at their sole option to request the redemption of some or all of their Class A Preferred Shares:

(i)	in the event that the Company undergoes a Fundamental Change (as defined below) at the higher of the Liquidation Preference Value or value as converted; and

(ii)
at any time after the fourth anniversary of the consummation of the IAG Transaction at the Liquidation Preference Value, if the Company has failed to raise Qualifying Equity Capital (as defined below) of US$25 million or more on or prior to such anniversary, provided that this redemption right shall be extinguished upon the Company raising Qualifying Equity Capital of US$25 million or more prior to the redemption date.

(e)	The Class A Preferred Shares may be redeemed in whole or in part by the Company at its sole option, (a "Company Redemption") for:

(i)	1.2 times the Liquidation Preference Value at any time on 60 days written notice, to the holders of the Class A Preferred Shares; or

(ii)
the higher of the Liquidation Preference Value or value if converted in the event that the Company undergoes a Fundamental Change, provided that the holders of the Class A Preferred Shares are first notified of the Fundamental Change and have not less than 7 days to convert their Class A Preferred Shares to Common Shares.

The Conversion Ratio will be subject to adjustment to reduce dilution suffered by the holders of the Class A Preferred Shares in the event that the Company issues Common Shares or other securities of the Company convertible into Common Shares at less than the IAG Net Price or options or warrants having an exercise price of less than the IAG Net Price on the date of grant (a “Dilutive Issuance”).  In the event of a Dilutive Issuance, the Conversion Ratio shall be adjusted so that the number of Common Shares received for each Class A Preferred Share is calculated by dividing the IAG Net Price by the lowest price paid for any of such newly-issued shares or securities or the lowest exercise price for any of such options or warrants.  The Conversion Ratio shall not be adjusted because of (a) conversion of the Class A Preferred Shares; (b) securities issued to a commercial lender or lessor which is approved by the Board, including the Class A Preferred Directors, (c) the sale or grant of options to employees, directors or consultants to purchase up to 2,600,000 Common Shares at or above fair market value but no less than $5.00 per share at the time of the grant (as determined in good faith by the board of directors) and approved by the board, including the Class A Preferred Directors; (d) issuances of authorised shares in connection with an acquisition  of another company or assets approved by the Board, including the Class A Preferred Directors (collectively, “Excepted Issuances”).  The Conversion Ratio will also be subject to proportional adjustment for share splits, share dividends, recapitalizations and the like.

7.3
The rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than a majority of the issued shares of that class and the holders of not less than a majority of the issued shares of any other class of shares which may be affected by such variation.

7.4
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.  Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Class A Preferred Shares, no vote of the holders of Class A Preferred Shares or of the holders of Common Shares shall be a prerequisite to the issuance of any shares of any class or series of the Class A Preferred Shares authorised by and complying with the conditions in this Memorandum or the Articles.

7.5	No shares in the Company shall be issued that have a liquidation preference that is senior to that of the Class A Preferred Shares.

8	Registered Shares Only

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares.  Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	Amendments to the Memorandum and Articles

9.1
Subject to the provisions of the Act, the directors or members may from time to time amend the Memorandum or Articles by Resolution of Directors or Resolution of Members.  The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of the amendment to the Memorandum or Articles, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such amendment to the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.

9.2	The directors shall not have the power to amend the Memorandum or Articles:

(a)	to restrict the rights or powers of the members to amend the Memorandum or Articles;

(b)	to change the percentage of members required to pass a resolution to amend the Memorandum or Articles; or

(c)	in circumstances where the Memorandum or Articles cannot be amended by the members.

9.3	A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.

9.4
An amendment to the Memorandum or Articles which would have the effect of varying the rights of the holders of a class of shares may only be made in accordance with the provisions of the Memorandum and Articles relating to the variation of class rights.

10	Definitions and Interpretation

10.1	In this memorandum of association and the attached articles of association:

"Act"	means the BVI Business Companies Act, 2004;

"Articles"	means the Company's articles of association as attached to this Memorandum, and "Article" shall be construed accordingly;

"Equity Market Value"	means the trading value of all equity securities for which there is public market trading multiplied by the number of those securities issued and outstanding (whether or not registered);

"Fundamental Change"
means a change in control; a merger transaction that results in the Common Shares no longer being publicly traded; failure to maintain its U.S. securities registration as a public company; it files for bankruptcy, or is judged insolvent; initiates liquidation proceedings or other analogous proceedings;

"IAG"	means InterAmerican Acquisition Group Inc.;

"IAG Net Price"	means US$3.00;

"IAG Transaction"
the acquisition of Sing Kung Limited capital stock pursuant to the Amended and Restated Stock Purchase Agreement dated as of May 15, 2008, as amended, between IAG, Sing Kung Limited and certain specifically enumerated stockholders of Sing Kung;

"Memorandum"	means this, the Company's memorandum of association;

"Qualifying Equity Capital"
means the aggregate gross proceeds from (i) any issuance of Common or Preferred Shares after the closing date of the IAG Transaction that has a liquidation preference that is pari passu or subordinate to that of the Class A Preferred Shares and does not incorporate redemption terms more favorable to the holders than those of the Class A Preferred Shares, plus (ii) the Liquidation Preference Value of all Class A Preferred Shares issued to the IAG public shareholders that remains outstanding 30 days following the closing of the IAG Transaction.

"Registrar"	means the Registrar of Corporate Affairs appointed under the Act;

"Resolution of Directors"
means a resolution by the majority of the directors of the Company passed either at a meeting of directors, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles;

"Resolution of Members"
means a resolution by the members holding a majority of the voting rights in respect of such resolution passed either at a meeting of members, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles; and

"Written Resolution"
means a resolution of members or directors (as applicable) consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.  A Written Resolution may consist of several documents, including written electronic communications, in like form each signed or assented to by one or more members or directors (as applicable).  A Written Resolution shall be passed if so consented by a simple majority of those members or directors (as applicable) entitled to vote on the resolution.

10.2	In the Memorandum and Articles:

(a)
words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all entities capable of having a legal existence;

(b)	reference to a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(c)	the headings are for convenience only and shall not affect the construction of the Memorandum or Articles;

(d)	reference to a thing being "written" or "in writing" includes all forms of writing, including all electronic records which satisfy the requirements of the Electronic Transactions Act, 2001;

(e)
reference to a thing being "signed" or to a person's "signature" shall include reference to an electronic signature which satisfies the requirements of the Electronic Transactions Act, 2001, and reference to the Company's "seal" shall include reference to an electronic seal which satisfies the requirements of the Electronic Transactions Act, 2001.

We, Maples Finance BVI Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 8th day of August 2008.

Incorporator

(Sgd.) Clinton Hempel
________________________________
Clinton Hempel
Authorised Signatory
Maples Finance BVI Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

CNC DEVELOPMENT LTD.

1	Share Certificates

1.1
Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment (except where otherwise noted) be entitled to a share certificate in the following circumstances:

(a)	on the issuance of such shares to such member;

(b)	on the transfer of such shares to such member;

(c)	on a re-designation or conversion of such shares with the effect that the certificate previously issued no longer properly describes such shares; and

(d)	at the discretion of the directors (who may levy a reasonable charge), on notice to the Company of a change of name of the member.

1.2
Such certificate shall be signed by a director or under the common seal of the Company (which the registered agent of the Company is authorised to affix to such certificate) with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof (if the Company is authorised at the relevant time to issue shares with a par value), provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

1.3
If a certificate is worn out or lost it may, subject to the prior written consent of any mortgagee or chargee whose interest has been noted on the register of members, be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require.  Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

2	Issue of Shares

2.1
Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value (if any) of the shares being disposed of, and upon such terms and conditions as the directors may determine.  Such consideration may take any form acceptable to the directors, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services. Before issuing shares for a consideration other than money, the directors shall pass a Resolution of Directors stating:

(a)	the amount to be credited for the issue of the shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.

2.2
Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine. The directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the Company on such terms as it may from time to time determine.  Notwithstanding the foregoing, the directors may also issue options, warrants or convertible securities in connection with the Company’s IPO.

2.3	The Company may issue bonus shares, partly paid shares and nil paid shares.

2.4	The directors may redeem any share issued by the Company at a premium.

2.5
Except as required by the Act, and notwithstanding that a share certificate may refer to a member holding shares "as trustee" or similar expression, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

3	Forfeiture of Shares

3.1
The Company may, at any time after the due date for payment, serve on a member who has not paid in full for shares registered in the name of that member, a written notice of call ("Notice of Call") specifying a date for payment to be made.  The Notice of Call shall name a further date not earlier than the expiration of 14 days from the date of service of the Notice of Call on or before which the payment required by the Notice of Call is to be made and shall contain a statement that in the event of non-payment at or before the time named in the Notice of Call the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.2
Where a written Notice of Call has been issued under the foregoing Article and the requirements of the Notice of Call have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the shares to which the Notice of Call relates.  The Company is under no obligation to refund any moneys to the member whose shares have been cancelled pursuant to this Article and that member shall be discharged from any further obligation to the Company.

4	Transfer of Shares

4.1
Shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee.  The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee.  The instrument of transfer of a registered share shall be sent to the Company for registration. Notwithstanding the above, shares in the Company may be registered through the transfer agent of the Company or through the broker-dealer selected by a shareholder as a book-entry position on the books and records of the Company and may be electronically transferred between the transfer agent of the Company and the broker-dealer chosen by the shareholder, through a facility administered by a depositary.

4.2
Subject to the Memorandum, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

4.3	The transfer of a registered share is effective when the name of the transferee is entered in the register of members.

5	Mortgages of Shares and Charges over Shares

5.1	Members may mortgage or create a charge or other form of security over their shares.

5.2	The directors shall, at the written request of a member who has mortgaged or created a charge over his shares, enter in the register of members of the Company:

(a)	a statement that such shares are mortgaged or charged;

(b)	the name of the mortgagee or chargee (where such information has been stated by the member); and

(c)	the date on which the statement and name are entered in the register of members.

6	Transmission of Shares

6.1
Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)
a grant of probate of the deceased's will, or grant of letters of administration of the deceased's estate, or confirmation of the appointment as executor or administrator (as the case may be, or analogous position in the relevant jurisdiction), of a deceased member's estate;

(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;

(c)	the appointment as trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant's beneficial ownership of, or entitlement to the shares,

to the Company's registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and/or appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company and/or entered in the share register as the legal and/or beneficial owner of the shares.

6.2	Without limiting the foregoing, the production to the Company of any document which is reasonable evidence of:

(a)
a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor (or analogous position in the relevant jurisdiction), of a deceased member;

(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;

(c)	the trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or

(d)	the applicant's legal and/or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is resident and/or domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter.  For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice.  The directors may also require an indemnity to be given by the executor, administrator, guardian, trustee in bankruptcy or the applicant.

6.3
Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors.  An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

6.4
Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

6.5	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

7	Acquisition of Own Shares

7.1
The directors may, on behalf of the Company, subject to a Resolution of Members (including the written consent of all the members whose shares are to be purchased, redeemed or otherwise acquired), purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as the directors consider fit, and either cancel or hold such shares as treasury shares.  Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

7.2
The directors shall not, unless permitted pursuant to the Act, purchase, redeem or otherwise acquire any of the Company's own shares unless immediately after such purchase, redemption or other acquisition:

(a)	the value of the Company's assets exceeds it liabilities; and

(b)	the Company is able to pay its debts as they fall due.

7.3	Sections 60 and 61 of the Act shall not apply to the Company.

8	Treasury Shares

8.1
Shares may only be held as treasury shares by the Company to the extent that the number of treasury shares does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

8.2	The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine.

9	Notice of Meetings of Members

9.1
The directors may convene meetings of the members of the Company at such times and in such manner and places (within or outside the British Virgin Islands) as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least thirty (30) percent of the voting rights in respect of the matter for which the meeting is requested.  Meetings of members shall take place at least annually (the “Annual Meeting”).

9.2
Not less than seven (7) days' notice specifying at least the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.  Notwithstanding the foregoing, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part (unless such member objects in writing before or at the meeting).

9.3	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received a notice that has been properly given, shall not invalidate the meeting.

10	Proceedings at Meetings of Members

10.1
No business shall be transacted at any meeting of members unless a quorum of members is present at the time when the meeting proceeds to business.  A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

10.2	A member of the Company shall be deemed to be present at a meeting of members if:

(a)	he or his proxy participates by telephone or other electronic means; and

(b)	all members and proxies participating in the meeting are able to hear each other.

10.3	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved.

10.4	A member may attend a meeting of members personally or be represented by a proxy who may speak and vote on behalf of the member.

10.5
The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.  An instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy, but must be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity (other than one or more individuals holding as joint owner) in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same.

10.6
At every meeting the members present shall choose someone of their number to be the chairman (the "Chairman").  If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman.

10.7
The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

10.8
At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority of those members (or their duly appointed proxies) entitled to vote and voting on the resolution, unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote on such resolution.

10.9
Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.10
If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.  The demand for a poll may be withdrawn, at the discretion of the Chairman.

10.11	On a poll, every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder which confers the right to a vote on the resolution.

10.12
In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

10.13	Subject to the Memorandum or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by Written Resolution.

10.14	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

11	Jointly Held Shares

11.1	Where shares are registered in the names of joint owners:

(a)	each registered owner may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of them is present in person or by proxy, he may vote on behalf of all of them; and

(c)
if two or more are present in person or by proxy, they must vote as one.  If more than one joint owner votes in person or by proxy at any meeting of members or by Written Resolution, the vote of the joint owner whose name appears first among such voting joint holders in the share register shall alone be counted.

12	Corporations Acting by Representatives at Meetings

Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

13	Appointment and Removal of Directors

13.1	The maximum number of directors shall be seven (7). The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed as follows:

(a)
subject to the provisions of Article 27, any existing director(s) shall be designated as a Class C Director for a term expiring at the Company's third Annual Meeting of Members. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Members, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Members and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Members. Commencing at the first Annual Meeting of Members, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of members after their election. Except as the Act may otherwise require, in the interim between annual meetings of members or special meetings of members called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director; and

(b)
all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

(c)
Following the consummation of a Business Combination, the Class A Preferred Share holders shall have the right to appoint, by resolution passed by a majority of the Class A Preferred Share holders, a maximum of four (4) directors (each a "Class A Preferred Director") as follows.  Up to the first anniversary of the IAG Transaction, the Class A Preferred Share holders shall have the right to appoint four (4) directors.  On the first anniversary of the IAG Transaction, and on each subsequent anniversary thereof (the “Measurement Date”), the number of directors that may be appointed by the Class A Preferred Share holders shall be automatically reduced as follows:

If on the Measurement Date the market value of the Class A Preferred Shares expressed as a percentage of total Equity Market Value of the Company ("Threshold Percentage") is in the ranges shown below, the number of directors that may be appointed by the Class A shares shall be reduced to the number shown:

Threshold Percentage:	≥50%	49%-35%	34%-20%	19%-10%
Number of directors the Class A

Preferred Share holders may appoint:	4	3	2	1

Once reduced, the number of directors that may be appointed by the Class A Preferred holders shall not increase.  If Threshold Percentage of Class A Preferred Shares falls below 10% of the total Equity Market Value of the Company on a Measurement Date, or if all of the Class A Preferred Shares are converted or redeemed, then the Class A Preferred Shares shall lose the right to appoint any directors.

Where two candidates or more are up for election as Class A Preferred Directors by the holders of the Class A Preferred Shares, each Class A Preferred Share holder has the right to cumulate his voting power and to give one candidate as many votes as the number of Class A Preferred Directors to be elected multiplied by the number of votes that such holder is entitled to exercise or by distributing such holder's total votes among two or more candidates as such holder sees fit.

The balance of the directors shall be appointed by Resolution of Members and for the avoidance of doubt the holders of the Class A Preferred Shares shall be entitled to vote on such resolution.

(d)
All directors appointed pursuant to Article 13(c) shall be appointed for a term of one year, save that the term of the directors in office at the first anniversary of the IAG Transaction shall expire on the date of the first meeting of the shareholders to be held or the first written resolutions of the shareholders to be passed, thereafter.

Sections 114(2) and 114(3) of the Act shall not apply to the Company.

13.2	A person shall not be appointed as a director of the Company unless he has consented in writing to be a director.

13.3	Each director holds office until:

(a)
his disqualification to act as a director under Section 111 of the Act (on which his office as director shall be automatically terminated if he has not resigned in accordance with section 115(2) of the Act);

(b)	his death;

(c)	his resignation; or

(d)	the effective date of his removal by Resolution of Directors or Resolution of Members or, in the case of the Class A Preferred Directors, by resolution by the Class A Preferred Share holders.

13.4	The following are disqualified for appointment as the director of the Company:

(a)	an individual who is under 18 years of age;

(b)	a person who is a disqualified person within the meaning of section 260(4) of the Insolvency Act, 2003;

(c)	a person who is a restricted person within the meaning of section 409 of the Insolvency Act, 2003; and

(d)	an undischarged bankrupt.

13.5
A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the directors and meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

13.6
The remuneration of directors (whether by way of salary, commission, participation in profits or otherwise) in respect of services rendered or to be rendered in any capacity to the Company (including to any company in which the Company may be interested) shall be fixed by Resolution of Directors or Resolution of Members.  The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by Resolution of Directors or Resolution of Members.

14	Alternate and Reserve Directors

14.1
A director, by written instrument deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate.  Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him.  Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him.  Unless stated otherwise in the notice of the appointment of the alternate, if undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with these Articles his alternate (if any) shall be entitled to signify approval of the same on behalf of that director.  The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, as agreed between such alternate and the director appointing him.  A director, by writing under his hand deposited at the registered office of the Company, may at any time vary or revoke the appointment of an alternate appointed by him.  If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

14.2
Where the Company has only one member with voting rights who is an individual and that member is also the sole director of the Company (the "sole member/director"), that sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company under section 111(1) of the Act as a reserve director of the Company to act in the place of the sole director in the event of his death.A person shall not be nominated as a reserve director unless he has consented in writing to be nominated as a reserve director. The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole member/director who nominated him:

(i)	he resigns as reserve director, or

(ii)	the sole member/director revokes the nomination in writing; or

(b)	the sole member/director who nominated him ceases to be the sole member/director of the company for any reason other than his death.

15	Duties of Directors and Conflicts of Interests

15.1	A director of the Company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the Company.

15.2
Notwithstanding the foregoing Article, if the Company is a wholly-owned subsidiary, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of that Company’s holding company (as defined in the Act) even though it may not be in the best interests of the Company.

15.3	A director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the Company acting, in a manner that contravenes the Act or the Memorandum or Articles.

15.4
A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

(a)	the nature of the Company;

(b)	the nature of the decision; and

(c)	the position of the director and the nature of the responsibilities undertaken by him.

15.5
A director of the Company, when exercising his powers or performing his duties as a director, is entitled to rely upon the register of members and upon books, records, financial statements and other information prepared or supplied, and on professional or expert advice given, by:

(a)	an employee of the Company whom the director believes on reasonable grounds to be reliable and competent in relation to the matters concerned;

(b)	a professional adviser or expert in relation to matters which the director believes on reasonable grounds to be within the person’s professional or expert competence; and

(c)	any other director, or committee of directors upon which the director did not serve, in relation to matters within the director’s or committee’s designated authority,

provided that the director:

(d)	acts in good faith;

(e)	makes proper inquiry where the need for the inquiry is indicated by the circumstances; and

(f)	has no knowledge that his reliance on the register of members or the books, records, financial statements and other information or expert advice is not warranted.

15.6
A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall approve.

15.7
A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company.  The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.  A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

15.8
No director shall be disqualified by his office from contracting with the Company either as a buyer, seller or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided such director shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.  For the purposes of this Article:

(a)	a director of the Company is not required to make such a disclosure if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company's business and on usual terms and conditions;

(b)
a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.  Such a disclosure is not made to the board unless it is made or brought to the attention of every director on the board; and

(c)	subject to Section 125(1) of the Act, the failure by a director to comply with this Article does not affect the validity of a transaction entered into by the director or the Company.

15.9	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

16	Powers of Directors

16.1
The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members, subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by Resolution of the Members, but no requirement made by Resolution of the Members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

16.2
If the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

17	Delegation by the Board to Directors, Committees, Officers, Attorneys and Agents

17.1
The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers.  Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit.  Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

17.2	The directors have no power to delegate the following powers to a committee of directors:

(a)	to amend the Memorandum or Articles;

(b)	to designate committees of directors;

(c)
to delegate powers to a committee of directors; (This and the preceding sub-Article do not prevent a committee of directors, where authorised by the directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee);

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan or merger, consolidation or arrangement;

(g)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or approve a liquidation plan; or

(h)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test.

17.3
Where the directors of the Company delegate their powers to a committee of directors, they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds that at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company by the Act.

17.4
The directors of the Company may, by Resolution of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient.  The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter.

17.5
Any person may hold more than one office and no officer need be a director or member of the Company.  The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

17.6	Any officer who is a body corporate may appoint any person as its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

17.7
The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

17.8
The directors may appoint any person, including a person who is a director, to be an agent of the company.  An agent of the Company has such powers and authority of the directors, including the power and authority to affix the common seal of the Company, as are set forth in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or Articles;

(b)	to change the registered office or registered agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or to approve a liquidation plan;

(j)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test as stipulated in Section 56 of the Act; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

17.9
Where the directors appoint any person to be an agent of the Company, they may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

17.10	The directors may at any time remove an agent and may revoke or vary a power conferred on him.

18	Proceedings of Directors

18.1
The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.  The meetings of the board of directors and any committee thereof shall be held at such place or places (within or outside the British Virgin Islands) as the directors shall decide.

18.2
A director may at any time summon a meeting of the directors.  A director shall be given not less than three (3) business days' (being full business days in the place of the director's residence) notice of a meeting of the directors, save that a meeting of directors held on less notice is valid if a majority of the directors entitled to vote at the meeting have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (unless he objects in writing before or at the meeting).

18.3	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, shall not invalidate the meeting.

18.4
Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

18.5
A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-third of the total number of directors with a minimum of two (2) including no less than one-half of the then appointed Class A Preferred Directors.

18.6	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

18.7	A director of the Company shall be deemed to be present at a meeting of the board if:

(a)	he or his alternate participates by telephone or other electronic means; and

(b)	all directors and alternates participating in the meeting are able to hear each other.

18.8
The directors may elect a chairman (the "Chairman of the Board") of their meeting and determine the period for which he is to hold office.  If no such Chairman of the Board is elected, or if at any meeting the Chairman of the Board is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board for the meeting.  If the directors are unable to choose a Chairman of the Board, for any reason, then the longest serving director present at the meeting shall preside as the Chairman of the Board.

18.9	Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality in votes the Chairman of the Board shall have a second or casting vote.

18.10
A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of a Written Resolution shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

18.11
If the Company shall have only one director, the foregoing provisions for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors.  Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

19	Indemnification and Insurance

19.1
Subject to the provisions of the Act and the subsequent provisions of this Article, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company;  or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

19.2
This Article applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect. A director acts in the best interests of the Company if he acts in the best interests of:

(a)	the Company’s holding company; or

(b)	a shareholder or shareholders of the Company;

in either case, in the circumstances specified in the sub-Articles below, as the case may be.

19.3
The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

19.4
Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with this Article.

19.5
Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with this Article and upon such other terms and conditions, if any, as the Company deems appropriate.

19.6
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

19.7
The Company may purchase and maintain insurance in relation to any person who is or was a director of the Company, or who at the request of the Company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under the foregoing Article.

20	Company Seal and Entry into Contracts and Deeds

20.1
The directors shall provide for the safe custody of the common seal of the Company.  The common seal when affixed to any instrument (save for a share certificate in accordance with these Articles) shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors.

20.2	A contract may be entered into by the Company as follows:

(a)
a contract that, if entered into by an individual, would be required by law to be in writing and under seal, may be entered into by or on behalf of the Company in writing under the common seal of the Company, or executed by or on behalf of the Company by a director or an authorised agent of the Company, and may be varied or discharged in the same manner;

(b)
a contract that, if entered into by an individual, would be required by law to be in writing and signed, may be entered into by or on behalf of the Company in writing and signed by a person acting under the express or implied authority of the company, and may be varied or discharged in the same manner; and

(c)
a contract that, if entered into by an individual, would be valid although entered into orally, and not reduced to writing, may be entered into orally by or on behalf of the Company by a person acting under the express or implied authority of the Company, and may be varied or discharged in the same manner.

20.3	Notwithstanding the foregoing Article, an instrument is validly executed by the Company as a deed, or an instrument under seal, if it is either:

(a)
sealed with the common seal of the Company and witnessed by a director of the Company and/or such other person who is authorised by the Memorandum or Articles to witness the application of the Company’s seal; or

(b)
expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a director and/or by a person acting under the express or implied authority of the Company.

21	Distributions

21.1
Subject to the provisions of the Act, the directors of a Company may, by Resolution of Directors, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds that, immediately after the distribution, the value of the Company's assets will exceed the Company's liabilities and the Company is able to pay its debts as they fall due.

21.2	No distribution shall be paid on those shares which are held by the Company as treasury shares at the date of declaration of the distribution.

21.3
The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

21.4	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

21.5
Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

21.6	No distribution shall bear interest against the Company.

22	Company Records

22.1	The Company shall keep records that:

(a)	are sufficient to show and explain the Company's transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

22.2	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of all meetings and all resolutions of members and of classes of members; and

(b)	minutes of all meetings and all resolutions of directors and committees of directors.

22.3
Where any such records are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.  Where the place at which any such records is changed, the Company shall provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

22.4
The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed from time to time by law.

22.5
The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

22.6	The Company shall keep the following at the office of its registered agent:

(a)	the Memorandum and Articles of the Company;

(b)	the register of members maintained in accordance with these Articles or a copy of the register of members;

(c)	the register of directors maintained in accordance with these Articles or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years;

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act; and

(f)	an imprint of the common seal.

22.7	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(c)
Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

22.8	The records, documents and registers required by these Articles shall be open to the inspection of the directors at all times.

22.9
The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right to inspect any records, documents or registers of the Company except as conferred by the Act or authorised by a Resolution of Directors.

23	Audit

23.1
The directors may by a Resolution of Directors call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

23.2	The auditor may be a member of the Company but no director or officer shall be eligible during his continuance in office.

23.3
Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

23.4
The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company's audited profit and loss account and/or balance sheet is to be presented.

24	Notices

24.1
Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the share register.

24.2
All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

24.3
Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

25	Continuation

The Company may, by a Resolution of Directors or by a Resolution of Members, continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

26	Winding Up

26.1
The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due.  A liquidator may, subject to the terms of the Act, be appointed by a Resolution of Directors or by a Resolution of Members.

26.2
If the Company shall be wound up, the liquidator may, in accordance with a Resolution of Members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members.  The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

27	Business Combination

27.1
The following provisions 27.2 through 27.5 and Article 13.1(a) and (b) shall terminate upon the consummation of any "Business Combination," and may not be amended during the "Target Business Acquisition Period."  A "Business Combination" shall mean the acquisition by the Company, whether by merger, share capital exchange, asset or share acquisition or other similar type of transaction, of an operating business ("Target Business"). The "Target Business Acquisition Period" shall mean the period commencing from the effectiveness of the registration statement filed in connection with the initial public offering ("IPO") of the Company’s parent corporation, InterAmerican Acquisition Group Inc., a Delaware corporation (“InterAmerican”) up to and including the first to occur of (a) a Business Combination; or (b) the Termination Date (defined below).

27.2
Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its shareholders for approval regardless of whether the Business Combination is of a type which normally would require such shareholder approval under the Act. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorized to consummate the Business Combination; provided that the Company shall not consummate any Business Combination if the holders of 20% or more of the IPO Shares exercise their redemption rights described in Article 27.3 below.

27.3
In the event that a Business Combination is approved in accordance with the above Article 27.2 and is consummated by the Company, any shareholder of the Company holding Common Shares in the IPO ("IPO Shares") who voted against the Business Combination may, contemporaneously with such vote, demand that the Company redeem his IPO Shares into cash. If so demanded, the Company shall, promptly after consummation of the Business Combination, redeem such shares into cash at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. "Trust Fund" shall mean the trust account established by InterAmerican at the consummation of InterAmerican's IPO and into which a certain amount of the net proceeds of the IPO are deposited.

27.4
In the event that the Company does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later dated referred to as the "Termination Date"), the officers of the Company shall take all such action necessary to liquidate and dissolve the Company as soon as reasonably practicable. In the event that the Company is so wound-up and subsequently liquidated, only the holders of IPO Shares shall be entitled to receive pro rata liquidating distributions and the Company shall pay no liquidating distributions with respect to any other shares of the Company.

27.5
A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Company or in the event he demands redemption of his shares in accordance with Article 27.3 above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

We, Maples Finance BVI Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 8th day of August 2008.

Incorporator

(Sgd.) Clinton Hempel

Clinton Hempel
Authorised Signatory
Maples Finance BVI Limited

ANNEX C

Sing Kung Ltd.

Amended and Restated
2008 Equity Plan

C-i

	8.5	Voting Rights; Dividends and Distributions	C-14
	8.6	Effect of Termination of Service	C-14
	8.7	Nontransferability of Restricted Stock Award Rights	C-14
9.	Terms and Conditions of Performance Awards		C-14
	9.1	Types of Performance Awards Authorized	C-14
	9.2	Initial Value of Performance Shares and Performance Units	C-14
	9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	C-14
	9.4	Measurement of Performance Goals	C-15
	9.5	Settlement of Performance Awards	C-15
	9.6	Voting Rights; Dividend Equivalent Rights and Distributions	C-16
	9.7	Effect of Termination of Service	C-16
	9.8	Nontransferability of Performance Awards	C-17
10.	Terms and Conditions of Restricted Stock Unit Awards		C-17
	10.1	Grant of Restricted Stock Unit Awards	C-17
	10.2	Vesting	C-17
	10.3	Voting Rights, Dividend Equivalent Rights and Distributions	C-17
	10.4	Effect of Termination of Service	C-17
	10.5	Settlement of Restricted Stock Unit Awards	C-18
	10.6	Nontransferability of Restricted Stock Unit Awards	C-18
11.	Other Stock-Based Awards		C-18
12.	Effect of Certain Corporate Changes on Awards		C-18
	12.1	Accelerated Vesting	C-18
	12.2	Adjustments to Outstanding Options and SARs Upon Certain Events	C-18
	12.3	Adjustments pursuant to the IAG Agreement	C-19
13.	Compliance with Securities Law		C-19
14.	Tax Withholding		C-19
	14.1	Tax Withholding in General	C-19
	14.2	Withholding in Shares	C-20
15.	Amendment or Termination of Plan		C-20
16.	Miscellaneous Provisions		C-20
	16.1	Repurchase Rights	C-20
	16.2	Provision of Information	C-20
	16.3	Rights as Employee, Consultant or Director	C-20
	16.4	Rights as a Stockholder	C-21
	16.5	Fractional Shares	C-21
	16.6	Severability	C-21
	16.7	Beneficiary Designation	C-21
	16.8	Unfunded Obligation	C-21

C-ii

Sing Kung Ltd.
Amended and Restated
2008 Equity Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Sing Kung Ltd. 2008 Equity Plan (the “Plan”) is hereby adopted September 25, 2008 subject to approval by the stockholders of the Sing Kung Ltd. (“Company”), and the date of such approval is the “Effective Date”.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following, provided, however, that the consummation of the transactions contemplated in the IAG Agreement shall not constitute a Change in Control:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the total Fair Market Value of the stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(y)(i), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means Sing Kung, Ltd., a company incorporated in the British Virgin Islands, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(v) “Officer” means any person designated by the Board as an officer of the Company.

(w) “Option” means the right, subject to applicable vesting requirements, to purchase Stock at a stated price for a specified period of time, granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company. Notwithstanding the foregoing, the acquisition of the Company by the British Virgin Islands subsidiary of InterAmerican Acquisition Group Inc. (“IAG”) pursuant to the Amended and Restated Stock Purchase effective as of May 15, 2008 (the “IAG Agreement”) does not constitute an Ownership Change Event.

(z) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa) “Participant” means any eligible person who has been granted one or more Awards.

(bb) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd) “Performance Award” means an Award of Performance Shares or Performance Units.

(ee) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(gg) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(hh) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(jj) “Restricted Stock Award” means an Award of Restricted Stock.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Committee, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(ss) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(tt) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(uu) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(vv) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ww) “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority as expressly delegated by the Committee with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, it is intended that the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3, but failure to do so shall not invalidate any Award granted under the Plan.

3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), it is intended that the Board shall establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m), but failure to do so shall not invalidate any Award granted under the Plan.

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, subject, prior to the consummation of the IAG Agreement, to limitations thereunder;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be five million five hundred thousand (5,500,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased without cost by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall nevertheless be reduced by the number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall not exceed five million five hundred thousand (5,500,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Aggregate Limit on Full Value Awards. Subject to adjustment as provided in Section 4.2, in no event shall more than One million (1,000,000) shares in the aggregate be issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”). Any Full Value Awards which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a four (4) year period, with no proration of vesting prior to the end of the first year and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m). The vesting requirements set forth in Section 5.4(b) shall apply.

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than five hundred thousand (500,000) shares of Stock reserved for issuance under the Plan less any other Restricted Stock, Restricted Stock Unit Awards or Performance awards granted under this Section 5.4(c), and prior to the consummation of the IAG Agreement, no such awards shall be made at an exercise price of less than $8.00 per share without the prior written consent of IAG.

(ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than one hundred thousand (100,000) shares of Stock reserved for issuance under the Plan, provided that no such awards may be made prior to the consummation of the IAG Agreement without the prior written consent of IAG.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than one hundred thousand (100,000) shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than one million dollars ($1,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period, provided that prior to the consummation of the IAG Agreement and without the prior written consent of IAG, no such Performance Shares shall be granted and no Performance Units resulting in such Employee receiving more than two hundred fifty thousand ($250,000) for a full fiscal year of the Company contained in the Performance Period for such Award shall be granted unless a higher amount is specified in such Employee’s written employment agreement previously approved by IAG.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions, as well as any other terms that the Committee deems appropriate and not inconsistent with the provisions of the Plan:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of five (5) years after the date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than four (4) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

(b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

6.4 Effect of Termination of Service.

(a) Option Exercisability/Forfeiture. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option that has vested at the time of termination of employment shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement. Unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then any Options acquired by the Participant pursuant to an Option Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service shall terminate and be of no further force or effect.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR;

(c) Limitations. All SARs shall be subject to the same limitations on vesting and expiration of their exercise period as Options issued under the Plan.

7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, a vested SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement. Unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any rights acquired by the Participant pursuant to an SAR Award which remains subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award shall be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Normal cash dividends shall be held in custody by the Company or a custodian appointed by the Committee until the shares with respect to which such dividends were granted vest.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant.

8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution.

8.7 Unrestricted Stock Awards. The Committee may grant unrestricted shares of Stock to Participants.

9. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to [United States] generally accepted accounting principles. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; or (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of completed months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting. Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. Restricted Stock Units also may be granted without Vesting Conditions, representing a vested right to receive shares of stock at a future date.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section. In such a case, the Committee shall determine when such deferral election may be made and any other limitations on such deferral.

10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

11. OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 10 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

12. EFFECT OF CERTAIN CORPORATE CHANGES ON AWARDS.

12.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Awards and shares acquired upon the exercise of such Awards upon such conditions and to such extent as the Committee shall determine.

12.2 Adjustments to Outstanding Options and SARs Upon Certain Events.

(a) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Option and SAR outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such Option or SAR would have received in such merger or consolidation.

(b) Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets, (3) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (4) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, either:

(i) cancel, effective immediately prior to the occurrence of such event, each option and stock appreciation right outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (y) the exercise price of such Option or SAR; or

(ii) provide for the exchange of each Option and SAR outstanding immediately prior to such event (whether or not then exercisable) for an Option or SAR with respect to, as appropriate, some or all of the property which a holder of the number of shares of Stock subject to such Option or SAR would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the Option or SAR, or the number of shares or amount of property subject to the Option or SAR or, if appropriate, provide for a cash payment to the grantee to whom such Option or SAR was granted in partial consideration for the exchange of the Option or SAR.

(c) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to herein, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options and SARs outstanding on the date on which such change occurs and in the per-share exercise price of each such Option and SAR as the Committee may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Committee determines it is appropriate, the Committee may elect to cancel each Option and SAR outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such Option or SAR was granted an amount in cash, for each share of Common Stock subject to such Option or SAR, respectively, equal to the excess of (x) the Fair Market Value of Common Stock on the date of such cancellation over (y) the exercise price of such Option or SAR.

(d) No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any Option or SAR.

12.3 Adjustments pursuant to the IAG Agreement. Upon the consummation of the transactions contemplated by the IAG Agreement, outstanding Awards shall automatically be adjusted to provide that references to the “Company” shall refer to the surviving entity in such transaction and references to “Stock” shall mean the common stock of such entity. No other adjustments shall be made to any Awards pursuant to the transactions contemplated by the IAG Agreement.

13. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14. TAX WITHHOLDING.

14.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

14.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept m the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

15. AMENDMENT OR TERMINATION OF PLAN.

15.1 The Board or the Committee may amend, suspend or terminate the Plan at any time. However without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee or the termination of the Plan in accordance with Section 16.2 hereof. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

15.2 If the IAG Agreement has not been consummated on or before August 10, 2009, then the Plan shall automatically terminate and no awards made under the plan shall become vested in any amount.

16. MISCELLANEOUS PROVISIONS.

16.1 Repurchase Rights. Prior to the consummation of the IAG Agreement, Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any such repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

16.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

16.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

16.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

16.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

16.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

16.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse, to the extent required by applicable law. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

16.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

ANNEX D

CNC DEVELOPMENT LTD.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.  STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CNC Development Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.   The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•
accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.  MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.   Oversight of the Company’s Independent Auditor

1.   Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2.   Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3.   Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

4.   Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

5.   Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6.   Approve as necessary the termination of the engagement of the independent auditor.

7.   Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

8.   Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

9.   Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.   Review of Financial Reporting, Policies and Processes

1.   Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2.   Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3.   Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4.   Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5.   Periodically meet separately with management and with the independent auditor.

6.   Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7.   Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8.   To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9.   Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10.   Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11.   Review any special audit steps adopted in light of material control deficiencies.

C.   Risk Management, Related Party Transactions, Legal Compliance and Ethics

1.   Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2.   Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4.   In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5.   As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6.   Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7.   Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

8.   Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

9.   Review and reassess the Charter’s adequacy at least annually.

ANNEX E

CNC DEVELOPMENT LTD.

CHARTER OF
THE NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I.  STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of CNC Development Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the “exceptional and limited circumstances” exception as provided under the rules of Nasdaq.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III.  MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

E-1

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall:

A.   Nominating Functions

1.   Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

2.   Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

3.   Consider any nominations of director candidates validly made by stockholders.

4.   Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

5.   Review and make recommendations to the Board concerning Board and committee compensation.

B.   Corporate Governance Functions

1.   Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include, at a minimum, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2.   In consultation with the Audit Committee, consider and present to the Board for adoption a Code of Conduct applicable to all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct, review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

3.   Review, at least annually, the Company’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

4.   Assist the Board in developing criteria for the evaluation of Board and committee performance.

5.   Evaluate the Committee’s own performance on an annual basis.

6.   If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

7.   Review and recommend to the Board changes to the Company’s bylaws as needed.

8.   Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

9.   Make regular reports to the Board regarding the foregoing.

10.   Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

11.   Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

E-2

ANNEX F

CNC DEVELOPMENT LTD.

CODE OF CONDUCT AND ETHICS FOR
OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

Preface

The conduct of officers and board members of CNC Development Ltd. (“CNC” or the “Company”) and the principles that guide their governance of the business are essential elements in ensuring that the Company consistently operates in a lawful and ethical manner and is recognized for such. Accordingly, the Company has adopted the following policies and procedures, and all of its officers and members of its board of directors are expected to demonstrate compliance with them in all of their dealings with or on behalf of the Company.

I. Honest and Ethical Conduct

•	Officers and board members will exhibit and promote the highest standards of honest and ethical conduct through demonstrated practices that:

-
Encourage and reward professional integrity, eliminating inhibitions and barriers to responsible behavior such as coercion, fear of reprisal, or alienation from the members of the organization or the enterprise itself;

-
Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for an officer or member of the board;

-
Provide a mechanism for any officer or board member to inform the audit committee of the board or one of its members about deviations in practice from policies and procedures governing honest and ethical behavior; and

-	Demonstrate their personal support for such policies and procedures through communication that reinforces these ethical standards in all aspects of the corporate governance and operational activity.

II. Avoidance of Conflicts of Interest

•	Business decisions must be made in the Company’s best interest, not motivated by personal interest or gain.

•	Therefore, officers and board members shall avoid any actions that may involve, or that may reasonably be construed to involve, a conflict of interest with their business obligations to CNC.

•
Furthermore, officers and board members shall avoid relations, business or otherwise, that might impair, or appear to impair, the independence of any judgment rendered on behalf of CNC, or if such relations cannot be avoided, to ensure they are disclosed to the board of directors and recuse themselves from decisions involving such persons or circumstances where a conflict of interest exists.

•
Officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company resources, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. Officers and directors owe a duty to CNC to advance its legitimate interests when the opportunity to do so arises.

•
CNC’s records are to be maintained as confidential until such time as the Company’s management or Board determines that such information is to be disclosed to the public. Confidential information, including information related to the Company’s search for a business combination and confidential information it receives from others in connection therewith, shall not be disclosed except as permitted or required by law, and then only in the manner deemed approved management of the board.

III. Financial Records and Periodic Reports

•	The Company’s Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

-	Business transactions are properly authorized and recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and sound business practice;

-	The retention or proper disposal of Company records is accordance with applicable legal and regulatory requirements; and

-
Periodic financial communications and reports are delivered in a manner that facilitates clarity of content and meaning so that readers and users can reasonably quickly and accurately determine their significance and consequences.

•
As a public company, CNC is required to file periodic and other reports with the Securities and Exchange Commission. All officers and directors of the Company shall take all reasonable steps to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the Company’s financial and business condition.

•
Officers and directors shall promptly bring to the attention of the Audit Committee any information they may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect CNC’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or others who have a significant role in CNC’s financial reporting, disclosures or internal controls.

IV. Compliance with Applicable Laws, Rules and Regulations

•	Officers and directors will:

-	Develop and maintain familiarity with federal, state or local statute, regulation or administrative procedure that affects the operation of the Company; and

-	Monitor the Company’s compliance with applicable federal, state or local statute, regulation or administrative rule; and

-
Consistent with their position and responsibility with the Company, identify, report and take initiatives to promptly correct any detected deviations from applicable federal, state or local statutes or regulations.

•
Officers and directors shall have unrestricted access to Company legal counsel, at the Company’s expense, in connection with their efforts to fulfill their duties regarding compliance with laws and regulations.

•
In general, the Foreign Corrupt Practices Act (“FCPA”) prohibits CNC and its officers and directors from making or offering to make payments or promises to foreign governments, foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients if the purpose of such payment or promise is to obtain or retain business or to direct business to any other person. Both civil and criminal liability is imposed for violations of the FCPA requirements and prohibitions.

•
In general, officers and directors who have access to, or knowledge of, material nonpublic information from or about CNC are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

•
Officers and directors in possession of material nonpublic information also are prohibited from giving “tips”, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in CNC’s stock or other securities. Officers and directors who acquire material nonpublic information about another company, such as a business combination target Company, are restricted from trading in the securities of the other company or providing “tips” to others regarding the other company. Such “insider trading” is both unethical and illegal, and could subject any person violating such laws to criminal penalties of up to $5 million and a jail term of up to twenty (20) years, as well as civil penalties of up to three times the illegal profit gained or loss avoided.

V. Internal Reporting

•
The chief executive officer and/or the audit committee of the board of directors or any member thereof are designated points of contact for reporting any violation of this code. They may be reached at the following numbers and addresses:

•	CNC not only encourages, but also considers it the obligation of all officers and directors to report violations of the Code of Business Conduct and Ethics.

•
No officer or director will be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report.

•	Any officer or director who submits an intentionally false report of a violation, however, will be subject to corrective action.

•
If any officer or director who reports a violation is in some way also involved in the violation, the fact that such individual stepped forward will be considered by the Board Review Committee (as defined below).

VI. Accountability

•
If the result of an investigation indicates that corrective action is required, all of the disinterested members of the Board of Directors (the Board Review Committee) will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, referral to outside authorities, legal proceedings and corrective action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

•
Corrective actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board Review Committee has determined that there has been a violation, censure by the Board Review Committee, demotion or re-assignment, suspension or termination of the individual involved (as determined by the Board Review Committee).

•
In determining what action is appropriate in a particular case, the Board Review Committee or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

ANNEX G

DELAWARE GENERAL CORPORATION LAW - SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX H

PLAN OF LIQUIDATION
OF
INTERAMERICAN ACQUISITION GROUP INC.
 (DISSOLVED DELAWARE CORPORATION)

This Plan of Liquidation (or “Plan”) of InterAmerican Acquisition Group Inc. (“IAG”) is dated this ___ day of __________, 2009.

WHEREAS, the dissolution of IAG was duly authorized by its board of directors and stockholders, and IAG was dissolved on ___________, 2009 by the filing of a Certificate of Dissolution with the Office of the Secretary of State of the State of Delaware;

WHEREAS, IAG elects to adopt a plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, IAG has paid or otherwise satisfied or made reasonable provision to pay or otherwise satisfy all claims and obligations of IAG known to IAG, including conditional, contingent, or unmatured contractual claims known to IAG, other than the following:

1. Fees and expenses in connection with legal, accounting, financial advisory and other services rendered prior to the date hereof, all as shown on IAG’s unaudited interim financial statements at and for the period ending March 31, 2009, and liabilities and obligations incurred or to be incurred after such date to vendors or other persons for services rendered or products sold to IAG (including fees and expenses in connection with legal, accounting, financial and other professional services rendered or to be rendered in connection with the dissolution and liquidation of IAG and the winding-up of its business and affairs) (collectively, the “Vendor Obligations”);

2. Liabilities for federal and state income taxes and franchise taxes (“Tax Liabilities”);

3. Repayment of advances made to IAG by certain of its initial stockholders  (the “Stockholder Advances”); and

4. The Company’s obligations to holders of its common shares issued in its initial public offering (the “Public Stockholders”) to distribute the proceeds of the trust account (“IPO Trust”) established in connection with IAG’s initial public offering (“IPO”) in connection with the dissolution and liquidation of IAG as provided in IAG’s Certificate of Incorporation and its IPO prospectus;

WHEREAS, there are no pending actions, suits or proceedings to which IAG is a party;

WHEREAS, there are no facts known to IAG indicating that claims that have not been made known to IAG or that have not arisen are likely to become known to IAG or to arise within ten years after the date of dissolution; and

NOW THEREFORE, IAG adopts the following Plan, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:

1. PAYMENT OF LIABILITIES AND OBLIGATIONS.  The Company shall, as soon as practicable following the adoption of this Plan by the board of directors and IAG’s stockholders and the filing of a Certificate of Dissolution of IAG in accordance with Delaware law, (a) pay in full the Tax Liabilities (which payments may be made from the IPO Trust) and (b) pay or provide for the payment in full or in such other amount as shall be agreed upon by IAG and the relevant creditor as to each of the Vendor Obligations and the Stockholder Advances.

2. CONTINGENCY RESERVE.  There being no facts now known to IAG, suggesting that any unknown claims or obligations of IAG or claims that have not arisen against IAG exist or might arise, IAG shall retain the indemnification obligations to IAG referred to in the sixth recital hereof as provision for any and all such claims and obligations.

3. AUTHORITY OF OFFICERS AND DIRECTORS.  The board of directors and the officers of IAG shall continue in their positions for the purpose of winding up the affairs of IAG as contemplated by Delaware law. The board of directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay such persons compensation for their services, provided that no current officer or director of IAG shall receive any compensation for his services as aforesaid, and that any such compensation to such other persons shall be fair and reasonable and consistent with disclosures made to IAG’s stockholders in connection with the adoption of this Plan. Adoption of this Plan by holders of a majority of the voting power represented collectively by the outstanding shares of IAG’s common stock shall constitute the approval of IAG’s stockholders of the board of director’s authorization of the payment of any such compensation. The adoption of the Plan by the holders of IAG’s common stock shall constitute full and complete authority for the board of directors and the officers of IAG, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the board of directors or such officers deem necessary, appropriate or advisable (i) to dissolve IAG in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of IAG; (iii) to satisfy or provide for the satisfaction of IAG’s obligations in accordance with Section 281(b) of the DGCL; and (iv) to distribute all of the remaining funds of IAG to the holders of IAG’s common stock in complete cancellation or redemption of its stock, subject to Section 9 below.

4. CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM.  Subject to approval by the board of directors, the officers, employees and agents of IAG shall, as promptly as feasible, proceed to collect all sums due or owing to IAG, to sell and convert into cash any and all corporate assets and, out of the assets of IAG, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of IAG pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan.

5. RECOVERY OF ASSETS.  In the event that IAG (or any trustee or receiver for IAG appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to IAG, such funds shall first be used to satisfy any claims against or obligations of IAG, and to the extent any assets or funds remain thereafter, shall be distributed to the stockholders of IAG in accordance with and subject to the terms of IAG’s certificate of incorporation and the DGCL, and further subject to such terms and conditions as the board of directors of IAG (or any trustee or receiver for IAG) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude IAG (or any trustee or receiver for IAG) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of IAG.

6. PROFESSIONAL FEES AND EXPENSES.  It is specifically contemplated that the board of directors may authorize the payment of a retainer fee to a law firm or law firms selected by the board of directors for legal fees and expenses of IAG, including, among other things, to cover any costs payable pursuant to the indemnification of IAG’s officers or members of the board of directors provided by IAG pursuant to its certificate of incorporation and bylaws or the DGCL or otherwise and to pursue bona fide claims against third parties, and may authorize the payment of fees to an accounting firm or firms selected by the board of directors for services rendered to IAG. In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, IAG may, in the sole and absolute discretion of the board of directors, pay any brokerage, agency, trustee and other fees and expenses of persons rendering services to IAG in connection with the collection, sale, exchange, safekeeping, distribution or other disposition of IAG’s property and assets and the implementation of this Plan.  All payments permitted pursuant to this paragraph 6 may be made from the IPO Trust.

7. INDEMNIFICATION.  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of IAG. The board of directors, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover IAG’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage (which payments may be made from the IPO Trust).

8. LIQUIDATING TRUST.  The board of directors may, but is not required to, establish and distribute assets of IAG to a liquidating trust, which may be established by agreement in form and substance determined by the board of directors with one or more trustees selected by the board of directors. In the alternative, the board of directors may petition a Court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of IAG, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the trustees shall in general be authorized to take charge of IAG’s property, and to collect the debts and property due and belonging to IAG, with power to prosecute and defend, in the name of IAG or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by IAG that may be necessary, appropriate or advisable for the final settlement of the unfinished business of IAG.  The trustee of the IPO trust is authorized to release funds held in the IPO trust to the liquidating trust established in accordance with this Section 8.

9. LIQUIDATING DISTRIBUTIONS.  Liquidating distributions shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on the date of the filing of the Certificate of Dissolution of IAG, of outstanding shares of common stock of IAG. All distributions made from assets in the IPO Trust shall be made in accordance with Sections 6 and 7 above, to a liquidating trust, (if one is established by the board of directors) or to the Public Stockholders pro rata in accordance with the respective number of IPO Shares then held of record by the Public Stockholders.  Distributions of funds available outside of the IPO Trust and not applied to permitted expenses or used to satisfy liabilities (if any) shall be made pro rata in accordance with the respective number of shares held of record by all of IAG’s stockholders.  Notwithstanding any other provisions hereof, all distributions of assets held in the IPO Trust, any liquidating trust or otherwise, are subject to a determination by the board of directors that adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of IAG (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of IAG). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the board of directors and in accordance with Section 281 of the DGCL. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of IAG within the meaning of the Code and the regulations promulgated thereunder.

10. AMENDMENT OR MODIFICATION OF PLAN.  If for any reason the board of directors determines that such action would be in the best interests of IAG, it may amend or modify this Plan and all action contemplated thereunder, notwithstanding stockholder approval of this Plan, to the extent permitted by the DGCL; provided, however, that IAG will not amend or modify this Plan under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.

11. CANCELLATION OF STOCK AND STOCK CERTIFICATES.  Following the dissolution of IAG, IAG shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.

12. LIQUIDATION UNDER CODE SECTIONS 331 AND 336.  It is intended that this Plan shall be a plan of complete liquidation of IAG in accordance with the terms of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for IAG, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

13. FILING OF TAX FORMS.  The appropriate officers of IAG are authorized and directed, within 30 days after the effective date of this Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of Sing Kung, Ltd.

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

Indemnification.

(1)   Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)   is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)   Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)   For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a)	the company's holding company; or

(b)	a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be;

(3)   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)   Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)   Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a director of the company; and

(4)   If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)   A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Amended and Restated Stock Purchase Agreement, as amended (Included in Annex A of the proxy statement/prospectus) (1)
2.2	Plan of Merger between InterAmerican Acquisition Group Inc. and the Registrant
3.1	Amended and Restated Memorandum and Articles of Association of CNC Development Ltd. (Included in Annex B of the proxy statement/prospectus)
4.1	Form of Warrant Agreement*
5.1	Opinion of Maples and Calder
8.1	Form of Tax Opinion of Kramer Levin Naftalis & Frankel LLP (executed tax opinion to be filed via amendment)
10.1	Sing Kung 2008 Equity Plan (Included in Annex C of the proxy statement/prospectus)*
10.2	Registration Rights Agreement (Incorporated by reference from Registration Statement filed on Form S-1 (File No. 333-125558, Exhibit 10.21)
10.3	Letter of Transmittal for Exchange Offer
10.4
Form of Exclusive Business Cooperation and Consulting Service Agreement dated December 27, 2007 by and between Century City Infrastructure Co., Ltd. and Shanghai New Century City Infrastructure Construction Co., Ltd.

10.5
Form of Agreement on Exclusive Purchase Right dated December 27, 2007 by and among Century City Infrastructure Co., Ltd., Gong Li, Yu Mao and Shanghai New Century City Infrastructure Construction Co., Ltd.*

10.6	Form of Stock Right Pledge Agreement dated December 27, 2007 by and among Century City Infrastructure Co., Ltd., Gong Li and Yu Mao*
10.7	Form of Voting Rights Proxy Agreement dated December 27, 2007 by and among Gong Li, Yu Mao, Century City Infrastructure Co., Ltd. and Shanghai New Century City Infrastructure Construction Co., Ltd.*
10.8	Post-bidding Agreement relating to the Jiaohe, Jilin Infrastructure Construction BT Project
10.9	Final Sing Kung / SNC Purchase Agreement
23.1	Consent of Goldstein Golub Kessler LLP
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of UHY Vocation HK CPA Limited
23.4	Consent of Maples and Calder (included in Exhibit 5.1)
23.5	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.1)**
99.1	Proxy Card

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.

*	Previously filed.
**	To be filed via amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on July 27, 2009.

CNC Development Ltd.

By:	/s/ Richard Sinkin
Richard Sinkin, Director and Chief Executive Officer

Pursuant to the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Richard Sinkin	Sole Director, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	July 27, 2009
Richard Sinkin

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on July 27, 2009.

InterAmerican Acquisition Group Inc.

By:	/s/ William C. Morro
William C. Morro Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ William C. Morro	Chairman of the Board of Directors, Chief Executive Officer, and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	July 27, 2009
William C. Morro

/s/ Richard Sinkin	Chief Operating Officer, Secretary and Director	July 27, 2009
Richard Sinkin

/s/ James Bazet*	Director	July 27, 2009
James Bazet

/s/ Dr. Herminio A. Blanco Mendoza*	Director	July 27, 2009
Dr. Herminio A. Blanco Mendoza

/s/ Richard M. Wolfson*	Director	July 27, 2009
Richard M. Wolfson

 *    By William C. Morro, Power of Attorney